Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273986

PROXY STATEMENT/PROSPECTUS FOR 13,646,587 SHARES OF COMMON STOCK TO PURCHASE SHARES OF COMBINED COMPANY COMMON STOCK, IN EACH CASE OF NOCTURNE ACQUISITION CORPORATION AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED “Cognos Therapeutics Holdings, Inc.” IN CONNECTION WITH THE BUSINESS COMBINATION.

The board of directors of Nocturne Acquisition Corporation, a Cayman Islands exempted company (“Nocturne,” “we,” “our” or “us”), has unanimously approved the previously announced Agreement and Plan of Merger and Reorganization, dated as of December 30, 2022 (as amended or modified from time to time, including as amended by Amendment No. 1 to the Merger Agreement (as defined below), attached hereto as Annex A-2, and Amendment No. 2 to the Merger Agreement (as defined below), attached hereto as Annex A-3, the “Merger Agreement”), by and among Nocturne, Nocturne Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Nocturne (“Merger Sub”), and Cognos Therapeutics, Inc., a Delaware corporation (“Cognos”), which provides for, among other things, (i) the change of Nocturne’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), (ii) the merger of Merger Sub with and into Cognos, with Cognos continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, including the Domestication, the “Business Combination” and Nocturne, following the consummation of the Business Combination, the “Combined Company”) prior to the Merger and (iii) the other transactions contemplated by the Merger Agreement and documents ancillary thereto.

On September 29, 2023, Nocturne, Merger Sub and Cognos entered into that certain First Amendment to the Merger Agreement (“Amendment No. 1 to the Merger Agreement”), which provides, among other things, that the Outside Date (as defined therein) is extended to March 31, 2024. Nocturne, Merger Sub and Cognos will enter into that certain Second Amendment to Merger Agreement (“Amendment No. 2 to the Merger Agreement”), which will provide, among other things, that (i) Nocturne Sponsor, LLC (the “Sponsor”) is no longer obligated to forfeit to Nocturne certain of its founder shares pursuant to the Sponsor Forfeiture Agreement, dated as of December 30, 2022, by and among the Sponsor, Nocturne and Cognos, in the scenario where the Nocturne Cash on Hand (as defined in the Merger Agreement) is less than the Minimum Cash Amount (as defined in the Merger Agreement), and Cognos, in its sole discretion, elects to waive compliance with the Closing (as defined below) condition that the Nocturne Cash on Hand shall not be less than the Minimum Cash Amount, and to proceed with the Closing, (ii) Nocturne and Cognos waive compliance with the net tangible assets condition to Closing that required Nocturne to have at least $5,000,001 of net tangible assets after giving effect to the Business Combination and (iii) the Closing condition that all convertible securities and Liabilities (as defined in the Merger Agreement) of Cognos (except for the Company Options (as defined in the Merger Agreement) and the Company Warrants (as defined in the Merger Agreement)) shall have been converted into equity of Cognos or cancelled prior to the Merger, and any rights to acquire equity of Cognos shall have been extinguished as of the Closing, is amended to provide that the Secured Convertible Note due on or after June 1, 2025, in an original principal amount of $750,000, issued by Cognos on June 1, 2023, is excluded from such Closing condition.

All descriptions of the terms of the Merger Agreement included in this proxy statement/prospectus, which is amended and restated from the version mailed on or about January 9, 2024, give effect to Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement. Unless otherwise specified, references to this proxy statement/prospectus refer to this amended and restated proxy statement/prospectus, updated from the version that was first mailed to shareholders on or about January 9, 2024.

As described in this proxy statement/prospectus, Nocturne’s shareholders are being asked to consider and vote upon (among other things) the Business Combination. Assuming the proposals are approved, the Domestication is expected to be effectuated prior to the closing of the Business Combination (the “Closing”). The continuing entity following the Domestication will be named “Cognos Therapeutics Holdings, Inc.”.

At the effective time of the Business Combination (the “Effective Time”), by virtue of the Merger and without any action on the part of Nocturne, Merger Sub, Cognos or the holders of any of Cognos’ securities, each Nocturne Ordinary Share that is issued and outstanding as of such time shall automatically convert into one share of Nocturne Common Stock. Nocturne has applied for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) under the proposed ticker symbol “COGN”.

This proxy statement/prospectus provides shareholders of Nocturne with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Nocturne. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section of this proxy statement/prospectus titled “Risk Factors.”

We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this proxy statement/prospectus does not constitute an offer to members of the public of our issued share capital, whether by way of sale or subscription, in the Cayman Islands. Our issued share capital has not been offered or sold, will not be offered or sold and no invitation to subscribe for our common shares will be made, directly or indirectly, to members of the public in the Cayman Islands.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated February 14, 2024 and was first mailed to Nocturne’s shareholders on January 9, 2024.

NOCTURNE ACQUISITION CORPORATION

P.O. Box 25739
Santa Ana, CA 92799
(650) 935-0312

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON FEBRUARY 27, 2024

TO THE SHAREHOLDERS OF NOCTURNE ACQUISITION CORPORATION:

You are cordially invited to attend the extraordinary general meeting (the “Special Meeting”) of Nocturne Acquisition Corporation (the “Company,” “Nocturne,” “we,” “us” or “our”), to be held at 9:00 a.m. Eastern Time, on February 27, 2024. The Special Meeting will be held virtually, at https://www.cstproxy.com/nocturneacquisition/2024. For the purposes of the Company’s articles of association, the physical place of the meeting will be 200 Spectrum Center Dr, Irvine, CA 92618. At the Special Meeting, the shareholders will consider and vote upon the following proposals (the “Required Proposals”):

1.      A proposal, by special resolution, to change the corporate structure and domicile of the Company by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware, and to change the name of the Company from “Nocturne Acquisition Corporation” to “Cognos Therapeutics Holdings, Inc.,” both to be effected prior to the closing (the “Closing”) of the proposed business combination transactions between the Company and Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware (“Cognos”), contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) between the Company and Cognos (such transactions, the “Business Combination” and, such proposal, the “Domestication Proposal”).

2.      A proposal, by ordinary resolution, to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (the “Transaction Proposal”).

3.      A proposal, by ordinary resolution, to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (the “Issuance Proposal”).

4.      A proposal, by special resolution, to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the proposed Bylaws of the Company to be in effect as of the Domestication, in the forms attached hereto as Annex B and Annex C, respectively (the “Interim Charter Proposal”).

5.      A proposal, by special resolution, to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex D (the “Charter Proposal”).

6.      A proposal to approve, on a non-binding advisory basis, certain changes to the proposed Certificate of Incorporation and proposed Bylaws of the combined company on a post-closing basis based on a review of certain material differences between Nocturne’s existing organizational documents and the proposed Certificate of Incorporation and proposed Bylaws (the “Organizational Documents Proposal”).

7.      A proposal, by ordinary resolution, to approve the long-term equity incentive plan (“LTIP”) that provides for the ability to grant stock purchase rights with respect to common stock of the Combined Company (the “Combined Company Common Stock”) to employees of the Combined Company and its subsidiaries, in the form attached hereto as Annex E (the “LTIP Proposal”).

8.      A proposal, by ordinary resolution, to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal, but no other proposal if the Required Proposals are approved or if we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”).

Each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and the Adjournment Proposal is more fully described in the accompanying proxy statement/prospectus. You will be able to attend and participate in the Special Meeting online by visiting https://www.cstproxy.com/nocturneacquisition/2024. Please see “Questions and Answers about the Special Meeting — How do I attend the Special Meeting, and will I be able to ask questions?” for more information.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DOMESTICATION PROPOSAL, THE TRANSACTION PROPOSAL, THE ISSUANCE PROPOSAL, THE INTERIM CHARTER PROPOSAL, THE CHARTER PROPOSAL, THE ORGANIZATIONAL DOCUMENTS PROPOSAL, THE LTIP PROPOSAL AND, IF PRESENTED, THE ADJOURNMENT PROPOSAL.

The sole purpose of the Domestication Proposal is to change the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Domestication, Nocturne will change its name from “Nocturne Acquisition Corporation” to “Cognos Therapeutics Holdings, Inc.” The Board believes that it would be in the best interests of the Company to effect the Domestication to enable the Company to avoid certain taxes that would be imposed on the Combined Company if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

In addition, the Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Combined Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate in Delaware and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the manner the Company is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in Delaware and consequently its status as the state of incorporation of a majority of U.S. corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues. Delaware courts have also established a substantial body of case law interpreting the Delaware General Corporate Law (the “DGCL”) and favorable public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Combined Company’s corporate legal affairs. The purpose of the Adjournment Proposal is to allow the Company to adjourn the Special Meeting (i) to a later date or dates if we determine that additional time is necessary to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Domestication Proposal or if we determine that additional time is necessary to effectuate the Domestication or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals.

The Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Domestication Proposal is a condition to the implementation of the Domestication.

Each of the Interim Charter Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Each of the Transaction Proposal, the Issuance Proposal, the Organizational Documents Proposal, the LTIP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Special Meeting was originally scheduled for 9:00 a.m. Eastern Time on January 30, 2024, and on January 30, 2024 was postponed to February 6, 2024 at 10:00 a.m. Eastern Time, and on February 5, 2024 was postponed again to February 27, 2024, at 9:00 a.m. Eastern Time to provide additional time for the Company’s shareholders to review the changes to the terms of the Merger Agreement resulting from Amendment No. 2 to the Merger Agreement, the Helena Investment (as defined below), the Helena Transfer Agreement (as defined below) and the A&R Sponsor Forfeiture Agreement (as defined below). The record date for determining the Company’s shareholders entitled to receive notice of and vote at the Special Meeting and any adjournment or postponement thereof has not changed and remains the close of business on December 29, 2023 (the “Record Date”). Only holders of record of the Company’s ordinary shares on that date are entitled to have their votes counted at the Special Meeting or any adjournment or postponement thereof. A complete list of shareholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the Company’s principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special Meeting.

We are providing holders of our ordinary shares (which are defined as ordinary shares of a par value of $0.0001 in the share capital of the Company) that were issued as part of the units issued in the Company’s initial public offering (the “IPO”) and the units offered in the IPO (the “public units,” and such ordinary shares, the “public shares,” and the holders — other than (1) Nocturne Sponsor, LLC, a Delaware limited liability company (“Sponsor”), (2) shareholders immediately prior to the consummation of the IPO (“founders,” and shares held by the founders prior to the consummation of the IPO, “founder shares”), or (3) any person appointed to serve as an officer of the Company (“officers”) or elected to serve as a director of the Company (“directors”) — of the public shares, the “public shareholders”) with the opportunity to elect to redeem all or a portion of their ordinary shares in connection with the Special Meeting, in accordance with our existing amended and restated memorandum and articles of association (the “A&R Memorandum and Articles”). Public shareholders may redeem their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established by Nocturne in connection with its IPO (the “trust account”) as of two business days prior to the consummation of the Business Combination, including any interest earned on the trust account deposits (which interest shall be net of taxes payable), divided by the number of then outstanding public shares (the “Election”), regardless of whether such public shareholders vote on the Required Proposals. However, unless the NTA Amendment (as defined below) is approved at the NTA Meeting (as defined below), we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. On February 5, 2024, we filed a definitive proxy statement to obtain the approval of our stockholders at a special meeting (the “NTA Meeting”) of an amendment (the “NTA Amendment”) to our A&R Memorandum and Articles that would allow us to redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. In addition, if for whatever reason the Business Combination is not consummated, public shareholders who do not make the Election would be entitled to have their public shares redeemed for cash if the Company has not completed an alternative business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023).

The Company estimates that the per share price at which the public shares may be redeemed will be approximately $11.72 at the time of the Special Meeting. The closing price of the Company’s ordinary shares on the Nasdaq on February 8, 2024 was $11.30. Accordingly, if the market price were to remain the same until the date of the Special Meeting, exercising redemption rights would result in a public shareholder receiving $0.42 more per share than if such shareholder sold their public shares in the open market. The Company cannot assure public shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in such securities when such shareholders wish to sell their shares.

The Transaction Proposal, if adopted, will approve the Agreement and Plan of Merger and Reorganization by and between Nocturne and Cognos and the transactions contemplated thereby, including the Business Combination. You are being asked to vote on the Business Combination.

The Issuance Proposal, if adopted, will approve the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination.

The Interim Charter Proposal, if adopted, will approve the proposed Interim Certificate of Incorporation (as defined below), to be in effect as of the Domestication and prior to the Effective Time, and the proposed Bylaws of the Company, to be in effect as of the Domestication.

The Charter Proposal, if adopted, will approve the proposed Certificate of Incorporation (as defined below), to be in effect at the Effective Time (as defined below).

The Organizational Documents Proposal, if adopted, will approve, on a non-binding advisory basis, certain changes to the proposed Certificate of Incorporation and proposed Bylaws of the Combined Company on a post-closing basis based on a review of certain material differences between the Company’s existing Articles of Association and A&R Memorandum and Articles (“Existing Organizational Documents”) and the proposed Interim Certificate of Incorporation (the “Interim Certificate of Incorporation”), the proposed Certificate of Incorporation (the “Certificate of Incorporation”) and the proposed Bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Combined Company Organizational Documents”).

The LTIP Proposal, if adopted, will approve the LTIP that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries.

The Adjournment Proposal, if presented and adopted, will allow our Board to adjourn the Special Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies. The Adjournment Proposal will be presented to our shareholders only in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Required Proposals or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals.

The Company reserves the right at any time to cancel the Special Meeting (by means of adjourning the Special Meeting sine die) and not to submit to its shareholders any of the proposals. In the event the Special Meeting is cancelled and the Business Combination is not consummated, the Company will liquidate and dissolve in accordance with its A&R Memorandum and Articles.

You are being asked to vote on the Business Combination at this time. To exercise your redemption rights, you must tender your shares to the Company’s transfer agent at least two business days prior to the Special Meeting. You may tender your shares by either delivering or tendering your shares (and share certificate(s) (if any) and other redemption forms) to the transfer agent or by delivering or tendering your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system. If you hold your shares in street name, you will need to instruct your bank, broker or other nominee to withdraw the shares from your account in order to exercise your redemption rights.

After careful consideration of all relevant factors, our Board has determined that the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal are advisable and recommends that you vote or give instruction to vote “FOR” each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal.

Enclosed is the proxy statement containing detailed information concerning the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal, the Adjournment Proposal and the Special Meeting. Whether or not you plan to attend the Special Meeting, the Company urges you to read these materials carefully and vote your shares.

February 14, 2024	By Order of the Board of Directors,
/s/ Henry Monzon
Henry Monzon Chairman and Chief Executive Officer

Your vote is important. If you are a shareholder of record, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting. If you are a shareholder of record, you may also cast your vote virtually at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote virtually at the Special Meeting by obtaining a proxy from your brokerage firm or bank. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any of the Proposals.

If you have already delivered a properly executed proxy card and do not wish to change your vote, you do not need to deliver another proxy card. However, if you wish to change your vote after reviewing the changes to the proposals described in this proxy statement/prospectus, you should fill out and deliver the enclosed proxy card. The receipt of your revised proxy card and/or new voting instructions will revoke and supersede any proxy or voting instructions previously submitted.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting to be held on February 27, 2024: This notice of meeting and the accompanying proxy statement are available for the brokers at https://www.cstproxy.com/nocturneacquisition/2024.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT BY 5:00 P.M. EASTERN TIME ON FEBRUARY 23, 2024, THE DATE THAT IS TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE PUBLIC SHARES FOR WHICH REDEMPTION IS REQUESTED, AND (3) Deliver or tender shares (and share certificate(s) (if any) and other redemption forms) TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

PROXY STATEMENT — DATED FEBRUARY 14, 2024

NOCTURNE ACQUISITION CORPORATION

P.O. Box 25739
Santa Ana, CA 92799
(650) 935-0312

PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING

TO BE HELD ON FEBRUARY 27, 2024

The extraordinary general meeting (the “Special Meeting”) of Nocturne Acquisition Corporation (the “Company,” “Nocturne,” “we,” “us” or “our”), a Cayman Islands exempted company, will be held at 9:00 a.m. Eastern Time, on February 27, 2024. The Special Meeting will be held virtually, at https://www.cstproxy.com/nocturneacquisition/2024. For the purposes of the Company’s articles of association, the physical place of the meeting will be 200 Spectrum Center Dr, Irvine, CA 92618. At the Special Meeting, the shareholders will consider and vote upon the following proposals:

1.      A proposal, by special resolution, to change the corporate structure and domicile of the Company by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware, and to change the name of the Company from “Nocturne Acquisition Corporation” to “Cognos Therapeutics Holdings, Inc.,” both to be effected prior to the closing (the “Closing”) of the proposed business combination transactions between the Company and Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware (“Cognos”), contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) between the Company and Cognos (such transactions, the “Business Combination” and, such proposal, the “Domestication Proposal”).

2.      A proposal, by ordinary resolution, to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (the “Transaction Proposal”).

3.      A proposal, by ordinary resolution, to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (the “Issuance Proposal”).

4.      A proposal, by special resolution, to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the proposed Bylaws of the Company to be in effect as of the Domestication, in the forms attached hereto as Annex B and Annex C, respectively (the “Interim Charter Proposal”).

5.      A proposal, by special resolution, to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex D (the “Charter Proposal”).

6.      A proposal to approve, on a non-binding advisory basis, certain changes to the proposed Certificate of Incorporation and proposed Bylaws of the combined company on a post-closing basis based on a review of certain material differences between Nocturne’s existing organizational documents and the proposed Certificate of Incorporation and proposed Bylaws (the “Organizational Documents Proposal”).

7.      A proposal, by ordinary resolution, to approve the long-term equity incentive plan (“LTIP”) that provides for the ability to grant stock purchase rights with respect to common stock of the combined company after the Business Combination (the “Combined Company Common Stock”) to employees of the combined company after the Business Combination (the “Combined Company”) and its subsidiaries, in the form attached hereto as Annex E (the “LTIP Proposal”).

8.      A proposal, by ordinary resolution, to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal,

the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal, but no other proposal if the Required Proposals are approved or if we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”).

Our Board has fixed the close of business on December 29, 2023 as the record date for determining the Company’s shareholders entitled to receive notice of and vote at the Special Meeting and any adjournment or postponement thereof. Only holders of record of the Company’s ordinary shares on that date are entitled to have their votes counted at the Special Meeting or any adjournment or postponement thereof. A complete list of shareholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the Company’s principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special Meeting.

Each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and the Adjournment Proposal is more fully described herein. You will be able to attend and participate in the Special Meeting online by visiting https://www.cstproxy.com/nocturneacquisition/2024. Please see “Questions and Answers about the Special Meeting — How do I attend the Special Meeting, and will I be able to ask questions?” for more information.

Domestication Proposal:

The sole purpose of the Domestication Proposal is to change the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Board believes that it would be in the best interests of the Company to effect the Domestication to enable the Company to avoid certain taxes that would be imposed on the Combined Company if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

In addition, the Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Combined Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate in Delaware and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the manner the Company is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in Delaware and consequently its status as the state of incorporation of a majority of U.S. corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues. Delaware courts have also established a substantial body of case law interpreting the Delaware General Corporate Law (the “DGCL”) and favorable public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Combined Company’s corporate legal affairs. The purpose of the Adjournment Proposal is to allow the Company to adjourn the Special Meeting (i) to a later date or dates if we determine that additional time is necessary to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Domestication Proposal or if we determine that additional time is necessary to effectuate the Domestication or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals.

The Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Domestication Proposal is a condition to the implementation of the Domestication.

We are providing holders of our ordinary shares (which are defined as ordinary shares of a par value of $0.0001 in the share capital of the Company) that were issued as part of the units issued in the Company’s initial public offering (the “IPO”) and holders of the units offered in the IPO (the “public units,” and such ordinary shares, the “public shares,” and the holders — other than (1) Nocturne Sponsor, LLC, a Delaware limited liability company (“Sponsor”), (2) shareholders immediately prior to the consummation of the IPO (“founders,” and shares held by the founders prior to the consummation of the IPO, “founder shares”), or (3) any person appointed to serve as an officer the Company (“officers”) or elected to serve as a director of the Company (“directors”) — of the public shares, the

“public shareholders”) with the opportunity to elect to redeem all or a portion of their ordinary shares in connection with the Special Meeting, in accordance with our existing A&R Memorandum and Articles. Public shareholders may redeem their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established by Nocturne in connection with its IPO (the “trust account”) as of two business days prior to the consummation of the Business Combination, including any interest earned on the trust account deposits (which interest shall be net of taxes payable), divided by the number of then outstanding public shares (the “Election”), regardless of whether such public shareholders vote on the Required Proposals. However, if the NTA Amendment (as defined below) is not approved at the NTA Meeting (as defined below), we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. On February 5, 2024, we filed a definitive proxy statement to obtain the approval of our stockholders at a special meeting (the “NTA Meeting”) of an amendment (the “NTA Amendment”) to our A&R Memorandum and Articles that would allow us to redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. In addition, if for whatever reason the Business Combination is not consummated, public shareholders who do not make the Election would be entitled to have their public shares redeemed for cash if the Company has not completed an alternative business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023).

Transaction Proposal:

At the Special Meeting, you will be asked to vote to approve the Agreement and Plan of Merger and Reorganization by and between Nocturne, Merger Sub and Cognos, as amended by Amendment No. 1 to the Merger Agreement (as defined below), attached hereto as Annex A-2, and Amendment No. 2 to the Merger Agreement (as defined below), attached hereto as Annex A-3) and the transactions contemplated thereby, including the Business Combination. You are being asked to vote on the Business Combination.

Approval of the Transaction Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Issuance Proposal:

You will be asked to vote to approve the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination for purposes of complying with the applicable Nasdaq listing rules.

Approval of the Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Interim Charter Proposal:

At the Special Meeting, you will be asked to approve the proposed Interim Certificate of Incorporation, to be in effect as of the Domestication and prior to the Effective Time, and the Bylaws of the Company, to be in effect as of the Domestication.

Approval of the Interim Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Charter Proposal:

You will be asked to vote to approve the proposed Certificate of Incorporation, to be in effect at the Effective Time.

Approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Organizational Documents Proposal:

At the Special Meeting, you will be asked to vote to approve, on a non-binding advisory basis, certain changes to the proposed Certificate of Incorporation and Bylaws of the combined company on a post-closing basis based on a review of certain material differences between the Company’s A&R Memorandum and Articles (“Existing Organizational Documents”) and the proposed Interim Certificate of Incorporation (the “Interim Certificate of Incorporation”), the proposed Certificate of Incorporation (the “Certificate of Incorporation”) and the proposed Bylaws (the “Bylaws”).

Approval of the Organizational Documents Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

LTIP Proposal:

At the Special Meeting, you will be asked to vote to approve the long-term equity incentive plan (“LTIP”) that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries.

Approval of the LTIP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Adjournment Proposal:

The Adjournment Proposal, if presented and adopted, will allow our Board to adjourn the Special Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies. The Adjournment Proposal will be presented to our shareholders only in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Required Proposals or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals.

Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Our Board has fixed the close of business on December 29, 2023 as the record date for determining the Company’s shareholders entitled to receive notice of and vote at the Special Meeting and any adjournment or postponement thereof. Only holders of record of the Company’s ordinary shares on that date are entitled to have their votes counted at the Special Meeting or any adjournment or postponement thereof. On the Record Date, there were 5,191,416 outstanding shares of the Company authorized to vote in the Special Meeting. The Company’s rights do not have voting rights in connection with either the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal or, if presented, the Adjournment Proposal.

A complete list of shareholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the Company’s principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special Meeting.

This proxy statement/prospectus contains important information about the Special Meeting and the proposals to be voted on at the Special Meeting. Please read it carefully and vote your shares.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus:

•        “Business Combination” refers to the transactions contemplated by the Merger Agreement.

•        “Closing Date” refers to the date on which the Business Combination is consummated.

•        “Company Charter” refers to the Certificate of Incorporation of the Company, dated September 30, 2020, as may be amended from time to time.

•        “Dechert” refers to Dechert LLP.

•        “EGS” refers to Ellenoff Grossman & Schole LLP.

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•        “IPO” refers to the initial public offering of 10,000,000 units of Nocturne consummated on April 5, 2021, and the 1,500,000 units after the full exercise of the over-allotment option on April 14, 2021.

•        “LOI” or “Cognos LOI” refers to the letter of intent between Nocturne and Cognos.

•        “Maxim” refers to Maxim Group LLC.

•        “Maxim Partners” refers to Maxim Partners LLC.

•        “Maxim Letter Agreement” means that certain Letter Agreement, as amended and restated December 3, 2023, between Cognos and Maxim, providing for a success fee of $500,000 and a number of shares of Cognos Common Stock that are exchangeable for 291,262 shares of Nocturne Common Stock , and for a period of 18 months after the date of the consummation of a business combination, a right of first refusal to act as (i) Cognos’ sole underwriter and book running manager or as its sole placement agent for any and all future public and private equity and debt offerings (provided, however, that if such offering occurs on or before March 23, 2024, the Company shall offer to Maxim the right to participate in such offering as an underwriting and book running manager or as a placement agent in connection with such offering, in each case with at least 70% of the economics of such offering), and (ii) exclusive financial adviser for certain strategic transactions.

•        “Merger Agreement” refers to that certain Agreement and Plan of Merger and Reorganization, dated December 30, 2022, by and among Nocturne, Merger Sub and Cognos, as may be amended from time to time.

•        “Newbridge” refers to Newbridge Securities Corporation.

•        “Nocturne” refers to Nocturne for all times prior to consummation of the Merger, and Cognos Therapeutics Holdings, Inc. for all times after the consummation of the Merger.

•        “Nocturne Common Stock” refers to the common stock, par value $0.0001 per share following the Domestication.

•        “Nocturne Ordinary Shares” refers to the ordinary shares of Nocturne, par value $0.0001 per share prior to the Domestication.

•        “Nocturne Right” refers to rights to entitle the holder to receive one-tenth of one ordinary share at the closing of a Business Combination.

•        “Nocturne Unit” refers to one Nocturne Ordinary Share and one Nocturne Right sold in the IPO.

•        “public shareholders” means the holders of the ordinary shares that were issued as part of the units issued in the Nocturne’s IPO other than (1) Sponsor, (2) founders, (3) directors;

•        “Special Meeting” refers to the meeting of Nocturne, to be held at 200 Spectrum Center Dr., Irvine, CA 92618 and utilizing a virtual shareholder meeting format at https://www.cstproxy.com/nocturneacquisition/2024 on February 27, 2024 at 9:00 a.m. Eastern Time, and any adjournments thereof.

•        “underwriter” refers to Chardan Capital Markets, the underwriter in the IPO.

•        “US Dollars,” “$” and “USD$” refer to the legal currency of the United States.

•        “U.S. GAAP” refers to accounting principles generally accepted in the United States.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Combined Company’s shareholders following the Closing are for illustrative purposes only and assume the following:

•        No public shareholders of Nocturne exercise their redemption rights in connection with the Closing, and the balance of the trust account as of the Closing is approximately $17.6 million.

•        No holders of Cognos Options and Cognos Warrants exercise any of the Cognos Options and Cognos Warrants and they will be assumed by Nocturne.

Trademarks and Tradenames

All trademarks, service marks and trade names in this proxy statement/prospectus are the property of their respective owners. We have omitted the ® and ™ designations, as applicable, for trademarks used in this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus that are not purely historical, including statements by or about each of Nocturne Acquisition Corporation (the “Company,” “Nocturne,” “we,” “us” or “our”), a Cayman Islands exempted company, and Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware (“Cognos”), are “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements include, but are not limited to, statements regarding the hopes, beliefs, intentions or strategies regarding the future of Nocturne, Cognos or any of their respective directors, officers or employees. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, without limitation, statements about:

•        Nocturne’s ability to consummate the prospective initial business combination with Cognos (the “Business Combination”);

•        potential complications, delays or other adverse ramifications attributable to the uncertainty resulting from the COVID-19 pandemic (“COVID-19”) and the current economic uncertainty and volatility in the financial markets, including as a result of the war in Ukraine;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Combined Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•        any waivers of the conditions to closing the Business Combination;

•        Nocturne’s or Cognos’ expectations regarding the performance of the Combined Company following the Business Combination;

•        the Combined Company’s success in retaining or recruiting key personnel following the Business Combination;

•        the Combined Company’s ability to maintain its listing on, or the delisting of its securities from, the Nasdaq Stock Market LLC (“Nasdaq”) or another national securities exchange following the Business Combination;

•        the Combined Company’s public securities’ potential liquidity and trading;

•        the lack of a market for the Combined Company’s public securities;

•        the Combined Company’s ability to procure necessary capital equipment or intellectual property rights;

•        the Combined Company’s plans and expected timeline related to its products, including commercial launch and new product development timing and the period required to obtain regulatory approvals;

•        the Combined Company’s plans to conduct further clinical trials and the anticipated enrollment, completion and timing thereof;

•        the expected use of the Combined Company’s products by physicians and other medical practitioners;

•        the use of proceeds not held in Nocturne’s trust account or available to Nocturne from interest income on the trust account balance;

•        the trust account not being subject to claims of third parties; or

•        Nocturne’s, Cognos’ or the Combined Company’s financial performance.

The forward-looking statements contained in this proxy statement/prospectus are based on Nocturne’s and Cognos’ current expectations and beliefs concerning future developments and their potential effects on Nocturne, Cognos and the Combined Company. There can be no assurance that any or all of these forward-looking statements will be accurate. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Nocturne’s and Cognos’ control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in Nocturne’s Final Prospectus on Form 424(b)(4) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 1, 2021 and Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on May 26, 2023, and in Nocturne’s subsequent periodic filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of Nocturne’s or Cognos’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Neither Nocturne, Cognos nor the Combined Company undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF RISK FACTORS

In evaluating the Required Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” below.

Risks Related to our Search for, and Consummation of or Inability to Consummate, an Initial Business Combination

•        The ability of Nocturne’s Public Shareholders to exercise redemption rights may prevent Nocturne from completing the Business Combination or optimizing its capital structure.

•        The Required Proposals may not be approved by our shareholders.

•        If you or a “group” of Public Shareholders are deemed to hold in excess of 15% of our Public Shares, you will lose the ability to redeem all such Public Shares in excess of 15% of our Public Shares.

•        If third parties bring claims against us, the proceeds held in the trust account could be reduced.

•        Nocturne’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution, and we may not have sufficient funds to satisfy indemnification claims of our directors and officers.

•        If, before distributing the proceeds in the trust account to our Public Shareholders, we are subject to bankruptcy or insolvency proceedings, the claims of creditors in such proceeding may have priority over the claims of our shareholders.

•        If, after Nocturne distributes the proceeds in the trust account to its Public Shareholders, it becomes subject to bankruptcy or insolvency proceedings, the members of the Nocturne Board may be viewed as having breached their fiduciary duties to Nocturne’s creditors.

•        A 1% U.S. federal excise tax may be imposed on us in connection with redemptions of common stock of the combined company after the Business Combination (the “Combined Company Common Stock”).

•        Nocturne’s shareholders may be held liable for claims by third parties against Nocturne to the extent of distributions received by them upon redemption of their shares.

•        You will not have any rights or interests in funds from the trust account in most cases.

Risks Related to the Domestication and the Business Combination

•        The Domestication may result in adverse tax consequences for holders of Nocturne Ordinary Shares.

•        The Combined Company may be required to undertake certain charges that could negatively effect its financial condition and its share price.

•        The loss of key personnel could negatively impact the operations and profitability of the Combined Company’s business following the Business Combination.

•        Some of Nocturne’s officers and directors may have conflicts of interest that may influence their decisions.

•        An active, liquid trading market for the Combined Company’s securities may not develop.

•        The unaudited pro forma financial information included herein may not be representative of the Combined Company’s results if the Business Combination is completed.

•        During the pendency of the Business Combination, Nocturne will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement.

•        Nocturne and Cognos will incur significant transaction and transition costs in connection with the Business Combination, and if the conditions to the Closing are not met, the Business Combination may not occur.

•        There is no guarantee that we will consummate the Helena Investment or that Helena will enter into the Helena Transfer Agreement with certain shareholders of Cognos because the initial term sheet and engagement letter between Nocturne, Cognos and Helena are non-binding (other than certain customary terms typically found in similar engagement letters). Without the Helena Investment or a similar transaction, we may not be able to complete the Business Combination.

•        Nocturne will not have any right to make damage claims against Cognos for the breach of any representation, warranty or covenant made by Cognos in the Merger Agreement.

•        If Business Combination is not completed, your ability to protect your rights through the U.S. federal courts may be limited.

•        Upon the Closing, the rights of holders of the Combined Company Common Stock will differ from and may be less favorable to the rights of holders of Nocturne Ordinary Shares.

•        Following the completion of the Business Combination, the current Cognos shareholders and management team will exert significant influence over the Combined Company.

•        The proposed Bylaws and Certificate of Incorporation, which will become effective following the Business Combination, will provide for a classified board of directors with staggered, three-year terms, which could make it more difficult for shareholders to replace a majority of the directors.

•        Investors may not have the same benefits as an investor in an underwritten public offering.

•        The Combined Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism.

•        Any potential review by a U.S. government entity could prevent completion of Business Combination.

Risks Related to Cognos’ Limited Operating History, Financial Position, and Capital Requirements

•        It is difficult to evaluate the success of Cognos’ business to date and to assess Cognos’ future viability.

•        Cognos has incurred significant losses in recent years and anticipates that it will continue to incur losses for the foreseeable future.

•        Cognos has no products approved for commercial sale.

•        If Cognos is unable to raise needed capital, it would be forced to delay, reduce, or eliminate some of its programs and efforts, and raising additional capital may dilute the Combined Company’s shareholders, restrict its operations or require it to relinquish rights to its technologies or product candidates.

Risks Related to the Discovery, Development and Commercialization of Cognos’ Product Candidates

•        The ongoing COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect Cognos’ business and financial results.

•        Cognos may never be able to develop approved, marketable and/or commercially viable products.

•        Even if Cognos receives regulatory approval for any of its product candidates, Cognos will be subject to ongoing regulatory obligations, continued regulatory review and various other healthcare related laws and regulations, which may result in significant additional expense and/or expose it to liability.

•        The third-party manufacturers on whom Cognos relies may encounter difficulties in production.

•        Healthcare legislative reform measures may have a material adverse effect on Cognos’ business.

Risks Related to the Discovery, Development and Commercialization of Cognos’ Product Candidates

•        If Cognos is unable to obtain and maintain patent protection for Cognos’ product candidates and other proprietary technologies Cognos develops, or if the scope of the patent protection obtained is not sufficiently broad, Cognos’ competitors could develop and commercialize products and technology similar or identical to Cognos’, and Cognos’ ability to successfully commercialize Cognos’ product candidates and other proprietary technologies Cognos may develop may be adversely affected.

•        Cognos may not be able to protect Cognos’ intellectual property rights throughout the world.

•        Issued patents covering product candidates Cognos may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad.

•        Obtaining and maintaining Cognos’ patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and Cognos’ patent protection could be reduced or eliminated for non-compliance with these requirements.

•        Changes in patent law in the U.S. or worldwide could diminish the value of patents in general, thereby impairing Cognos’ ability to protect any product candidates Cognos may develop and Cognos’ technology.

•        Cognos may be subject to claims challenging the inventorship or ownership of Cognos’ patent and other intellectual property rights.

•        Cognos may be subject to claims that Cognos’ employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what Cognos regards as Cognos’ own intellectual property.

•        Third-party claims of intellectual property infringement, misappropriation or other violations against us or Cognos’ collaborators may prevent or delay the development and commercialization of Cognos’ products and other proprietary technologies Cognos may develop.

•        Cognos may become involved in lawsuits to protect or enforce Cognos’ patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

•        If Cognos’ trademarks and trade names are not adequately protected, then Cognos may not be able to build name recognition in Cognos’ markets of interest and Cognos’ business may be adversely affected.

Risks Related to Compliance with Law, Government Regulation and Litigation

•        Nocturne’s business with various governmental entities is, and the Combined Company’s business will be, subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

•        If we are unable to protect the confidentiality of our trade secrets and know how, our business and competitive position may be harmed.

•        Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

•        If we were deemed to be an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated.

Risks Related to the Adjournment Proposal

•        If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Merger Agreement, the Nocturne Board will not have the ability to adjourn the Special Meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

RISK FACTORS

You should consider carefully all of the risks described in our Final Prospectus on Form 424(b)(4) filed with the SEC on April 1, 2021 in connection with our initial public offering (such offering, the “IPO”), our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on May 26, 2023, and our subsequent periodic filings with the SEC before making a decision to invest in our securities. Furthermore, if any of the following events occur, our business, financial condition and operating results may be materially adversely affected or we could face liquidation. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described in the aforementioned filings and below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business, financial condition and operating results or result in our liquidation.

Risks Related to our Search for, and Consummation of or Inability to Consummate, an Initial Business Combination

Unless the context otherwise requires, all references in this section to “Nocturne,” “we,” “us” or “our” refer to Nocturne prior to the consummation of the Business Combination and the Combined Company after the consummation of the Business Combination.

The ability of Nocturne’s Public Shareholders to exercise redemption rights with respect to the Public Shares may prevent Nocturne from completing the Business Combination or optimizing its capital structure.

Nocturne will provide the holders of its ordinary shares (which are defined as ordinary shares of a par value of $0.0001 in the share capital of Nocturne) that were issued as part of the units issued in Nocturne’s initial public offering of units (such holders, the “public shareholders,” and such shares, the “public shares”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established by the Company in connection with its IPO (the “trust account”) calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to Nocturne to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The per-share amount Nocturne will distribute to public shareholders who properly redeem their public shares will not be reduced by any deferred underwriting commissions Nocturne may pay to the underwriters of the IPO. There will be no redemption rights upon the completion of the Business Combination with respect to the right included in the units sold in the IPO to receive one-tenth of an ordinary share upon consummation of the Business Combination (the “public rights” and, together with rights that were purchased by our Sponsor as part of the units offered in the private placement, each such private placement unit consisting of one private placement share and one private placement right (the “private rights”), collectively, the “rights”).

Our Sponsor and each of Henry Monzon, Ka Seng (Thomas) Ao, Simon Choi, Kashan Zaheer Piracha, Derek Yiyi Feng, Ka Lok Wong and Giuseppe Mangiacotti (collectively, the “Non-Redeeming Sponsor-Related Shareholders”) have entered into a letter agreement with the Company (the “Sponsor Letter Agreement”), pursuant to which they have agreed to (i) vote any Ordinary Shares they own in favor of the Business Combination and (ii) waive their redemption rights with respect to the founder shares, private placement shares and public shares they hold or may acquire in connection with the completion of an initial business combination.

Nocturne does not know how many public shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on Nocturne’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for redemption.

If a larger number of public shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to the Combined Company following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Furthermore, raising additional financing and any potential bridge financing by Cognos to cover Cognos’ liquidity needs during the interim operating period prior to the closing of the Business Combination (the “Closing”) and/or increasing the equity portion of the consideration for the Business Combination, as well as any settlement of the Company’s outstanding promissory notes in shares rather than cash in connection with the Closing, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, see the section of this proxy statement/prospectus titled “Risk Factors — Risks Related to the Domestication and the Business Combination.”

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we complete an alternate initial business combination or liquidate the trust account if we are unable to complete an initial business combination within the time period provided by our organizational documents. If you are in need of immediate liquidity, you could attempt to sell your public shares in the open market; however, at such time our public shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate or you are able to sell your public shares in the open market.

Regardless of agreement by our Sponsor and management team to vote in favor of the Business Combination, the Required Proposals may not be approved by our shareholders.

As of the Record Date, our Sponsor owns 64.3% of our issued and outstanding common stock. Our Sponsor, officers and directors also may from time to time purchase public shares prior to our initial business combination. Although the Existing Organizational Documents provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of Nocturne, certain of the proposals (such as the Domestication Proposal, the Interim Charter Proposal and the Charter Proposal) require heightened approval thresholds, such as approval by a majority of at least two-thirds of the ordinary shares which are present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting and which are voted at the Special Meeting. Our Sponsor and management team have agreed to vote in favor of the Business Combination, however, for the Required Proposals to approve in the form recommended by the Nocturne Board will require affirmative votes in support of the Required Proposals from other public shareholders representing less than 5% of the total number of outstanding shares of our common stock. Accordingly, although the agreement by our Sponsor, officers and directors to vote in favor of the Business Combination will significantly increase the likelihood that the Required Proposals will each be approved in the form recommended by the Nocturne Board, such approval is not guaranteed.

If you or a “group” of public shareholders are deemed to hold in excess of 15% of our public shares, you will lose the ability to redeem all such public shares in excess of 15% of our public shares.

The Existing Organizational Documents provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares without our prior consent, which we refer to as the “Excess Shares.” However, such public shareholders’ may vote all of their public shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in Nocturne if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if Nocturne completes the Business Combination. And as a result, you will continue to hold that number of public shares exceeding 15% and, in order to dispose of such public shares, would be required to sell your public shares in open market transactions, potentially at a loss.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by public shareholders may be less than $10.10 per share.

Nocturne’s placing of funds in the trust account may not protect those funds from third-party claims against Nocturne. Although Nocturne seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Nocturne’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Nocturne’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Nocturne’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Nocturne under the circumstances, Marcum, Nocturne’s independent registered public accounting firm, and the underwriters of Nocturne’s IPO did not, and will not, execute agreements with Nocturne waiving such claims to the monies held in the trust account.

Examples of possible instances where Nocturne may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Nocturne and will not seek recourse against the trust account for any reason. Upon redemption of Nocturne’s public shares, if it is unable to complete the Business Combination, or another initial business combination, within the prescribed timeframe, or upon the exercise of the redemption rights in connection with the Business Combination, or another initial business combination, Nocturne will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.10 per public share initially held in the trust account, due to claims of such creditors. The Sponsor has agreed that it will be liable to Nocturne, if and to the extent any claims by a third party (other than Nocturne’s independent auditors) for services rendered or products sold to Nocturne, or by a prospective target business with which Nocturne has discussed entering into a transaction agreement (such as Cognos), reduce the amount of funds in the trust account to below (1) $10.10 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability is subject to certain exceptions (for example, it will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under Nocturne’s indemnity of the underwriters in our IPO against certain liabilities, and in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims). However, Nocturne has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Nocturne believes that the Sponsor’s only assets are securities of Nocturne. Therefore, Nocturne cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination, or another initial business combination, could be reduced. In addition, redemptions could be reduced to less than $10.10 per public share. In such event, Nocturne may not be able to complete the Business Combination, or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Nocturne’s officers or directors will indemnify Nocturne for claims by third parties including, without limitation, claims by vendors or prospective target businesses.

Nocturne’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the public shareholders.

In the event that the proceeds in the trust account are reduced below the lesser of: (i) $10.10 per public share; and (ii) such amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Nocturne’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Nocturne currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to Nocturne, it is possible that Nocturne’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Nocturne’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Nocturne’s public shareholders may be reduced below $10.10 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the trust account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to the public shareholders, Nocturne files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Nocturne’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Nocturne’s shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by Nocturne’s shareholders in connection with our liquidation may be reduced.

If, after Nocturne distributes the proceeds in the trust account to its public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Nocturne Board may be viewed as having breached their fiduciary duties to Nocturne’s creditors, thereby exposing the members of the Nocturne Board and Nocturne to claims of punitive damages.

If, after Nocturne distributes the proceeds in the trust account to its public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Nocturne’s shareholders. In addition, the Nocturne Board may be viewed as having breached its fiduciary duty to Nocturne’s creditors and/or having acted in bad faith, thereby exposing itself and Nocturne to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

A new 1% U.S. federal excise tax may be imposed on us in connection with redemptions of the Combined Company Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. Because we will domesticate as a Delaware corporation prior to the redemptions, and because our securities are trading on Nasdaq, we currently expect that the Combined Company may be subject to the excise tax with respect to any redemptions of the Combined Company Common Stock in connection with the Business Combination that are treated as repurchases for this purpose. The extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the Combined Company Common Stock redeemed, the extent to which such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to such redemptions. In addition, issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. In addition, because the excise tax would be payable by the Company, and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination. The Company will not use the proceeds placed in the trust account and the interest earned thereon to pay any excise taxes or any other fees or taxes similar in nature that may be imposed on the Company pursuant to any current, pending or future rules or laws, including without limitation any excise tax due imposed under the Inflation Reduction Act of 2022 on any redemptions or stock buybacks by the Company.

Nocturne’s shareholders may be held liable for claims by third parties against Nocturne to the extent of distributions received by them upon redemption of their shares.

If Nocturne is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, Nocturne was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Nocturne’s shareholders. Furthermore, Nocturne’s directors may be viewed as having breached their fiduciary duties to Nocturne or its creditors and/or may have acted in bad faith, thereby exposing themselves and Nocturne to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Nocturne cannot assure you that claims will not be brought against it for these reasons. Nocturne and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Nocturne’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,300 and to imprisonment for five years in the Cayman Islands.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Nocturne to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing the Business Combination.

Section 404 of the Sarbanes-Oxley Act requires that Nocturne evaluate and report on its system of internal controls beginning with its Annual Report on Form 10-K for the year ended December 31, 2022. Only in the event it is deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will Nocturne be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. For as long as Nocturne remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. The fact that Nocturne is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on it as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such initial business combination.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or public rights, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our Existing Organizational Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our public shares if we are unable to complete an initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), subject to applicable law and as further described herein. In no other circumstances will a public shareholders have any right or interest of any kind in the trust account. Holders of public rights will not have any right to the proceeds held in the trust account with respect to the public rights. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public rights, potentially at a loss.

Changes in laws or regulations, including different or heightened rules or requirements promulgated by the SEC, or a failure to comply with any laws and regulations, may adversely affect Nocturne’s business, its ability to complete the Business Combination and its results of operations.

Nocturne is subject to laws and regulations enacted by national, regional and local governments. In particular, Nocturne is required to comply with certain SEC and other legal requirements. On January 24, 2024, the SEC issued rules (the “New SPAC Rules”) for the regulation of special purpose acquisition companies like Nocturne, relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with business combination transactions; the potential liability of certain participants in business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “1940 Act”). These rules apply to us, and, if they become effective before we complete the Business Combination with Cognos, may increase the costs and the time needed to complete the Business Combination with Cognos and may constrain the circumstances under which we can complete the Business Combination with Cognos. In addition, Nocturne could become subject to additional laws and regulations in the future that could have a similar effect. Compliance with, and monitoring of, applicable laws and existing and proposed regulations may be difficult, time consuming and costly.

Risks Related to the Domestication and the Business Combination

The Domestication may result in adverse tax consequences for holders of Nocturne Ordinary Shares

U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations” below) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights with respect to Nocturne Ordinary Shares, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the potential tax consequences of the Passive Foreign Investment Company (PFIC) rules as a result of the Domestication.

As discussed more fully under the section titled “Material U.S. Federal Income Tax Considerations”, based on, and subject to, qualifications, assumptions and limitations stated therein and in the opinion included as Exhibit 8.1 hereto, the Domestication should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets, such as Nocturne, this result is not entirely clear. If the Domestication so qualifies, U.S. holders generally should not recognize taxable gain or loss for U.S. federal income tax purposes on the Domestication. However, such U.S. holder will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. holder that, on the date of the Domestication, beneficially owns (actually and/or constructively) 10% or more of the total combined voting power of all of Nocturne’s classes of stock entitled to vote or 10% or more of the total value of all of Nocturne’s classes of stock will generally be required to include in income as a dividend the “all earnings and profits amount” attributable to the Nocturne Ordinary Shares it directly owns, within the meaning of applicable Treasury Regulations; and

•        A U.S. holder that, on the date of the Domestication, beneficially owns (actually and/or constructively) Nocturne Ordinary Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all of Nocturne’s classes of stock entitled to vote or 10% of the total value of all of Nocturne’s classes of stock, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. holder as described in more detail in the section titled “Material U.S. Federal Income Tax Considerations”.

Although there is no authority directly on point given our factual situation, a U.S. holder that, on the date of the Domestication, beneficially owns (actually and/or constructively) Nocturne Ordinary Shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Nocturne Ordinary Shares upon the Domestication if (i) Nocturne was classified as a PFIC at any time during such U.S. holder’s holding period for such shares and (ii) the U.S. holder had not timely made (a) a QEF Election (as described in the section titled “Material U.S. Federal Income Tax Considerations — PFIC Considerations”) for the first taxable year in which the U.S. holder owned such shares or in which Nocturne was a PFIC, whichever is later, or (b) a mark-to-market election (as described in the section titled “Material U.S. Federal Income Tax Considerations — PFIC Considerations”) with respect to such shares. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Nocturne. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Subsequent to the Closing, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Although Nocturne has conducted due diligence on Cognos, it cannot assure you that this diligence has identified all material issues that may be present within Cognos, that it is possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Cognos’ and outside of Nocturne’s or the Combined Company’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Nocturne’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause the Combined Company to violate net worth covenants or other covenants to which it may be subject as a result of assuming pre-existing debt held by Cognos or by virtue of it obtaining debt financing to partially finance the Business Combination or thereafter. Accordingly, any public shareholders who choose to remain shareholders of the Combined Company following the Business Combination could suffer a reduction in the value of their securities. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The Combined Company’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Company Board and the Combined Company’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Combined Company’s business following the Business Combination.

The Combined Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Company Board and key personnel. Nocturne cannot assure you that, following the Business Combination, the Combined Company Board and the Combined Company’s key personnel will be effective or successful or remain with the Combined Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Company’s management to expend time and resources becoming familiar with such requirements.

Further, uncertainty about the effect of the Business Combination on Cognos’ business, employees, customers, third parties with whom Cognos has relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination. The departure of key employees because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company could have a negative effect on the Combined Company’s business, financial condition or results of operations.

Some of Nocturne’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests.

The personal and financial interests of Nocturne’s Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for Nocturne’s initial business combination, their support for completing the Business Combination and the operation of the Combined Company following the Business Combination.

Nocturne’s Sponsor, its directors and officers, and their respective affiliates have incurred out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing, the Sponsor, its directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Nocturne’s behalf, such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If a business combination is not completed prior to March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), Nocturne’s Sponsor, directors and officers, and any of their respective affiliates will not be eligible for any such reimbursement.

Certain officers and members of Nocturne’s board of directors (the “Nocturne Board”) also participate in arrangements that may cause them to have other interests in the Business Combination that are different from yours, including, among others, arrangements for their continued service as officers or directors of the Combined Company.

Further, Nocturne’s Sponsor and each of Henry Monzon, Ka Seng (Thomas) Ao, Simon Choi, Kashan Zaheer Piracha, Derek Yiyi Feng, Ka Lok Wong and Giuseppe Mangiacotti have entered into the Sponsor Letter Agreement, pursuant to which they have agreed to (i) vote any ordinary shares they own in favor of the Business Combination and (ii) waive their redemption rights with respect to the founder shares, private placement shares and public shares they hold or may acquire in connection with the completion of an initial business combination.

These interests, among others, may influence or have influenced the Sponsor and the officers and members of the Nocturne Board to support or approve the Business Combination. For more information concerning the interests of Nocturne’s officers and directors, see the sections of this proxy statement/prospectus titled “The Merger Agreement — Interests of Certain Persons in the Business Combination — Interests of Nocturne’s Non-Redeeming Sponsor-Related Shareholders” of this proxy statement/prospectus.

An active, liquid trading market for the Combined Company’s securities may not develop, which may limit your ability to sell such securities.

Although we intend to apply to list the Combined Company Common Stock on Nasdaq under the ticker symbol “COGN”, an active trading market for such securities may never develop or be sustained following the consummation of the Business Combination. The initial valuation of $10.30 per share may not be indicative of the market price of the Combined Company Common Stock that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company Common Stock. The market price the Combined Company Common Stock may decline below $10.30 per share, and you may not be able to sell your Combined Company Common Stock at or above $10.30 per share, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing Combined Company Common Stock.

The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Combined Company’s results if the Business Combination is completed.

Nocturne and Cognos currently operate as separate companies and have had no prior history as a combined entity, nor have operations previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Nocturne’s and Cognos’ historical financial statements and certain adjustments and assumptions have been made regarding the Combined Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Combined Company.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

The opinion of Nocturne’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the consummation of the Business Combination.

The Board retained Newbridge Securities Corporation (“Newbridge”) to render a fairness opinion with respect to the Business Combination, as further described in the section titled “The Business Combination — Opinion of the Company’s Financial Advisor.” This opinion spoke as of October 26, 2022, and does not reflect the results of any changes to the operations or prospects of Cognos or any comparator companies, general market and economic conditions, or any other factors on which the fairness opinion may have been based, and the Board has not obtained, and does not intend to obtain, an updated opinion from Newbridge. Any such changes may significantly alter the value of Cognos or the Combined Company or the prices of the shares of the Combined Company after the Closing by the time the Business Combination is completed. Newbridge’s fairness opinion does not speak or purport to speak as of the time the Business Combination is completed or as of any date other than the date of such opinion, and therefore does not address the fairness, from a financial point of view, of the consideration to be received by Nocturne’s shareholders in the Business Combination at the time of the Closing.

In particular, it should be noted that the stock price of several of the companies similar to Cognos that Newbridge analyzed as part of the Public Company Comparable analysis (see the section titled “Comparable Public Company Analysis”) has decreased since the date of the fairness opinion, which means that the median equity value figure calculated by Newbridge as part of its analysis would likely be significantly lower if recalculated today.

Notwithstanding the foregoing, the Nocturne Board believes that it remains in the best interests of Nocturne and its shareholders to effect the Domestication and consummate the Business Combination, and the Nocturne Board’s recommendation that shareholders vote in favor of the Domestication Proposal and the Transaction Proposal (and the other related proposals described herein) at the Special Meeting is made as of the date of this proxy statement/prospectus.

During the pendency of the Business Combination, Nocturne will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Nocturne to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Nocturne may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, neither Nocturne nor Cognos may solicit or facilitate the making, submission or announcement of such a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to Nocturne’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect. For the complete text of these terms, see Section 6.15 of the Merger Agreement.

The exercise of Nocturne’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Nocturne’s shareholders’ best interests.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Nocturne to agree to amend the Merger Agreement, to consent to certain actions taken by Cognos (such as any potential bridge financing by Cognos to cover Cognos’ liquidity needs during the interim operating period prior to the Closing) or to waive rights that Nocturne is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Cognos’ businesses or a request by Cognos to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Nocturne’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Nocturne and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the Record Date, Nocturne does not believe there will be any changes or waivers that Nocturne’s directors and executive officers would be likely to make after shareholder approval of the Merger Agreement has been obtained. While certain changes could be made without further shareholder approval, Nocturne will circulate a new or amended proxy statement/prospectus and resolicit Nocturne’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Merger Agreement.

Nocturne and Cognos will incur significant transaction and transition costs in connection with the Business Combination.

Nocturne and Cognos have both incurred and expect to continue to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Nocturne and Cognos may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Nocturne effective upon the Closing.

There is no guarantee that we will consummate the Helena Investment or that Helena will enter into the Helena Transfer Agreement with certain shareholders of Cognos because the initial term sheet and engagement letter between Nocturne, Cognos and Helena are not binding other than customary terms found in similar engagement letters. Without the Helena Investment or a similar transaction, we may not be able to complete the Business Combination.

We expect to consummate the Helena Investment pursuant to the engagement letter and initial term sheet entered into between Nocturne, Cognos and Helena, and certain shareholders of Cognos expect to enter into the Helena Transfer Agreement. The engagement letter and initial term sheet are not legally binding other than with respect to certain customary terms typically found in similar engagement letters, including an exclusivity period during which the Cognos agreed not to enter into an agreement with any other investors or advisors relating to the participation of Cognos in any variable rate equity financings for the later of (i) 12 months if definitive documentation is not entered into and (ii) the termination of any definitive documentation, otherwise Cognos shall pay a penalty equal to 5% of the amount raised in any such financings. Because the initial term sheet and engagement letter are not legally binding, there is no guarantee that Nocturne and Cognos will enter into the Helena Transfer Agreement or consummate the Helena Investment. Without the Helena Investment or a similar transaction, we may not be able to complete the Business Combination.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by the shareholders and equity holders of Nocturne and Cognos, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. Nocturne does not control the satisfaction of all of such conditions. For a list of the material closing conditions contained in the Merger Agreement, see the section of this proxy statement/prospectus titled “The Merger Agreement — Conditions to Closing.” Nocturne and Cognos may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Nocturne and Cognos to each lose some or all of the intended benefits of the Business Combination.

Nocturne will not have any right to make damage claims against Cognos for the breach of any representation, warranty or covenant made by Cognos in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for (i) those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after Closing and (ii) Article VIII of the Merger Agreement and any corresponding definitions set forth in Article I of the Merger Agreement. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing and covenants contained in Article VIII of the Merger Agreement. As a result, Nocturne will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Cognos in articles other than Article VIII of the Merger Agreement at the time of the Business Combination.

Because Nocturne is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because Nocturne is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. Nocturne is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Nocturne’s directors or officers, or enforce judgments obtained in the United States courts against Nocturne’s directors or officers.

Until the Domestication is effected, Nocturne’s corporate affairs are governed by the Existing Organizational Documents, the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Nocturne under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Nocturne’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have judicial standing to initiate a shareholder derivative action in a federal court of the United States.

Nocturne has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against Nocturne judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (b) in original actions brought in the Cayman Islands, to impose liabilities against Nocturne predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Nocturne Board or controlling shareholders than they would as public shareholders of a U.S. company.

Upon the Closing, the rights of holders of the Combined Company Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of Nocturne Ordinary Shares arising under the Cayman Islands Companies Act.

Upon the Closing, the rights of holders of the Combined Company Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of the Combined Company Common Stock could differ from the rights that holders of Nocturne Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that the Combined Company becomes involved in costly litigation, which could have a material adverse effect on the Combined Company.

For a more detailed description of the rights of holders of the Combined Company Common Stock under the DGCL and how they may differ from the rights of holders of Nocturne Ordinary Shares under the Cayman Islands Companies Act, please see the section of this proxy statement/prospectus titled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Delaware law and the Combined Company Organizational Documents will contain certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Combined Company Organizational Documents that will be in effect at the Closing differ from the Existing Organizational Documents. Among other differences, the Combined Company Organizational Documents and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company Board and therefore depress the trading price of the Combined Company Common Stock. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the then-current members of the Combined Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Combined Company Organizational Documents include provisions regarding:

•        the ability of the Combined Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without shareholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, the Combined Company’s directors and officers;

•        the right of the Combined Company Board to elect a director to fill a vacancy created by the expansion of the Combined Company Board or the resignation, death or removal of a director, which prevents shareholders from being able to fill vacancies on the Combined Company Board;

•        the requirement that directors may only be removed from the Combined Company Board for cause and upon the affirmative vote of the holders of at least 66⅔% of the total voting power of then outstanding the Combined Company Common Stock;

•        a prohibition from and after the time the Combined Company ceases to be a controlled company under applicable Nasdaq rules, on shareholder action by written consent, which forces shareholder action to be taken at an annual or special meeting of shareholders and could delay the ability of shareholders to force consideration of a shareholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of shareholders may be called only by the Combined Company Board, the chairman of the Combined Company Board or the Combined Company’s chief executive officer or for so long as the Combined Company is a controlled company under applicable Nasdaq rules, by the secretary of the Combined Company at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of the Combined Company, which could delay the ability of shareholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of the Combined Company Board and shareholder meetings;

•        the requirement for the affirmative vote of holders of at least 66⅔% of the total voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions in the Proposed Certificate of Incorporation which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Combined Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Combined Company’s board of directors to amend the Bylaws, which may allow the Combined Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which shareholders of the Combined Company must comply to nominate candidates to the Combined Company Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Combined Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Combined Company Board or management.

In addition, as a Delaware corporation, the Combined Company will generally be subject to provisions of Delaware law, including the DGCL. See the section of this proxy statement/prospectus titled “Anti-Takeover Provisions.”

Any provision of the Combined Company Organizational Documents or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for shareholders to receive a premium for their shares of the Combined Company’s Common Stock and could also affect the price that some investors are willing to pay for the Combined Company Common Stock.

The Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings between the Combined Company and its shareholders, and the federal district courts as the exclusive forum for Securities Act claims, which could limit the Combined Company’s shareholders’ ability to choose the judicial forum for disputes with the Combined Company or its directors, officers, or employees.

The Proposed Certificate of Incorporation will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Combined Company,

(b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of the Combined Company to it or its shareholders, (c) any action asserting a claim against the Combined Company or its officers or directors arising pursuant to any provision of the DGCL, the Combined Company Organizational Documents or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action to interpret, apply, enforce or determine the validity of the Combined Company Organizational Documents or any provision thereof, (e) any action asserting a claim against the Combined Company or any current or former director, officer, employee, shareholder or agent of the Combined Company governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. The Proposed Certificate of Incorporation will also provide that, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Certificate of Incorporation will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the securities of the Combined Company will be deemed to have notice of and consented to the provisions of the Proposed Certificate of Incorporation described in the preceding paragraph. These exclusive-forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Combined Company or its directors, officers, or other employees, which may discourage lawsuits with respect to such claims and result in increased costs for investors to bring a claim. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Proposed Certificate of Incorporation is inapplicable or unenforceable. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Following the completion of the Business Combination, the current Cognos shareholders and management team will exert significant influence over the Combined Company and their interests may conflict with yours in the future.

Following the Business Combination, the shareholder base of the Combined Company would be comprised of a combination of Nocturne shareholders and Cognos shareholders. Specifically, the Cognos shareholders will hold approximately 60.1% of the total voting power of the Combined Company (excluding the shares underlying Cognos Options and Cognos Warrants), assuming no redemptions. Accordingly, those shareholders will have a significant degree of control over the election and removal of the directors of the Combined Company and the corporate and management policies of the Combined Company, including with respect to potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Combined Company Organizational Documents and other significant corporate transactions of the Combined Company for so long as they retain significant ownership of the Combined Company Common Stock. This concentration of ownership may also delay or deter possible changes in control of the Combined Company, which may reduce the value of an investment in the Combined Company Common Stock.

The proposed Bylaws and Certificate of Incorporation provide for a classified board of directors with staggered, three-year terms, which could make it more difficult for shareholders to replace a majority of the directors.

The proposed Bylaws and Certificate of Incorporation provide for, among other things, a classified board of directors with staggered, three-year terms. This will have the effect of making it impossible for shareholders to replace the entire board of directors at one time, which will give shareholders less control over corporate and management policies of the Combined Company, including with respect to potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Combined Company Organizational Documents, and other significant corporate transactions of the Combined Company. It will also significantly delay or deter possible changes in control of the Combined Company, which may reduce the value of an investment in the Combined Company Common Stock.

Investors may not have the same benefits as an investor in an underwritten public offering.

The Combined Company will be a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of the Combined Company’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a thorough due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Investors in Nocturne and the Combined Company must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Cognos’ business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Combined Company’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of the Combined Company securities or helping to stabilize, maintain or affect the public price of the Combined Company securities following the Closing. Moreover, the Combined Company will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Combined Company securities that will be outstanding immediately following the Closing. In addition, since the Combined Company will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Cognos since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on the Combined Company’s behalf. All of these differences from an underwritten public offering of the Combined Company’s securities could result in a more volatile price for the Combined Company’s securities.

In addition, the Sponsor, certain members of the Nocturne Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of the Combined Company’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of the Combined Company’s securities. Such interests may have influenced the Nocturne Board in making their recommendation that Nocturne shareholders vote in favor of the approval of the Merger Agreement and the other proposals described in this proxy statement/prospectus. See also “Risk Factors — Some of Nocturne’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the Combined Company became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Nocturne shareholders will experience immediate dilution as a consequence of the issuance of Nocturne Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Nocturne’s current shareholders have on the management of the Combined Company.

The following table illustrates varying ownership levels of the Combined Company immediately following the Business Combination:

Equity Capitalization Summary	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Contractual Redemptions(2)
	Shares	%	Shares	%	Shares	%
Cognos stockholders(3)	10,970,201	60.1%	10,970,201	60.4%	10,970,201	60.7%
Nocturne Public Stockholders(4)	2,668,825	14.6%	2,583,693	14.2%	2,498,560	13.8%
Initial Stockholders and related parties(5)	2,101,675	11.5%	2,101,675	11.6%	2,101,675	11.6%
Helena(6)	2,500,000	13.8%	2,500,000	13.8%	2,500,000	13.9%
Total common stock	18,240,701	100.0%	18,155,569	100.0%	18,070,436	100.0%

____________

(1)      “Mid-Point Redemptions” means mid-point stock redemption levels reflecting approximately 87.5% of the 11,500,000 redeemable public shares, or approximately 10,066,308 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024.

(2)      “Maximum Contractual Redemptions” means maximum stock redemption levels reflecting approximately 88.3% of the 11,500,000 redeemable public shares, or approximately 10,151,440 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024. This is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(3)      The shares held by Cognos stockholders were calculated based on the stated $120 million pre-money enterprise value divided by the per-share valuation of $10.30 (including the 291,262 shares issuable to Maxim Partners immediately prior to the Effective Time as a portion of their success fee in connection with the consummation of the Business Combination), minus (i) the 161,360 shares underlying the Cognos Options, (ii) the 48,080 shares underlying the Cognos Warrants, and (iii) the 2,500,000 shares transferred to Helena, plus the (iv) 1,893,000 shares transferred from the Initial Stockholders and related parties, and (v) the 136,156 shares issuable in connection with the conversion of the bridge convertible notes upon the consummation of the Business Combination. Such 136,156 shares are excluded from the calculation of the aggregate stock consideration to be distributed to Cognos shareholders because such shares will be issued after the Business Combination has been consummated. As of September 30, 2023, Cognos had 4,066,784 options outstanding and 570,153 warrants outstanding. Based on a common exchange ratio of 0.31381 and the treasury method of accounting, a total of 161,360 shares of Combined Company Common Stock will be issued to the holders of Cognos Options and a total of 48,080 shares of Combined Company Common Stock will be issued to the holders of Cognos Warrants.

(4)      The shares held by Nocturne Public Stockholders were calculated based on (i) the 1,851,416 Public Shares issued and outstanding as of September 30, 2023, (ii) minus 332,591 Public Shares redeemed in January 2024, (iii) minus 85,132 shares and 170,265 shares under mid-point redemptions and Maximum Contractual Redemptions, respectively, (iv) plus the issuance of 1,150,000 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each public right upon the consummation of the Business Combination.

(5)      The shares held by Initial Stockholders and related parties were calculated based on the 3,340,000 shares issued and outstanding as of September 30, 2023, plus (i) the issuance of 608,175 shares of Nocturne Common Stock in connection with the conversion of Nocturne’s related party advances and promissory notes, minus (ii) 1,893,000 shares transferred to Cognos stockholders, plus (iii) the issuance of 46,500 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each private right upon the consummation of the Business Combination.

(6)      Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which, certain Cognos shareholders will transfer and assign to Helena, in exchange for no consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

Based on the $120 million pre-money enterprise value ascribed to Cognos under the Merger Agreement, the aggregate and per-share implied valuations of the approximate 14.6% equity stake of Nocturne’s Public Stockholders in the Combined Company after the Business Combination, assuming no further redemptions, would be approximately $17.6 million and $6.58 per share, respectively. Based on the $124.4 million implied equity value for Cognos indicated by the comparable public company analysis prepared by Newbridge in connection with its fairness opinion, the aggregate and per-share implied valuations of the approximate 14.6% equity stake of Nocturne’s Public Stockholders in the Combined Company after the Business Combination, assuming no further redemptions, would be approximately $18.2 million and $6.82 per share, respectively. Based on the $147.7 million valuation for Cognos indicated by the DCF Analysis (as defined below) prepared by Newbridge in connection with its fairness opinion, the aggregate and per-share implied valuations of the approximate 14.6% equity stake of Nocturne’s Public Stockholders in the Combined Company immediately after the Business Combination, assuming no further redemptions, would be approximately $21.6 million and $8.10 per share, respectively.

In addition, the following table illustrates varying ownership levels in Nocturne Public Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Stockholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including (i) the Cognos Options and (ii) the Cognos Warrants:

Equity Capitalization Summary	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Contractual Redemptions(2)
	Shares	%	Shares	%	Shares	%
Cognos stockholders(3)	11,241,320	60.7%	11,241,320	61.0%	11,241,320	61.3%
Nocturne Public Stockholders(4)	2,668,825	14.4%	2,583,693	14.0%	2,498,560	13.6%
Initial Stockholders and related parties(5)	2,101,675	11.4%	2,101,675	11.4%	2,101,675	11.5%
Helena	2,500,000	13.5%	2,500,000	13.6%	2,500,000	13.6%
Total common stock	18,511,820	100.0%	18,426,688	100.0%	18,341,555	100.0%

____________

(1)      “Mid-Point Redemptions” means mid-point stock redemption levels reflecting approximately 87.5% of the 11,500,000 redeemable public shares, or approximately 10,066,308 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024.

(2)      “Maximum Contractual Redemptions” means maximum stock redemption levels reflecting approximately 88.3% of the 11,500,000 redeemable public shares, or approximately 10,151,440 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024. This is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(3)      The shares held by Cognos stockholders were calculated based on the stated $120 million pre-money enterprise value divided by the per-share valuation of $10.30 (including the 161,360 shares underlying the Cognos Options, the 48,080 shares underlying the Cognos Warrants, and the 291,262 shares issuable to Maxim Partners immediately prior to the Effective Time as a portion of their success fee in connection with the consummation of the Business Combination), minus (i) the 2,500,000 shares transferred to Helena, plus (ii) the 1,893,000 shares transferred from the Initial Stockholders and related parties, plus (iii) the 136,157 shares issuable in connection with the conversion of the bridge convertible notes upon the consummation of the Business Combination, plus (iv) the 61,678 shares underlying additional Cognos Warrants issued subsequent to September 30, 2023. Such 136,157 shares and 61,678 shares are excluded from the calculation of the aggregate stock consideration to be distributed to Cognos shareholders because such shares will be issued after the Business Combination has been consummated. As of September 30, 2023, Cognos had 4,066,784 options outstanding and 570,153 warrants outstanding. Based on a common exchange ratio of 0.31381 and the treasury method of accounting, a total of 161,360 shares of Combined Company Common Stock will be issued to the holders of Cognos Options and a total of 48,080 shares of Combined Company Common Stock will be issued to the holders of Cognos Warrants.

(4)      The shares held by Nocturne Public Stockholders were calculated based on (i) the 1,851,416 Public Shares issued and outstanding as of September 30, 2023, (ii) minus 332,591 Public Shares redeemed in January 2024, (iii) minus 85,132 shares and 170,265 shares under mid-point redemptions and Maximum Contractual Redemptions, respectively, (iv) plus the issuance of 1,150,000 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each public right upon the consummation of the Business Combination.

(5)      The shares held by Initial Stockholders and related parties were calculated based on the 3,340,000 shares issued and outstanding as of September 30, 2023, plus (i) the issuance of 608,175 shares of Nocturne Common Stock in connection with the conversion of Nocturne’s related party advances and promissory notes, minus (ii) 1,893,000 shares transferred to Cognos stockholders, plus (iii) the issuance of 46,500 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each private right upon the consummation of the Business Combination.

(6)      Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which certain Cognos shareholders will transfer and assign to Helena, in exchange for no consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Maximum Contractual Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Combined Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Combined Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Combined Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Combined Company Board’s attention and resources from the Combined Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Combined Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Combined Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

We may not be able to complete the Business Combination should the Business Combination be subject to any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States. As a result, the time necessary for any governmental or regulatory review or approval could prevent us from completing the Business Combination and require us to liquidate.

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’ jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

Our Sponsor was formed in the United States under the laws of the State of Delaware. The Company is currently a Cayman Islands exempted company, but will become a corporation incorporated under the laws of the State of Delaware when the Domestication occurs. Our Chief Executive Officer is also a U.S. citizen who resides in the United States. However, several of our directors are non-U.S. persons and a substantial percentage of the capital contributions made to our Sponsor were made by non-U.S. persons. As a result, the contemplated investments by the Sponsor and foreign persons controlling any private investment in public equity (“PIPE”) investors in connection with any business combination may result in investments in us by non-U.S. persons that could be considered by CFIUS to be “covered transactions” under CFIUS’ regulations. CFIUS or another U.S. governmental agency could choose to review any business combination, even if a filing with CFIUS is not required. If we do not make a filing in connection with the Business Combination, there can be no assurances that CFIUS or another U.S. governmental agency will not choose to review the Business Combination. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost. CFIUS policies and agency practices are rapidly evolving, and in the event that CFIUS reviews any business combination or one or more proposed or existing investments by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to the parties to the business combination or such investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing the Company’s ordinary shares, limits on information sharing with such investors, requiring a voting trust, governance modifications or forced divestiture, among other things) or CFIUS could order us to divest all or a portion of a target company if we had proceeded without first obtaining CFIUS clearance.

If CFIUS elects to review the Business Combination, the time necessary to complete such review of the Business Combination or a decision by CFIUS to prohibit the Business Combination could prevent us from completing the Business Combination and may force the Company to dissolve and liquidate the trust account.

We may be subject to litigation related to this Registration Statement on Form S-4 or the Business Combination in the future.

Nocturne has received correspondence from a purported stockholder alleging that the registration statement on Form S-4 filed by us on August 15, 2023 omitted certain information related to the Business Combination and demanding that certain supplemental corrective disclosures be made to address the alleged deficiencies. We believe that the demand letter is without merit, and if any additional demands are served, absent new or different allegations that are material, we will not necessarily announce such additional demands.

Risks Related to Cognos’ Limited Operating History, Financial Position, and Capital Requirements

Following the Closing, the Combined Company will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from Cognos to pay dividends, pay expenses and meet its other obligations. Accordingly, the Combined Company’s shareholders and rightsholders will be subject to all of the risks of Cognos’ business following the Closing.

Throughout this section, unless otherwise noted, “Cognos” refers to Cognos Therapeutics, Inc.

Cognos’ limited operating history may make it difficult for you to evaluate the success of Cognos’ business to date and to assess Cognos’ future viability.

Cognos was spun off from Pharmaco-Kinesis Corporation in 2015 and is a medical technology company with a limited operating history as a standalone company. Cognos’ limited operating history may make it difficult for investors to evaluate the success of its business to date and assess its future viability. The development of new medical technology products is a highly speculative undertaking and involves a substantial degree of risk. Since 2015, Cognos has devoted substantial efforts to organizing and establishing itself as a standalone business, establishing and maintaining its intellectual property rights in the technology it develops, undertaking preclinical studies, and providing general and administrative support for these operations. Cognos has not yet demonstrated its ability to successfully manufacture a commercial scale product or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about Cognos’ future success or viability may not be as accurate as they could be if Cognos had a longer operating history or a history of successfully developing and commercializing products.

In addition, as Cognos’ business grows, Cognos may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors. Cognos will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. Cognos may not be successful in such a transition.

Cognos has incurred significant losses in recent years and anticipates that it will continue to incur significant losses for the foreseeable future.

Cognos has suffered recurring losses from operations since it was spun off from Pharmaco-Kinesis Corporation and currently has a net capital deficiency. BPM LLP, Cognos’ independent auditor, has expressed doubt about Cognos’ ability to continue as a going concern for the foreseeable future. In addition, if Cognos obtains regulatory approvals for the SINNAIS™ Implantable Smart Pump (“SINNAIS”), Cognos’ next-generation drug delivery system designed to deliver drugs to targeted tissue, Cognos will incur significant sales, marketing and manufacturing expenses, in addition to the additional associated costs Cognos will incur in connection with operating as a public company after the closing of the Business Combination. As a result, Cognos expects to continue to incur significant operating losses over the next several years. Because of the numerous risks and uncertainties associated with developing medical technology products, Cognos is unable to predict the extent of any future losses or when Cognos will become profitable, if at all. Even if Cognos does become profitable, Cognos may not be able to sustain or increase its profitability on a quarterly or annual basis.

The amount of Cognos’ future losses is uncertain and Cognos’ quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control and may be difficult to predict, including the following:

•        the timing and success or failure of clinical studies and clinical trials for its product candidates (including SINNAIS) or competing product candidates, or any other change in the competitive landscape of its industry, including consolidation among its competitors or partners;

•        the ability of the Combined Company’s board of directors to amend the Bylaws, which may allow the Combined Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•        Cognos’ ability to successfully open clinical trial sites and recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

•        Cognos’ ability to obtain regulatory approval for its product candidates (including SINNAIS), and the timing and scope of any such approvals Cognos may receive;

•        the timing and cost of, and level of investment in, research and development activities relating to Cognos’ product candidates, which may change from time to time;

•        the cost of manufacturing SINNAIS and Cognos’ other product candidates and products, should they receive regulatory approval, which may vary depending on the quantity of production and the terms of Cognos’ agreements with manufacturers; and

•        the risk/benefit profile, cost and reimbursement policies with respect to Cognos’ product candidates (including SINNAIS), if approved, and existing and potential future devices that compete with Cognos’ product candidates.

The cumulative effects of these factors could result in large fluctuations and unpredictability in Cognos’ quarterly and annual operating results. As a result, comparing Cognos’ operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in Cognos failing to meet the expectations of industry or financial analysts or investors for any period. If Cognos’ revenue or operating results fall below the expectations of analysts or investors or below any forecasts Cognos may provide to the market, or if the forecasts Cognos provides to the market are below the expectations of analysts or investors, the price of the Combined Company’s common stock could decline substantially. Such a stock price decline could occur even if Cognos has met any previously publicly stated guidance it may provide.

Cognos has no products approved for commercial sale and has not generated any significant revenue from product sales.

Cognos’ ability to become profitable depends upon Cognos’ ability to generate revenue. To date, Cognos has not generated significant revenue from its product candidates or from product sales, and does not expect to generate significant revenue from the sale of products in the near future. Cognos does not expect to generate significant revenue unless and until Cognos obtains regulatory approval of, and begins to sell, SINNAIS or one of Cognos’ other product candidates. Cognos’ ability to generate revenue depends on a number of factors, including, but not limited to, Cognos’ ability to:

•        successfully complete its ongoing and planned clinical studies for its current and future product candidates;

•        timely receive FDA approval of SINNAIS, Cognos’ key product;

•        initiate and successfully complete all safety and efficacy studies necessary to obtain regulatory approval for its product candidates (including SINNAIS);

•        successfully address the prevalence, duration and severity of potential side effects or other safety issues experienced with its product candidates, if any;

•        timely file and receive necessary foreign regulatory approvals for its product candidates (including SINNAIS) in order to market its products outside of the U.S.;

•        establish and maintain clinical and commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;

•        obtain and maintain patent and trade secret protection or regulatory exclusivity for its product candidates (including SINNAIS);

•        launch commercial sales of its products, if and when approved, whether alone or in collaboration with others;

•        obtain and maintain acceptance of the products, if and when approved, by patients, the medical community and third-party payors;

•        obtain and maintain healthcare coverage and adequate reimbursement;

•        maintain a continued acceptable safety profile of its products following approval.

If Cognos does not achieve one or more of these factors in a timely manner or at all, Cognos could experience significant delays or an inability to successfully commercialize its product candidates, which would materially harm its business. If Cognos does not receive regulatory approvals for its product candidates, it may not be able to continue its operations.

Even if Cognos completes the Business Combination, Cognos will need to raise substantial additional funding. If Cognos is unable to raise capital when needed or on terms acceptable to Cognos, it would be forced to delay, reduce, or eliminate some of its product development programs or commercialization efforts.

The development of medical devices and products is capital-intensive. Cognos is currently advancing the development of SINNAIS through clinical development and regulatory approvals. Cognos expects its expenses to significantly increase in connection with its ongoing activities, particularly as Cognos continues the research and development of, initiates and completes clinical studies of, and seeks regulatory approval for, its product candidates. In addition, depending on the status of regulatory approval or, if Cognos obtains regulatory approval for any of its product candidates, Cognos expects to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Cognos may also need to raise additional funds sooner if Cognos chooses to pursue additional indications and/or geographies for its current or future product candidates or otherwise expands more rapidly than presently anticipated. Furthermore, upon the closing of the Business Combination, Cognos expects to incur additional costs associated with operating as a public company. Accordingly, even if the Business Combination is consummated, Cognos will need to obtain substantial additional funding in connection with its continuing operations. If Cognos is unable to raise capital when needed or on attractive terms, Cognos would be forced to delay, reduce or eliminate certain of its research and development programs or future commercialization efforts.

Identifying potential product candidates and conducting development testing and clinical studies is a time-consuming, expensive and uncertain process that takes years to complete, and Cognos may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, Cognos’ product candidates, if approved, may not achieve commercial success. Cognos’ commercial revenue, if any, will be derived from sales of products that Cognos does not expect to be commercially available for many years, if at all. Accordingly, Cognos may need to continue to rely on additional financing to achieve its business objectives.

Any additional fundraising efforts may divert Cognos’ management from their day-to-day activities, which may adversely affect Cognos’ ability to develop and commercialize its product candidates. Market conditions and disruptions in the market (such as due to economic downturn, geopolitical developments such as the war in Ukraine or the resurgence of COVID-19) may make equity and debt financing more difficult to obtain and may have a material adverse effect on Cognos’ ability to meet its fundraising needs. Cognos cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Cognos, if at all.

If Cognos is unable to obtain funding on a timely basis or on acceptable terms, Cognos may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the commercialization of any product that has received regulatory approval or be unable to expand its operations or otherwise capitalize on its business opportunities as desired, which could materially affect its business, financial condition and results of operations.

Raising additional capital may cause dilution to the Combined Company’s shareholders, restrict its operations or require it to relinquish rights to its technologies or product candidates.

Until such time, if ever, as the Combined Company, operating as Cognos, can generate substantial product revenue, Cognos expects to finance its cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Cognos does not have any committed external source of funds. The terms of any financing may adversely affect the holdings or the rights of the Combined Company’s shareholders and the issuance of additional securities, whether equity or debt, by the Combined Company or the possibility of such issuance, may cause the market price of the Combined Company’s shares to decline. To the extent that Cognos raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that may materially adversely affect your rights as a common shareholder. Debt financing, if available, would increase Cognos’ fixed payment obligations and may involve agreements that include covenants limiting or restricting Cognos’ ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact Cognos’ ability to conduct its business. Cognos could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force Cognos to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to Cognos which could have a material adverse effect on Cognos’ business, operating results and prospects.

Cognos also could be required to seek funds through arrangements with collaborators or distributors or otherwise at an earlier stage than otherwise would be desirable. If Cognos raises funds through collaborations, strategic alliances or distribution or licensing arrangements with third parties, Cognos may have to relinquish valuable rights to its intellectual property, future revenue streams, research programs or product candidates, grant licenses on terms that may not be favorable to Cognos or grant rights to develop and market product candidates that Cognos would otherwise prefer to develop and market itself, any of which may have a material adverse effect on Cognos’ business, operating results and prospects.

Risks Related to the Discovery, Development and Commercialization of Cognos’ Product Candidates

Throughout this section, unless otherwise noted, “Cognos” refers to Cognos Therapeutics, Inc.

The ongoing COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect Cognos’ business and financial results and could cause a disruption to the development of Cognos’ product candidates.

Public health crises such as pandemics, including the COVID-19 pandemic, or similar outbreaks could adversely impact Cognos’ business. The extent to which the coronavirus impacts Cognos’ operations or those of its third-party partners, including its preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, the identification of new variants of the virus, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Some factors from the COVID-19 or a similar pandemic that will delay or otherwise adversely affect development of Cognos’ product candidates (including SINNAIS), as well as Cognos’ business generally, include:

•        the potential diversion of healthcare resources away from the conduct of clinical studies to focus on pandemic concerns, including the attention of physicians and other support staff assisting Cognos in the development of its products;

•        limitations on travel that could interrupt key trial and business activities, such as such as a loss of face-to-face meetings and other interactions with potential partners, any of which could delay or adversely impact the conduct or progress of Cognos’ product development initiatives;

•        the potential negative affect on the operations of Cognos’ third-party manufacturers;

•        interruption in global shipping affecting the transport of materials used in the development and manufacturing of Cognos’ products;

•        business disruptions caused by potential workplace, laboratory and office closures and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory studies;

•        operations, staffing shortages, travel limitations or mass transit disruptions, any of which could adversely impact Cognos’ business operations or delay necessary interactions with local regulators, ethics committees and other important agencies and contractors;

•        changes in local regulations as part of a response to the COVID-19 or similar pandemic, which may require Cognos to change the ways in which its clinical studies are conducted, which may result in unexpected costs, or to discontinue such clinical trials altogether; and

•        interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines.

Furthermore, in the event of a resurfacing of COVID-19 (including through new strains or variants thereof) or if another pandemic emerges, Cognos cannot predict the scope and severity of any planned and potential shutdowns or disruptions of businesses and government agencies, such as the SEC or the FDA.

Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on Cognos’ business and results of operation and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the U.S. and other economies, which could impact Cognos’ ability to raise the necessary capital needed to develop and commercialize its programs and product candidates.

Cognos’ programs are focused on the development of unique technologies, and the approach Cognos is taking to discover and develop product candidates is novel and may never lead to approved or marketable products.

Cognos is focused on creating advanced implantable pump devices for neurological and oncological indications. The scientific evidence to support the feasibility of developing Cognos’ product candidates is both preliminary and limited. Although Cognos believes, based on its work and studies thus far, that its programs have the potential to provide effective technologies and devices, clinical results may not confirm this hypothesis or may only confirm it for certain alterations or certain indications. The patient populations for Cognos’ product candidates are limited to those with specific neuropathic diseases. Cognos cannot be certain that the patient populations for each specific disease will be large enough to allow Cognos to successfully obtain approval and commercialize its product candidates and achieve profitability.

Clinical product development involves a lengthy and expensive process, with an uncertain outcome.

Cognos’ current and future and ongoing studies may not be successful. It is impossible to predict when or if any of Cognos’ product candidates will prove effective and safe in humans or will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any product candidate, Cognos must conduct and complete extensive clinical studies to demonstrate the safety and efficacy of its product candidates or the safety, purity and potency of its product candidates in humans. There is no guarantee that Cognos’ product candidates will advance in accordance with the timelines Cognos anticipates, if at all. Clinical studies are expensive, difficult to design and implement, can take many years to complete and outcomes are uncertain. A failure of one or more clinical studies can occur at any stage. The early outcome of these studies may not be predictive of the success of later clinical studies, and interim results do not necessarily predict final results. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical studies have nonetheless failed to obtain regulatory approval of their product candidates. Cognos’ preclinical studies and future and ongoing clinical trials may not be successful.

Cognos may incur additional costs or experience delays in initiating or completing, or ultimately be unable to complete, the development and commercialization of its product candidates.

Cognos may experience delays in initiating or completing its clinical studies or trials, including as a result of delays in obtaining, or failure to obtain, the FDA’s authorization to initiate clinical studies. Additionally, Cognos cannot be certain that studies for its product candidates will not require redesign, or will be completed on schedule, if at all. Cognos may experience numerous unforeseen events during, or as a result of, clinical studies that could delay or prevent its ability to receive regulatory authorizations, regulatory approval or commercialize its product candidates (such as SINNAIS), including:

•        Cognos may receive feedback from regulatory authorities that requires Cognos to modify the design or implementation of its clinical studies or to delay or terminate a clinical study;

•        preclinical studies or clinical trials of Cognos’ product candidates may fail to show safety or efficacy or otherwise produce negative or inconclusive results, and Cognos may decide, or regulators may require Cognos, to conduct additional preclinical studies or clinical trials, or Cognos may decide to abandon product research or development programs;

•        Cognos’ third-party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls, be unable to provide Cognos with sufficient product supply to conduct or complete studies or clinical trials, fail to meet their contractual obligations to Cognos in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that Cognos adds new clinical trial sites or investigators;

•        Cognos may elect to, or regulators or other organizations may require Cognos or its investigators to, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•        the cost of clinical trials of Cognos’ product candidates may be greater than anticipated;

•        the supply or quality of Cognos’ product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient or inadequate, and any transfer of manufacturing activities may require unforeseen manufacturing or formulation changes;

•        any future collaborators may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for Cognos; and

•        regulators may revise the requirements for approving Cognos’ product candidates, or such requirements may not be as anticipated.

Cognos could encounter delays if clinical studies are suspended or terminated by Cognos, by the FDA or other regulatory authorities or organizations. Regulatory authorities may impose such a suspension or termination or clinical hold due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Cognos’ clinical protocols, adverse findings upon an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of Cognos’ product candidates. Further, the FDA may disagree with Cognos’ clinical trial design or Cognos’ interpretation of data from clinical studies or may change the requirements for approval even after it has reviewed and commented on the design for Cognos’ clinical studies.

Moreover, principal investigators for Cognos’ current and future clinical studies may serve as scientific advisors or consultants to Cognos from time to time and receive compensation in connection with such services. Under certain circumstances, Cognos may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between Cognos and a principal investigator has created a conflict of interest or otherwise affected the interpretation of the clinical study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the generated data, and the utility of the clinical study itself may be jeopardized. This could result in a delay in approval, or rejection, of Cognos’ marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of regulatory approval of one or more of Cognos’ product candidates.

Cognos’ product development costs will also increase if Cognos experiences delays in testing or regulatory approvals. Cognos does not know whether any of its future clinical studies will begin as planned, or whether any of its current or future clinical studies will need to be restructured or will be completed on schedule, if at all. Significant preclinical study or clinical trial delays, including those caused by the COVID-19 or similar pandemic, also could shorten any periods during which Cognos may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before Cognos does, which would impair Cognos’ ability to successfully commercialize its product candidates and may significantly harm its business, operating results, financial condition and prospects.

Although Cognos intends to explore other therapeutic opportunities in addition to the programs and product candidates that Cognos is currently developing, Cognos may fail to identify viable new product candidates for clinical development for a number of reasons. If Cognos fails to identify additional product candidates, its business could be materially harmed.

Research programs to pursue the development of Cognos’ existing and planned product candidates for additional indications and to identify new product candidates and disease targets require substantial technical, financial and human resources whether or not they are ultimately successful. Cognos’ research programs may initially show promise in identifying potential indications and/or product candidates, yet fail to yield results for clinical development for a number of reasons, including:

•        the research methodology used may not be successful in identifying potential indications and/or product candidates;

•        potential product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective products; or

•        it may take greater human and financial resources than Cognos will possess to identify additional therapeutic opportunities for Cognos’ product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting Cognos’ ability to develop, diversify and expand its product portfolio.

Because Cognos has limited financial and human capital resources, Cognos intends to initially focus on research programs and product candidates for a limited set of indications. As a result, Cognos may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Cognos’ resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that Cognos will ever be able to identify additional therapeutic opportunities for its product candidates or to develop suitable product candidates through internal research programs, which could materially adversely affect Cognos’ future growth and prospects. Cognos may focus its efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

If Cognos is not able to obtain, or if there are delays in obtaining, required regulatory approvals for Cognos’ product candidates, Cognos will not be able to commercialize, or will be delayed in commercializing, its product candidates, and its ability to generate revenue will be materially impaired.

Cognos’ product candidates (including SINNAIS) and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the FDA and other regulatory agencies in the U.S. and by comparable foreign regulatory authorities. Before Cognos can commercialize any of its product candidates, Cognos must obtain regulatory approval. It is possible that Cognos’ product candidates, including SINNAIS as well as product candidates Cognos may seek to develop in the future, will never obtain regulatory approval. Cognos has limited experience in filing and supporting the applications necessary to gain regulatory approvals.

The process of obtaining regulatory approvals, both in the U.S. and abroad, is expensive and often takes many years. If the FDA or a comparable foreign regulatory authority requires that Cognos perform additional preclinical studies or clinical trials, approval may be delayed, if obtained at all. The length of such a delay varies substantially based upon a variety of factors, including the type, complexity and novelty of the product candidate involved. Changes in regulatory approval policies during the development period, changes in or enactment of additional statutes or regulations, or changes in regulatory review policies for each submitted application may cause delays in the approval or rejection of an application. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Cognos’ data are insufficient for approval and require additional preclinical, clinical or other studies. Cognos’ product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:

•        the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Cognos’ clinical studies or trials;

•        Cognos may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•        the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•        Cognos may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•        the FDA or comparable foreign regulatory authorities may disagree with Cognos’ interpretation of data from preclinical studies or clinical trials;

•        the data collected from clinical trials of Cognos’ product candidates may not be sufficient to support the submission of an application to obtain regulatory approval in the U.S. or elsewhere;

•        the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which Cognos contracts for clinical and commercial supplies; and

•        the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change such that Cognos’ clinical data are insufficient for approval.

Even if Cognos were to obtain regulatory approval, regulatory authorities may approve Cognos’ product candidates for fewer or more limited indications than Cognos requests, thereby narrowing the commercial potential of the product candidate. In addition, regulatory authorities may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Cognos’ product candidates.

If Cognos experiences delays in obtaining, or if Cognos fails to obtain, approval of its product candidates, the commercial prospects for Cognos’ product candidates may be harmed and its ability to generate revenue will be materially impaired.

If the market opportunities for Cognos’ programs and product candidates are smaller than Cognos estimates or if any regulatory approval that Cognos obtains is based on a narrower definition of the patient population, Cognos’ revenue and ability to achieve profitability could be materially adversely affected.

The incidence and prevalence for the target patient populations of Cognos’ programs and product candidates (including SINNAIS) have not been established with precision. Cognos’ projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from its programs and product candidates, are based on its estimates.

The total addressable market opportunity will ultimately depend upon, among other things, the diagnosis criteria included in the final label, the indications for which Cognos’ product candidates are approved for sale, acceptance by the medical community and patient access, product pricing and reimbursement. The number of patients with neuropathic diseases for which Cognos’ product candidates may be approved as treatment may turn out to be lower than expected, patients may not be otherwise amenable to treatment with its products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect its results of operations and its business. Cognos may not be successful in its efforts to identify additional product candidates. Due to its limited resources and access to capital, Cognos must prioritize development of certain product candidates, which may prove to be the wrong choice and may adversely affect its business.

If its current product candidates or any future product candidates do not achieve broad market acceptance, the revenue that Cognos generates from its sales may be limited, and Cognos may never become profitable.

Cognos has never commercialized a product candidate. Even if its current product candidates and any future product candidates are approved by the appropriate regulatory authorities for marketing and sale, they may not gain acceptance among physicians, patients, third-party payors, and others in the medical community. If any product candidates for which Cognos may obtain regulatory approval do not gain an adequate level of market acceptance, Cognos may not generate significant revenue and may not become profitable or may be significantly delayed in achieving profitability. Market acceptance of its current product candidates and any future product candidates by the medical community, patients and third-party payors will depend on a number of factors, some of which are beyond its control. For example, physicians are often reluctant to switch their patients, and patients may be reluctant to switch, from existing treatment paths even when new and potentially more effective or safer treatments enter the market. If public perception is influenced by claims that the use of implantable pump technologies and devices is unsafe, its products may not be accepted by the general public or the medical community. Future adverse events in the neuropathic diseases or the medical technology industry could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of Cognos’ product candidates.

In the U.S. and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Cognos’ ability to successfully commercialize its product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow Cognos to establish or maintain pricing sufficient to realize a sufficient return on its investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medical devices and technologies they will pay for and establish reimbursement levels.

Efforts to educate the medical community and third-party payors on the benefits of its current product candidates and any future product candidates may require significant resources and may not be successful. If its current product candidates or any future product candidates are approved but do not achieve an adequate level of market acceptance, Cognos could be prevented from or significantly delayed in achieving profitability. The degree of market acceptance of any of Cognos’ current product candidates (including SINNAIS) and any future product candidates will depend on a number of factors, including:

•        the efficacy of its current product candidates and any future product candidates;

•        the clinical indications for which its product candidates are approved and the approved claims that Cognos may make for the products;

•        limitations or warnings contained in the product’s FDA-approved labeling or those of comparable foreign regulatory authorities, including potential limitations or warnings for its current product candidates and any future product candidates that may be more restrictive than other competitive products;

•        changes in the standard of care for the targeted indications for its current product candidates and any future product candidates, which could reduce the marketing impact of any claims that Cognos could make following FDA approval or approval by comparable foreign regulatory authorities, if obtained;

•        the relative convenience and ease of administration of its current product candidates and any future product candidates;

•        the cost of treatment compared with the economic and clinical benefit of alternative treatments or therapies;

•        the availability of adequate coverage or reimbursement by third-party payors, including government healthcare programs such as Medicare and Medicaid and other healthcare payors;

•        the willingness of patients to pay out-of-pocket in the absence of adequate coverage and reimbursement;

•        the extent and strength of Cognos’ marketing and distribution of its current product candidates and any future product candidates;

•        the safety, efficacy, and other potential advantages over, and availability of, alternative treatment paths already used or that may later be approved;

•        distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities with respect to its current product candidates and any future product candidates or to which Cognos agrees as part of a risk management strategy or plan;

•        the timing of market introduction of Cognos’ current product candidates and any future product candidates, as well as competitive products;

•        Cognos’ ability to offer its current product candidates and any future product candidates for sale at competitive prices;

•        the willingness of the target patient population to try new treatment paths and of physicians to utilize these treatment paths;

•        the extent and strength of its third-party manufacturer and supplier support;

•        the approval of other new products;

•        adverse publicity about Cognos’ current product candidates and any future product candidates, or favorable publicity about competitive products; and

•        potential product liability claims.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. In the U.S., the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new device will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Cognos may not be successful in addressing these or other factors that might affect the market acceptance of its product candidates. Failure to achieve widespread market acceptance of Cognos’ product candidates would materially harm its business, financial condition and results of operations.

Even if Cognos receives regulatory approval for any of its product candidates, Cognos will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, its product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, Cognos may be subject to penalties or other enforcement action if it fails to comply with regulatory requirements.

If the FDA or a comparable foreign regulatory authority approves any of Cognos’ product candidates, the manufacturing processes, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, monitoring, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements, including with respect to submissions of safety and other post-marketing information and reports. Any regulatory approvals that Cognos receives for its product candidates (including SINNAIS) may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, and surveillance to monitor the safety and efficacy of the product. For certain medical technology products, manufacturers and other parties involved in the supply chain must also meet chain of distribution requirements and build electronic, interoperable systems for product tracking and tracing. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with its third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•        restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market or voluntary or mandatory product recalls;

•        manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

•        revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•        requirements to conduct additional post-market clinical trials to assess the safety of the product;

•        clinical trial holds;

•        fines, warning letters or other regulatory enforcement action;

•        refusal by the FDA to approve pending applications or supplements to approved applications filed by Cognos or suspension or revocation of approvals; product seizure or detention, or refusal to permit the import or export of products; and

•        injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of its product candidates. If Cognos is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Cognos is not able to maintain regulatory compliance, Cognos may lose any regulatory approval that it may have obtained, which would adversely affect its business, prospects and ability to achieve or sustain profitability.

We depend on a third-party supplier for materials that are necessary for the manufacturing of our product candidates, and the loss of this third-party supplier or its inability to supply us with sufficient quantities of adequate materials, or to do so at acceptable quality levels and on a timely basis, could harm our business.

We currently depend on the Fraunhofer Institute for certain materials used in the manufacture of our product candidates. The loss of our relationship with the Fraunhofer Institute or its failure to supply us with materials to support our development program on a timely basis could impair our ability to develop our product candidates or otherwise delay the development process, which could adversely affect our business, financial condition and results of operations.

Additionally, the supply of materials that is necessary to produce our product candidates could be recalled or interrupted at any time. In such case, identifying and engaging an alternative supplier or manufacturer could result in delay, and we may not be able to find other acceptable suppliers or manufacturers on acceptable terms, or at all. Switching suppliers or manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. If we change suppliers or manufacturers for commercial production, applicable regulatory agencies may require us to conduct additional studies or trials. If key suppliers or manufacturers are lost, or if the supply of materials is diminished or discontinued, we may not be able to develop, manufacture and market our product candidates in a timely and competitive manner, or at all. An inability to continue to source product from any of these suppliers, which could be due to a number of issues, including regulatory actions or requirements affecting the supplier, adverse financial or other strategic development experienced by a supplier, labor disputes or shortages, unexpected demands or quality issues, could adversely affect our ability to satisfy demand for our product candidates, which could adversely and materially affect our product sales and operating results or our ability to conduct clinical trials, either of which could significantly harm our business.

The manufacture of medical devices is complex and the third-party manufacturers on whom Cognos relies may encounter difficulties in production. If any of Cognos’ third-party manufacturers encounter such difficulties, its ability to provide supply of product candidates for clinical trials or products for patients, if approved, could be delayed or prevented.

Manufacturing medical devices such as implantable pumps, especially in large quantities, is often complex. Manufacturing medical devices requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including assembly, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, Cognos may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of Cognos’ manufacturers, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm Cognos’ business.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale, including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials and components. Even if Cognos obtains regulatory approval for any of its current product candidates or any future product candidates, there is no assurance that its manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If Cognos’ manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, its development and commercialization efforts would be impaired, which would have an adverse effect on its business, financial condition, results of operations and growth prospects.

Obtaining and maintaining regulatory approval of Cognos’ product candidates in one jurisdiction does not mean that it will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of Cognos’ product candidates in one jurisdiction does not guarantee that it will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants regulatory approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the U.S., including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign regulatory approval process involves all of the risks associated with FDA approval. In many jurisdictions outside the U.S., a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Cognos may intend to charge for its products will also be subject to approval.

Cognos may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the U.S. have requirements for approval of product candidates with which Cognos must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Cognos and could delay or prevent the introduction of its products in certain countries. If Cognos fails to comply with the regulatory requirements in international markets and/or receive applicable regulatory approvals, its target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed.

Cognos may seek priority review designation for one or more of its product candidates, but it might not receive such designation, and even if it does, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. Cognos may request priority review for its product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if Cognos believes a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Cognos’ business may rely, which could negatively impact its business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect Cognos’ business. In addition, government funding of the SEC and other government agencies on which Cognos’ operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect Cognos’ business. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Cognos’ regulatory submissions, which could have a material adverse effect on its business. Further, future government shutdowns could impact its ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

Separately, in response to the COVID-19 pandemic, since March 2020 when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume pre-pandemic levels of inspection activities, including routine surveillance, bioresearch monitoring and pre-approval inspections. Should FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the FDA has stated that it generally intends to issue, depending on the circumstances, a complete response letter or defer action on the application until an inspection can be completed. During the COVID-19 public health emergency, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. The FDA has noted it was continuing to ensure timely reviews of applications for medical products during the ongoing COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, the FDA may not be able to continue its current pace and review timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the resurfacing of the COVID-19 pandemic and travel restrictions, the FDA is unable to complete such required inspections during the review period. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to another wave of the COVID-19 pandemic and may experience delays in their regulatory activities. If a prolonged government shutdown or other disruption occurs, it could significantly impact the ability of the FDA to timely review and process Cognos’ regulatory submissions, which could have a material adverse effect on its business. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact Cognos’ business by delaying review of its public filings, to the extent such review is necessary, and its ability to access the public markets.

Healthcare legislative reform measures may have a material adverse effect on Cognos’ business and results of operations.

The U.S. and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the U.S. and global healthcare systems that could prevent or delay regulatory approval of Cognos’ current or future product candidates or any future product candidates, restrict or regulate post-approval activities and affect its ability to profitably sell a product for which it obtains regulatory approval. Changes in regulations, statutes or the interpretation of existing regulations could impact Cognos’ business in the future by requiring, for example: (i) changes to its manufacturing arrangements, (ii) additions or modifications to product labeling, (iii) the recall or discontinuation of its products, or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Cognos’ business.

There has been increasing legislative and enforcement interest in the U.S. with respect to pricing practices in the healthcare field. Cognos expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare-related products and services, which could result in reduced demand for its current or future product candidates or additional pricing pressures. In particular any policy changes through CMS as well as local state Medicaid programs could have a significant impact on Cognos’ business.

Cognos’ revenue prospects could be affected by changes in healthcare spending and policy in the U.S. and abroad. Cognos operates in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact its business, operations and financial condition.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. Cognos cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•        the demand for Cognos’ current or future product candidates, if it obtains regulatory approval;

•        Cognos’ ability to set a price that it believes is fair for its products;

•        Cognos’ ability to obtain coverage and reimbursement approval for a product;

•        Cognos’ ability to generate revenue and achieve or maintain profitability;

•        the level of taxes that Cognos is required to pay; and

•        the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect Cognos’ future profitability.

Cognos’ relationships with customers, healthcare providers, physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose it to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished future profits and earnings.

Although Cognos does not currently have any products on the market, once it begins commercializing its product candidates (including SINNAIS), it will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which it conducts its business. Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which it obtains regulatory approval. Cognos’ future arrangements with third-party payors and customers may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which it markets, sells and distributes its product candidates for which it obtains regulatory approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

•        the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment of up to ten years, and exclusion from government healthcare programs. In addition, the government may assert that a claim, including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties. The Anti-Kickback Statute has been interpreted to apply to arrangements between biotech manufacturers, on the one hand, and prescribers, purchasers and formulary managers, on the other. Federal regulators heavily scrutinize relationships between medical technology companies and persons in a position to generate referrals for or the purchase of their products, such as physicians, other healthcare providers, and pharmacy benefit managers, among others. However, there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

•        the federal civil and criminal false claims and civil monetary penalties laws, including the federal False Claims Act, or FCA, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the False Claims Act, even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false of fraudulent claim for purposes of the False Claims Act. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

•        the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program (e.g., public or private), or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the ACA, which require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to HHS information related to transfers of value made to physicians, nurse practitioners, certified nurse anesthetists, physician assistants, clinical nurse specialists, and certified nurse midwives as well as teaching hospitals. Manufacturers are also required to disclose ownership and investment interests held by physicians and their immediate family members;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and its implementing regulations, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. The 2009 amendments also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

•        federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

•        federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products.

Cognos is also subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to Cognos’ business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if Cognos fails to comply with an applicable state law requirement it could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

Ensuring that Cognos’ future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that Cognos’ business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Cognos’ operations, including anticipated marketing activities to be conducted by Cognos in the future, were to be found to be in violation of any of these laws or any other governmental regulations that may apply to it, Cognos may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the exclusion from participation in federal and state government funded healthcare programs, such as Medicare and Medicaid, reputational harm, and the curtailment or restructuring of its operations. It may also subject Cognos to additional reporting obligations and oversight, if it becomes subject to a corporate integrity agreement, deferred prosecution agreement, or other agreement to resolve allegations of non-compliance with these laws. If any of the physicians or other providers or entities with whom Cognos expects to do business is found not to be in compliance with applicable laws, they may be subject to similar criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Laws and regulations governing any international operations Cognos may have in the future may preclude it from developing, manufacturing and selling certain products outside of the U.S. and require it to develop and implement costly compliance programs.

If Cognos expands its operations outside of the U.S., it must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which it plans to operate. The Foreign Corrupt Practices Act (“FCPA”) prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the U.S., or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If Cognos expands its presence outside of the U.S., it will require Cognos to dedicate additional resources to comply with these laws, and these laws may preclude it from developing, manufacturing, or selling certain products and product candidates outside of the U.S., which could limit its growth potential and increase its development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Risks Related to Cognos’ Intellectual Property

Throughout this section, unless otherwise noted, “Cognos” refers to Cognos Therapeutics, Inc.

If Cognos is unable to obtain and maintain patent protection for Cognos’ product candidates and other proprietary technologies Cognos develops, or if the scope of the patent protection obtained is not sufficiently broad, Cognos’ competitors could develop and commercialize products and technology similar or identical to Cognos’, and Cognos’ ability to successfully commercialize Cognos’ product candidates and other proprietary technologies Cognos may develop may be adversely affected.

Cognos’ success depends in large part on Cognos’ ability to obtain and maintain patent protection in the U.S. and other countries with respect to Cognos’ product candidates and other proprietary technologies Cognos may develop. In order to protect Cognos’ proprietary position, Cognos has filed and intends to file additional patent applications in the U.S. and abroad relating to Cognos’ product candidates and other proprietary technologies Cognos may develop; however, there can be no assurance that any such patent applications will issue as granted patents or that a granted patent will provide sufficient coverage for Cognos’ product candidates. If Cognos is unable to obtain or maintain patent protection with respect to Cognos’ product candidates and other proprietary technologies Cognos may develop, Cognos’ business, financial condition, results of operations and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming and complex, and Cognos may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Cognos will fail to identify patentable aspects of Cognos’ research and development output in time to obtain patent protection. Although Cognos enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of Cognos’ research and development output, such as Cognos’ employees, corporate collaborators, outside scientific collaborators, contract research organizations (“CROs”), contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing Cognos’ ability to seek patent protection. In addition, Cognos’ ability to obtain and maintain valid and enforceable patents depends on whether the differences between Cognos’ inventions and the prior art allow Cognos’ inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, Cognos cannot be certain that Cognos or Cognos’ licensors were the first to make the inventions claimed in any of Cognos’ owned or licensed patents or pending patent applications, or that Cognos or Cognos’ licensors were the first to file for patent protection of such inventions.

The patent position of medical device companies generally is highly uncertain and involves complex legal and factual questions. As a result, the issuance, scope, validity, enforceability and commercial value of Cognos’ patent rights are highly uncertain. Cognos’ patent applications may not result in patents being issued which protect Cognos’ product candidates and other proprietary technologies Cognos may develop or which effectively prevent others from commercializing competitive technologies and products. In particular, Cognos’ ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe Cognos’ intellectual property will depend in part on Cognos’ success in obtaining and enforcing patent claims that cover all of Cognos’ technology, inventions and improvements. With respect to both licensed and company-owned intellectual property, Cognos cannot be sure that patents will be granted with respect to any of Cognos’ pending patent applications or with respect to any patent applications filed by us in the future. Moreover, even issued patents do not provide Cognos with the right to practice Cognos’ technology in relation to the commercialization of Cognos’ products. Third parties may have blocking patents that could be used to prevent us from commercializing Cognos’ product candidates and practicing Cognos’ proprietary technology. Cognos’ issued patent as well as patents that may issue in the future that Cognos own or in-license may be challenged, invalidated, or circumvented, which could limit Cognos’ ability to stop competitors from marketing related products or limit the length of the term of patent protection that Cognos may have for Cognos’ product candidates. Furthermore, Cognos’ competitors may independently develop similar technologies.

Additionally, issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability and Cognos’ patents may be challenged in the courts or patent offices in the U.S. and abroad. Cognos may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (USPTO) or in other jurisdictions, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or other similar proceedings challenging Cognos’ patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, Cognos’ patent rights, allow third parties to commercialize Cognos’ product candidates and other proprietary technologies Cognos may develop and compete directly with us, without payment to us, or result in Cognos’ inability to manufacture or commercialize products without infringing third-party patent rights. Such proceedings also may result in substantial cost and require significant time from Cognos’ scientists and management, even if the eventual outcome is favorable to us.

In addition, if the breadth or strength of protection provided by Cognos’ patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Cognos may not be able to protect Cognos’ intellectual property rights throughout the world.

Filing, prosecuting, maintaining, enforcing and defending patents and other intellectual property rights on Cognos’ technology and any product candidates Cognos may develop in all jurisdictions throughout the world would be prohibitively expensive, and accordingly, Cognos’ intellectual property rights in some jurisdictions outside the U.S. could be less extensive than those in the U.S. In some cases, Cognos or Cognos’ licensors may not be able to obtain patent or other intellectual property protection for certain technology and product candidates outside the U.S. In addition, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, Cognos and Cognos’ licensors may not be able to obtain issued patents or other intellectual property rights covering any product candidates Cognos may develop and Cognos’ technology in all jurisdictions outside the U.S. and, as a result, may not be able to prevent third parties from practicing Cognos’ and Cognos’ licensors’ inventions in all countries outside the U.S., or from selling or importing products made using Cognos’ inventions in and into the U.S. or other jurisdictions. For example, third parties may use Cognos’ technologies in jurisdictions where Cognos and Cognos’ licensors have not pursued and obtained patent or other intellectual property protection to develop their own products and, further, may export otherwise infringing, misappropriating or violating products to territories where Cognos has patent or other intellectual property protection, but enforcement is not as strong as that in the U.S.

Additionally, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain jurisdictions, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement, misappropriation or other violation of Cognos’ patent and other intellectual property rights or marketing of competing products in violation of Cognos’ intellectual property rights generally. Proceedings to enforce Cognos’ or Cognos’ licensors’ patent and other intellectual property rights in foreign jurisdictions could result in substantial costs and divert Cognos’ efforts and attention from other aspects of Cognos’ business, could put Cognos’ patent and other intellectual property rights at risk of being invalidated or interpreted narrowly and Cognos’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. Cognos or Cognos’ licensors may not prevail in any lawsuits that Cognos or Cognos’ licensors initiate and, if Cognos or Cognos’ licensors prevail, the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Cognos’ efforts to enforce Cognos’ intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Cognos develop or license.

Many jurisdictions also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties, and, many jurisdictions limit the enforceability of patents against government agencies or government contractors. In these jurisdictions, the patent owner may have limited remedies, which could materially diminish the value of such patents. If Cognos or any of Cognos’ licensors is forced to grant a license to third parties with respect to any patents relevant to Cognos’ business, Cognos’ competitive position may be impaired, and Cognos’ business, financial condition, results of operations and prospects may be adversely affected.

Issued patents covering product candidates Cognos may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad.

Cognos’ owned and licensed patent rights may be subject to priority, validity, inventorship and enforceability disputes. If Cognos or Cognos’ licensors are unsuccessful in any of these proceedings, such patent rights may be narrowed, invalidated or held unenforceable. The foregoing could have a material adverse effect on Cognos’ business, financial condition, results of operations and prospects.

For example, if Cognos or one of Cognos’ licensors initiate legal proceedings against a third party to enforce a patent covering any of Cognos’ product candidates or Cognos’ technology, the defendant could counterclaim that the patent is invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, interference proceedings, derivation proceedings, post grant review, inter partes review and equivalent proceedings such as opposition, invalidation and revocation proceedings in foreign jurisdictions. Such proceedings could result in the revocation or cancellation of or amendment to Cognos’ patents in such a way that they no longer cover one or more of Cognos’ product candidates or Cognos’ technology or no longer prevent third parties from competing with any product candidates Cognos may develop or Cognos’ technology. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a distraction to management and other employees. With respect to the validity question, for example, Cognos cannot be certain that there is no invalidating prior art, of which the patent examiner and Cognos or Cognos’ licensing partners were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, Cognos could lose at least part, and perhaps all, of the patent protection on one or more of Cognos’ product candidates or technology. Such a loss of patent protection could have a material adverse effect on Cognos’ business, financial condition, results of operations and prospects.

Obtaining and maintaining Cognos’ patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and Cognos’ patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the U.S. over the lifetime of Cognos’ owned or licensed patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on Cognos’ business, financial condition, results of operations, and prospects.

Changes in patent law in the U.S. or worldwide could diminish the value of patents in general, thereby impairing Cognos’ ability to protect any product candidates Cognos may develop and Cognos’ technology.

Changes in either the patent laws or interpretation of patent laws in the U.S. and worldwide, including patent reform legislation such as the Leahy-Smith America Invents Act (the Leahy-Smith Act), could increase the uncertainties and costs surrounding the prosecution of any owned or in-licensed patent applications and the maintenance, enforcement or defense of any in-licensed issued patents and issued patents Cognos may own or in-license in the future. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO- administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. After March 2013, under the Leahy- Smith Act, the U.S. transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Cognos’ patent applications and the enforcement or defense of patents to issue, all of which could have a material adverse effect on Cognos’ business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Cognos’ patent rights and Cognos’ ability to protect, defend and enforce Cognos’ patent rights in the future.

Cognos may be subject to claims challenging the inventorship or ownership of Cognos’ patent and other intellectual property rights.

Cognos or Cognos’ licensors may be subject to claims that former employees, collaborators or other third parties have an interest in Cognos’ owned or in-licensed patent rights, trade secrets or other intellectual property as an inventor or co-inventor. For example, Cognos or Cognos’ licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing Cognos’ product candidates or technology. Litigation may be necessary to defend against these and other claims challenging inventorship or Cognos’ or Cognos’ licensors’ ownership of Cognos’ owned or in-licensed patent rights, trade secrets or other intellectual property. If Cognos or Cognos’ licensors fail in defending any such claims, in addition to paying monetary damages, Cognos may lose valuable intellectual property rights, such as exclusive ownership of or right to use intellectual property that is important to any product candidates Cognos may develop or Cognos’ technology. Even if Cognos is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Cognos’ business, financial condition, results of operations and prospects.

Cognos may be subject to claims that Cognos’ employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what Cognos regards as Cognos’ own intellectual property.

Some of Cognos’ employees, consultants and advisors are currently or were previously employed at universities or other medical device companies, including Cognos’ competitors or potential competitors. Although Cognos tries to ensure that Cognos’ employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, Cognos may be subject to claims that Cognos or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If Cognos fails in defending any such claims, in addition to paying monetary damages, Cognos may lose valuable intellectual property rights or personnel. Even if Cognos is successful in defending against such claims, litigation could result in substantial costs and be a distraction to Cognos’ management.

In addition, while it is Cognos’ policy to require Cognos’ employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, Cognos may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Cognos regards as Cognos’ own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Cognos may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what Cognos regards as Cognos’ intellectual property. Such claims could have a material adverse effect on Cognos’ business, financial condition, results of operations and prospects.

Third-party claims of intellectual property infringement, misappropriation or other violations against us or Cognos’ collaborators may prevent or delay the development and commercialization of Cognos’ products and other proprietary technologies Cognos may develop.

Cognos’ commercial success depends in part on Cognos’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the medical device industry, as well as administrative proceedings for challenging patents, including interference, derivation, reexamination, inter partes review and post-grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions.

Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which Cognos is commercializing or plan to commercialize Cognos’ products and in which Cognos is developing other proprietary technologies. As the medical device industry expands and more patents are issued, the risk increases that Cognos’ products and commercializing activities may give rise to claims of infringement of the patent rights of others. Cognos cannot assure you that Cognos’ products and other proprietary technologies Cognos may develop will not infringe existing or future patents owned by third parties. Cognos may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which Cognos is developing Cognos’ products, might assert as infringed by us. It is also possible that patents owned by third parties of which Cognos is aware or patents that may issue in the future from patent applications owned by third parties of which Cognos is aware, but which Cognos does not believe Cognos infringes or that Cognos believes Cognos has valid defenses to any claims of patent infringement, could be found to be infringed by us, such as in connection with one or more of Cognos’ product candidates. In addition, because patent applications can take many years to issue, and the scope of any patent claims that may ultimately issue are difficult to predict, there may be currently pending patent applications that may later result in issued patents that Cognos may infringe and that, as a result, could harm Cognos’ business.

In the event that any third-party claims that Cognos infringes their patents or that Cognos is otherwise employing their proprietary technology without authorization and initiates litigation against us, even if Cognos believes such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by us. In this case, the holders of such patents may be able to block Cognos’ ability to commercialize the infringing products or technologies unless Cognos obtains a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if Cognos is able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in Cognos’ competitors gaining access to the same intellectual property. If Cognos is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, Cognos may be unable to commercialize the infringing products or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm Cognos’ business.

Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from Cognos’ business, and may impact Cognos’ reputation. In the event of a successful claim of infringement against us, Cognos may be enjoined from further developing or commercializing the infringing products or technologies. In addition, Cognos may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign Cognos’ infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, Cognos would be unable to further develop and commercialize Cognos’ product candidates or technologies, which could harm Cognos’ business significantly. Further, Cognos cannot predict whether any required license would be available at all or whether it would be available on commercially reasonable terms. Cognos could be prevented from commercializing a product, or be forced to cease some aspect of Cognos’ business operations, if, as a result of actual or threatened patent infringement claims, Cognos is unable to enter into licenses on acceptable terms.

Cognos may in the future pursue invalidity proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable. Even if resolved in Cognos’ favor, these legal proceedings may cause us to incur significant expenses, and could distract Cognos’ technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Cognos’ common stock. Such proceedings could substantially increase Cognos’ operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. If Cognos does not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at Cognos’ product candidates.

Cognos may become involved in lawsuits to protect or enforce Cognos’ patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Third parties, such as a competitor, may infringe Cognos’ patent rights. In an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable or may refuse to stop the other party from using the invention at issue on the grounds that the patent does not cover the technology in question. In addition, Cognos’ patent rights may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time-consuming. An adverse result in any litigation proceeding could put Cognos’ patent rights at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Cognos’ confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in Cognos’ favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract Cognos’ personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Cognos’ common stock. Such litigation or proceedings could substantially increase Cognos’ operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Cognos may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Cognos’ competitors may be able to sustain the costs of such litigation or proceedings more effectively than Cognos can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Cognos’ ability to compete in the marketplace.

If Cognos’ trademarks and trade names are not adequately protected, then Cognos may not be able to build name recognition in Cognos’ markets of interest and Cognos’ business may be adversely affected.

Cognos’ registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks.

Cognos may not be able to protect Cognos’ rights to these trademarks and trade names, which Cognos need to build name recognition among potential partners or customers in Cognos’ markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding Cognos’ ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Cognos’ registered or unregistered trademarks or trade names. Cognos’ efforts to enforce or protect Cognos’ proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect Cognos’ business, financial condition, results of operations and prospects.

Risks Related to Compliance with Law, Government Regulation and Litigation

Unless the context otherwise requires, all references in this section to “Nocturne,” “we,” “us” or “our” refer to Nocturne prior to the consummation of the Business Combination and the Combined Company after the consummation of the Business Combination.

Nocturne’s business with various governmental entities is, and the Combined Company’s business will be, subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

We are, and the Combined Company will be, subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our launch system operations, employment and labor, health care, tax, data privacy of the personal information we collect and process and data security of the operational and information technology we use, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change and are often interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance, with current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. Such license approvals may include an interagency review of safety, operational, national security, foreign policy implications and international obligations, as well as a review of foreign ownership. Any delays in regulatory actions allowing us to conduct our commercial space operations could adversely affect our ability to operate our business and our financial results.

If we are unable to protect the confidentiality of our trade secrets and know how, our business and competitive position may be harmed.

We rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain our business and competitive position, and we consider trade secrets and know-how to be our primary form of intellectual property protection. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.

Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations are materially affected by economic and political conditions in the U.S. and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on our products and services as their business and/or budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

The current invasion of Ukraine by Russia has escalated tensions among the U.S., the North Atlantic Treaty Organization (“NATO”) and Russia. The U.S. and other NATO member states, as well as non-member states, have announced new sanctions against Russia and certain Russian banks, enterprises and individuals. These and any future additional sanctions and any resulting conflict between Russia, the U.S. and NATO countries could have an adverse impact on our current operations.

Further, such invasion, ongoing military conflict, resulting sanctions and related countermeasures by NATO states, the U.S. and other countries are likely to lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance.

If we were deemed to be an investment company under the 1940 Act, as a result of our ownership of Cognos, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities, and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

At March 31, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds, which were invested primarily in U.S. Treasury securities. However, as of September 30, 2023, in order to mitigate the risk that the Company could be deemed to be operating as an unregistered investment company under the 1940 Act, the Company instructed Continental to liquidate the Company’s investments in money market funds invested primarily in U.S. Treasury securities. As of the date of this proxy statement/prospectus, none of the Company’s assets or investments are held in U.S. Government securities.

After the Closing, we will control and operate Cognos. On that basis, we believe that our interest in Cognos is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Cognos, our interest in Cognos could be deemed an “investment security” for purposes of the 1940 Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. Nocturne believes it has conducted, and the Combined Company intend to continue to conduct, its business in a manner that does not result in Nocturne being characterized as an investment company. To avoid being deemed an investment company, Nocturne may decide not to broaden its offerings, which could require Nocturne to forgo attractive opportunities. If Nocturne is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, including:

•        restrictions on the nature of our investments;

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination. In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

These restrictions could adversely affect Nocturne’s business, financial condition, and results of operations. In addition, Nocturne may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Merger Agreement, the Nocturne Board will not have the ability to adjourn the Special Meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the Special Meeting, the Nocturne Board determines that it would be in the best interests of Nocturne to adjourn the Special Meeting to give Nocturne more time to consummate the Business Combination for whatever reason (such as if the Merger Agreement is not approved, or if Nocturne would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination (assuming the NTA Amendment is not approved at the NTA Meeting), or if additional time is needed to fulfill other closing conditions), the Nocturne Board will seek approval to adjourn the Special Meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Merger Agreement, the Nocturne Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss. They do not contain all of the information that may be important to you. You should read carefully the entire document, including the annexes to this proxy statement.

Do I still need to read this updated proxy statement/prospectus if I read the previous proxy statement/prospectus filed on December 29, 2023 and mailed on or about January 9, 2024?

Yes. This amended and restated proxy statement/prospectus provides an update of certain information, particularly information that was not included in the previous proxy statement/prospectus dated December 29, 2023, or that was included in the previous proxy statement/prospectus dated December 29, 2023 and will change as a result of Amendment No. 2 to the Merger Agreement, the Helena Investment, the Helena Transfer Agreement and the A&R Sponsor Forfeiture Agreement. We urge you to read this amended and restated proxy statement/prospectus, all of the annexes hereto, and the other documents referred to herein in their entirety.

Has the date and time of the Special Meeting changed?

Yes. The Special Meeting was originally scheduled for 9:00 a.m. Eastern Time on January 30, 2024, and on January 30, 2024 was postponed to February 6, 2024 at 10:00 a.m. Eastern Time, and on February 5, 2024 was postponed again to February 27, 2024, at 9:00 a.m. Eastern Time to provide additional time for the Company’s shareholders to review the changes to the Business Combination resulting from Amendment No. 2 to the Merger Agreement, the Helena Investment, the Helena Transfer Agreement and the A&R Sponsor Forfeiture Agreement. Holders of Nocturne’s ordinary shares on December 29, 2023, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The deadline to exercise redemption rights for public shares has been extended to 5:00 p.m. Eastern Time on February 23, 2024 (two business days before the Special Meeting). Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted unless the Board of Directors determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). See “How do I redeem my public shares?”

What should I do if I have already voted?

If you have already delivered a properly executed proxy card and do not wish to change your vote, you do not need to deliver another proxy card. However, if you wish to change your vote after reviewing this updated proxy statement/prospectus, you should fill out and deliver the enclosed proxy card. The receipt of your revised proxy card and/or new voting instructions will revoke and supersede any proxy or voting instructions previously submitted.

Why am I receiving this proxy statement?

Our shareholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Merger Agreement, providing for, among other things, the merger of Nocturne Merger Sub, Inc. (“Merger Sub”) with and into Cognos, with Cognos continuing as the surviving corporation (the “Surviving Company”) in the merger (the “Merger”). You are being asked to vote on the Business Combination. A copy of the Merger Agreement, Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Are there any additional proposals to be acted upon at the Special Meeting that were not described in the proxy statement/prospectus dated December 29, 2023?

No. There are no additional proposals to be acted upon at the Special Meeting that were not described in the previous proxy statement/prospectus.

Are there any changes to any of the Proposals to be acted upon at the Special Meeting and described in the proxy statement/prospectus dated December 29, 2023?

No. The Transaction Proposal and related approval of the Merger Agreement has not changed, although the Merger Agreement has been amended by Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement since this proxy statement/prospectus was originally mailed to shareholders.

What is being voted on?

You are being asked to vote on each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal. All eight proposals are listed below:

1.      A proposal, by special resolution, to change the corporate structure and domicile of the Company by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware, and to change the name of the Company from “Nocturne Acquisition Corporation” to “Cognos Therapeutics Holdings, Inc.,” both to be effected prior to the closing (the “Closing”) of the proposed business combination transactions between the Company and Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware (“Cognos”), contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) between the Company and Cognos (such transactions, the “Business Combination” and, such proposal, the “Domestication Proposal”).

2.      A proposal, by ordinary resolution, to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (the “Transaction Proposal”).

3.      A proposal, by ordinary resolution, to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (the “Issuance Proposal”).

4.      A proposal, by special resolution, to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the proposed Bylaws of the Company to be in effect as of the Domestication, in the forms attached hereto as Annex B and Annex C, respectively (the “Interim Charter Proposal”).

5.      A proposal, by special resolution, to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex D (the “Charter Proposal”).

6.      A proposal to approve, on a non-binding advisory basis, certain changes to the proposed Certificate of Incorporation and proposed Bylaws of the combined company on a post-closing basis based on a review of certain material differences between Nocturne’s existing organizational documents and the proposed Certificate of Incorporation and proposed Bylaws (the “Organizational Documents Proposal”).

7.      A proposal, by ordinary resolution, to approve the long-term equity incentive plan (“LTIP”) that provides for the ability to grant stock purchase rights with respect to common stock of the combined company after the Business Combination (the “Combined Company Common Stock”) to employees of the combined company after the Business Combination (the “Combined Company”) and its subsidiaries, in the form attached hereto as Annex E (the “LTIP Proposal”).

8.      A proposal, by ordinary resolution, to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the

Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal, but no other proposal if the Required Proposals are approved or if we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”).

Are the proposals conditioned on one another?

Yes. The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal (together, the “Required Proposals”) at the Special Meeting. If we fail to obtain sufficient votes for the Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals is conditioned on the approval of the Required Proposals, other than the Organizational Documents Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination.

If we do not consummate the Business Combination and fail to complete an initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), we will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to the public shareholders, unless we extend the time we have to complete an initial business combination under the Existing Organizational Documents and the Trust Agreement.

What is the purpose of the Domestication Proposal?

The sole purpose of the Domestication Proposal is to change the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Board believes that it would be in the best interests of the Company to effect the Domestication to enable the Company to avoid certain taxes that would be imposed on the Combined Company if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Combined Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate in Delaware and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the manner the Company is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in Delaware and consequently its status as the state of incorporation of a majority of U.S. corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues. Delaware courts have also established a substantial body of case law interpreting the Delaware General Corporate Law (the “DGCL”) and favorable public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Combined Company’s corporate legal affairs. The purpose of the Adjournment Proposal is to allow the Company to adjourn the Special Meeting (i) to a later date or dates if we determine that additional time is necessary to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Domestication Proposal or if we determine that additional time is necessary to effectuate the Domestication or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals.

The Domestication will not occur unless the Company’s shareholders have approved the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal, and the Merger Agreement is in full force and effect prior to the Domestication. If these conditions are met, the Domestication will occur immediately prior to the Effective Time.

What is involved with the Domestication?

The Domestication will require the Company to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be immediately prior to the Effective Time, the Company will cease to be a company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation and, in connection with the Business Combination, will change its corporate name to “Cognos Therapeutics Holdings, Inc.” The Company’s Existing Organizational Documents will be replaced by the Interim Certificate of Incorporation and the Bylaws, and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

When do you expect that the Domestication will be effective?

The Domestication is expected to become effective immediately prior to the Effective Time (and in any event is expected to become effective prior to the Effective Time).

How will the Domestication affect my securities of Nocturne?

Pursuant to the Domestication and without further action on the part of Nocturne’s shareholders, (1) each Nocturne Ordinary Share outstanding immediately prior to the effective time of the Domestication will be converted into one share of Nocturne Common Stock, (2) each Nocturne Unit outstanding immediately prior to the effective time of the Domestication will be converted into a Unit consisting of one share of Nocturne Common Stock (rather than one ordinary share) and one Nocturne Right, and (3) each Nocturne Right outstanding immediately prior to the effective time of the Domestication will be converted into one share of Nocturne Common Stock (rather than one ordinary share).

Why is Nocturne proposing the Business Combination?

We are a special purpose acquisition company incorporated as a Cayman Islands exempted company on October 28, 2020, and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the trust account (excluding deferred underwriting commissions and taxes payable) at the time of our signing a definitive agreement in connection with an initial business combination and (b) are not, under the Existing Organizational Documents, permitted to effect an initial business combination another blank check company or similar company with nominal operations.

The prospectus for the IPO states that we intend to use the following general criteria and guidelines to evaluate potential acquisition opportunities, though we may decide to enter into an initial business combination with a target business that does not meet these criteria and guidelines:

•        Companies with operations or prospects in the disruptive technology sector.    Based upon our management team’s experience, we believe we have a competitive advantage and excellent access to investment opportunities when negotiating a business combination with potential targets in the sector, such as Cognos.

•        Companies that are fundamentally sound and have the potential for improved performance under our ownership.    Our management team’s experience in target sectors will create opportunities to enhance the operational efficiencies and revenue of the target business, while potentially generating higher returns for our investors.

•        Significant growth opportunities.    Apart from strong organic growth potential, we look for companies that could meaningfully accelerate growth through geographic expansion, business combinations and disruptive or pioneering products (such as Cognos’ SINNAIS™ Implantable Smart Pump).

•        Market leaders.    Our targets should have a leading presence across a segment or industry, or have leading product or technology capabilities.

•        Appropriate valuations.    We intend to be a disciplined and valuation-centric investor that will invest on terms that we believe are attractive relative to market comparables that provide significant upside potential.

Based on our due diligence investigations of Cognos and the industry in which it operates, including the financial and other information provided by Cognos during the course of our negotiations, we believe that Cognos meets the criteria and guidelines listed above. Please see the section titled “The Special Meeting — Recommendation of Our Board of Directors” and “The Business Combination — Nocturne’s Board’s Reasons for Approval of the Business Combination” for additional information.

Why is Nocturne providing shareholders with the opportunity to vote on the Business Combination?

Under the Existing Organizational Documents, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide our shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our shareholders of the Business Combination in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the Closing. The approval of the Business Combination is required under the Certificate of Incorporation. In addition, such approval is also a condition to the Closing under the Merger Agreement.

What will happen in the Business Combination?

Pursuant to the Merger Agreement, at the Closing, Merger Sub will merge with and into Cognos, and Nocturne will acquire the business of Cognos and 100% of the outstanding equity and equity equivalents of Cognos, including options, warrants or other securities which grant holders the right to acquire, or convert other securities into, equity securities of Cognos, with Cognos continuing as the surviving corporation in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of Nocturne, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law.

How has the announcement of the Business Combination affected the trading price of the public shares?

The trading price of Nocturne’s public shares has fluctuated considerably over the past year but has generally trended upward, in particular in light of the extension payments (see the section below titled “Related Party Promissory Notes” for additional details). Since the announcement of Nocturne’s entry into the Merger Agreement, the trading price of Nocturne’s public shares has increased from, for example, a closing price of $10.51 per share on December 29, 2022, the last trading day prior to the announcement of the Business Combination, to a closing price of $11.30 per share on February 8, 2024. There can be no assurance that the trading prices of Nocturne’s securities will trend upward.

Following the Business Combination, will Nocturne’s securities continue to trade on a stock exchange?

Nocturne has applied for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock on Nasdaq under the symbol “COGN”.

Is the Business Combination the first step in a “going private” transaction?

No. We do not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Cognos to access the U.S. public markets.

Will the management of Nocturne change in the Business Combination?

Following the Closing, it is expected that the current senior management of Cognos will comprise the senior management of the Combined Company, and the board of directors of the Combined Company of directors will consist of Frank Adell, Josh Shachar, Dr. Thomas Chen, Craig Burson, Chris Smith, Dr. Rick Panicucci and Dr. Philippe Gadal. Please see the section titled “Management of the Combined Company” for additional information.

What will Cognos shareholders receive in the Business Combination?

Each share of common stock of Cognos issued and outstanding immediately prior to the Effective Time (including each of the Tako Shares) shall be cancelled and converted into the right to receive approximately 0.31381 shares of Nocturne Common Stock based on a Common Exchange Ratio set forth in the Merger Agreement. We estimate that Cognos shareholders, including Helena Partners Inc. (“Helena”), will receive a total of 11,848,320 shares of Nocturne Common Stock, including the 161,360 shares underlying the Cognos Options, the 109,759 shares underlying the Cognos Warrants and the 136,157 shares issuable in connection with the Closing pursuant to the bridge notes.

What will holders of Cognos equity awards receive in the Business Combination?

All of the stock options of Cognos (the “Cognos Options”) outstanding immediately prior to the Effective Time shall be assumed by Nocturne and converted into an option to purchase a number of shares of Nocturne Common Stock (the “Nocturne Options”) calculated according to a Common Exchange Ratio specified in Section 2.1(e)(iv) of the Merger Agreement.

All of the warrants of Cognos (the “Cognos Warrants”) that are outstanding immediately prior to the Effective Time will be assumed by Nocturne and converted into warrants for shares of Nocturne Common Stock (the “Nocturne Warrants”) on the same terms and conditions as were applicable to the Cognos Warrants immediately prior to the Effective Time, subject to certain adjustments pursuant to the Merger Agreement. Prior to the Effective Time, each holder of a Cognos Warrant will receive a notice setting forth the effect of the Merger on such holder’s Cognos Warrants and describing the treatment of each Cognos Warrant.

What happens if a substantial number of public shareholders vote in favor of the Merger Proposal and exercise their redemption rights?

Public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, provided that Nocturne (without regard to any assets or liabilities of Cognos) after payment of all such redemptions, has at least $5,000,001 in net tangible assets immediately prior to the Closing (assuming the NTA Amendment is not approved at the NTA Meeting). On February 5, 2024, we filed the NTA Proxy Statement soliciting the approval of our stockholders at the NTA Meeting of the NTA Amendment, which would allow us to redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. The purpose of the relevant provision in the A&R Memorandum and Articles was to ensure that, in connection with the Business Combination, the Company would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and the Company believes that it may rely on another exclusion, which relates to it being listed on Nasdaq (the “Exchange Rule”). Therefore, the Company intends to rely on the Exchange Rule to not be deemed a penny stock issuer. For a complete description of the NTA Amendment, we encourage you to read in its entirety the NTA Proxy Statement filed with the SEC on February 5, 2024.

The Business Combination may be completed even though the funds available from the trust account and the number of public shareholders is substantially reduced as a result of redemptions by public shareholders. If the Business Combination is completed notwithstanding redemptions, the Company will have fewer public shares and public shareholders, the trading market for the Company’s securities may be less liquid and the Company may not be able to meet the minimum listing standards for a national securities exchange. Furthermore, the funds available from the trust account for working capital purposes of the Company after the Business Combination may not be sufficient for its future operations and may not allow the Company to reduce Cognos’ indebtedness and/or pursue its strategy for growth.

What equity stake will current Nocturne shareholders and Cognos shareholders hold in the Combined Company immediately after the Closing?

Upon consummation of the Business Combination (assuming, among other things, that after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions (each as defined below)), no Public Stockholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) Nocturne’s Public Stockholders are expected to own approximately 14.6% of the outstanding Combined Company Common Stock, (ii) the Initial Stockholders and related parties are expected to own approximately 11.5% of the outstanding Combined Company Common Stock, (iii) the Cognos stockholders are expected to own approximately 60.1% of the Combined Company Common Stock, and (iv) Helena is expected to own approximately 13.8% of the Combined Company Common Stock.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, no Public Stockholders exercise their redemption rights in connection with the Business Combination, and (ii) an aggregate of shares of Combined Company Common Stock are issued to former stockholders of Cognos in accordance with the Business Combination Agreement. If actual facts are different from these assumptions, the percentage ownership retained by the Nocturne stockholders and Cognos stockholders in the Combined Company, and associated voting power, will be different.

If any of Nocturne’s Public Shareholders exercise redemption rights in connection with the Closing, the percentage of the outstanding Combined Company’s Common Stock held by Nocturne’s Public Shareholders will decrease and the percentages of the outstanding Combined Company’s Common Stock held by the Initial Shareholders, related parties and Cognos shareholders will increase, in each case, relative to the percentage held if none of the Public Shares are redeemed.

The following table illustrates varying ownership levels of the Combined Company immediately following the Business Combination:

	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Contractual Redemptions(2)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Cognos stockholders(3)	10,970,201	60.1%	10,970,201	60.4%	10,970,201	60.7%
Nocturne Public Stockholders(4)	2,668,825	14.6%	2,583,693	14.2%	2,498,560	13.8%
Initial Stockholders and related parties(5)	2,101,675	11.5%	2,101,675	11.6%	2,101,675	11.6%
Helena(6)	2,500,000	13.8%	2,500,000	13.8%	2,500,000	13.9%
Total common stock	18,240,701	100.0%	18,155,569	100.0%	18,070,436	100.0%

____________

(1)      “Mid-Point Redemptions” means mid-point stock redemption levels reflecting approximately 87.5% of the 11,500,000 redeemable public shares, or approximately 10,066,308 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024.

(2)      “Maximum Contractual Redemptions” means maximum stock redemption levels reflecting approximately 88.3% of the 11,500,000 redeemable public shares, or approximately 10,151,440 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024. This is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(3)      The shares held by Cognos stockholders were calculated based on the stated $120 million pre-money enterprise value divided by the per-share valuation of $10.30 (including the 291,262 shares issuable to Maxim Partners immediately prior to the Effective Time as a portion of their success fee in connection with the consummation of the Business Combination), minus (i) the 161,360 shares underlying the Cognos Options, (ii) the 48,080 shares underlying the Cognos Warrants, and (iii) the 2,500,000 shares transferred to Helena, plus the (iv) 1,893,000 shares transferred from the Initial Stockholders and related parties, and (v) the 136,156 shares issuable in connection with the conversion of the bridge convertible notes upon the consummation of the Business Combination. Such 136,156 shares are excluded from the calculation of the aggregate stock consideration to be distributed to Cognos shareholders because such shares will be issued after the Business Combination has been consummated. As of September 30, 2023, Cognos had 4,066,784 options outstanding and 570,153 warrants outstanding. Based on a common exchange ratio of 0.31381 and the treasury method of accounting, a total of 161,360 shares of Combined Company Common Stock will be issued to the holders of Cognos Options and a total of 48,080 shares of Combined Company Common Stock will be issued to the holders of Cognos Warrants.

(4)      The shares held by Nocturne Public Stockholders were calculated based on (i) the 1,851,416 Public Shares issued and outstanding as of September 30, 2023, (ii) minus 332,591 Public Shares redeemed in January 2024, (iii) minus 85,132 shares and 170,265 shares under mid-point redemptions and Maximum Contractual Redemptions, respectively, (iv) plus the issuance of 1,150,000 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each public right upon the consummation of the Business Combination.

(5)      The shares held by Initial Stockholders and related parties were calculated based on the 3,340,000 shares issued and outstanding as of September 30, 2023, plus (i) the issuance of 608,175 shares of Nocturne Common Stock in connection with the conversion of Nocturne’s related party advances and promissory notes, minus (ii) 1,893,000 shares transferred to Cognos stockholders, plus (iii) the issuance of 46,500 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each private right upon the consummation of the Business Combination.

(6)      Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which certain Cognos shareholders will transfer and assign to Helena, in exchange for no consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

Notwithstanding the number of redemptions, the deferred underwriting fee of $4,025,000 in connection with the IPO will remain constant and be released to the underwriters only on completion of the Business Combination. Accordingly, the deferred underwriting fee will equal 22.9% of the cash remaining in the Trust Account if there are minimum redemptions, 24.2% if there are mid-point redemptions and 25.8% if there are Maximum Contractual Redemptions.

In addition, the following table illustrates varying ownership levels in Nocturne Public Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Stockholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including (i) the Cognos Options and (ii) the Cognos Warrants:

	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Contractual Redemptions(2)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Cognos stockholders(3)	11,241,320	60.7%	11,241,320	61.0%	11,241,320	61.3%
Nocturne Public Stockholders(4)	2,668,825	14.4%	2,583,693	14.0%	2,498,560	13.6%
Initial Stockholders and related parties(5)	2,101,675	11.4%	2,101,675	11.4%	2,101,675	11.5%
Helena	2,500,000	13.5%	2,500,000	13.6%	2,500,000	13.6%
Total common stock	18,511,820	100.0%	18,426,688	100.0%	18,341,555	100.0%

____________

(1)      “Mid-Point Redemptions” means mid-point stock redemption levels reflecting approximately 87.5% of the 11,500,000 redeemable public shares, or approximately 10,066,308 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024.

(2)      “Maximum Contractual Redemptions” means maximum stock redemption levels reflecting approximately 88.3% of the 11,500,000 redeemable public shares, or approximately 10,151,440 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024. This is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(3)      The shares held by Cognos stockholders were calculated based on the stated $120 million pre-money enterprise value divided by the per-share valuation of $10.30 (including the 161,360 shares underlying the Cognos Options, the 48,080 shares underlying the Cognos Warrants, and the 291,262 shares issuable to Maxim Partners immediately prior to the Effective Time as a portion of their success fee in connection with the consummation of the Business Combination), minus (i) the 2,500,000 shares transferred to Helena, plus (ii) the 1,893,000 shares transferred from the Initial Stockholders and related parties, plus (iii) the 136,157 shares issuable in connection with the conversion of the bridge convertible notes upon the consummation of the Business Combination, plus (iv) the 61,678 shares underlying additional Cognos Warrants issued subsequent to September 30, 2023. Such 136,157 shares and 61,678 shares are excluded from the calculation of the aggregate stock consideration to be distributed to Cognos shareholders because such shares will be issued after the Business Combination has been consummated. As of September 30, 2023, Cognos had 4,066,784 options outstanding and 570,153 warrants outstanding. Based on a common exchange ratio of 0.31381 and the treasury method of accounting, a total of 161,360 shares of Combined Company Common Stock will be issued to the holders of Cognos Options and a total of 48,080 shares of Combined Company Common Stock will be issued to the holders of Cognos Warrants.

(4)      The shares held by Nocturne Public Stockholders were calculated based on (i) the 1,851,416 Public Shares issued and outstanding as of September 30, 2023, (ii) minus 332,591 Public Shares redeemed in January 2024, (iii) minus 85,132 shares and 170,265 shares under mid-point redemptions and Maximum Contractual Redemptions, respectively, (iv) plus the issuance of 1,150,000 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each public right upon the consummation of the Business Combination.

(5)      The shares held by Initial Stockholders and related parties were calculated based on the 3,340,000 shares issued and outstanding as of September 30, 2023, plus (i) the issuance of 608,175 shares of Nocturne Common Stock in connection with the conversion of Nocturne’s related party advances and promissory notes, minus (ii) 1,893,000 shares transferred to Cognos stockholders, plus (iii) the issuance of 46,500 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each private right upon the consummation of the Business Combination.

(6)      Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which certain Cognos shareholders will transfer and assign to Helena, in exchange for no consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Maximum Contractual Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

What happens to the funds deposited in the trust account after completion of the Business Combination?

After completion of the Business Combination, the funds in the trust account will be used to pay holders of the public shares who exercise redemption rights. After paying the redemptions, a portion of the funds in the trust account will be used to pay deferred IPO underwriting fees to Chardan Capital Markets and transaction expenses incurred in connection with the Business Combination, including but not limited to legal fees to EGS and advisory fees to Maxim. The remaining funds in the trust account may also be used to reduce the accrued expenses that the Company owes to Dechert.

After taking into account all anticipated payments in connection with the Business Combination, we expect that, assuming minimum, mid-point and Maximum Contractual Redemptions, $9.8 million, $8.8 million and $7.8 million, respectively, will remain available in the trust account for working capital and general corporate purposes. As of January 31, 2024, the value of cash and marketable securities held in the trust account was at least seventeen million eight hundred fifty-three thousand and eight hundred sixty-nine dollars ($17,853,869). These funds will not be released until the earlier of the completion of the Business Combination or the redemption of the public shares if Nocturne is unable to complete a Business Combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023) (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

Will Nocturne or Cognos obtain new financing in connection with the Business Combination?

On January 27, 2024, Nocturne, Cognos and Helena entered into an engagement letter and initial term sheet, both of which are subject to the execution and delivery of definitive documentation, pursuant to which Cognos will issue to an affiliate of Helena (the “Helena Affiliate”) at the closing of the Business Combination senior unsecured notes convertible into shares of Combined Company Common Stock, in a principal amount of up to $12.5 million (the “Helena Convertible Notes” and such investment, the “Helena Investment”). There will be one initial tranche of $3.5 million, followed by nine subsequent sequential tranches of $1 million each, subject in each case to standard equity conditions for transactions of this type. Cognos may draw upon the Helena Convertible Notes for the first time at the closing of the Helena Investment, which will occur contemporaneously with the Closing. Thereafter, Cognos may draw down on the second tranche one month following disbursement of the first tranche. The second tranche will be funded at a minimum of $500,000. Cognos may draw down on the remaining tranches upon the earliest of (i) the Helena Affiliate having fully converted the previous tranche of Helena Convertible Notes and (ii) three months following disbursement of the previous tranche. Cognos will pay a commitment fee consisting of (i) $375,000 either in cash or additional senior unsecured notes on the same terms as the Helena Convertible Notes and (ii) 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing, payable upon disbursement of the first tranche. The maturity date of the Helena Convertible Notes is twelve months from their issuance, and the interest rate of the Helena Convertible Notes is 10%, paid quarterly in cash or in kind based on the principal outstanding during the applicable quarter. The purchase price of the Helena Convertible Notes is 87.5% of the principal amount of the note. At any time following the issuance of the Helena Convertible Notes, the Helena Affiliate may convert all or a portion of such Helena Convertible Note into a number of shares of Cognos Common Stock equal to the amount of such Helena Convertible Note being converted divided by the conversion price, which is 90% of the average of the three lowest closing VWAPs observed over the 10 trading days immediately preceding the issuance of a conversion notice by the Helena Affiliate, subject to adjustment based on standard anti-dilution provisions. The conversion floor price is $0.50, and Cognos may, at any time and at its sole option, request to redeem the outstanding Helena Convertible Notes at 110% of the principal amount thereof upon 10 trading days’ notice prior to such redemption and during which the Helena Affiliate shall be entitled to convert the Helena Convertible Notes.

In addition, Cognos will issue warrants to the Helena Affiliate, which warrants will provide that for a period of five years from the issuance of the Helena Convertible Notes, the Helena Affiliate will have the option to purchase an amount of Combined Company Common Stock equivalent to up to 50% of the principal amount of each issued tranche of Helena Convertible Notes. The original exercise price of such warrants (the “Helana Warrants”) shall be $12.50. During the life of the Helena Warrants, if Cognos raises equity financing at a price lower than the original exercise price, the exercise price shall be adjusted to the lowest of (i) the then-current exercise price and (ii) 125% of the price per share of such equity financing. The Helena Warrants may only be transferred between the Helena affiliate and its affiliates. Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which, certain Cognos shareholders will transfer and assign to Helena, in exchange for no cash consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

The engagement letter and initial term sheet are not legally binding other than with respect to certain customary terms typically found in similar engagement letters, including an exclusivity period during which Cognos agreed not to enter into an agreement with any other investors or advisors relating to the participation of Cognos in any variable rate equity financings for the later of (i) 12 months if definitive documentation is not entered into and (ii) the termination of any definitive documentation, otherwise Cognos shall pay a penalty equal to 5% of the amount raised in any such financings.

Nocturne, the Sponsor, Cognos and certain Cognos shareholders will enter into the A&R Sponsor Forfeiture Agreement, which will amend, restate, supersede and replace in its entirety the Sponsor Forfeiture Agreement, and which will provide, among other things, that immediately following the Closing, the Sponsor shall transfer to certain Cognos shareholders, in exchange for no cash consideration, a total of 1,893,000 shares of Combined Company Common Stock, in each case subject to equitable adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event occurring prior to the Closing.

In addition, Cognos may pursue potential bridge financing to cover its liquidity needs during the interim operating period prior to the Closing. Any such bridge financing will be subject to a consent right by Nocturne under the terms of the Merger Agreement.

What vote is required to approve the proposals presented at the Special Meeting?

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Transaction Proposal requires the affirmative vote of the holders of at least a majority of the Nocturne Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting.

The approval of the Issuance Proposal requires the affirmative vote of the holders of at least a majority of the Nocturne Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting.

The approval of the Interim Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Organizational Documents Proposals requires the affirmative vote of the holders of at least a majority of the Nocturne Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting.

The approval of the LTIP Proposal requires the affirmative vote of the holders of a majority of the Nocturne Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Nocturne Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, who vote thereon at the Special Meeting.

Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any of the proposals.

Our Non-Redeeming Sponsor-Related Shareholders have agreed to vote their Nocturne Ordinary Shares in favor of each of the proposals.

What happens if the Transaction Proposal is not approved?

If the Transaction Proposal is not approved and we do not consummate an initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), we will be required to dissolve and liquidate the trust account, unless we extend the date by which we have to complete an initial business combination under the Existing Organizational Documents and the Trust Agreement.

Who can vote at the Special Meeting?

Only holders of record of Nocturne Ordinary Shares at the close of business on December 29, 2023 are entitled to have their vote counted at the Special Meeting and any adjournments or postponements thereof. As of the record date, 5,191,416 ordinary shares were outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name.    If, on the record date, your shares or units were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote virtually at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, the Company urges you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.    If, on the record date, your shares or units were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting virtually. However, since you are not the shareholder of record, you may not vote your shares virtually at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What constitutes a quorum at the Special Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the issued and outstanding shares of the Company on the record date, including those shares held as a constituent part of our units, are represented in person (including virtually) or by proxy at the Special Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote virtually at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any of the Proposals. If there is no quorum, the presiding officer of the Special Meeting may adjourn the Special Meeting to another date.

How will Nocturne’s directors and officers vote?

Our Sponsor and management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

What interests do Nocturne’s current officers and directors have in the approval of the Proposals and the Business Combination?

In considering the recommendation of our Board to vote in favor of the Business Combination, Nocturne shareholders should be aware that in addition to their interests as shareholders, our Sponsor and certain other officers and directors have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Nocturne’s shareholders should take these interests into account in deciding whether to approve the Business Combination. Our independent directors considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Nocturne Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination. The Board concluded that the potential benefits that it expected Nocturne and its shareholders to achieve as a result of the Business Combination outweighed any potential negative impact of the Business Combination.

These interests of our Sponsor and certain officers and directors include, among others:

•        the fact that we have entered into the Sponsor Letter Agreement with our Non-Redeeming Sponsor-Related Shareholders, pursuant to which they have agreed to (i) vote any Ordinary Shares they own in favor of the Business Combination and (ii) waive their redemption rights with respect to the founder shares, private placement shares and public shares they hold or may acquire in connection with the completion of an initial business combination;

•        the fact that the Sponsor holds an aggregate of 2,875,000 founder shares and 465,000 private units, which will expire worthless if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023) or such later date as may be approved by the Nocturne shareholders. Such shares have an aggregate market value of approximately $37 million based on the closing price of Nocturne Ordinary Shares of $11.30 on the Nasdaq on February 8, 2024;

•        the fact that our Non-Redeeming Sponsor-Related Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023);

•        the fact that our Sponsor purchased a substantial number of private rights to receive shares of Nocturne Ordinary Shares and that such private rights will expire worthless if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023);

•        the fact that our Sponsor has a continuing right to hold Combined Company Common Stock, including the shares of Combined Company Common Stock to be issued to our Sponsor pursuant to its private rights following the Business Combination, subject to certain lock-up periods;

•        the fact that, if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed, in order to ensure that the proceeds in the trust account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, to indemnify us against the claims of prospective target businesses with which the Company has discussed entering into a transaction agreement (other than our independent public accountants) or for products sold to us, but only if such vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•        the fact that, at the closing of the Business Combination, Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into the Investor Rights Agreement, which is attached to this proxy statement/prospectus as Annex G, pursuant to which the Sponsor and signatory shareholders of Cognos and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights;

•        the fact that our Non-Redeeming Sponsor-Related Shareholders will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023);

•        the fact that Nocturne’s officers and directors (or their affiliates) may make loans from time to time to Nocturne or Cognos to fund certain capital requirements. As of the date of this proxy statement/prospectus, two loans, in the form of a Promissory Note and a Convertible Note, effective as of February 28, 2023 and January 30, 2024, respectively, in favor of Cognos in the amount of $300,000 and $50,000, respectively, from Ka Seng (Thomas) Ao, our Chief Financial Officer, has been made, but other loans may be made after the date of this proxy statement/prospectus;

•        the fact that the Non-Redeeming Sponsor-Related Shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate;

•        the actual or potential conflicts of interest that may influence or may have influenced Nocturne’s officers and directors to support or approve the Business Combination, such as the fact that out-of-pocket expenses incurred by Nocturne’s officers and directors in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination are eligible to be reimbursed at the Closing;

•        given the differential in purchase price that the Non-Redeeming Sponsor-Related Shareholders paid for the founder shares as compared to the price of the Nocturne Units sold in the IPO and the substantial number of shares of Nocturne Common Stock that will be issued in connection with the Business Combination, the Non-Redeeming Sponsor-Related Shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination; and

•        the fact that Mr. Ao is party to a Promissory Note and a Convertible Note, effective as of February 28, 2023 and January 30, 2024, respectively, in the amount of $300,000 and $50,000, respectively, and two Warrant

Agreements, effective as of February 28, 2023 and January 30, 2024, respectively, in connection with providing bridge financing for Cognos, pursuant to which Mr. Ao may become entitled to receive additional securities of Cognos in connection with the consummation of the Business Combination (which securities are expected to represent, once the Business Combination has been consummated, less than one percent of the then-outstanding equity securities of the Combined Company).

Did our Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

Yes, the Board retained Newbridge Securities Corporation (“Newbridge”) to render a fairness opinion with respect to the Business Combination. Newbridge concluded that the proposed terms of the Business Combination would be fair, from a financial point of view, to Nocturne’s public shareholders. See the section titled “The Business Combination — Opinion of the Company’s Financial Advisor.”

What happens if I vote against the Transaction Proposal?

If you vote against the Transaction Proposal but the Transaction Proposal still obtains the affirmative vote of the holders of at least a majority of the Nocturne Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting, then the Transaction Proposal will be approved and, assuming the approval of the Domestication Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal, and the satisfaction or waiver of the other conditions to Closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

Do I have redemption rights?

Yes. To exercise your redemption rights, you must deliver or tender your shares (and share certificate(s) (if any) and other redemption forms) to the Company’s transfer agent at least two business days prior to the Special Meeting. You may tender your shares by either delivering or tendering your shares (and share certificate(s) (if any) and other redemption forms) to the transfer agent or by delivering or tendering your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system. If you hold your shares in street name, you will need to instruct your bank, broker or other nominee to withdraw the shares from your account in order to exercise your redemption rights.

Can the Non-Redeeming Sponsor-Related Shareholders redeem their founder shares in connection with the consummation of the Business Combination?

No. Our Sponsor and each of Simon Choi, Kashan Zaheer Piracha, Derek Yiyi Feng, Ka Lok Wong and Giuseppe Mangiacotti (collectively, the “Non-Redeeming Sponsor-Related Shareholders”) have entered into a letter agreement with the Company (the “Sponsor Letter Agreement”), pursuant to which they have agreed to (i) vote any Ordinary Shares they own in favor of the Business Combination and (ii) waive their redemption rights with respect to the founder shares, private placement shares and public shares they hold or may acquire in connection with the completion of an initial business combination.

Is there a limit on the number of shares I may redeem or the total number of public shares that may be redeemed?

There is no limit on the number of shares you may redeem. However, in accordance with applicable law, Nasdaq rules, and the Existing Organizational Documents (assuming the NTA Amendment is not approved at the NTA Meeting), Nocturne may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. On February 5, 2024, we filed the NTA Proxy Statement soliciting the approval of our stockholders at the NTA Meeting of the NTA Amendment, which would allow us to redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Will how I vote affect my ability to exercise my redemption rights?

No, how you vote will not affect your ability to exercise your redemption rights.

How do I exercise my redemption rights?

To exercise your redemption rights, you must tender your shares to the Company’s transfer agent at least two business days prior to the Special Meeting. You may tender your shares by either delivering or tendering your shares (and share certificate(s) (if any) and other redemption forms) to the transfer agent or by delivering or tendering your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system. If you hold your shares in street name, you will need to instruct your bank, broker or other nominee to withdraw the shares from your account in order to exercise your redemption rights.

What are the U.S. federal income tax consequences of exercising my redemption rights?

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. Please see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects of Ownership of Nocturne Common Stock on Non-U.S. Holders — Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

What if I object to the Proposals? Do I have appraisal rights or dissenters’ rights?

The Company’s shareholders do not have appraisal rights under applicable law in connection with the Proposals.

As a matter of Cayman Islands law, dissenters’ rights are only applicable where the Company is a constituent party to a statutory merger, which is not the case for any of the Proposals.

What conditions must be satisfied to complete the Business Combination?

The respective obligations of each of Nocturne and Cognos to complete the Business Combination are subject to the satisfaction or waiver of the following conditions: (1) any applicable waiting period under the HSR Act shall have expired or been terminated, (2) consummation of the transactions contemplated by the Merger Agreement shall not be illegal or otherwise prohibited, (3) the Required Nocturne Vote (as defined in the Merger Agreement) shall have been obtained at the Special Meeting, (4) after giving effect to the transactions, including the PIPE Investment, if applicable, Nocturne shall have at least $5,000,001 of net tangible assets remaining after redemptions of any Nocturne Ordinary Shares (assuming the NTA Amendment is not approved at the NTA Meeting), (5) Nocturne’s cash on hand shall not be less than $10,000,000, (6) the PIPE Investment, if applicable, shall have been consummated prior to or substantially concurrently with the Closing, (7) this proxy statement/prospectus shall have become effective, no stop order shall have been issued which remains in effect with respect to this proxy statement/prospectus and no proceeding seeking such a stop order shall remain pending and (8) any ancillary agreements to the Merger Agreement shall be in full force and effect.

The Merger Agreement also contains conditions to Closing related to the representations and warranties, the covenants, the absence of the occurrence of a Material Adverse Effect with respect to either Nocturne or Cognos, the delivery of officer’s certificates, the conversion or cancellation of all convertible securities and liabilities of Cognos (except for the Cognos Options and Cognos Warrants), the conditional approval of the shares of Combined Company Stock for listing on Nasdaq, and the removal of certain directors and officers of Nocturne.

For a more detailed discussion of the material closing conditions contained in the Merger Agreement, see the section of this proxy statement/prospectus titled “The Merger Agreement — Conditions to Closing.”

What happens if the Business Combination is not consummated?

If the Business Combination is not consummated and we do not consummate an initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), we will be required to dissolve and liquidate the trust account, unless we extend the date by which we have to complete an initial business combination under the Existing Organizational Documents and the Trust Agreement.

When is the Business Combination expected to be completed?

It is currently expected that the Business Combination will be completed in the first half of 2024. This timing depends, among other things, on the approval of the proposals to be presented at the Special Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted at the Special Meeting and Nocturne elects to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if reasonably determined to be necessary or desirable by Nocturne.

When and where is the Special Meeting?

The Special Meeting will be held at 9:00 a.m. Eastern Time, on February 27, 2024, in virtual format as well as at 200 Spectrum Center Dr, Irvine, CA 92618. On the day of the meeting, the Company’s shareholders may attend, vote and examine the list of shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/nocturneacquisition/2024 and entering the Control Number found on their proxy card, voting instruction form or notice included in their proxy materials. You may also attend the Special Meeting telephonically by dialing 1 800-450-7155 (toll-free within the United States and Canada) or +1 857-999-9155 (outside of the United States and Canada, standard rates apply). The passcode for telephone access will be provided prior to the Special Meeting, but please note that you will not be able to vote or ask questions if you choose to participate telephonically.

How do I attend the Special Meeting, and will I be able to ask questions?

If you are a registered shareholder, you received a proxy card from the Company’s transfer agent, Continental Stock Transfer & Trust Company. The form contains instructions on how to attend the Special Meeting including the URL address, along with your Control Number. You will need your Control Number for access to the meeting website and to be able to vote or ask a question in the chat box. If you do not have your Control Number, contact the transfer agent at the phone number or e-mail address below. The transfer agent support contact information is as follows: 917-262-2373 or e-mail: proxy@continentalstock.com.

You can pre-register to attend the Special Meeting starting February 22, 2024 at 9:00 a.m. Eastern Time (five days prior to the Special Meeting date). Enter the URL address into your browser https://www.cstproxy.com/nocturneacquisition/2024, and then enter your Control Number, name and e-mail address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-log in using your Control Number, name and e-mail address. You will also be prompted to enter your Control Number if you vote during the Special Meeting.

Beneficial holders, who own their investments through a bank or broker, will need to contact the transfer agent to receive a 12-digit Control Number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the transfer agent will issue you a Guest Control Number with proof of ownership. Either way, you must contact the transfer agent for specific instructions on how to receive a valid Control Number. The transfer agent can be contacted at the number or e-mail address above. Please allow up to 72 hours prior to the Special Meeting for processing your Control Number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing 1 800-450-7155, within the U.S. and Canada, or +1 857-999-9155 (standard rates apply) outside the U.S. and Canada; when prompted enter conference I.D. 6908617#. This is listen-only, you will not be able to vote or enter questions during the Special Meeting.

How many votes do I have?

Nocturne shareholders have one vote per each ordinary share of Nocturne held by them on the record date for the Special Meeting.

How do I vote?

If you are a holder of record of Company shares you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. Whether or not you plan to attend the Special Meeting virtually, the Company urges you to vote by proxy to ensure your vote is counted. If you have already voted by submitting a proxy card or voting instructions that you received in connection with the initial mailing of our joint proxy statement/prospectus on or about January 9, 2024, and you do not submit a new proxy card or voting instructions, your previously submitted proxy or voting instructions will be voted at the Special Meeting. If you wish to change your vote with respect to any of the proposals, you may resubmit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, which will revoke the original proxy card in in its entirety and only your votes as indicated on the revised proxy card will be counted. You may still attend the Special Meeting and vote virtually if you have already voted by proxy.

If your Company shares are held in “street name” by a broker or other agent, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the shareholder of record, you may not vote your shares virtually at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I change my vote?

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card prior to the date of the Special Meeting or by voting virtually at the Special Meeting. Attendance at the Special Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to the Company at Nocturne Acquisition Corporation, P.O. Box 25739, Santa Ana, CA 92799, Attn: Ka Seng (Thomas) Ao; Email: thomas@nocturnecorp.com.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes for the Proposals.

Each of the Domestication Proposal, the Interim Charter Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Each of the Transaction Proposal, the Issuance Proposal, the Organizational Documents Proposal, the LTIP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of each of the Transaction Proposal, the Issuance Proposal and the LTIP Proposal is a condition to the Business Combination.

Approval of each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal is a condition to the Business Combination.

Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any of the Proposals.

If my shares are held in “street name,” will my broker automatically vote them for me?

No. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. The approval of each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal, is a non-routine matter.

For non-routine matters such as the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal, your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions. If you do not give your broker instructions, your shares will be treated as broker non-votes with respect to each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal.

Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any of the Proposals.

Does the Board recommend voting for the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal?

Yes. After careful consideration of the terms and conditions of the Proposals, the Board has determined that each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal are in the best interests of the Company and its shareholders. The Board unanimously recommends that shareholders vote “FOR” each of Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal and, if presented, the Adjournment Proposal.

What happens if I sell my Nocturne Ordinary Shares before the Special Meeting?

The record date for the Special Meeting is earlier than the date of the Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your Nocturne Ordinary Shares after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in the Combined Company after the Business Combination is consummated. If you transfer your public shares prior to the record date, you will have no right to vote those shares at the Special Meeting. If you acquired your public shares after the record date but before 5:00 p.m. Eastern Time on the date that is two business days prior to the date of the Special Meeting, you will still have an opportunity to redeem them, if you so decide.

Can I submit a director nomination proposal or other proposal for consideration at the Company’s 2024 Annual General Meeting?

Shareholders seeking to bring business before the Company’s 2024 annual general meeting or to nominate candidates for election as directors of the Board at the 2024 annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date which is the one-year anniversary of when this proxy statement/prospectus was first distributed to shareholders. Directors are elected for a term of two years. Hence, unless a vacancy arises (whether due to director’s death, retirement or resignation or because the Board decides to increase the number of directors), there will be no available seats at the Board at the 2024 annual meeting.

How are the funds in the trust account currently being held?

With respect to the regulation of special purpose acquisition companies like the Company (“SPACs”), on January 24, 2024, the SEC issued the New SPAC Rules relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act.

In order to mitigate the risk that the Company could be deemed to be operating as an unregistered investment company under the 1940 Act, as of the date of this proxy statement/prospectus, all of the Company’s assets are currently being held in cash, until the earlier of the consummation of the initial business combination or the Company’s liquidation. As of January 31, 2024, Nocturne had at least seventeen million eight hundred fifty-three thousand and eight hundred sixty-nine dollars ($17,853,869) in its Trust Account with Continental Stock Transfer & Trust Company (“Continental”). The per share value that a redeeming holder would receive based on the current value of the Trust Account is $11.72 per share.

How do I redeem my public shares?

In connection with the Special Meeting, each public shareholder may seek to redeem all or a portion of his or her public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the Special Meeting, including any interest earned on the trust account deposits (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. You will also be able to redeem your public shares if the Company has not consummated a business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023).

Pursuant to our A&R Memorandum and Articles, a public shareholder may request that the Company redeem all or a portion of such public shareholder’s public shares for cash upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide our shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public rights prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 5:00 p.m. Eastern Time, on February 23, 2024 (two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the name, phone number, and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, the Company’s transfer agent, at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attn: Mark Zimkind, E-mail: mzimkind@continentalstock.com, that the Company redeem your public shares for cash and (b) deliver or tender shares (and share certificate(s) (if any) and other redemption forms) to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public rights prior to exercising redemption rights with respect to the public shares. If you hold units registered in our own name, you must deliver the certificate, if any, for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares and public rights. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights with respect to the public shares upon the separation of the public shares from the units. If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions via facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s Deposit/Withdrawal at Custodian (“DWAC”) System, a withdrawal of the relevant units and deposit of an equal number of public shares and public rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Public shareholders may elect to redeem all or a portion of their public shares regardless of whether they vote for or against the Proposals and regardless of whether they hold public shares on the record date.

If you hold your shares through a bank or broker, you must ensure your bank or broker complies with the requirements identified herein, including submitting a written request that your shares be redeemed for cash to the transfer agent and delivering or tendering your shares (and share certificate(s) (if any) and other redemption forms) to the transfer agent prior to 5:00 p.m. Eastern Time on February 23, 2024 (two business days before the scheduled vote at the Special Meeting). You will only be entitled to receive cash in connection with a redemption of these shares if you continue to hold them until 5:00 p.m. Eastern Time on February 23, 2024 (two business days before the scheduled vote at the Special Meeting/the date of the Special Meeting).

Through DTC’s DWAC system, this electronic delivery process can be accomplished by the shareholder, whether or not the shareholder is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Delivering or tendering shares physically may take significantly longer. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC, and the Company’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is the Company’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. The Company does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such shareholders will have less time to make their investment decision than those shareholders that deliver or tender their shares (and share certificate(s) (if any) and other redemption forms) through the DWAC system. Shareholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

Certificates that have not been tendered in accordance with these procedures prior to 5:00 p.m. Eastern Time on the date that is two business days prior to the date of the Special Meeting will not be redeemed for cash. In the event that a public shareholder tenders its shares and decides prior to the vote at the Special Meeting that it does not want to redeem its shares, the shareholder may withdraw the tender. Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted unless the Board of Directors determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you delivered or tendered your shares (and share certificate(s) (if any) and other redemption forms) for redemption to our transfer agent and decide prior to the vote at the Special Meeting not to redeem your public shares, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed above. The Company anticipates that a public shareholder who tenders shares for redemption in connection with the Special Meeting would receive payment of the redemption price for such shares soon after the completion of the Special Meeting. The transfer agent will hold the certificates of public shareholders that make the election until such shares are redeemed for cash or returned to such shareholders.

If I am a unit holder, can I exercise redemption rights with respect to my units?

No. Holders of outstanding units must separate the underlying public shares and public rights prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate, if any, for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares, and public rights. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s Deposit/Withdrawal at Custodian DWAC system, a withdrawal of the relevant units and deposit of an equal number of public shares and public rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least on full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

See “How do I redeem my public shares?” above.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. The Company has engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Advantage Proxy a fee of $12,500. The Company will also reimburse Advantage Proxy for reasonable and customary out-of-pocket expenses. In addition to these mailed proxy materials, our directors and executive officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Where do I find the voting results of the Special Meeting?

We will announce preliminary voting results at the Special Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Special Meeting.

Who can help answer my questions?

If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

NOCTURNE ACQUISITION CORPORATION

P.O. Box 25739
Santa Ana, CA 92799
Attn: Ka Seng (Thomas) Ao
Email: thomas@nocturnecorp.com

You may also contact the Company’s proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Tel: (877) 870-8565 (toll-free) or
(206) 870-8565 (banks and brokers can call collect)
Email: KSmith@advantageproxy.com

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Nocturne and Cognos, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section titled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations assume no exercise of redemption rights by our public shareholder.

Nocturne

Nocturne is a blank check company and special purpose acquisition company incorporated on October 28, 2020, as a Cayman Islands exempted company for the purpose of effecting an initial business combination with one or more target businesses.

The ordinary shares, public units and public rights are traded on Nasdaq under the ticker symbols “MBTC,” “MBTCU” and “MBTCR,” respectively. Nocturne has applied for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock on Nasdaq under the symbol “COGN”.

The Sponsor holds an aggregate of 2,875,000 founder shares and 465,000 private units, which will expire worthless if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023). Such shares have an aggregate market value of approximately $37 million based on the closing price of Nocturne Ordinary Shares of $11.30 on the Nasdaq on February 8, 2024.

In addition, pursuant to an Administrative Services Agreement, through the earlier of the consummation of our initial business combination and our liquidation, we pay our Sponsor a total of $10,000 per month for office space, administrative and support services. The accrued balance of these fees totaled $300,000 and $210,000 as of September 30, 2023 and December 31, 2022, respectively.

As of September 30, 2023 and December 31, 2022, the Company had an outstanding balance of $2,579,979 under the Promissory Notes to Mindfulness Capital Management Limited, a Cayman Islands exempted company controlled by Ka Seng (Thomas) Ao and an investor in our Sponsor (“Mindfulness”). It is expected that the Company may issue additional instruments similar to the Promissory Notes in connection with additional extensions of the deadline for completing a business combination, as further described in the March Proxy Statement and the Company’s other filings with the SEC. The Promissory Notes will be converted to Nocturne Common Stock upon the consummation of the Business Combination. However, if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), the balance under the Promissory Notes will likely not be repaid. As a result, our Sponsor and each of Henry Monzon, Ka Seng (Thomas) Ao, Simon Choi, Kashan Zaheer Piracha, Derek Yiyi Feng, Ka Lok Wong and Giuseppe Mangiacotti (the “Non-Redeeming Sponsor Related Shareholders”) may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

The Company’s total for advances from related parties for working capital purposes was $2,754,750 and $1,040,050 as of September 30, 2023 and December 31, 2022, respectively. Such advances were provided by Mindfulness, a Cayman Islands exempted company controlled by Ka Seng (Thomas) Ao and an investor in our Sponsor. The advances are non-interest bearing and are due on demand. There are no written agreements associated with such advances. All the advances will be converted to Nocturne Common Stock upon the consummation of the Business Combination. We estimate that approximately 608,175 shares of Nocturne Common Stock will be issued to Mindfulness. However, if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), the advances from related parties will likely not be repaid. As a result, the Non-Redeeming Sponsor Related Shareholders may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

Neither the Sponsor, nor any of Nocturne’s directors and officers, are owed any out-of-pocket expenses in connection with the Business Combination. In total, the aggregate dollar amount that the Sponsor and its affiliates have at risk if a Business Combination is not consummated is approximately $4,675,000. The aggregate dollar amount that Ka Seng (Thomas) Ao has at risk if a Business Combination is not consummated is approximately $6,243,282. None of the other directors or officers of Nocturne have any material monetary amounts at risk if the Business Combination is not consummated.

Marcum LLP, Nocturne’s independent auditor, has expressed substantial doubt about the ability of Nocturne to continue as a going concern. As of September 30, 2023, Nocturne had approximately $17,461 in cash and may not have sufficient liquidity to fund its working capital needs. Further, Nocturne has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Nocturne cannot make sure that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

The mailing address of Nocturne’s principal executive office is P.O. Box 25739, Santa Ana, CA 92799.

Cognos

Cognos is a medical technology company focused on creating advanced implantable pump devices for neurological and oncological indications. Cognos’ goal is to develop devices that adjust the course of therapeutics for the treatment and mitigation of disease models where current technology does not provide an effective solution. Cognos was formed in 2015 in connection with a spin-out transaction by Pharmaco-Kinesis Corporation, a private company that developed a platform technology for implantable metronomic pumps.

Cognos’ flagship product, the SINNAIS™ Implantable Smart Pump (“SINNAIS”), is the result of over a decade and a half of research and development in the field of implantable drug delivery pumps. SINNAIS represents a platform designed for the future, incorporating microelectronics, communication capabilities, and embedded programmable parameters in its architecture. Cognos has not yet demonstrated its ability to successfully manufacture a commercial scale product or conduct sales and marketing activities necessary for successful product commercialization. In addition, Cognos has no products approved for commercial sale and has not generated any revenue from product sales.

As of the date of this proxy statement/prospectus, two loans, in the form of a Promissory Note and a Convertible Note, effective as of February 28, 2023 and January 30, 2024, respectively, in favor of Cognos in the amount of $300,000 and $50,000, respectively, from Ka Seng (Thomas) Ao, Nocturne’s Chief Financial Officer, has been made, but other loans may be made after the date of this proxy statement/prospectus.

BPM LLP, Cognos’ independent auditor, has expressed substantial doubt about the ability of Cognos to continue as a going concern. Cognos has suffered recurring losses from operations and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

Cognos Therapeutics, Inc. was incorporated under the laws of the State of Delaware on November 1, 2020. Cognos’ headquarters are located at 10604 South La Cienega Boulevard, Inglewood, CA 90304. Cognos’ telephone number is (310) 641-2700. Cognos’ website address is https://cognosthx.com. Information on Cognos’ website and the websites linked to it do not constitute part of this proxy statement/prospectus.

The Business Combination

General

On December 30, 2022, Nocturne entered into the Merger Agreement with Merger Sub and Cognos. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•        Nocturne shall effect the Domestication, pursuant to which it will domesticate as a Delaware corporation and de-register as a Cayman Islands exempted company;

•        Merger Sub will merge with and into Cognos, and Nocturne will acquire the business of Cognos and 100% of the outstanding equity of Cognos, with Cognos continuing as the Surviving Company and becoming a wholly owned subsidiary of Nocturne;

•        Nocturne may enter into one or more Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors will agree to purchase Nocturne Common Stock immediately prior to the Closing;

•        Nocturne may enter into one or more Note Purchase Agreements with the Note Investors, pursuant to which the Note Investors will agree to purchase, and Nocturne will agree to issue and sell to the Note Investors, an aggregate number of convertible notes to be determined by Nocturne in consultation with Cognos, in exchange for an aggregate purchase price to be determined by Nocturne in consultation with Cognos, immediately prior to the Closing;

•        Subject to the qualifications, assumptions and limitations stated herein, the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code (the “Code”), and the Merger is intended to qualify as a “reorganization” under Section 368(a) of the Code;

•        Following the execution of the Merger Agreement, Cognos, Nocturne, Sponsor and certain existing shareholders of Cognos will enter into Lock-Up Agreements, pursuant to which certain existing shareholders of Cognos agree not to transfer, in whole or in part, certain restricted securities during the lock-up period;

•        Concurrently with the execution of the Merger Agreement, the Sponsor, Cognos and Nocturne entered into the Sponsor Forfeiture Agreement, which was subsequently amended and restated;

•        Immediately prior to the Effective Time, each Nocturne Ordinary Share that is issued and outstanding as of such time shall automatically convert into one share of Nocturne Common Stock;

•        At the Closing, Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into an Investor Rights Agreement, which is attached to this proxy statement/prospectus as Annex G;

•        Concurrently with the execution of the Merger Agreement, Cognos, Nocturne and certain existing shareholders of Cognos entered into the Cognos Transaction Support Agreements;

•        Nocturne shall provide an opportunity for Nocturne shareholders to have their Nocturne Ordinary Shares redeemed for consideration on the terms and subject to the conditions set forth in the Nocturne Governing Documents and the Trust Agreement in conjunction with obtaining the Required Nocturne Vote.

Consideration in the Business Combination

The aggregate stock consideration to be distributed to Cognos’ shareholders (inclusive of shares issued in connection with the Closing pursuant to the bridge notes), option holders and warrant holders in connection with the Merger is 11,848,320 shares of Nocturne Common Stock.

Conditions to Closing of the Business Combination

The respective obligations of each of Nocturne and Cognos to complete the Business Combination are subject to the satisfaction or waiver of the following conditions:

•        Any applicable waiting period under the HSR Act shall have expired or been terminated.

•        There shall not be any applicable law or order in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited.

•        The Required Nocturne Vote shall have been obtained.

•        After giving effect to the transactions, including the PIPE Investment and the Note Investment, if applicable, Nocturne shall have at least $5,000,001 of net tangible assets remaining after redemptions of any Nocturne Ordinary Shares (assuming the NTA Amendment is not approved at the NTA Meeting).

•        Nocturne’s cash on hand shall not be less than $10,000,000.

•        The PIPE Investment, if applicable, and the Note Investment, if applicable, shall have been consummated prior to or substantially concurrently with the Closing.

•        The Company Stockholder Approval (as defined in the Merger Agreement) shall have been obtained.

•        This proxy statement/prospectus shall have become effective, no stop order issued by the SEC shall remain in effect with respect to this proxy statement/prospectus and no proceeding seeking such a stop order initiated by the SEC shall remain pending.

•        All ancillary agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

Conditions to Nocturne’s Obligations

The obligations of Nocturne to complete the Business Combination are subject to the satisfaction of the following conditions:

•        Each of the representations and warranties of Cognos set forth in Article III of the Merger Agreement (other than certain fundamental representations and warranties of Cognos concerning organization, authority, enforceability, noncontravention, capitalization and brokerage), without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

•        Each of the fundamental representations and warranties (other than those related to capitalization), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

•        Each of the representations and warranties of Cognos concerning capitalization and related to the transfer of personal information in connection with the Business Combination shall be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

•        Cognos shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Cognos on or prior to the Closing Date.

•        Since the date of the execution of the Merger Agreement, no Material Adverse Effect with respect to the Company shall have occurred.

•        Cognos shall have delivered to Nocturne a certificate duly executed by an authorized officer of Cognos, dated as of the Closing Date, certifying that the conditions set forth above have been satisfied.

•        Cognos shall have delivered to Nocturne a certificate duly executed by an authorized officer of Cognos stating that no interest in Cognos is a “United States real property interest,” along with a duly executed notice to the IRS that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, dated as of the Closing Date.

•        All convertible securities and liabilities of Cognos (except for the Cognos Options and the Cognos Warrants) shall have been converted into equity of Cognos or cancelled prior to the Merger, and any rights to acquire equity of Cognos shall have been extinguished as of the Closing.

Conditions to Cognos’ Obligations

The obligations of Cognos to complete the Business Combination are subject to the satisfaction of the following conditions:

•        Each of the representations and warranties of Nocturne set forth in Article IV of the Merger Agreement (other than certain fundamental representations and warranties of Nocturne), in each case, without giving effect to any materiality, Nocturne Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Nocturne Material Adverse Effect.

•        Each of the fundamental representations and warranties (other than those related to capitalization), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

•        Each of the representations and warranties of Nocturne concerning capitalization and related to mailings or distributions to Nocturne’s shareholders or prospective investors with respect to the Business Combination shall be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

•        Nocturne shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Nocturne on or prior to the Closing Date.

•        Since the date of the execution of the Merger Agreement, no Material Adverse Effect with respect to Nocturne shall have occurred.

•        Nocturne shall have delivered to Cognos a certificate duly executed by an authorized officer of Nocturne, dated as of the Closing Date, certifying that the foregoing conditions to Cognos’ obligations have been satisfied.

•        The shares of Combined Company Common Stock to be issued in the Merger will have been conditionally approved for listing upon the Closing on Nasdaq subject only to official notice of issuance.

•        Certain directors and officers of Nocturne will have been removed from their respective positions or tendered their irrevocable resignations, effective as of the Effective Time.

Other Agreements Related to the Merger Agreement

Amendment No. 1 to the Merger Agreement

On September 29, 2023, Nocturne, Merger Sub and Cognos entered into Amendment No. 1 to the Merger Agreement, which provides, among other things, that the Outside Date is extended to March 31, 2024.

Amendment No. 2 to the Merger Agreement

Nocturne, Merger Sub and Cognos will enter into Amendment No. 2 to the Merger Agreement, which will provide, among other things, that (i) the Sponsor is no longer obligated to forfeit to Nocturne certain of its founder shares pursuant to the Sponsor Forfeiture Agreement in the scenario where the Nocturne Cash on Hand is less than the Minimum Cash Amount, and Cognos, in its sole discretion, elects to waive compliance with the Closing condition that the Nocturne Cash on Hand shall not be less than the Minimum Cash Amount, and to proceed with the Closing, (ii) Nocturne and Cognos waive compliance with the net tangible assets condition to Closing that required Nocturne to have at least $5,000,001 of net tangible assets after giving effect to the Business Combination and (iii) the Closing condition that all convertible securities and Liabilities of Cognos (except for the Company Options and the Company Warrants) shall have been converted into equity of Cognos or cancelled prior to the Merger, and any rights to acquire equity of Cognos shall have been extinguished as of the Closing, is amended to provide that the Secured Convertible Note due on or after June 1, 2025, in an original principal amount of $750,000, issued by Cognos on June 1, 2023, is excluded from such Closing condition.

All descriptions of the terms of the Merger Agreement included in this proxy statement/prospectus, which is amended and restated from the version mailed on or about January 9, 2024, give effect to Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement. Unless otherwise specified, references to this proxy statement/prospectus refer to this amended and restated proxy statement/prospectus, updated from the version that was first mailed to shareholders on or about January 9, 2024.

Lock-Up Agreement

Following the execution of the Merger Agreement, Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into Lock-Up Agreements, pursuant to which certain existing shareholders of Cognos agree not to transfer, in whole or in part, certain restricted securities during the lock-up period.

Helena Transfer Agreement

Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which, certain Cognos shareholders will transfer and assign to Helena, in exchange for no cash consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

A&R Sponsor Forfeiture Agreement

Nocturne, the Sponsor, Cognos and certain Cognos shareholders will enter into the A&R Sponsor Forfeiture Agreement, which will amend, restate, supersede and replace in its entirety the Sponsor Forfeiture Agreement, and will provide, among other things, that immediately following the Closing, the Sponsor shall transfer to certain Cognos shareholders, in exchange for no cash consideration, a total of 1,893,000 shares of Combined Company Common Stock, in each case subject to equitable adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event occurring prior to the Closing.

Cognos Stockholder Support Agreement

Concurrently with the execution of the Merger Agreement, Nocturne also entered into a transaction support agreement (the “Cognos Stockholder Support Agreement”) with Cognos and certain shareholders of Cognos. Under the Cognos Support Agreement, such Cognos shareholders agreed to appear and vote certain securities of Cognos set forth in the Cognos Stockholder Support Agreement in favor of adopting the Merger Agreement and approving the related transactions (or deliver a written consent to such effect). The securities of Cognos owned by its shareholders who are party to the Cognos Stockholder Support Agreement and subject to such agreement are sufficient to approve the adoption of the Merger Agreement.

Helena Investment

On January 27, 2024, Nocturne, Cognos and Helena entered into an engagement letter and initial term sheet, both of which are subject to the execution and delivery of definitive documentation, pursuant to which Cognos will issue to the Helena Affiliate at the closing of the Business Combination the Helena Convertible Notes, which are senior unsecured notes convertible into shares of Combined Company Common Stock, in a principal amount of up to $12.5 million. There will be one initial tranche of $3.5 million, followed by nine subsequent sequential tranches of $1 million each, subject in each case to standard equity conditions for transactions of this type. Cognos may draw upon the Helena Convertible Notes for the first time at the closing of the Helena Investment, which will occur contemporaneously with the Closing. Thereafter, Cognos may draw down on the second tranche one month following disbursement of the first tranche. The second tranche will be funded at a minimum of $500,000. Cognos may draw down on the remaining tranches upon the earliest of (i) the Helena Affiliate having fully converted the previous tranche of Helena Convertible Notes and (ii) three months following disbursement of the previous tranche. Cognos will pay a commitment fee consisting of (i) $375,000 either in cash or additional senior unsecured notes on the same terms as the Helena Convertible Notes and (ii) 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing, payable upon disbursement of the first tranche. The maturity date of the Helena Convertible Notes is twelve months from their issuance, and the interest rate of the Helena Convertible Notes is 10%, paid quarterly in cash or in kind based on the principal outstanding during the applicable quarter. The purchase price of the Helena Convertible Notes is 87.5% of the principal amount of the note. At any time following the issuance of the Helena Convertible Notes, the Helena Affiliate may convert all or a portion of such Helena Convertible Note into a number of shares of Cognos Common Stock equal to the amount of such Helena Convertible Note being converted divided by the conversion price, which is 90% of the average of the three lowest closing VWAPs observed over the 10 trading days immediately preceding the issuance of a conversion notice by the Helena Affiliate, subject to adjustment based on standard anti-dilution provisions. The conversion floor price is $0.50, and Cognos may, at any time and at its sole option, request to redeem the outstanding Helena Convertible Notes at 110% of the principal amount thereof upon 10 trading days’ notice prior to such redemption and during which the Helena Affiliate shall be entitled to convert the Helena Convertible Notes.

In addition, Cognos will issue warrants to the Helena Affiliate, which warrants will provide that for a period of five years from the issuance of the Helena Convertible Notes, the Helena Affiliate will have the option to purchase an amount of Combined Company Common Stock equivalent to up to 50% of the principal amount of each issued tranche of Helena Convertible Notes. The original exercise price of the Helena Warrants shall be $12.50. During the life of the Helena Warrants, if Cognos raises equity financing at a price lower than the original exercise price, the exercise price shall be adjusted to the lowest of (i) the then-current exercise price and (ii) 125% of the price per share of such equity financing. The Helena Warrants may only be transferred between the Helena affiliate and its affiliates.

The engagement letter and initial term sheet are not legally binding other than with respect to certain customary terms typically found in similar engagement letters including an exclusivity period during which Cognos agreed not to enter into an agreement with any other investors or advisors relating to the participation of Cognos in any variable rate equity financings for the later of (i) 12 months if definitive documentation is not entered into and (ii) the termination of any definitive documentation, otherwise Cognos shall pay a penalty equal to 5% of the amount raised in any such financings.

Investor Rights Agreement

At the closing of the Business Combination, Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into the Investor Rights Agreement, which is attached to this proxy statement/prospectus as Annex G, pursuant to which the Sponsor and signatory shareholders of Cognos and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights.

Impact of the Business Combination on Nocturne’s Public Float

Following the Business Combination, the shareholder base of the Combined Company would be comprised of a combination of Nocturne shareholders and Cognos shareholders. Specifically, the Cognos shareholders will hold approximately 60.1% of the total voting power of the Combined Company (excluding the shares underlying Cognos Options and Cognos Warrants), assuming no redemptions, and Nocturne shareholders will hold 39.9% of the Combined Company’s total voting power.

Nocturne’s Board’s Reasons for Approval of the Business Combination

We were incorporated for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate one or more businesses within or outside of the United States. Our initial focus was to identify and complete a business combination with a disruptive technology company, although we were not limited to a particular industry or sector.

In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•        Cognos is developing innovative and potentially groundbreaking technology that has the potential to radically advance the diagnosis and treatment of neuropathic diseases. Our management team carefully assessed the advantages and disadvantages of entering into a business combination transaction with Cognos, ultimately reaching the conclusion that such transaction was in the best interest of Nocturne and its shareholders and consistent with the general criteria and guidelines we set out in prospectus for the Nocturne IPO with respect to potential acquisition opportunities;

•        Through our legal and business diligence, we determined that Cognos has fundamentally sound operational and governance practices and that it has the potential for improved performance under our ownership and with the benefits that come from access to the public markets;

•        Cognos’ operations are currently limited to the U.S. In addition to strong organic growth potential, this presents significant growth opportunities to meaningfully accelerate growth through geographic expansion, business combinations, disruptive products and engineering expertise;

•        Cognos’ SINNAIS™ Implantable Smart Pump technology has the potential of becoming a leading product for the diagnosis and treatment of neuropathic diseases, which would allow Cognos to develop a leading presence across the industry;

•        Based on our legal and business diligence, including numerous discussions with key Cognos personnel, we believe that the strength of the Cognos team will be an asset to the Combined Company that will facilitate the Combined Company’s ability to obtain regulatory approvals for its product candidates and to successfully commercialize its products in the future;

•        Upon diligence and review of market conditions, the Nocturne Board believes that the Business Combination terms are attractive relative to market comparables that provide significant upside potential. Upon comprehensive and thorough process of reviewing and analyzing potential alternatives and business combination targets, the Board is of the view that no alternatives were reasonably likely to create greater value for Nocturne’s shareholders; and

•        The fairness opinion provided by Newbridge Securities Corporation that the consideration to be received by Nocturne’s shareholders in the proposed business combination transaction was fair, from a financial point of view, to Nocturne’s shareholders (see the section entitled “The Business Combination — Opinion of the Company’s Financial Advisor”).

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, those discussed under the sections entitled “Risk Factors — Risks Related to the Domestication and the Business Combination,” “Risk Factors — Risks Related to Cognos’ Limited Operating History, Financial Position, and Capital Requirements” and “Risk Factors — Risks Related to the Discovery, Development and Commercialization of Cognos’ Product Candidates.”

For more information about our Board’s decision-making process concerning the Business Combination, please see the sections entitled “The Special Meeting — Recommendation of Our Board of Directors” and “The Business Combination — Nocturne’s Board’s Reasons for Approval of the Business Combination.”

Independent Director Oversight

A majority of our Board is comprised of independent directors who are not affiliated with our Sponsor and its affiliates. In connection with the Business Combination, our independent directors took an active role in evaluating the proposed terms of the Business Combination, including the terms of the Merger Agreement and Related Agreements. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements.

Satisfaction of 80% Test

It is a requirement under our Existing Organizational Documents and the Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination. Based on the financial analysis of Cognos generally used to approve the transaction, the Nocturne Board determined that this requirement was met. The Nocturne Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Nocturne and its shareholders and appropriately reflected the value of Cognos and its subsidiaries. In reaching this determination, the Nocturne Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the historical growth rate of Cognos and its potential for future growth in revenue and profits. The Nocturne Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Cognos met this requirement and make the other required determinations regarding the transaction.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

The Special Meeting will be held at 9:00 a.m. Eastern Time, on February 27, 2024. The Special Meeting will be held virtually, at https://www.cstproxy.com/nocturneacquisition/2024. For the purposes of the Company’s articles of association, the physical place of the meeting will be 200 Spectrum Center Dr, Irvine, CA 92618. At the Special Meeting, the shareholders will consider and vote upon the following proposals.

Proposals

1.      Domestication Proposal:    A proposal, by special resolution, to change the corporate structure and domicile of the Company by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware, and to change the name of the Company from “Nocturne Acquisition Corporation” to “Cognos Therapeutics Holdings, Inc.,” both to be effected prior to the closing (the “Closing”) of the proposed business combination transactions between the Company and Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware (“Cognos”), contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) between the Company and Cognos (such transactions, the “Business Combination”).

2.      Transaction Proposal:    A proposal, by ordinary resolution, to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination.

3.      Issuance Proposal:    A proposal, by ordinary resolution, to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination.

4.      Interim Charter Proposal:    A proposal, by special resolution, to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the proposed Bylaws of the Company to be in effect as of the Domestication, in the forms attached hereto as Annex B and Annex C, respectively.

5.      Charter Proposal:    A proposal, by special resolution, to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex D.

6.      Organizational Documents Proposal:    A proposal to approve, on a non-binding advisory basis, certain changes to the proposed Certificate of Incorporation and proposed Bylaws of the combined company on a post-closing basis based on a review of certain material differences between Nocturne’s existing organizational documents and the proposed Certificate of Incorporation and proposed Bylaws.

7.      LTIP Proposal:    A proposal, by ordinary resolution, to approve the long-term equity incentive plan (“LTIP”) that provides for the ability to grant stock purchase rights with respect to common stock of the combined company after the Business Combination (the “Combined Company Common Stock”) to employees of the combined company after the Business Combination (the “Combined Company”) and its subsidiaries, in the form attached hereto as Annex E.

8.      Adjournment Proposal:    A proposal, by ordinary resolution, to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal, but no other proposal if the Required Proposals are approved or if we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned your shares, including as a constituent part of a unit, at the close of business on December 29, 2023, the Record Date for the Special Meeting. You will have one vote per share for each Nocturne Ordinary Share you owned at that time.

At the close of business on the record date, there were 5,191,416 outstanding Nocturne Ordinary Shares authorized to vote in the Special Meeting, each of which entitles its holder to cast one vote per share. The rights do not carry voting rights.

Vote of our Non-Redeeming Sponsor-Related Shareholders

Our Non-Redeeming Sponsor-Related Shareholders have agreed to vote any Nocturne Ordinary Shares owned by them in favor of the Business Combination (as defined in the Sponsor Letter Agreement). As of the date hereof, our Non-Redeeming Sponsor-Related Shareholders own shares equal to 64.3% of the issued and outstanding Nocturne Ordinary Shares.

Quorum and Votes Required

The holders of a majority of the issued and outstanding Nocturne Ordinary Shares entitled to vote as of the Record Date at the Special Meeting must be present, in person or via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Transaction Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Interim Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Organizational Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the LTIP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Adjournment Proposal, if presented, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any of the Proposals.

If you do not want any of the Proposals to be approved, you vote against the respective Proposal.

Voting

You can vote your shares at the Special Meeting by proxy or virtually.

You can vote by proxy by having one or more individuals who will be at the Special Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your vote at the Special Meeting is called voting “by proxy.”

If you wish to vote by proxy, you must (i) complete the enclosed form, called a “proxy card,” and mail it in the envelope provided or (ii) submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

If you complete the proxy card and mail it in the envelope provided or submit your proxy by telephone or over the Internet as described above, you will designate Henry Monzon and Ka Seng (Thomas) Ao to act as your proxy at the Special Meeting. One of them will then vote your shares at the Special Meeting in accordance with the instructions you have given them in the proxy card or voting instructions, as applicable, with respect to the Proposals presented in this proxy statement. Proxies will extend to, and be voted at, any adjournment(s) of the Special Meeting.

Alternatively, you can vote your shares in person (including virtually) by attending the Special Meeting.

A note for those who plan to attend the Special Meeting and vote virtually: if your shares are held in the name of a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee holding your shares. You will not be able to vote at the Special Meeting unless you obtain a legal proxy from the record holder of your shares.

Our Board is asking for your proxy. Giving our Board your proxy means you authorize it to vote your shares at the Special Meeting in the manner you direct. You may vote for or against any proposal or you may abstain from voting. All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” each of the Proposals, and as the proxy holders may determine in their discretion with respect to any other matters that may properly come before the Special Meeting.

Shareholders who have questions or need assistance in completing or submitting their proxy cards should contact our proxy solicitor, Advantage Proxy at (206) 870-8565 (call collect), (877) 870-8565 (call toll-free), or by sending an email to KSmith@advantageproxy.com

Shareholders who hold their shares in “street name,” meaning in the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a legal proxy from the record holder to vote their shares at the Special Meeting.

Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by our Board. Our Board recommends voting “FOR” the Domestication Proposal, “FOR” the Transaction Proposal, “FOR” the Issuance Proposal, “FOR” the Interim Charter Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the LTIP Proposal, and “FOR” the Adjournment Proposal, if presented. Votes submitted by mail must be received prior to 9:00 a.m. Eastern Time on February 27, 2024.

Voting via the Virtual Meeting Platform.    You can attend the Special Meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website. You will need your control number for access. If you do not have a control number, please contact the Transfer Agent. Instructions on how to attend and participate at the Special Meeting are available at https://www.cstproxy.com/nocturneacquisition/2024. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Voting as a Beneficial Owner.    If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “The Special Meeting — Attendance at the Special Meeting.”

Attendance at the Special Meeting

Only holders of Nocturne Ordinary Shares, their proxy holders and any guests the Company may invite may attend the Special Meeting. If you wish to attend the Special Meeting but you hold your shares or units through someone else, such as a broker, please follow the instructions you receive from your broker, bank or other nominee holding your shares. You must bring a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Solicitation of Proxies

Your proxy is being solicited by our Board on the Required Proposals. The Company has agreed to pay Advantage Proxy a fee of $12,500. The Company will also reimburse Advantage Proxy for reasonable and customary out-of-pocket expenses. In addition to these mailed proxy materials, our directors and executive officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. You may contact Advantage Proxy at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Tel: (877) 870-8565 (toll-free) or
(206) 870-8565 (banks and brokers can call collect)
Email: KSmith@advantageproxy.com

The cost of preparing, assembling, printing and mailing this proxy statement/prospectus and the accompanying form of proxy, and the cost of soliciting proxies relating to the Special Meeting, will be borne by the Company.

Some banks and brokers have customers who beneficially own shares listed of record in the names of nominees. The Company intends to request that banks and brokers solicit such customers and will reimburse them for their reasonable out-of-pocket expenses for such solicitations. If any additional solicitation of the holders of our outstanding shares is deemed necessary, the Company (through our directors and executive officers) anticipates making such solicitation directly.

Revocability of Proxies

Any proxy may be revoked by the person giving it at any time before the polls close at the Special Meeting. A proxy may be revoked by (i) submitting a written request to Ka Seng (Thomas) Ao at thomas@nocturnecorp.com, which must be submitted on a date later than the date of such proxy or a subsequent proxy relating to the same shares or (ii) by attending the Special Meeting and voting virtually.

Simply attending the Special Meeting will not constitute a revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Other Business at the Special Meeting

The Company is not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters which may properly come before the Special Meeting. If other matters do properly come before the Special Meeting, or at any adjournment(s) of the Special Meeting, the Company expects that the shares represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our Board.

No Right of Appraisal or Dissenters’ Rights

The Company’s shareholders do not have appraisal rights under applicable law in connection with the Proposals.

As a matter of Cayman Islands law, dissenters’ rights are only applicable where the Company is a constituent party to a statutory merger, which is not the case for any of the Proposals.

Recommendation of our Board of Directors

Our Board believes that each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposals, the LTIP Proposal and, if presented, the Adjournment Proposal is in the best interests of Nocturne and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

Interests of Nocturne’s Non-Redeeming Sponsor-Related Shareholders

In considering the recommendation of our Board to vote in favor of the Business Combination, Nocturne shareholders should be aware that aside from their interests as shareholders, our Sponsor and certain other officers and members of our Board have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our independent directors reviewed and considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Nocturne Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. The Board concluded that the potential benefits that it expected Nocturne and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Nocturne shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•        the fact that we have entered into the Sponsor Letter Agreement with our Non-Redeeming Sponsor-Related Shareholders, pursuant to which they have agreed to (i) vote any Ordinary Shares they own in favor of the Business Combination and (ii) waive their redemption rights with respect to the founder shares, private placement shares and public shares they hold or may acquire in connection with the completion of an initial business combination;

•        the fact that the Sponsor holds an aggregate of 2,875,000 founder shares and 465,000 private units, which will expire worthless if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023) or such later date as may be approved by the Nocturne shareholders. Such shares have an aggregate market value of approximately $37 million based on the closing price of Nocturne Ordinary Shares of $11.30 on the Nasdaq on February 8, 2024;

•        the fact that our Non-Redeeming Sponsor-Related Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023) or such later date as may be approved by the Nocturne shareholders;

•        the fact that our Sponsor purchased a substantial number of private rights to receive shares of Nocturne Ordinary Shares and that such private rights will expire worthless if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023) or such later date as may be approved by the Nocturne shareholders;

•        the fact that our Sponsor has a continuing right to hold Combined Company Common Stock and the shares of Combined Company Common Stock to be issued to our Sponsor pursuant to its private rights following the Business Combination, subject to certain lock-up periods;

•        the fact that, if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which the Company has discussed entering into a transaction agreement (other than our independent public accountants) or for products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•        at the closing of the Business Combination, Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into the Investor Rights Agreement, which is attached to this proxy statement/prospectus as Annex G, pursuant to which the Sponsor and signatory shareholders of Cognos and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights; and

•        the fact that our Non-Redeeming Sponsor-Related Shareholders will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023) or such later date as may be approved by the Nocturne shareholders.

•        Nocturne’s officers and directors (or their affiliates) may make loans from time to time to Nocturne or Cognos to fund certain capital requirements. As of the date of this proxy statement/prospectus, two loans, in the form of a Promissory Note and a Convertible Note, effective as of February 28, 2023 and January 30, 2024, respectively, in favor of Cognos in the amount of $300,000 and $50,000, respectively, from Ka Seng (Thomas) Ao, our Chief Financial Officer, has been made, but other loans may be made after the date of this proxy statement/prospectus.

•        the Non-Redeeming Sponsor-Related Shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•        the actual or potential conflicts of interest that may influence or may have influenced Nocturne’s officers and directors to support or approve the Business Combination, such as the fact that out-of-pocket expenses incurred by Nocturne’s officers and directors in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination are eligible to be reimbursed at the Closing.

•        given the differential in purchase price that the Non-Redeeming Sponsor-Related Shareholders paid for the founder shares as compared to the price of the Nocturne Units sold in the IPO and the substantial number of shares of Nocturne Common Stock that will be issued in connection with the Business Combination, the Non-Redeeming Sponsor-Related Shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination.

•        the fact that Mr. Ao is party to a Promissory Note and a Convertible Note, effective as of February 28, 2023 and January 30, 2024, respectively, in the amount of $300,000 and $50,000, respectively, and two Warrant Agreements, effective as of February 28, 2023 and January 30, 2024, in connection with providing bridge financing for Cognos, pursuant to which Mr. Ao may become entitled to receive additional securities of Cognos in connection with the consummation of the Business Combination (which securities are expected to represent, once the Business Combination has been consummated, less than one percent of the then-outstanding equity securities of the Combined Company).

Redemption Rights

Pursuant to the Existing Organizational Documents, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding public shares; provided that we will not redeem any Nocturne Ordinary Shares issued in the Nocturne IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of at least $5,000,001 either immediately prior to or upon consummation of the Business Combination (assuming the NTA Amendment is not approved at the NTA Meeting). On February 5, 2024, we filed the NTA Proxy Statement soliciting the approval of our stockholders at the NTA Meeting of the NTA Amendment to our A&R Memorandum and Articles, which would allow us to redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. As of January 31, 2024 the estimated per share redemption price would have been approximately $11.72. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 15% of the Nocturne Ordinary Shares included in the units sold in the Nocturne IPO.

If a holder exercises its redemption rights, then such holder will be exchanging its Nocturne Ordinary Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section titled “How do I redeem my public shares?” for the procedures to be followed if you wish to redeem your shares for cash.

Treatment of Cognos Equity Awards

All of the Cognos Warrants are outstanding immediately prior to the Effective Time will be assumed by Nocturne and converted into Nocturne Warrants on the same terms and conditions as were applicable to the Cognos Warrants immediately prior to the Effective Time, subject to certain adjustments pursuant to the Merger Agreement. Prior to the Effective Time, each holder of a Cognos Warrant will receive a notice setting forth the effect of the Merger on such holder’s Cognos Warrants and describing the treatment of each Cognos Warrant.

All of the Cognos Options that are outstanding immediately prior to the Effective Time shall be assumed by Nocturne and converted into Nocturne Options according to a Common Exchange Ratio specified in Section 2.1(e)(iv) of the Merger Agreement.

Certain Information Relating to Nocturne and Cognos

Nocturne Board and Executive Officers before the Business Combination

The following individuals currently serve as directors and executive officers of Nocturne:

Name	Age	Position
Henry Monzon	49	Director, Chairman and Chief Executive Officer
Ka Seng (Thomas) Ao	34	Director, Chief Financial Officer
Haoyu Lin	35	Director, Chief Strategy Officer
Simon Choi	62	Director
Derek Yiyi Feng	56	Director
Ka Lok (Ivan) Wong	46	Director
Giuseppe Mangiacotti	35	Director

Listing of Securities

The public shares, public units and public rights are traded on the Nasdaq under the ticker symbols “MBTC”, “MBTCU” and “MBTCR”, respectively. Nocturne has applied for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock on Nasdaq under the symbol “COGN”.

Comparison of Shareholder Rights

There are certain differences in the rights of Nocturne shareholders before the closing of the Business Combination and Combined Company shareholders after the closing of the Business Combination. Please see the section titled “Comparison of Shareholder Rights.”

Regulatory Approvals

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

At any time before or after consummation of the Business Combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither Nocturne nor Cognos is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material U.S. Federal Income Tax Consequences for Holders of Nocturne Ordinary Shares

As described more fully herein, a holder of Nocturne Ordinary Shares (such term to be used throughout this section “Material U.S. Federal Income Tax Consequences for Holders of Nocturne Common Stock” as such term is used in the section titled “Material U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Nocturne Ordinary Shares resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution as an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of Nocturne Ordinary Shares that a holder owns or is deemed to own by attribution (including through the ownership of public rights).

Additionally, because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights with respect to Nocturne Ordinary Shares, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the potential tax consequences of the PFIC rules as a result of the Domestication.

Please see the section titled “Material U.S. Federal Income Tax Considerations” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Expected Accounting Treatment of the Business Combination

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, while Nocturne is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cognos issuing stock for the net assets of Nocturne, accompanied by a recapitalization. The net assets of Nocturne will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cognos.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of Nocturne Ordinary Shares in connection with the Business Combination. Pursuant to Section 262 of the DGCL, Cognos shareholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Cognos Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of the shares of Cognos Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that would otherwise be received under the Merger Agreement. Cognos shareholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Cognos by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Nocturne or Cognos that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Cognos shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Cognos shareholders who are party to the Shareholder Support Agreements have waived their appraisal rights in connection with the Business Combination. For additional information on appraisal rights available to Cognos shareholders, see the section titled “Appraisal Rights.”

Proxy Solicitation

We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. We have engaged Advantage Proxy to assist in the solicitation of proxies.

If a Nocturne shareholder grants a proxy, such shareholder may still vote its shares in person or via the virtual meeting platform if it revokes its proxy before the Special Meeting. A Nocturne shareholder may also change its vote by submitting a later-dated proxy, as described above in the section titled “Revocability of Proxies.”

Selected Historical Financial Data for Nocturne

The following tables present Nocturne’s selected historical financial information derived from Nocturne’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2022, 2021 and 2020 and for the years ended December 31, 2022 and 2021 and for the period from October 28, 2020 (inception) through December 31, 2020 and Nocturne’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the nine months ended September 30, 2023 and 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Nocturne’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Nocturne’s financial statements are prepared and presented in accordance with U.S. GAAP.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021	For the Period from October 28, 2020 (Inception) through December 31, 2020
Income Statement Data:
Loss from operations	$(1,646,167)	$(1,391,682)	$(2,047,534)	$(717,764)	(5,600)
Net loss	$(988,286)	$(687,227)	$(1,208,280)	$(710,157)	(5,600)
Weighted average shares outstanding, Ordinary shares	5,240,497	14,840,000	8,901,159	11,581,616	2,500,000
Basic and diluted net loss per share, Ordinary shares	$(0.19)	$(0.05)	$(0.14)	$(0.06)	(0.00)
	September 30, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Marketable securities held in the Trust Account	$21,115,584	$21,100,382	$116,157,607	$—
Total assets	$21,197,844	$21,219,455	$116,649,312	$150,000
Total liabilities	$11,071,490	$8,662,086	$4,287,184	$130,600
Ordinary shares subject to possible redemption	$21,115,584	$21,100,382	$116,157,607	$—
Total shareholders’ (deficit) equity	$(10,989,230)	$(8,543,013)	$(3,795,479)	$19,400

Selected Historical Financial Data for Cognos

The information presented below is derived from Cognos’ unaudited financial statements included elsewhere in this proxy statement/prospectus for the nine months ended September 30, 2023 and 2022, and the balance sheet data as of September 30, 2023 and Cognos’ audited financial statements included elsewhere in this proxy statement/prospectus as of and for the years ended December 31, 2022 and 2021. Cognos’ historical results are not necessarily indicative of the results that may be expected in the future. You should read the following summary historical financial data together with the sections entitled “Cognos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cognos’ financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

Cognos is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Income Statement Data:
Loss from operations	$(3,675,927)	$(6,005,562)	$(7,910,931)	$(5,961,497)
Net loss	$(3,814,143)	$(6,109,889)	$(8,044,552)	$(6,072,049)
Weighted average shares outstanding, basic and diluted	25,348,595	25,441,318	25,402,083	24,797,532
Net loss per common share, basic and diluted	$(0.15)	$(0.24)	$(0.32)	$(0.24)
	September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Total assets	$1,232,845	$583,405	$680,891
Total liabilities	$11,484,441	$10,739,394	$8,177,519
Total stockholders’ deficit	$(10,251,596)	$(10,155,989)	$(7,496,628)

Summary of Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Nocturne will acquire all of the outstanding equity interests of Cognos in the Business Combination, Nocturne will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Cognos issuing shares for the net assets of Nocturne, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Cognos. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2023 gives effect to the Business Combination and related transactions as if they had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Nocturne and Cognos for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Business Combination company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Business Combination company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Nocturne Public Shares:

•        Assuming Minimum Redemptions:    This presentation assumes that, after the redemptions of 9,515,920 Public Shares in October 2022 (the “October 2022 Redemptions”), the redemptions of 132,664 Public Shares in April 2023 (the “April 2023 Redemptions”) and the redemptions of 332,591 Public Shares in January 2024 (the “January 2024 Redemptions”), no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions:    This presentation assumes that, after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, 170,265 Public Shares are redeemed for aggregate redemption payments of $2.0 million, assuming a $11.58 per share redemption price.

The Business Combination Agreement contains two conditions to the Closing that, at the Closing, (1) Nocturne shall have the Minimum Cash Amount equal to or greater than $10 million, and (2) Nocturne shall have at least $5,000,001 of net tangible assets after the redemption of Nocturne Public Shares (assuming the NTA Amendment is not approved at the NTA Meeting). This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the contractual maximum redemptions. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

If more than 170,265 Public Shares are redeemed, the Minimum Cash condition is not expected to be met.

In the event that Nocturne does not satisfy the Minimum Cash condition, Cognos, in its sole discretion, can elect to waive compliance with such condition.

In the event that Nocturne does not satisfy the net tangible assets condition and such condition is not waived by each of Cognos and Nocturne, Nocturne would not be permitted to proceed with the Business Combination.

If the above two conditions are waived, an additional 1,348,560 Public Shares may be redeemed. Therefore, there is no guarantee that, immediately following the Closing, the Combined Company will have some or all of the $10 million.

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the nine months ended September 30, 2023
Net loss	$(5,337)	$(5,337)
Weighted average shares outstanding – basic and diluted	18,240,701	18,070,436
Basic and diluted net loss per share	$(0.29)	$(0.30)

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2022
Net loss	$(10,197)	$(10,197)
Weighted average shares outstanding – basic and diluted	18,240,701	18,070,436
Basic and diluted net loss per share	$(0.56)	$(0.56)
	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2023
Total assets	$11,381	$9,409
Total liabilities	6,462	6,462
Total stockholders’ equity	$4,919	$2,947

Selected Share Information

Share Data of Nocturne

The following table sets forth the closing market prices per share of the public shares as reported by the Nasdaq on December 29, 2022, the last trading day before the Business Combination was publicly announced, and on the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Shares
December 29, 2022	$10.51
February 8, 2024	$11.30

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the public shares, the value of the consideration that Cognos shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of public shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which Nocturne shareholders vote on the approval of the Merger Agreement. Nocturne shareholders are urged to obtain current market quotations for Nocturne securities before making their decision with respect to the approval of the Merger Agreement.

Share Data of Cognos

Historical market price information regarding Cognos is not provided because there is no public market for Cognos Common Stock.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•        the unaudited condensed consolidated financial statements of Nocturne as of September 30, 2023 and 2022, and the audited consolidated financial statements of Nocturne as of December 31, 2022 and 2021, prepared in accordance with GAAP; and

•        the unaudited financial statements of Cognos as of September 30, 2023 and 2022, and the audited financial statements of Cognos’ as of December 31, 2022 and 2021, prepared in accordance with GAAP.

Unless indicated otherwise, financial data presented in this document has been taken from the audited financial statements of Cognos’ included in this document, and the audited financial statements of Cognos included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

THE BUSINESS COMBINATION

Background of the Business Combination

Unless otherwise stated, all references to “we,” “us,” or “our” in this subsection titled “Background of the Business Combination” refer to Nocturne.

Nocturne is a blank check company that was incorporated on October 28, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a potential transaction utilizing the global network and the investing and operating experience of Nocturne’s management team and the Nocturne Board of Directors (the “Board”). The terms of the Business Combination are the result of extensive negotiations among the representatives of Nocturne and Cognos Therapeutics, Inc. (“Cognos”). The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

Prior to the consummation of the IPO on April 5, 2021, neither Nocturne, nor anyone acting on Nocturne’s behalf, had identified any specific target business, contacted any prospective target business or engaged in any substantive discussions, formal or otherwise, with respect to a transaction with Nocturne.

After completion of the IPO, Nocturne’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of Nocturne were contacted by, and representatives of Nocturne contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Nocturne’s officers and directors and their affiliates actively searched for and brought business combination targets to Nocturne’s attention.

From approximately April 13, 2021 to June 23, 2022, Nocturne reviewed more than 35 acquisition opportunities across various industries and entered into approximately 19 non-disclosure agreements with potential targets (including Cognos), each of which was individually negotiated on customary terms. Based on its initial due diligence of the various potential targets, Nocturne maintained active and ongoing discussions with approximately 39 of those potential targets and delivered initial drafts of letters of intent to five of these potential targets (including Cognos). In addition to the letter of intent that Nocturne entered into with Cognos on October 31, 2022 (as described below), Nocturne entered into letters of intent with other potential targets on each of September 15, 2021, March 28, 2022, June 3, 2022 and July 8, 2022.

The following is not intended to be a complete list of all opportunities initially evaluated or explored, or discussions held, by Nocturne, but sets forth the significant discussions and processes that Nocturne engaged in to reach a definitive agreement with a target company that would be beneficial for Nocturne’s shareholders.

Negotiation Process with Candidates Other Than Cognos

Following the closing of the IPO on April 5, 2021, Nocturne contacted numerous potential targets via financial advisory firms and other intermediaries and began discussions with several potential targets. From approximately April 13, 2021 to June 23, 2022, Nocturne’s management team and Board reviewed more than 35 acquisition opportunities and entered into approximately 19 non-disclosure agreements in order to engage in due diligence of target companies. Throughout the process, Nocturne’s management team considered target companies operating in all sectors and industries that would produce the best available outcome for Nocturne shareholders. Nocturne’s management team also evaluated multiple companies outside of Nocturne’s initial targeted scope that it believed could create value for Nocturne shareholders.

From approximately July 24, 2021 to September 15, 2021, Nocturne negotiated with Company A, a leading decentralized storage and cryptocurrency mining solutions company based in China. On September 15, 2021, Nocturne and Company A entered into a letter of intent. From approximately September 15, 2021 to October 1, 2021, Nocturne and Company A engaged in the diligence process. Since the parties were unable to reach an agreement on the final valuation of the transaction, Nocturne decided not to proceed with the potential transaction with Company A and the discussions were terminated on October 2, 2021.

On September 13, 2021, Nocturne entered into a non-disclosure agreement with Company B, a developer of semiconductor chips designed for bitcoin mining, in which one of the Executives of Nocturne has a controlling interest. On September 15, 2021, for consideration of the fairness of this potential business combination transaction, Nocturne decided to form a special committee consisting only of individuals who were uninterested in this potential business combination transaction and any other potential business combination transactions. This decision was informed by detailed discussions held between Nocturne and its legal counsel, Ellenoff Grossman & Schole LLP (“EGS”). From approximately September 15, 2021 to January 11, 2022, Nocturne approved a board resolution providing for the appointment of additional directors, formed a special committee consisting of independent directors, and updated its register of officers and directors. On January 24, 2022, Nocturne and Dechert LLP (“Dechert”) entered into a non-disclosure agreement regarding legal due diligence of the potential target described in this paragraph. On March 4, 2022, Dechert and the special committee described above entered into an engagement letter in connection with Nocturne’s proposed De-SPAC transaction with the potential target. Between approximately September 2021 and April 2022, Nocturne and Company B engaged in the diligence process. Since the parties were unable to reach an agreement on the final valuation of the transaction, Nocturne decided not to proceed with the potential transaction with Company B and the discussions were terminated on April 29, 2022.

Between approximately December 2021 and March 2022, Nocturne negotiated with Company C, a bitcoin mining company powered by carbon neutral nuclear energy. Over the course of three months, Nocturne exchanged draft letters of intent with Company C, and on March 28, 2022, Nocturne and Company C entered into a letter of intent. However, the bitcoin price subsequently dropped sharply, and as a result Nocturne decided to not proceed with the potential transaction with Company C and the discussions were terminated on May 15, 2022.

On or about May 30, 2022, Nocturne held an introductory call with Company D, a fintech company providing a cross-border remittance network through blockchain technology. On June 1, 2022, Nocturne and Dechert entered into a supplement agreement to the engagement letter dated on March 4, 2022 (which was further supplemented by a letter of confirmation dated July 21, 2022), to engage in due diligence of Company D. Nocturne also engaged multiple experts in blockchain technology to conduct technical due diligence with respect to Company D in July 2022. Between June 2022 and July 2022, Nocturne, Dechert, and the technical due diligence team (as defined below) participated in multiple calls, both internally and with Company D to obtain additional due diligence information. Nocturne and Company D entered into a letter of intent on June 3, 2022. Between approximately June 3, 2022 and July 31, 2022, the parties continued to engage in correspondence as part of Nocturne’s due diligence process. However, because Company D was not able to enter into a business combination agreement earlier than Q2 2023, Nocturne decided to not proceed with the potential transaction with Company D and the discussions were terminated on August 1, 2022.

On or about June 17, 2022, Maxim Group LLC (“Maxim”) introduced Company E, an early-stage manufacturer of all-electric, lightweight commercial utility vehicles, to Nocturne. A non-disclosure agreement between the parties was subsequently entered into on June 23, 2022. Between approximately June 23, 2022 and July 8, 2022, Nocturne conducted due diligence on and exchanged draft letters of intent with Company E. The parties entered into a letter of intent on July 8, 2022. From approximately July 8, 2022 to July 30, 2022, Nocturne and Company E engaged in an extensive period of due diligence and planning for a potential business combination transaction. Nocturne engaged a technical expert to conduct due diligence on Company E’s design and production of their electric vehicle. After several weeks of discussions, Company E decided not to proceed with the potential transaction with Nocturne and the discussions were terminated on July 30, 2022.

Negotiation Process with Cognos

The following description summarizes certain key meetings and events that led to the signing of the letter of intent and Merger Agreement and other transaction documents with Cognos, but it does not purport to describe every conversation that occurred between or among Nocturne, Cognos, and their respective advisors and representatives.

On or about June 23, 2022, Maxim facilitated an introduction between management of Cognos and management of Nocturne, and after preliminary discussions regarding a possible business combination, Nocturne and Cognos entered into a non-disclosure agreement. On or about June 29, 2022, Nocturne and its advisors were granted access to a virtual data room maintained by Cognos, and between June 2022 and December 2022, Nocturne’s management team and advisors conducted extensive due diligence on Cognos.

On June 30, 2022, Cognos’ management presented a valuation report to Nocturne’s management. The report was prepared by Economics Partners and provided an opinion for compliance with Section 409A of the Code. According to the report, the implied equity value of Cognos was one hundred twenty million dollars ($120 million).

Economics Partners used the “Asset Approach-Cost Method” in arriving at Cognos’ valuation and used the “Option Pricing Method” in arriving at the per share value of Cognos’ Common Shares. The results of the valuations performed by Economics Partners are summarized in the following table:

		Weighting	Weighted Value
Valuation Method: Asset Approach-Cost Method
Equity Value (Rounded)	$120,000,000	100.0%	$120,000,000
Valuation Method: Option Pricing Method
Per Share Value of Common Stock	$4.55
Discount for Lack of Marketability	16.0%
Per Share Value of Common Stock (Minority, Non-Marketable Basis)	$3.82	100.0%	$3.82

Asset Approach-Cost Method

The asset approach, commonly referred to as the net asset method, estimates the fair market value of a company by modifying the asset and liability balances on its balance sheet to such company’s corresponding fair market value. This method is usually derived by first adding up the individual values of a company’s primary assets. The fair market value is then defined as the total of the company’s assets minus the total of their corresponding liabilities.

As a practical matter, the net assets method has numerous variations. By inherently assuming the company will continue to operate in the foreseeable future, this method utilizes a replacement cost model as a reasonable measure of value. The method operates under the basic assertion that the value of a company should be consistent with the replacement cost of such company’s assets. The net asset method is typically used when determining the value of capital-intensive businesses or holding companies.

Economics Partners concluded that the asset approach was considered appropriate for this analysis.

If a company’s existing assets deliver fewer benefits than new assets would deliver due to functional obsolescence or wear and tear, the value of these assets can be adjusted accordingly. After an initial review of Cognos’ year-to-date balance sheet, Economics Partners determined that the balance sheet did not fully capture the value of Cognos’ assets. Given these factors and the proprietary nature of Cognos’ assets, the Asset Approach-Cost model was utilized to derive the value of the underlying assets.

Economics Partners estimated the cost of the development of these assets (“Reproduction Cost”), to be equal to the operating expenses plus management salary. Economics Partners accounted for both Cognos’ operating expense since the spin off and Cognos’ operating expense prior to the spin off which is equal to 40% of Pharmaco-Kinesis Corporation’s incurred operating expense from inception on August 14, 2006 through the spin off on July 1, 2015.

Per discussions with Cognos’ management, Cognos founders and management were paid minimal salaries below market rate. As such, Economics Partners performed industry research on the average compensation for chief executives in the Medical Equipment & Supplies Manufacturing industry and calculated an implied markup to match market compensation. Economics Partners compared the average compensation based on industry research, to salary, wages, and benefits for Cognos prior to the spin off which was approximately 40% of total expenses. Economics Partners multiplied the industry average compensation by 6.45 to account for the period between the spin off and the valuation date to receive the mark-up value. Note that this represents the compensation for 4 executives in 2015 and 2016, and 6 executives from 2017 to 2021.

Economics Partners assumed that the same skill set, cost of employing those skills, and time would be required to reproduce these assets. Therefore, a developer’s profit mark-up was added based on the margin expected to be realized on the Reproduction Cost (“Implied Mark-Up”) in order to capture the full economic value of the invested resources.

In addition, an entrepreneurial incentive (“Entrepreneurial Incentive”) was applied to capture the opportunity cost of the funds used to develop the asset. The Entrepreneurial Incentive was calculated as the product of estimates replacement cost investment which is sum of Reproduction Cost and Implied Mark-Up, and required return on investment based on a selected internal rate of return (“IRR”) from market studies for investment in companies at different development stages.

Economics Partners calculated the Value of Internally-Developed Assets as sum of Reproduction Cost, Implied Mark-Up and Entrepreneurial Incentive. By adjusting the Value of Internally-Developed Assets as one of the non-current assets of Cognos, and adding other assets, subtracting total liabilities, Economics Partners concluded that the Implied Equity Value of Cognos was approximately $120 million.

The key elements of the projections in the Asset Approach-Cost Method utilized by Economics Partners are summarized in the table below, with specific assumptions listed immediately following the table:

In USD	As of December 31, 2021
Assets
Cash and Cash Equivalents	$3,281
Other Current Assets	364
Total Current Assets	$3,645
Net Fixed Assets	677,610
Value of Internally-Developed Assets(1)	125,941,068
Total Non-Current Assets	$126,618,679
Total Assets	$126,622,323
Liabilities
Accounts Payable	1,059,113
Credit Cards	70,437
Other Current Liabilities	2,905,265
Current Portion of Long-Term Debt	938,835
Total Current Liabilities	$4,973,651
Long Term Debt	2,612,594
Total Non-Current Liabilities	$2,612,594
Total Liabilities	$7,586,245
Fair Market Value of Equity	$119,036,079
Implied Equity Value (Rounded)	$120,000,000

____________

(1)      Calculation of Value of Internally-Developed Assets is shown in the table below.

The key elements of the projections for Value of Internally-Developed Assets are summarized in the table below, with specific assumptions listed immediately following the table:

Value of Internally-Developed Assets
Direct Costs
Management Salary Mark-Up(1)		$9,032,000
Total Management Salary		$9,032,000
Operating Expenses
Implied Operating Expenses Prior to Spin Off(2)		$8,723,684
Total Operating Expenses Since Spin Off		24,118,473
Total Operating Expenses		$32,842,157
Total Reproduction Cost		$41,874,157
Mark-Up (Profit)
Guideline Company Margins	22.0%
Implied Mark-Up(3)	28.2%	$11,810,660
Entrepreneurial Incentive
Estimated Replacement Period (Months)(4)	39
Estimates Replacement Cost Investment	$53,684,817
Required Return on Investment (IRR Adjusted for Replacement Period)(5)	134.6%
Total Entrepreneurial Incentive(6)		$72,256,251
Total Replacement Cost, new		$125,941,068
Value of Internally-Developed Assets		$125,941,068

____________

(1)      Per discussion with Cognos’ management, Founders and management were paid minimal salaries below the market rate. As such, Economics Partners performed industry research on the average compensation for chief executives in the Medical Equipment & Supplies Manufacturing sector. Based on Data USA, the average annual compensation for chief executives from 2015 to 2021 is $250,000. Economics Partners compared this to salary, wages, and benefits paid by the company prior to the spin off, which accounted for approximately 40% of total expenses. Economics Partners multiplied the industry average compensation by 6.45 to account for the period between the spin off and the valuation date to receive the mark-up value. Note that this represents the compensation for 4 executives in 2015 and 2016, and 6 executives from 2017 to 2021.

(2)      Cognos was spun off from Pharmaco-Kinesis Corporation (“PKC”) on July 1, 2015 at an implied value of 40%, according to the documents provided by Cognos’ management. As such, Economics Partners allocated 40% of PKC’s operating expense from the inception date of August 14, 2006 to the spin off date to Cognos.

(3)      A developer’s profit mark-up was added based on the margin expected to be realized on the Reproduction Cost.

(4)      The replacement period is based on an estimated 6.5 years required to recreate the progress of Cognos. As it is assumed that costs would be borne regularly over the recreation period (rather than all at once at the beginning or end), the midpoint of the assumed period was selected for this analysis.

(5)      Selected IRR is shown in the table below.

(6)      An entrepreneurial incentive was applied to capture the opportunity cost of the funds used to develop the assets.

The key elements of the projections for the selected IRR are summarized in the table below, with specific assumptions immediately following the table:

Stage of Development(1)	Plummer(2)	Sherlis and Sahlman(3)	Sahlman and Others(4)
Start-up(5)	50.0% – 70.0%	50.0% – 70.0%	50.0% – 100.0%
First State/Early Stage(6)	40.0% – 60.0%	40.0% – 60.0%	40.0% – 60.0%
Second Stage/Expansion(7)	35.0% – 50.0%	30.0% – 50.0%	30.0% – 40.0%
Bridge/IPO(8)	25.0% – 35.0%	20.0% – 35.0%	20.0% – 30.0%
Selected Discount Rate			30.0%

____________

(1)      Source: AICPA Accounting & Valuation Guide — Valuation of Privately-Held-Company Equity Securities Issues as Compensation.

(2)      James L. Plummer, QED Report on Venture Capital Financial Analysis (Palo Alto: QED Research, Inc., 1987).

(3)      Daniel R. Scherlis and William A. Sahlman, “A Method for Valuing High-Risk, Long Term, Investments: The ‘Venture Capital Method’,” Harvard Business School Teaching Note 9-288-006 (Boston: Harvard Business School Publishing, 1989).

(4)      William A. Sahlman and others, Financing Entrepreneurial Ventures, Business Fundamentals (Boston: Harvard Business School Publishing, 1998).

(5)      As described in the publications referenced in this table, start-up-stage investments are made in enterprises that are less than one year old.

(6)      As described in the publications referenced in this table, early development-stage investments are made in enterprises that have developed prototypes that appear viable and for which further technical risk is deemed minimal, though commercial risk may be significant.

(7)      As described in the publications referenced in this table, enterprises in the expansion stage usually have shipped some product to consumers (including beta versions).

(8)      As described in the publications referenced in this table, bridge/IPO-stage financing covers such activities as pilot plant construction, production design, and production testing, and bridge financing in anticipation of a later IPO.

Option Pricing Method

Given that there are multiple classes or derivatives of equity, Economics Partners utilized the Option Pricing Model in this analysis. This methodology models the value of the various components of a company’s capital structure as a succession of call options on the proceeds expected from the sale of the business or the pending liquidation of such company’s assets at some future date. Furthermore, this model also treats the fair market value of a security as a function of the current fair market value of the aggregate equity and debt and assumptions based on the securities’ rights and preferences using an option model, according to the Black-Scholes Option Pricing Model.

The application of the Black-Scholes Option Pricing Model was designed around the following steps:

Step 1:    determine the different levels of equity value (breakpoints). This step consists of determining different levels of Equity Value, called breakpoints (also known as “waterfall” distribution). Each consecutive breakpoint represents an incremental claim on Cognos’ Equity Value by a certain class of shareholders/option holders triggered by their respective liquidation, participation, and/or conversion rights.

Step 2:    determine the proportion of incremental equity value to be distributed. After calculating the breakpoints, the proportion in which incremental Equity Value would be distributed between consecutive breakpoints is determined.

Step 3:    determine the incremental equity value of each option. Each consecutive breakpoint is considered a strike price in the call options on the Company’s Equity Value. Using the Black-Scholes Option Pricing model, with other inputs as discussed above, the incremental value of each option is calculated.

Step 4:    distribute the incremental equity value. The incremental value of each call option is distributed among different classes of shareholders based on their respective distribution proportion as calculated in Step 2.

By calculating the equity value of different tranches according to the Black-Scholes Option Pricing Model, Economic Partners determined that the per share value of Cognos’ common shares was $4.55.

The key elements of the projections in the Option Pricing Model by Economics Partners are summarized in the table below, with specific assumptions immediately following the table(1)(2)(3)(4):

					Common Warrants $4.25 Strike	Common Options $4.25 Strike	Common Options $3.20 Stike	Common Stock	Total Number of Shares
				Number of shares(5)	80,002	3,694,000	87,284	25,203,572	29,064,858
	Company Value			Exercise price per share	$4.25	$4.25	$3.20
	From	To	Delta	Equity Tranche Value
	$0	$80,651,430	$80,651,430	$67,316,698	0.0%	0.0%	0.0%	100.0%	100.0%
	$80,651,430	$107,206,829	$26,555,399	$12,977,470	0.0%	0.0%	0.3%	99.7%	100.0%
	$107,206,829	Infinity	Infinity	$39,705,832	0.3%	12.7%	0.3%	86.7%	100.0%
Total				$120,000,000
	Company Value
	From	To	Description	Equity Tranche Value
	$0	$80,651,430	Until $3.20 options exercise	$67,316,698	$0	$0	$0	$67,316,698	$67,316,698
	$80,651,430	$107,206,829	Until $4.25 options and warrants exercise	$12,977,470	$0	$0	$44,788	$12,932,682	$12,977,470
	$107,206,829	Infinity	Pro-rata participation	$39,705,832	$109,292	$5,046,415	$119,240	$34,430,886	$39,705,832
Total				$120,000,000	$109,292	$5,046,415	$164,028	$114,680,265	$120,000,000
Per Share Value					$1.3661	$1.3661	$1.8792	$4.5502

____________

Key assumptions:

(1)      The implied fair market value of equity was $120 million.

(2)      The risk-free rate as of December 31, 2021 was 0.56%, based on the interpolated, theoretical yield of a 1.5-year U.S. Treasury Bond as of the valuation date.

(3)      The volatility as of December 31, 2021 was 60.0%, based on the selected historical volatility of the guideline public companies’ common stock.

(4)      Years to liquidity was 1.5, which was based on discussion with Cognos’ management. The liquidity date was July 2, 2023.

(5)      The number of options and common stock shares was provided by Cognos.

In general, the value of a company’s equity securities typically requires an adjustment to account for the securities’ lack of a readily available market in which they can be sold. As Cognos is a private company, Economics Partners applied a discount rate for lack of marketability in calculating the per share value of Cognos’ equity. Economics Partners has estimated a discount of approximately 16.0% for lack of marketability for Cognos’ Common Shares in their analysis. As a result, the per share value of Cognos’ equity, after adjusting for lack of marketability, is $3.82.

On the basis of its due diligence, Nocturne’s management agreed with the valuation provided by Economics Partners and prepared a draft letter of intent with respect to a proposed business combination with Cognos (the “Cognos LOI”). The Cognos LOI reflected, among other things, a pre-money enterprise value range for Cognos of approximately $120 million, an assumed redemption price of $10.30 per share, which is the price payable to Nocturne Public Stockholders that redeem in connection with the Closing, lock-up restrictions on the significant shareholders of Cognos similar to those applicable to Nocturne’s Sponsor with respect to its founder shares, the requirement that significant shareholders of Cognos enter into non-compete and non-solicit agreements and the requirement that certain key executives of Cognos enter into mutually acceptable employment agreements. On July 7, 2022, the Cognos LOI was sent by Nocturne to Maxim.

Between July 7, 2022 and July 20, 2022, the parties negotiated the terms of the Cognos LOI. On July 13, 2022, Maxim sent to Nocturne a redlined version of the Cognos LOI with Cognos’ comments incorporated. Such draft indicated a per-share valuation of $10.00. Nocturne replied with a revised Cognos LOI that included an assumed redemption price of $10.30 per share. Cognos’ comments and Nocturne’s revision focused on the reverse earnout, a per-share valuation, transaction consideration for Cognos’ net debt and a minimum cash condition. Maxim sent to Nocturne an additional revised Cognos LOI from Cognos with revision of a per-share valuation to $10.00 and terms of minimum cash condition on July 17, 2022. On July 19, 2022, Nocturne, Cognos and Maxim had a call and discussed the open items in the Cognos LOI, and Nocturne sent back a final Cognos LOI with a per-share valuation of $10.30 for review and approval on July 20, 2022.

On July 20, 2022, following discussions between and among Nocturne, Cognos and their respective legal advisors, Nocturne and Cognos executed the Cognos LOI. The Cognos LOI did not include any terms of exclusivity which therefore would allow Nocturne to continue reviewing other potential target companies. The Cognos LOI was amended on August 1, 2022 to include a period of mutual exclusivity between the parties, and on each of August 25, 2022, September 29, 2022 and October 31, 2022 to extend the exclusivity period. Around this time, Nocturne instructed Dechert to begin the process of preparing a draft Merger Agreement for a possible business combination with Cognos.

On each of July 18, 2022 and July 19, 2022, Nocturne engaged and spoke with three technical experts who formed a technical due diligence team (the “Technical Due Diligence Team”) to conduct technical due diligence of Cognos. Cognos provided a virtual data room relating to the technical aspects of Cognos’ business to Nocturne and the Technical Due Diligence Team to enable such parties to better understand Cognos’ product and underlying technology processes.

From approximately July 2022 to October 2022, the Technical Due Diligence Team had additional data requests to which Cognos responded, and multiple communications, including emails, calls and video conferences, took place between the Technical Due Diligence Team, Cognos, and Nocturne to discuss concerns raised during the review of documents provided in the virtual data room. In addition, such parties exchanged questions and answers related to the diligence process.

The Technical Due Diligence Team’s work focused on clinical solution aspects, system technical aspects, and regulatory aspects of Cognos’ business.

The clinical solution aspects relate to the purpose of the product and the project. In order to fully assess Cognos’ clinical solution, the Technical Due Diligence Team reviewed related research literature to assess the therapeutic value, potential risks, and challenges associated with the implantable smart pump developed by Cognos. In addition, they carried out extensive research on leptomeningeal carcinomatosis, analyzing the strengths and weaknesses of existing solutions to assess the added value of Cognos’ solution.

The system technical aspects relate to translation of the clinical solution requirements to system requirements. The Technical Due Diligence Team reviewed Cognos’ patents and the technical design of Cognos’ product, including electronics-hardware, mechanical and material aspects. This involved examining the high-level compliance of design to ensure the technical implementation addresses all product features and requirements, as well as the low-level compliance of design to identify any potential design issues or risks within the scope of the Technical Due Diligence Team, and to assess whether the design meets the stipulated requirements.

The regulatory aspects relate to clinical and technical regulatory issues. The Technical Due Diligence Team reviewed Cognos’ correspondence with regulatory authorities and assessed the regulatory requirements and the current status of tests and compliance.

The Technical Due Diligence Team was composed of three members: Eran Ron, Maoz Panker, and Nahum Lyachovitsky. The experience and qualifications of these three experts is described below.

Eran Ron has more than 15 years of engineering and board design experience. Mr. Ron has served as Embedded System Designer at BlazePod since October 2018. Prior to joining BlazePod, Mr. Ron served as PHY FW Engineer at Altair Semiconductor from January 2016 to June 2018. From July 2014 to January 2016, Mr. Ron held the role of Hardware Design Engineer at DSIT Solution Ltd. Mr. Ron served as Embedded Board Designer at SteadyMed

Therapeutics from December 2012 to July 2014. Mr. Ron joined MOD in 2006 as an Electronics Engineer and Board Designer, where he worked for more than 6 years, from April 2006 to December 2012. Mr. Ron holds a Bachelor of Science degree in Electrical and Electronics Engineering from Tel Aviv University.

Maoz Panker has over 10 years of experience in the engineering and healthcare industry. Mr. Panker currently serves as Senior Interconnect Process Engineer at Nvidia. Prior to joining Nvidia, Mr. Panker held the role of Process Engineer at Intel Corporation since 2018. Mr. Panker served as Head of Imaging Systems at Meuhedet Health Services, from 2015 to 2018. From 2011 to 2014, Mr. Panker held the role of R&D Engineer at SteadyMed Therapeutics. Mr. Panker received a Bachelor of Science in Biomedical Engineering from Tel Aviv University in 2012 and a Bachelor of Science in Chemistry from The Open University of Israel in 2017.

Nahum Lyachovitsky is an expert with more than 25 years of mechanical engineering experience. Mr. Lyachovitsky currently serves as Mechanical Engineer at SteadyMed Ltd. (“SteadyMed”). Prior to joining SteadyMed, Mr. Lyachovitsky held the role of mechanical Field Leader at Applisonix from 2007 to 2015. Mr. Lyachovitsky served as Senior Designer at Zamrot Ashalim Engineering from 2003 to 2007. Since 1998, Mr. Lyachovitsky held the role of R&D Manager at N.T. Technologies Ltd for 2 years. Mr. Lyachovitsky holds a Master of Science degree in Mechanical Engineering from Peter the Great St. Petersburg Polytechnic University.

On July 31, 2022, Dechert and Nocturne entered into a confirmation letter to engage Dechert to conduct legal due diligence and draft the definitive agreements pursuant to which the business combination transaction between Nocturne and Cognos would occur. Because EGS previously represented Nocturne in connection with a potential business transaction, on August 1, 2022 Nocturne and EGS executed a conflict waiver which provided that EGS would withdraw as representative of Nocturne. EGS now represents Cognos in the business combination transaction. On August 5, 2022, Dechert sent the initial legal due diligence request list to Cognos, and thereafter Dechert sent supplemental legal due diligence request lists to Cognos based on Dechert’s review of the contents of the virtual data room.

In approximately July 2022, Nocturne contacted multiple investment banking firms in order to obtain a fairness opinion with respect to the business combination transaction with Cognos. After a thorough review of Newbridge’s background and qualifications, on August 10, 2022, Nocturne and Newbridge entered into an engagement letter pursuant to which Newbridge agreed to render an opinion to the Nocturne Board as to the fairness of the terms of the proposed acquisition of Cognos, from a financial point of view, to the shareholders of Nocturne. Between approximately August 2022 and October 2022, Newbridge participated in several calls with Cognos in order to better understand its business and financial projection in connection with Newbridge’s evaluation of the transaction.

On August 3, 2022, the management teams of Nocturne and Cognos and their respective legal and financial advisors held a kick-off call to discuss the proposed timeline for the Business Combination and their expectations regarding the drafting of the Merger Agreement. On August 9, 2022, the management teams of Nocturne and Cognos, their respective legal advisors and Maxim participated in a phone call regarding the transaction structure. Dechert has subsequently revised the draft Merger Agreement based on the discussions held during this call and on the findings from Nocturne’s due diligence efforts to date.

On August 11, 2022, the management team of Nocturne visited Cognos’ corporate office. During this visit, Cognos presented its product and regulatory application process. Nocturne also met with Cognos’ engineering team to discuss questions about Cognos’ technology and product design which were raised in the due diligence process. On the same date, Maxim arranged a working group call among the parties in the transaction, including the management teams of Nocturne and Cognos and their legal advisors, financial advisors and auditors to discuss the transaction timeline and structure.

On August 26, 2022, Dechert and EGS, legal counsel to Cognos, participated in a phone call to discuss legal matters and processes with respect to the Business Combination. Following this phone call, Nocturne and Dechert finalized their proposed initial draft of the Merger Agreement and on September 2, 2022, on behalf of Nocturne, Dechert sent the initial draft of the Merger Agreement to EGS. The initial draft of the Merger Agreement contemplated that at the Effective Time of the Merger, Nocturne would or would soon complete the subscription of Nocturne Common Stock by PIPE Investors at $10.30 per share in exchange for an aggregate purchase price of $120,000,000 in a private placement or placements, and the stockholders of Nocturne would complete the Nocturne Share Redemptions in accordance with the applicable Nocturne Governing Documents, following which Nocturne shall have at least $5,000,001 of net tangible assets. The initial draft of the Merger Agreement also contemplated, at the Effective Time of the Merger, the conversion of Cognos Common Stock and Cognos Options into Combined Company Common Stock or an option to purchase shares of Combined Company Common Stock on the same terms and conditions as were applicable to such Cognos Options immediately prior to the Effective Time of the Merger. Notwithstanding this arrangement, the Sponsor was to use its reasonable best efforts to raise the Nocturne cash on hand which was not be less than the minimum cash amount of $10,000,000, and should Nocturne’s cash on hand be less than such minimum cash amount, then the Sponsor was to irrevocably forfeit and surrender to Nocturne certain percentages of its Founder Shares and private placement units in accordance with the terms therein to make up for the difference in such minimum cash amount.

On September 5, 2022, the Technical Due Diligence Team sent the initial draft of the technical due diligence report to Nocturne. Thereafter, Nocturne and the Technical Due Diligence Team participated in multiple phone calls to discuss the Technical Due Diligence Team’s findings related to product design and methodology. The due diligence report was subsequently updated by the Technical Due Diligence Team based on new documents uploaded to the virtual data room.

On September 9, 2022, Dechert sent the initial draft of the legal due diligence report to Nocturne. Nocturne and Dechert participated in phone calls to discuss the findings of the legal due diligence to identify whether any adjustments were needed in the Merger Agreement.

Cognos and EGS reviewed the proposed draft of the Merger Agreement and prepared a revised draft of the Merger Agreement reflecting certain proposed transactional and other changes. EGS sent this revised draft of the Merger Agreement to Dechert on September 20, 2022. Most of the comments proposed by EGS concerned commercial considerations and changes to the representations and warranties given under the Merger Agreement and did not substantially alter the key terms of the Merger Agreement as described above.

On September 28, 2022, on behalf of (and following review and discussion with) Nocturne, Dechert sent a revised draft of the Merger Agreement to EGS. Thereafter, Nocturne and Cognos conducted discussions to consider and resolve certain open issues that remained, while EGS reviewed the latest draft of the Merger Agreement. Dechert’s revised comments to the Merger Agreement primarily addressed the commercial points raised by EGS, but also proposed that Cognos should take all reasonably necessary actions to effect the treatment of Cognos Options under the Merger Agreement in accordance with the Equity Incentive Plans and the applicable award agreements to ensure that no assumed option be exercised prior to the effective date of an applicable Form S-8. On September 29, 2022, Dechert delivered to Nocturne a substantially complete report of legal due diligence of Cognos, noting that a final version would follow once the legal due diligence process was complete.

On October 4, 2022, Nocturne held an extraordinary general meeting in lieu of the 2022 Annual Meeting of Shareholders. At this meeting, Nocturne’s stockholders approved an amendment to Nocturne’s A&R Memorandum and Articles to extend the date by which Nocturne must consummate its initial business combination from October 5, 2022 to April 5, 2023. Such amendment became effective on October 4, 2022 upon approval by the Company’s shareholders at the extraordinary general meeting. In connection with such meeting, shareholders holding 9,515,920 public shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. The redemptions did not have an impact on the negotiations with Cognos.

On October 9, 2022, the Technical Due Diligence Team presented the final report of technical due diligence of Cognos. The report included analyses of Cognos’ hypothesis for metronomic delivery, competition, patents, regulatory path, performance and testing, SINNAIS mechanical review and assessment, SINNAIS electrical review and assessment, and SINNAIS road ahead.

On October 13, 2022, the Nocturne Board convened following a report from management on the status of the negotiations with Cognos. Management was of the view that, as of this date, the open issues in the negotiations had been substantially resolved. Additionally, Newbridge had advised Nocturne that it was in a position to deliver its fairness opinion and that it had concluded that the consideration to be received by Nocturne’s shareholders in the proposed business combination transaction was fair, from a financial point of view, to Nocturne’s shareholders. The Nocturne Board deliberated and discussed the structure and terms of the proposed business combination transaction following a preliminary internal presentation by Newbridge regarding its fairness opinion and a presentation by Dechert summarizing the material terms of the Merger Agreement. Following deliberations, the Board unanimously (i) determined that, subject to a satisfactory resolution of the remaining open points therein, the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of, and fair to, Nocturne and its shareholders, (ii) authorized and approved Nocturne’s entry into the Merger Agreement, subject to a satisfactory resolution of the remaining open points therein, and consummation of the transactions contemplated thereby,

(iii) directed that, upon execution of the Merger Agreement, the Merger Agreement be submitted for consideration at an extraordinary general meeting of Nocturne’s shareholders, and (iv) resolved to make the recommendation that Nocturne’s shareholders adopt and approve the Merger Agreement at such an extraordinary general meeting.

On November 2, 2022, Dechert received a revised and near-final draft of the Merger Agreement from EGS. EGS’s comments, among others, contemplated that the post-merger board of directors of the Combined Company shall consist of five members, three of whom shall qualify as independent directors under Nasdaq rules. EGS also removed Dechert’s proposed comments to effect the treatment of Cognos Options, claiming that such language was not standard for the market. Nocturne and Dechert reviewed and discussed this draft of the Merger Agreement in the following weeks with a view towards finalizing the document for execution on the basis of the Nocturne Board’s approval, with Dechert circulating its revised draft of the Merger Agreement to EGS on November 21, 2022. Such draft contained further commercial points which did not materially alter the key terms of the Merger Agreement described above. In parallel, Nocturne, Dechert, Cognos, and EGS proposed, negotiated, revised, and finalized the parties’ respective disclosure schedules under the Merger Agreement, as well as certain ancillary agreements entered into concurrently with, or after, the Merger Agreement and as may have been amended thereafter, as described above under “Helena Transfer Agreement”, “A&R Sponsor Forfeiture Agreement” and “Cognos Stockholder Support Agreements.”

On November 25, 2022, Newbridge delivered to the Nocturne Board a final internal presentation, which was confirmed by Newbridge’s issuance of its final fairness opinion, effective as of October 26, 2022, stating that the consideration to be received by Nocturne’s shareholders in the proposed business combination transaction is fair, from a financial point of view, to Nocturne’s shareholders.

In the following weeks, Nocturne, Dechert, Cognos, and EGS continued to review, discuss, and work towards finalizing the Merger Agreement, exchanging incrementally updated drafts of the Merger Agreement on December 12, December 15, December 20, and December 28, as well as the parties’ respective disclosure schedules under the Merger Agreement. These comments, in particular, addressed Nocturne’s obligation to assume each Cognos Warrant or portion thereof that is outstanding prior to the Effective Time of the Merger to be converted into a warrant for shares of Combined Company Common Stock on the same terms and conditions as were applicable to such Cognos Warrant immediately prior to the Effective Time, including vesting conditions, in accordance with the terms of the revised Merger Agreement. Further comments also addressed the threshold of net indebtedness at Closing and other figures as agreed between Nocturne and Cognos, as well as updates to reflect the capitalization of the Cognos Common Stock as at the date of such draft. Otherwise, this draft of the Merger Agreement was in substantially agreed form. In connection with the finalization of Cognos’ disclosure schedules, on December 22, 2022, Dechert presented Nocturne with the final report of legal due diligence of Cognos.

On December 30, 2022, following a review and consideration of the final terms of the Merger Agreement in execution form and the other transaction documents, the Nocturne Board adopted unanimous written resolutions which authorized and approved Nocturne’s entry into the Merger Agreement. Following the Nocturne Board’s approval, Nocturne, Cognos and Merger Sub executed the Merger Agreement.

On September 29, 2023, Nocturne, Merger Sub and Cognos entered into Amendment No. 1 to the Merger Agreement, which provides, among other things, that the Outside Date was extended to March 31, 2024.

On January 27, 2024, Nocturne, Cognos and Helena entered into an engagement letter and initial term sheet, both of which are subject to the execution and delivery of definitive documentation, pursuant to which Cognos will issue to the Helena Affiliate at the closing of the Business Combination the Helena Convertible Notes, which are senior unsecured notes convertible into shares of Combined Company Common Stock, in a principal amount of up to $12.5 million. There will be one initial tranche of $3.5 million, followed by nine subsequent sequential tranches of $1 million each, subject in each case to standard equity conditions for transactions of this type. Cognos may draw upon the Helena Convertible Notes for the first time at the closing of the Helena Investment, which will occur contemporaneously with the Closing. Thereafter, Cognos may draw down on the second tranche one month following disbursement of the first tranche. The second tranche will be funded at a minimum of $500,000. Cognos may draw down on the remaining tranches upon the earliest of (i) the Helena Affiliate having fully converted the previous tranche of Helena Convertible Notes and (ii) three months following disbursement of the previous tranche. Cognos will pay a commitment fee consisting of (i) $375,000 either in cash or additional senior unsecured notes on the same terms as the Helena Convertible Notes and (ii) 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing, payable upon disbursement of the first tranche. The maturity date of the Helena Convertible Notes is twelve months from their issuance, and the interest rate of the Helena Convertible Notes is 10%, paid quarterly in cash or in kind based on the principal outstanding during the applicable quarter. The purchase price of the Helena Convertible Notes is 87.5% of the principal amount of the note. At any time following the issuance of the Helena Convertible Notes, the Helena Affiliate may convert all or a portion of such Helena Convertible Note into a number of shares of Cognos Common Stock equal to the amount of such Helena Convertible Note being converted divided by the conversion price, which is 90% of the average of the three lowest closing VWAPs observed over the 10 trading days immediately preceding the issuance of a conversion notice by the Helena Affiliate, subject to adjustment based on standard anti-dilution provisions. The conversion floor price is $0.50, and Cognos may, at any time and at its sole option, request to redeem the outstanding Helena Convertible Notes at 110% of the principal amount thereof upon 10 trading days’ notice prior to such redemption and during which the Helena Affiliate shall be entitled to convert the Helena Convertible Notes.

In addition, Cognos will issue warrants to the Helena Affiliate, which warrants will provide that for a period of five years from the issuance of the Helena Convertible Notes, the Helena Affiliate will have the option to purchase an amount of Combined Company Common Stock equivalent to up to 50% of the principal amount of each issued tranche of Helena Convertible Notes. The original exercise price of the Helena Warrants shall be $12.50. During the life of the Helena Warrants, if Cognos raises equity financing at a price lower than the original exercise price, the exercise price shall be adjusted to the lowest of (i) the then-current exercise price and (ii) 125% of the price per share of such equity financing. The Helena Warrants may only be transferred between the Helena affiliate and its affiliates.

The engagement letter and initial term sheet are not legally binding other than with respect to certain customary terms typically found in similar engagement letters, including an exclusivity period during which Cognos agreed not to enter into an agreement with any other investors or advisors relating to the participation of Cognos in any variable rate equity financings for the later of (i) 12 months if definitive documentation is not entered into and (ii) the termination of any definitive documentation, otherwise Cognos shall pay a penalty equal to 5% of the amount raised in any such financings.

Nocturne, Merger Sub and Cognos will enter into Amendment No. 2 to the Merger Agreement, which will provide, among other things, that (i) the Sponsor is no longer obligated to forfeit to Nocturne certain of its founder shares pursuant to the Sponsor Forfeiture Agreement in the scenario where the Nocturne Cash on Hand is less than the Minimum Cash Amount, and Cognos, in its sole discretion, elects to waive compliance with the Closing condition that the Nocturne Cash on Hand shall not be less than the Minimum Cash Amount, and to proceed with the Closing, (ii) Nocturne and Cognos waive compliance with the net tangible assets condition to Closing that required Nocturne to have at least $5,000,001 of net tangible assets after giving effect to the Business Combination and (iii) the Closing condition that all convertible securities and Liabilities of Cognos (except for the Company Options and the Company Warrants) shall have been converted into equity of Cognos or cancelled prior to the Merger, and any rights to acquire equity of Cognos shall have been extinguished as of the Closing, is amended to provide that the Secured Convertible Note due on or after June 1, 2025, in an original principal amount of $750,000, issued by Cognos on June 1, 2023, is excluded from such Closing condition.

Extension of De-SPAC Deadline to Complete Business Combination with Cognos

On January 2, 2024, Nocturne held an extraordinary general meeting wherein Nocturne’s shareholders approved an amendment to the A&R Memorandum and Articles to extend the date by which the Company must consummate its initial business combination from January 5, 2024 to February 5, 2024, provided that in the event that Nocturne has not consummated a Business Combination by February 5, 2024, the Nocturne Board may, without any shareholder approval, extend the date by which Nocturne must consummate a Business Combination up to five (5) times, each by one additional month, until July 5, 2024, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023. The amendment became effective on January 2, 2024 upon approval by Nocturne’s shareholders. On January 31, 2024, the Nocturne Board approved an extension of the date by which Nocturne must consummate a Business Combination from February 5, 2024 to March 5, 2024. Thereafter, the Nocturne Board may approve subsequent extensions until July 5, 2024. After such time, additional extensions would require the approval of the Nocturne shareholders. The current deadline is March 5, 2024.

In connection with this meeting, shareholders holding 332,591 public shares (representing approximately 18.0% of Nocturne’s outstanding public shares and approximately 6.4% of Nocturne’s outstanding shares generally as of December 5, 2023) exercised their right to redeem their shares for a pro rata portion of the funds in the Nocturne trust account.

Nocturne’s Board’s Reasons for Approval of the Business Combination

Nocturne was incorporated for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate a suitable target business. Following an extensive search and due diligence process, in which we explored the possibility of entering into a business combination agreement with a number of potential target companies, as further discussed under the section titled “Background of the Business Combination” above, we identified Cognos as the preferred partner company for Nocturne’s business combination transaction.

In evaluating the transaction with Cognos, the Nocturne Board conducted extensive legal and business due diligence and consulted with its management and its legal counsel as well as financial and other advisors. The Nocturne Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Nocturne Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Nocturne Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Nocturne Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In making its decision, the Nocturne Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:

•        Cognos is developing innovative and potentially groundbreaking technology that has the potential to radically advance the diagnosis and treatment of neuropathic diseases. Our management team carefully assessed the advantages and disadvantages of entering into a business combination transaction with Cognos, ultimately reaching the conclusion that such transaction was in the best interest of Nocturne and its shareholders and consistent with the general criteria and guidelines we set out in prospectus for the Nocturne IPO with respect to potential acquisition opportunities;

•        Through our legal and business diligence, we determined that Cognos has fundamentally sound operational and governance practices and that it has the potential for improved performance under our ownership and with the benefits that come from access to the public markets;

•        Cognos’ operations are currently limited to the U.S. In addition to strong organic growth potential, this presents significant growth opportunities to meaningfully accelerate growth through geographic expansion, business combinations, disruptive products and engineering expertise;

•        Cognos’ SINNAIS™ Implantable Smart Pump technology has the potential of becoming a leading product for the diagnosis and treatment of neuropathic diseases, which would allow Cognos to develop a leading presence across the industry;

•        Based on our legal and business diligence, including numerous discussions with key Cognos personnel, we believe that the strength of the Cognos team will be an asset to the Combined Company that will facilitate the Combined Company’s ability to obtain regulatory approvals for its product candidates and to successfully commercialize its products in the future;

•        Upon diligence and review of market conditions, the Nocturne Board believes that the Business Combination terms are attractive relative to market comparables that provide significant upside potential. Upon comprehensive and thorough process of reviewing and analyzing potential alternatives and business combination targets, the Board is of the view that no alternatives were reasonably likely to create greater value for Nocturne’s shareholders; and

•        The fairness opinion provided by Newbridge Securities Corporation that the consideration to be received by Nocturne’s shareholders in the proposed business combination transaction was fair, from a financial point of view, to Nocturne’s shareholders (see the section entitled “The Business Combination — Opinion of the Company’s Financial Advisor”).

The Nocturne Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, those discussed under the sections entitled “Risk Factors — Risks Related to the Domestication and the Business Combination,” “Risk Factors — Risks Related to Cognos’ Limited Operating History, Financial Position, and Capital Requirements” and “Risk Factors — Risks Related to the Discovery, Development and Commercialization of Cognos’ Product Candidates” and the following:

•        The risk that future financial performance may not meet expectations due to factors out of the control of Nocturne or Cognos, including due to economic downturns or other macroeconomic factors;

•        Uncertainties regarding the potential impacts of the COVID-19 pandemic and related market disruptions on Cognos’ operations (and in particular the possibility of delays in receiving applicable regulatory approvals as a result thereof);

•        The risk that the potential benefits of the Business Combination, including Cognos’ future value-creation strategies and commercialization opportunities, may not be fully achieved, or may not be achieved within the expected timeframe;

•        The risks and costs to Nocturne if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Nocturne’s inability to effect a business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), and force it to liquidate;

•        The fact that the Merger Agreement includes an exclusivity provision that prohibits Nocturne from soliciting business combinations with alternative targets, which restricts its ability, so long as the Merger Agreement is in effect, to consider other potential business combinations;

•        The risk that the shareholders of Nocturne may decline to approve the Business Combination;

•        The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not entirely within Nocturne’s control (and some of which may depend in part on the success of negotiations with third parties, such as with respect to the PIPE Investment and the Note Investment, if applicable);

•        The possibility of litigation challenging the Business Combination (or that claims that any portion of this proxy statement/prospectus is misleading or otherwise insufficient) or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination; and

•        The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the Nocturne Board also considered that some officers and directors of Nocturne may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Nocturne’s shareholders (see “Interests of Nocturne’s Non-Redeeming Sponsor-Related Shareholders”). All of the Nocturne Independent Directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Nocturne Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The Nocturne Board concluded that the potential benefits that it expected Nocturne and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Nocturne Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Nocturne and its shareholders.

The above discussion of the material factors considered by Nocturne’s Board is not intended to be exhaustive but does set forth the principal factors considered by Nocturne’s Board.

Opinion of the Company’s Financial Advisor

Unless otherwise indicated or the context otherwise requires, references in this “Opinion of the Company’s Financial Advisor” section to “the Company” and other similar terms refer to Cognos before the Business Combination.

Nocturne retained Newbridge to act as its financial advisor in connection with the Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Nocturne selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community. Newbridge has not provided any services in the past to any parties to the Merger Agreement or their affiliates.

On November 25, 2022, Newbridge delivered to the Nocturne Board a final internal presentation, which was confirmed by Newbridge’s issuance of its final fairness opinion, effective as of October 26, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the consideration to be received by Nocturne’s shareholders in the Business Combination is fair, from a financial point of view to Nocturne’s shareholders.

The full text of Newbridge’s written opinion to the Nocturne Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex F hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Nocturne Board for the benefit and use of the Nocturne Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for Nocturne, or the underlying business decision of Nocturne whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        Considered Newbridge’s assessment of general economic, market and financial conditions as well as Newbridge’s experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed drafts of the Merger Agreement and other ancillary agreements related to the Business Combination;

•        Reviewed Nocturne’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Nocturne since its IPO in March 2021;

•        Reviewed publicly available financial information of Nocturne filed with the SEC, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between March 31, 2022, through October 25, 2022;

•        Reviewed a financial model of Cognos with historical and future financial projections provided by Cognos’ management team, which financial model included (i) assumptions regarding the potential timing of FDA approval of Cognos’ lead product, product price, operating expenses, clinical development budget and capital raises, each provided by Cognos’ management team and (ii) assumptions regarding market size, market penetration rates and project revenue, each provided by MCRA;

•        Performed a Discounted Cash Flow analysis layered onto Cognos’ financial model;

•        Performed a Public Company Comparable analysis of similar companies to Cognos that traded on a major U.S. or European stock exchange, operated in the Healthcare sector, specifically in the medical device and/or biotech sub-sectors, with lead products that were classified as a “Functional Implant,” that were not dental, orthopedic or heart stents products, that were still in a “pre-commercialization” phase with less than $15M in sales and were not yet profitable in order to derive equity values;

•        Performed Comparable Precedent M&A Transaction analysis of similar companies to Cognos in the Healthcare sector, specifically in the medical device and/or biotech sub-sectors, with lead products that were classified as a “Functional Implant,” that were not dental, orthopedic or heart stents products, that were still in a “pre-commercialization” phase with less than $15M in sales and were not yet profitable in order to derive equity values;

•        Conducted discussions with certain of Cognos’ other independent financial advisors to better understand Cognos’ recent business history, and future project sale history and schedule; and

•        Performed such other analyses and examinations, as Newbridge deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of the Company, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of the Company.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of the Company and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Common Stock actually will be when the Transaction is consummated or the prices at which shares of Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses.    Newbridge employed various methods to analyze the range of values of Cognos:

Comparable Public Company Analysis

To calculate the equity value of the operating business, Newbridge first obtained the median Equity Value of eight (8) comparable public companies identified by Newbridge as an aggregate data set of having the most similarities to Cognos. The public company comparables were selected using the following criteria: (i) companies that were listed on a major U.S. or European Stock Exchange, including the NYSE American, Nasdaq, and the New York Stock Exchange, and various Euronext Sub-Exchanges, (ii) companies that operate in the Healthcare sector (specifically in the medical device and/or biotech sub-sectors), (iii) companies that were determined to have a lead product that is classified as a “Functional Implant” (specifically, not dental, orthopedic or heart stents), and (iv) companies that were still in the “pre-commercialization” stage (with less than $15M in revenue and not yet profitable). Newbridge did not exclude any companies that met the selection criteria from the analysis.

The median Equity Value using this analysis was $131.1M.

The tables below summarize certain observed historical financial performance and equity values of the selected public companies that were sourced from S&P Capital IQ data as of October 25, 2022, as well as qualitative research performed by Newbridge on the companies’ business models and lead products.

Comparable Public Company Analysis

($ in millions, except per share data) 10/25/2022

Company Name	Symbol	Equity Value	Medical Indication + Functional Detail
Senseonics Holdings, Inc.	NYSEAM:SENS	$553.9	Diabetes
			Implantable continuous glucose monitoring systems
Alpha Tau Medical Ltd.	NASDAQ:DRTS	$336.8	Solid Cancers
			Implantable Diffusing Alpha-emitters Radiation Therapy (Alpha DaRT)
Humacyte, Inc.	NASDAQ:HUMA	$371.9	Vascular Repair + Replacement
			Implantable bioengineered human tissues -
Sequana Medical NV	ENXTBR:SEQUA	$166.8	Fluid Overload in Liver Disease
			alfaPump
Vivani Medical, Inc.	NasdaqCM:VANI	$95.4	Diabetes + Obesity
			Miniaturized long-term subdermal implants for drug delivery
enVVeno Medical Corporation	NasdaqCM:NVNO	$59.0	Chronic Venous Disease
			Implantable blood valve
Delcath Systems, Inc.	NasdaqCM:DCTH	$24.8	Liver Cancer
			Implant / Delivery System
RenovoRx, Inc.	NasdaqCM:RNXT	$17.8	Pancreatic Cancer
			Implant / Delivery System
	MEDIAN	$131.1

Precedent Transaction Company Analysis

Newbridge analyzed the last ~3 years of M&A transaction data in the Healthcare sector to find similar transactions where the targets being acquired most resembled Cognos. The universe of transactions where there were similarities to Cognos, and where financial data was recorded for the transaction value was generally limited, as is usually the case versus Public Comparables.

The criteria used for the selected transactions were those in which the targets most resembled the Cognos transaction, and included (i) targets that were in the Healthcare sector (specifically in the medical device and/or biotech sub-sectors), (ii) targets that were determined to have a lead product that is classified as a “Functional Implant” (specifically, not dental, orthopedic or heart stents), (iii) targets that were still in the “pre-commercialization” stage (with less than $15M in revenue and not yet profitable), and (iv) transactions where in the implied Equity Value was known. Based on these criteria, Newbridge analyzed five transactions ranging in value from $11.1 million to $276 million. No precedent transactions that met the selection criteria were excluded from the analysis. The median Implied Equity Value was $124.4M.

M&A Comparables Analysis | Functional Implants | (October 2019 – October 2022)
Transaction Closed Date	Headquarters	Target/ Issuer	Business Description Target/Issuer	Implied Equity Value	LTM Revenue	Buyers/ Investors
5/27/2021	Israel	Medi-Tate Ltd.	Manufactures and sells a device for the treatment of benign prostatic hyperplasia (BPH). It offers iTIND, a temporarily implanted nitinol device that provides long-lasting relief of BPH symptoms through a short non-surgical procedure.	$276.00	—	Olympus Winter & Ibe GmbH
11/3/2020	United States	Nine Continents Medical, Inc.	Manufactures an implantable tibial nerve stimulator (ITNS) to treat over-active bladder (OAB).	$145.00	—	Coloplast A/S (CPSE:COLO B)
9/2/2021	China	Zhejiang POCTech Co., Ltd.	Engages in the research, development, and manufacture of implantable POCT systems for diabetes management; products include CT-100 continuous glucose monitoring systems.	$124.40	—	Jiangsu Yuyue Medical Equipment & Supply Co., Ltd. (SZSE:002223)
8/9/2022	United States	Biorez, Inc.	Develops bioresorbable scaffold implants to regenerate functional tissue in vivo. The company’s products include an off-the-shelf implant for ACL reconstruction that spares harvesting of patient donor-tissue and provides a better alternative to cadaver-based materials and L-C Ligament.	$85.00	—	CONMED Corporation (NYSE:CNMD)
3/29/2021	United States	Reprise Biomedical, Inc.	Engages in the development and commercialization of implantable biological medical devices. It offers MiroFlex, a non-crosslinked acellular surgical mesh that is derived from the vascularized porcine liver, which is intended to be implanted to reinforce soft tissue and for implantation to reinforce soft tissue.	$11.10	—	Private Spin-Off
Source: S&P Capital IQ (as of October 25th, 2022)			Median	$124.40

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Cognos for the fiscal years of 2023 through 2032. Management believes that projections of ten years are an industry standard within the financial valuation services industry for a DCF Analysis. In applying the DCF Analysis, Newbridge relied on the Financial Projections prepared by the Cognos management team that took into consideration (i) the potential timing of FDA approval of Cognos’ lead product, product price, operating expenses, clinical development budget and certain capital raise assumptions, each provided by Cognos’ management team and (ii) market size, market penetration rates and projected revenue, each provided by MCRA. The Cognos management team also relied on a third-party market study performed by MCRA to determine the projected revenue and potential market incorporated in the Financial Projections. However, since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The MCRA study incorporated the following assumptions underlying projected revenue growth:

•        A 1% annual population growth rate in the U.S.

•        A consistent and increasing demand for SINNAIS, driven by a growing patient population and the assumption that healthcare providers will continue to seek innovative solutions.

•        No potential constraints related to supply or sales of SINNAIS.

•        No potential constraints related to Cognos’ capacity to effectively train healthcare providers to utilize SINNAIS (based on the assumption that adoption of SINNAIS will be driven by factors other than the availability of training).

Regarding the potential market used to project revenue, the MCRA study selected leptomeningeal carcinomatosis (“LC”), pancreatic cancer (“PC”), and glioblastoma multiforme (“GBM”) as target indications for SINNAIS, and established an estimated average per-device sales price of $15,000. The study involved a combination of (i) a comprehensive review of published literature with epidemiological data for each target indication and (ii) primary research on market penetration, as described below.

The total annual case counts for LC, PC and GBM were extracted from a list of the following publications. Payer mix data was sourced from the Healthcare Cost and Utilization Project (HCUPnet), provided by the Agency for Healthcare Research and Quality. MCRA applied relevant diagnosis-related group codes to extract the discharge percentages by payer type for LC, PC and GBM.

1.      Batool, A. & Kasi, A. Leptomeningeal Carcinomatosis. in StatPearls (StatPearls Publishing, 2021).

2.      Cancer of the Pancreas — Cancer Stat Facts. SEER https://seer.cancer.gov/statfacts/html/pancreas.html.

3.      Ostrom, Q. T. et al. CBTRUS Statistical Report: Primary Brain and Central Nervous System Tumors Diagnosed in the United States in 2006-2010. Neuro Oncol 15, ii1 – ii56 (2013).

MCRA also conducted a web-based survey of a sample of 25 healthcare professionals, including oncologists, neurosurgeons, and interventional radiologists, with a principal aim of gaining an in-depth understanding of the prospective reception and utilization of SINNAIS. Based on the survey, MCRA estimated a mean time to broad adoption of approximately 2.5 years, with 15 out of 25 respondents indicating their intent to adopt the product, and 8 expressing interest in becoming advocates of SINNAIS.

These survey findings were used to establish market penetration rates that started at 0% and reached a targeted around 10% over a four-year period. These rates were projected over 10 years to show growth and as the technology penetrates the market.

MCRA’s rationale for projecting revenue growth over a ten-year period was its belief that healthcare technologies, particularly those dedicated to addressing critical medical conditions such as LC, PC and GBM, frequently navigate extended adoption and implementation timelines. These extended timelines arise from (i) extensive clinical trials and (ii) the process of integrating new technology into the healthcare system, and so a ten-year projection horizon affords the opportunity for a thorough and holistic evaluation of SINNAIS’ technology’s developmental path in this environment.

Some of the material assumptions in the model provided to Newbridge by Cognos included Research & Development (“R&D”) costs of approximately $19.3 million, $23.8 million and $17.3 million for the years 2023, 2024 and 2025, before their anticipated commercialization in 2026. Their anticipated operating expenses are $6.1 million, $6.6 million, and $6.9 million for the years 2023, 2024 and 2025 and clinical budgets are $14.2 million, $17.1 million, and $10.3 million, respectively.

Newbridge applied a discount rate of 17.0%, which was extrapolated from the weighted average cost of capital from the public company data set used in the Comparable Public Company Analysis, and a Terminal Value Based on a Growth in Perpetuity rate of 1.0%, which is the constant rate that a company is expected to grow at continuously and is typically between the historical inflation rate of 1.0 – 3.0%.

Newbridge determined that the middle of the range of the discounted cash flow values was $147.7M.

$ in millions	10 Year Projections(2)
Cognos Projections(1)		2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Total Revenue		—	—	—	$26.6	$88.1	$188.3	$249.5	$268.1	$273.5	$280.4
COGS		—	—	—	$11.6	$38.5	$82.3	$109.0	$117.2	$119.5	$122.5
Gross Profit		—	—	—	$14.9	$49.6	$106.0	$140.5	$151.0	$154.0	$157.9
Operating Expenses		$6.1	$6.6	$6.9	$11.2	$20.8	$36.1	$45.7	$48.9	$50.1	$51.5
R&D Expenses(3)		$19.3	$23.8	$17.3	$7.9	$9.5	$11.9	$13.5	$14.3	$14.9	$15.5
EBITDA(4)		$(25.3)	$(30.4)	$(24.2)	$(4.2)	$19.3	$58.0	$81.3	$87.8	$89.0	$90.9
Capital Raise(5)(6)		$15.0	$20.0	—	—	—	—	—	—	—	—
Cash Flow		$(7.9)	$(7.6)	$(22.9)	$(7.1)	$11.3	$41.7	$60.0	$65.0	$65.8	$67.2
Terminal Value Based on Growth in Perpetuity											$424.1
Net Present Value of Cash Flows	$147.7	$(6.7)	$(5.6)	$(14.3)	$(3.8)	$5.2	$16.3	$20.0	$18.5	$16.0	$102.2
TV Based on Growth in Perpetuity(7)	1.0%
Discount Rate(8)	17.0%

____________

(1)      Financial model is provided by Cognos.

(2)      Cognos’ management assumes that FDA PMA regulatory approval for the treatment of leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma will be obtained in the first quarter of 2026.

(3)      R&D Expenses consist of the following: 1) R&D wages and benefits; 2) Clinical budgets for the development of pipelines of pumps for the treatment of leptomeningeal carcinomatosis, glioblastoma, and pancreatic cancer, prior to the commercialization which is expected to occur in 2026; 3) Other R&D expenses post the commercialization. The clinical budgets of Cognos for the years 2023, 2024, and 2025 are $14.2 million, $17.1 million, and $10.3 million, respectively.

(4)      EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. EBITDA does not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of operating performance.

(5)      Cognos anticipates that it will need capital raises of a total of $35M in the years of 2023 and 2024 to continue to fund their forward progress.

(6)      Assumptions of operating expenses, clinical budget, FDA approval timelines, and capital raises were provided by the management team of Cognos, and are meant to be conservative, with no guarantees that these milestones can be achieved.

(7)      The growth in perpetuity rate is the constant rate that a company is expected to grow at continuously. This growth rate starts at the end of the last forecasted cash flow period in a discounted cash flow model and goes into perpetuity.

(8)      The discount rate refers to the rate of interest that is applied to future cash flows of an investment to calculate its present value.

Cognos believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Cognos had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Cognos’ business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. Furthermore, the financial projections do not take into account any circumstances or events occurring after October 2022, the date they were prepared. You should review the financial statements of Cognos included in this proxy statement, as well as the financial information in the sections entitled “Cognos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus. You should not rely on any single financial measure.

Revenue Projections Approach and Methodology

The financial projections were developed by Cognos’ management, using inputs and assumptions from internal Cognos personnel, with detailed oversight from Cognos’ board of directors. The financial projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Cognos’ management, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and present, to the best knowledge and belief of Cognos’ management, the expected course of action and revenues that Cognos anticipates generating, if the assumptions incorporated in the projections are themselves realized. The projections were reviewed and approved by the Cognos board of directors.

Cognos’ revenue projections are prepared using a “top-level-down” methodology, meaning that Cognos utilizes general assumptions to create a strategic build to revenue rather than utilizing bottoms-up methodology year-over-year growth rate assumptions. This “top level-down” methodology, in Cognos’ view, reasonably accounts for, among other factors, historical data, market data, Cognos’ historical relative performance against peers, and detailed data inputs from the management of Cognos, each factor of which is described in further detail below and in the section titled “Material Assumptions Underlying the Financial Projections,” and better ensures that the projections are internally consistent.

Cognos relied on the third-party market study performed by MCRA to determine the potential market and project revenue. The MCRA study selected leptomeningeal carcinomatosis (“LC”), pancreatic cancer (“PC”), and glioblastoma multiforme (“GBM”) as target indications for SINNAIS, and established an estimated average per-device sales price of $15,000. The study involved a combination of (i) a comprehensive review of published literature with epidemiological data for each target indication and (ii) primary research on market penetration, as described below.

The total annual case counts for LC, PC and GBM were extracted from a list of the following publications. Payer mix data was sourced from the Healthcare Cost and Utilization Project (HCUPnet), provided by the Agency for Healthcare Research and Quality. MCRA applied relevant diagnosis-related group codes to extract the discharge percentages by payer type for LC, PC and GBM.

1.      Batool, A. & Kasi, A. Leptomeningeal Carcinomatosis. in StatPearls (StatPearls Publishing, 2021).

2.      Cancer of the Pancreas — Cancer Stat Facts. SEER https://seer.cancer.gov/statfacts/html/pancreas.html.

3.      Ostrom, Q. T. et al. CBTRUS Statistical Report: Primary Brain and Central Nervous System Tumors Diagnosed in the United States in 2006-2010. Neuro Oncol 15, ii1 – ii56 (2013).

MCRA also conducted a web-based survey of a sample of 25 healthcare professionals, including oncologists, neurosurgeons, and interventional radiologists, with a principal aim of gaining an in-depth understanding of the prospective reception and utilization of SINNAIS. Based on the survey, MCRA estimated a mean time to broad adoption of approximately 2.5 years, with 15 out of 25 respondents indicating their intent to adopt the product, and 8 expressing interest in becoming advocates of SINNAIS.

These survey findings were used to establish market penetration rates that started at 0% and reached a targeted around 10% over a four-year period. These rates were projected over 10 years to show growth and as the technology penetrates the market.

Revenue Projections

The projected revenue generated from the sales of SINNAIS is estimated by taking into account:

•        Annual number of patient cases of leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma in the U.S. based on publications.

•        A 1% annual population growth rate in the U.S.

•        Payer breakdown of patient cases for leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma, based on publications.

•        Market penetration rates, based on both primary research with physicians and estimates provided by Cognos.

•        A consistent and increasing demand for SINNAIS, driven by a growing patient population and the assumption that healthcare providers will continue to seek innovative solutions.

•        No potential constraints related to supply or sales of SINNAIS.

•        No potential constraints related to Cognos’ capacity to effectively train healthcare providers to utilize SINNAIS (based on the assumption that adoption of SINNAIS will be driven by factors other than the availability of training).

The projected revenue is based on theoretical demand and does not take into account any potential supply or sales constraints that Cognos may face upon entering the market, or the ability of Cognos to train providers.

Material Assumptions Underlying the Financial Projections

The financial projections set forth in the table of full year Cognos financial projections from 2023 to 2032 above reflect numerous assumptions, including Cognos’ plan for commercialization of its product candidates, potential revenue opportunities of the SINNAISTM Implantable Smart Pump (“SINNAIS”), the market acceptance of SINNAIS, the timing of the FDA regulatory approval process, current discussion with potential customers of SINNAIS, the ability to scale the production and distribution of its implantable pump, general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Cognos’ control, such as Cognos’ limited operating history, the timing and process for obtaining FDA approval of SINNAIS, the variability of Cognos’ results period-to-period, and the other risks and uncertainties discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cognos” and “Cautionary Note Regarding Forward-Looking Statements.

Projected growth in Cognos’ SINNAIS from 2023 to 2032 has several key assumptions, which include and are not limited to:

•        As estimated by MCRA, the total addressable market size for SINNAIS in the United States is at least 180,000 patient cases per year, comprised of estimated annual diagnoses of (i) 110,000 for leptomeningeal carcinomatosis, (ii) 60,000 for pancreatic cancer, and (iii) 12,000 for glioblastoma. Within the leptomeningeal carcinomatosis diagnoses, breast cancer, melanoma, and lung cancer make up more than 50% of the potential target population. The total target market for Cognos is predicted to increase each year with the increase in diagnoses for leptomeningeal carcinomatosis and pancreatic cancer;

•        Cognos assumes that the price of SINNAIS per device will be kept stable at $15,000 over the projection period;

•        Obtaining FDA PMA regulatory approval for the treatment of leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma in the first quarter of 2026;

•        The SINNAIS is estimated to have a four- to five-year adoption period, with incremental growth continuing after the fifth year. If the clinical evidence for the device continues to be persuasive, the estimated total market penetration is around 10%. The S curve and market penetration rates for the SINNAIS device illustrated by MCRA are shown below:

Year	Market Penetration Rate
2026	0.98%
2027	3.22%
2028	6.88%
2029	9.12%
2030	9.80%
2031	10.00%
2032	10.25%

Total Market Penetration Rate by Year
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
2026
2027
2028
2029
2030
2031
2032

•        The revenue projections reflect theoretical demand and do not consider supply or sales constraints Cognos may have upon entering the market;

•        The model does not yet consider the reimbursement landscape for the indications and treatments. Additionally, the model predicts demand but does not capture the U.S. marketing, distribution, and manufacturing capabilities of Cognos to meet this demand. At the foundation of clinician, payer and hospital adoption is clinical evidence. The projected revenue model assumes that the SINNAIS device will be clinically proven in published scientific literature.

Additionally, the projections included herein are subject to certain assumptions regarding the overall market in which the Combined Company plans to operate, including, but not limited to:

•        Growth in headcount.    Currently, Cognos’ headcount is three full-time employees and a network of external consultants that have enabled it to achieve certain milestones. Cognos will hire key executives, financial, clinical, medical, operations, regulatory and commercial personnel over the next 24 months in support of the regulatory application and patient enrollment for SINNAIS. Additional hires will be added to continue to support the growth of sales, advancement of medical education program and future growth opportunities.

•        Large available market.    Given that Cognos projects it will have ample room to grow into the target market, it believes the scope of the market opportunity will justify its assumptions regarding increasing use of its implantable smart pump product. As the financial projections do not include an annual growth in either number of patients or pricing, Cognos believes this presents future opportunity growth not contemplated in the current financial projections.

•        Expansion into new markets.    Cognos’ goal is to develop SINNAIS as a companion device for delivery of chemotherapeutic agents and other therapeutics (small and large molecules) directly to the brain and eventually to other organs and sites in the body to create customized versions of SINNAIS for delivering selected drugs for the treatment of various therapeutic indications in partnership with pharmaceutical companies. The projected revenues only consider the market size of drug delivery for leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Common Stock.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $124.4M to $147.7M

The consideration to be received by Nocturne’s shareholders in the Business Combination to be paid by Nocturne of $120M is below the range of valuation ranges of the Analyses.

Based on its analysis, it is Newbridge’s opinion that, the consideration to be received by Nocturne’s shareholders in the Business Combination is fair, from a financial point of view to Nocturne’s shareholders.

The type and amount of consideration payable in the Business Combination was determined through negotiations between Nocturne and Cognos, and was approved by the Nocturne Board. The decision to enter into the Merger Agreement was solely that of the Nocturne Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the Nocturne Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Nocturne Board or Cognos’ management with respect to the Business Combination.

Fees and Expenses

Newbridge’s compensation includes an aggregate fee of $150,000, payable as follows: (i) $15,000 upon the signing of the engagement letter; (ii) $135,000 payable upon delivery of the Opinion in written form on the date requested by either the Nocturne Board, and/or the special committee. In addition to the above fee, Newbridge will pre-approve with

Nocturne any expenses related to this engagement (including travel expenses, legal fees and other miscellaneous, etc.) incurred in connection with the assignment or otherwise arising out of the engagement letter. No amount of Newbridge’s compensation is contingent upon the completion of the Business Combination and payable as described above.

Independent Director Oversight

A majority of our Board is comprised of independent directors who are not affiliated with our Sponsor and its affiliates. In connection with the Business Combination, our independent directors took an active role in evaluating the proposed terms of the Business Combination, including the terms of the Merger Agreement and Related Agreements. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements.

Satisfaction of 80% Test

It is a requirement under the A&R Memorandum and Articles and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination. Based on the financial analysis of Cognos generally used to approve the transaction, the Nocturne Board determined that this requirement was met. The Nocturne Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Nocturne and its shareholders and appropriately reflected the value of Cognos and its subsidiaries. In reaching this determination, the Nocturne Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the historical growth rate of Cognos and its potential for future growth in revenue and profits. The Nocturne Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Cognos met this requirement and make the other required determinations regarding the transaction.

Certain Unaudited Cognos Prospective Financial Information

For purposes of evaluating Cognos’ financial condition and whether to proceed with the Business Combination, Nocturne was provided with documents from Cognos, including projections for the years ending December 31, 2023 through 2032, copies of material contracts, summaries of various industry analyses and trends and forecasts, and information related to governmental regulations. Additionally, the Nocturne Board reviewed and discussed with its financial advisor its analysis in rendering the fairness opinion described herein. In light of the fact that Cognos is an early-stage enterprise which has not generated meaningful revenues to date, and the financial projections prepared by Cognos are not supported by a sufficiently long operating history, the Nocturne Board did not rely upon the following financial projections in recommending the Business Combination to its stockholders and considered them inherently unreliable. However, although the Nocturne Board did not rely on Cognos’ financial projections in recommending the Business Combination to its stockholders, its financial advisor, Newbridge, based its fairness opinion, in part, upon Cognos’ FY2023 to FY2032 projections.

Cognos first made its financial projections available to Nocturne and its advisors on June 29, 2022. Nocturne thereafter requested its financial advisor to review the financial projections in connection with its engagement to provide an opinion as to the fairness of the Business Combination to Nocturne’s stockholders. From August 2022 to October 2022, Newbridge reviewed the financial projections and requested further information about the financial projections in support of its review. On October 21, 2022, Cognos completed such modified projections, and provided an updated projected financial model to Newbridge. In rendering its opinion on the fairness of the transaction, Newbridge evaluated the updated financial projections of Cognos.

Through its review of the financial model, Nocturne did not conclude that Cognos’ projections were unreasonable. The Nocturne’ Board declined to rely on the Cognos financial projections in determining to enter into the Merger Agreement due to the early stage of Cognos’ business operations and lack of historical revenues. Accordingly, the Nocturne Board did not consider the projections a determinative factor in entering into the Merger Agreement.

Cognos does not as a matter of ordinary course make public projections as to future revenues, performance, financial condition or other results. However, Cognos’ management prepared and provided to Nocturne and its financial advisor certain internal, unaudited prospective financial information in connection with the evaluation of the Business

Combination. Cognos’ management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Cognos. Nocturne is including the following summary of certain Cognos internal, unaudited prospective financial information from Cognos’ management team’s projections solely because that information was made available to Nocturne’s Board and financial advisor in connection with the evaluation of the Business Combination. The financial projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of Cognos. The inclusion of the below information should not be regarded as an indication that Nocturne or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Furthermore, the financial projections do not take into account any circumstances or events occurring after October 2022, the date they were prepared. You should review the financial statements of Cognos included in this proxy statement, as well as the financial information in the sections entitled “Cognos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Due to inherent uncertainties in financial projections of any kind, and as Cognos is an early-stage enterprise which has not generated meaningful revenues to date, the Board of Nocturne did not rely upon the following financial projections in recommending the Business Combination to its stockholders and considered them inherently unreliable as the projections were not supported by a sufficiently long operating history. Accordingly, stockholders are strongly cautioned not to place undue reliance, if any, on the forecasts and not to rely on such financial projections in making any decision regarding the Business Combination.

There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

While presented in this proxy statement/prospectus with numeric specificity, the financial projections are forward-looking statements that are inherently subject to significant uncertainties, reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to Cognos’ business, all of which are difficult to predict and many of which are beyond Cognos’ and Nocturne’s control. Further, Cognos’ limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Cognos upon which operating and financial results forecast rely, difficult and uncertain. The various risks and uncertainties include risks set forth in the sections entitled “Risk Factors,” “Cognos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Cognos believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Cognos had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Cognos’ business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. However, in the view of Cognos’ management, the unaudited prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Cognos. However, this information is not fact and should not be relied upon indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance, if any, on the prospective financial information.

Further, the inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Nocturne, Cognos, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Transaction Proposal. You are cautioned not to place any reliance on any references to the projections in making a decision regarding the transaction. As a result, in making a decision regarding the Business Combination, please understand that the projections may be materially different than actual results. Nocturne does not intend to reference these financial projections in its future periodic reports filed with the SEC under the Exchange Act.

No person has made or makes any representation or warranty regarding the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including any Nocturne shareholder. None of Cognos’ and Nocturne’s management nor any of their representatives has made or makes any representations to any person regarding the ultimate performance of Cognos relative to the financial projections. The financial projections are not fact, are not a guarantee of actual future performance. The future financial results of Cognos may differ materially from those expressed in the financial projections due to factors beyond Cognos’ ability to control or predict. The financial projections are included in this proxy statement/prospectus solely for informational purposes and not to induce any Nocturne stockholders to vote in favor of any of the proposals at the Special Meeting. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projected financial information should not be viewed as public guidance.

None of Cognos’ independent registered accounting firm, Nocturne’s independent registered accounting firm or any other independent accountants have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Information provided by Cognos does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, Cognos’ management. Marcum LLP (“Marcum”) has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, Marcum does not express an opinion or any other form of assurance with respect thereto. The Marcum report included in this document relates to Cognos’ historical financial statements included herein. It does not extend to the projected financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, COGNOS DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPEECTUS ARE STRONGLY CAUTIONED NOT TO PLACE UNDUE RELIANCE, IF ANY, ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE TRANSACTION PROPOSAL, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF COGNOS, NOCTURNE OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY COGNOS STOCKHOLDER, NOCTURNE STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. NOCTURNE DOES NOT INTEND TO REFERENCE THESE FINANIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Cognos may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

In light of the foregoing factors and the uncertainties inherent in these projections, and due to the fact that the Board of Nocturne did not rely upon the financial projections of Cognos in recommending the Business Combination and considered them inherently unreliable as such financial projections are not supported by a sufficiently long operating history, stockholders of Nocturne are strongly cautioned not to place undue reliance, if any, on these projections, and not to rely on these projections in making any decision regarding the Business Combination.

As described above, Cognos’ ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Cognos developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Cognos’ execution of its strategies and product development, as well as growth in the markets in which it proposes to operate. As a result, Cognos’ actual results may materially vary from the projections set out below. See also “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The key elements of the projections provided by Cognos’ management team to Nocturne are summarized in the table below with specific assumptions immediately following the table:

$ in millions	10 Year Projections(2)
Cognos Projections(1)		2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Total Revenue		—	—	—	$26.6	$88.1	$188.3	$249.5	$268.1	$273.5	$280.4
COGS		—	—	—	$11.6	$38.5	$82.3	$109.0	$117.2	$119.5	$122.5
Gross Profit		—	—	—	$14.9	$49.6	$106.0	$140.5	$151.0	$154.0	$157.9
Operating Expenses		$6.1	$6.6	$6.9	$11.2	$20.8	$36.1	$45.7	$48.9	$50.1	$51.5
–R&D Expenses(3)		$19.3	$23.8	$17.3	$7.9	$9.5	$11.9	$13.5	$14.3	$14.9	$15.5
EBITDA(4)		$(25.3)	$(30.4)	$(24.2)	$(4.2)	$19.3	$58.0	$81.3	$87.8	$89.0	$90.9
Capital Raise(5)		$15.0	$20.0	—	—	—	—	—	—	—	—
Cash Flow		$(7.9)	$(7.6)	$(22.9)	$(7.1)	$11.3	$41.7	$60.0	$65.0	$65.8	$67.2
Terminal Value Based on Growth in Perpetuity											$424.1
Net Present Value of Cash Flows	$147.7	$(6.7)	$(5.6)	$(14.3)	$(3.8)	$5.2	$16.3	$20.0	$18.5	$16.0	$102.2
TV Based on Growth in Perpetuity(6)	1.0%
Discount Rate(7)	17.0%

____________

(1)      Financial model is provided by Cognos.

(2)      Cognos’ management assumes that FDA PMA regulatory approval for the treatment of leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma will be obtained in the first quarter of 2026.

(3)      R&D Expenses consist of the following: 1) R&D wages and benefits; 2) Clinical budgets for the development of pipelines of pumps for the treatment of leptomeningeal carcinomatosis, glioblastoma, and pancreatic cancer, prior to the commercialization which is expected to occur in 2026; 3) Other R&D expenses post the commercialization. The clinical budgets of Cognos for the years 2023, 2024, and 2025 are $14.2 million, $17.1 million, and $10.3 million, respectively.

(4)      EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. EBITDA does not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of operating performance.

(5)      Cognos anticipates that it will need capital raises of a total of $35M in the years of 2023 and 2024 to continue to fund their forward progress.

(6)      Assumptions of operating expenses, clinical budget, FDA approval timelines, and capital raises were provided by the management team of Cognos, and are meant to be conservative, with no guarantees that these milestones can be achieved.

(7)      The growth in perpetuity rate is the constant rate that a company is expected to grow at continuously. This growth rate starts at the end of the last forecasted cash flow period in a discounted cash flow model and goes into perpetuity.

(8)      The discount rate refers to the rate of interest that is applied to future cash flows of an investment to calculate its present value.

Cognos believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Cognos had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Cognos’ business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. Furthermore, the financial projections do not take into account any circumstances or events occurring after October 2022, the date they were prepared. You should review the financial statements of Cognos included in this proxy statement, as well as the financial information in the sections entitled

“Cognos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus. You should not rely on any single financial measure.

Revenue Projections Approach and Methodology

The financial projections were developed by Cognos’ management, using inputs and assumptions from internal Cognos personnel, with detailed oversight from Cognos’ board of directors. The financial projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Cognos’ management, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and present, to the best knowledge and belief of Cognos’ management, the expected course of action and revenues that Cognos anticipates generating, if the assumptions incorporated in the projections are themselves realized. The projections were reviewed and approved by the Cognos board of directors.

Cognos’ revenue projections are prepared using a “top-level-down” methodology, meaning that Cognos utilizes general assumptions to create a strategic build to revenue rather than utilizing bottoms-up methodology year-over-year growth rate assumptions. This “top level-down” methodology, in Cognos’ view, reasonably accounts for, among other factors, historical data, market data, Cognos’ historical relative performance against peers, and detailed data inputs from the management of Cognos, each factor of which is described in further detail below and in the section titled “Material Assumptions Underlying the Financial Projections,” and better ensures that the projections are internally consistent.

Cognos relied on the third-party market study performed by MCRA to determine the potential market and project revenue. The MCRA study selected leptomeningeal carcinomatosis (“LC”), pancreatic cancer (“PC”), and glioblastoma multiforme (“GBM”) as target indications for SINNAIS, and established an estimated average per-device sales price of $15,000. The study involved a combination of (i) a comprehensive review of published literature with epidemiological data for each target indication and (ii) primary research on market penetration, as described below.

The total annual case counts for LC, PC and GBM were extracted from a list of the following publications. Payer mix data was sourced from the Healthcare Cost and Utilization Project (HCUPnet), provided by the Agency for Healthcare Research and Quality. MCRA applied relevant diagnosis-related group codes to extract the discharge percentages by payer type for LC, PC and GBM.

1.      Batool, A. & Kasi, A. Leptomeningeal Carcinomatosis. in StatPearls (StatPearls Publishing, 2021).

2.      Cancer of the Pancreas — Cancer Stat Facts. SEER https://seer.cancer.gov/statfacts/html/pancreas.html.

3.      Ostrom, Q. T. et al. CBTRUS Statistical Report: Primary Brain and Central Nervous System Tumors Diagnosed in the United States in 2006-2010. Neuro Oncol 15, ii1 – ii56 (2013).

MCRA also conducted a web-based survey of a sample of 25 healthcare professionals, including oncologists, neurosurgeons, and interventional radiologists, with a principal aim of gaining an in-depth understanding of the prospective reception and utilization of SINNAIS. Based on the survey, MCRA estimated a mean time to broad adoption of approximately 2.5 years, with 15 out of 25 respondents indicating their intent to adopt the product, and 8 expressing interest in becoming advocates of SINNAIS.

These survey findings were used to establish market penetration rates that started at 0% and reached a targeted around 10% over a four-year period. These rates were projected over 10 years to show growth and as the technology penetrates the market.

Revenue Projections

The projected revenue generated from the sales of SINNAIS is estimated by using:

•        Annual number of patient cases of leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma in the U.S. based on publications.

•        A 1% annual population growth rate in the U.S.

•        Payer breakdown of patient cases for leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma, based on publications.

•        Market penetration rates, based on both primary research with physicians and estimates provided by Cognos.

•        A consistent and increasing demand for SINNAIS, driven by a growing patient population and the assumption that healthcare providers will continue to seek innovative solutions.

•        No potential constraints related to supply or sales of SINNAIS.

•        No potential constraints related to Cognos’ capacity to effectively train healthcare providers to utilize SINNAIS (based on the assumption that adoption of SINNAIS will be driven by factors other than the availability of training).

The projected revenue is based on theoretical demand and does not take into account any potential supply or sales constraints that Cognos may face upon entering the market, or the training capacity of Cognos to train providers.

Material Assumptions Underlying the Financial Projections

The financial projections set forth in the table of full year Cognos financial projections from 2023 to 2032 above reflect numerous assumptions, including Cognos’ plan for commercialization of its product candidates, potential revenue opportunities of the SINNAISTM Implantable Smart Pump (“SINNAIS”), the market acceptance of SINNAIS, the timing of FDA regulatory approval process, current discussion with potential customers of SINNAIS, the ability to scale the production and distribution of its implantable pump, general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Cognos’ control, such as Cognos’ limited operating history, the timing and process for obtaining FDA approval of SINNAIS, the variability of Cognos’ results period-to-period, and the other risks and uncertainties discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cognos” and “Cautionary Note Regarding Forward-Looking Statements.

Projected growth in Cognos’ SINNAIS from 2023 to 2032 has several key assumptions, which include and are not limited to:

•        As estimated by MCRA, the total addressable market size for SINNAIS in the United States is at least 180,000 patient cases per year, comprised of estimated annual diagnoses of (i) 110,000 for leptomeningeal carcinomatosis, (ii) 60,000 for pancreatic cancer, and (iii) 12,000 for glioblastoma. Within the leptomeningeal carcinomatosis diagnoses, breast cancer, melanoma, and lung cancer make up more than 50% of the potential target population. The total target market for Cognos is predicted to increase each year with the increase in diagnoses for leptomeningeal carcinomatosis and pancreatic cancer;

•        Cognos assumes that the price of SINNAIS per device will be kept stable at $15,000 over the projection period;

•        Obtaining FDA PMA regulatory approval for the treatment of leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma in the first quarter of 2026;

•        The SINNAIS is estimated to have a four- to five-year adoption period, with incremental growth continuing after the fifth year. If the clinical evidence for the device continues to be persuasive, the estimated total market penetration is around 10%. The S curve and market penetration rates for the SINNAIS device illustrated by MCRA are shown below:

Year	Market Penetration Rate
2026	0.98%
2027	3.22%
2028	6.88%
2029	9.12%
2030	9.80%
2031	10.00%
2032	10.25%

Total Market Penetration Rate by Year
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
2026
2027
2028
2029
2030
2031
2032

•        The revenue projections reflect theoretical demand and do not consider supply or sales constraints Cognos may have upon entering the market;

•        The model does not yet consider the reimbursement landscape for the indications and treatments. Additionally, the model predicts demand but does not capture the U.S. marketing, distribution, and manufacturing capabilities of Cognos to meet this demand. At the foundation of clinician, payer and hospital adoption is clinical evidence. The projected revenue model assumes that the SINNAIS device will be clinically proven in published scientific literature.

Additionally, the projections included herein are subject to certain assumptions regarding the overall market in which the Combined Company plans to operate, including, but not limited to:

•        Growth in headcount.    Currently, Cognos’ headcount is three full-time employees and a network of external consultants that have enabled it to achieve certain milestones. Cognos will hire key executives, financial, clinical, medical, operations, regulatory and commercial personnel over the next 24 months in support of the regulatory application and patient enrollment for SINNAIS. Additional hires will be added to continue to support the growth of sales, advancement of medical education program and future growth opportunities.

•        Large available market.    Given that Cognos projects it will have ample room to grow into the target market, it believes the scope of the market opportunity will justify its assumptions regarding increasing use of its implantable smart pump product. As the financial projections do not include an annual growth in either number of patients or pricing, Cognos believes this presents future opportunity growth not contemplated in the current financial projections.

•        Expansion into new markets.    Cognos’ goal is to develop SINNAIS as a companion device for delivery of chemotherapeutic agents and other therapeutics (small and large molecules) directly to the brain and eventually to other organs and sites in the body to create customized versions of SINNAIS for delivering selected drugs for the treatment of various therapeutic indications in partnership with pharmaceutical companies. The projected revenues only consider the market size of drug delivery for leptomeningeal carcinomatosis, pancreatic cancer, and glioblastoma.

Interests of Certain Persons in the Business Combination

Interests of Nocturne’s Non-Redeeming Sponsor-Related Shareholders

In considering the recommendation of the Nocturne Board to vote in favor of the Business Combination, you should be aware that aside from their interests as shareholders, our Non-Redeeming Sponsor-Related Shareholders have interests in the Business Combination that are different from, or in addition to, those of your interests as a shareholder.

These interests include, among other things:

•        the fact that we have entered into the Sponsor Letter Agreement with our Non-Redeeming Sponsor-Related Shareholders, pursuant to which they have agreed to (i) vote any Ordinary Shares they own in favor of the Business Combination and (ii) waive their redemption rights with respect to the founder shares, private placement shares and public shares they hold or may acquire in connection with the completion of an initial business combination;

•        the fact that the Sponsor holds an aggregate of 2,875,000 founder shares and 465,000 private units, which will be worthless if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023). Such shares have an aggregate market value of approximately $37 million based on the closing price of Nocturne Ordinary Shares of $11.30 on the Nasdaq on February 8, 2024;

•        the fact that our Non-Redeeming Sponsor-Related Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023);

•        the fact that our Sponsor purchased a substantial number of private rights to receive shares of Nocturne Ordinary Shares and that such private rights will expire worthless if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023);

•        the fact that our Sponsor has a continuing right to hold Combined Company Common Stock and the shares of Combined Company Common Stock to be issued to our Sponsor pursuant to its private rights following the Business Combination, subject to certain lock-up periods;

•        the fact that, if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which the Company has discussed entering into a transaction agreement (other than our independent public accountants) or for products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•        at the closing of the Business Combination, Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into the Investor Rights Agreement, which is attached to this proxy statement/prospectus as Annex G, pursuant to which the Sponsor and signatory shareholders of Cognos and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights; and

•        the fact that our Non-Redeeming Sponsor-Related Shareholders will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023).

Expected Accounting Treatment of the Business Combination

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, while Nocturne is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cognos issuing stock for the net assets of Nocturne, accompanied by a recapitalization. The net assets of Nocturne will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cognos.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences (i) to holders of Nocturne Ordinary Shares as a result of the Domestication, (ii) to holders of Nocturne Common Stock that elect to have their Nocturne Common Stock redeemed for cash if the Business Combination is completed and (iii) with respect to ownership and disposition of Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) after the Domestication. This discussion applies only to Nocturne Ordinary Shares and Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) that are held as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt entities, regulated investment companies, persons that will hold more than 5% of the Nocturne Common Stock, persons that hold more than 10% of the Nocturne Ordinary Shares (by vote or value) unless otherwise stated, foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulations Section 1.367(b)-3(b)(1)(ii), certain former citizens or residents of the United States, nonresident alien individuals present in the United States for more than 182 days in a taxable year, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of Nocturne Common Stock as part of a hedge, straddle, conversion or other integrated financial transaction, expatriated entities or individuals, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), any holders of founder shares, PIPE investors, or persons that are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as estate and gift taxes, the alternative minimum tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Nocturne Ordinary Shares or Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) it has in effect a valid election to be treated as a U.S. person. A “Non-U.S. holder” means any beneficial owner of Nocturne Ordinary Shares or Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) that is not a U.S. holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Nocturne Ordinary Shares or Nocturne Common Stock through such entities. If a partnership (or other entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of any Nocturne Ordinary Shares or Nocturne Common Stock, the U.S. federal income tax treatment of a partner or member in such partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity and its partners or members. Partnerships or other pass-through entities or arrangements holding Nocturne Ordinary Shares or Nocturne Common Stock and partners or members in such entities or arrangements are urged to consult their own tax advisors.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION, ANY REDEMPTION OF NOCTURNE COMMON STOCK AFTER THE DOMESTICATION, AND OF THE OWNERSHIP AND DISPOSITION OF NOCTURNE COMMON STOCK AFTER THE DOMESTICATION. EACH HOLDER OF NOCTURNE

ORDINARY SHARES OR NOCTURNE COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE DOMESTICATION, ANY REDEMPTION OF NOCTURNE COMMON STOCK AFTER THE DOMESTICATION, AND OF THE OWNERSHIP AND DISPOSITION OF NOCTURNE COMMON STOCK AFTER THE DOMESTICATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Nocturne will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

Based on, and subject to, qualifications, assumptions and limitations stated herein and in the opinion included as Exhibit 8.1 hereto, Dechert LLP is of the opinion that the Domestication should qualify as an F Reorganization. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets, such as Nocturne, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. Nocturne has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Accordingly, each U.S. holder of Nocturne Ordinary Shares is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. holder.

If the Domestication qualifies as an F Reorganization, U.S. holders of Nocturne Ordinary Shares generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under the sections titled “Effects of Section 367(b) to U.S. Holders” and “PFIC Considerations,” and the Domestication generally should be treated for U.S. federal income tax purposes as if Nocturne (i) transferred all of its assets and liabilities to the Domesticated Entity in exchange for all of the Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights), public rights and any other rights, and then (ii) distributed the Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) and rights to the holders of the Nocturne Ordinary Shares and Nocturne rights, respectively, in liquidation of Nocturne. The taxable year of Nocturne will be deemed to end on the date of the Domestication.

If the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. holder’s tax basis in a share of Nocturne Common Stock received in the Domestication generally should be the same as its tax basis in the Nocturne Ordinary Shares surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of Nocturne Common Stock generally should include such U.S. holder’s holding period for the Nocturne Ordinary Shares surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. holder generally would recognize gain or loss with respect to a Nocturne Ordinary Share in an amount equal to the difference, if any, between the fair market value of the corresponding share of Nocturne Common Stock received (or deemed received) in the Domestication and the U.S. holder’s adjusted tax basis in its Nocturne Ordinary Share surrendered in exchange therefor. In such event, such U.S. holder’s basis in the share of Nocturne Common Stock would be equal to the fair market value of that share of Nocturne Common Stock on the date of the Domestication, and such U.S. holder’s holding period for the share of Nocturne Common Stock would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of Nocturne Common Stock by U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. holders considering exercising redemption rights with respect to their Nocturne Common Stock are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code generally will apply to U.S. holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of Nocturne Common Stock by U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

U.S. Holders That Hold Ten Percent (10%) or More of Nocturne

A U.S. holder that, on the date of the Domestication, beneficially owns (actually and/or constructively) 10% or more of the total combined voting power of all of Nocturne’s classes of stock entitled to vote or 10% or more of the total value of all of Nocturne’s classes of stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Nocturne Ordinary Shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. holder’s ownership of Nocturne public rights will be taken into account in determining whether such U.S. holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder, and all U.S. holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its Nocturne Ordinary Shares is the net positive earnings and profits of Nocturne (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Nocturne Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Nocturne does not expect to have significant cumulative earnings and profits through the date of the Domestication. If Nocturne’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Nocturne Ordinary Shares. If Nocturne’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. The determination of Nocturne’s earnings and profits is complex and may be impacted by numerous factors. Each U.S. holder is urged to consult with its tax advisor regarding the impact of Section 367(b) on such holder as a result of the Domestication.

U.S. Holders That Own Less Than Ten Percent (10%) of Nocturne

A U.S. holder that, on the date of the Domestication, beneficially owns (actually and/or constructively) Nocturne Ordinary Shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. holder as described below.

Unless a U.S. Holder makes the election described below, such U.S. holder generally must recognize gain (but not loss) with respect to shares of Nocturne Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of Nocturne Common Stock over the U.S. holder’s adjusted tax basis in the Nocturne Ordinary Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the “all earnings and profits amount” attributable to its Nocturne Ordinary Shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•        a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•        a complete description of the Domestication;

•        a description of any stock, securities or other consideration transferred or received in the Domestication;

•        a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•        a statement that the U.S. holder is making the election including (A) a copy of the information that the U.S. holder received from Nocturne establishing and substantiating the U.S. holder’s “all earnings and profits amount” with respect to the U.S. holder’s Nocturne Ordinary Shares and (B) a representation that the U.S. holder has notified Nocturne (or Cognos) that the U.S. holder is making the election; and

•        certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. holder to such U.S. holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. holder must send notice of making the election to the Combined Company no later than the date such tax return is filed. In connection with this election, Nocturne intends to provide each U.S. holder eligible to make such an election with information regarding Nocturne’s earnings and profits upon written request. There is no assurance, however, that Nocturne will timely provide the required information for making this election.

Nocturne does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Nocturne had positive earnings and profits through the date of the Domestication, a U.S. holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Nocturne Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

Each U.S. holder is urged to consult its tax advisor regarding the consequences to it of making the election described herein and the appropriate filing requirements with respect to such election.

U.S. Holders that Own Nocturne Ordinary Shares with a Fair Market Value of Less Than $50,000

Although there is no authority directly on point given our factual situation, a U.S. holder that, on the date of the Domestication, beneficially owns (actually and/or constructively) Nocturne Ordinary Shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. holders are urged to consult their tax advisors with respect to the effect of Section 367(b) of the Code to their particular circumstances.

Passive Foreign Investment Company (PFIC) Considerations

In addition to the discussion under “Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. holders under the PFIC provisions of the Code.

Definition of a PFIC

Nocturne will be classified as a PFIC in a particular taxable year if either:

•        75 percent or more of Nocturne’s gross income for the taxable year is passive income; or

•        the average percentage of the value of Nocturne’s assets that produce or are held for the production of passive income is at least 50 percent.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.

PFIC Status of Nocturne

Based on the composition of its income and assets, Nocturne believes that it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal years ended December 31, 2021 and December 31, 2022 and that, as a result of the Domestication, it will be a PFIC for the fiscal year ended December 31, 2023.

Effects of PFIC Rules on the Domestication

As discussed above, Nocturne believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Nocturne Ordinary Shares upon the Domestication if (i) Nocturne was classified as a PFIC at any time during such U.S. holder’s holding period for such shares and (ii) the U.S. holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. holder owned such shares or in which Nocturne was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such shares. Generally, neither election is available with respect to the Nocturne public rights. The tax on any such recognized gain would be imposed based on a complex set of computational rules, under which:

•        the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Nocturne Ordinary Shares;

•        the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which Nocturne was a PFIC, will be taxed as ordinary income;

•        the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•        an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

U.S. holders of Nocturne Ordinary Shares or Nocturne public rights are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Nocturne is classified as a PFIC, U.S. holders of Nocturne Ordinary Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Nocturne Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Nocturne, whether or not such amounts are actually distributed to such shareholders in any taxable year.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. holder of Nocturne Ordinary Shares would depend on whether the U.S. holder has made a timely and effective election to treat Nocturne as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of Nocturne Ordinary Shares during which

Nocturne qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621, including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met, which likely would not be satisfied with respect to Nocturne, or with the consent of the IRS. If applicable, U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

A U.S. holder’s ability to make a QEF Election with respect to Nocturne is contingent upon, among other things, the provision by Nocturne of a “PFIC Annual Information Statement” to such U.S. holder. Upon written request, Nocturne will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. holder to make and maintain a QEF Election. There is no assurance, however, that Nocturne would timely provide such required information. A U.S. holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Nocturne Ordinary Shares. As a result, such a U.S. holder should not recognize gain or loss as a result of the Domestication except to the extent described under “Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. holder of Nocturne Ordinary Shares may also depend on whether the U.S. holder has made an election under Section 1296 of the Code. U.S. holders that hold (or are deemed to hold) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is considered “marketable” (a “mark-to-market election”). Marketable stock, generally, is stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. If such an election is available and has been timely made, such U.S. holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to the Nocturne Ordinary Shares.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Nocturne Ordinary Shares are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

Redemption of Nocturne Common Stock

In the event that a holder’s shares of Nocturne Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Nocturne Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Nocturne Common Stock, a U.S. holder will be treated as described below under the section titled “Effects of Ownership of Nocturne Common Stock on U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Nocturne Common Stock,” and a Non-U.S. holder will be treated as described below under the section titled “Effects of Ownership of Nocturne Common Stock on Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Nocturne Common Stock.” If the redemption does not qualify as a sale of shares of Nocturne Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “Effects of Ownership of Nocturne Common Stock on U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section titled “Effects of Ownership of Nocturne Common Stock on Non-U.S. Holders — Taxation of Distributions.”

Whether a redemption of shares of Nocturne Common Stock qualifies for sale treatment will depend largely on the total number of shares of Nocturne Common Stock treated as held by the redeeming holder before and after the redemption (including any stock constructively owned by the holder as a result of owning public rights and any stock that a holder would directly, indirectly or constructively acquire pursuant to the Business Combination) relative to all of the Nocturne Common Stock outstanding both before and after the redemption. The redemption of Nocturne Common Stock will generally be treated as a sale (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Nocturne Common Stock actually owned by the holder, but also shares of Nocturne Common Stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any Nocturne Common Stock that the holder has a right to acquire by exercise of an option, which could include Nocturne Common Stock that could be acquired pursuant to public rights. Moreover, any of the Nocturne Common Stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Nocturne’s outstanding voting stock actually and/or constructively owned by the holder immediately following the redemption of shares of Nocturne Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of the outstanding voting stock actually and/or constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Nocturne Common Stock and the Nocturne Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of Nocturne Common Stock actually and/or constructively owned by the holder are redeemed or (ii) all of the shares of Nocturne Common Stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Nocturne Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in Nocturne. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in Nocturne will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption of Nocturne Common Stock will be treated as a corporate distribution to the redeeming holder and the tax effects to such U.S. holder will be as described below under the section titled “Effects of Ownership of Nocturne Common Stock on U.S. Holders — Taxation of Distributions,” and the tax effects to such Non-U.S. holder will be as described below under the section titled “Effects of Ownership of Nocturne Common Stock on Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Nocturne Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its public rights or possibly in other stock constructively owned by it.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Domestication (discussed further above).

All holders should consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their shares of Nocturne Common Stock pursuant to an exercise of redemption rights.

Effects of Ownership of Nocturne Common Stock on U.S. Holders

Taxation of Distributions.

After the Domestication, a U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of Nocturne Common Stock to the extent paid from Nocturne’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Nocturne Common Stock and any remaining excess will be treated as gain realized on the sale or other disposition of the Nocturne Common Stock as described below under the section titled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Nocturne Common Stock.” As discussed above, Nocturne does not expect to have significant cumulative earnings and profits through the date of the Domestication.

Dividends received by a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction (subject to applicable requirements and limitations) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder following the Domestication generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights with respect to the Nocturne Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Nocturne Common Stock.

Upon a sale or other taxable disposition of shares of Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) after the Domestication, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Nocturne Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Nocturne Common Stock (shares of Nocturne Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) so disposed of. See “Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. holder’s adjusted tax basis in its shares of Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) following the Domestication.

Non-U.S. Holders

Effects of the Domestication on Non-U.S. Holders

Nocturne does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. holders of Nocturne Ordinary Shares or Nocturne public rights.

Effects of Ownership of Nocturne Common Stock on Non-U.S. Holders

Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of Nocturne Common Stock by non-U.S. holders that exercise redemption rights, the U.S. federal income tax consequences to a Non-U.S. holder of shares of Nocturne Common Stock that exercises its redemption rights will depend on whether the redemption qualifies as a sale of the shares of Nocturne Common Stock redeemed, as described above under “Redemption of Nocturne Common Stock.” If such a redemption qualifies as a sale of shares of Nocturne Common Stock, the U.S. federal income tax consequences to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Nocturne Common Stock.” If such a redemption does not qualify as a sale of shares of Nocturne Common Stock, the Non-U.S. holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “Non-U.S. Holders — Taxation of Distributions.” It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s Nocturne Common Stock, the withholding agent might treat the redemption as a distribution.

Taxation of Distributions

In general, after the Domestication, any cash distributions (or constructive distributions) made to a non-U.S. holder with respect to shares of Nocturne Common Stock, to the extent paid out of Nocturne’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Nocturne Common Stock and then, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of Nocturne Common Stock, which will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Nocturne Common Stock.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Nocturne Common Stock

Subject to the discussions of “Information Reporting and Backup Withholding” below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of the Nocturne Common Stock (including Nocturne Common Stock issued pursuant to public rights) after the Domestication.

Foreign Account Tax Compliance Act (FATCA) Withholding Taxes

FATCA imposes withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on the Nocturne Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Nocturne Common Stock.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. holders in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement, Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement are attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus and are incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Merger Agreement and amendments thereto, including the exhibits attached thereto, in their entirety for a more complete description of the terms and conditions of the Merger.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of Nocturne without considering the entirety of public disclosure about Nocturne as set forth in Nocturne’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this proxy statement/prospectus or in other public disclosures by Nocturne.

Business Combination with Cognos

On December 30, 2022, Nocturne entered into the Merger Agreement with Merger Sub, a direct, wholly owned subsidiary of Nocturne, and Cognos. On September 29, 2023, Nocturne, Cognos and Merger Sub entered into Amendment No. 1 to the Merger Agreement, which provides, among other things, that the Outside Date is extended to March 31, 2024, Nocturne, Merger Sub and Cognos will enter into Amendment No. 2 to the Merger Agreement, which will provide, among other things, that (i) the Sponsor is no longer obligated to forfeit to Nocturne certain of its founder shares pursuant to the Sponsor Forfeiture Agreement in the scenario where the Nocturne Cash on Hand is less than the Minimum Cash Amount, and Cognos, in its sole discretion, elects to waive compliance with the Closing condition that the Nocturne Cash on Hand shall not be less than the Minimum Cash Amount, and to proceed with the Closing, (ii) Nocturne and Cognos waive compliance with the net tangible assets condition to Closing that required Nocturne to have at least $5,000,001 of net tangible assets after giving effect to the Business Combination and (iii) the Closing condition that all convertible securities and Liabilities of Cognos (except for the Company Options and the Company Warrants) shall have been converted into equity of Cognos or cancelled prior to the Merger, and any rights to acquire equity of Cognos shall have been extinguished as of the Closing, is amended to provide that the Secured Convertible Note due on or after June 1, 2025, in an original principal amount of $750,000, issued by Cognos on June 1, 2023, is excluded from such Closing condition. As a result of the Merger, Merger Sub will merge with and into Cognos with Cognos surviving the Merger as a direct, wholly owned subsidiary of Nocturne (the “Surviving Company”). In connection with the Domestication, Nocturne will change its name to “Cognos Therapeutics Holdings, Inc.” The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

Closing and Effective Time of the Merger

Unless the parties otherwise mutually agree, the Closing will take place as promptly as practicable (and no later than three business days) after the date on which all of the closing conditions (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived (such date, the “Closing Date”).

On the Closing Date, (i) Nocturne will make the filings necessary to effect the Domestication and (ii) Cognos and Merger Sub will effect the Merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Merger will become effective at the time the certificate of merger has been duly filed (the “Effective Time”).

Immediately prior to the Effective Time, Nocturne will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Domestication, Nocturne will change its name from “Nocturne Acquisition Corporation” to “Cognos Therapeutics Holdings, Inc.”

Immediately prior to the Effective Time, subject to and contingent upon the consummation of the Merger, each Nocturne Ordinary Share that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the A&R Memorandum and Articles (prior to the Domestication) and the Interim Nocturne Certificate of Incorporation, the Nocturne Certificate of Incorporation and the Nocturne Bylaws (following the Domestication) (such documents prior to the Domestication and following the Domestication, the “Nocturne Governing Documents”) into one share of Nocturne Common Stock, and each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and non-assessable share of Combined Company Common Stock.

Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of the Nasdaq, Nocturne shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of Nocturne to consist of seven (7) members designated by Cognos (at least four (4) of whom shall qualify as independent directors under Nasdaq requirements). Immediately after the Closing, Nocturne and Cognos shall take all actions necessary to designate and elect to the Post-Closing Nocturne Board the seven (7) persons that are designated by Cognos prior to the Closing, at least four (4) of whom shall qualify as an independent director under Nasdaq rules, subject to the terms of the Nocturne Governing Documents.

Conversion of Cognos Equity

The aggregate stock consideration to be distributed to Cognos’ shareholders (inclusive of shares issued in connection with the Closing pursuant to the bridge notes), option holders and warrant holders in connection with the Merger is 11,848,320 shares of Nocturne Common Stock.

Immediately prior to the Effective Time, Cognos will issue a number of fully paid and nonassessable shares of Cognos Common Stock (the “Tako Shares”) to Tako Ventures, LLC or its designee pursuant to that certain Investment and Termination Agreement dated December 22, 2022. Immediately before the Effective Time, Cognos will also issue a number of fully paid and nonassessable shares of Cognos Common Stock (the “Maxim Shares”) to Maxim Partners, pursuant to the Maxim Letter Agreement, that are exchangeable for 291,262 shares of Nocturne Common Stock. Pursuant to the Letter Agreement, Maxim has served as a financial advisor to Cognos and the Maxim Shares are being issued as a success fee in connection with the closing of a business combination. In addition to a cash fee of $500,000, a portion of the success fee is being paid to Maxim through an equity issuance in an effort to minimize cash fees due at the closing of the Business Combination. The Maxim Shares are not subject to any lock-up period.

The Tako Shares and the Maxim Shares will be included in the calculation of the shares of Cognos Common Stock outstanding immediately prior to the Effective Time for purposes of the following, which will occur at the Effective Time, by virtue of the Merger and without any action on the part of Nocturne, Merger Sub, Cognos or the holders of any of Cognos’ securities:

•        each share of Cognos’ common stock, par value $0.0001 per share (“Cognos Common Stock”) issued and outstanding immediately prior to the Effective Time (including each of the Tako Shares), shall be cancelled and converted into the right to receive a number of shares of Nocturne Common Stock equal to the Common Exchange Ratio (as such term is defined in the Merger Agreement);

•        any shares of Cognos Common Stock held in the treasury of Cognos or owned by Nocturne, Merger Sub or Cognos immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•        no certificate or book entry representing fractional shares of Nocturne Common Stock shall be issued upon the surrender for exchange of Cognos Common Stock, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Nocturne Common Stock. In lieu of the issuance of any such fractional share, Nocturne shall aggregate the total number of shares of Nocturne Common Stock issuable to each person or entity upon the surrender for exchange of Cognos Common Stock, and then round down to the nearest whole number of shares of Nocturne Common Stock for each such person or entity;

•        each Cognos Warrant shall be assumed by Nocturne and converted into Nocturne Warrants on the same terms and conditions as were applicable to the Cognos Warrants immediately prior to the Effective Time, subject to certain adjustments pursuant to the Merger Agreement. Prior to the Effective Time, each holder of a Cognos Warrant will receive a notice setting forth the effect of the Merger on such holder’s Cognos Warrants and describing the treatment of each Cognos Warrant;

•        each Cognos Option or portion thereof that is outstanding immediately prior to the Effective Time shall be assumed by Nocturne and converted into Nocturne Options (on the same terms and conditions as were applicable to such Cognos Option immediately prior to the Effective Time, including applicable vesting conditions, exercisability and termination-related provisions), equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Cognos Common Stock subject to such Cognos Option immediately prior to the Effective Time and (2) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Cognos Option immediately prior to the Effective Time divided by (y) the Common Exchange Ratio;

Conversion of Merger Sub Stock

At the Effective Time, by virtue of the Merger and without any action on the part of any party or any other person or entity, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Stock”) shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”) and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

Conversion of Nocturne Ordinary Shares

Eligible holders of Nocturne Ordinary Shares (as determined in accordance with the applicable Nocturne Governing Documents and the Trust Agreement) will have the opportunity to redeem all or a portion of their Nocturne Ordinary Shares, at the per-share price, payable in cash, equal to their pro rata share of the funds in the trust account (as determined in accordance with the applicable Nocturne Governing Documents and the Trust Agreement), by tendering their Nocturne Ordinary Shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two business days prior to the date of the Special Meeting. Immediately prior to the Effective Time, each Nocturne Ordinary Share that is issued and outstanding as of such time shall automatically convert into one share of Nocturne Common Stock in accordance with the terms of the Nocturne Governing Documents.

Representations and Warranties

The Merger Agreement contains customary representations and warranties and covenants of Cognos, Nocturne and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

In the Merger Agreement, Cognos makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things:

•        proper corporate organization and valid authorization, execution, delivery and enforceability of the Merger Agreement;

•        capitalization and validity of equity issuances;

•        non contravention;

•        brokers and finders (these first four representations being the “fundamental representations and warranties” as used in the section titled “Nocturne’s Conditions to Closing” below);

•        corporate books and registers;

•        financial statements and internal controls;

•        absence of a material adverse effect on Cognos;

•        absence of certain material recent developments affecting Cognos;

•        real property;

•        tax matters;

•        material contracts;

•        intellectual property;

•        data security and data privacy;

•        litigation;

•        labor matters;

•        employee benefit plans;

•        insurance policies;

•        compliance with anti-corruption, anti-money laundering and sanctions laws;

•        compliance with applicable healthcare laws;

•        compliance with laws generally and possession of certain permits;

•        title to and sufficiency of assets;

•        absence of affiliate transactions;

•        environmental matters; and

•        other customary representations and warranties.

In the Merger Agreement, Nocturne and Merger Sub make certain representations and warranties relating to, among other things:

•        proper corporate organization and valid authorization, execution, delivery and enforceability of the Merger Agreement;

•        capitalization and validity of equity issuances;

•        noncontravention;

•        brokers and finders (these first four representations being the “fundamental representations and warranties” as used in the section titled “Cognos’ Conditions to Closing” below);

•        Nocturne’s trust account;

•        Nocturne’s filings with the SEC and listing on Nasdaq;

•        litigation;

•        absence of Investment Company status;

•        tax matters;

•        absence of business activities;

•        absence of affiliate transactions;

•        compliance with laws;

•        employees;

•        the PIPE Investment, if applicable, and the Note Investment, if applicable; and

•        other customary representations and warranties.

Conduct of Business Pending the Merger; Covenants

Each of Nocturne, Cognos and Merger Sub have agreed that, prior to the Closing Date, it will conduct its business in the ordinary course of business consistent with past practices and, in the case of Cognos, preserve intact its business relationships with customers, suppliers and others having material business dealings with Cognos and keep available the services of its officers and employees.

In addition to the general covenants above, Cognos has agreed that, prior to the Closing Date or the earlier termination of the Merger Agreement, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Nocturne (which may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise modify their organizational documents;

•        make any material changes to their accounting policies, methods or practices, other than as required by GAAP or applicable law;

•        sell, issue, assign, transfer, pledge, convey or otherwise dispose of their equity interests or derivative securities with respect to their equity interests;

•        redeem, purchase or otherwise acquire their equity interests, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

•        declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any Cognos equityholder;

•        adjust, split, combine or reclassify any of their equity interests or effect any other change in their capitalization;

•        incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, make any advances or capital contributions to, or investments in, any person or entity, or amend or modify in any material respect any indebtedness for borrowed money;

•        make, issue or forgive any loan to any person or entity, other than advances to Cognos’ directors, officers or employees in the ordinary course of business;

•        commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), subject to certain exceptions;

•        enter into any amendment or termination (other than an expiration in accordance with the terms thereof or any automatic renewals in accordance with the terms thereof) of, or waive compliance with, any material contract or lease or enter into any contract that if entered into prior to the date of the Merger Agreement would be a material contract or lease;

•        other than inventory and other assets acquired in the ordinary course of business, acquire the business, properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including equity interests, of another person or entity;

•        propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights or material assets owned by, or leased or licensed to, Cognos, subject to certain exceptions;

•        compromise, commence or settle any pending or threatened material proceeding by Cognos;

•        except as required under applicable law or by the terms of any employee benefit plan as in existence as of the date of the Merger Agreement, increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of Cognos, become a party to, establish, materially amend (other than as required by applicable law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any employee benefit plan, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any employee benefit plan, grant any new awards under any employee benefit plan, amend or modify any outstanding award under any employee benefit plan, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of Cognos, or hire or engage any employee or consultant or terminate the employment or engagement, in each case, subject to certain exceptions;

•        sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any liens in or on, any rights or assets owned by, or leased or licensed to, Cognos, in each case, subject to certain exceptions;

•        terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any lien, license, sell, assign, transfer or otherwise dispose of any material intellectual property;

•        disclose any trade secrets and any other confidential information of Cognos to any person or entity (other than to persons or entities who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information);

•        fail to maintain any Cognos insurance policies, subject to certain exceptions;

•        enter into any new line of business outside of the business currently conducted by Cognos as of the date of the Merger Agreement;

•        enter into, renew or modify any related party transactions;

•        except to the extent required by applicable law, make, change or revoke any material tax election, enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter, file any amended material tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, fail to pay any material amount of tax as it becomes due, enter into any tax sharing agreement, surrender any right to claim any refund of a material amount of taxes, or take or agree to take any action that would reasonably be expected to prevent, impair or impede the parties’ intended tax treatment, in each case, subject to certain exceptions; or

•        agree or commit to do any of the foregoing.

Nocturne has agreed that, prior to the Closing Date or the earlier termination of the Merger Agreement, subject to specified exceptions, it will not, without the prior consent of Cognos (which may not be unreasonably withheld, conditioned or delayed):

•        other than in connection with the Domestication, amend or otherwise modify the Trust Agreement, the Nocturne Governing Documents, or the governing documents of Merger Sub, in each case in any manner that is adverse to Cognos or Nocturne in any material respect;

•        withdraw any funds from the trust account, other than as permitted by the Nocturne Governing Documents or the Trust Agreement;

•        make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•        except to the extent required by applicable law or the effectuate the Domestication, (1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed in Section 5.2 of the Disclosure Letter delivered by Nocturne to the Company concurrently with the execution and delivery of the Merger Agreement (“Nocturne’s Disclosure Letter”) (other than at the request of a taxing authority), (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Domestication qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) and the Merger qualifying as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”);

•        other than in connection with the election of an eligible holder of Nocturne Ordinary Shares to redeem all or a portion of such holder’s Nocturne Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the trust account (as determined in accordance with the applicable Nocturne Governing Documents and the Trust Agreement), by tendering such holder’s Nocturne Ordinary Shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two business days prior to the date of the Special Meeting (a “Nocturne Share Redemption”), or in connection with the PIPE Investment, if applicable, or the Note Investment, if applicable, sell, issue, redeem, assign, transfer, convey or otherwise dispose of any of its equity interests, or any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Nocturne or Sponsor to issue, deliver or sell any equity interests of Nocturne;

•        other than the Nocturne Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Nocturne;

•        other than in connection with the Domestication, adjust, split, combine or reclassify any of its equity interests;

•        compromise, commence or settle any pending or threatened proceeding involving payments (exclusive of attorney’s fees) by Nocturne not covered by insurance in excess of $500,000 individually or $1,500,000 in the aggregate, granting material injunctive or other equitable remedy against Nocturne or which imposes any material restrictions on the operations of businesses of Nocturne;

•        enter into, renew or modify any affiliated transaction, except as otherwise expressly permitted by Section 5.2(a) of the Merger Agreement;

•        form any subsidiary of Nocturne other than Merger Sub;

•        incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations;

•        liquidate, dissolve, reorganize or otherwise wind up the business or operations of Nocturne or Merger Sub;

•        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any of the financial advisors identified on Section 4.3 of Nocturne’s Disclosure Letter in a manner adverse to Nocturne or that would increase, add or supplement any Nocturne transaction expenses or enter into a contract or agreement that if entered into prior to the date of the Merger Agreement would require the payment of amounts that would constitute Nocturne transaction expenses other than any services providers engaged by Nocturne for printing and filing services with respect to the PIPE Investment, if applicable, or the Note Investment, if applicable, or printing, mailing and solicitation services with respect to this proxy statement/prospectus;

•        amend or otherwise modify the material terms of the Subscription Agreements (including amount, conditionality, subscriber identity, and registration rights);

•        acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including equity interests, of another person or entity; or

•        agree or commit to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable after the execution of the Merger Agreement, Nocturne and Cognos agreed to prepare this proxy statement/prospectus. Nocturne agreed to use its reasonable best efforts to file the registration statement of which this proxy statement/prospectus is a part with the SEC no later than ten business days after the delivery of Cognos’ financial statements to Nocturne in accordance with Section 6.20 of the Merger Agreement. Each of Nocturne and Cognos agree to use their respective reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as soon as reasonably practicable after filing. Nocturne shall cause this proxy statement/prospectus to be mailed to its shareholders of record, as of the Nocturne record date, in compliance with Section 6.9 of the Merger Agreement, as promptly as practicable following this proxy statement/prospectus becoming declared effective under the Securities Act. Nocturne will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable law.

Nocturne Shareholder Meeting

Nocturne has agreed, in accordance with applicable law, Nasdaq rules and the Nocturne Governing Documents, to establish a record date for, call and hold a meeting of its shareholders (the “Special Meeting”) prior to or as soon as reasonably practicable after the date on which this proxy statement/prospectus is declared effective for the sole purpose of obtaining the Required Nocturne Vote. Nocturne has agreed to use its reasonable best efforts to solicit proxies from its shareholders in favor of the adoption of the Merger Agreement and agreed (i) to include a statement to the effect that Nocturne’s board of directors has recommended that the shareholders vote in favor of the proposals in this proxy statement/prospectus and (ii) that neither Nocturne’s Board of Directors nor any committee thereof will withhold, withdraw, qualify, amend or modify, change or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, Nocturne’s recommendation (a “Nocturne Change in Recommendation”); provided that if, at any time prior to obtaining the approval of the shareholders of the proposals in this proxy statement/prospectus, the Nocturne board of directors determines in good faith, after consultation with its outside legal counsel, that failure to make a Nocturne Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to Nocturne’s shareholders under applicable law, then the Nocturne board of directors may make a Nocturne Change in Recommendation in response to an Intervening Event; provided, further, that Nocturne (to the extent lawful and reasonably practicable) first provides Cognos with at least 48 hours advance written notice of such Nocturne Change in Recommendation describing in reasonable detail the reasons for such Nocturne Change in Recommendation and the material facts and circumstances relating to such Intervening Event.

No Solicitation; Exclusivity

Under the terms of the Merger Agreement, from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, each of Nocturne and Cognos have agreed not to, and will cause their respective subsidiaries not to and will cause their and their respective representatives not to, directly or indirectly: (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from an prospective buyer or alternative target, as applicable, that may constitute, or could or would reasonably be expected to lead to, a competing transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a competing transaction, (iii) furnish any information relating to Nocturne, Cognos or any of their respective assets or businesses, as applicable, or afford access to the assets, business, properties, books or records of Nocturne or Cognos to a prospective buyer or alternative target, as applicable, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a competing transaction, (iv) approve, endorse or recommend any competing transaction, or (v) enter into a competing transaction, or any agreement, arrangement or understanding relating to a competing transaction, or publicly announce an intention to do so. Nocturne’s obligation as described above is subject to the right to withdraw or modify the Nocturne Board Recommendation in accordance with Section 6.10(b) of the Merger Agreement.

Each of Nocturne and Cognos have also agreed that immediately following the execution of the Merger Agreement they will cause their representatives to cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a competing transaction.

As used above, the term “competing transaction” means a “Competing Transaction” or a “Nocturne Competing Transaction” as each term is defined in the Merger Agreement.

Stock Exchange Listing

From the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Nocturne has agreed to use its reasonable best efforts to ensure that Nocturne remains listed as a public company on, and for Nocturne Ordinary Shares and Nocturne public rights to be listed on, the Nasdaq. Prior to the Effective Time, Nocturne shall, to the extent required by the rules and regulations of the Nasdaq, prepare and submit to the Nasdaq a notification form for the listing of the Nocturne Common Stock, and to cause such shares to be conditionally approved for listing (subject only to official notice of issuance).

Domestication; Name Change

Subject to receipt of the Required Nocturne Vote, prior to the Closing, Nocturne shall cause the Domestication to become effective in any appropriate manner at the discretion of Nocturne, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Nocturne and Cognos, together with the Interim Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands, and (d) completing and making all filings required to be made with the SEC and the Nasdaq to list Nocturne Common Stock on the Nasdaq. Immediately prior to the Closing, Nocturne shall adopt the Nocturne Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Interim Certificate of Incorporation and the DGCL. In accordance with applicable law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Nocturne shareholder, (i) each Nocturne Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one share of Nocturne Common Stock. Cognos shall reasonably cooperate with Nocturne with respect to the Domestication.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•        Cognos providing Nocturne with unaudited financial statements for the nine-month period ended September 30, 2022 on or before February 13, 2023;

•        Cognos and Nocturne providing access to books and records and furnishing relevant information to the other party, subject to certain specified restrictions and conditions;

•        prompt notification of certain matters;

•        Cognos, using its commercially reasonable efforts to cause certain of its shareholders not otherwise party to a Shareholder Support Agreement to enter into and deliver an executed counterpart of the Shareholder Support Agreement;

•        Cognos and Nocturne using commercially reasonable efforts to consummate the Business Combination;

•        confidentiality and publicity relating to the Business Combination;

•        director and officer indemnification and insurance;

•        Nocturne agreeing to take all reasonable actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements;

•        the establishment of a long-term equity incentive plan to be effective immediately following the Closing;

•        liability for expenses incurred in connection with the negotiation or execution of the Merger Agreement and the other transaction documents and the consummation of the transactions contemplated thereby;

•        Cognos’ engagement in transactions involving or relating to Nocturne’s securities;

•        Nocturne making appropriate arrangements for certain disbursements from the trust account;

•        Cognos obtaining the Company Stockholder Approval (as defined in the Merger Agreement) promptly after the registration statement has been declared effective by the SEC;

•        the intended tax treatment of the Business Combination; and

•        cooperation regarding any filings required under the HSR Act.

Conditions to Closing

Mutual

The obligation of each party to consummate the Business Combination to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

•        Any applicable waiting period under the HSR Act shall have expired or been terminated.

•        There shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or any order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

•        The Required Nocturne Vote shall have been obtained.

•        After giving effect to the transactions, including the PIPE Investment, if applicable, and the Note Investment, if applicable, Nocturne shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining after redemptions of any Nocturne Ordinary Shares (assuming the NTA Amendment is not approved at the NTA Meeting).

•        The Sponsor shall use its reasonable best efforts to ensure that Nocturne’s cash on hand shall not be less than $10,000,000.

•        To the extent applicable, the PIPE Investment and the Note Investment shall have each been consummated prior to or substantially concurrently with the Closing.

•        The Company Stockholder Approval (as defined in the Merger Agreement) shall have been obtained.

•        This proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order issued by the SEC shall remain in effect with respect to this proxy statement/prospectus and no proceeding seeking such a stop order initiated by the SEC shall remain pending.

•        All ancillary agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

Nocturne’s Conditions to Closing

The obligation of Nocturne to consummate the Business Combination, in addition to the conditions described above in “Conditions to Closing — Mutual,” are conditioned upon the satisfaction or, to the extent permitted by applicable law, written waiver at Nocturne’s discretion, of each of the following conditions:

•        Each of the representations and warranties of Cognos set forth in Article III of the Merger Agreement (other than certain fundamental representations and warranties of Cognos concerning organization, authority, enforceability, noncontravention, capitalization, and brokerage), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

•        Each of the fundamental representations and warranties described above (other than those related to capitalization), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

•        Each of the representations and warranties of Cognos concerning capitalization and the transfer of personal information in connection with the Business Combination shall be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

•        Cognos shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Cognos on or prior to the Closing Date.

•        Since the date of the execution of the Merger Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

•        Cognos shall have delivered to Nocturne a certificate duly executed by an authorized officer of Cognos, dated as of the Closing Date, certifying that the foregoing conditions to Nocturne’s obligations have been satisfied.

•        Cognos shall have delivered to Nocturne a certificate duly executed by an authorized officer of Cognos, in the form and substance required under Treasury Regulations Section 1.1445-2(c) and Section 1.897-2(h) stating that no interest in the Company is a “United States real property interest” (as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder), along with a duly executed notice to the IRS that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, dated as of the Closing Date.

•        All convertible securities and liabilities of Cognos (except for the Cognos Options and Cognos Warrants), shall have been converted into equity of Cognos or cancelled prior to the Business Combination, and any rights to acquire equity of Cognos shall have been extinguished as of the Closing.

As used in the Merger Agreement:

“Material Adverse Effect” means, with respect to any specified person or entity, any event, occurrence, development, condition, change, circumstance or state of facts that, individually or in the aggregate, is material and adverse upon the business, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary agreements to which it is a party or by which it is bound or to perform its obligations hereunder or thereunder; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which such person or entity operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the negotiation and execution of the Merger Agreement; (iii) changes in applicable law or GAAP or the official interpretation thereof, in each case effected after the date of the Merger Agreement; (iv) any failure by such person or entity to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the consummation of the transactions contemplated by the Merger Agreement (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that is not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protest, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any measures taken in response thereto), epidemic, disease outbreak, or other natural disaster or act of God (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which such person or entity conducts business; or (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on such person or entity and its subsidiaries, taken as a whole, relative to other comparable entities operating in the industries and markets in which such person or entity operates.

Cognos’ Conditions to Closing

The obligations of Cognos to consummate Business Combination, in addition to the conditions described above in “Conditions to Closing — Mutual,” are conditioned upon the satisfaction or, to the extent permitted by applicable law, written waiver at Cognos’ discretion, of each of the following conditions:

•        Each of the representations and warranties of Nocturne set forth in Article IV of the Merger Agreement (other than certain fundamental representations and warranties of Nocturne concerning organization, authority, enforceability, capitalization, brokerage, and noncontravention, and representations and warranties related to information supplied in filings or in mailings or distributions to Nocturne’s shareholders or prospective investors with respect to the Business Combination), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

•        Each of the fundamental representations and warranties described above (other than those related to capitalization), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

•        Each of the representations and warranties of Nocturne concerning capitalization and related to mailings or distributions to Nocturne’s shareholders or prospective investors with respect to the Business Combination shall be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

•        Nocturne shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Nocturne on or prior to the Closing Date.

•        Since the date of the execution of the Merger Agreement, there shall not have occurred any Material Adverse Effect with respect to Nocturne.

•        Nocturne shall have delivered to Cognos a certificate duly executed by an authorized officer of Nocturne, dated as of the Closing Date, certifying that the foregoing conditions to Cognos’ obligations have been satisfied.

•        The shares of Nocturne Common Stock to be issued in the Business Combination will have been conditionally approved for listing upon the Closing on Nasdaq subject only to official notice of issuance.

•        Certain directors and officers of Nocturne will have been removed from their respective positions or tendered their irrevocable resignations, effective as of the Effective Time.

As used in the Merger Agreement:

“Material Adverse Effect” means, with respect to any specified person or entity, any event, occurrence, development, condition, change, circumstance or state of facts that, individually or in the aggregate, is material and adverse upon the business, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary agreements to which it is a party or by which it is bound or to perform its obligations hereunder or thereunder; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which such person or entity operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the negotiation and execution of the Merger Agreement; (iii) changes in applicable law or GAAP or the official interpretation thereof, in each case effected after the date of the Merger Agreement; (iv) any failure by such person or entity to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the consummation of the transactions contemplated by the Merger Agreement (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that is not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protest, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any measures taken in response thereto), epidemic, disease outbreak, or other natural disaster or act of God (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which such person or entity conducts business; or (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on such person or entity and its subsidiaries, taken as a whole, relative to other comparable entities operating in the industries and markets in which such person or entity operates.

Termination

The Merger Agreement may only be terminated, and the transactions contemplated by the Merger Agreement abandoned, at any time prior to the Closing as follows:

•        By the mutual written agreement of Nocturne and Cognos;

•        By Nocturne or Cognos, in the event that applicable law is in effect making the consummation of the Business Combination illegal, or in the event any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Merger Agreement; however, this right shall not be available to any party whose breach of any representation, warranty, covenant or agreement of the Merger Agreement causes such final, non-appealable order or other action;

•        By Nocturne or Cognos, if the Closing has not occurred on or prior to September 30, 2023; however, this right shall not be available to any party that has breached any of its representations, warranties, covenants or agreements under the Merger Agreement if such breach has resulted in the failure of the Business Combination to be consummated on or before such date;

•        By Cognos, if Nocturne breaches in any material respect any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Cognos’ obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of the Merger Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Nocturne by Cognos, cannot be cured by September 30, 2023, or has not been cured by the earlier of (x) September 30, 2023 and (y) the date that is thirty (30) days after receipt of such written notice and Cognos has not waived in writing such breach or failure; provided, however, that Cognos’ right to so terminate shall not be available to Cognos if Cognos is then in breach of any Cognos representation, warranty, covenant or agreement contained in the Merger Agreement, which breach or failure to perform would render the conditions precedent to Nocturne’s obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of the Merger Agreement not capable of being satisfied;

•        By Nocturne, if Cognos breaches in any material respect any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Nocturne’s obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of the Merger Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Cognos by Nocturne, cannot be cured by September 30, 2023, or has not been cured by the date that is thirty (30) days after receipt of such written notice and Nocturne has not waived in writing such breach or failure; provided, however, that Nocturne’s right to so terminate shall not be available to Nocturne if Nocturne is then in breach of any Nocturne representation, warranty, covenant or agreement contained in the Merger Agreement, which breach or failure to perform would render the conditions precedent to Cognos’ obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of the Merger Agreement not capable of being satisfied;

•        By Nocturne, if Cognos fails to deliver the Company Stockholder Approval (as defined in the Merger Agreement) within five business days following the date the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC;

•        By Nocturne or Cognos, if the Required Nocturne Vote is not obtained; however, Nocturne’s right to so terminate shall not be available to Nocturne if Nocturne has materially breached its covenant or agreement set forth in Section 6.10(b) or 6.15(b) of the Merger Agreement and such material breach has resulted in the failure of the Required Nocturne Vote to be obtained; or

•        By Cognos, if the Board of Nocturne shall have made a Nocturne Change in Recommendation in accordance with Section 6.10(b) of the Merger Agreement that is adverse to Cognos.

Effect of Termination

In the event of termination by either Nocturne or Cognos, the Merger Agreement shall immediately become null and void without any liability on the part of any party, and all rights and obligations of the parties shall terminate, subject to certain provisions which survive termination, and other than for liability of any party for fraud or willful breach occurring prior to termination of the Merger Agreement.

Related Agreements

This section describes certain additional agreements entered into, or to be entered into, pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Helena Investment

On January 27, 2024, Nocturne, Cognos and Helena entered into an engagement letter and initial term sheet, both of which are subject to the execution and delivery of definitive documentation, pursuant to which Cognos will issue to the Helena Affiliate at the closing of the Business Combination the Helena Convertible Notes, which are senior unsecured notes convertible into shares of Combined Company Common Stock, in a principal amount of up to $12.5 million. There will be one initial tranche of $3.5 million, followed by nine subsequent sequential tranches of $1 million each, subject in each case to standard equity conditions for transactions of this type. Cognos may draw upon the Helena Convertible Notes for the first time at the closing of the Helena Investment, which will occur contemporaneously with the Closing. Thereafter, Cognos may draw down on the second tranche one month following disbursement of the first tranche. The second tranche will be funded at a minimum of $500,000. Cognos may draw down on the remaining tranches upon the earliest of (i) the Helena Affiliate having fully converted the previous tranche of Helena Convertible Notes and (ii) three months following disbursement of the previous tranche. Cognos will pay a commitment fee consisting of (i) $375,000 either in cash or additional senior unsecured notes on the same terms as the Helena Convertible Notes and (ii) 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing, payable upon disbursement of the first tranche. The maturity date of the Helena Convertible Notes is twelve months from their issuance, and the interest rate of the Helena Convertible Notes is 10%, paid quarterly in cash or in kind based on the principal outstanding during the applicable quarter. The purchase price of the Helena Convertible Notes is 87.5% of the principal amount of the note. At any time following the issuance of the Helena Convertible Notes, the Helena Affiliate may convert all or a portion of such Helena Convertible Note into a number of shares of Cognos Common Stock equal to the amount of such Helena Convertible Note being converted divided by the conversion price, which is 90% of the average of the three lowest closing VWAPs observed over the 10 trading days immediately preceding the issuance of a conversion notice by the Helena Affiliate, subject to adjustment based on standard anti-dilution provisions. The conversion floor price is $0.50, and Cognos may, at any time and at its sole option, request to redeem the outstanding Helena Convertible Notes at 110% of the principal amount thereof upon 10 trading days’ notice prior to such redemption and during which the Helena Affiliate shall be entitled to convert the Helena Convertible Notes.

In addition, Cognos will issue warrants to the Helena Affiliate, which warrants will provide that for a period of five years from the issuance of the Helena Convertible Notes, the Helena Affiliate will have the option to purchase an amount of Combined Company Common Stock equivalent to up to 50% of the principal amount of each issued tranche of Helena Convertible Notes. The original exercise price of the Helena Warrants shall be $12.50. During the life of the Helena Warrants, if Cognos raises equity financing at a price lower than the original exercise price, the exercise price shall be adjusted to the lowest of (i) the then-current exercise price and (ii) 125% of the price per share of such equity financing. The Helena Warrants may only be transferred between the Helena affiliate and its affiliates.

The engagement letter and initial term sheet are not legally binding other than with respect to certain customary terms typically found in similar engagement letters, including an exclusivity period during which Cognos agreed not to enter into an agreement with any other investors or advisors relating to the participation of Cognos in any variable rate equity financings for the later of (i) 12 months if definitive documentation is not entered into and (ii) the termination of any definitive documentation, otherwise Cognos shall pay a penalty equal to 5% of the amount raised in any such financings.

Helena Transfer Agreement

Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which certain Cognos shareholders will transfer and assign to Helena, in exchange for no cash consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

A&R Sponsor Forfeiture Agreement

Nocturne, the Sponsor, Cognos and certain Cognos shareholders will enter into the A&R Sponsor Forfeiture Agreement, which will amend, restate, supersede and replace in its entirety the Sponsor Forfeiture Agreement, and which will provide, among other things, that immediately following the Closing, the Sponsor shall transfer to certain Cognos shareholders, in exchange for no cash consideration, a total of 1,893,000 shares of Combined Company

Common Stock, in each case subject to equitable adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event occurring prior to the Closing.

Cognos Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, Cognos, Nocturne and certain existing shareholders of Cognos holding voting securities of Cognos sufficient to approve the adoption of the Merger Agreement, will enter into transaction support agreements (the “Cognos Stockholder Support Agreements”), which provide that, as promptly as practicable following the time at which this proxy statement/prospectus shall have been declared effective and made available to the shareholders of Cognos, the Cognos shareholders party to the Cognos Stockholder Support Agreements will approve and adopt the Merger Agreement and the transactions contemplated thereby through a written consent pursuant to Section 228 of the DGCL or a meeting pursuant to Section 211 of the DGCL.

Lock-Up Agreement

Following the execution of the Merger Agreement, Cognos, Nocturne, Sponsor and certain existing shareholders of Cognos will enter into a Lock-Up Agreement (the “Lock-Up Agreement”), to be effective at the Closing. Pursuant to the Lock-Up Agreement, certain existing shareholders of Cognos agree not to transfer, in whole or in part, certain restricted securities during the lock-up period.

Investor Rights Agreement

At the closing of the Business Combination, Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into the Investor Rights Agreement, which is attached to this proxy statement/prospectus as Annex G, pursuant to which the Sponsor and signatory shareholders of Cognos and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Merger Agreement, including the Business Combination, are not presently believed to be subject to any additional federal or state regulatory requirement or approval other than as set forth below.

Competition and Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither Nocturne nor Cognos is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Exchange Listings

The public shares, public units and public rights are traded on the Nasdaq under the ticker symbols “MBTC”, “MBTCU” and “MBTCR”, respectively. Nocturne has applied for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock on Nasdaq under the symbol “COGN”.

SELECTED HISTORICAL FINANCIAL DATA OF NOCTURNE

The following tables present Nocturne’s selected historical financial information derived from Nocturne’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2022, 2021 and 2020 and for the years ended December 31, 2022 and 2021 and for the period from October 28, 2020 (inception) through December 31, 2020 and Nocturne’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of and for the nine months ended September 30, 2023 and 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Nocturne’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Nocturne’s financial statements are prepared and presented in accordance with U.S. GAAP.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021	For the Period from October 28, 2020 (Inception) through December 31, 2020
Income Statement Data:
Loss from operations	$(1,646,167)	$(1,391,682)	$(2,047,534)	$(717,764)	$(5,600)
Net (loss) income	$(988,286)	$(687,227)	$(1,208,280)	$(710,157)	$(5,600)
Weighted average shares outstanding, Ordinary shares	5,240,497	14,840,000	8,901,159	11,581,616	2,500,000
Basic and diluted net loss per share, Ordinary shares	$(0.19)	$(0.05)	$(0.14)	$(0.06)	$(0.00)
	September 30, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Marketable securities held in the Trust Account	$21,115,584	$21,100,382	$116,157,607	$—
Total assets	$21,197,844	$21,219,455	$116,649,312	$150,000
Total liabilities	$11,071,490	$8,662,086	$4,287,184	$130,600
Ordinary shares subject to possible redemption	$21,115,584	$21,100,382	$116,157,607	$—
Total shareholders’ (deficit) equity	$(10,989,230)	$(8,543,013)	$(3,795,479)	$19,400

SELECTED HISTORICAL FINANCIAL DATA OF COGNOS

The following tables present Cognos’ selected historical financial information derived from Cognos’ audited financial statements included elsewhere in this proxy statement/prospectus as of and for the years ended December 31, 2022 and 2021 and Cognos’ unaudited condensed interim financial statements included elsewhere in this proxy statement/prospectus as of and for the nine months ended September 30, 2023 and 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Cognos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Cognos’ financial statements are prepared and presented in accordance with U.S. GAAP.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Income Statement Data:
Loss from operations	$(3,675,927)	$(6,005,562)	$(7,910,931)	$(5,961,497)
Net loss	$(3,814,143)	$(6,109,889)	$(8,044,552)	$(6,072,049)
Weighted average shares outstanding, basic and diluted	25,348,595	25,441,318	25,402,083	24,797,532
Net loss per common share, basic and diluted	$(0.15)	$(0.24)	$(0.32)	$(0.24)
	September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Total assets	$1,232,845	$583,405	$680,891
Total liabilities	$11,484,441	$10,739,394	$8,177,519
Total stockholders’ deficit	$(10,251,596)	$(10,155,989)	$(7,496,628)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Nocturne and Cognos, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Nocturne has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Business Combination occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Nocturne was derived from the unaudited financial statements of Nocturne as of and for the nine months ended September 30, 2023 and the audited financial statements of Nocturne for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus/consent solicitation. The historical financial information of Cognos was derived from the unaudited financial statements of Cognos as of and for the nine months ended September 30, 2023 and the audited financial statements of Cognos for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus/consent solicitation. This information should be read together with Nocturne’s and Cognos’ unaudited and audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nocturne” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cognos” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation.

Description of the Business Combination

On December 30, 2022, Nocturne and Merger Sub entered into the Merger Agreement with Cognos, pursuant to which (i) Nocturne will domesticate as a Delaware corporation and de-register as a Cayman Islands exempted company and (ii) Merger Sub will merge with and into Cognos with Cognos continuing as the surviving entity and a wholly-owned subsidiary of Nocturne.

In consideration for the Merger, the current holders of Cognos Common Stock, par value $0.0001 per share will have their shares of Cognos Common Stock canceled and converted into the right to receive a certain number of Merger Consideration Shares as provided for in the Merger Agreement, such that, following the consummation of the Merger and the transactions contemplated thereby, the holders of Nocturne Common Stock and Cognos Common Stock at the time of the consummation of the Merger will constitute, collectively, the holders of Combined Company Common Stock on a post-Closing basis. The aggregate number of Merger Consideration Shares will be based on a pre-money enterprise value of Cognos of $120,000,000 and a per-share valuation of $10.30, and will be subject to certain adjustments with respect to Cognos’ net indebtedness and transaction expenses at Closing (as more fully provided in the Merger Agreement). Management expects neither the amount of net indebtedness nor the amount of transaction expenses to be more than $6 million based on the current financial information available, and thus the unaudited condensed pro forma financial information does not reflect adjustment to the Merger Consideration Shares at this point of time.

Subject to the terms and conditions of the Merger Agreement, (i) each Cognos Warrant (including any portion thereof, whether in-the-money or out-of-the-money) issued and outstanding immediately prior to Closing will be assumed by the Combined Company and converted into a warrant for shares of Combined Company Common Stock (on the same terms and conditions as were applicable to such Cognos Warrant immediately prior to Closing), and (ii) each Cognos Option (whether in-the-money or out-of-the-money) issued and outstanding immediately prior to Closing will be assumed by Combined Company and converted into an option to purchase shares of Combined Company Common Stock (on the same terms and conditions as were applicable to such Cognos Option immediately prior to Closing), in each case, on a post-Closing basis. The conversion of Cognos Warrants into warrants for shares of Combined Company Common Stock and Cognos Options into options to purchase shares of Combined Company Common Stock are not adjusted in the unaudited pro forma condensed combined financial statements because the warrants or options to be converted keep the same terms and conditions as were applicable immediately prior to Closing.

Below is a summary of the material terms of the Cognos Options and Cognos Warrants:

As of September 30, 2023, Cognos had 570,153 warrants outstanding for the purchase of Cognos Common Stock. 540,143 warrants have a term of one year from the initial exercise date, defined as the date the Liquidity event takes place. They are only exercisable upon a Liquidity event with an estimated exercise price of $3.51 or $3.74 as of September 30, 2023, which were considered to be out-of-the-money based on Cognos’ stock price of $3.80 at September 30, 2023. The fair value of these warrants would only be recognized as expense when a Liquidity event takes place. 30,000 warrants were issued in connection with the issuance of an unsecured promissory note. The value of these warrants was $67,794 and was recorded as a debt discount to the note payable. These warrants will expire on March 1, 2024 and have an exercise price of $1.00, which were considered to be in-the-money based on Cognos’ stock price of $3.80 at September 30, 2023. Based on a common exchange ratio of 0.31381 and the treasury method of accounting, a total of 48,080 shares of Combined Company Common Stock will be issued to the holders of Cognos Warrants.

As of September 30, 2023, Cognos had 4,066,784 options outstanding for the purchase of common stock, with 57,284 options that were considered to be in-the-money based on Cognos’ stock price of $3.80 at September 30, 2023. These options have a remaining life ranging from 4.4 years to 9.0 years and exercise price of $3.20 to $4.25. As of September 30, 2023, unrecognized compensation cost related to unvested share-based compensation was approximately $557,596. Cognos expects to recognize the cost of these unvested awards over a weighted-average period of 0.8 years. Based on a common exchange ratio of 0.31381 and the treasury method of accounting, a total of 161,360 shares of Combined Company Common Stock will be issued to the holders of Cognos Options.

The Merger Agreement is subject to the satisfaction or waiver of certain customary Closing conditions, including, among others, that the Nocturne shall have the Minimum Cash Amount equal to or greater than $10 million. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash condition. In the event that Nocturne does not satisfy such condition, Cognos, in its sole discretion, can elect to waive compliance with such condition.

On January 27, 2024, Nocturne, Cognos and Helena entered into an engagement letter and initial term sheet, both of which are subject to the execution and delivery of definitive documentation, pursuant to which Cognos will issue to Helena Affiliate at the Closing senior unsecured notes convertible into shares of common stock of the Combined Company, in a principal amount of up to $12.5 million. In addition, Cognos will issue warrants to the Helena Affiliate, which warrants will provide that for a period of five years from the issuance of the Helena Convertible Notes, the Helena Affiliate will have the option to purchase an amount of Combined Company Common Stock equivalent to up to 50% of the principal amount of each issued tranche of Helena Convertible Notes.

Certain shareholders of Cognos will enter into the Helena Transfer Agreement with Helena, pursuant to which Cognos shareholders will transfer and assign to Helena, in exchange for no consideration, a total of 7,966,708 shares of common stock of Cognos, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

The engagement letter and initial term sheet are not legally binding other than with respect to certain customary terms typically found in similar engagement letters, including an exclusivity period during which Cognos agreed not to enter into an agreement with any other investors or advisors relating to the participation of Cognos in any variable rate equity financings for the later of (i) 12 months if definitive documentation is not entered into and (ii) the termination of any definitive documentation, otherwise Cognos shall pay a penalty equal to 5% of the amount raised in any such financings.

Nocturne, the Sponsor, Cognos and certain Cognos shareholders will enter into the A&R Sponsor Forfeiture Agreement, which will amend, restate, supersede and replace in its entirety the Sponsor Forfeiture Agreement and which will provide, among other things, that immediately following the Closing, the Sponsor shall transfer to certain Cognos shareholders, in exchange for no consideration, a total of 1,893,000 shares of Combined Company Common Stock.

The following table summarizes the pro forma number of shares of Common Stock outstanding following the consummation of the Business Combination under two separate scenarios, discussed further in the sections below, excluding the potential dilutive effect of Cognos Warrants and Cognos Options.

Equity Capitalization Summary	Assuming Minimum Redemptions		Assuming Maximum Contractual Redemptions(1)
	Shares	%	Shares	%
Cognos stockholders(2)	10,970,201	60.1%	10,970,201	60.7%
Nocturne Public Stockholders(3)	2,668,825	14.6%	2,498,560	13.8%
Initial Stockholders and related parties(4)	2,101,675	11.5%	2,101,675	11.6%
Helena(5)	2,500,000	13.8%	2,500,000	13.9%
Total common stock	18,240,701	100.0%	18,070,436	100.0%

____________

(1)      “Maximum Contractual Redemptions” means maximum stock redemption levels reflecting approximately 88.3% of the 11,500,000 redeemable public shares, or approximately 10,151,440 shares, which includes the 9,515,920 shares redeemed in October 2022, the 132,664 shares redeemed in April 2023, and the 332,591 shares redeemed in January 2024. This is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(2)      The shares held by Cognos stockholders were calculated based on the stated $120 million pre-money enterprise value divided by the per-share valuation of $10.30 (including the 291,262 shares issuable to Maxim Partners immediately prior to the Effective Time as a portion of their success fee in connection with the consummation of the Business Combination), minus (i) the 161,360 shares underlying the Cognos Options, (ii) the 48,080 shares underlying the Cognos Warrants, and (iii) the 2,500,000 shares transferred to Helena, plus the (iv) 1,893,000 shares transferred from the Initial Stockholders and related parties, and (v) the 136,156 shares issuable in connection with the conversion of the bridge convertible notes upon the consummation of the Business Combination. Such 136,156 shares are excluded from the calculation of the aggregate stock consideration to be distributed to Cognos shareholders because such shares will be issued after the Business Combination has been consummated. As of September 30, 2023, Cognos had 4,066,784 options outstanding and 570,153 warrants outstanding. Based on a common exchange ratio of 0.31381 and the treasury method of accounting, a total of 161,360 shares of Combined Company Common Stock will be issued to the holders of Cognos Options and a total of 48,080 shares of Combined Company Common Stock will be issued to the holders of Cognos Warrants.

(3)      The shares held by Nocturne Public Stockholders were calculated based on (i) the 1,851,416 Public Shares issued and outstanding as of September 30, 2023, (ii) minus 332,591 Public Shares redeemed in January 2024, (iii) minus 85,132 shares and 170,265 shares under mid-point redemptions and Maximum Contractual Redemptions, respectively, (iv) plus the issuance of 1,150,000 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each public right upon the consummation of the Business Combination.

(4)      The shares held by Initial Stockholders and related parties were calculated based on the 3,340,000 shares issued and outstanding as of September 30, 2023, plus (i) the issuance of 608,175 shares of Nocturne Common Stock in connection with the conversion of Nocturne’s related party advances and promissory notes, minus (ii) 1,893,000 shares transferred to Cognos stockholders, plus (iii) the issuance of 46,500 shares of Combined Company Common Stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Combined Company Common Stock for each private right upon the consummation of the Business Combination.

(5)      Certain shareholders of Cognos will enter into the Helena Transfer Agreement, pursuant to which certain Cognos shareholders will transfer and assign to Helena, in exchange for no consideration, a total of 7,966,708 shares of Cognos Common Stock, which will be exchanged for 2,500,000 shares of Combined Company Common Stock at the Closing.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Maximum Contractual Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2023. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Nocturne will acquire all of the outstanding equity interests of Cognos in the Business Combination, Nocturne will be treated as the “acquired” company and Cognos will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cognos issuing stock for the net assets of Nocturne, accompanied by a recapitalization. The net assets of Nocturne will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cognos.

Cognos has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        Cognos’ existing shareholders will have the greatest voting interest in the Combined Company;

•        Cognos’ existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Company;

•        Cognos is the larger entity in terms of substantive operations and employee base;

•        Cognos will comprise the ongoing operations of the Combined Company; and

•        Cognos’ existing senior management will be the senior management of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Nocturne Common Stock:

•        Assuming Minimum Redemptions:    This presentation assumes that, after the redemptions of 9,515,920 Public Shares in October 2022 (the “October 2022 Redemptions”), the 132,664 Public Shares in April 2023 (the “April 2023 Redemptions”), and the 332,591 Public Shares in January 2024 (the “January 2024 Redemptions”), no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions:    This presentation assumes that, after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, 170,265 Public Shares are redeemed for aggregate redemption payments of $2.0 million, assuming a $11.58 per share redemption price.

The Business Combination Agreement contains two conditions to the Closing that, at the Closing, (1) Nocturne shall have the Minimum Cash Amount equal to or greater than $10 million, and (2) Nocturne shall have at least $5,000,001 of net tangible assets after the redemption of Nocturne Public Shares (assuming the NTA Amendment is not approved at the NTA Meeting). This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the contractual maximum redemptions. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

If more than 170,265 Public Shares are redeemed, the Minimum Cash condition is not expected to be met.

In the event that Nocturne does not satisfy the Minimum Cash condition, Cognos, in its sole discretion, can elect to waive compliance with such condition.

In the event that Nocturne does not satisfy the net tangible assets condition and such condition is not waived by each of Cognos and Nocturne, Nocturne would not be permitted to proceed with the Business Combination.

If the above two conditions are waived, an additional 1,348,560 Public Shares may be redeemed. Therefore, there is no guarantee that, immediately following the Closing, the Combined Company will have some or all of the $10 million.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are based on the unaudited and audited historical financial statements of Nocturne and Cognos. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2023
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
	(1) Cognos (Historical)	(2) Nocturne (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$763	$17	$17,591	(D)	$10,846	$(1,972)	(L)	$8,874
			(4,025)	(E)
			(3,750)	(F)
			250	(G)
Prepaid expenses and other assets	—	65	—		65	—		65
Total current assets	763	82	10,066		10,911	(1,972)		8,939
Property and equipment, net	242	—	—		242	—		242
Right to use assets, net	133	—	—		133	—		133
Other assets, non-current	95	—	—		95	—		95
Marketable securities held in Trust Account	—	21,116	(3,885)	(A)	—	—		—
			360	(C)
			(17,591)	(D)
TOTAL ASSETS	$1,233	$21,198	$(11,050)		$11,381	$(1,972)		$9,409

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$2,574	$1,712	$(2,249)	(E)	$2,037	$—		$2,037
Lease liability – current	109	—	—		109	—		109
Notes payable – current	77	—	—		77	—		77
Convertible notes payable – current	1,443	—	250	(G)	406	—		406
			(1,287)	(H)
Advance from related party	2,769	2,755	360	(C)	2,769	—		2,769
			(3,115)	(J)
Promissory note – related party	1,983	2,580	(947)	(H)	1,036	—		1,036
			(2,580)	(J)
Total current liabilities	8,955	7,047	(9,568)		6,434	—		6,434
Lease liability – non-current	15	—	—		15	—		15
Notes payable – non-current	13	—	—		13	—		13
Other liabilities	2,500	—	(2,500)	(H)	—	—		—
Deferred underwriting fee payable	—	4,025	(4,025)	(E)	—	—		—
Total Liabilities	11,483	11,072	(16,093)		6,462	—		6,462
Nocturne ordinary shares subject to possible redemption, 1,851,416 shares at redemption value	—	21,116	(3,885)	(A)	—	—		—
			(17,231)	(B)
Nocturne common stock subject to possible redemption, 1,851,416 shares at redemption value	—	—	17,231	(B)	—	—		—
			360	(C)
			(17,591)	(L)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2023 — (Continued)
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
	(1) Cognos (Historical)	(2) Nocturne (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ Equity (Deficit)
Nocturne preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	(B)	—	—		—
Nocturne preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	(B)	—	—		—
Nocturne ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,340,000 shares issued and outstanding	—	—	—	(B)	—	—		—
Nocturne common stock, $0.0001 par value; 500,000,000 shares authorized; 3,340,000 shares issued and outstanding	—	—	—	(B)	1	—	(L)	1
			—	(F)
			1	(H)
			—	(J)
			—	(K)
			—	(L)
Cognos preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—		—	—		—
Cognos common stock, $0.0001 par value; 55,000,000 shares authorized; 25,985,557 shares issued and outstanding	3	—	(3)	(H)	—	—		—
Additional paid-in capital	31,618	—	(1,265)	(F)	46,789	(1,972)	(L)	44,817
			4,736	(H)
			(11,586)	(I)
			5,695	(J)
			—	(K)
			17,591	(L)
Accumulated deficit	(41,871)	(10,990)	(360)	(C)	(41,871)	—		(41,871)
			(236)	(F)
			11,586	(I)
Total Stockholders’ Equity (Deficit)	(10,250)	(10,990)	26,159		4,919	(1,972)		2,947
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,233	$21,198	$(11,050)		$11,381	$(1,972)		$9,409

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands, except share and per share data)

(1)    Derived from the unaudited balance sheet of Cognos as of September 30, 2023.

(2)    Derived from the unaudited condensed consolidated balance sheet of Nocturne as of September 30, 2023.

(A)    Reflects the redemption of 332,591 Public Shares at approximately $11.68 per share for an aggregate redemption payments of $3.9 million in January 2024.

(B)    Reflects conversion of each Nocturne Ordinary Share into one share of common stock in connection with the Domestication.

(C)    Reflects the deposit of $0.4 million into the Nocturne Trust Account for the extension of the Combination Period and the accretion of $0.4 million to the Nocturne common stock subject to possible redemption.

(D)    Reflects the transfer of marketable securities held in the Trust Account to cash.

(E)    Reflects the settlement of deferred underwriting fee at the Business Combination.

(F)    Represents preliminary estimated transaction costs expected to be incurred by Nocturne and Cognos of approximately $2.6 million and $2.8 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the Nocturne transaction costs, $1.0 million has been paid and $1.4 million has been accrued as of the pro forma balance sheet date. The remaining amount of $0.2 million is reflected as an adjustment to accumulated losses. The Nocturne estimated transaction costs exclude the deferred underwriting fee included in (E) above.

For the Cognos transaction costs, $0.6 million has been paid and $0.9 million has been accrued as of the pro forma balance sheet date. The remaining amount of $1.3 million is included as an adjustment to additional paid-in capital. This adjustment also reflects the issuance of 291,262 shares to Maxim Partners, Cognos’ financial advisor, as a success fee in connection with the closing of the Business Combination. In addition to a cash fee of $500,000, $3.0 million of the success fee is being paid to Maxim through an equity issuance in an effort to minimize cash fees due at the closing of the Business Combination. The number of shares was determined based on the $10.30 per share valuation of Cognos used in the Business Combination Agreement. The compensation of Maxim is not reflected in Cognos’ historical financial statements, as the success fee will only become due and payable upon the Closing of the Business Combination.

(G)    Represents the cash proceeds of $0.3 million from issuance of a convertible promissory note by Cognos, which will be converted into Nocturne’s common stock upon the Business Combination.

(H)    Reflects the issuance of 10,678,939 shares of Nocturne common stock to the existing Cognos stockholders and debt holders upon the consummation of the Business Combination. The issuance of 10,678,939 shares was calculated based on the stated $120 million pre-money enterprise value divided by the per-share valuation of $10.30, minus (i) the 291,262 shares issued to Maxim Partners, which have already been reflected as described in (F) above, minus (ii) the 161,360 shares underlying the Cognos Options, minus (iii) the 48,080 shares underlying the Cognos Warrants, minus (iv) the 2,500,000 shares transferred to Helena, plus (v) the 1,893,000 shares transferred from the Initial Stockholders and related parties, plus (vi) the 136,156 shares issuable in connection with the conversion of the bridge notes upon the consummation of the Business Combination. Such 136,156 shares are excluded from the calculation of the aggregate stock consideration to be distributed to Cognos shareholders because such shares will be issued after the Business Combination has been consummated. No gain or loss is expected to be recognized upon conversion of the bridge notes.

(I)     Reflects the elimination of Nocturne’s historical accumulated deficit after recording the accretion as described in (C) above and the transaction costs as described in (F) above.

(J)     Represents the conversion of Nocturne’s related party promissory notes and advances into 608,175 shares of Nocturne Common Stock upon consummation of the Business Combination. Such shares are included in the shares held by Initial Stockholders and related parties in the table summarizing the pro forma number of shares of Common Stock outstanding following the consummation of the Business Combination.

(K)    Represents the issuance of an aggregate of 1,196,500 Rights Shares upon the Business Combination. 1,150,000 shares are included in the shares held by Nocturne Public Stockholders and 46,500 shares are included in the shares held by Initial Stockholders and related parties in the table summarizing the pro forma number of shares of Common Stock outstanding following the consummation of the Business Combination.

(L)    Reflects the redemption of shares for cash by the Public Stockholders upon consummation of the Business Combination. In the minimum redemption scenario, it assumes that, after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, no Public Stockholders will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. In the maximum redemption scenario, it assumes that, after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, holders of 170,265 Public Shares redeem all of their Public Shares for approximately $11.58 per share, resulting in an aggregate redemption payment of $2.0 million

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share data)

	(1) Cognos (Historical)	(2) Nocturne (Historical)	Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative expense	$2,298	$1,646	$(90)	(BB)	$3,854	$—	$3,854
Research and development	1,378	—	—		1,378	—	1,378
Total operating expenses	3,676	1,646	(90)		5,232	—	5,232

Loss from operations	(3,676)	(1,646)	90		(5,232)	—	(5,232)

Other income (expense):
Income earned on marketable securities held in Trust Account	—	658	(658)	(AA)	—	—	—
Other non-operating income	179	—	—		179	—	179
Interest expense	(318)	—	34	(CC)	(284)	—	(284)
Total other income (expense)	(139)	658	(624)		(105)	—	(105)
Net loss	$(3,815)	$(988)	$(534)		$(5,337)	$—	$(5,337)

Basic and diluted net loss per share	$(0.15)

Basic and diluted net loss per share, common stock		$(0.19)

Weighted average number of common shares outstanding, basic and diluted					18,240,701		18,070,436

Net loss per common share, basic and diluted					$(0.29)		$(0.30)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share data)

(1)    Derived from the unaudited statement of operations of Cognos for the nine months ended September 30, 2023.

(2)    Derived from the unaudited condensed consolidated statement of operations of Nocturne for the nine months ended September 30, 2023.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

(BB) Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

(CC) Represents an adjustment to eliminate interest expense after giving effect to the conversion of debt at the Business Combination as if it had occurred on January 1, 2022.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
	(1) Cognos (Historical)	(2) Nocturne (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative expense	$4,526	$2,048	$(120)	(BB)	$6,690	$—	$6,690
			236	(DD)
Research and development	3,385	—	—		3,385	—	3,385
Total operating expenses	7,911	2,048	116		10,075	—	10,075

Loss from operations	(7,911)	(2,048)	(116)		(10,075)	—	(10,075)

Other income (expense):
Income earned on marketable securities held in Trust Account	—	839	(839)	(AA)	—	—	—
Interest expense	(134)	—	12	(CC)	(122)	—	(122)
Total other income (expense)	(134)	839	(827)		(122)	—	(122)

Net loss	$(8,045)	$(1,209)	$(943)		$(10,197)	$—	$(10,197)

Basic and diluted net loss per share	$(0.32)

Basic and diluted net loss per share, common stock		$(0.14)

Weighted average number of common shares outstanding, basic and diluted					18,240,701		18,070,436

Net loss per common share, basic and diluted					$(0.56)		$(0.56)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share data)

(1)    Derived from the audited statement of operations of Cognos for the year ended December 31, 2022.

(2)    Derived from the audited statement of operations of Nocturne for the year ended December 31, 2022.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

(BB) Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

(CC) Represents an adjustment to eliminate interest expense after giving effect to the conversion of debt at the Business Combination as if it had occurred on January 1, 2022.

(DD) Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry (F) above in the aggregate amount of $0.2 million for the direct, incremental costs of the Business Combination expected to be incurred by Nocturne, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the combined company beyond 12 months after the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Cognos has been determined to be the accounting acquirer, primarily due to the fact that Cognos shareholders will continue to control the Combined Company. Under this method of accounting, although Nocturne will acquire all of the outstanding equity interests of Cognos in the Business Combination, Nocturne will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cognos issuing stock for the net assets of Nocturne, accompanied by a recapitalization. The net assets of Nocturne will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cognos.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Business Combination and related transactions occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        Nocturne’s unaudited condensed consolidated balance sheet as of September 30, 2023 and the related notes for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus/consent solicitation; and

•        Cognos’ unaudited condensed balance sheet as of September 30, 2023 and the related notes for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        Nocturne’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation; and

•        Cognos’ unaudited condensed statement of operations for the nine months ended September 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•        Nocturne’s audited consolidated statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation; and

•        Cognos’ audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Nocturne Public Shares:

•        Assuming Minimum Redemptions:    This presentation assumes that, after the redemptions of 9,515,920 Public Shares in October 2022 (the “October 2022 Redemptions”), the redemptions of 132,664 Public Shares in April 2023 (the “April 2023 Redemptions”) and the redemptions of 332,591 Public Shares in January 2024 (the “January 2024 Redemptions”), no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions:    This presentation assumes that, after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, 170,265 Public Shares are redeemed for aggregate redemption payments of $2.0 million, assuming a $11.58 per share redemption price.

The Business Combination Agreement contains two conditions to the Closing that, at the Closing, (1) Nocturne shall have the Minimum Cash Amount equal to or greater than $10 million, and (2) Nocturne shall have at least $5,000,001 of net tangible assets after the redemption of Nocturne Public Shares (assuming the NTA Amendment is not approved at the NTA Meeting). This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the contractual maximum redemptions. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

If more than 170,265 Public Shares are redeemed, the Minimum Cash condition is not expected to be met.

In the event that Nocturne does not satisfy the Minimum Cash condition, Cognos, in its sole discretion, can elect to waive compliance with such condition.

In the event that Nocturne does not satisfy the net tangible assets condition and such condition is not waived by each of Cognos and Nocturne, Nocturne would not be permitted to proceed with the Business Combination.

If the above two conditions are waived, an additional 1,348,560 Public Shares may be redeemed. Therefore, there is no guarantee that, immediately following the Closing, the Combined Company will have some or all of the $10 million.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Nocturne believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Nocturne believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of Nocturne and Cognos.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Nocturne has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Cognos and Nocturne have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not necessarily reflect the deferred taxes of the Combined Company as a result of the Business Combination. Upon Closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the total U.S. and state deferred tax assets given the history of net operating losses and valuation allowance of Cognos as the recoverability of the tax assets is uncertain.

The following tables represent the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Nocturne Public Shares:

(in thousands, except share and per share data)	As of and for the nine months ended September 30, 2023
	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
Net loss	$(5,337)	$(5,337)
Stockholders’ equity	4,919	2,947
Weighted average shares outstanding of common stock(1)	18,240,701	18,070,436
Net loss per common share, basic and diluted	$(0.29)	$(0.30)
Book value per share	$0.27	$0.16

	For the nine months ended September 30, 2023
	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
Weighted average shares outstanding – basic and diluted
Cognos stockholders	10,970,201	10,970,201
Nocturne Public Stockholders	2,668,825	2,498,560
Initial Stockholders and related parties	2,101,675	2,101,675
Helena	2,500,000	2,500,000
Total	18,240,701	18,070,436

____________

(1)      For the purposes of calculating diluted earnings per share, the 161,360 shares underlying the Cognos Options, the 48,080 shares underlying the Cognos Warrants, and the 61,678 shares underlying the additional Cognos Warrants, should have been assumed to have been exercised. However, since such assumption and including the Cognos Options and Cognos Warrants in the calculation would have resulted in a higher per share amount (such result, “anti-dilution”), the effect of such exercise was not included in calculation of diluted loss per share.

	For the year ended December 31, 2022
	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
Net loss	$(10,197)	$(10,197)
Weighted average shares outstanding of common stock(1)	18,240,701	18,070,436
Net loss per common share, basic and diluted	$(0.56)	$(0.56)
	For the year ended December 31, 2022
	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
Weighted average shares outstanding – basic and diluted
Cognos stockholders	10,970,201	10,970,201
Nocturne Public Stockholders	2,668,825	2,498,560
Initial Stockholders and related parties	2,101,675	2,101,675
	2,500,000	2,500,000
Total	18,240,701	18,070,436

____________

(1)      For the purposes of calculating diluted earnings per share, the 161,360 shares underlying the Cognos Options, the 48,080 shares underlying the Cognos Warrants, and the 61,678 shares underlying the additional Cognos Warrants, should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for Nocturne and Cognos on a stand-alone basis and the unaudited pro forma combined share information for the nine months ended September 30, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming (i) after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, no Public Stockholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, the Public Shareholders exercise their redemption rights with respect to a maximum of 170,265 Public Shares, or approximately $11.58 per share or $2.0 million. The maximum redemption amount reflects the maximum number of Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement. This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of Nocturne and Cognos and the historical financial statements and related notes of each of Nocturne and Cognos, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Nocturne and Cognos is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Nocturne and Cognos consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Nocturne and Cognos would have been had Nocturne and Cognos consummated a business combination during the periods presented.

	Cognos (Historical)	Nocturne (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Contractual Redemptions)
As of and for the Nine Months Ended September 30, 2023
Book (deficit) value per share(1)	$(0.39)	$(2.12)	$0.27	$0.16
Weighted average shares outstanding – basic and diluted	25,348,595	5,240,497	18,240,701	18,070,436
Net loss per share – basic and diluted	(0.15)	$(0.19)	$(0.29)	$(0.30)

____________

(1)      The book (deficit) value per share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

	Cognos (Historical)	Nocturne (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Contractual Redemptions)
For the Year Ended December 31, 2022
Weighted average shares outstanding – basic and diluted	25,402,083	8,901,159	18,240,701	18,070,436
Net loss per share – basic and diluted	$(0.32)	$(0.14)	$(0.56)	$(0.56)

INFORMATION ABOUT NOCTURNE

General

We are a blank check company incorporated on October 28, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, such as the Business Combination.

Initial Public Offering

On April 5, 2021, we consummated our initial public offering of 10,000,000 public units. On April 14, 2021, the underwriters exercised their over-allotment option in full and purchased 1,500,000 additional public units. Each public unit consists of one ordinary share and one right to receive one-tenth of an ordinary share upon consummation of our initial business combination. The public units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $115,000,000.

Simultaneously with the closing of the initial public offering, we completed the private sale of an aggregate of 450,000 private placement units to our Sponsor at a purchase price of $10.00 per private placement unit, generating gross proceeds of $4,500,000. On April 14, 2021, simultaneously with the exercise of the over-allotment option, we consummated a private sale of an additional 15,000 private placement units, generating gross proceeds of $150,000.

A total of $116,150,000, comprised of the proceeds from the initial public offering and the sale of the private placement units, was placed in the trust account maintained by Continental, acting as trustee.

It is the job of our Sponsor and management team to complete our initial business combination. Our management team is led by Henry Monzon, our Chairman and Chief Executive Officer, Ka Seng (Thomas) Ao, our Chief Financial Officer, and Haoyu Lin, our Chief Strategy Officer, who have extensive international experience in disruptive technologies, business operations, investments and merger and acquisition transactions. We must complete our initial business combination by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023). If our initial business combination is not consummated by such date, then our existence will terminate, and we will distribute all amounts in the trust account.

Business Strategy and Business Combination Criteria

Our business strategy has been to identify and consummate an initial business combination with a target company that boasts disruptive or pioneering technology products (such as Cognos’ SINNAIS™ Implantable Smart Pump). We have developed the following guidelines that we believe are important when evaluating prospective target businesses. We use these criteria and guidelines in evaluating acquisition opportunities:

•        Companies with operations or prospects in the disruptive technology sector.    Based upon our management team’s experience, we believe we have a competitive advantage and excellent access to investment opportunities when negotiating a business combination with potential targets in the sector, such as Cognos.

•        Companies that are fundamentally sound and have the potential for improved performance under our ownership.    Our management team’s experience in target sectors will create opportunities to enhance the operational efficiencies and revenue of the target business, while potentially generating higher returns for our investors.

•        Significant growth opportunities.    Apart from strong organic growth potential, we look for companies that could meaningfully accelerate growth through geographic expansion, business combinations and disruptive or pioneering products (such as Cognos’ SINNAIS™ Implantable Smart Pump).

•        Market leaders.    Our targets should have a leading presence across a segment or industry or have leading product or technology capabilities.

•        Appropriate valuations.    We intend to be a disciplined and valuation-centric investor that will invest on terms that we believe are attractive relative to market comparables that provide significant upside potential.

Based on our due diligence investigations of Cognos and the industry in which it operates, including the financial and other information provided by Cognos during the course of our negotiations, we believe that Cognos meets the criteria and guidelines listed above. Please see the section titled “The Special Meeting — Recommendation of Our Board of Directors” and “The Business Combination — Nocturne’s Board’s Reasons for Approval of the Business Combination” for additional information.

Initial business combination

Nasdaq rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable) at the time of our signing a definitive agreement in connection with our initial business combination. Based on the financial analysis of Cognos generally used to approve the transaction, the Nocturne Board determined that this requirement was met. See the section of this proxy statement/prospectus titled “Satisfaction of 80% Test” for additional information.

We have filed a Registration Statement on Form 8-A with the SEC to register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of the Business Combination. We will have until March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023).

Status as a public company

We believe our structure makes us an attractive business combination partner to Cognos. As an existing public company, we offer Cognos an alternative to the traditional initial public offering through a merger or other business combination. Although there are various costs and obligations associated with being a public company, we believe Cognos will find this method a more certain and cost-effective method to becoming a public company than the typical initial public offering. In a typical initial public offering, there are additional expenses incurred in marketing, road show and public reporting efforts that may not be present to the same extent in connection with a business combination with us.

Furthermore, once a proposed business combination is completed, Cognos will have effectively become public, whereas an initial public offering is always subject to the underwriters’ ability to complete the offering, as well as general market conditions, which could delay or prevent the offering from occurring. Once public, we believe Cognos will have greater access to capital and an additional means of providing management incentives consistent with shareholders’ interests. In addition, we believe Cognos will be able to offer additional benefits to its shareholders by identifying potential new customers and business partners and attracting talented employees.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups (“JOBS”) Act. We will remain an emerging growth company until the earlier of (1) (a) December 31, 2026, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of 60 days after the end of Nocturne’s fiscal year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Financial position

As of January 31, 2024, Nocturne had at least seventeen million eight hundred fifty-three thousand and eight hundred sixty-nine dollars ($17,853,869) in its Trust Account with Continental Stock Transfer & Trust Company (“Continental”), with such funds invested in United States government securities meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, and held in trust by Continental pursuant to our Trust Agreement with Continental.

Indemnity

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only third parties we currently expect to engage would be vendors such as lawyers, investment bankers, computer or information and technical services providers or prospective target businesses. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy their indemnity obligations and believe that our Sponsor’s only assets are securities of our company. We have not asked our Sponsor to reserve for such obligations.

Employees

We currently have two (2) officers. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that our officers or any other members of our management team will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Periodic reporting and financial information

Our public units, ordinary shares and rights are registered under the Exchange Act and, as a result, we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public auditors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the earliest of (a) December 31, 2026, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of 60 days after the end of Nocturne’s fiscal year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Our executive offices are located at 200 Spectrum Center Dr, Irvine, CA 92618, and our telephone number is (650) 935-0312.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, any such future litigation could have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

On August 23, 2023, a purported shareholder of Nocturne sent a demand letter to Nocturne’s counsel, alleging that the registration statement on Form S-4 filed by Nocturne on August 15, 2023 omitted certain information related to the Business Combination and demanding that certain supplemental corrective disclosures be made to address the alleged deficiencies. We believe the demand letter is without merit, and if any additional demands are served, absent new or different allegations that are material, we will not necessarily announce such additional demands.

MANAGEMENT OF NOCTURNE

Directors and Officers

Our board of directors consists of seven members. Each of our directors holds office for a two-year term, and the appointment, removal or designation of any member of the board of directors prior to our initial business combination requires the unanimous approval of the managers of our Sponsor. Subject to any other special rights applicable to the shareholders, any vacancies on our Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our Board. Our Board held one meeting in 2022.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our charter as it deems appropriate.

The directors and executive officers of the Company are as follows:

Name	Age	Position
Henry Monzon	49	Director, Chairman and Chief Executive Officer
Ka Seng (Thomas) Ao	34	Director, Chief Financial Officer
Haoyu Lin	35	Director, Chief Strategy Officer
Simon Choi	62	Director
Derek Yiyi Feng	56	Director
Ka Lok (Ivan) Wong	46	Director
Giuseppe Mangiacotti	35	Director

The experience of our directors and executive officers is as follows:

Henry Monzon has served as our Chairman and Chief Executive Officer since inception. Mr. Monzon has served as Chairman, CEO & Co-Founder of Katena Computing Technologies, a bitcoin technology company backed by Jaan Tallinn (co-founder of Skype) and executives of Qualcomm Incorporated (Nasdaq: QCOM), since January 2020. Since May 2020, Mr. Monzon has also served as the Chief Financial Officer of Luminous Computing, a moonshot artificial intelligence technology company, prior to which he served as an advisor to the company from October 2019 to May 2020. Luminous’ investors include Luke Nosek of Gigafund and Ali Partovi of Neo and has recently completed a significant Series-A round financing with $100 million committed. Prior to Luminous and Katena, Mr. Monzon served, from March 2018 to March 2019, as the Chief Revenue Officer of Bitfury Group, a European-based blockchain technology company. Mr. Monzon led significant revenue growth in 2018 during his tenure as Chief Revenue Officer at Bitfury. While there, Mr. Monzon led the strategic re-positioning of the company in order to serve institutional investors and oversaw various bitcoin data center operations in North America, Iceland, Norway, Georgia and Central Asia. In North America, Mr. Monzon supported the expansion of Hut 8 mining, one of the largest publicly listed bitcoin mining companies in the world (TSX: HUT), with close to 1000 Petahash of production in more than 100MW operations. From January 2017 to August 2019, Mr. Monzon served as Strategic Partner of Hyperloop Transportation Technologies, Inc., a transportation and technology company. From 1998 to 2017, Mr. Monzon held various roles at Qualcomm, including engineering, program and product management, and executive business development roles. Mr. Monzon led the adoption and growth of Qualcomm’s Snapdragon chipsets with global customers and partners in Long Term Evolution (LTE) ecosystem such as Original Equipment Manufacturers (OEM), Original Design Manufacturer’s (ODM), retailers and technology partners in various regions including in North America, Latin America, Europe and Asia. Mr. Monzon received a B.S., Cum Laude, in Electrical Engineering from Florida Atlantic University, and Executive Education from Wharton and Stanford. Mr. Monzon is well qualified to serve as our director due to his deep industry expertise in blockchain, bitcoin mining and artificial intelligence ecosystems.

Ka Seng (Thomas) Ao has served as our Chief Financial Officer and a Director since inception. Mr. Ao has extensive experience with M&A transactions and financial leasing. Mr. Ao has served as the Chief Executive Officer of MCL Financial Leasing, a provider of financial leasing services for bitcoin mining facilities, since January 2020. MCL Financial Leasing works closely with mining hardware manufacturers including Bitmain, MicroBT and Canaan (Nasdaq: CAN). Since September 2018, Mr. Ao has served as the director of Mindfulness

Capital Management Limited, a venture capital fund that focuses on early-stage technology companies and an investor in our Sponsor. From January 2016 to September 2018, Mr. Ao served as Vice President of HF Venture, an asset management firm that manages M&A funds for multiple listed companies in the industrial sector including Kingsignal Technology Co Ltd (SHE: 300252) and Anhui Zhongding Sealing Parts Co., Ltd. (SHE: 000887). From October 2010 to December 2015, Mr. Ao served as Vice President of Auone Electronic, a thermostats manufacturer that supplies Fortune 500 brands including Panasonic (OTCMKTS: PCRFF), Philips, and Schneider Electric (OTCMKTS: SBGSF). Mr. Ao received a B.A. in Philosophy from the University of Southern California and received an MBA from Yonsei University. We believe Mr. Ao is well qualified to serve as our director due to his extensive experience in the financial industry.

Haoyu (Liz) Lin has served as our Chief Strategy Officer and a Director since February 2024. Ms. Lin has extensive experience with asset management and wealth management. Since April 2022, Ms. Lin served as Associate Director of OnePlatform Wealth Management Limited, owned by AGBA Group Holding Limited (Nasdaq: AGBA). She has also served as Associate Director of OnePlatform Asset Management Limited since October 2023. Since September 2011, Ms. Lin has served as Associate Director of Convoy Global Holding Ltd. She received her B.A. from Wuhan University, M.A. from Hong Kong Baptist University and M.B.A. from Tsinghua University. We believe Ms. Lin is well qualified to serve as our director due to her extensive experience in the financial industry.

Simon Choi has served as one of our independent directors since December 16, 2021. Mr. Choi has more than 30 years of international management experience. Mr. Choi has served as the head of the international department of Guangdong Liangma law firm, since May 2018. Mr. Choi was the general counsel of TCL Multimedia, heading its global legal centre from February 2005 to November 2014. Mr. Choi served as a senior lecturer at the Hong Kong Polytechnic University from October 2001 to July 2006, at the Hong Kong Baptist University from October 1989 to July 2005, and at the Open University of Hong Kong from October 1998 to July 2005. Mr. Choi is an independent non-executive director of Boyaa Interactive International Limited, China Wan Tong Yuan (Holdings) Limited and an executive director for Imperium Financial Group Limited. Mr. Choi was appointed as an adjunct professor of law by Zhongnan University of Economics and Law from June 2013 to June 2017. Mr. Choi holds an LL.B. from the Peking University Law School and an LL.M. from the University of London.

Derek Yiyi Feng has served as one of our independent directors since January 10, 2022. Mr. Feng has served, from January 2019 to May 2020, as the Chief Executive Officer of Bright Scholar Education Holdings Ltd. (NYSE: BEDU), an education company headquartered in China with K-12 schools worldwide. Prior to joining Bright Scholar, from January 2017 to December 2018, Mr. Feng served as co-founder of Kidsmile Dental, a chain of premium children orthodontics clinics in China. From October 2014 to October 2016, Mr. Feng served as the Chief Executive Officer of Global Education & Technology Group. From December 2011 to September 2014, Mr. Feng served as Chairman and Interim Chief Executive Officer of ChinaCast Education Corporation, an education and e-learning service provider. From October 2007 to April 2011, Mr. Feng served as the Executive Vice President, Strategy, Planning and Operations at Knowledge Universe, Inc. Prior to joining Knowledge Universe, Mr. Feng spent eight years at the General Electric Company (NYSE: GE) in the United States. Mr. Feng received a B.A. in Industrial Automation from Tsinghua University and an MBA from the University of California, Los Angeles.

Ka Lok (Ivan) Wong has served as one of our independent directors since January 10, 2022. Mr. Wong has served, since May 2013, as the Managing Director of Wyndham Capital, a wholly owned subsidiary of Peterson Group, a private Hong Kong based family office with a portfolio of investments, including special situation, private equity, and structured finance investments, as well as property investments in Asia, Europe and North America. Mr. Wong is responsible for the group’s alternative investments globally and across all asset classes. From June 2011 to May 2013, Mr. Wong served as an investment professional with ICBC International Holdings Limited, the principal investment arm of Industrial and Commercial Bank of China (ICBC) in Hong Kong. From November 2007 to June 2011, Mr. Wong served as an investment manager for Argyle Street Management Limited, an Asia-based hedge fund. Mr. Wong is a member of the American Institute of Certified Public Accountants. Mr. Wong received a B.B.A. with a concentration in Financial Engineering from the Chinese University of Hong Kong.

Giuseppe Mangiacotti has served as one of our independent directors since January 10, 2022. Mr. Mangiacotti has over ten years of experience working in finance with multi-national public corporations. Since November 2019, Mr. Mangiacotti has served as a senior finance manager at Microsoft (Nasdaq: MSFT). From August 2017 to November 2019, Mr. Mangiacotti served as controller at Microsoft. From May 2016 to August 2016, Mr. Mangiacotti served as a senior financial analyst at Amazon (Nasdaq: AMZN). Prior to Amazon, Mr. Mangiacotti served as a senior financial analyst at Guess (NYSE: GES) from December 2010 to June 2015. Mr. Mangiacotti holds a B.S. from the University of Southern California and an MBA from Yale University.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Choi, Wong and Feng serve as members of our audit committee, and Mr. Choi serves as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under the Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. The audit committee did not hold any meetings in 2021, 2022 or 2023.

Each member of the audit committee is financially literate and our Board has determined that Mr. Choi qualifies as an “audit committee financial expert” as defined in the applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Board. Messrs. Wong and Choi serve as members of our compensation committee and Mr. Wong serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under the Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any is paid by us), evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees; and

•        producing a report on executive compensation to be included in our annual proxy statement.

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses and as set forth below, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates for any services they render in order to complete an initial business combination with Cognos. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

No director serving on the Board’s compensation committee was an officer or employee of the Company in 2021 or 2022. In addition, no executive officer of the Company serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or its compensation committee.

Corporate Governance

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Choi, Piracha and Feng. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Shareholders seeking to bring business before Nocturne’s 2023 annual general meeting or to nominate candidates for appointment as directors of the Board at the 2023 annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date which is the one-year anniversary of when this proxy statement/prospectus was first distributed to shareholders. Directors are elected for a term of two years. Hence, unless a vacancy arises (whether due to a director’s death, retirement or resignation or because the Board decides to increase the number of directors), there will be no available seats at the Board at the 2023 annual meeting.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Shareholder Communication with the Board of Directors

We welcome all feedback from shareholders and take such feedback into consideration as we review and evolve our practices and disclosures. Any shareholder wishing to communicate with the Board should direct their communication to the attention of Ka Seng (Thomas) Ao, our Chief Financial Officer, at Nocturne Acquisition Corporation, P.O. Box 25739, Santa Ana, CA 92799; Email: thomas@nocturnecorp.com.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, we will provide you with a copy of the Code of Ethics without charge upon request. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Policy Regarding Hedging of Our Ordinary Shares

The Company does not currently have a policy against hedging.

Director and Executive Officer Compensation

Compensation

None of our directors or officers have received any cash compensation for services rendered to us, and as a result we do not have a compensation program for our directors or officers at this time. Accordingly, we have not included a Compensation Committee Report or a Compensation Discussion and Analysis in this proxy statement/prospectus.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company. The amount of such compensation is not currently known, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee comprised solely of independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may have influenced our management’s motivation in identifying the target business, but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with the initial business combination. We are not party to any agreements with our officers or directors that provide for benefits upon termination of employment.

Administrative Services & Expense Reimbursement

Commencing on March 30, 2021 through the earlier of the consummation of our initial business combination and our liquidation, pursuant to an Administrative Services Agreement we pay our Sponsor a total of $10,000 per month for office space, administrative and support services.

Our Sponsor, officers and directors, or any of their respective affiliates, are entitled to be reimbursed for certain bona-fide, documented out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will also review, on a quarterly basis, all payments that were made to our Sponsor, officers, directors or our or their affiliates.

Certain Relationships and Related Transactions

Founder Shares

In November 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 founder shares. The founder shares included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any public shares in the IPO and excluding the private placement shares). As a result of the underwriters’ election to fully exercise their over-allotment option on April 14, 2021, no founder shares are currently subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of nine months after the date of the consummation of a business combination and the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a business combination and, with respect to the remaining 50% of the founder shares, nine months after the date of the consummation of a business combination, or earlier in each case if, subsequent to a business combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 30, 2021, through the earlier of the Company’s consummation of a business combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. The accrued balance of these fees totaled $300,000 and $210,000 as of September 30, 2023 and December 31, 2022, respectively.

Related Party Promissory Notes

On November 16, 2020, the Company issued to the Sponsor an unsecured promissory note (the “Promissory Note”) pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (ii) the consummation of the IPO. The outstanding balance under the Promissory Note was repaid in its entirety at the closing of the IPO. Borrowings are no longer available under the Promissory Note.

On April 5, 2022, the Company issued a $1,150,000 promissory note (the “First Extension Note”) with Mindfulness Capital Management Limited, a Cayman Islands exempted company controlled by Ka Seng (Thomas) Ao and an investor in our Sponsor (“Mindfulness”), in consideration for $1,150,000 being deposited in the trust account (the “First

Extension Payment”) for the purpose of extending the Combination Period to July 5, 2022 (the “First Extension”). The First Extension is the first of the two three-month extensions permitted under the Company’s governing documents. The First Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the business combination is consummated and (ii) the date of the liquidation of the Company.

On July 5, 2022, an aggregate of $1,150,000 (the “Second Extension Payment”) was deposited by Mindfulness, a Cayman Islands exempted company controlled by Ka Seng (Thomas) Ao and an investor in our Sponsor, into the trust account for the public shareholders, representing $0.10 per public share, to enable the Company to extend the period of time it has to consummate its initial business combination by three months, from July 5, 2022 to October 5, 2022 (the “Second Extension”). The Second Extension is the second of the two three-month extensions permitted under the Company’s governing documents. In connection with the Second Extension Payment and Second Extension, the Company issued to Mindfulness an unsecured promissory note (the “Second Extension Note”) having a principal amount equal to the amount of the Second Extension Payment. The Second Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the business combination is consummated and (ii) the date of the liquidation of the Company.

On July 6, 2022, the Company issued a $280,000 promissory note (the “Third Note”) to Mindfulness. The Third Note is non-interest bearing and due upon the earlier of the consummation of the business combination or the date of Company’s liquidation.

As of September 30, 2023 and December 31, 2022, the Company had an outstanding balance of $2,579,979 under the Promissory Notes. It is expected that the Company may issue additional instruments similar to the Promissory Notes in connection with the additional extensions of the deadline for completing a business combination, as further described in the March Proxy Statement and the Company’s other filings with the SEC. The Promissory Notes will be converted to Nocturne Common Stock upon the consummation of the Business Combination. However, if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), the balance under the Promissory Notes will likely not be repaid.

Advances from Related Party

The Company’s total for advances from related parties for working capital purposes was $2,754,750 and $1,040,050 as of September 30, 2023 and December 31, 2022, respectively. Such advances were provided by Mindfulness, a Cayman Islands exempted company controlled by Ka Seng (Thomas) Ao and an investor in our Sponsor. The advances are non-interest bearing and are due on demand. There are no written agreements associated with such advances. All the advances will be converted to Nocturne Common Stock upon the consummation of the Business Combination. We estimate that approximately 608,175 shares of Nocturne Common Stock will be issued to Mindfulness. However, if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), the advances from related parties will likely not be repaid.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company will repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the trust account. In the event that a business combination does not close, the Company may use a portion of the proceeds held outside the trust account to repay the Working Capital Loans; but, no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon the consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into units of the post-business combination entity at a price of $10.00 per unit. The units would be identical to the private placement units. As of September 30, 2023 and December 31, 2022, there were no amounts outstanding under the Working Capital Loans.

On October 27, 2021, the Sponsor committed to provide the Company with an aggregate of $150,000 in loans through October 5, 2022. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. If the Company does not consummate a business combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the trust account to repay such loans. As of September 30, 2023 and December 31, 2022, there were no loans issued under this commitment.

Related Party Transactions Policy

We have adopted a Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Nocturne. A form of the Code of Ethics that we adopted prior to the consummation of our initial public offering is filed as an exhibit to the registration statement for our initial public offering.

In addition, our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee charter is filed as an exhibit to the registration statement for our initial public offering. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that our initial business combination is fair to Nocturne from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination. However, the following payments may be made to our Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of our initial public offering held in the trust account prior to the completion of our initial business combination:

•        Repayment of up to an aggregate of up to $300,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses.

•        Ongoing payment to our Sponsor of $10,000 per month (in the aggregate total amount of $300,000 as of September 30, 2023) for office space, utilities and secretarial and administrative support.

•        Reimbursement may be made for certain out-of-pocket expenses related to identifying, investigating and completing an initial business combination.

•        Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender.

•        Repayment of loans which may be provided by our Sponsor and its affiliates and its designees. The loans will be an aggregate of $150,000 in a non-interest bearing and unsecured form.

•        Repayment of loans in total of $2,300,000 for extensions of time of the initial business combination, which partially or wholly may alternatively be converted into units at a price of $10.00 per unit at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of Nocturne or its subsidiaries or any other individual having a relationship which in the opinion of the Nocturne’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Choi, Piracha, Feng, Wong and Mangiacotti are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee will be entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of December 29, 2023 based on information obtained from the persons named below, with respect to the beneficial ownership of ordinary shares, by:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•        each of our executive officers and directors that beneficially owns our ordinary shares; and

•        all our executive officers and directors as a group.

In the table below, percentage beneficial ownership is based on shares outstanding, which reflects the number of our ordinary shares issued and outstanding as of December 29, 2023 plus the number of our units (each of which consists of one ordinary share and a right). However, please note that under our charter, only our ordinary shares, not our units, are entitled to vote at the Special Meeting, and so the beneficial ownership percentages reflected below are not directly correlative with the actual voting power of each person listed below at the Special Meeting.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of ordinary shares beneficially owned by them.

	Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class
Nocturne Sponsor, LLC(2)(3)	3,340,000	64.3%
Henry Monzon(4)	—	—
Ka Seng (Thomas) Ao(2)(3)	3,340,000	64.3%
Simon Choi	—	—
Kashan Zaheer Piracha(4)	—	—
Derek Yiyi Feng	—	—
Ka Lok (Ivan) Wong	—	—
Giuseppe Mangiacotti	—	—
All officers and directors as a group (7 individuals)(2)	3,340,000	64.3%
683 Capital Partners, LP(5)	950,000	18.3%
Feis Equities LLC(6)	524,055	10.1%
Sea Otter Advisors LLC(7)	296,600	5.7%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 200 Spectrum Center Dr, Irvine, CA 92618.

(2)      Interests shown consist of founder shares, classified as ordinary shares, and the ordinary shares held as a constituent part of the private placement units acquired by the Sponsor in a private placement on March 30, 2021.

(3)      Ka Seng (Thomas) Ao, our Chief Financial Officer and a director, controls the managing member of our Sponsor, and as such may be deemed to beneficially own shares held by our Sponsor by virtue of his control over our Sponsor. Mr. Ao disclaims beneficial ownership of the ordinary shares held by our Sponsor other than to the extent of any pecuniary interest in such shares the fact that Mr. Ao is also party to a Promissory Note, effective as of February 28, 2023, in the amount of $300,000, a Warrant Agreement, effective as of February 28, 2023, a Convertible Note, effective as of January 30, 2024, in the amount of $50,000, and a Warrant Agreement, effective as of January 30, 2024, in connection with providing bridge financing for Cognos. Pursuant to the Convertible Note and Warrant Agreements, Mr. Ao may become entitled to receive 4,129 shares in connection with the conversion of the Convertible Note and 19,737 shares of Nocturne common stock underlying the 80,000 Cognos Warrants based on a common exchange ratio of 0.31381 and the treasury method of accounting after the consummation of the Business Combination. Such shares are not represented in this beneficial ownership table.

(4)      Each of these individuals holds a direct or indirect interest in our Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)      According to a Schedule 13G filed with the SEC on April 12, 2021, 950,000 ordinary shares were owned beneficially by 683 Capital Partners, LP (“LP”), and may be deemed beneficially owned by the investment manager of 683 Capital Management, LLC and its Managing Member, Ari Zweiman. The principal business address for each reporting person is 3 Columbus Circle, Suite 2205, New York, NY 10019. However, we understand that certain of these shares may have been redeemed by LP since LP’s most recent filing on Schedule 13G.

(6)      According to a Schedule 13G/A filed with the SEC on February 6, 2023, Feis Equities LLC (“Feis Equities”) and Lawrence Feis beneficially own 524,055 ordinary shares. The business address for each such person is 20 North Wacker Drive, Suite 2115, Chicago, Illinois 60606. However, we understand that certain of these shares may have been redeemed by Feis Equities since Feis Equities’ most recent filing on Schedule 13G.

(7)      According to a Schedule 13G filed with the SEC on January 13, 2022, Sea Otter Advisors LLC (“Sea Otter”) may be deemed the beneficial owner of 296,000 ordinary shares. Sea Otter serves as the investment advisor to Sea Otter Trading LLC. The business address of Sea Otter is 107 Grand Street, 7th Floor, New York, New York 10013.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the A&R Memorandum and Articles or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law.

In addition, under the Company’s A&R Memorandum and Articles, except to the extent expressly assumed by contract, and to the fullest extent permitted by applicable law, the directors and officers of the Company have no duty to communicate or offer any corporate opportunity to Nocturne and shall not be liable to Nocturne or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires a corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Nocturne. As such, Nocturne has renounced any interest or expectancy that it has in, or right to be offered an opportunity to participate in, any business opportunities that may be a corporate opportunity for both Nocturne and its management. The conflict of interest described above did not prevent our directors and officers from presenting appropriate acquisition targets to Nocturne during our search for a company with which to complete a business combination. This conflict of interest did not otherwise impact our search for an acquisition target outside of presenting appropriate acquisition targets to Nocturne.

The references to Cayman Islands law or potential business combination transactions in the description of the conflicts of interests that directors may have assume that the Business Combination is not completed.

Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

We are not prohibited from pursuing a business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm, or from an independent accounting firm, that such a business combination is fair to Nocturne from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by Nocturne any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our business combination. Further, commencing on the date our securities are first listed on Nasdaq, we will also reimburse our Sponsor for office space and administrative support services provided to us in the amount of $25,000 per month.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In the event that we submit our business combination to our public shareholders for a vote, our Non-Redeeming Sponsor-Related Shareholders, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any founder shares held by them (and their permitted transferees will agree) and any public shares purchased during or after our IPO in favor of our business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our A&R Memorandum and Articles provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We maintain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we complete a business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Fees and Services

The following is a summary of fees paid or to be paid to Marcum LLP, or Marcum, our independent public accounting firm for services rendered.

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2022 and the year ended December 31, 2021 totaled $87,818 and $86,520, respectively. The foregoing amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the year ended December 31, 2022 and the year ended December 31, 2021.

Tax Fees.    We did not pay Marcum for tax planning and tax advice for the year ended December 31, 2022 and the year ended December 31, 2021.

All Other Fees.    We did not pay Marcum for other services for the year ended December 31, 2022 and the year ended December 31, 2021.

Our audit committee has determined that the services provided by Marcum are compatible with maintaining the independence of Marcum as our independent registered public accounting firm.

NOCTURNE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Nocturne included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus titled “Risk Factors” and “General Information-Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Nocturne and its subsidiaries prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated in the Cayman Islands on October 28, 2020, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash derived from the proceeds of our initial public offering and the sale of the private placement units, our shares, or debt, or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through September 30, 2023 were organizational activities, those necessary to prepare for our initial public offering, described below, and subsequent to our initial public offering, identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting, and auditing compliance), as well as for due diligence in connection with an initial business combination.

For the three months ended September 30, 2023, we had a net loss of $568,926, which consisted of operating costs of $767,991, offset by income earned on marketable securities held in the Trust Account of $199,065.

For the nine months ended September 30, 2023, we had a net loss of $988,286, which consisted of operating costs of $1,646,167, offset by income earned on marketable securities held in the Trust Account of $657,881.

For the three months ended September 30, 2022, we had net loss of $494,782, which consisted of operating costs of $1,029,333, offset by interest earned on marketable securities held in the Trust Account of $534,551.

For the nine months ended September 30, 2022, we had a net loss of $687,227, which consisted of operating costs of $1,391,682, offset by income earned on marketable securities held in the Trust Account of $704,455.

For the year ended December 31, 2022, we had a net loss of $1,208,280, which consists of $2,047,534 of operating and formation costs offset by interest earned on our marketable securities held in the trust account of $839,254.

For the year ended December 31, 2021, we had a net loss of $710,157, which consists of $717,764 of operating and formation costs offset by interest earned on our marketable securities held in the trust account of $7,607.

For the period from October 28, 2020 (inception) through December 31, 2020, we had a net loss of $5,600 which consisted of operating and formation costs.

Liquidity, Capital Resources and Going Concern

For the period from October 28, 2020 (inception) to December 31, 2020 we had cash of $0 and a working capital deficit of $130,600. Cash used in operating activities was $600. Net loss of $5,600 was affected by formation costs related to founder shares issuance of $5,000.

As of March 31, 2021, we had cash of $0 and a working capital deficit of $447,047. Cash used in operating activities was $0 and net income of $0 was not affected.

On April 5, 2021, we completed our initial public offering of 10,000,000 units, at $10.00 per unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of our initial public offering, we completed the sale of 450,000 private placement units at a price of $10.00 per private placement unit in a private placement to the Sponsor, generating gross proceeds of $4,500,000.

On April 14, 2021, in connection with the underwriters’ exercise of their over-allotment option in full, we consummated the sale of an additional 1,500,000 units at a price of $10.00 per unit, generating total gross proceeds of $15,000,000. In addition, we also consummated the sale of an additional 15,000 private placement units at $10.00 per private unit, generating total gross proceeds of $150,000.

Following the initial public offering, the full exercise of the over-allotment option and the sale of the private placement units, a total of $116,150,000 was placed in the trust account. We incurred $6,597,115 of transaction costs, consisting of $2,000,000 of underwriting fees, $4,025,000 of deferred underwriting fees, and $572,115 of other offering costs.

As of June 30, 2021, we had cash of $584,969 and working capital of $720,332. For the six months ended June 30, 2021 cash used in operating activities was $362,316. Net loss of $223,294 was affected by interest earned in marketable securities held in the Trust Account of $3,659. Changes in operating assets and liabilities used $135,363 in cash.

As of December 31, 2021 we had cash of $384,505. We used these funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial business combination. As of December 31, 2021 we had working capital of $229,521. For the year ended December 31, 2021, cash used in operating activities was $562,780. Net loss of $710,157 was affected by interest earned on marketable securities held in the Trust Account of $7,607. Changes in operating assets and liabilities provided $154,984 in cash.

As of December 31, 2022 we had cash of $47,373 and a working capital deficit of $4,518,013. For the year ended cash used in operating activities was $1,257,161. Net loss of $1,208,280 was affected by interest earned on marketable securities held in the Trust Account of $839,254. Changes in operating assets and liabilities provided $790,373 in cash.

For the nine months ended September 30, 2023, net cash used in operating activities was $944,562. Net loss of $988,286 was affected by income earned on marketable securities held in Trust Account of $657,881. Changes in operating assets and liabilities provided $701,605 of cash for operating activities.

For the nine months ended September 30, 2022, net cash used in operating activities was $612,449. Net loss of $687,227 was affected by income earned on marketable securities held in Trust Account of $704,455. Changes in operating assets and liabilities used $779,233 of cash for operating activities.

As of September 30, 2023, we had cash of $17,461. We intend to use the funds held outside the trust account primarily to complete our initial business combination with Cognos.

In order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our directors and officers may, but are not obligated to (except as described below), loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The loans would be repaid upon consummation of a business combination, without interest.

On October 27, 2021, our Sponsor committed to provide us with an aggregate of $150,000 in loans through April 5, 2022, the scheduled liquidation date. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. If we do not consummate a business combination, all amounts loaned to us will be forgiven except to the extent that we a have funds available outside of the trust account to repay such loans.

If our estimate of the costs associated with sourcing, negotiating, and consummating our initial business combination prove to be inaccurate, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

To the extent we need to raise additional funds to operate our business, the Company’s management believes that our Sponsor will provide working capital loans that will provide sufficient liquidity to meet the Company’s working capital needs through the earlier of the consummation of a business combination and one year from the date of this filing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily include or be limited to, curtailing operations, suspending the pursuit of a potential business combination and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms or at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the date of issuance of the Company’s condensed consolidated financial statements if the initial business combination with Cognos is not consummated. The condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on March 30, 2021, and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $4,025,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that Nocturne completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of our balance sheets.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its condensed consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, systemic bank failures, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, geopolitical instability, such as the military conflict in the Ukraine, and the possibility that we may not be able to consummate the proposed initial business combination with Cognos. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete the proposed initial business combination with Cognos.

In addition, we may not be able complete the business combination should the business combination become subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”). If CFIUS or another U.S. government entity elects to review the business combination, the time necessary to complete such review or a decision to prohibit the business combination could prevent us from completing the business combination and require us to liquidate.

Quantitative and Qualitative Disclosures about Market Risk.

Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the trust account, have been invested in U.S. government treasury securities with a maturity of 185 days or less or in certain money market funds that invest primarily in U.S. government treasury securities. However, in order to mitigate the risk that the Company could be deemed to be operating as an unregistered investment company under the Investment Company Act of 1940, as amended, the Company has decided to instruct Continental to liquidate the Company’s investments in money market funds invested primarily in U.S. government treasury securities and thereafter to hold all funds in the trust account in cash or in U.S. government treasury securities until the earlier of consummation of the initial business combination or the Company’s liquidation. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT COGNOS

Investors should read this section in conjunction with the more detailed information about Cognos, contained in this proxy statement/prospectus, including Cognos’ audited and unaudited financial statements and the other information appearing in the section titled “Cognos Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this “Information About Cognos” section to “the Company,” “we,” “our,” “us” and other similar terms refer to Cognos before the Business Combination.

Overview

We are a medical technology company focused on creating advanced implantable pump devices for neurological and oncological indications. Our goal is to develop devices that adjust the course of therapeutics for the treatment and mitigation of disease models where current technology does not provide an effective solution. Cognos was formed in 2015 in connection with a spin-out transaction by Pharmaco-Kinesis Corporation, a private company that developed a platform technology for implantable metronomic pumps.

Our flagship product, the SINNAIS™ Implantable Smart Pump (“SINNAIS”), is the result of over a decade and a half of research and development in the field of implantable drug delivery pumps. SINNAIS represents a platform designed for the future, incorporating microelectronics, communication capabilities, and embedded programmable parameters in its architecture.

Cognos has not yet demonstrated its ability to successfully manufacture a commercial scale product or conduct sales and marketing activities necessary for successful product commercialization. In addition, Cognos has no products approved for commercial sale and has not generated any revenue from product sales.

Our robust intellectual property portfolio is focused on optimizing pharmacokinetics, drug bioavailability, and elimination through the smart design and embedded programmable electronics of the SINNAIS platform.

SINNAIS Implantable Smart Pump

The Company’s SINNAIS implantable smart pump device combines a fully implantable programable pump capable of metronomic delivery of microliter quantities of a therapeutic, a single lumen intraventricular catheter and a microprocessor for controlling the pump and communicating wirelessly with external devices. Our goal is to develop SINNAIS as a companion device for delivery of chemotherapeutic agents and other therapeutics (small and large molecules) directly to the brain and eventually to other organs and sites in the body to create customized versions of SINNAIS for delivering selected drugs for the treatment of various therapeutic indications in partnership with pharmaceutical companies. Our current plan is to develop SINNAIS products customized for delivery of only drugs that have already received regulatory approval separate from any medical device for their administration. Our long-term development of SINNAIS may involve targeted, controlled delivery of therapeutics to other organ systems beyond the central nervous system (“CNS”), in indications such as liver diseases, pancreatic disease, and various solid tumor cancers.

SINNAIS’s micropump is comprised of layers of silicon, titanium and piezoelectric material and operates through a proprietary piezoelectric mechanism. The piezoelectric effect results from the linear electromechanical interaction between the mechanical and electrical states in crystalline and certain other materials. In SINNAIS, a piezoelectric ceramic element deflects a silicon diaphragm, expanding and contracting the silicon chamber of the micropump. The number of vibrations in the piezoelectric electric layer of the pump can be precisely controlled and measured, allowing the device to deliver drug products with extreme precision. SINNAIS will be hermetically sealed, unlike existing implantable pumps on the market, which can be prone to leaking.

Unlike existing implantable pumps, SINNAIS contains no mechanical components affected by magnetic fields such as a solenoid, which reduces the risk of damage, failure or malfunction, and also makes the device magnetic resonance imaging (“MRI”)-compatible.

PUMP COVER
ELECTRONICS PCB ASSEMBLY
BATTERY
ELECTRONICS AND BATTERY SUPPORT / HOLDER
PIEZO MICROPUMP
CATHETER ACCESS PORT
CATHETER FLUIDICS / ELECTRICAL CONNECTION
INLET PRESSURE SENSOR
FLUIDIC / ELECTRICAL CATHETER CONNECTOR
OUTLET PRESSURE SENSOR
MEDICATION FILL PORT
INLET SAFETY VALVE

The initial intended use of SINNAIS is for the delivery of drug into the ventricle of the brain. The SINNAIS pump body contains two septum, one of which is used to flush the device’s catheter by means of a saline solution, and the other of which is used to refill the pump’s drug reservoir (Figure 2 below).

Refill and Catheter Access Ports

22 GAUGE NON-CORING NEEDLE
(allows therapeutic to be injected into the pump's drug reservoir port)
25 GAUGE NON-CORING NEEDLE
(allows direct injection of therapeutic or sampling of spinal fluid)
CATHETER ACCESS PORT (CAP)
FLUIDIC / ELECTRICAL CATHETER CONNECTOR
Cognos
Model: Sinnais IPB-05-MTX

Less drug product is needed for metronomic delivery than for systemic delivery, and SINNAIS is smaller than many existing drug pumps.

To our knowledge, we are the only company that is developing a drug delivery device based on a piezoelectric micropump, which combined with other features such as the inlet safety valve, reservoir pressure sensor and catheter access point which allows for flushing of the catheter, makes SINNAIS a significant leap forward and potentially disruptive technology in the implantable drug pump market. See below figure for full cross section schematic.

Technological Advantages

Treating CNS diseases is difficult because the blood-brain barrier, which helps protect the brain from viral and bacterial infections, also prevents the penetration of most drugs at effective therapeutic levels. No implantable pumps are currently marketed for intraventricular treatment of CNS diseases. Instead, the current standard of care for administering drugs to the brain is a gravity-fed Ommaya reservoir implanted below the scalp. With an Ommaya reservoir, the therapeutic is delivered in a single bolus repeated at long intervals of days or weeks, often multiple times per week. Repetitive administration can be burdensome for patients and increase the risk of infection.

SINNAIS is designed to be implanted in a patient’s body for twelve to up to thirty-six months with a reservoir that is refilled approximately once a month and can last up to six months depending on drug stability. Compared to the current standard of care, we believe that our SINNAIS will reduce the need for hospital visits for treatment of CNS diseases and thus be more comfortable, less restrictive and lead to an improved quality of life for patients. The long-term implantability of SINNAIS also makes it suitable for long-term surveillance, and dynamic interventions.

If and when SINNAIS successfully completes clinical trials and is approved for commercial sale, Cognos believes that it has a number of technological advantages that will allow it to deliver safer and better clinical outcomes, as well as a significantly improved patient experience, as summarized below.

Key Advantages of SINNAIS

SINNAIS’s advanced technology represents a significant advancement in controlled therapeutic drug delivery, with multiple advantages over other implantable pumps currently in the market and in development.

Local Delivery

Local delivery to the brain comes in two forms: intraparenchymal and intraventricular. Intraparenchymal delivery is made to the solid tissue of the brain itself, while intraventricular delivery is made to the ventricle of the brain, which contains the cerebrospinal fluid. SINNAIS is expected to be the first approved implantable pump for intraventricular delivery, which reduces toxicity and ensures a more optimal dosage.

Metronomic Delivery

The current standard of intraventricular drug delivery to the brain is an Ommaya reservoir, in which the therapeutic is delivered in a single bolus repeated at long intervals (of days or weeks), resulting in significant swings in the concentration of the delivered therapeutic. In contrast, SINNAIS is designed for metronomic delivery, which is the delivery of sub-microliter-level amounts of drugs at consistently repeating rates. SINNAIS’s proprietary, state-of-the-art piezoelectric pump is capable of delivering precise microliter doses according to a preprogrammed and scheduled regimen.

Third-party studies and supporting clinical data have found that metronomic delivery keeps therapeutic drug levels within acceptable ranges and minimizes peak toxicity levels associated with the maximum toxicity of bolus delivery model, and that it also enables keeping a drug within a desired range of concentrations for an extended period of time, which may improve efficacy of treatment and reduce adverse side effects to patients. References to such treatment can be found in both pre-clinical studies and clinical trials. Convection-enhanced delivery illustrates the concept of metronomic delivery the best. This technique was popularized by Dr. Edward Oldfield who demonstrated in both preclinical and clinical models that an external catheter may be inserted into a brain tumor and may deliver the drug slowly and continuously by an external pump with good safety and tolerance in the brain.4 Wang et al. demonstrated the efficacy of an Alzet pump for delivery of irinotecan (CPT-11) and bevacizumab (Avastin) into an intracranial mouse glioma model with excellent control of tumor and minimal side effects.5 Chen et al. showed that an external pump with catheter may be used to deliver methotrexate into the ventricle of a porcine brain using convection-enhanced delivery with good tolerance; methotrexate concentration in the spinal fluid was able to be measured via a lumbar drain.6 Shinoura et al. delivered methotrexate using an external port connected to an intraventricular catheter to treat patients with leptomeningeal carcinomatosis with good tolerance and radiographic regression in certain patients.7 Metronomic delivery has also been used for temozolomide, an oral alkylating agent currently used as standard-of-care therapy for brain tumors. Temozolomide, instead of being administered on a five-day on, 23-day off cycle was administered every day at lower doses in a Phase II trial with the goal of increasing the amount of temozolomide that may be administered over time in patients who had progressed on the five-day cycle treatment.8

Flushing Mechanism

The catheter of SINNAIS incorporates a port that enables the physician to flush the catheter with saline to keep minerals, salts and crystalline deposits from building up and blocking the eye of the catheter. This is a common problem with existing drug pumps, and often requires surgery to remove and replace a clogged catheter.

Inlet Safety Valve

An inlet safety valve prevents drug pass-through from the pump to a patient’s body. We believe that this feature will effectively eliminate the risk of overinfusion, in which a physician inadvertently adds excessive drug to the pump reservoir, causing an overflow of medication into the patient’s body. This phenomenon has occurred in certain existing approved pumps and has resulted in adverse effects and even deaths.

Additional Features

Additional features of SINNAIS include wireless monitoring and programming of the device and MRI-compatibility.

Features Planned or Under Development

With its embedded programmable parameters, including dose, time, sensory outputs, and closed-loop control, SINNAIS’s architecture offers the flexibility to incorporate additional features in the future.

Biofeedback controls.    Despite efforts to individualize dosages, toxicity and efficacy outcomes of chemotherapy vary considerably among patients due to the highly variable and unpredictable biochemistry of the individual. The next generation of SINNAIS under development is expected to incorporate an on-board sensor that will monitor the concentrations of the delivered therapeutic in the cerebrospinal fluid (“CSF”) as well as other parameters, such as CSF pressure, that can be relevant to the management of patient therapy. The device is expected to be able to modify its delivery rate accordingly, or communicate the data to clinicians and enable them to make appropriate changes to

____________

4.       Lonser RR et al. JNS 122(3): 697, 2015.

5.       Wang W et al. J Neurosurg 114(3): 689, 2011; Wang W et al. Neurosurg Focus: 14-743R1, 2015.

6.       Chen TC et al. J Neurosurg 123(2):362, 2015.

7.       Shinoura et al. J Neurooncol 87:309, 2008.

8.       Kong DS Neuro-Oncol 12(3): 289, 2010.

the delivery rate of the pump in real time for individual patients. We believe that determining dosages by monitoring drug concentration levels can enable personalized care and improve the therapeutic outcomes of chemotherapy agents. If SINNAIS gains wide market acceptance, we believe that there may be opportunities to collect anonymized patient data that could be analyzed using artificial intelligence and thus possibly assist physicians in making more accurate decisions regarding treatment.

Wireless charging.    We are working to develop an inductive charging unit that would provide patients with the ability to charge SINNAIS overnight by simply placing the charger over their skin, directly above the device. Inductive charging will enable prolonged usage and will be necessary if we decide to pursue development of SINNAIS for treating conditions that have longer life expectancy than leptomeningeal carcinomatosis.

Dual-lumen (as opposed to single-lumen) catheter.    We plan to develop two proprietary catheters, of which one would be tailored for leptomeningeal carcinomatosis and the other would be designed for treatment of brain tumors. These catheters are expected to have three lumens: the first will facilitate drug delivery to the desired location, the second will transmit power from the pump’s internal battery to the catheter’s tip, connecting it to a sensor, and the third will flush the catheter’s tip to unclog blockages.

Cerebral microdialysis.    This would involve the implantation of a catheter in or near the patient’s brain, an implantable pump for transporting CSF containing diseased cells or biomolecules associated with the neurological disease, and an implantable separation device for removing these cells or biomolecules. The separation device would incorporate a dialysis membrane impregnated with an antibody, a reversible electrostatic filter, and/or a magnetic field effect fractionation chamber. These elements would work together, with a magnetically-tagged antibody aiding in the removal of circulating diseased cells or biomolecules from the CSF.

Pre-Clinical and Clinical Development

In 2008, Dr. Nobusada Shinoura conducted a pioneering human clinical trial in Japan, wherein a generic chemotherapy therapeutic, methotrexate, was locally delivered to the brains of twenty patients with leptomeningeal carcinomatosis (“LC”) using an external pump via convection-enhanced delivery. The results of this study showed promising outcomes for patients who received localized chemotherapy, demonstrating significantly improved survival rates when compared to those who did not receive localized treatment. Dr. Shinoura’s research provided the inspiration for our own efforts at developing convection-enhanced delivery of chemotherapy for leptomeningeal carcinomatosis.

Our pre-clinical efforts to date have consisted of in vivo animal studies in small and large animals to simulate the conditions of human leptomeningeal carcinomatosis. The results of these studies have been published in the following peer-reviewed papers: Development of Metronomic Biofeedback Pump for Leptomeningeal Carcinomatosis: A Technical Note (Journal of Neurosurgery 2015, 123:2), Effects of convection-enhanced delivery of bevacizumab on survival of glioma-bearing animals (Neurosurgical Focus 2015, 38:3) and Intratumoral delivery of bortezomib: impact on survival in an intracranial glioma tumor model (Journal of Neurosurgery 128:3).

In a previous study, we completed a validation study in pigs in order to prove the viability of a metronomic pump in the delivery of methotrexate to the brain and to provide a relevant sampling of cerebrospinal fluid. The study showed that the pump delivered therapeutics that were well tolerated and within a therapeutic range, and that SINNAIS could receive wireless communication through animal skin. In 2020, we completed two validation studies in nine sheep in order to prove the viability of SINNAIS to deliver methotrexate to the brain at micro-dose levels that could be controlled and monitored remotely. The study showed that the test animals tolerated the pump and therapeutic, and that control and monitoring of the pump could be performed remotely. Sheep are the final large animal model typically used for these pump studies prior to in-human clinical trials.

The chart below shows methotrexate concentration in cerebrospinal fluid samples from one of the sheep in 2020 study compared with delivery rate. The chart shows that the methotrexate concentration level in cerebrospinal samples tracked well with the changes in the delivery rate, and supports the metronomic pump’s successful delivery of methotrexate into the ventricle cerebrospinal at different rates and, following a lag, and taking into account dilution/ADME (absorption, distribution, metabolism, and excretion), the cerebrospinal methotrexate concentration is rate responsive.

Our goal for the twenty-seven months after the closing of the Business Combination is to have a standalone pump that has received PMA approval for drug delivery and an FDA-approved IND for the study of metronomic delivery of methotrexate for treatment of leptomeningeal carcinomatosis. There is no guarantee that the FDA will approve our application. The FDA may require us to conduct additional trials to support the study or disagree with the design of the trials and request changes or improvements to such design. As part of this regulatory strategy, we intend to submit an IND application to the FDA for a Phase II human clinical trial for SINNAIS as a combination product for metronomic delivery of methotrexate for the treatment of leptomeningeal carcinomatosis (the “LC IND”), and eventually conduct a Phase III human clinical trial with the goal of obtaining FDA approval as a combination drug/device. Because the drug products that SINNAIS will be tested with in clinical trials are already approved, no Phase I trials will be needed.

We believe that our IND application will be more likely to be granted if the SINNAIS device has already received premarket approval (“PMA”), and we are therefore currently preparing a PMA application for SINNAIS as a Class III pump indicated for infusion of Infumorph, a pain medicine, and expect to submit the application to the FDA in the fourth quarter of 2025. We intend to use the FDA’s “six year rule,” under which a PMA application may leverage information contained in a PMA that has been approved for at least six years, including information from clinical or preclinical tests or studies that demonstrate a reasonable assurance of the safety and effectiveness of a device. Under this regulatory pathway, we would conduct a good laboratory practices (“GLP”) animal study to demonstrate that SINNAIS is equivalent in its ability to deliver Infumorph, a pain medicine, to an existing FDA-approved implantable pump that has been on the market for at least six years. We intend to utilize Prometra, manufactured by Algorithm Sciences (acquired all assets of Flowonix Medical), as the PMA-approved device under the six year rule. Currently, we are in advanced discussions with a contract research organization to plan this GLP animal study.

Although the PMA application will not involve metronomic delivery, the existing hardware and software architecture of SINNAIS allows it to be programmable to deliver bolus or metronomic delivery of drugs such that we are able to proceed with the above regulatory strategy of PMA approval for the pump itself for bolus delivery, with only GLP animal study data under the six year rule, and conduct human clinical trials under IND for a drug/device combination for metronomic delivery of methotrexate for treatment of leptomeningeal carcinomatosis.

Successful completion of the GLP animal study would allow sale of SINNAIS for pain management drugs. Using SINNAIS for any other drug products would require Cognos or one of its future pharmaceutical partners to submit a separate IND application, as we are doing in the case of delivery of methotrexate for the treatment of leptomeningeal carcinomatosis.

If obtained, we intend to leverage PMA approval to enter into collaborations with pharmaceutical companies for human clinical trials of SINNAIS using metronomic delivery of drug products, with upfront, milestone, and sales royalty payments to Cognos if the FDA approves the particular combination drug/device. Our current plan is to develop SINNAIS products for delivery only of drugs, small and large molecules, and biologic products that have already received regulatory approval separate from any medical device for their administration. In some cases, the proposed delivery of a particular drug using SINNAIS for a specific clinical indication may be a new use outside of the indications for which the drug is already approved.

Second, and in parallel with our efforts for FDA approval, we plan to apply for a CE mark in the European Union for SINNAIS as a combination product for metronomic delivery of methotrexate for the treatment of leptomeningeal carcinomatosis (using the same bench, animal and clinical data that will be submitted to the FDA), which would allow the device to be used with other approved drugs in the European market without additional regulatory approvals.

Business Strategy

Our current development plan is focused on obtaining FDA approval for SINNAIS. We are currently preparing a PMA for use of SINNAIS as a Class III pump indicated for infusion of Infumorph, a pain medicine, and expect to submit the application to the FDA in the fourth quarter of 2025. We also intend to submit an investigational new drug (“IND”) application in the third quarter of 2025 for a Phase II human clinical trial of SINNAIS as a combination product for metronomic delivery of methotrexate for the treatment of leptomeningeal carcinomatosis. In parallel with our efforts for FDA approval, we plan to apply for the CE Mark for SINNAIS as a combination product for metronomic delivery of methotrexate for the treatment of leptomeningeal carcinomatosis (using the same data that will be submitted to the FDA), which would allow the device to be used with any approved drug in the European market without additional regulatory approvals.

If we succeed at obtaining regulatory approval for SINNAIS as a combination product for treating leptomeningeal carcinomatosis with methotrexate, we intend to enter into partnerships with pharmaceutical companies that manufacture methotrexate. After this stage, we intend to leverage regulatory approval for SINNAIS as a combination product for methotrexate for the treatment of leptomeningeal carcinomatosis to enter into partnerships with pharmaceutical companies for other approved brain therapeutic products to create versions of SINNAIS that will work for delivering only such products.

We believe that a combination product will be an attractive proposition for pharmaceutical companies facing near-term expiration of patent exclusivity and competition from generic competitors, as FDA approval for a combination drug/device product effectively extends the exclusivity period of a drug product. As drugs worth more than $17 billion in annual sales lost exclusivity in 2022 alone, we believe that there is a significant opportunity for licensing SINNAIS to pharmaceutical companies.

In addition, because SINNAIS’s piezoelectric micropump components are made of titanium and silicon, there should be no chemical interaction between such components and the therapeutic delivered, and so we believe the device can be adapted to different therapeutics (regardless of molecule size and regardless of whether the therapeutic is a biologic or chemical product) without any changes to the device’s physical components. This potentially could help expedite the regulatory approval process for combination products, as the likelihood of interaction between drug product and the micropump components is expected to be minimal.

We are initially focusing on SINNAIS for treatment of leptomeningeal carcinomatosis. Our long-term development of SINNAIS may involve targeted, controlled delivery of therapeutics to other organ systems beyond the CNS, in indications such as pancreatic and liver cancer, and various other solid tumor cancers.

In particular, we believe that significant opportunity exists for use of SINNAIS to administer tacrolimus in organ transplant patients to prevent rejection. All organ transplant patients require lifelong anti-rejection medication following transplant, and tacrolimus is widely prescribed and taken orally once or twice a day depending on the formulation. It is poorly absorbed, due to an unpredictable intestinal pharmaco-kinetic profile. We believe that metronomic delivery of tacrolimus with SINNAIS may keep drug concentration within the therapeutic window, improve efficacy, and improve compliance and overall outcomes compared to oral delivery.

We are working on a pre-clinical proof of concept animal study of a fully implanted drug delivery pump to chronically deliver tacrolimus to animals that have had an organ transplant. A clinical formulation of tacrolimus was prepared in cremophor and ethyl alcohol. Our data shows that the pump was able to deliver the drug without pump fatigue or change to volume being pumped for 42 hours. It also demonstrated that it would deliver enough drug to easily meet the drug delivery requirements (~2 mg/animal per day) to suppress rejection. It was demonstrated that the drug remains stable at body temperature for at least 30 days; it remains to be shown that the formulated drug remains stable in the pump reservoir for at least 30 days; as well, it will be proved that formulated drug cannot be significantly absorbed by the catheter system (< 5%) during the dwell time in the catheter lumen and cannot precipitate in the catheter, at the catheter tip or after being delivered into the blood stream. A protocol has been drafted to demonstrate the utility of this system in mini pigs that have had a kidney transplant. The pump will be implanted simultaneously with the transplant so that it can begin immediately to deliver the anti-rejection drug, tacrolimus. If this is successful, Cognos will prepare and conduct human tests of this concept and demonstrate the superiority of metronomic delivery of the drug over oral administration. If the pre-clinical proof of concept animal study is successful, we plan to proceed with additional animal studies and eventually a Phase II in-human trial. We expect to complete the pre-clinical proof of concept animal study by the third quarter of 2025.

Market Opportunity

We believe that a significant market opportunity exists for SINNAIS. The total addressable market size for SINNAIS in the United States is at least 180,000 patient cases per year, comprised of estimated annual diagnoses (i) of 110,000 for leptomeningeal carcinomatosis, (ii) 60,000 for pancreatic cancer, and (iii) 12,000 for glioblastoma. Within the leptomeningeal carcinomatosis diagnoses, breast cancer, melanoma, and lung cancer make up more than 50% of the potential target population.

A third-party market study performed by MCRA and commissioned by Cognos estimated the combined treatment market for these three diagnoses in the United States at approximately $15.8 billion per year, comprised of approximately $6 billion for LC, approximately $8 billion for pancreatic cancer and approximately $1.8 billion for glioblastoma.

We expect that the total target market for SINNAIS will increase each year with an increase in diagnoses of leptomeningeal carcinomatosis and pancreatic cancer.

Competition

The medical device industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. There are many medical device companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to SINNAIS. Competitors include commercially available implantable pumps from medical device companies including Medtronic, Integra, and Algorithm Sciences, and development-stage pumps such as the pump being developed by PanTher Therapeutics and the MiNDS pump being developed by Massachusetts Institute of Technology.

Manufacturing

SINNAIS.    We have our own facility in Inglewood, CA for assembling SINNAIS, including the on-board microprocessors that modulate its operation. The facility contains laboratories and clean rooms, which are equipped with, among other things, testing and validation devices, laser welding machines and helium leak testing equipment. We plan to expand our manufacturing facilities within twenty-four months of completing the business combination and believe that the expanded facilities will be sufficient to produce an adequate supply of SINNAIS pumps for clinical trials.

We have an agreement with the Fraunhofer Institute pursuant to which it assists us with the design and development of pump prototypes that meet Cognos’ technical specifications. We intend to engage Philips Electronics Nederland B.V. (“Phillips”) for eventual commercial-scale manufacture of the pumps and are conducting discussions with Phillips regarding the terms of an agreement, but have not yet entered into a binding agreement. We are substantially dependent on third-parties for the raw materials that are incorporated into the pumps.

We also have a partnership with Sandia National Laboratories to develop technology for hermetically bonding extremely thin layers of silicon and titanium to the components of our SINNAIS pump. Our work on this is ongoing and we expect it to be completed within the next year.

We currently source the intercranial catheter from third-party contract manufacturers and intend to continue doing so.

Drugs.    The Company is not a pharmaceutical company and currently does not expect to own, in-license, manufacture, or distribute any of the drugs that are delivered by SINNAIS. The Company intends to partner with pharmaceutical manufacturers for the distribution of SINNAIS-drug combination products incorporating such manufacturers’ product where the pharmaceutical manufacturer partner distributes the combination product under license from the Company.

Intellectual Property

We have a significant patent portfolio of over 30 exclusively-owned patents, as summarized in the table below. These patents cover jurisdictions in the United States, Canada, Mexico, China, Europe, Australia and Japan.

All of our current issued patents are projected to expire between 2023 and 2037. Our owned patents that expire in the near term will be hard for competitors to commercialize after expiration without the benefit of our trade secrets and other proprietary know-how. Additionally, we intend to submit new patent applications for improvements to the patents that are expiring in the near term.

As discussed above, we have a cooperative research and development agreement with Sandia National Laboratories to develop the technology for bonding extremely thin layers of silicon and titanium to the components of our SINNAIS pump. Any intellectual property jointly developed under this agreement will belong to Cognos.

We have an agreement with the Fraunhofer Institute (“Fraunhofer”) pursuant to which it assists us with the design and development of pump prototypes that meet Cognos’ technical specifications (the “Fraunhofer Agreement”). Pursuant to the Fraunhofer Agreement, Cognos has an option to license from Fraunhofer the following patent rights relating to the pumps:

Pump arrangement comprising a safety valve

Country	Application Date	Application No.	Publication No.	Date of Patent	Patent No.
US	Nov. 23, 2007	12/743 831	US 2010/0290935 Al	Feb. 26, 2013	US 8 382 452 B2
JP	Nov. 23, 2007	2010-534371	2011-504560	June 29, 2012	5027930
EP	Nov. 23, 2007	07846798.2	EP 2 220 371 Al	June 6, 2012	EP 2 220 371 Bl
CH	Nov. 23, 2007	07846798.2	EP 2 220 371 Al	June 6, 2012	EP 2 220 371 Bl
DE	Nov. 23, 2007	07846798.2	EP 2 220 371 Al	June 6, 2012	50 2007 010 011.0
FR	Nov. 23, 2007	07846798.2	EP 2 220 371 Al	June 6, 2012	EP 2 220 371 Bl
GB	Nov. 23, 2007	07846798.2	EP 2 220 371 Al	June 6, 2012	EP 2 220 371 Bl
NL	Nov. 23, 2007	07846798.2	EP 2 220 371 Al	June 6, 2012	EP 2 220 371 Bl

METHOD FOR MANUFACTORING A BENDING TRANSDUCER, A MICRO PUMP AND A MICRO VALVE, MICRO PUMP AND MICRO VALVE

Country	Application Date	Application No.	Publication No.	Date of Patent	Patent No.
BR	March 5, 2010	Pl 112012022433-6
CN	March 5, 2010	201080066584.2	CN 102884352 A	June 18, 2014	ZL 201080066584.2
EP	March 5, 2010	10 707 522.8	EP 2 542 810 A 2	April 15, 2015	EP 2 542 810 Bl
CH	March 5, 2010	10 707 522.8	EP 2 542 810 A 2	April 15, 2015	EP 2 542 810
DE	March 5, 2010	10 707 522.8	EP 2 542 810 A 2	April 15, 2015	60 2010 023 947.0
FR	March 5, 2010	10 707 522.8	EP 2 542 810 A 2	April 15, 2015	EP 2 542 810
GB	March 5, 2010	10 707 522.8	EP 2 542 810 A 2	April 15, 2015	EP 2 542 810
NL	March 5, 2010	10 707 522.8	EP 2 542 810 A 2	April 15, 2015	EP 2 542 810
JP	March 5, 2010	2012-556389	2013-522512	Feb. 21, 2014	5480983
US	March 5, 2010	13/604,294	US 2013/0055889 Al	Aug. 9, 2016	9 410 641 B2

PUMP ARRANGEMENT COMPRISING A SAFETY VALVE ARRANGEMENT

Country	Application Date	Application No.	Publication No.	Date of Patent	Patent No.
WO	Dec. 21, 2012	PCT/EP2012/076699	WO 2014/094879 Al
CN	Dec. 21, 2012	201280021022.5	CN 104169583 A
EP	Dec. 21, 2012	12813001.0	EP 2 766 606	Dec. 16, 2015	EP 2 766 606 Bl
CH	Dec. 21, 2012	12813001.0	EP 2 766 606	Dec. 16, 2015	EP 2 766 606 Bl
DE	Dec. 21, 2012	12813001.0	EP 2 766 606	Dec. 16, 2015	60 2012 013 250.7
FR	Dec. 21, 2012	12813001.0	EP 2 766 606	Dec. 16, 2015	EP 2 766 606 Bl
GB	Dec. 21, 2012	12813001.0	EP 2 766 606	Dec.16, 2015	EP 2 766 606 Bl
NL	Dec. 21, 2012	12813001.0	EP 2 766 606	Dec. 16, 2015	EP 2 766 606 Bl
JP	Dec. 21, 2012	2014-552557	2015-505349	July 3, 2015	5770391
US	Dec. 21, 2012	14/027,522

IMIKRODSIERSYSTEM

Country	Priority Date	Application Date	Application No.	Publication No.	Date of Patent	Patent No.
DE		Dec. 8, 2015	10 2015 224 619.1
CN	Dec. 8, 2015
JP	Dec. 8, 2015
US	Dec. 8, 2015

If we exercise the license option, we will be obligated to pay the Fraunhofer Institute a royalty fee on sales of products incorporating the licensed IP in certain territories, with a minimum license fee of EURO 35,000 per annum (“Licensed Products”). The royalty fee will be equal to (i) 2% of sales net sales in territories where the licensed IP is protected by a patent and (ii) 1% of sales in other jurisdictions.

The term of the license and provisions regarding termination will be determined by negotiations between Fraunhofer and Cognos. The Company has exercised the license option and is currently in discussion with Fraunhofer regarding terms of the license agreement. We also rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to proprietary information, under which they are bound to assign to us inventions made during the term of their employment or term of service.

Title	Country	Patent No.	Date Filed	Status
APPARATUS FOR PIEZOELEC-TRIC LAYER-WISE PUMP AND VALVE FOR USE IN LOCAL ADMINISTRA-TION OF BIOLOGICAL RESPONSE MODIFIERS AND THERAPEUTIC AGENTS	US	7,588,564	7/03/2003	Issued.
APPARATUS FOR PIEZOELEC-TRIC LAYER-WISE PUMP AND VALVE FOR USE IN LOCAL ADMINISTRA-TION OF BIOLOGICAL RESPONSE MODIFIERS AND THERAPEUT-IC AGENTS	US	7,575,574	12/18/2007	Issued.
APPARATUS FOR PIEZOELEC-TRIC LAYER-WISE PUMP AND VALVE FOR USE IN LOCAL ADMINISTRA-TION OF BIOLOGICAL RESPONSE MODIFIERS AND THERAPEUT-IC AGENTS	US	7,569,051	12/18/2007	Issued.
Artificial Tooth Medicating Apparatus for Controlling, Regulating, Sensing, and Releasing Medical Agents Into the Body	US	8,202,090	2/29/2008	Issued.
Artificial Tooth Medicating Apparatus for Controlling, Regulating, Sensing, and Releasing Medical Agents Into the Body	Canada	2,653,335	2/10/2009	Issued.
Artificial Tooth Medicating Apparatus for Controlling, Regulating, Sensing, and Releasing Medical Agents Into the Body	China	ZL200910006815.X	2/27/2009	Issued.
MAGNETIC BREATHER PUMP AND A METHOD FOR TREATING A BRAIN TUMOR USING THE SAME	US	7,799,016	6/20/2008	Issued.

Title	Country	Patent No.	Date Filed	Status
MAGNETIC BREATHER PUMP AND A METHOD FOR TREATING A BRAIN TUMOR USING THE SAME	Australia	2009259842	6/22/2009	Issued.
MAGNETIC BREATHER PUMP AND A METHOD FOR TREATING A BRAIN TUMOR USING THE SAME	China	2009801183543	6/22/2009	Issued.
MAGNETIC BREATHER PUMP AND A METHOD FOR TREATING A BRAIN TUMOR USING THE SAME	Europe	2288406	6/22/2009	Issued. Validated in Germany, France, and UK
MAGNETIC BREATHER PUMP AND A METHOD FOR TREATING A BRAIN TUMOR USING THE SAME	Japan	5763532	6/22/2009	Issued.
MAGNETIC BREATHER PUMP AND A METHOD FOR TREATING A BRAIN TUMOR USING THE SAME	Mexico	20100012871	6/22/2009	Issued.
MAGNETIC BREATHER PUMP AND A METHOD FOR TREATING A BRAIN TUMOR USING THE SAME	US	7,799,012	7/10/2009	Issued.
ENHANCED METHOD FOR DELIVERING BEVACIZUMAB (AVASTIN) INTO A BRAIN TUMOR USING AN IMPLANTED MAGNETIC BREATHER PUMP	US	8,323,270	10/19/2009	Issued.
ENHANCED METHOD FOR DELIVERING BEVACIZUMAB (AVASTIN) INTO A BRAIN TUMOR USING AN IMPLANTED MAGNETIC BREATHER PUMP	China	2010800572265	10/19/2010	Issued.
ENHANCED METHOD FOR DELIVERING BEVACIZUMAB (AVASTIN) INTO A BRAIN TUMOR USING AN IMPLANTED MAGNETIC BREATHER PUMP	Europe	108254939	10/19/2010	Allowed. Grant pending
METRONOMIC CONVECTION ENHANCED DELIVERY OF INTRATHECAL CHEMOTHERA-PY USING AN IMPLANTED MAGNETIC BREATHER PUMP (MBP) FOR LEPTOMENING-EAL CARCINOMAT-OSIS	US	8,323,269	10/19/2009	Issued.

Title	Country	Patent No.	Date Filed	Status
METRONOMIC CONVECTION ENHANCED DELIVERY OF INTRATHECAL CHEMOTHERA-PY USING AN IMPLANTED MAGNETIC BREATHER PUMP (MBP) FOR LEPTOMENING-EAL CARCINOMAT-OSIS	Australia	2010308280	10/19/2010	Issued.
REMOTELY ACTIVATED PIEZOELECTRIC PUMP FOR DELIVERY OF BIOLOGICAL AGENTS TO THE INTERVERTEBR-AL DISC AND SPINE	US	8,827,986	10/19/2009	Issued.
REMOTELY ACTIVATED PIEZOELECTRIC PUMP FOR DELIVERY OF BIOLOGICAL AGENTS TO THE INTERVERTEBR-AL DISC AND SPINE	Canada	2,778,278	10/19/2010	Issued.
REMOTELY ACTIVATED PIEZOELECTRIC PUMP FOR DELIVERY OF BIOLOGICAL AGENTS TO THE INTERVERTEBR-AL DISC AND SPINE	China	2010800577644	10/19/2010	Issued.
REMOTELY ACTIVATED PIEZOELECTRIC PUMP FOR DELIVERY OF BIOLOGICAL AGENTS TO THE INTERVERTEBR-AL DISC AND SPINE	Europe	2490732	10/19/2010	Issued. Validated in Germany, France, and UK.
METHOD AND APPARATUS FOR FORMING A HOMEOSTATIC LOOP EMPLOYING AN APTAMER BIOSENSOR	US	8,145,434	4/10/2009	Issued.
METHOD AND APPARATUS FOR FORMING A HOMEOSTATIC LOOP EMPLOYING AN APTAMER BIOSENSOR	China	2010800260507	4/9/2010	Issued.
METHOD AND APPARATUS FOR FORMING A HOMEOSTATIC LOOP EMPLOYING AN APTAMER BIOSENSOR	Europe	2417440	4/9/2010	Issued. Validated in Germany, France, and UK
Apparatus and Method for Cerebral Microdialysis to Treat Neurological Disease, Including Alzheimer’s, Parkinson’s or Multiple Sclerosis	US	62/271,866	12/28/2015	Issued

Title	Country	Patent No.	Date Filed	Status
Apparatus and Method for Cerebral Microdialysis to Treat Neurological Disease, Including Alzheimer’s, Parkinson’s or Multiple Sclerosis	US	11,529,443	6/21/2018	Issued.
Skull-Mounted Drug and Pressure Sensor	US	62/336446	5/13/2016	Converted to non-provisional application
Skull-Mounted Drug and Pressure Sensor	US	10,786,155	5/12/2017	Issued.
Skull-Mounted Drug and Pressure Sensor	US	16/805,308	2/28/2020	Abandoned, currently in the process of being reinstated
Skull-Mounted Drug and Pressure Sensor	US	16/811,890	3/6/2020	Abandoned, currently in the process of being reinstated
Skull-Mounted Drug and Pressure Sensor	US	16/811,948	3/6/2020	Abandoned, currently in the process of being reinstated
METHOD AND APPARATUS FOR A LONG-TERM, FULLY IMPLANTABLE MRI COMPATIBLE DRUG PUMP	US	16/397,623	4/29/2019	Pending
Inline Pressure and Temperature Sensor for Cerebral Shunts	US	17/560,058	12/21/2021	Pending
Intratumoral Delivery of Bortezomib	US	16/965,051	7/27/2020	Pending

Government Regulation

The FDC Act, other statutes, regulations of the FDA and other agencies, and various state laws govern the preclinical and clinical testing, manufacture, labeling, distribution, sale, marketing, advertising, and promotion of medical devices and pharmaceuticals, such as implantable pumps for the delivery of therapeutics such as our planned SINNAIS products. Noncompliance with applicable regulations can result in, among other things, enforcement letters, fines, injunctions, product recall or product seizures, operating restrictions (including suspension of clinical trials, production or distribution), refusal of the FDA to grant approval of a PMA, or premarket notification, or 510(k), clearance, withdrawal of previously granted marketing approvals or clearances, and criminal prosecution. If the Company pursues sales of its products outside the U.S., they would be subject to regulatory requirements that, while generally comparable to those in the U.S., vary widely from country to country.

FDA Regulation.     The determination of the approval pathway for an infusion pump/drug product is complex. In some instances, a single approval from the Center for Devices and Radiological Health (CDRH) or the Center for Drug Evaluation and Research (CDER) will be required. In other instances, there may need to be two separate approvals, one granted by CDRH and the other by CDER. The variations depend on the specific intended use for which approval is sought and other factors such as whether the device is sold separately unfilled, is sold filled, or is co-packaged with the drug. When the drug has an existing approval, a relevant factor will be whether use with the pump requires FDA approval of a change to its labeling.

For example, the Company plans to obtain approval of the SINNAIS as a Class III medical device for intrathecal delivery of Infumorph to relieve pain. We do not expect that configuration to require a change to the Infumorph labeling. If so, then this configuration would not be a “combination product.” On other hand, if the Company is successful in developing the SINNAIS for delivery of other specific drugs for delivery to the brain via an intraventricular catheter, it is likely that the drug labeling would have to change (e.g., to address a new route of administration). In such cases, we believe such a product will likely be designated as a combination product. The drug would likely require approval by CDER under FDA’s drug authorities for changes to its labeling. Depending on the configuration, the SINNAIS pump could be approved as part of the drug approval or it could require a separate approval by CDRH under the device authorities. These examples provide a sense of the complexities that will be involved.

Combination Products. A combination product is composed of a combination of two or more FDA-regulated components, such as a drug component and device component, that would normally be regulated under different FDA regulatory authorities and by different centers at the FDA. Specifically, under FDA regulation, a combination product may be:

•        a product comprised of two or more regulated components that are physically, chemically, or otherwise combined or mixed and produced as a single entity;

•        two or more separate products packaged together in a single package or as a unit and comprised of drug and device products, device and biological products, or biological and drug products;

•        a drug, or device, or biological product packaged separately that according to its investigational plan or proposed labeling is intended for use only with an approved individually specified drug, or device, or biological product where both are required to achieve the intended use, indication, or effect and where upon approval of the proposed product the labeling of the approved product would need to be changed, e.g., to reflect a change in intended use, dosage form, strength, route of administration, or significant change in dose; or

•        any investigational drug, or device, or biological product packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biological product where both are required to achieve the intended use, indication, or effect.

The FDA Office of Combination Products (OCP) is responsible for the assignment of a combination product to a lead Agency center that will have primary jurisdiction for the review and regulation of that combination product (e.g., CDRH or CDER). The FDA selects the lead center based on an assessment of a combination product’s “primary mode of action.” The OCP defines the primary mode of action as “the single mode of action of a combination product that provides the most important therapeutic action of the combination product.” If the classification as a combination product or the lead Center assignment is unclear or in dispute, a sponsor may request a meeting, submit a Request for Designation (RFD), and the FDA will issue a designation letter within 60 calendar days of the filing. Companies may also seek informal agency feedback on classification or assignment questions through a Pre-RFD submission, although these determinations are not binding on the FDA.

For most combination products, a single marketing application is sufficient for the product’s approval. For example, a combination product with a drug primary mode of action may only require a New Drug Application (NDA) for approval of the combined drug and device constituents. In some instances, however, FDA has discretion to require more than one application for approval for marketing authorization of a combination product. For example, when the constituent parts of a combination product will be sold separately and cross-labeled for use, but not co-packaged, FDA has discretion to require separate applications for each component in two different centers. Additionally, if a drug product intended to be used with the SINNAIS as part of a combination product is already approved for the same intended use, but not for the method of delivery or location intended by the SINNAIS combination product, FDA will need to approve these changes to the labeling of the already approved drug before it may be sold for use in the combination product.

Once commercialized, manufacturers of combination products must generally comply with the applicable regulations governing each constituent part. For example, combination product manufacturers may be responsible for compliance with both drug and device current Good Manufacturing Practices, or cGMP, standards when engaged in manufacturing both constituent parts. FDA has a regulation generally spelling out how to determine which drug and device cGMP requirements to apply to a combination product or its constituent parts.

Regulation of Medical Devices.    Unless an exemption applies, each medical device that the Company wishes to commercially distribute in the U.S. will require either 510(k) clearance or approval of a PMA from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either Class I or Class II, which typically requires the manufacturer to submit to the FDA a 510(k) notification requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low-risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting, or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring approval of a PMA. New, low and moderate risk devices with well understood and controlled risks that do not have a predicate enter the market via a process called De Novo.

Premarket approval (PMA) pathway.    A PMA must be submitted to the FDA if a device is Class III and cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing, and labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. The FDA requires data to support the safety and efficacy of the Class III product. The PMA must also contain the results of all relevant bench tests, laboratory, and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities, and controls used to manufacture the device. In addition, the submission must include the proposed labeling and promotional labeling. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device, particularly for devices that are the first of a kind. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the QSRs.

To file a PMA, an applicant must pay the user fee established under the Medical Device User Fee Amendments (MDUFA). For Fiscal Year 2023, this fee was $441,547, with a reduced fee of $110,387 for applicants with an approved Small Business Determination (SBD) and gross receipts or sales of $100 million or less. The fee for an applicant’s first PMA submission may also be completely waived for applicants with an approved SBD and gross receipts or sales of $30 million or less. Once the FDA accepts a PMA submission for filing, the FDA begins an in-depth review of the PMA. An FDA review of a PMA generally takes from 12 to 18 months from the date the PMA is accepted for filing but may take significantly longer if the FDA requests additional information and if the sponsor files any major amendments to the PMA. The review time is often significantly extended by the FDA’s request for clarification of information already provided in the submission. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer’s facilities to ensure that the facilities are in compliance with the applicable GMP requirements.

PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling, and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel.

Clinical Trials.    Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) clearance. Such trials generally require an investigational device exemption application, or IDE, to be approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. Clinical trials are subject to extensive monitoring, recordkeeping, and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board, or IRB, for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, a sponsor is required to obtain the patients’ informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. If the clinical trial is not performed in accordance with the FDA’s IDE regulations, the FDA could seek an enforcement action against the sponsor and the investigators. A sponsor, the FDA, or an IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. An IDE supplement must be submitted to and approved by the FDA before a sponsor, or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety, or welfare of human subjects. The FDA has the authority to re-evaluate, alter, suspend or terminate clinical testing based on its assessment of data collected throughout the trials. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA approval to market the product in the U.S.

Regulation of Drugs.    Prescription drugs and biological products require regulatory approval by the FDA under an NDA or BLA prior to commercialization. The lengthy process of seeking approval, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. The process for new drug and biological product development and approval has many steps, including those described below.

Pre-Clinical Tests.    Early in the development process, a biological or drug candidate undergoes pre-clinical testing, which includes laboratory evaluation of product chemistry and formulation, as well as animal studies of pharmacology and toxicology to assess the potential safety and efficacy of the product as formulated. Some of the testing may have to be conducted over lengthy periods of time, and in some cases, long-term pre-clinical studies are conducted while clinical trials are ongoing. Pre-clinical tests must be conducted in compliance with the FDA’s Good Laboratory Practice regulations and the Animal Welfare Act and its regulations. Violations of these laws and regulations can have various consequences, including invalidation of the studies, in which case the studies would have to be replicated.

Clinical Trials.    Before an investigational drug or biological product can be administered in humans, the Company must submit an investigational new drug application, or IND, that seeks authority to conduct clinical trials. The IND summarizes data from chemical, biochemical, pharmaceutical, and pre-clinical development work and must include a proposed protocol, which provides details about the clinical study to be conducted, such as a description of the condition to be treated, the objectives of the study, a description of the patient population eligible for the study, and the parameters to be used to monitor safety and efficacy.

The IND is reviewed by FDA and becomes effective, if not rejected by the FDA, within 30 days after submission. All clinical trials must be conducted under the supervision of a qualified investigator in accordance with Good Clinical Practice, or GCP, regulations to ensure the quality and integrity of clinical trial results and data and the protection of study subjects. These regulations include the requirement that, with limited exceptions, all subjects provide informed consent. In addition, an institutional review board, or IRB, composed primarily of physicians and other qualified experts at the hospital or clinic where the proposed studies will be conducted, must review and approve each human study. The IRB also is responsible for continued monitoring of the study and must be kept aware of the study’s progress, particularly as to adverse events and changes in the research. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur. Failure to adhere to GCP or the study protocols, or to obtain IRB approval and informed consent, may result in FDA rejection of clinical trial results and data, may delay or prevent the FDA from approving the drug for commercial use, and could result in enforcement action by the FDA.

Clinical trials are typically conducted in three sequential phases, which sometimes overlap. Phase 1 trials consist of testing the product in a small number of patients or healthy volunteers, primarily for safety, in one or more dosages, as well as characterization of a drug’s pharmacokinetic and/or pharmacodynamic profile. In Phase II, the product is studied in a patient population to evaluate both the product’s safety and its efficacy for the specific, targeted indications and to determine dosage tolerance and optimal dosage. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded patient population at geographically dispersed sites. With limited exceptions, all patients involved in a clinical trial must provide informed consent prior to their participation. Meeting clinical endpoints in early-stage clinical trials does not assure success in later-stage clinical trials. Phase 1, 2, and 3 testing may not be completed successfully within any specified time period, if at all.

The FDA monitors the progress of each clinical trial phase conducted under an IND, and the agency may, at its discretion, re-evaluate, alter, suspend or terminate clinical trials at any point in this process for various reasons, including a finding that patients are being exposed to an unacceptable health risk or a determination that it is unethical to continue the study. The FDA can also request or require that additional clinical trials be conducted as a condition to product approval. The IRB and the sponsor also may order the temporary or permanent discontinuance of a clinical trial at any time for a variety of reasons, particularly if safety concerns arise. Such holds can cause substantial delay and, in some cases, may require the abandonment of product development.

New Drug Application or Biological License Application.    After completing the clinical trial phases of development, if there is substantial evidence that the drug or biological candidate is effective and safe for its intended use, a company may prepare and submit an NDA or BLA to the FDA or a supplement to an already approved NDA or BLA to change or expand the product’s intended uses. The application must contain extensive information on the drug or biological candidate, including data from the pre-clinical and clinical trials, information pertaining to the preparation of the drug or biologic, analytical methods, product formulation, and details on the manufacture of finished products, proposed product packaging, labeling and stability (i.e., shelf-life). If the FDA determines that a risk evaluation and mitigation strategy (REMS) is necessary to ensure that the benefits of the drug outweigh the risks, the Company may be required to include as part of the application a proposed REMS, which may impose requirements or restrictions regarding how the product is made available.

Submission of an NDA or BLA or a supplement does not assure FDA acceptance for filing and review of the application, nor does it guarantee approval for marketing. The FDA may refuse to file the application and may request additional information, in which case the application must be resubmitted with the additional information. This may add significantly to the time before the application is accepted for filing and reviewed. Review of an NDA or BLA is an in-depth process by which the FDA determines, among other things, whether a product is safe and effective for its intended use. As part of its review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation, and a recommendation as to approval. The FDA is not bound by the recommendation of an advisory committee.

Data obtained from clinical studies are not always conclusive and may be susceptible to varying interpretations, which could delay, limit, or prevent regulatory approval. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its NDA or BLA or request additional data. Even if FDA approves a drug or biological product, the approval may limit the uses or indications for which a product may be marketed. The FDA may require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the safety of a product. These studies may involve continued testing of a product and development of data, including clinical data, about the product’s effects in various populations and any side effects associated with long-term use.

Among the conditions for NDA or BLA approval is the requirement that each manufacturer’s quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, standards and requirements. Manufacturing establishments often are subject to inspections prior to NDA or BLA approval to assure compliance with cGMP and with manufacturing commitments made in the application.

Under the Prescription Drug User Fee Act (PDUFA), submission of an NDA or BLA with clinical data requires payment of a fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which the FDA may approve the product or request additional information. PDUFA also provides for a six-month “priority review” process for drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists. There can be no assurance, however, that an application will be approved within the performance goal timeframe established under PDUFA, if at all. If the FDA’s evaluation of the NDA or BLA is not favorable, the FDA usually will outline the deficiencies in the submission and request additional testing or information. Notwithstanding the submission of any requested additional information, or even in lieu of asking for additional information, the FDA may decide that the marketing application does not satisfy the regulatory criteria for approval and issue a complete response letter, communicating the agency’s decision not to approve the application.

After approval, the FDA may require post-marketing studies or clinical trials, as well as periodic status reports, if new safety information develops. These post-marketing studies may include clinical trials to investigate known serious risks or signals of serious risks or identify unexpected serious risks. Failure to conduct these studies in a timely manner may result in substantial civil fines.

Drug Price Competition and Patent Term Restoration Act of 1984.    The Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, contains a number of important provisions regarding how products that are the subject of an NDA (but not a BLA) get approved, and patent and other protections against competition. In general terms, the major provisions of the statute include:

•        If the FDA approval of a product constitutes the first permitted commercial marketing of the active ingredient, a portion of a product’s patent term that is lost during clinical development and application review by the FDA may be restored.

•        There is an abbreviated approval process for generic and modified versions of pioneer (brand name) drug products that allows those products to come to market with a reduced evidentiary burden for approval. The ANDA process permits approval of a generic product on a showing that it is the “same as” the innovator product with regard to key characteristics, rather than a demonstration of the generic product’s safety and effectiveness. Similarly, an NDA submitted under section 505(b)(2) of the FDC Act can face a reduced burden of demonstrating safety and effectiveness based on its similarity to the innovator product.

•        There are periods of regulatory exclusivity for certain innovator products during which FDA review or approval of an ANDA or 505(b)(2) NDA is precluded. If the innovator is a new chemical entity (NCE), the FDA is precluded from accepting such applications for review for a period of five years (or four years in some instances) after approval of the innovator. If the innovator is not an NCE, but the NDA required clinical data, the FDA may review but cannot approve for a period of three years an ANDA or 505(b)(2) NDA for a product with the same conditions of use as what required clinical data.

•        There are provisions regarding the identification of patents claiming the innovator drug or methods of using the drug, and a process by which the holder of the innovator NDA or the patents may sue the ANDA or 505(b)(2) NDA applicant and obtain a 30-month stay of FDA approval during the pendency of the litigation.

The protection provided by listed patents and Hatch-Waxman exclusivities can be extended by six months if a company studies the drug in a pediatric population in response to a written request from the FDA. The trial results do not need to show efficacy in the pediatric population studied; rather, if the trial is deemed to respond to the request fairly, the additional protection is granted.

The abbreviated NDAs submitted under rules established by the Hatch-Waxman Act, if approved, allow a pharmaceutical manufacturer other than the NDA holder for a particular drug to market the pharmaceutical drug for indications equivalent to those approved in the original NDA. The Company anticipates partnering with innovator pharmaceutical companies for the delivery of approved drugs and also with so-called generic pharmaceutical manufacturers for delivery of drugs that are no longer patent-protected, such as methotrexate.

Biologics Price Competition and Innovation Act of 2009.    On March 23, 2010, the Biologics Price Competition and Innovation Act of 2009 (BPCIA) was signed into law. It creates an abbreviated approval pathway for biological products that are “biosimilar” to a biological product (called the “reference product”) that was previously approved under a BLA. If a proposed biosimilar product meets the statutory standards for approval (which include demonstrating that it is highly similar to the reference product and that there are no clinically meaningful differences in safety, purity, or potency between the products), the proposed biosimilar may be approved on the basis of an application that is different than the standard BLA. In addition, a biosimilar product may be approved as interchangeable with the reference product if the proposed product application meets statutory standards intended to ensure that the biosimilar product can be expected to produce the same clinical result as the reference product.

The BPCIA provides exclusivity periods during which a product approved under a BLA cannot be relied on as a reference product. No biosimilar application may be submitted to FDA for a period of four years after the reference product was approved, and no biosimilar application may be approved until twelve years after the reference product’s approval. If pediatric studies are performed and accepted by the FDA, the four-year and twelve- year exclusivity periods will be extended for an additional six months. Additionally, the first biosimilar product approved as interchangeable with a reference product will be granted an exclusivity period of varying length, depending on the factual circumstances.

Pervasive and continuing regulation.    After a drug or device is approved or cleared and placed on the market, numerous regulatory requirements apply. These include:

•        product listing and establishment registration, which helps facilitate FDA inspections, and other regulatory action;

•        Quality System Regulation (QSR), for devices, and cGMP for drugs, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the manufacturing process;

•        electronic records and signature regulations;

•        recordkeeping regulations;

•        labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved, or off-label use or indication;

•        clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in the intended use of a cleared device;

•        approval of product modifications that affect the safety or effectiveness of an approved device or drug;

•        safety reporting regulations, which require that manufacturers comply with FDA requirements to report if their device or drug may have caused or contributed to a death or serious injury, if their drug resulted in serious adverse events or if their device has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;

•        other periodic reporting regulations, including annual reports;

•        post-approval restrictions or conditions, including post-approval study commitments;

•        post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device or drug;

•        the FDA’s recall authority, whereby it can ask drug or device manufacturers (and under certain conditions order drug or device manufacturers) to recall from the market a product that is in violation of governing laws and regulations;

•        regulations pertaining to voluntary recalls; and

•        notices of corrections or removals.

Advertising and promotion of medical devices and some drugs, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, the Company is required to meet regulatory requirements in countries outside the U.S., which can change rapidly with relatively short notice. If the FDA determines that a company’s promotional materials or training constitute promotion of an unapproved use, it could request that such company modify its training or promotional materials or be subject to regulatory or enforcement actions. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider a company’s promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Furthermore, the Company’s products could be subject to voluntary recall if the Company or the FDA determines, for any reason, that such products pose a risk of injury or are otherwise defective. Moreover, the FDA can order a mandatory recall of a medical device if there is a reasonable probability that it would cause serious adverse health consequences or death.

The FDA has broad post-market and regulatory enforcement powers. The Company, after it obtains approval to market a device-drug combination product, would be subject to inspections by the FDA to determine compliance with the QSR, cGMP, and other regulations, and these inspections may include the manufacturing facilities of some of the Company’s contract manufacturers. Discovery of previously unknown problems may result in restrictions on the manufacture, sale, or use of drugs or devices or in their withdrawal from the market. Failure by the Company or its suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•        untitled letters, warning letters, fines, injunctions, consent decrees, and civil penalties;

•        unanticipated expenditures to address or defend such actions;

•        customer notifications for repair, replacement, or refunds;

•        recall, detention, or seizure of products;

•        operating restrictions, partial suspension, or total shutdown of production;

•        refusing or delaying requests for 510(k) clearance, premarket approval, NDA approval, or BLA approval of new products or modified products;

•        operating restrictions;

•        withdrawing 510(k) clearances, PMA approvals, NDA approvals, or BLA approvals that have already been granted;

•        refusal to grant export approval for products; or

•        criminal prosecution.

International Regulation.    Sales of medical devices and biological products outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls such as those described above in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval. These differences may affect the efficiency and timeliness of the international market introduction of the Company’s products, and there can be no assurance that the Company will be able to obtain regulatory approvals or clearances for its products in foreign countries.

Other Regulation.    The Company is also subject to numerous federal, state, and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that compliance with such laws or regulations will not have a material adverse effect upon the Company’s ability to do business.

Facilities

We lease approximately 4,800 square feet for office and laboratory space in Inglewood, California, pursuant to a lease that expires in December 2024.

We expect to expand our existing clean rooms and add at least one additional ISO 8 clean room within twenty-four months of completing the business combination.

Employees

We currently have three full-time employees, following the termination of most of our employees in February 2023 in order to preserve our cash runway. After the closing of the Business Combination, we intend to hire additional employees.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, any such future litigation could have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

COGNOS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Components of Results of Operations

During the years ended December 31, 2022 and 2021, our net loss was $8.0 million and $6.1 million, respectively. Our net loss increased in 2022 from 2021, as a result of an increase in general and administrative expense.

During the nine months ended September 30, 2023 and 2022, our net loss was $3.8 million and $6.1 million, respectively. Our net loss decreased in 2023 from 2022, as a result of a decrease in general and administrative expense, an increase in non-operating income and a decrease in research and development expense. Our expenses will likely increase in the future as we continue to implement our business strategy, as well as a result of our becoming a public company. We have not been profitable since inception, and as of December 31, 2022, our accumulated deficit was $38.1 million. Since inception, we have financed our operations primarily through private placements of our securities.

During the three months ended September 30, 2023, and 2022, our net loss was $1.2 million and $3.6 million, respectively. Our net loss decreased in 2023 from 2022, as a result of a decrease in general and administrative expense and a decrease in research and development expense. As of September 30, 2023, our accumulated deficit was $41.9 million.

Operating Expenses

Operating expenses primarily include general and administrative, research and development, and interest. The most significant component of our operating expenses are general and administrative expenses.

We expect to continue to invest substantial resources to support our growth. We anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

Research and Development Expense

Research and development expenses consist primarily of engineering, regulatory, pre-clinical and clinical activities.

We expense R&D costs as incurred. We recognize expenses for certain development activities, such as preclinical studies and manufacturing, based on an evaluation of the progress to completion of specific tasks using data or other information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of expenses incurred. Nonrefundable advance payments for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. These amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered. R&D activities account for a significant portion of our operating expenses. We expect our R&D expenses to increase significantly in future periods as we continue to implement our business strategy, which includes advancing our product candidate into and through clinical development, expanding our R&D efforts, including hiring additional personnel to support our R&D efforts, and seeking regulatory approvals.

General and Administrative Expense

General and administrative expenses consist primarily of personnel-related expenses for our finance, legal, human resources and administrative personnel, as well as the costs of information technology, professional services, insurance, travel, and other administrative expenses. We expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal, audit, tax and accounting costs, investor relations costs, higher insurance premiums and compliance costs. As a result, we expect that general and administrative expenses will increase in absolute dollars in future periods.

Interest Expense

Interest expense consists of charges related to notes payable, credit cards and equipment related financing agreements.

Results of Operations

The results of operations presented below should be reviewed in conjunction with Cognos’ unaudited condensed financial statements for the three months and the nine months ended September 30, 2023 and 2022, Cognos’ audited financial statements as of the years ended December 31, 2022 and 2021, and other information included elsewhere in this proxy statement/prospectus.

The following table sets forth our statement of operations for the three months ended September 30, 2023 and 2022, the years ended December 31, 2022 and 2021 and the dollar and percentage change between the two periods.

	For the Year Ended December 31,		Change $	Change %
	2022	2021
Revenue	$—	$—

Operating expenses
Research and development expense	3,385	3,445	(60)	(2)%
General and administrative expense	4,526	2,516	2,010	80%
Loss from operations	(7,911)	(5,961)	(1,950)	33%
Other non-operating Income	—	—
Interest expense	(134)	(111)	(23)	21%
Net loss	$(8,045)	$(6,072)	$(1,973)	32%
	For the Three Months Ended September 30,		Change $	Change %	For the Nine Months Ended September 30,		Change $	Change %
	2023	2022			2023	2022
Revenue	$—	$—			$—	$—

Operating expenses
Research and development expense	298	1,466	(1,168)	(80)%	1,377	2,680	(1,303)	(49)%
General and administrative expense	713	2,084	(1,371)	(66)%	2,298	3,326	(1,028)	(31)%
Loss from operations	(1,011)	(3,550)	(2,539)	(72)%	(3,675)	(6,006)	2,331	(39)%
Other non-operating Income	—	—	—%		179	—	179
Interest expense	(158)	(43)	(115)	267%	(318)	(104)	(214)	206%
Net loss	(1,169)	(3,593)	2,424	(67)%	(3,814)	(6,110)	2,296	(38)%

Research and Development Expense

Research and development expenses decreased by 80%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease was due to decreases in consulting and payroll expenses and stock-based compensation expense.

Research and development expense decreased by 49%, in the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The decrease was due to decreases in payroll and consulting expense and stock compensation expense.

Research and development expense decreased by 2%, in the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was due to decreases in hardware and supplies, product development and consulting expense, partially offset by increased wages and stock compensation expense.

General and Administrative Expense

General and administrative expense decreased by $1.4 million, or 66%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The decrease was due to decreases in consulting and payroll expenses and stock-based compensation offset by expense charges related to the proposed merger transaction.

General and administrative expense decreased by $1.0 million, or 31%, in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease was due to charges related to stock compensation expense, offset by increases in the proposed merger transaction expense.

General and administrative expense increased by $2.0 million, or 80%, in the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was due to charges related to stock compensation expense, the proposed merger transaction, and wages expense.

Other non-operating income

Other non-operating income increased by $0.2 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The increase was due to rebates received from government payroll relief programs related to COVID-19.

Interest Expense

Interest expense increased by $0.1 million, or 267%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The increase was due to interest on additional convertible notes being issued and the amortization of the debt discount on two convertible notes.

Interest expense increased by $0.2 million, or 206%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The increase was due to interest on additional convertible notes being issued and the amortization of the debt discount on two new convertible notes.

Interest expense increased by $0.02 million, or 21%, in the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was due to additional convertible notes being issued.

Trend Information

Other than as disclosed elsewhere in this proxy statement/prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Liquidity and Capital Resources

To date, we have financed our operations primarily through the sale of equity securities and, to a lesser extent, through non-dilutive grants from governmental agencies. Since our inception, we have incurred significant operating losses and negative cash flows. As of September 30, 2023, we had an accumulated deficit of $41.9 million. As of December 31, 2022 and December 31, 2021, we had an accumulated deficit of $38.1 million and $30.0 million, respectively.

As of September 30, 2023, we had cash of $0.7 million. As of December 31, 2022 and December 31, 2021, we had cash of $0.008 million and $0.003 million, respectively.

We expect to incur significant expenses in connection with our ongoing activities as we continue to implement our business strategy. We will need additional funding in connection with these activities. Our future funding requirements, both short-term and long-term, will depend on many factors, including:

•        the progress and results of our preclinical and clinical trials and interpretation of those results by the U.S. Food and Drug Administration (“FDA”) and other regulatory authorities;

•        the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

•        the costs of operating as a public company, including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses related to compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq.

For the foreseeable future, we expect to continue financing our operations through the sale of equity, debt, borrowings under credit facilities or through potential collaborations with other companies, other strategic transactions or government or other grants. Adequate capital may not be available to us when needed or on acceptable terms. We do not currently have any committed external source of funds beyond the Business Combination. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures. Debt financing would also result in fixed payment obligations. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section titled “Risk Factors” for additional risks associated with our substantial capital requirements.

The Company has an accumulated deficit of $38,057,699 as of December 31, 2022 and $41,871,842 as of September 30, 2023, and expects to incur additional significant costs in future periods, to finalize the development and licensing of its medical technology in United States of America and European markets. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” management has determined that the limited amounts of cash and negative working capital raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. In response to the recurring losses and negative operating cash flows, the Company will be seeking additional equity financing to fund its operations. For this purpose, on December 30, 2022, the Company signed an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with a publicly held special purpose acquisition company (“SPAC”), raising a minimum cash amount of $10,000,000. Upon the closing of the Merger Agreement, the Company will sell 100% of its outstanding equity to the SPAC and will continue its operations as the surviving company of the merger under a different name to be determined.

There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means, such as the issuance of debt or equity. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Comparison of the Nine Months Ended September 30, 2023, and 2022, and Years Ended December 31, 2022 and 2021 ($ in thousands)

The following table shows Cognos’ cash flows provided by (used in) operating activities, investing activities and financing activities for the stated periods:

	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022	Variance	Year ended December 31, 2022	Year ended December 31, 2021	Variance
Operating activities	(3,539)	(3,994)	(455)	$(3,125)	$(4,044)	919
Investing activities	—	—		—	(146)	146
Financing activities	4,294	4,155	139	3,130	3,728	(598)

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2023 was $3.5 million compared to $4.0 million for the nine months ended September 30, 2022, a decrease of $0.5 million. The decrease was due to a decrease in accounts payable, accrued expenses, and stock-based compensation offset by an increase in due to related parties.

Net cash used in operating activities for the year ended December 31, 2022 was $3.1 million compared to $4.0 million for the year ended December 31, 2021, a decrease of $0.9 million. The decrease was due to an increase in accounts payable and accrued expenses.

Investing Activities

No net cash was used in investing activities for the nine months ended September 30, 2023 or for the nine months ended September 30, 2022.

Net cash used in investing activities for the year ended December 31, 2022 was $0.0 million compared to $0.1 million for the year ended December 31, 2021, a decrease of $0.1 million. The decrease was due to a reduction in the purchase of equipment.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023, was $4.3 million compared to $4.2 million for the nine months ended September 30, 2022, an increase of $0.1 million. The increase was due to an increase in proceeds from convertible notes payable offset by a decrease in the issuance of common stock and related party notes.

Net cash provided by financing activities for the year ended December 31, 2022 was $3.1 million compared to $3.7 million for the year ended December 31, 2021, a decrease of $0.6 million. The decrease was due to a reduction in proceeds from the sale of common stock and attached warrants partially offset by an increase in proceeds from convertible and related party notes.

Off-Balance Sheet Arrangements

We did not have over the past three fiscal years, and we currently do not have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC. To the extent we have any contingent assets or liabilities, these have been captured and audited within the accompanying audited financial statements.

Quantitative and Qualitative Disclosures About Market Risks

We do not have any financial instruments that are exposed to significant market risk. We maintain our cash in bank deposits.

Critical Accounting Policies and Significant Management Estimates

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used when accounting for items such as depreciation, income taxes, commitments and stock-based compensation valuation. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. These investments are carried at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit.

Property and Equipment

Property and equipment are stated at cost less depreciation and depreciated over the useful lives of the assets using the straight-line method. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of property and equipment asset groupings may not be recoverable.

Property and Equipment estimated useful lives are as follows:

Asset Category	Useful Lives
Machinery and Equipment	5 years
Computers, furniture and equipment	5 years
Leasehold improvements	Over the shorter of economic useful life and lease term

Fair Value Measurements of Financial Instruments

Accounting Standards Codification (“ASC”) subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments.

The amount of cash, accounts payable and accrued expenses and other current assets and liabilities approximates fair value due to their short-term maturities.

All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Research and Development

The Company accounts for research and development costs in accordance with ASC 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Research and development costs include costs of research, engineering, and technical activities to develop a new product. Research and development costs also include pre-approval regulatory and clinical trial expenses.

Patents

Patents are expensed as incurred.

Contingencies

The Company records a liability in the financial statements for loss contingencies when a loss is known or considered probable, and the amount may be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and may be reasonably estimated, the estimated loss or range of loss is disclosed.

Income Taxes

The Company has deferred taxes that arise as a result of the different treatment of transactions for U.S. GAAP and income tax accounting, known as temporary differences. The Company records the tax effect of these temporary differences as deferred tax assets and deferred tax liabilities. Deferred tax assets generally represent items that may be used as a tax deduction or credit in a tax return in future years for which the Company has already recognized the tax benefit in the statements of operations. The Company establishes valuation allowances for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. Deferred tax liabilities generally represent tax expense for which payment has been deferred or expense has already been taken as a deduction on the Company’s tax return but has not yet been recognized as an expense in the statements of operations.

Stock-Based Compensation

The Company measures stock-based compensation expense at the grant date based on the fair value of the award and recognizes the compensation expense over the requisite service period, which is generally the vesting period. The amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are expected to vest. The Company elected the policy to account for forfeitures as they occur (i.e., when an employee leaves the Company), due to lack of historical data related to forfeiture trends.

Net Loss per Share

The Company computes net loss per share under ASC 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share includes the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

Leases

The Company is a lessee in all its lease arrangements, which are primarily a corporate office and research and development premise classified as operating leases.

At inception of an arrangement, the Company determines if a lease exists. Typically, a contract is or contains a lease if it conveys the right to control the use of an identified property, or equipment (an identified asset) for a period of time in exchange for consideration. To determine whether a contract conveys the right to control the use of an identified asset for a period of time, an entity shall assess whether, throughout the period of use, the customer has both (a) the right to obtain substantially all of the economic benefits from use of the identified asset and (b) the right to direct the use of the identified asset. If the customer has the right to control the use of an identified asset for only a portion of the term of the contract, the contract contains a lease for that portion of the term.

Right-of-use (“ROU”) assets and lease liabilities measured at the present value of lease payments over the lease term are recognized on the lease commencement date. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Since the leases do not provide an implicit rate, we utilize the best available information to determine our incremental borrowing rate, which is used to calculate the present value of lease payments. The incremental borrowing rate is based on internal and external information available at the lease commencement date. This rate is the theoretical rate the Company would pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The right-of-use asset also includes any prepaid fixed lease payments and excludes lease incentives. Options to extend or terminate a lease may be included in our lease arrangements. The Company reflects the renewal or termination option in the right-of-use asset and lease liability when it is reasonably certain that the Company will exercise those options. Leases with an initial term of 12 months or less are not recorded in the balance sheets. The Company uses quoted interest rates obtained from financial institutions as an input, adjusted for Company specific factors, to derive the incremental borrowing rate as the discount rate for the leases. As new leases are added each period, the Company evaluates whether the incremental borrowing rate has changed. If the incremental borrowing rate has changed, the Company will apply the rate to new leases and if not doing so would result in a material difference to the ROU asset and lease liability presented on the balance sheet.

Our operating leases are reflected in the right to use assets, net, property and equipment and lease liability — current and lease liability — non-current in our balance sheets.

Operating lease costs for lease payments are recognized on a straight-line basis over the lease term in the statements of operations.

In addition to rent, the Company pays for premises common area maintenance, which are separated, at its standalone selling price, as non-lease components and expensed as service expenses in statements of operations in the period incurred.

Operating lease ROU assets are regularly reviewed for impairment under the long-lived asset impairment guidance in ASC Subtopic 360-10, Property, Plant and Equipment.

MANAGEMENT OF THE COMBINED COMPANY

The following sets forth certain information, as of February 14, 2024, concerning the persons who are expected to serve as directors and executive officers of the Combined Company following the consummation of the Business Combination:

Name	Age	Position
Frank Adell	70	Chief Executive Officer and Director
Brett M. Clark	71	Chief Financial Officer
Josh Shachar	67	Chief Innovation Officer and Director
Dr. Thomas Chen	60	Chief Neurosurgeon & Oncology Officer of Cognos and Director
Dr. Susan Alpert	77	Chief Global Regulatory and Compliance Officer
Dr. Winston Wu	44	Senior Vice President of Product Development and Chief Technology Officer
Craig Burson	62	Director
Chris Smith	61	Director
Dr. Rick Panicucci	72	Director
Dr. Philippe Gadal	67	Director

Executive Officers

Frank Adell is the co-founder of Cognos and has served as the Chief Executive Officer and a member of the board since the company’s inception. From August of 2006 to July of 2015, Mr. Adell was the President and Chief Executive Officer of Pharmaco-Kinesis Corporation, the predecessor of Cognos, and from August 2016 to January 2021, he was the co-founder and Chief Executive Officer of Autonomous Medical Devices Incorporated, a medical development and manufacturing company with a focus on developing point-of-care diagnostic tools for diseases. Mr. Adell earned a Bachelor of Science degree with an emphasis in Nuclear Engineering from the University of Washington in Seattle. Mr. Adell is the recipient of the 2007 Congressional Order of Merit and is a member of the 2006 Business Advisory Board of the National Republican Congressional Committee. He received a Congressional Medal of Distinction from President George W. Bush in 2008 at the President’s Dinner in Washington, D.C., and has worked with numerous government agencies, including the State Department and the FAA. In 1996, Mr. Adell received a letter of recognition from the FAA on behalf of President Clinton for his contributions to the security of the airline industry. His professional career began in 1980 as a nuclear engineer at Bechtel Corporation after receiving a Bachelor of Science degree with an emphasis in Nuclear Engineering from the University of Washington in Seattle. We believe Mr. Adell’s leadership experience in the medical device technologies industry and board governance experience makes him an invaluable member of the board of directors.

Brett M. Clark has served as the Chief Financial Officer of Cognos since May 2023. Mr. Clark has over 40 years’ experience as a financial officer in industries including aerospace, manufacturing, product distribution, non-profit, oil services, waste disposal and transportation, in both public and private companies. Most recently he was an owner and Chief Financial Officer for Fortress Environmental Services and Ri Nu Services, oil services companies located in Texas, from 2013 to 2018 and Terra Solutions West, a waste disposal facility in California from 2019 to 2022. Prior to the operations in Texas, Mr. Clark was the C.F.O. of General Environmental Management, Inc., a publicly held hazardous waste disposal company with operations in California and Texas. Mr. Clark was also the C.F.O. for Dayrunner, Inc., a privately held consumer products distribution company where he was responsible for the restructuring of the finance, information technology, and accounting functions in the company’s turnaround. Mr. Clark has been the C.F.O. for Tru Circle Corporation, Adams Rite Aerospace, Inc. and Chapman University. Prior to these companies, Mr. Clark was Group Controller for Fleetwood Enterprises, a publicly traded Fortune 500 manufacturing company and Corporate Controller and Assistant Secretary for Aircal, Inc., a publicly traded airline. Prior to work in publicly traded firms and private enterprises, Mr. Clark worked for Deloitte, a “Big 4” CPA firm. He has a B.S. in Accounting from the University of Southern California and became a C.P.A. in the State of California in 1975.

Josh Shachar is a co-founder of Cognos and has served as the Chief Innovation Officer and a member of the board since the company’s inception. Mr. Shachar has held many executive management positions at high-technology companies dealing directly with the United States Department of Defense. Mr. Shachar began his professional career in 1981 at ThermoControl, Inc. in Chatsworth, California, as the founder and Vice President of Engineering. This company was acquired by Daily Instrument of Houston, Texas. In 1996, Mr. Shachar served as the Vice President of Engineering at Pastushin Aviation, Inc. In the following year, Mr. Shachar founded and served as the President of Lambda Signatics, Inc., which was later acquired by Shapco Industries. Mr. Shachar is still the principal owner and founder of numerous high-technology companies including ThermoCouple America LLC, EDEL Engineering Development Corp., and Engineered Magnetics, Inc. Mr. Shachar is an author of numerous U.S. Patent applications in medical, biometrics, and diagnostic applications. Mr. Shachar attended the Sorbonne University in Paris, France. After completing his studies there, Mr. Shachar returned to Israel where he graduated magna cum laude with a Bachelors’s and Masters’s degree in Philosophy of Science and Mathematics from the University of Haifa in Israel. He earned a Fullbright Scholarship which he used to begin a doctoral program at the University of Southern California. Mr. Shachar holds more than 90 patents related to his advanced medical device technology and his work has been published in several leading journals. We believe Mr. Shachar’s leadership experience in advanced medical technologies and board governance experience makes him an invaluable member of the board of directors.

Dr. Thomas Chen has served as the Chief Neurosurgeon & Oncology Officer of Cognos since 2016, and as member of the board since 2016. He is a physician, a board certified neurosurgeon, and the Director of Surgical Neuro-oncology at USC. He is also a tenured Professor of Neurosurgery and Pathology at USC. Dr. Chen received his MD from University of California, San Francisco (1988); he graduated from his neurosurgery residency training at the University of Southern California (1995). In order to prepare for his career in neuro-oncology, Dr. Chen obtained his PhD degree in pathobiology from the University of Southern California (1996). His thesis was on the role of immunotherapy in malignant brain tumors. He is a fellowship-trained spine surgeon (1997) and one of a few surgical neuro-oncologists in the country who specialize in spine cancer surgery. Currently, Dr. Chen maintains a clinical practice in both surgical neuro-oncology and spine surgery. He heads a research laboratory focused on glioma biology at USC and is involved in developing new and novel treatments for the treatment of brain and spinal tumor disease. He is also co-developing surgical therapies is based on the newest techniques in microdissection and image guidance using neuronavigational therapy. Dr. Chen is a member of several professional societies including the Congress of Neurological Surgeons, the American Association of Neurological Surgery, and the American Association of Cancer Research as well as several others. He is the recipient of many awards and peer recognition including being named one of Southern California Super Doctors by Los Angeles Magazine in 2015, one of America’s Top Surgeons in 2007 and one of America’s Top Oncologists (for Neuro-Oncology) in 2007. Dr. Chen has published extensively on glioma biology and neurosurgery. He is on the editorial board for The Spine Journal and Journal of Neuro-oncology, and is on the review board for Neurosurgery and Journal of Neurosurgery. Dr. Chen also serves on numerous national neurosurgery committees. Dr. Chen graduated summa cum laude in three years from the University of Illinois at Urbana-Champaign, where he received Bronze Tablet honors (top 3% of undergraduate students) and was inducted into the Phi Beta Kappa national academic honor society. He attended the University of California, San Francisco, for medical school where he was inducted into the Alpha Omega Alpha national medical honor society. We believe Dr. Chen’s leadership experience in Neuro-oncology makes him an invaluable member of the board of directors.

Dr. Susan Alpert has served as the Lead Regulatory Consultant of Cognos since February 2019 and is expected to serve as Chief Global Regulatory and Compliance Officer of the Combined Company. Since leaving Medtronic in 2011, she has served as a consultant and in the management of a number of start-up medical technology companies as well as a consultant to several investment groups in the medical technology space. She is the principal of SFADC LLC, a consulting firm to companies seeking FDA authorization for their products. In her eight-year career with Medtronic, she held many positions, including six years as Senior Vice President, Chief Regulatory Officer of Medtronic. In that role, Dr. Alpert was responsible for all Medtronic’s global regulatory efforts. Prior to joining Medtronic, Dr. Alpert served as Vice President of Regulatory Sciences for C.R. Bard, Inc. She also previously worked at the Food and Drug Administration (FDA) where she held a variety of positions in the centers dealing with drugs, devices, and radiological health and foods, including six years as the Director of the Office of Device Evaluation. Dr. Alpert is a Microbiologist and Pediatrician with a specialty in infectious diseases and has practical experience in laboratory research and clinical trials. Dr. Alpert completed her undergraduate degree at Barnard College, Columbia University, and holds a Master’s degree and PhD in Biomedical Sciences from New York University. She received her Medical Degree from the University of Miami and completed her clinical training at Montefiore Medical Center and at Children’s National Medical Center.

Dr. Winston Wu has served as the Senior Vice President of Product Development and Chief Technology Officer of Cognos since July 2017. At UCLA, his work in creating one of the first wearable body sensor systems based around a smartphone was funded by the National Institutes of Health (NIH) and he helped define and create a first-of-its-kind fully integrated cane device with motion acceleration, rotational gyroscope, and pressure sensors targeted towards elder cane users. His industrial experience has been focused on FDA-regulated medical devices. He was the team leader of many projects from concept to commercialization and is the author of ten IEEE journal and conference publications and holds twelve patents relating to various innovative medical technology systems and concepts. He has been recognized for his achievements by many groups including winning a Fellowship Award from the NIH and being given a scholarship from the Leon Weinberg Memorial Scholarship Organization. In addition to his work with Cognos, Dr. Wu currently serves on the editorial board of IEEE Journal of Biomedical Health Informatics. Dr. Wu has a B.S. in Electrical Engineering from San Francisco State University and a PhD in Electrical Engineering for Embedded Computing Systems from UCLA.

Non-Employee Directors

Craig Burson, a director nominee, has served as the founder and Managing Member of Peak 8 Capital, LLC and Ski Mountain Properties, LLC, two commercial real estate businesses, since April 2020. From January 2021 to October 2022, Mr. Burson served as a board member and chairman of the audit committee of LMF Acquisition Opportunities, Inc., a special purpose acquisition company that merged with SeaStar Medical, Inc. (Nasdaq: ICU) in October 2022. From January 2000 to March 2020, Mr. Burson worked for H.I.G. Capital, LLC (“H.I.G.”), a leading global alternative investment firm with approximately $58 billion of equity capital under management and a focus on the small cap and mid cap segments of the market. From June 2003 until March 2020, Mr. Burson served as a Managing Director for H.I.G.’s Growth Equity and VC funds. During his 20-year career at H.I.G., Mr. Burson focused on making investments in the business services, consumer, healthcare, and technology sectors. Mr. Burson was involved with over 20 investments while at H.I.G., sat on many of the boards of companies in which investments were made, and was a member of the audit and compensation committees for a number of his investments. Prior to H.I.G., Mr. Burson was a member of the Raymond James & Associates technology investment banking practice, where he was active in public offerings, private placements, and mergers & acquisitions. In addition, Mr. Burson had a 15-year career with the Dow Chemical Company, holding management positions in engineering, sales, marketing, and new business development. His focus at the Dow Chemical Company was on the healthcare, semiconductor, water treatment, mining, and oil & gas industries. Mr. Burson also served as a development leader at Dowell Schlumberger, where he was involved with advanced oil & gas treatment technologies. In addition, he spent time in the trenches working as a roust-a-bout for Phillips Petroleum while earning his engineering degree. Mr. Burson earned a Bachelor of Science degree in Mining Engineering from the Colorado School of Mines and an M.B.A. from Harvard Business School. We believe that Mr. Burson is well-qualified to serve on our Board due to his experience in finance and investments, including investments in the technology sector, as well as his board and audit committee service.

Chris Smith, a director nominee, is a certified public accountant, licensed in the state of California, with over 35 years of experience in the public accounting profession, retiring from BDO, an international accounting and auditing firm, in 2022. From 1992 to 2022, he served in various roles, holding progressively more responsible roles within the BDO organization concluding with Global Head of Accounting and Auditing. During his time at BDO, in addition to serving as an engagement partner and engagement quality reviewer on audit engagements of both publicly held and privately owned entities in a variety of industries, Mr. Smith held various technical positions within BDO focused on audit quality, audit methodology, and accounting matters. He held seats on various professional and industry boards, committees and groups focused on the audit profession. He was a frequent lecturer and presenter on technical accounting and auditing topics. He earned a Bachelor of Science degree in Accounting from Montana State University and an MBA from the University of San Francisco. We believe Mr. Smith experiences and education qualify him to serve as a member of our board of directors.

Dr. Rick Panicucci, a director nominee, has served as Senior Vice President at BridgeBio from May 2018 to June 2023, before being promoted to Chief Technology Officer in July 2023. From February 2015 to April 2018, Dr. Panicucci served as the Vice President of Pharmaceutical Development at WuXi AppTec, where he was responsible for providing scientific leadership in the areas of Developability, Formulation Development and GMP Manufacturing. Prior to that, Dr. Panicucci served as the Global Head of Chemical and Pharmaceutical Profiling (CPP) at Novartis from January 2004 to February 2015, where he led the development and implementation of innovative dosage form designs and novel drug delivery technologies. He has also held positions as the Director of Formulation Development at Vertex Pharmaceuticals and Senior Scientist at Biogen. He earned a Bachelor of Science degree in Chemistry from McMaster University, a PhD in Chemistry from the University of Toronto and a post-doctoral fellowship at the University of California, Santa Barbara. We believe Dr. Panicucci’s experiences and education qualify him to serve as a member of our board of directors.

Dr. Philippe Gadal, a director nominee, currently serves as a regulatory advisor for various companies, including bioMérieux Inc., Rapid Micro Biosystems Inc, and Microbs SAS, since September 2020. From January 2017 to June 2020, Dr. Gadal served as the General Manager of Hyglos, a company purchased by bioMérieux SA. He served on the board and as chairman of the audit committee and compensation committee of ERBA Diagnostics, Inc. from September 2010 to December 2016. From 2009 to 2012, Dr. Gadal served as the Chief Executive Officer of AES Chemunex Inc., a manufacturer and developer of tests, equipment and reagents for microbiological laboratories. From 2003 through 2008, he served as the Chief Executive Officer of Trinity Biotech USA, the United States subsidiary of Trinity Biotech PLC, an international diagnostics company. Prior to joining Trinity Biotech, Dr. Gadal served in a variety of positions for companies involved in the in vitro diagnostics industry, including General Manager of Diagnostica Stago Inc., a private medical devices company, from 1995 through 2003; Director of Hematology for Roche Diagnostics, a subsidiary of Hoffmann-La Roche Ltd., a leading company in the field of pharmaceutical and diagnostics, from 1993 through 1995; Director of the Hematology Business Unit for ABX France, a subsidiary of Hoffman-La Roche, from 1991 through 1992; and President of ABX USA, a medical devices company which specializes in hematology. He received a Doctorate of Pharmacy (Pharm D) from Paul Sabatier University in France. We believe that Dr. Gadal’s vast experience as an executive officer of companies within the life sciences industry qualify him to serve as a member of our board of directors.

Family Relationships

There are no family relationships among any of the Combined Company’s directors or executive officers.

Corporate Governance

Composition of the Board of Directors

The Combined Company’s business and affairs will be organized under the direction of its board of directors. Karen Richardson will serve as Chair of the Board. The primary responsibilities of the board of directors of the Combined Company will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. The board of directors of the Combined Company will meet on a regular basis and additionally as required.

In accordance with the terms of the proposed Certificate of Incorporation and Bylaws, which will be effective upon the consummation of the Business Combination, the board of directors shall establish the authorized number of directors from time to time exclusively by resolution. The board of directors will consist of seven members upon the consummation of the Business Combination. In accordance with the proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the Combined Company’s board of directors will initially be divided into three classes with staggered three-year terms. At each annual meeting of shareholders prior to 2026, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The directors elected at the 2026 annual meeting of shareholders will serve for a two-year term, and the directors elected at the 2027 annual meeting of shareholders will serve for a one-year term. Beginning at the 2028 annual meetings of shareholders, all directors of the Combined Company will be elected for one-year terms expiring at the following annual meeting of shareholders. The Combined Company’s initial directors will be divided among the three classes as follows:

•        the terms of the Class I directors will expire at the annual meeting of shareholders to be held in 2024;

•        the terms of the Class II directors will expire at the annual meeting of shareholders to be held in 2025; and

•        the terms of the Class III directors will expire at the annual meeting of shareholders to be held in 2026.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The initial division of the Combined Company’s board of directors into three classes with staggered three-year terms may delay or prevent a change of Cognos’ management or a change in control.

Director Independence

As a result of the Combined Company Common Stock being listed on Nasdaq following the consummation of the Business Combination, the Combined Company will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the consummation of this Business Combination, Nocturne’s Board of Directors undertook a review of the independence of the individuals named above and have determined that each of Craig Burson, Chris Smith, Dr. Rick Panicucci, and Dr. Philippe Gadal will qualify as “independent” as defined under the applicable Nasdaq rules.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the board of directors will be informed oversight of the Combined Company’s risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company’s board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors of the Combined Company will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

The Combined Company’s board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Combined Company’s board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Combined Company’s audit committee will consist of Craig Burson, Philippe Gadal and Christopher Smith. Nocturne’s Board of Directors has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee will be Christopher Smith. Nocturne’s Board of Directors has determined that is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Combined Company’s audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, Nocturne’s Board of Directors has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the Combined Company’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the Combined Company’s independent registered public accounting firm. Specific responsibilities of the audit committee include:

•        helping the board of directors oversee corporate accounting and financial reporting processes;

•        managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the Combined Company’s consolidated financial statements;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the Combined Company’s interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing related person transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the Combined Company’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of Craig Burson, Philippe Gadal and Rick Panicucci. The chair of the compensation committee will be Craig Burson. Nocturne’s Board of Directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•        reviewing and approving the compensation of the chief executive officers, other executive officers and senior management;

•        reviewing and recommending to the board of directors the compensation of directors;

•        administering the equity incentive plans and other benefit programs;

•        reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•        reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of Craig Burson, Philippe Gadal and Christopher Smith. The chair of the nominating and corporate governance committee will be Philippe Gadal. Nocturne’s Board of Directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•        identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by shareholders, to serve on the board of directors;

•        considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•        developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•        overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Code of Ethics

Following the consummation of the Business Combination, the Combined Company will have a Code of Ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics will be available on the Combined Company’s website, http://www.Cognosmaterials.com/investors. In addition, the Combined Company intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the Combined Company’s website address does not constitute incorporation by reference of the information contained at or available through the Combined Company’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of Cognos. None of the Combined Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company’s board of directors or compensation committee.

Non-Employee Director Compensation

During 2022, the directors were granted stock options and accrued directors’ fees for service on Cognos’ board of directors. Cognos’ policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

The Combined Company’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, the Combined Company will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of shareholder value, while enabling the Combined Company to attract, retain, incentivize, and reward directors who contribute to the long-term success of the Combined Company.

Limitation on Liability and Indemnification of Directors and Officers

The Combined Company’s proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its shareholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Combined Company’s Certificate of Incorporation and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION OF COGNOS

Executive and Director Compensation prior to the Business Combination

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “Cognos,” “we,” “us” or “our” refers to Cognos prior to the consummation of the Business Combination. The following discussion and analysis of the compensation arrangements of our Directors and Named Executive Officers for the fiscal year ended December 31, 2023 should be read together with the compensation tables and related disclosures provided below and in conjunction with Cognos’ financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Compensation information included in the following discussion is presented in actual dollar amounts.

Because we are an emerging growth company within the meaning of the Securities Act, we have opted to comply with the executive compensation rules applicable to “emerging reporting companies,” when detailing the executive compensation of our executives, as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer and our two most highly compensated executive officers (other than our principal executive officer). These three individuals are referred to as our “named executive officers” or “NEOs.”

Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2022, Cognos did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers. The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future. In connection with the Business Combination, each of our NEOs will enter into a new employment agreement with the Combined Company as discussed below, which agreements will provide for increased base salaries and target annual bonus opportunities. We expect that we will continue to review, evaluate and modify our compensation framework as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Frank Adell	2023	286,844	—	—	—	286,844
Chief Executive Officer	2022	190,916	—	413,184	—	604,100
Dr. Winston Wu	2023	301,458	—	—	—	301,458
Chief Technology Officer	2022	250,500	—	230,757	—	481,257
Brett Clark	2023	152,740	—	—	—	152,740
Chief Financial Officer	2022	—	—	—	—	—

____________

(1)      The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted to our executive officers in 2022, computed in accordance with FASB ASC Topic 718. The amounts above reflect the aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by our executive officers, which depends on the market value of our common stock on a date in the future.

Outstanding Equity Awards at Fiscal Year End

Name	Number of securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Frank Adell	150,000	—	4.25	6/22/30
	200,000	—	3.80	9/16/32

Winston Wu	286,000	—	4.25	4/21/30
	286,000	—	4.25	4/21/30
	50,000	—	4.25	4/21/30
	50,000	—	4.25	6/22/30
	8,333	91,667	3.80	9/16/32

Existing NEO Employment Agreements

In January 1, 2018, Cognos entered into an employment letter agreement with Mr. Adell, pursuant to which Mr. Adell serves as our Chief Executive Officer. Pursuant to the employment letter agreement, Mr. Adell is entitled to an annual base salary of $375,000. The employment letter agreement also provides that Mr. Adell is eligible to participate in a number of Company-sponsored benefits plans, programs and arrangements.

On June 13, 2017, Cognos entered into an employment letter agreement with Dr. Wu, pursuant to which Dr. Wu serves as our Chief Technology Officer. Pursuant to the employment letter agreement, Dr. Wu is entitled to an annual base salary of $220,000. The employment letter agreement also provides that Dr. Wu is eligible to participate in a number of Company-sponsored benefits plans, programs and arrangements.

Long Term Equity Compensation Plans

On February 8, 2018, the Board of Directors of the Company, approved the 2018 Equity Incentive Plan (“2018 Plan”) which provides for the issuance of options, stock appreciation rights, restricted stock units or other stock awards. The reserved shares were 2,200,000 shares of the Company’s common stock to issue options to employees, directors and consultants. On July 6, 2020, the Board of Directors approved the reserve of an additional 1,616,284 shares, so that total reserved shares of common stock are 3,816,284 shares.

In 2021, after the Company was reincorporated in Delaware, the Board of Directors of the Company approved the 2021 Equity Incentive Plan (“2021 Plan”) and authorized the reservation of 2,500,000 shares of common stock to issue options to employees, directors and consultants, in addition to the existing 3,816,284 common shares authorized under the 2018 Plan. On September 17, 2022 the Board of Directors approved the increase of the authorized shares of common stock under the 2021 Equity Incentive Plan by 2.1 million shares.

The Board of Directors of the Company or a committee thereof administers the Plan and determines the exercise price, vesting and expiration period of the grants under the Plan.

Health and Welfare Plans.

Our NEOs, except the Chief Financial Officer, are eligible to participate in the employee benefit plans that we offer to our employees generally, including medical, dental, vision and life insurance. Short-term disability benefits are available through the State of California.

Executive Compensation After the Business Combination

The Company intends to enter into new employment agreements with its NEOs after Closing but has not yet finalized the terms of such agreements.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation paid to each of our non-employee directors during the year that ended December 31, 2022.

Name	Option Awards ($)(1)	Total ($)
Josh Shachar	206,592	206,592
Dr. Thomas C. Chen	206,592	206,592
Dr. Eli Gang	206,592	206,592

____________

(1)      The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted to our directors in 2022, computed in accordance with FASB ASC Topic 718. The amounts above reflect the aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by our directors, which depends on the market value of our common stock on a date in the future.

Director Compensation After the Business Combination

After Closing, we expect to adopt a director compensation program, pursuant to which the Combined Company will pay non-employee directors a cash retainer for service on the Combined Company Board and for service on each committee of which the director is a member. The chairperson of each committee will receive higher retainers for such service.

Member Annual Fee
Board of Directors	$60,000
Audit Committee	$30,000
Compensation Committee	$30,000
Nominating and Corporate Governance Committee	$30,000

The Combined Company will also reimburse non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of the Combined Company Board and any committee of the Combined Company Board on which they serve.

In addition, under the director compensation program to be effective at the closing of the Business Combination, each non-employee director will receive, on the date of the first board meeting held after each annual meeting of shareholders, an annual equity award under the Incentive Plan valued at $100,000.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of the Combined Company’s capital stock, as expected to be in effect upon the consummation of the Business Combination. Assuming the adoption of the Certificate of Incorporation and the Bylaws by our shareholders at the Special Meeting in connection with the closing of the Business Combination, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the Certificate of Incorporation, Bylaws and Investor Rights Agreement, which are included as Annex D, Annex C and Annex G, respectively, to this proxy statement/prospectus, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Upon the consummation of the Business Combination, the Combined Company’s authorized capital stock will consist of:

•        shares of Combined Company Common Stock, $0.0001 par value per share; and

•        shares of undesignated Preferred Stock, $0.0001 par value per share.

Pursuant to the terms of the Certificate of Incorporation, upon the consummation of the Business Combination, issued and outstanding shares of Nocturne Ordinary Shares will automatically convert into an equal number of shares of Combined Company Common Stock without any action on the part of any person, including the Combined Company, and concurrently with such conversion, the number of authorized shares of Nocturne Ordinary Shares shall be reduced to zero. It is intended that the conversion of Nocturne Common Stock into Combined Company Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code.

As of the record date for the Special Meeting, Nocturne had public ordinary shares, 2,875,000 founder shares and 465,000 private shares outstanding, no shares of preferred stock outstanding and 11,500,000 public rights and 465,000 private rights (inclusive of rights underlying units) outstanding. The number of shareholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Combined Company will be authorized, without shareholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.

Voting Rights

Holders of Combined Company Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

The Certificate of Incorporation will prohibit cumulative voting for the election of directors unless otherwise provided by law.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Combined Company Common Stock are entitled to receive dividends out of funds legally available if the board of directors of the Combined Company, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board of directors of the Combined Company may determine.

No Preemptive or Similar Rights

Combined Company Common Stock will not be entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If the Combined Company becomes subject to a liquidation, dissolution or winding up, the assets legally available for distribution to the shareholders would be distributable ratably among the holders of Combined Company Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Fully Paid and Non-Assessable

All of the outstanding shares of Combined Company Common Stock will be fully paid and non-assessable.

Preferred Stock

The board of directors of the Combined Company will be authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the shareholders. The board of directors of the Combined Company can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the shareholders.

The board of directors of the Combined Company may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Combined Company Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Combined Company and may adversely affect the market price of Combined Company Common Stock and the voting and other rights of the holders of Combined Company Common Stock. There are no current plans to issue any shares of Preferred Stock.

Anti-Takeover Provisions

Some provisions of Delaware law, the Certificate of Incorporation and Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of the Combined Company by means of a tender offer; an acquisition of the Combined Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in the Combined Company’s best interests, including transactions that provide for payment of a premium over the market price for the Combined Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Combined Company to first negotiate with the board of directors of the Combined Company. We believe that the benefits of the increased protection of the Combined Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Combined Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Combined Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless:

•        prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•        the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested shareholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates and associates, owns or, during the three years prior to the determination of interested shareholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors of the Combined Company does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

Certificate of Incorporation and Bylaws Provisions

The proposed Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Combined Company’s management team, including the following:

•        Board of Directors Vacancies.    The Certificate of Incorporation and Bylaws will authorize only the board of directors of the Combined Company to fill vacant and newly created directorships, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law. In addition, the number of directors constituting the board of directors of the Combined Company is permitted to be set only by a resolution adopted by the board of directors. These provisions prevent a shareholder from increasing the size of the board of directors of the Combined Company and then gaining control of the board of directors of the Combined Company by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors of the Combined Company but promotes continuity of management.

•        Classified Board.    The Certificate of Incorporation and Bylaws will provide that the board of directors of the Combined Company be divided into three classes of directors for a period of time following the closing of the Business Combination. For more information on the classified board, see the section titled “Management of the Combined Company.” Beginning at the 2028 annual meeting of shareholders, all directors will be elected to one-year terms and the board of directors will cease to be classified. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Combined Company as it is more difficult and time consuming for shareholders to replace a majority of the directors on a classified board of directors.

•        Directors Removed Only for Cause.    The Certificate of Incorporation will provide that shareholders may remove directors only for cause while the board of directors remains classified. Beginning at the 2028 annual meeting of shareholders, directors may be removed with or without cause by the shareholders.

•        Supermajority Requirements for Amendments of The Certificate of Incorporation and Bylaws.    The Certificate of Incorporation will further provide that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, the liability of directors and indemnification. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of the board of directors of the Combined Company.

•        Shareholder Action; Special Meeting of Shareholders.    The Certificate of Incorporation and Bylaws will provide that special meetings of shareholders may be called only by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), the chairperson of the board of directors of the Combined Company, or any chief executive officer, thus prohibiting a shareholder from calling a special meeting. The Certificate of Incorporation will provide that the shareholders may not take action by written consent, but may only take action at annual or special meetings of shareholders. As a result, holders of capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of shareholders called in accordance with the Bylaws. These provisions might delay the ability of shareholders to force consideration of a proposal or for shareholders to take any action, including the removal of directors.

•        Notice Requirements for Shareholder Proposals and Director Nominations.    The Bylaws will provide advance notice procedures for shareholders seeking to bring business before the annual meeting of shareholders or to nominate candidates for election as directors at the annual meeting of shareholders. The Bylaws will also specify certain requirements regarding the form and content of a shareholder’s notice. These provisions might preclude shareholders from bringing matters before the annual meeting of shareholders or from making nominations for directors at the annual meeting of shareholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company.

•        No Cumulative Voting.    The DGCL provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and Bylaws will prohibit cumulative voting unless otherwise provided by law.

•        Issuance of Undesignated Preferred Stock.    The board of directors of the Combined Company will have the authority, without further action by the shareholders, to issue up to shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by the board of directors of the Combined Company. The existence of authorized but unissued shares of Preferred Stock will enable the board of directors of the Combined Company to render more difficult or to discourage an attempt to obtain control of the Combined Company by means of a merger, tender offer, proxy contest, or other means.

•        Choice of Forum.    The Certificate of Incorporation will provide that the Delaware Court of Chancery (or, if and only if the Delaware Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Combined Company; (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Combined Company to the Combined Company or the Combined Company’s shareholders; (3) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; and (6) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company, governed by the internal affairs doctrine or otherwise related to the Combined Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock (including Common Stock issued pursuant to public rights) of the Combined Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Combined Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period during which the Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Combined Company Common Stock or public rights of the Combined Company for at least six months, but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, under which such person would be entitled to sell, within any three-month period, only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of the Combined Company Common Stock then outstanding; or

•        the average weekly reported trading volume of the Combined Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have previously been a shell company at any time. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period during which the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, Nocturne had 5,191,416 Nocturne Ordinary Shares outstanding. If the Business Combination is approved, the Combined Company Common Stock that shareholders of Cognos receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for certain shares of Combined Company Common Stock issued pursuant to the Equity Incentive Plan, and any shares issued to affiliates of the Combined Company within the meaning of Rule 144.

As of the date of this proxy statement/prospectus, there are 11,500,000 public rights and 465,000 private rights (inclusive of rights underlying units) of Nocturne outstanding. Each holder of a public right will receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination, even if the holder of such right redeems all ordinary shares held by it in connection with the Business Combination. No additional consideration will be required to be paid by a holder of public rights in order to receive its additional shares upon the consummation of the Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. In order to receive its additional shares, the holder must elect to convert its public rights into underlying shares and return the original rights certificates to the Company.

Nocturne anticipates that following the consummation of the Business Combination, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Investor Rights Agreement

Cognos, Nocturne, the Sponsor and certain existing shareholders of Cognos will enter into the Investor Rights Agreement, a form of which is attached to this proxy statement/prospectus as Annex G, which will become effective upon the consummation of the Business Combination. In accordance with the Investor Rights Agreement, the Sponsor and signatory shareholders of Cognos and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

For a detailed description of the Investor Rights Agreement, see the section titled “The Merger Agreement and Related Agreements — Related Agreements — Investor Rights Agreement.”

Limitation of Liability and Indemnification

The Bylaws will provide that the Combined Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.

Delaware law prohibits the Certificate of Incorporation from limiting the liability of the Combined Company’s directors for the following:

•        any breach of the director’s duty of loyalty to the Combined Company or to its shareholders;

•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•        any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Combined Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Bylaws, the Combined Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.

In addition to the indemnification required in the Certificate of Incorporation and Bylaws, the Combined Company will enter into an indemnification agreement with each member of its board of directors and each of its officers. These agreements will provide for the indemnification of the Combined Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Combined Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Combined Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Combined Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions that will be in the Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Combined Company and its shareholders. Moreover, a shareholder’s investment may be harmed to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exchange Listing

Nocturne has applied for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and public rights on Nasdaq under the symbols “COGN”.

Transfer Agent and Registrar

The transfer agent and registrar for the Combined Company Common Stock will be Continental Stock Transfer & Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

General

As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the Nocturne Board has unanimously approved the Domestication Proposal. If approved by the shareholders, the Domestication will become effective simultaneously with the completion of the Business Combination and will be effected by the filing of a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and the filing of an application to de-register with the Registrar of Companies of the Cayman Islands. The Domestication Proposal, if approved, will authorize a change of Nocturne’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Nocturne is currently governed by the Cayman Islands Companies Act, upon Domestication, Nocturne and the Combined Company will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as between the Existing Organizational Documents and the proposed Certificate of Incorporation and proposed Bylaws of the Combined Company.

Comparison of Shareholder Rights

Set forth below is a summary comparison of material differences between the rights of the Combined Company shareholders under the proposed forms of the Certificate of Incorporation and Bylaws (left column) which will be effective at the Business Combination, and the rights of Nocturne shareholders under the A&R Memorandum and Articles (right column), and which are attached to this proxy statement/prospectus as Annex D, Annex C and Annex H, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the Cayman Islands Companies Act and the DGCL.

	Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Corporate Purpose	The purpose shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.	The objects for which Nocturne was established are unrestricted and it shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Capital Stock

The total number of shares of capital stock that the Corporation is authorized to issue is 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

The share capital of the Company is $50,500 divided into 500,000,000 ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each.

Preferred Stock.    The board of directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares constituting such series and fix or alter for each such series the voting powers (if any), such designation, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may

Preference Shares.    The directors may allot, issue, grant options over or otherwise dispose of preference shares (including fractions of a preference share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

	Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

be increased or decreased (but not below the number of shares thereof then outstanding) by the board of directors or by the affirmative vote of the holders of holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Combined Company entitled to vote thereon, without a separate vote of the holders of the Combined Company Common Stock or Preferred Stock, unless a vote of any such holders is required pursuant to the Certificate of Incorporation or any Preferred Stock designation

Common Stock.    Each holder of Combined Company Common Stock is entitled to one vote on each matter properly submitted to the shareholders of the Combined Company for their vote, except for certain matters related solely to the terms of one or more outstanding series of Preferred Stock as set forth in the Certificate of Incorporation.

Ordinary Shares.    The directors may allot, issue, grant options over or otherwise dispose of ordinary shares (including fractions of an ordinary share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Directors; Classes

Subject to the Certificate of Incorporation, the board of directors will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the board of directors. The board of directors will be divided into three classes designated as Class I, Class II and Class III. Class I, Class II and Class III directors shall initially serve for a term expiring at the first, second and third annual meeting of shareholders following the consummation of the Business Combination, respectively. At each succeeding annual meeting until 2026, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third succeeding annual meeting of shareholders. The directors elected at the 2026 annual meeting of shareholders will serve for a two-year term, and the directors elected at the 2027 annual meeting of shareholders will serve for a one-year term. Beginning at the 2028 annual meetings of shareholders, all directors of the Combined Company will be elected for one-year terms expiring at the following annual meeting of shareholders. There will be no limit on the number of terms a director may serve on the board of directors.

The holders of the Nocturne Ordinary Shares may, by ordinary resolution, appoint any person to be a director or remove any director. The board of directors is not divided into classes. There is no limit on the number of terms a director may serve on the board of directors.

	Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Board Vacancies; Removal

Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law.

Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the A&R Memorandum and Articles), or by the sole remaining Director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Shareholder/Shareholder Voting

Subject to the rights of holders of any series of Preferred Stock, special meetings of the shareholders of the Combined Company may be called only by or at the direction of the board, the chairman of the board or the chief executive officer of the Combined Company.

A resolution put to the vote at a general meeting of the Company shall be decided on a poll.
Shareholders must comply with certain advance notice procedures to nominate candidates to the Combined Company board of directors or to propose matters to be acted upon at a shareholders’ meeting.

Unless, pursuant to a certificate of designation by the holders of one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, any action required or permitted to be taken by the holders of stock of the Combined Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Combined Company then in office.

Amendments to the Governing Documents	Subject to certain limitations, the board of directors is expressly empowered to adopt, amend or repeal the Bylaws.	The A&R Memorandum and Articles may only be amended by a special resolution of the shareholders.

	Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

The affirmative vote of the holders of at least 66⅔% of the voting power of all the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeat or rescind the Bylaws.

Certain provisions of the Certificate of Incorporation may only be altered, amended or repealed by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then outstanding shares of stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class.

Authority of the Directors	The management of the business and the conduct of the affairs of the Combined Company shall be vested in its board of directors.	The business shall be managed by the directors who may exercise all the powers of Nocturne.
Liability of Directors	The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The A&R Memorandum and Articles provides for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Indemnification of Directors, Officers, Employees and Others

The Certificate of Incorporation and Bylaws will provide for indemnification for directors and officers to the fullest extend under the DGCL or any other applicable law, and shall be authorized to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.

See “Liability of Directors” above.

	Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Exclusive Forum

The Delaware Court of Chancery (or, if and only if the Delaware Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Combined Company; (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Combined Company to the Combined Company or the Combined Company’s shareholders; (3) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Chancery Court; and (6) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company, governed by the internal affairs doctrine or otherwise related to the Combined Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

No Similar Provision.

	Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Business Opportunities

In the event that a member of the board of directors of the Combined Company who is not an employee of the Combined Company, or any partner, member, director, shareholder, employee or agent of such member, other than someone who is an employee of the Combined Company, acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in connection with such individual’s service as a member of the board of directors of the Combined Company, then the Combined Company, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any expectancy that such person offer an opportunity to participate in such opportunity to the Combined Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a corporate opportunity that should have been presented by such person to the Combined Company or any of its affiliates.

To the fullest extent permitted by Applicable Law, no individual serving as a director or an officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Nocturne. To the fullest extent permitted by Applicable Law, Nocturne renounces any interest or expectancy of Nocturne in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and Nocturne, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to Nocturne and shall not be liable to Nocturne or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Nocturne.

Nocturne renounces any interest or expectancy that it has in, or right to be offered an opportunity to participate in any business opportunities that may be a corporate opportunity for both Nocturne and its management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nocturne Relationships and Related Party Transactions

Founder Shares

In November 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 founder shares. The founder shares included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any public shares in the IPO and excluding the private placement shares). As a result of the underwriters’ election to fully exercise their over-allotment option on April 14, 2021, no founder shares are currently subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of nine months after the date of the consummation of a business combination and the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a business combination and, with respect to the remaining 50% of the founder shares, nine months after the date of the consummation of a business combination, or earlier in each case if, subsequent to a business combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 30, 2021, through the earlier of the Company’s consummation of a business combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. The accrued balance of these fees totaled $300,000 as of September 30, 2023

Related Party Promissory Notes

On November 16, 2020, the Company issued to the Sponsor an unsecured promissory note (the “Promissory Note”) pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (ii) the consummation of the IPO. The outstanding balance under the Promissory Note was repaid in its entirety at the closing of the IPO. Borrowings are no longer available under the Promissory Note.

On April 5, 2022, the Company issued a $1,150,000 promissory note (the “First Extension Note”) with Mindfulness Capital Management Limited, a Cayman Islands exempted company controlled by Ka Seng (Thomas) Ao and an investor in our Sponsor (“Mindfulness”), in consideration for $1,150,000 being deposited in the trust account (the “First Extension Payment”) for the purpose of extending the Combination Period to July 5, 2022 (the “First Extension”). The First Extension is the first of the two three-month extensions permitted under the Company’s governing documents. The First Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the business combination is consummated and (ii) the date of the liquidation of the Company.

On July 5, 2022, an aggregate of $1,150,000 (the “Second Extension Payment”) was deposited by Mindfulness into the trust account for the public shareholders, representing $0.10 per public share, to enable the Company to extend the period of time it has to consummate its initial business combination by three months, from July 5, 2022 to October 5, 2022 (the “Second Extension”). The Second Extension is the second of the two three-month extensions permitted under the Company’s governing documents. In connection with the Second Extension Payment and Second Extension, the Company issued to Mindfulness an unsecured promissory note (the “Second Extension Note”) having a principal amount equal to the amount of the Second Extension Payment. The Second Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the business combination is consummated and (ii) the date of the liquidation of the Company.

On July 6, 2022, the Company issued a $280,000 promissory note (the “Third Note”) to Mindfulness. The Third Note is non-interest bearing and due upon the earlier of the consummation of the business combination or the date of Company’s liquidation.

As of September 30, 2023 and December 31, 2022, the Company had an outstanding balance of $2,579,979 under the Promissory Notes. It is expected that the Company may issue additional instruments similar to the Promissory Notes in connection with the additional extensions of the deadline for completing a business combination, as further described in the March Proxy Statement and the Company’s other filings with the SEC. However, if a business combination is not consummated March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), the balance under the Promissory Notes will likely not be repaid.

Advances from Related Party

The Company’s total for advances from related parties for working capital purposes was $2,754,750 and $1,040,050 as of September 30, 2023 and December 31, 2022, respectively. Such advances were provided by Mindfulness, a Cayman Islands exempted company controlled by Ka Seng (Thomas) Ao and an investor in our Sponsor. The advances are non-interest bearing and are due on demand. There are no written agreements associated with such advances. All the advances will be converted to Nocturne Common Stock upon the consummation of the Business Combination. We estimate that approximately 608,175 shares of Nocturne Common Stock will be issued to Mindfulness. However, if a business combination is not consummated by March 5, 2024 (or a date on any of the one-month increments between March 5, 2024 and July 5, 2024, if Nocturne’s Board elects to approve an extension to such date, as disclosed in Nocturne’s proxy statement, filed with the SEC on December 11, 2023), the advances from related parties will likely not be repaid.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company will repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the trust account. In the event that a business combination does not close, the Company may use a portion of the proceeds held outside the trust account to repay the Working Capital Loans; but, no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into units of the post-business combination entity at a price of $10.00 per unit. The units would be identical to the private placement units. As of September 30, 2023 and December 31, 2022, there were no amounts outstanding under the Working Capital Loans.

On October 27, 2021, the Sponsor committed to provide the Company with an aggregate of $150,000 in loans through October 5, 2022. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. If the Company does not consummate a business combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the trust account to repay such loans. As of September 30, 2023 and December 31, 2022, there were no loans issued under this commitment.

Related Party Transactions Policy

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Nocturne. A form of the code of ethics that we adopted prior to the consummation of our initial public offering is filed as an exhibit to the registration statement for our initial public offering.

In addition, our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee charter is filed as an exhibit to the registration statement for our initial public offering. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with our Sponsor or any of our officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination. However, the following payments may be made to our Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of our initial public offering held in the trust account prior to the completion of our initial business combination:

•        Repayment of up to an aggregate of up to $300,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses.

•        Payment to our Sponsor of $10,000 per month (in the aggregate total amount of $300,000 as of September 30, 2023) for office space, utilities and secretarial and administrative support.

•        Reimbursement may be made for certain out-of-pocket expenses related to identifying, investigating and completing an initial business combination.

•        Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender.

•        Repayment of loans which may be provided by our Sponsor and its affiliates and its designees. The loans will be an aggregate of $150,000 in a non-interest bearing and unsecured form.

•        Repayment of loans in total of $2,300,000 for extensions of time of the initial business combination, which partially or wholly may alternatively be converted into units at a price of $10.00 per unit at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Choi, Piracha, Feng, Wong and Mangiacotti are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee will be entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Cognos Relationships and Related Party Transactions

Other than as set forth below, during the year ended December 31, 2022, we did not enter into any transactions or loans with any: (i) enterprises that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with us; (ii) associates; (iii) individuals owning, directly or indirectly, an interest in our voting power that gives them significant influence over us, and close members of any such individual’s family; (iv) executive officers and close members of such individuals’ families; or (v) enterprises in which a substantial interest in our voting power is owned, directly or indirectly, by any person described in (iii) or (iv) or over which such person is able to exercise significant influence.

In the third quarter of 2021 and the first quarter of 2022, the Company borrowed a total of $437,000 under a series of short-term unsecured promissory notes from Engineered Magnetics, Inc., an entity owned by Josh Shachar, a member of our board of directors. As of December 31, 2022 the notes in a principal amount of $282,000 bear interest at a rate of 10% per annum and one note in a principal amount of $22,000 bears interest at a rate of 5.5% per annum. The Company defaulted at the maturity dates and the notes were amended to extend their maturity dates to October 31, 2023. As of December 31, 2022, outstanding principal under these notes amounted to $304,000 and accrued interest and origination fees amounted to $33,098.

In the first quarter of 2022, the Company borrowed a total of $45,000 under two short-term unsecured promissory notes from Neuro Kinesis Corporation, an entity owned by Josh Shachar, a member of our board of directors. The notes bear interest at a rate of 2.5% per annum. As of December 31, 2022, outstanding principal under these notes amounted to $45,000 and accrued interest amounted to $867. The Company repaid these notes in full in June 2023.

In 2021, the Company borrowed a total of $241,000 under a series of unsecured promissory notes from Neuro Kinesis Corporation. The Company repaid these the principal amount of these notes in November 2021. The notes bear interest at a rate of 10% per annum. As of December 31, 2022, outstanding interest under these notes amounted to $7,548.

In March 2022 and May 2022, the Company borrowed a total of $56,000 under two unsecured promissory notes from Frank Adell, our Chief Executive Officer and a member of our board of directors. A note in a principal amount of $50,000 bears interest at a rate of 5.5% per annum and one note in a principal amount of $16,000 bears no interest. In June 2022, the Company borrowed a total of $50,000 each from Eli Gang, MD and Thomas Chen, MD, members of our board of directors. Each note bears interest at a rate of 10% per annum. The Company defaulted at the maturity dates of these notes and the notes were amended to extend their maturity dates to December 31, 2023. As of December 31, 2022, outstanding principal under these notes amounted to $156,000 and accrued interest and origination fees amounted to $14,796.

In 2017, the Company borrowed a total of $3,500,000 under an unsecured note from Pharmaco-Kinesis Corporation, an entity owned by the members of our board of directors. The note bears interest at a rate of 5% per annum and has no maturity date. As of December 31, 2022, outstanding principal under this note amounted to $963,704 and accrued interest amounted to $229,219.

Autonomous Medical Device Incorporated (AMDI Labs) was spun off from Pharmaco-Kinesis Corporation in 2015 and under common control. The outstanding balance represents charges for office sub-lease and other shared services. It is non-interest bearing and has no maturity date. The total amount due to AMDI Labs was $274,475 as of December 31, 2022.

Executives and members of the Board of Directors are due deferred compensation which represents unpaid annual compensation. The total amount due was $2,351,560 as of December 31, 2022.

Each of Josh Shachar, Eli Gang, MD and Thomas Chen, MD, members of our board of directors, provide consulting services to the Company. In 2022 and 2021, they received the following amounts for consulting services:

	2021	2022
Josh Shachar	$109,000	$123,000
Eli Gang, MD	$34,500	$60,000
Thomas Chen, MD	$65,000	$94,467

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of outstanding Nocturne Ordinary Shares as of December 29, 2023, and (ii) the expected beneficial ownership of Combined Company Common Stock immediately following the consummation of the Business Combination and giving effect to Amendment No. 2 to the Merger Agreement, the Helena Investment, the Helena Transfer Agreement and the A&R Sponsor Forfeiture Agreement (assuming that no public shares are redeemed, and alternatively that the maximum number of our shares are redeemed), in each case, by:

•        each person who is known to be the beneficial owner of more than 5% of Nocturne Ordinary Shares and is expected to be the beneficial owner of more than 5% of Combined Company Common Stock;

•        each of Nocturne’s current executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company; and

•        all current executive officers and directors of Nocturne as a group, and all executive officers and directors of the Combined Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of December 12, 2023, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The beneficial ownership of Nocturne Ordinary Shares pre-Business Combination is based on 5,191,416 Nocturne Ordinary Shares issued and outstanding as of December 29, 2023.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assumes two scenarios:

•        Assuming Minimum Redemptions:    This presentation assumes that, after the redemptions of 9,515,920 Public Shares in October 2022 (the “October 2022 Redemptions”), the redemptions of 132,664 Public Shares in April 2023 (the “April 2023 Redemptions”) and the redemptions of 332,591 Public Shares in January 2024 (the “January 2024 Redemptions”), no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions:    This presentation assumes that, after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, 170,265 Public Shares are redeemed for aggregate redemption payments of $2.0 million, assuming a $11.58 per share redemption price.

Based on the foregoing assumptions, we estimate that there would be 18,511,820 shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “Minimum Redemptions” scenario, and 18,341,555 shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “Maximum Contractual Redemptions” scenario. The shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the Business Combination are computed on a fully diluted basis, including full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including (i) the Cognos Options and (ii) the Cognos Warrants. If the actual facts are different from the foregoing assumptions, ownership figures in the Combined Company and the columns under “After the Business Combination” in the table that follows will be different.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all of the Nocturne Ordinary Shares beneficially owned by them. To our knowledge, no Nocturne Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Before the Business Combination(2)		After the Business Combination
			Assuming Minimum Redemptions(6)		Assuming Maximum Contractual Redemptions(7)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
Directors and Executive Officers Pre-Business Combination(1):
Nocturne Sponsor, LLC(3)(4)	3,340,000	64.3%	1,493,500	8.1%	1,493,500	8.1%
Henry Monzon(5)	—	—	—	—	—	—
Ka Seng (Thomas) Ao(3)(4)	3,340,000	64.3%	2,125,541	11.5%	2,125,541	11.6%
Simon Choi(5)	—	—	—	—	—	—
Kashan Zaheer Piracha(5)	—	—	—	—	—	—
Haoyu Lin	—	—	—	—	—	—
Derek Yiyi Feng	—	—	—	—	—	—
Ka Lok (Ivan) Wong	—	—	—	—	—	—
Giuseppe Mangiacotti	—	—	—	—	—	—
All officers and directors as a group (7 individuals)(3)(4)	3,340,000	64.3%	2,125,541	11.5%	2,125,541	11.6%
Directors and Executive Officers Post-Business Combination(8):
Josh Shachar(9)	—	—	898,374	4.9%	898,374	4.9%
Frank Adell(10)	—	—	495,032	2.7%	495,032	2.7%
Pharmaco-Kinesis Corporation(11)	—	—	475,122	2.6%	517,950	2.6%
Thomas Chen(12)	—	—	332,294	1.8%	332,294	1.8%
Brett Clark	—	—	—	—	—	—
Susan Alpert(13)	—	—	26,257	0.1%	26,257	0.1%
Winston Wu(14)	—	—	25,150	0.1%	25,150	0.1%
Craig Burson	—	—	—	—	—	—
Chris Smith	—	—	—	—	—	—
Rick Panicucci	—	—	—	—	—	—
Philippe Gadal	—	—	—	—	—	—
All officers and directors of Cognos as a group (10 individuals)	—	—	2,252,228	12.2%	2,252,228	12.2%
Greater than 5% Holders:
683 Capital Partners, LP(15)	950,000	18.3%	950,000	5.1%	950,000	5.2%
Tako Ventures, LLC(16)	—	—	2,912,621	15.7%	2,912,621	15.9%
Helena Partners Inc.(17)	—	—	2,500,000	13.5%	2,500,000	13.6%

____________

Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 200 Spectrum Center Dr, Irvine, CA 92618.

(2)      The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on Nocturne Ordinary Shares issued and outstanding as of the Record Date.

(3)      Interests shown consist of founder shares, classified as ordinary shares, and the ordinary shares held as a constituent part of the private placement units acquired by the Sponsor in a private placement on March 30, 2021. The shares post-Business Combination include 46,500 shares of Nocturne common stock pursuant to the Rights. Such amount reflects the issuance of one-tenth (1/10) of one ordinary share of Company Common Stock for each private right upon the consummation of the Business Combination.

(4)      Ka Seng (Thomas) Ao, our Chief Financial Officer and a director, controls the managing member of our Sponsor, and as such may be deemed to beneficially own shares held by our Sponsor by virtue of his control over our Sponsor. Mr. Ao disclaims beneficial ownership of the ordinary shares held by our Sponsor other than to the extent of any pecuniary interest in such shares. The shares post-Business Combination include 608,175 shares of Combined Company Common Stock in connection with the conversion of Mindfulness advances and promissory notes. Mr. Ao is the director of Mindfulness and disclaims beneficial ownership of shares held by Mindfulness, except to the extent of any pecuniary interest therein. Mr. Ao is also party to a Promissory Note, effective as of February 28, 2023, in the amount of $300,000, a Warrant Agreement, effective as of February 28, 2023, a Convertible Note, effective as of January 30, 2024, in the amount of $50,000, and a Warrant Agreement, effective as of January 30, 2024, in connection with providing bridge financing for Cognos. Pursuant to the Convertible Note and Warrant Agreements. Mr. Ao may become entitled to receive 4,129 shares in connection with the conversion of the Convertible Note and 19,737 shares of Combined Company Common Stock underlying the 80,000 Cognos Warrants based on a common exchange ratio of 0.31381 and the treasury method of accounting after the consummation of the Business Combination. Such shares are also included in the shares post-Business Combination.

(5)      Each of these individuals holds a direct or indirect interest in our Sponsor. Each such person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)      In the “Minimum Redemptions” scenario, the post-Business Combination percentage of beneficial ownership is calculated based on 18,511,820 shares of Combined Company Common Stock outstanding immediately after the consummation of the Business Combination. The number of shares of common stock assumes that, after the redemptions of 9,515,920 Public Shares in October 2022 (the “October 2022 Redemptions”), the 132,664 Public Shares in April 2023 (the “April 2023 Redemptions”) and the 332,591 Public Shares in January 2024 (the “January 2024 Redemptions”), no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

(7)      In the “Maximum Contractual Redemptions” scenario, the post-Business Combination percentage of beneficial ownership is calculated based on 18,341,555 shares of Combined Company Common Stock outstanding immediately after the consummation of the Business Combination. The number of shares of common stock assumes that, after the October 2022 Redemptions, the April 2023 Redemptions and the January 2024 Redemptions, 170,265 Public Shares are redeemed for aggregate redemption payments of $2.0 million, assuming a $11.58 per share redemption price.

(8)      Unless otherwise noted, the business address of each of the following entities or individuals is 10604 South La Cienega Boulevard, Inglewood, CA 90304.

(9)      Includes: (i) 898,374 shares of Combined Company Common Stock held by The Shachar Living Trust. Josh Shachar is a trustee and director of The Shachar Living Trust and disclaims beneficial ownership of shares held by The Shachar Living Trust, except to the extent of any pecuniary interest therein; (ii) 8,752 shares of Combined Company Common Stock underlying the 200,000 Cognos Options based on a common exchange ratio of 0.31381 and the treasury method of accounting after the consummation of the Business Combination.

(10)    Includes 16,072 shares of Combined Company Common Stock underlying the 350,000 Cognos Options based on a common exchange ratio of 0.31381 and the treasury method of accounting after the consummation of the Business Combination.

(11)    Includes 66,064 shares in connection with the conversion of the Pharmaco-Kinesis Corporation (“PKC”) Loan. PKC is under common control, as it is owned by members of Cognos Board of Directors. Cognos was spun off from PKC in 2015. Although Mr. Shachar, Mr. Adell and Mr. Chen hold shares in PKC, the board of directors of PKC has sole voting and investment discretion with respect to the shares held of record by PKC, and as such, neither Mr. Shachar, Mr. Adell nor Mr. Chen is deemed to have beneficial ownership of the Company Common Stock held directly by PKC.

(12)    Includes 8,752 shares of Combined Company Common Stock underlying the 200,000 Cognos Options based on a common exchange ratio of 0.31381 and the treasury method of accounting after the consummation of the Business Combination.

(13)    Includes 26,257 shares of Combined Company Common Stock underlying the 600,000 Cognos Options based on a common exchange ratio of 0.31381 and the treasury method of accounting after the consummation of the Business Combination.

(14)    Includes 25,150 shares of Combined Company Common Stock underlying the 772,000 Cognos Options based on a common exchange ratio of 0.31381 and the treasury method of accounting after the consummation of the Business Combination.

(15)    According to a Schedule 13G filed with the SEC on April 12, 2021, 950,000 ordinary shares were owned beneficially by 683 Capital Partners, LP (“683 LP”) and may be deemed beneficially owned by the investment manager of 683 Capital Management, LLC and its Managing Member, Ari Zweiman. The principal business address for each reporting person is 3 Columbus Circle, Suite 2205, New York, NY 10019. However, we understand that certain of these shares may have been redeemed by 683 Capital Partners, LP since 683 Capital Partners, LP’s most recent filing on Schedule 13G.

(16)    The principal business address is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, CA 94596.

(17)    2,500,000 shares of Combined Company Common Stock owned directly by Helena Global Investment Opportunities 1 Ltd, an SPV affiliate of Helena Partners Inc. The registered address for each reporting person is 71 Fort Street, 3rd floor, Grand Cayman, Cayman Islands KY1-1111.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Nocturne

Price Range of Nocturne Securities

The public shares, public units and public rights are traded on the Nasdaq under the ticker symbols “MBTC”, “MBTCU” and “MBTCR”, respectively. Nocturne has applied for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock on Nasdaq under the symbol “COGN”.

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the Business Combination, even if the holder of such right redeems all ordinary shares held by it in connection with the Business Combination. No additional consideration will be required to be paid by a holder of public rights in order to receive its additional shares upon consummation of the Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. In order to receive its additional shares, the rightsholder will be required to indicate its election to convert the public rights into underlying shares as well as to return the original rights certificates to the Company.

On December 30, 2022, the most recent trading date before the public announcement of the Business Combination, the public units and public shares closed at $10.52 and $10.65, respectively.

Holders

On February 14, 2024, there was one holder of record of the public units, one holder of record of our separately traded public shares, and one holder of record of Nocturne’s separately traded public rights.

Dividend Policy

We have not paid any cash dividends on the public shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination.

Cognos

Price Range of Cognos’ Securities

Historical market price information regarding shares of Cognos Common Stock is not provided because there is no public market for Cognos Common Stock.

Dividend Policy

Cognos has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the closing of the Business Combination.

PROPOSAL NO. 1 — THE DOMESTICATION PROPOSAL

Overview

Nocturne is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change in corporate structure and domicile will be implemented as a legal continuation of Nocturne under the applicable laws of the Cayman Islands and the State of Delaware as described under “Proposal No. 1 — The Domestication Proposal — Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by (i) filing of a Certificate of Corporate Domestication and the Interim Certificate of Incorporation with the Delaware Secretary of State, (ii) completing, making and procuring all filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act in connection with the Domestication, (iii) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands, and (iv) completing and making all filings required to be made with the SEC and Nasdaq to list the Combined Company Common Stock on Nasdaq. In connection with the Domestication, all outstanding securities of Nocturne will convert to outstanding securities of the continuing Delaware corporation. The Domestication will become effective prior to the closing of the Business Combination. The proposed Interim Certificate of Incorporation, which will become effective upon the Domestication and remain effective until the Effective Time, and the Bylaws, which will become effective upon the Domestication, are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

At the effective time of the Domestication, prior to the closing of the Business Combination, the separate existence of Nocturne will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The A&R Memorandum and Articles will be replaced by the Interim Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and you will become a shareholder of Nocturne with all rights as such governed by Delaware law.

In connection with the Domestication, the corporate name of Nocturne will change to “Cognos Therapeutics Holdings, Inc.”.

Reasons for the Domestication

The Nocturne Board believes that it is in the best interests of Nocturne, prior to the closing of the Business Combination, to effect the Domestication. The primary reason for the Domestication is to enable Nocturne to avoid certain taxes that would be imposed on Nocturne if Nocturne were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

In addition, the Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Combined Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate in Delaware and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the manner the Company is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in Delaware and consequently its status as the state of incorporation of a majority of U.S. corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues. Delaware courts have also established a substantial body of case law interpreting the Delaware General Corporate Law (the “DGCL”) and favorable public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Combined Company’s corporate legal affairs. The purpose of the Adjournment Proposal is to allow the Company to adjourn the Special Meeting (i) to a later date or dates if we determine that additional time is necessary to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Domestication Proposal or if we determine that additional time is necessary to effectuate the Domestication or (ii) if the Board determines before the Special Meeting that it is not necessary or no longer desirable to proceed with the proposals.

Regulatory Approvals; Third Party Consents

Nocturne is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication; however, because the Domestication must occur prior to the closing of the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described below under the section titled “Proposal No. 2: The Transaction Proposal.” Nocturne must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon Nocturne and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Certificate of Incorporation and Bylaws

Commencing with the effective time of the Domestication, the Interim Certificate of Incorporation and Bylaws will govern the rights of shareholders in Nocturne.

A chart comparing your rights as a holder of ordinary shares of Nocturne as a Cayman Islands exempted company with your rights as a holder of Nocturne Common Stock as a Delaware corporation can be found below in “Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Directors and Officers Following the Domestication and the Business Combination

Frank Adell, Josh Shachar, Dr. Thomas Chen, Craig Burson, Chris Smith, Dr. Rick Panicucci and Dr. Philippe Gadal will comprise the board of directors of the Combined Company following the completion of the Business Combination. The officers of the Combined Company following the completion of the Business Combination will be the officers of Cognos who held such positions immediately prior to the completion of the Business Combination and the Domestication.

Tax Consequences to U.S. Holders of Nocturne Ordinary Shares Who Receive Nocturne Common Stock as a Result of the Domestication

In connection with the Domestication, U.S. holders of Nocturne Ordinary Shares who do not elect to exercise their Redemption Right will receive shares of Nocturne Common Stock. For a discussion of the material U.S. federal income tax consequences of the Domestication, see the section titled “— Material U.S. Federal Income Tax Consequences — U.S. Holders — Effects of the Domestication on U.S. Shareholders.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The Domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate, and the Certificate of Incorporation must be approved by the same authorization required to approve the Domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware laws, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication); but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties of Cognos had been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, Nocturne will also apply to deregister as a Cayman Islands exempted company pursuant to the Cayman Islands Companies Act. Upon the deregistration, Nocturne will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of Nocturne or any other person.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Nocturne Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other hand. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “shareholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of Nocturne as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware.	The Companies Act (As Revised).
General Vote Required for Combinations with Interested Shareholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder, unless the corporation opts out of the statutory provision.

No Similar Provision.

Provision	Delaware	Cayman Islands
Appraisal Rights

Generally, a shareholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Shareholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of the applicable business combination agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Requirements for Shareholder/Shareholder Approval

Subject to the certificate of incorporation, shareholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other shareholder approvals require a majority of those present and voting, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or a company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of a company’s constitutional documents), the approval of the holders of a majority of at least two-thirds of the shares present, entitled to vote and who vote at a meeting is required, subject to any additional higher thresholds that may be included in an entity’s articles of association.

Requirement for Quorum

Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but such number cannot be less than one third of shares entitled to vote at the meeting.

The holders of a majority of the ordinary shares being individuals present in person or by proxy, or if a corporation or other non-natural person, by its duly authorized representative or proxy.
Shareholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, shareholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Provision	Delaware	Cayman Islands
Inspection of Books and Records	Any shareholder may inspect the corporation’s books and records for a proper purpose during usual business hours.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Shareholder/Shareholder Lawsuits	A shareholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, in the case of a corporation with a classified board, shareholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. Because the corporation’s board will be classified after the Closing for an initial period, a director may be removed from office during such period only for cause and only by the affirmative vote of at least 66⅔% of the total voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

A company’s memorandum and articles of association provide that shareholders may by ordinary resolution remove a director for any or no reason.
Number of Directors

The number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, a company may by ordinary resolution increase or reduce the size of the board.

Provision	Delaware	Cayman Islands
Classified or Staggered Boards Fiduciary Duties of Directors	Classified boards are permitted. Directors must exercise a duty of care and duty of loyalty and good faith to the corporation and its shareholders.	Classified boards are permitted. A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnification for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its shareholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, the rights of shareholders will be governed by the Interim Certificate of Incorporation and Bylaws, rather than the A&R Memorandum and Articles (which will cease to be effective) and the rights of shareholders and the scope of the powers of the Nocturne Board and management will be altered as a result.

Shareholders should consider the following summary comparison of the Interim Certificate of Incorporation and Bylaws, on the one hand, and the A&R Memorandum and Articles, on the other hand. This comparison assumes that the changes to be made to the proposed Interim Certificate of Incorporation and proposed Bylaws in connection with the Organizational Documents Proposals are approved. This comparison is not intended to be complete and is qualified in its entirety by reference to the A&R Memorandum and Articles and the proposed Interim Certificate of Incorporation and proposed Bylaws of Nocturne. You should read the form of Interim Certificate of Incorporation and form of Bylaws attached to this proxy statement/prospectus as Annex B and Annex C, respectively, carefully in their entirety.

	Delaware Interim Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Corporate Purpose	The purpose shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.	The objects for which Nocturne was established are unrestricted and it shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Capital Stock

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share and (b) 500,000,000 shares of shares of preferred stock, par value $0.0001 per share.

The share capital of the Company is $50,500 divided into 500,000,000 ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each.

Preferred Stock. The board of directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares constituting such series and fix or alter for each such series the voting powers (if any), such designation, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing

Preference Shares. The directors may allot, issue, grant options over or otherwise dispose of preference shares (including fractions of a preference share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

	Delaware Interim Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the board of directors or by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Nocturne entitled to vote thereon, without a separate vote of the holders of Nocturne Common Stock or Preferred Stock, unless a vote of any such holders is required pursuant to the Interim Certificate of Incorporation or any Preferred Stock designation.

Common Stock. Each holder of Nocturne Common Stock is entitled to one vote on each matter properly submitted to the shareholders of Nocturne for their vote, except for certain matters related solely to the terms of one or more outstanding series of Preferred Stock as set forth in the Interim Certificate of Incorporation.

Ordinary Shares. The Directors may allot, issue, grant options over or otherwise dispose of ordinary shares (including fractions of an ordinary share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Directors; Classes

Subject to the Interim Certificate of Incorporation, the board of directors will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the board of directors. The board of directors will be divided into three classes designated as Class I, Class II and Class III. Class I, Class II and Class III directors shall initially serve for a term expiring at the first, second and third annual meeting of shareholders following the consummation of the Business Combination, respectively. At each succeeding annual meeting until 2026, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at

The holders of the Nocturne Ordinary Shares may, by ordinary resolution, appoint any person to be a director or remove any director. The board of directors is not divided into classes. There is no limit on the number of terms a director may serve on the board of directors.

	Delaware Interim Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

the third succeeding annual meeting of shareholders. The directors elected at the 2026 annual meeting of shareholders will serve for a two-year term, and the directors elected at the 2027 annual meeting of shareholders will serve for a one-year term. Beginning at the 2028 annual meetings of shareholders, all directors will be elected for one-year terms expiring at the following annual meeting of shareholders. There will be no limit on the number of terms a director may serve on the Board of Directors.

Board Vacancies; Removal

Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law.

Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the charter documents), or by the sole remaining Director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified.

Shareholder/Shareholder Voting

Subject to the rights of holders of any series of Preferred Stock, special meetings of the shareholders of Nocturne may be called only by or at the direction of the board, the chairman of the board or the chief executive officer of Nocturne.

A resolution put to the vote at a general meeting of the Company shall be decided on a poll.

Shareholders must comply with certain advance notice procedures to nominate candidates to the Nocturne board of directors or to propose matters to be acted upon at a shareholders’ meeting.

Unless, pursuant to a certificate of designation by the holders of one or more series of Preferred Stock, voting separately as a series or separately as a class with one

	Delaware Interim Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

or more other such series, any action required or permitted to be taken by the holders of stock of Nocturne must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of Nocturne then in office.

Amendments to the Governing Documents	Subject to certain limitations, the board of directors is expressly empowered to adopt, amend or repeal the Bylaws.	The A&R Memorandum and Articles may only be amended by a special resolution of the shareholders.

The affirmative vote of the holders of at least 66⅔% of the voting power of all the then-outstanding shares of capital stock of Nocturne entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeat or rescind the Bylaws.

Certain provisions of the Interim Certificate of Incorporation may only be altered, amended or repealed by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then outstanding shares of stock of Nocturne entitled to vote generally in the election of directors, voting together as a single class.

Authority of the Directors	The management of the business and the conduct of the affairs of Nocturne shall be vested in its board of directors.	The business of Nocturne shall be managed by the directors who may exercise all the powers of Nocturne.
Liability of Directors	The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman

Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The A&R Memorandum and Articles provides for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

	Delaware Interim Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Indemnification of Directors, Officers, Employees and Others

The Interim Certificate of Incorporation and Bylaws will provide for indemnification for directors and officers to the fullest extend under the DGCL or any other applicable law, and shall be authorized to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.

See “Liability of Directors” above.
Exclusive Forum

The Delaware Court of Chancery (or, if and only if the Delaware Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of Nocturne; (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, or other employee of Nocturne to Nocturne or Nocturne’s shareholders; (3) any claim or cause of action against Nocturne or any current or former director, officer or other employee of Nocturne arising out of or pursuant to any provision of the DGCL, the Interim Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Interim Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Chancery Court; and (6) any claim or cause of action against Nocturne or any current or former director, officer or other employee of Nocturne, governed by the internal affairs doctrine or otherwise related to Nocturne’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which

No Similar Provision.

	Delaware Interim Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Interim Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Business Opportunities

In the event that a member of the board of directors of Nocturne who is not an employee of Nocturne, or any partner, member, director, shareholder, employee or agent of such member, other than someone who is an employee of Nocturne, acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in connection with such individual’s service as a member of the board of directors of Nocturne, then Nocturne, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any expectancy that such person offer an opportunity to participate in such opportunity to Nocturne and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a corporate opportunity that should have been presented by such person to Nocturne or any of its affiliates.

To the fullest extent permitted by Applicable Law, no individual serving as a director or an officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Nocturne. To the fullest extent permitted by Applicable Law, Nocturne renounces any interest or expectancy of the Nocturne in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and Nocturne, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to Nocturne and shall not be liable to Nocturne or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Nocturne.

Nocturne renounces any interest or expectancy that it has in, or right to be offered an opportunity to participate in. any business opportunities that may be a corporate opportunity for both Nocturne and its management.

Expected Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Nocturne. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Nocturne as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Nocturne immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Nocturne Acquisition Corporation be de-registered in the Cayman Islands pursuant to the Amended and Restated Memorandum and Articles of Association of Nocturne Acquisition Corporation and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Nocturne Acquisition Corporation in the State of Delaware as a corporation under the laws of the State of Delaware, governed by the Interim Certificate of Incorporation attached as Annex B to the proxy statement/prospectus in respect of the Special Meeting, and the name of Nocturne be changed from ‘Nocturne Acquisition Corporation’ to ‘Cognos Therapeutics Holdings, Inc.’”

Vote Required for Approval

The Domestication Proposal is conditioned on the approval of the Transaction Proposal. Therefore, if the Transaction Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Nocturne’s shareholders.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Domestication Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT NOCTURNE SHAREHOLDERS VOTE “FOR”
THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 2 — THE TRANSACTION PROPOSAL

Overview

We are asking our shareholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Nocturne shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement, which are attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement and amendments thereto. Nocturne shareholders are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Agreement and Plan of Merger and Reorganization, dated as of December 30, 2022 (the “Merger Agreement”), Amendment No. 1 to the Merger Agreement, dated as of September 29, 2023 and Amendment No. 2 to the Merger Agreement, dated as of [•], 2024 (in the form attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to the proxy statement/prospectus in respect of the Special Meeting) by and among Nocturne Acquisition Corporation, a Cayman Islands exempted company listed on the Nasdaq Stock Market, Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nocturne, and Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware, and Nocturne’s entry into the same and the transactions contemplated thereby (such transactions, the “Business Combination”) be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal, other than the Organizational Documents Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The approval of the Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Transaction Proposal.

Our Non-Redeeming Sponsor-Related Shareholders have agreed to vote any Nocturne Ordinary Shares owned by them in favor of the Business Combination. As of the Record Date, our Sponsor, directors and officers own 64.3% of our issued and outstanding Nocturne Ordinary Shares.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT NOCTURNE SHAREHOLDERS VOTE “FOR”
THE TRANSACTION PROPOSAL.

PROPOSAL NO. 3 — THE ISSUANCE PROPOSAL

Overview

Assuming the Domestication Proposal, the Transaction Proposal, the Interim Charter Proposal and the Charter Proposal are approved, our shareholders are also being asked to approve the Issuance Proposal.

Nocturne’s public units, public shares and public rights are listed on Nasdaq and, as such, we are seeking shareholder approval for the issuance of 13,646,587 shares of Combined Company Common Stock, in addition to the shares of Combined Company Common Stock issuable in connection with the Helena Investment, as further described below.

Upon the Closing, we expect to issue an aggregate of approximately 11,848,320 shares of Combined Company Common Stock (inclusive of shares issued in connection with the Closing pursuant to the bridge notes) to Cognos’ shareholders, option holders and warrant holders. In connection with the Business Combination, we will also issue up to 25 million shares of Combined Company Common Stock upon conversion of the Helena Convertible Notes, and up to 500,000 shares of Combined Company Common Stock upon exercise of the Helena Warrants, to the Helena Affiliate upon the consummation of the Helena Investment. The conversion price of the Convertible Notes and the exercise price of the Helena Warrants will be subject to adjustment based on standard anti-dilution provisions, which may result in the issuance of additional shares of Combined Company Common Stock to the Helena Affiliate.

As contemplated by the LTIP Proposal, we intend to reserve shares of Combined Company Common Stock for purchase by employees under the LTIP. For more information on the LTIP Proposal, please see the section titled “Proposal No. 7 — The LTIP Proposal.”

The terms of the Aggregate Company Stock Consideration and the LTIP are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, Amendment No. 1 to the Merger Agreement and Amendment No 2 to the Merger Agreement, which are attached as Annex A-1, Annex A-2 and Annex A-3 hereto, respectively, and the form of the Investor Rights Agreement, which is attached as Annex G hereto. A copy of the LTIP is attached as Annex E hereto. The discussion herein is qualified in its entirety by reference to such documents.

Reasons for the Approval of the Issuance Proposal

We are seeking shareholder approval in order to comply with Nasdaq Listing Rule 5635(d).

Under Nasdaq Listing Rule 5635(d) shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Nocturne will issue shares representing 20% or more of the number of outstanding shares of Combined Company Common Stock prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Merger Agreement.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of more than 20% of Nocturne’s issued and outstanding voting power to Cognos shareholders in connection with the Business Combination be approved in all respects.”

Vote Required for Approval

The approval of the Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Issuance Proposal.

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Domestication Proposal, the Transaction Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal is not approved, this Issuance Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT NOCTURNE SHAREHOLDERS VOTE “FOR”
THE ISSUANCE PROPOSAL.

PROPOSAL NO. 4 — THE INTERIM CHARTER PROPOSAL

Overview

Our shareholders are being asked to adopt the new Interim Certificate of Incorporation and Bylaws in the forms attached hereto as Annex B and Annex C, respectively, which in the judgment of our Board, are necessary to adequately address the needs of Nocturne.

For a summary of the key differences between the A&R Memorandum and Articles under Cayman Islands law and the new Interim Certificate of Incorporation and Bylaws under the DGCL, please see “Proposal No. 6: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Interim Certificate of Incorporation and Bylaws, a copy of which is included as Annex B and Annex C, respectively.

Reasons for the Name Change

The Nocturne Board believes that it would be in the best interests of Nocturne to, in connection with the Domestication, change the corporate name to “Cognos Therapeutics Holdings, Inc.” in order to more accurately reflect the business purpose and activities of the Combined Company.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that, concurrently with the Domestication, the Amended and Restated Memorandum and Articles of Nocturne Acquisition Corporation currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Interim Certificate of Incorporation and Bylaws (copies of which are attached to the proxy statement/prospectus in respect of the Special Meeting as Annex B and Annex C, respectively) including the authorization of the change in authorized share capital as indicated therein.”

Vote Required for Approval

The approval of the Interim Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Charter Proposal.

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal is not approved, this Interim Charter Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT NOCTURNE SHAREHOLDERS VOTE “FOR”
THE INTERIM CHARTER PROPOSAL.

PROPOSAL NO. 5 — THE CHARTER PROPOSAL

Overview

Our shareholders are being asked to adopt the new Certificate of Incorporation, to be effective at the Effective Time, in the form attached hereto as Annex D, which in the judgment of our Board, is necessary to adequately address the needs of the Combined Company.

For a summary of the key differences between the A&R Memorandum and Articles under Cayman Islands law and the new Certificate of Incorporation under the DGCL, please see “Proposal No. 6: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Certificate of Incorporation and the Bylaws, a copy of which is included as Annex D and Annex C, respectively.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that, at the Effective Time, the Interim Certificate of Incorporation that is in effect immediately prior to the Effective Time be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Certificate of Incorporation (a copy of which is attached to the proxy statement/prospectus in respect of the Special Meeting as Annex D) including the authorization of the change in authorized share capital as indicated therein.”

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Charter Proposal.

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal and the LTIP Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal or the LTIP Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal or the LTIP Proposal is not approved, this Charter Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT NOCTURNE SHAREHOLDERS VOTE “FOR”
THE CHARTER PROPOSAL.

PROPOSAL NO. 6 — THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

In this Proposal No. 6, we are asking our shareholders to consider and vote upon, on a non-binding advisory basis, certain changes to the proposed Certificate of Incorporation and Bylaws of the Combined Company on a post-closing basis (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the proposed Interim Certificate of Incorporation, the Certificate of Incorporation and Bylaws (together, the “Proposed Organizational Documents”).

In the judgment of the Nocturne Board, these provisions are necessary to adequately address the needs of Nocturne and its shareholders following the consummation of the Business Combination and the Domestication. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Nocturne intends that the Interim Certificate of Incorporation and Bylaws in the forms attached hereto as Annex B and Annex C, respectively, will take effect following the Domestication and prior to the Effective Time, assuming the adoption of the Interim Charter Proposal, and the Certificate of Incorporation in the form set forth on Annex D will take effect at the consummation of the Business Combination, assuming adoption of the Charter Proposal.

The Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between our A&R Memorandum and Articles and the proposed Interim Certificate of Incorporation, Certificate of Incorporation and Bylaws. This summary is qualified by reference to the complete text of the Existing Organizational Documents of Nocturne, attached to this proxy statement/prospectus as Annex H, the complete text of the proposed Interim Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, the complete text of the proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex D, and the complete text of the proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms.

Additionally, as the Existing Organizational Documents are governed by the Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under “Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication,” “Proposal 4: The Interim Charter Proposal” and “Proposal 5: The Charter Proposal.”

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares	The Existing Organizational Documents provide that the share capital of Nocturne is 500,000,000 ordinary shares and 5,000,000 preference shares.

The Interim Certificate of Incorporation will provide for 1,000,000,000 authorized shares consisting of 500,000,000 shares, par value $0.0001 per share, of common stock and 500,000,000 shares, par value $0.0001 per share, of preferred stock.

The Certificate of Incorporation will provide for 1,010,000,000 authorized shares consisting of 1,000,000,000 shares, par value $0.0001 per share, of common stock and 10,000,000 shares, par value $0.0001 per share, of preferred stock.

Authorize Nocturne to Make Issuances of Preferred Stock Without Shareholder Consent	The Existing Organizational Documents authorize Nocturne to make issuances of Preferred Stock without Shareholder consent.	The Proposed Organizational Documents will authorize the board of directors of the company to make issuances of Preferred Stock without Shareholder consent.

	Existing Organizational Documents	Proposed Organizational Documents
Shareholder Written Consent in Lieu of a Meeting	The Existing Organizational Documents permit shareholder written consent in lieu of a meeting.	The Proposed Organizational documents expressly prohibit shareholder written consent in lieu of a meeting.
Classified Board	The Existing Organizational Documents do not provide for a classified board of directors.

The Proposed Organizational Documents will provide for a classified board of directors consisting of one or more members who stand elected for a term expiring at the company’s third annual stockholder meeting following their election.

Exclusive Forum	The Existing Organizational Documents do not contain an exclusive forum provision.	The Proposed Organizational Documents provide that the exclusive forum for any stockholder derivative or direct action is the Court of Chancery of the State of Delaware.
Corporate Name	The Existing Organizational Documents provide the name of Nocturne is “Nocturne Acquisition Inc.”	The Proposed Organizational Documents will provide that the name of the company will be “Cognos Therapeutics Holdings, Inc.”
Perpetual Existence	The Existing Organizational Documents provide that Nocturne shall be dissolved and wound up if a Business Combination is not consummated by March 5, 2024.

The Interim Certificate of Incorporation will provide that the company be dissolved and wound up if a Business Combination is not consummated by the Outside Date.

The Certificate of Incorporation will provide for perpetual existence of the company.

Provisions Related to Status as a Special Purpose Acquisition Company

The Existing Organizational Documents provide that Nocturne shall be dissolved and the business of Nocturne wound up if a Business Combination is not consummated by March 5, 2024, and that if the Existing Organizational Documents are amended, either to modify the substance or the timing of Shareholders’ redemption rights in connection with a Business Combination or with respect to any other provision relating to Shareholders’ rights or pre-Business Combination activity, each Shareholder has the right to redeem their Shares.

The Interim Certificate of Incorporation will provide that Shareholders shall have a right of redemption prior to the consummation of a Business Combination, subject to a redemption limitation of the company.

The Certificate of Incorporation will not contain any provisions related to status as a special purpose acquisition company.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory ordinary resolution, that the proposed Interim Certificate of Incorporation, the proposed Certificate of Incorporation and proposed Bylaws (copies of which are attached to the proxy statement/prospectus in respect of the Special Meeting as Annex B, Annex D and Annex C, respectively), will be approved and adopted with such principal changes as described in the Organizational Documents Proposals 6 A-H.”

Vote Required for Approval

The approval of the Organizational Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Organizational Documents Proposals.

As discussed above, a vote to approve the Organizational Documents Proposals is an advisory vote, and therefore, is not binding on Nocturne, Cognos, our Board or Cognos’ board of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Nocturne and Cognos intend that the proposed Interim Certificate of Incorporation and the proposed Bylaws, in the form set forth on Annex B and Annex C, respectively, will take effect following the Domestication and prior to the Effective Time, and the proposed Certificate of Incorporation, in the form set forth on Annex D, will take effect at the closing of the Business Combination, assuming adoption of the Interim Charter Proposal and Charter Proposal, respectively.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT NOCTURNE SHAREHOLDERS VOTE “FOR”
THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 7 — THE LTIP PROPOSAL

Why Nocturne is Requesting Shareholder Approval of the 2023 Stock Incentive Plan

Nocturne is asking the Nocturne shareholders to approve the 2023 Stock Incentive Plan, (the “LTIP”), which the Nocturne Board will adopt prior to the Special Meeting subject to Nocturne shareholder approval and contingent upon the Closing.

If approved by the Nocturne shareholders, the LTIP will be effective upon the Closing of the Business Combination. Approval of the LTIP will allow the Company to utilize a broad array of equity incentives to secure and retain the services of employees, officers, directors, consultants, and advisors and to provide long-term incentives that align the interests of employees, officers, directors, consultants and advisors with the interests of the Company’s shareholders following the Closing of the Business Combination. If the LTIP is not approved by Nocturne shareholders, it will not become effective and no awards will be granted thereunder.

For purposes of this Proposal 7 and except where the context otherwise requires, the term (i) “Company” and similar terms shall include the Combined Company at and following the Closing, and any of its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board and (ii) “Board” shall mean the Combined Company Board at and following the Closing and the compensation committee of the Board or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that the Board’s powers or authority under the LTIP have been delegated to such committee, sub-committee or Delegated Persons, in accordance with the LTIP.

The remainder of this Proposal 7 includes:

•        Highlights of the Reasons Why Shareholders Should Approve the LTIP; and

•        Description of the LTIP.

Highlights of the Reasons Why Shareholders Should Approve the LTIP

Incentivize, Retains and Motivates Talent.    It is critical to the Company’s success that the Company incentivize, retain and motivate the best talent in what is a tremendously competitive labor market. The Company’s equity-based compensation program will be a key component in the Company’s ability to pay market-competitive compensation to its employees.

Aligns with Pay-for-Performance Compensation Philosophy.    The Company believes that equity-based compensation is inherently performance-based. As the value of the Company’s stock appreciates, LTIP participants receive greater compensation at the same time that its shareholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then LTIP participants would not receive any compensation in respect of stock options and SARs and would receive lower compensation than intended in respect of restricted stock and RSUs.

Aligns Participant Interests with Shareholder Interests.    Providing participants with compensation in the form of equity directly aligns the interests of those participants with the interests of the Company’s shareholders. If the LTIP is approved by Nocturne shareholders, the Company will be able to grant equity-based incentives that foster this alignment between LTIP participants and the Company’s shareholders.

Consistent with Shareholder Interests and Sound Corporate Governance.    As described under the heading “Highlights of the LTIP” and more thoroughly below, the LTIP was purposefully designed to include features that are consistent with the interests of the Company’s shareholders and sound corporate governance practices.

Description of the LTIP

The following is a brief summary of the LTIP.

Types of Awards; Shares Available for Awards; Share Counting Rules

The LTIP provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs and other stock-based awards, as described below (collectively, “awards”).

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the LTIP for up to the number of shares of Common Stock that is equal to the sum of (x) 12% of the outstanding shares of all classes of Combined Company Common Stock as determined immediately after the Closing of the Business Combination and (y) an annual increase, to be added on the first day of each fiscal year, commencing on January 1, 2024 and continuing until, and including, January 1, 2033, equal to the lesser of (i) 1% of the outstanding shares of all classes of Combined Company Common Stock on such date or (ii) such lesser number of shares of Common Stock as determined by the Board (the “Share Reserve”). Subject to adjustment in the event of stock splits, stock dividends and other similar events, up to 3,000,000 shares of Common Stock available for issuance under the LTIP may be issued as incentive stock options.

The LTIP provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director in his or her capacity as a non-employee director may not exceed $750,000 in the case of an incumbent director and may not exceed $950,000 for a non-employee director in such non-employee director’s initial year of service. Moreover, fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense will not count against this limit. Exceptions to this limitation may only be made by the Board in extraordinary circumstances provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation. This limitation does not apply to cash or awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company.

For purposes of counting the number of shares available for the grant of awards under the LTIP, all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of awards under the Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that an RSU award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the LTIP. In addition, if the Company grants a SAR in tandem with an option for the same number of shares of the Company’s Common Stock and provide that only one such award may be exercised (a “tandem SAR”), only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the LTIP.

Shares covered by awards under the LTIP that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will again be available for the grant of awards under the LTIP (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the LTIP will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of Common Stock that are delivered (by actual delivery, attestation, or net exercise) to the Company by a participant to purchase shares of Common Stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the number of shares available for the future grant of awards under the LTIP.

In connection with a merger or consolidation of an entity with the Company or the Company’s acquisition of property or stock of an entity, the Board may grant awards under the LTIP in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as the Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the LTIP. No such substitute awards shall count against the Share Reserve, or any sublimit, contained in the LTIP, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options.    A participant who is awarded an option receives the right to purchase a specified number of shares of Common Stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of the Company’s Common Stock on the date of grant. If the Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of the Company’s Common Stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of the Company’s stock or any of the Company’s subsidiaries. Under the terms of the LTIP, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of the Company’s stock or any of the Company’s subsidiaries).

The LTIP permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by the Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by the Board, and subject to certain conditions, by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by the Board, by delivery of a notice of “net exercise” as a result of which the Company will retain a number of shares of Common Stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of the Company’s Common Stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by the Board, by any other lawful means, or (vi) by any combination of these forms of payment to the extent approved by the Board. No option granted under the LTIP may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the LTIP may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights.    A participant who is awarded a SAR receives, upon exercise, a number of shares of the Company’s Common Stock, or cash (or a combination of shares of the Company’s Common Stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of the Company’s Common Stock over the measurement price. The LTIP provides that the measurement price of a SAR may not be less than 100% of the fair market value of the Company’s Common Stock on the date the SAR is granted (provided, however, that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the LTIP may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the LTIP may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs.    With respect to options and SARs, unless such action is approved by shareholders or otherwise permitted under the terms of the LTIP in connection with certain changes in capitalization and reorganization events, the Company may not (i) amend any outstanding option or SAR granted under the LTIP to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the LTIP) and grant in substitution for the canceled award, new awards under the LTIP (other than certain substitute awards issued in connection with a merger or consolidation of an entity with the Company or an acquisition by the Company, described above) covering the same or a different number of shares of the Company’s Common Stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of the Company’s Common Stock, or (iv) take any other action under the LTIP that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange or any other exchange or marketplace on which the Company’s stock is listed or traded.

Restricted Stock Awards.    A participant who is granted a restricted stock award is entitled to acquire shares of the Company’s Common Stock, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit Awards.    A participant who is granted an RSU award is entitled to receive shares of the Company’s Common Stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time the award vests or on a deferred basis pursuant to the terms and conditions established by the Board. The Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of the Company’s Common Stock. Any such dividend equivalents may be settled in cash and/or shares of the Company’s Common Stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards.    Under the LTIP, the Board may grant other awards of shares of the Company’s Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of the Company’s Common Stock or other property, having such terms and conditions as the Board may determine. These types of awards are referred to in this proxy statement/prospectus as “other stock-based awards.” Other stock-based awards may be available as a form of payment in settlement of other awards granted under the LTIP or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of the Company’s Common Stock or in cash, as the Board may determine. The award agreement of an other stock-based award may provide the participant who receives the other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of the Company’s Common Stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, the Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member of the participant if the Company would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the Common Stock subject to such award to the proposed transferee. Further, the Company is not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Shareholder; Clawback

No participant or designated beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an award granted under the LTIP until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the LTIP, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

New Plan Benefits

No awards have been previously granted under the LTIP as of the date hereof and no awards have been granted under the LTIP subject to shareholder approval of the LTIP.

Administration

The LTIP will be administered by the Board. The Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the LTIP that it deems advisable and to construe and interpret the provisions of the LTIP and any award agreements entered into under the LTIP. The Board may correct any defect, supply any omission or reconcile any inconsistency in the LTIP or any award. All actions and decisions by the Board with respect to the LTIP and any awards made under the LTIP will be made in the Board’s discretion and will be final and binding on all persons having or claiming any interest in the LTIP or in any award.

Pursuant to the terms of the LTIP, the Board may delegate any or all of its powers under the LTIP to one or more committees or subcommittees of the Board. The Company expects that the Compensation Committee will administer certain aspects of the LTIP.

Subject to any requirements of applicable law, the Board may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the LTIP) to eligible service providers of the Company and to exercise such other powers under the LTIP as the Board may determine. In delegating the power to grant awards, the Board must fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise of those awards, that may be issued by such Delegated Persons, (ii) the time period during which those awards, and during which the shares issuable upon exercise of those awards, may be issued, and (iii) the minimum amount of consideration (if any) for which those awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise of those awards. No Delegated Person may be authorized to grant awards to itself or to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Subject to applicable limitations contained in the LTIP, the Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Board has delegated authority pursuant to the LTIP, as the case may be, selects the recipients of awards and determines (i) the number of shares of Common Stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the LTIP, each award under the LTIP may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the Board need not treat participants uniformly. The Board will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Board may at any time provide that any award will become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of the Company’s Common Stock, other than an ordinary cash dividend, the Company is required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by the Board, to (i) the number and class of securities available under the LTIP, (ii) the share counting rules set forth in the LTIP and the number and class of securities available for issuance under the LTIP that may be issued as incentive stock options, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award. In the event the Company effects a split of Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises an option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

The Company will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the LTIP has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the LTIP unless arising out of such person’s own fraud or bad faith.

Amendment of Awards.    Except as otherwise provided under the LTIP with respect to repricing outstanding stock options or SARs and with respect to actions requiring shareholder approval, the Board may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless the Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the LTIP or the change is otherwise permitted under the terms of the LTIP in connection with certain corporate events.

Reorganization Events

The LTIP contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the LTIP as (i) any merger or consolidation of the Company with or into another entity as a result of which all Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) the liquidation or dissolution of the Company.

Provisions Applicable to Awards Other than Restricted Stock.    Under the LTIP, if a reorganization event occurs, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and the Company): (i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate of the acquiring or succeeding corporation), (ii) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of the Company’s Common Stock will receive upon consummation of the reorganization event a cash payment for each share surrendered in the reorganization event, which is referred to in this proxy statement/prospectus as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (I) the number of shares of Common Stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the Acquisition Price over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of the award, then the award will be cancelled without any payment of consideration, (v) provide that, in connection with the liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

The Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the LTIP. The Board, with reasonable notice to participants holding options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.

Provisions Applicable to Restricted Stock.    Upon the occurrence of a reorganization event other than liquidation or dissolution of the Company, the Company’s repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of the Company’s successor and will, unless the Board determines otherwise, apply to the cash, securities or other property which the Company’s Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and the Company, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and the Company, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

The Board may establish one or more sub-plans under the LTIP to satisfy applicable securities, tax or other laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the LTIP containing any limitations on the Board’s discretion under the LTIP and any additional terms and conditions not otherwise inconsistent with the LTIP as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the LTIP, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as the Company shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

If Nocturne receives shareholder approval of the LTIP, no award may be granted under the LTIP after the expiration of ten years from the Closing Date, but awards previously granted may extend beyond that date. The Board may amend, suspend or terminate the LTIP or any portion of the LTIP at any time, except that (i) no amendment may be made to the plan to permit an option or SAR to be repriced without shareholder approval and (ii) no amendment that would require shareholder approval under the rules of the national securities exchange on which the Company maintains its primary listing may be made effective unless and until such amendment has been approved by the Company’s shareholders. If at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the LTIP adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the LTIP at the time the amendment is adopted, provided that the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the LTIP. No award will be made that is conditioned on shareholder approval of any amendment to the LTIP unless the award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of the Company’s Common Stock) prior to the receipt of such shareholder approval.

If shareholders do not approve the LTIP, the LTIP will not go into effect, and the Company will not grant any awards under the LTIP. In this event, the Board will consider whether to adopt alternative arrangements based on its assessment of the Company’s needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the LTIP. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights.    A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.    A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of Common Stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the LTIP will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to the Company.    There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Nocturne’s adoption of the Cognos Therapeutics, Inc. Long-Term Equity Incentive Plan (a copy of which is attached to the proxy statement/prospectus in respect of the Special Meeting as Annex E) and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

Approval of the LTIP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the LTIP Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT NOCTURNE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE LTIP PROPOSAL

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the chairperson of the Special Meeting, at his or her option, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of each of the Required Proposals but no other proposal if each of the Required Proposals is approved.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the directors determines before the general meeting that it is not necessary or no longer desirable to proceed with the proposals be approved in all respects.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposal, the LTIP Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT NOCTURNE SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, the Company and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the Company’s proxy statement. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Shareholders may notify the Company of their requests by emailing or writing the Company at the Company’s principal executive offices at 200 Spectrum Center Dr, Irvine, CA 92618; Email: thomas@nocturnecorp.com, Attn: Ka Seng (Thomas) Ao.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, and other information with the SEC. The SEC maintains an internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 will also be made available free of charge at https://www.cstproxy.com/nocturneacquisition/2024/10k.

You may obtain additional copies of this proxy statement/prospectus or our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, free of charge, and you may ask any questions you may have about the Proposals by contacting us at the following address or email:

P.O. Box 25739
Santa Ana, CA 92799
Attn: Ka Seng (Thomas) Ao
Email: thomas@nocturnecorp.com

You may also obtain these documents at no cost by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909
Tel: (877) 870-8565 (toll free) or

(206) 870-8565 (banks and brokers can call collect

Email: KSmith@advantageproxy.com

In order to receive timely delivery of the documents in advance of the Special Meeting, you must make your request for information no later than January 23, 2024 (one week prior to the date of the Special Meeting).

ACCOUNTING TREATMENT

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Nocturne will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cognos issuing stock for the net assets of Nocturne, accompanied by a recapitalization. The net assets of Nocturne will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cognos.

LEGAL MATTERS

The legality of shares of Combined Company Common Stock to purchase Combined Company Common Stock offered by the proxy statement/prospectus will be passed upon for Nocturne by Dechert LLP.

EXPERTS

The financial statements of Cognos Therapeutics, Inc. as of December 31, 2022 and December 31, 2021, and for each of two years in the period ended December 31, 2022, appearing in this proxy statement/prospectus, have been so included in reliance on the report (which contains an explanatory paragraph related to Cognos Therapeutics Inc.’s ability to continue as a going concern as discussed in Note 2 of the financial statements) of BPM, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Nocturne Acquisition Corporation as of December 31, 2022 and 2021 and for each of the years then ended, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Nocturne Acquisition Corporation to continue as a going concern, as described in Note 1 to the consolidated financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given the authority of such firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Appraisal rights or dissenters’ rights are not available to holders of our public shares in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Nocturne shareholders will be “householding” this proxy statement/prospectus. Nocturne shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•        If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Nocturne Acquisition Corporation, 200 Spectrum Center Dr, Irvine, CA 92618, or by telephone at (650) 935-0312, to inform us of his or her request; or

•        If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is, and the transfer agent for the Combined Company’s securities will be, Continental Stock Transfer & Trust Company.

NOCTURNE ACQUISITION CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Cognos Therapeutics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Nocturne Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nocturne Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination by October 5, 2023 and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. If the Company is unable to complete a business combination by the close of business on October 5, 2023 the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, TX
May 26, 2023

NOCTURNE ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$47,373	$384,505
Prepaid expenses	71,700	107,200
Total current assets	119,073	491,705

Marketable securities held in Trust Account	21,100,382	116,157,607
TOTAL ASSETS	$21,219,455	$116,649,312

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,017,057	$262,184
Advance from related party	1,040,050	—
Promissory note – related party	2,579,979	—
Total current liabilities	4,637,086	262,184

Deferred underwriting fee payable	4,025,000	4,025,000
TOTAL LIABILITIES	8,662,086	4,287,184

Commitments and contingencies (see Note 6)

Ordinary shares subject to possible redemption, 1,984,080 and 11,500,000 shares issued and outstanding at $10.63 and $10.10 per share redemption value as of December 31, 2022 and 2021, respectively	21,100,382	116,157,607

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,340,000 shares issued and outstanding (excluding 1,984,080 and 11,500,000 shares subject to redemption) as of December 31, 2022 and 2021, respectively	334	334
Additional paid-in capital	—	—
Accumulated deficit	(8,543,347)	(3,795,813)
Total Shareholders’ Deficit	(8,543,013)	(3,795,479)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$21,219,455	$116,649,312

The accompanying notes are an integral part of the consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021
Operating and formation costs	$2,047,534	$717,764
Loss from operations	(2,047,534)	(717,764)

Other income:
Interest earned on marketable securities held in Trust Account	839,254	7,607
Total other income	839,254	7,607

Net loss	$(1,208,280)	$(710,157)

Weighted average shares outstanding, Ordinary shares	8,901,159	11,581,616
Basic and diluted net loss per share, Ordinary shares	$(0.14)	$(0.06)

The accompanying notes are an integral part of the consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2020	2,875,000	$288	$24,712	$(5,600)	$19,400

Sale of 465,000 Private Placement Units	465,000	46	4,649,954	—	4,650,000

Offering costs allocated to Private Placement Units	—	—	(22,234)	—	(22,234)

Remeasurement of ordinary shares to redemption amount	—	—	(4,652,432)	(3,080,056)	(7,732,488)

Net loss	—	—	—	(710,157)	(710,157)

Balance – December 31, 2021	3,340,000	334	—	(3,795,813)	(3,795,479)

Remeasurement of ordinary shares to redemption amount	—	—	—	(3,539,254)	(3,539,254)

Net loss	—	—	—	(1,208,280)	(1,208,280)

Balance – December 31, 2022	3,340,000	$334	$—	$(8,543,347)	$(8,543,013)

The accompanying notes are an integral part of the consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(1,208,280)	$(710,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of Founder Shares	—	—
Interest earned on marketable securities held in Trust Account	(839,254)	(7,607)
Changes in operating assets and liabilities:
Prepaid expenses	35,500	(107,200)
Accounts payable and accrued expenses	754,873	262,184
Net cash used in operating activities	(1,257,161)	(562,780)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(2,700,000)	(116,150,000)
Cash withdrawn from Trust Account in connection with redemption	98,596,479	—
Net cash provided by (used in) investing activities	95,896,479	(116,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	113,000,000
Proceeds from sale of Private Placement Units	—	4,650,000
Proceeds from promissory note – related party and Advances from related party	3,620,029	153,319
Repayment of promissory note – related party	—	(246,419)
Payment of offering costs	—	(459,615)
Redemption of ordinary shares	(98,596,479)	—
Net cash (used in) provided by financing activities	(94,976,450)	117,097,285

Net Change in Cash	(337,132)	384,505
Cash – Beginning	384,505	—
Cash – Ending	$47,373	$384,505

Non-cash investing and financing activities:
Initial classification of ordinary shares subject to possible redemption	$—	$116,150,000
Change in value of ordinary shares subject to possible redemption	$3,539,254	$7,607
Deferred underwriting fee payable	$—	$4,025,000

The accompanying notes are an integral part of the consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Nocturne Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 28, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On December 30, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nocturne (“Merger Sub”), and Cognos Therapeutics, Inc., a Delaware corporation (“Cognos”), with respect to a proposed initial business combination which would involve a domestication of Nocturne as a Delaware corporation, in connection with which Nocturne would also change its name to “Cognos Therapeutics Holdings, Inc.”, followed by a merger of Merger Sub with and into Cognos (the “Merger”), with Cognos continuing as the surviving entity and a wholly owned subsidiary of Nocturne.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income from the marketable securities held in the Trust Account (as defined below).

The Registration Statement for the Company’s Initial Public Offering was declared effective on March 29, 2021. On April 5, 2021, the Company consummated the Initial Public Offering of 10,000,000 units at $10.00 per unit (the “Units” and, with respect to the ordinary shares included in the Units sold, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 450,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement (the “Private Placement”) to Nocturne Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4,500,000, which is described in Note 4.

Following the closing of the Initial Public Offering on April 5, 2021, an amount of $101,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government treasury securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below. In order to mitigate the risk that the Company could be deemed to be operating as an unregistered investment company under the Investment Company Act of 1940, as amended (as further described in the March Proxy Statement), the Company has instructed Continental to liquidate the Company’s investments in money market funds invested primarily in U.S. government treasury securities and thereafter to hold all funds in the trust account in cash or in U.S. government treasury securities.

On April 14, 2021, the underwriters exercised their over-allotment option in full and purchased an additional 1,500,000 Units (the “Over-Allotment Units”), generating gross proceeds of $15,000,000. In connection with the sale of the Over-Allotment Units, the underwriters agreed to waive the underwriting commission equal to 2% of gross proceeds. On April 14, 2021, simultaneously with the sale of the Over-Allotment Units and in connection with the underwriters’ waiver of the underwriting commission described above, the Company consummated a private sale of an additional 15,000 Private Placement Units to the Sponsor, generating gross proceeds of $150,000. The additional proceeds of $15,150,000 were placed in the Trust Account, bringing the grand total placed in the Trust Account to $116,150,000.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Transaction costs amounted to $6,597,115, consisting of $2,000,000 in underwriting fees, $4,025,000 in deferred underwriting fees and $572,115 in other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination with Cognos successfully. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination with Cognos if the combined company owns or acquires 50% or more of the issued and outstanding voting securities of Cognos or otherwise acquires a controlling interest in Cognos sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company expects to provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination with Cognos in connection with a shareholder meeting called to approve the Business Combination. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.10 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions; furthermore, because the Company has decided to seek shareholder approval in connection with a Business Combination with Cognos, it must receive an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at an extraordinary general meeting of the Company, to proceed with the Business Combination. the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4), and any Public Shares purchased in or after the Initial Public Offering in favor of approving the Business Combination with Cognos and to waive its redemption rights with respect to any such shares in connection with the shareholder vote to approve the Business Combination with Cognos. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares irrespective of whether he, she or it votes for or against a Business Combination.

Notwithstanding the foregoing, because the Company has decided to not conduct redemptions pursuant to the tender offer rules in connection with shareholder approval of the Business Combination, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will have until the De-SPAC Deadline, currently October 5, 2023 (such period ending on the De-SPAC Deadline, as the same may be extended as further described in the March Proxy Statement, the “Combination Period”), to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest income earned (less up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period; in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of income which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, if an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Cognos has agreed to such a waiver pursuant to the terms of the Merger Agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the COVID-19 virus, its variants, and any similar virus could have a negative effect on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company is subject to other risks and uncertainties, such as risks relating to rising interest rates and systemic bank failures in the United States and the possibility that the Company will not be able to consummate the proposed initial business combination with Cognos, as further described in the sections titled “Risk Factors” contained in our Registration Statement, our Quarterly Reports on Form 10-Q, and our Definitive Proxy Statements on Schedule 14A (including the March Proxy Statement), each of which is filed with the SEC, and the corresponding “Risk Factors” section which will be contained in the proxy materials we file with the SEC and disseminate in connection with the approval of our initial business combination with Cognos.

Liquidity and Going Concern

As of December 31, 2022, the Company had approximately $0.05 million in its operating bank account.

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares and the proceeds from the consummation of the Private Placement not held in the Trust Account to provide working capital needed to identify and seek to consummate a Business Combination.

On October 27, 2021, our Sponsor committed to provide us with an aggregate of $150,000 in loans through April 5, 2023, which was the current De-SPAC Deadline at the time (but which was subsequently extended, as further described below). The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the Trust Account to repay such loans.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 5). As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company has become obligated to redeem a significant number of its Public Shares upon completion of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” pursuant to its Amended and Restated Certificate of Incorporation, the Company has until the De-SPAC Deadline to consummate a Business Combination. If a Business Combination is not consummated by the De-SPAC Deadline, there will be a mandatory liquidation and subsequent dissolution of the Company. Although the Company intends to consummate a Business Combination on or before October 5, 2023, the current De-SPAC Deadline (subject to any applicable extensions), it is uncertain that the Company will be able to consummate a Business Combination in time. This uncertainty and the Company’s current liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the De-SPAC Deadline.

Extension of the De-SPAC Deadline

As of the last day of the year ended December 31, 2022, the De-SPAC Deadline specified in the Company’s amended and restated memorandum and articles of association, after giving effect to all prior extensions, was April 5, 2023. However, on April 3, 2023, the Company held an extraordinary general meeting of its shareholders to consider the

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Extension Amendment Proposal (as further described in the March Proxy Statement). The Extension Amendment Proposal was approved by the Company’s shareholders in order to allow the Company more time to complete its initial business combination with Cognos and, accordingly, the Company’s amended and restated memorandum and articles of association were amended to further extend the De-SPAC Deadline (as further described in the March Proxy Statement). Currently, the Company’s de-SPAC deadline is October 5, 2023.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period; this means that, where an issued or revised standard has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs

Offering costs consist of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering Upon completion of the Initial Public Offering, offering costs of $6,574,881 allocated to the Public Shares were initially charged to temporary equity and then accreted to ordinary shares subject to redemption. Furthermore, offering costs of $22,234 allocated to the Private Placement Units were charged to additional paid-in capital upon completion of the Initial Public Offering.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in income earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

However, in order to mitigate the risk that the Company could be deemed to be operating as an unregistered investment company under the Investment Company Act of 1940, as amended, the Company has decided to instruct Continental to liquidate the Company’s investments in money market funds invested primarily in U.S. government treasury securities and thereafter to hold all funds in the trust account in cash or in U.S. government treasury securities until the earlier of consummation of the initial business combination or the Company’s liquidation.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares featuring redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

In connection with the extraordinary general meeting in lieu of the 2022 Annual Meeting of Shareholders held by the Company on October 4, 2022, shareholders holding 9,515,920 public shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account.

Accordingly, at December 31, 2022 and 2021, 1,984,080 and 11,500,000 ordinary shares subject to possible redemption are presented at $10.63 and $10.10 redemption value, respectively, as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At December 31, 2022 and 2021, the ordinary shares subject to redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Ordinary shares issuance costs	(6,574,881)
Plus:
Remeasurement of carrying value to redemption value	7,732,488
Ordinary shares subject to possible redemption, December 31, 2021	116,157,607
Less:
Redemption of Ordinary shares	(98,596,479)
Plus:
Remeasurement of carrying value to redemption value	3,539,254
Ordinary shares subject to possible redemption, December 31, 2022	$21,100,382

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires the establishment of a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, it must be more likely than not that a tax position will not be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The remeasurement associated with the redeemable ordinary shares is excluded from loss per ordinary share as the redemption amount approximates fair value.

The calculation of diluted loss per ordinary share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering and (ii) the Private Placement, which rights may convert into 1,196,500 ordinary shares, because the conversion of the rights into ordinary shares is contingent upon the occurrence of future events. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the losses of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31,
	2022	2021
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(1,208,280)	$(710,157)
Denominator:
Basic and diluted weighted average shares outstanding	8,901,159	11,581,616
Basic and diluted net loss per ordinary share	$(0.14)	$(0.06)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The Company also follows ASC 820 for non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or that the Company would have paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, inclusive of 1,500,000 Units sold to underwriters on April 14, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one right (“Public Right”). Each Public Right entitles the holder to receive one-tenth of one ordinary share at the closing of a Business Combination (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closings of the Initial Public Offering and the sale over the Over-Allotment Units, the Sponsor purchased an aggregate of 465,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $4,650,000. Each Private Placement Unit consists of one ordinary share (“Private Placement Unit”) and one right (“Private Placement Right”). Each Private Placement Right entitles the holder to receive one-tenth of one ordinary share at the closing of a Business Combination. A portion of the proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placements Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 of the Company’s ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option on April 14, 2021, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of nine months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s ordinary shares equals or

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, nine months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 30, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. For the year ended December 31, 2022, the Company incurred $120,000 in fees for these services. For the year ended December 31, 2021, the Company incurred $90,000 in fees for these services. The accrued balance of these fees totaled $210,000 and $90,000 as of December 31, 2022 and 2021, respectively.

Promissory Note — Related Party

On November 16, 2020, the Company issued to the Sponsor an unsecured promissory note (the “Promissory Note”) pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid in its entirety at the closing of the Initial Public Offering. Borrowings are no longer available under the Promissory Note.

On April 5, 2022, the Company issued a $1,150,000 promissory note (the “First Extension Note”) to Mindfulness Capital Management Limited, a Cayman Islands exempted company (“Mindfulness”), in consideration for $1,150,000 being deposited in the Trust Account (the “First Extension Payment”) for the purpose of extending the Combination Period to July 5, 2022 (the “First Extension”). The First Extension was the first of the two three-month extensions permitted under the Company’s governing documents before they were amended to allow for additional extensions. The First Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

On July 5, 2022, an aggregate of $1,150,000 (the “Second Extension Payment”) was deposited by Mindfulness into the Trust Account for the public shareholders, representing $0.10 per public share, to enable the Company to extend the period of time it has to consummate its initial Business Combination by three months, from July 5, 2022 to October 5, 2022 (the “Second Extension”). The Second Extension is the second of the two three-month extensions permitted under the Company’s governing documents before they were amended to allow for additional extensions. In connection with the Second Extension Payment and Second Extension, on July 5, 2022, the Company issued to Mindfulness an unsecured promissory note (the “Second Extension Note”) having a principal amount equal to the amount of the Second Extension Payment. The Second Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

On July 6, 2022, the Company issued a $280,000 promissory note (the “Third Note” and, together with the Promissory Note, the First Extension Note, and the Second Extension Note, the “Promissory Notes”) to Mindfulness. The Third Note is non-interest bearing and due upon the earlier of the consummation of the Business Combination or the date of Company’s liquidation.

As of December 31, 2022 and 2021, the Company had outstanding balances of $2,579,979 and $0, respectively, under the Promissory Notes. It is expected that the Company may issue additional instruments similar to the Promissory Notes in connection with any potential additional extensions of the De-SPAC Deadline, as further described in the March Proxy Statement and the Company’s other filings with the SEC.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Advances from Related Party

The Sponsor advanced the Company $1,040,050 as of December 31, 2022 for working capital purposes. The advance is non-interest bearing and is due on demand.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans; but, no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the combined company at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of December 31, 2022 and 2021, there were no amounts outstanding under the Working Capital Loans.

On October 27, 2021, the Sponsor committed to provide us with an aggregate of $150,000 in loans through April 5, 2023, the which was the current De-SPAC Deadline at the time. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the Trust Account to repay such loans. As of December 31, 2022 and 2021, there were no loans issued under this commitment.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on March 30, 2021, the holders of the Founder Shares, Private Placement Units (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination, as well as rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotment at the Initial Public Offering price, less the underwriter discounts and commissions. On April 14, 2021, the underwriters elected to fully exercise the over-allotment option to purchase an additional 1,500,000 Units at a price of $10.00 per Unit.

Consulting Agreement

In January 2021, the Company entered into a consulting arrangement for investor relations and other consulting services. The agreement provided for an up-front fee of $10,000, which was paid at the closing of the Initial Public Offering, and an aggregate fee of $100,000 payable upon completion of a Business Combination (the “Success Fee”). A total of 50% of the Success Fee, or $50,000, is payable if the agreement is terminated prior to the initial Business

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Combination. For the year ended December 31, 2022, the Company did not incur any fees for these services. For the year ended December 31, 2021, the Company incurred $50,000 in such fees, which is included in accrued expenses as of December 31, 2021.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help identify potential target businesses, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination with Cognos or with another target business.

Right of First Refusal

Subject to certain conditions, the Company will grant Chardan, for a period of 12 months after the date of the consummation of a Business Combination, a right of first refusal to act as book running manager, with at least 30% of the economics, for any and all future public and private equity and debt offerings. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the Registration Statement.

Merger Agreement

On December 30, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Cognos Therapeutics, Inc., a Delaware corporation (“Cognos”), with respect to a proposed initial business combination which would involve a domestication of the Company as a Delaware corporation, in connection with which the Company would also change its name to “Cognos Therapeutics Holdings, Inc.”, followed by a merger of Merger Sub with and into Cognos (the “Merger”), with Cognos continuing as the surviving entity and a wholly owned subsidiary of the Company.

In consideration for and in connection with the Merger, the current holders of shares of Cognos’ common stock, par value $0.0001 per share, will have their shares canceled and converted into the right to receive a certain number of shares of common stock of Nocturne (which will at the relevant time be a Delaware corporation) as provided for in the Merger Agreement. The Company intends to call an extraordinary general meeting of the holders of its ordinary shares, par value $0.0001 per share, to seek shareholder approval of the Company Shareholder Voting Matters (as defined in the Merger Agreement), including the Merger.

Pursuant to the Merger Agreement, (i) the Company will domesticate as a Delaware corporation and de-register as a Cayman Islands exempted company (the “Domestication”) and (ii) Merger Sub will merge with and into Cognos with Cognos continuing as the surviving entity and a wholly owned subsidiary of Nocturne (the “Merger” and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Domestication, the Company will change its name to “Cognos Therapeutics Holdings, Inc.” We refer to the Company following the Business Combination as “Cognos Therapeutics.”

As a result of the Domestication, each issued and outstanding ordinary share of the Company will be converted into an equal number of shares of common stock of Cognos Therapeutics, par value $0.0001 per share (“Cognos Therapeutics Common Stock”), and each right to receive ordinary shares of the Company (each, a “Right”) will convert into the right to receive one-tenth (1/10) of one share of Cognos Therapeutics Common Stock. At the closing of the Business Combination, each Right will receive one-tenth (1/10) of one share of Cognos Therapeutics Common Stock.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The Merger Agreement contains customary representations and warranties, covenants and indemnification provisions and is subject to customary closing conditions (including the receipt of shareholder approval at the Company extraordinary general meeting described above). The foregoing description of the Merger Agreement and the transactions and documents contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1, and the terms of which are incorporated by reference herein.

In connection with the Business Combination, the Company’s sponsor, Nocturne Sponsor, LLC (the “Sponsor”), agreed to forfeit certain equity securities of the Company owned by it (collectively, the “Sponsor Shares”) under certain circumstances pursuant to the Sponsor Forfeiture Agreement, as further described below under “Sponsor Forfeiture Agreement.”

For additional information, refer to the Company’s Current Reports on Form 8-K, as filed with the SEC on January 4, 2023 and January 9, 2023, respectively.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 500,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 3,340,000 ordinary shares issued and outstanding, excluding 1,984,080 and 11,500,000 ordinary shares subject to possible redemption, respectively, which are presented as temporary equity.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all ordinary shares held by it in connection with a Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto was included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination under which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration that the holders of ordinary shares will receive in the transaction on an as-converted into ordinary share basis, and each holder of a Public Right will be required to affirmatively convert its Public Rights in order to receive the 1/10 share underlying each Public Right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the Public Right holder will be required to indicate its election to convert the Public Rights into underlying shares, as well as to return the original rights certificates to the Company.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

NOCTURNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$21,100,382	$116,157,607

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Notwithstanding the foregoing, as of the last day of the year ended December 31, 2022, the De-SPAC Deadline specified in the Company’s amended and restated memorandum and articles of association, after giving effect to all prior extensions, was April 5, 2023. However, on April 3, 2023, the Company held an extraordinary general meeting of its shareholders to consider the Extension Amendment Proposal (as further described in the March Proxy Statement). The Extension Amendment Proposal was approved by the Company’s shareholders in order to allow the Company more time to complete its initial business combination with Cognos and, accordingly, the Company’s amended and restated memorandum and articles of association were amended to further extend the De-SPAC Deadline (as further described in the March Proxy Statement). Currently, the Company’s De-SPAC Deadline is October 5, 2023.

NOCTURNE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$17,461	$47,373
Prepaid expenses	64,799	71,700
Total current assets	82,260	119,073

Marketable securities held in Trust Account	21,115,584	21,100,382
TOTAL ASSETS	$21,197,844	$21,219,455

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,711,761	$1,017,057
Advance from related party	2,754,750	1,040,050
Promissory note – related party	2,579,979	2,579,979
Total current liabilities	7,046,490	4,637,086

Deferred underwriting fee payable	4,025,000	4,025,000
TOTAL LIABILITIES	11,071,490	8,662,086

Commitments and contingencies (see Note 6)

Ordinary shares subject to possible redemption, 1,851,416 and 1,984,080 shares issued and outstanding at approximately $11.41 and $10.63 per share redemption value as of September 30, 2023 and December 31, 2022, respectively	21,115,584	21,100,382

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,340,000 shares issued and outstanding (excluding 1,851,416 and 1,984,080 shares subject to redemption) as of September 30, 2023 and December 31, 2022, respectively	334	334
Additional paid-in capital	—	—
Accumulated deficit	(10,989,564)	(8,543,347)
Total Shareholders’ Deficit	(10,989,230)	(8,543,013)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$21,197,844	$21,219,455

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Formation and operating costs	$767,991	$1,029,333	$1,646,167	$1,391,682
Loss from operations	(767,991)	(1,029,333)	(1,646,167)	(1,391,682)

Other income:
Income earned on marketable securities held in Trust Account	199,065	534,551	657,881	704,455

Net loss	$(568,926)	$(494,782)	$(988,286)	$(687,227)

Weighted average shares outstanding, ordinary shares subject to redemption	1,851,416	11,500,000	1,900,497	11,500,000
Basic and diluted net loss per share, ordinary shares subject to possible redemption	$(0.11)	$(0.03)	$(0.19)	$(0.05)

Weighted average shares outstanding, ordinary shares not subject to possible redemption	3,340,000	3,340,000	3,340,000	3,340,000
Basic and diluted net loss per share, ordinary shares not subject to possible redemption	$(0.11)	$(0.03)	$(0.19)	$(0.05)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	3,340,000	$334	$—	$(8,543,347)	$(8,543,013)

Remeasurement for ordinary shares to redemption amount	—	—	—	(476,660)	(476,660)

Net loss	—	—	—	(308,711)	(308,711)

Balance – March 31, 2023	3,340,000	334	—	(9,328,718)	(9,328,384)

Remeasurement for ordinary shares to redemption amount	—	—	—	(582,206)	(582,206)

Net loss	—	—	—	(110,649)	(110,649)

Balance – June 30, 2023	3,340,000	334	—	(10,021,573)	(10,021,239)

Remeasurement for ordinary shares to redemption amount	—	—	—	(399,065)	(399,065)

Net loss	—	—	—	(568,926)	(568,926)

Balance – September 30, 2023	3,340,000	$334	$—	$(10,989,564)	$(10,989,230)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
	Shares	Amount
Balance – January 1, 2022	3,340,000	$334	$—	$(3,795,813)	$(3,795,479)

Remeasurement for ordinary shares to redemption amount	—	—	—	(11,697)	(11,697)

Net loss	—	—	—	(193,922)	(193,922)

Balance – March 31, 2022	3,340,000	334	—	(4,001,432)	(4,001,098)

Remeasurement for ordinary shares to redemption amount	—	—	—	(1,308,207)	(1,308,207)

Net income	—	—	—	1,477	1,477

Balance – June 30, 2022	3,340,000	334	—	(5,308,162)	(5,307,828)

Remeasurement for ordinary shares to redemption amount	—	—	—	(1,684,551)	(1,684,551)

Net loss	—	—	—	(494,782)	(494,782)

Balance – September 30, 2022	3,340,000	$334	—	$(7,487,495)	$(7,487,161)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(988,286)	$(687,227)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on marketable securities held in Trust Account	(657,881)	(704,455)
Changes in operating assets and liabilities:
Prepaid expenses	6,901	77,875
Accounts payable and accrued expenses	694,704	701,358
Net cash used in operating activities	(944,562)	(612,449)

Cash Flows from Investing Activities:
Deposits of cash into Trust Account for extension purposes	(800,050)	(2,300,000)
Cash withdrawn from Trust Account in connection with redemption	1,442,729	—
Net cash provided by (used in) investing activities	642,679	(2,300,000)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	—	2,579,979
Advances from related party	1,714,700	—
Redemption of ordinary shares	(1,442,729)	—
Net cash provided by financing activities	271,971	2,579,979

Net Change in Cash	(29,912)	(332,470)
Cash – Beginning of period	47,373	384,505
Cash – End of period	$17,461	$52,035

Non-Cash investing and financing activities:
Remeasurement for Class A ordinary shares subject to possible redemption	$1,457,931	$3,004,455

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Nocturne Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 28, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On December 30, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Nocturne Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Nocturne (“Merger Sub”), and Cognos Therapeutics, Inc., a Delaware corporation (“Cognos”), with respect to a proposed initial business combination which would involve a domestication of Nocturne as a Delaware corporation, in connection with which Nocturne would also change its name to “Cognos Therapeutics Holdings, Inc.”, followed by a merger of Merger Sub with and into Cognos (the “Merger”), with Cognos continuing as the surviving entity and a wholly-owned subsidiary of Nocturne.

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023 relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income from the marketable securities held in the Trust Account (as defined below).

The Registration Statement for the Company’s Initial Public Offering was declared effective on March 29, 2021. On April 5, 2021, the Company consummated the Initial Public Offering of 10,000,000 units at $10.00 per unit (the “Units” and, with respect to the ordinary shares included in the Units sold, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 450,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement (the “Private Placement”) to Nocturne Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4,500,000, which is described in Note 4.

Following the closing of the Initial Public Offering on April 5, 2021, an amount of $101,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government treasury securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below. In order to mitigate the risk that the Company could be deemed to be operating as an unregistered investment company under the Investment Company Act of 1940, as amended, the Company has instructed its Trust Agent, Continental Stock Transfer and Trust Company (“Continental”) to liquidate the Company’s investments in money market funds invested primarily in U.S. government treasury securities and thereafter to hold all funds in the Trust Account in cash or in U.S. government treasury securities.

On April 14, 2021, the underwriters exercised their over-allotment option in full and purchased an additional 1,500,000 Units (the “Over-Allotment Units”), generating gross proceeds of $15,000,000. In connection with the sale of the Over-Allotment Units, the underwriters agreed to waive the underwriting commission equal to 2% of gross proceeds. On April 14, 2021, simultaneously with the sale of the Over-Allotment Units and in connection with the underwriters’ waiver of the underwriting commission described above, the Company consummated a private sale of an additional 15,000 Private Placement Units to the Sponsor, generating gross proceeds of $150,000. The additional proceeds of $15,150,000 were placed in the Trust Account, bringing the grand total placed in the Trust Account to $116,150,000.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Transaction costs amounted to $6,597,115, consisting of $2,000,000 in underwriting fees, $4,025,000 in deferred underwriting fees and $572,115 in other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination with Cognos successfully. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination with Cognos if the combined company owns or acquires 50% or more of the issued and outstanding voting securities of Cognos or otherwise acquires a controlling interest in Cognos sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company expects to provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination with Cognos in connection with a shareholder meeting called to approve the Business Combination. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.10 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions; furthermore, because the Company has decided to seek shareholder approval in connection with a Business Combination with Cognos, it must receive an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at an extraordinary general meeting of the Company, to proceed with the Business Combination. the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4), and any Public Shares purchased in or after the Initial Public Offering in favor of approving the Business Combination with Cognos and to waive its redemption rights with respect to any such shares in connection with the shareholder vote to approve the Business Combination with Cognos. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than SPAC minimum equity. Additionally, each public shareholder may elect to redeem its Public Shares irrespective of whether he, she or it votes for or against a Business Combination.

Notwithstanding the foregoing, because the Company has decided to not conduct redemptions pursuant to the tender offer rules in connection with shareholder approval of the Business Combination, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will have until December 5, 2023 (such period ending on the De-SPAC Deadline, as the same may be extended as further described, the “Combination Period”, further referred to as the “De-SPAC deadline”), to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including income earned on marketable securities (less up to $100,000 of income earned on marketable securities to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On October 5, 2022, our Sponsor agreed to deposit $100,000 into the trust account each month, starting on October 5, 2022, and payable on the 5th day of each subsequent month until the earlier of April 5, 2023, or the consummation of a Business Combination by the Company. On April 3, 2023, the Company’s shareholders voted to extend the deadline for the initial business combination from April 5, 2023, to October 5, 2023. In the event that the Company has not consummated a business combination by October 5, 2023, the Board may, without shareholder approval, extend the deadline up to three times, each by one additional month (for a total of up to three additional months) until January 5, 2024, provided by Board Approval and the $100,000 deposits by the Company’s Sponsor, or designee, continue on the 5th of each month. Currently, the Company’s De-SPAC Deadline is December 5, 2023, with one-month remaining through January 5, 2024. In connection with this extraordinary general meeting, shareholders holding 132,664 public shares, valued at approximately $1,442,729 (or approximately $10.87 per share), exercised their right to redeem their shares for a prorate portion of the funds in the Trust Account.

On April 21, 2023 and May 24, 2023 respectively, the Company received a notification from Nasdaq that it was in violation of a Nasdaq continued listing requirement as it had failed to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”). The notification provided that the Company had until June 20, 2023 to submit a plan to regain compliance with this continued listing requirement. The Company filed its Form 10-K on May 26, 2023. On June 12, 2023, following the production of additional documentation by the Company, to the listing qualifications department staff of Nasdaq, relating to the current capitalization of the Company, the Company received a letter (the “Compliance Notice”) from Nasdaq notifying the Company that, notwithstanding the letter from Nasdaq received by the Company on May 31, 2023, the Company is in compliance with Nasdaq Listing Rule 5550(a)(4) (the “Public Float Standard”) because it has more than 500,000 publicly held shares. Accordingly, Nasdaq considers the matter of the Company’s compliance with the Public Float Standard now closed.

On September 29, 2023, the Company provided notice to its shareholders that its board of directors intended to approve (i) the extension of the De-SPAC Deadline by one additional month, from October 5, 2023 to November 5, 2023 and (ii) the extension of the De-SPAC Deadline by a second additional month, from November 5, 2023 to December 5, 2023. The Company’s Sponsor, or its designee, will deposit $100,000 into the Company’s trust account on a monthly basis until the consummation of a successful Business Combination. The De-SPAC Deadline is currently January 5, 2024.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period; in such event, such amounts will be included with the funds held in the Trust Account that

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of income which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, if an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Cognos has agreed to such a waiver pursuant to the terms of the Merger Agreement.

Risks and Uncertainties

The Company continues to evaluate the impact of increases in inflation and rising interest rates, financial market instability, including the recent bank failures, the potential government shutdown, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the wars in Ukraine and the surrounding region and between Israel and Hamas. The Company has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the financial position, results of operations and/or ability for the Company to complete an initial Business Combination, the Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company and the Company’s ability to complete an initial Business Combination.

Liquidity and Going Concern

As of September 30, 2023, the Company had approximately $17,461 in its operating bank account.

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares and the proceeds from the consummation of the Private Placement not held in the Trust Account to provide working capital needed to identify and seek to consummate a Business Combination.

On October 27, 2021, the Sponsor committed to provide us with an aggregate of $150,000 in loans through April 5, 2023, which was the then-current De-SPAC Deadline (but which was subsequently extended, as further described above). The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the Trust Account to repay such loans.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 5). As of September 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company has become obligated to redeem a significant number of its Public Shares upon completion of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” pursuant to its Amended and Restated Memorandum and Articles of Association, the Company has until the De-SPAC Deadline to consummate a Business Combination. If a Business Combination is not consummated by the De-SPAC Deadline, there will be a mandatory liquidation and subsequent dissolution of the Company. Although the Company intends to consummate a Business Combination on or before December 5, 2023, the current De-SPAC Deadline (subject to any applicable extensions), it is uncertain that the Company will be able to consummate a Business Combination in time. This uncertainty and the Company’s current liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the De-SPAC Deadline.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, that are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on May 26, 2023. The interim results for the three and nine months ended September 30, 2023, are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period; this means that, where an issued or revised standard has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.

Offering Costs

Offering costs consist of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs of $6,574,881 allocated to the Public Shares were initially charged to temporary equity and then accreted to ordinary shares subject to redemption. Furthermore, offering costs of $22,234 allocated to the Private Placement Units were charged to additional paid-in capital upon completion of the Initial Public Offering.

Marketable Securities Held in Trust Account

At March 31, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds, which were invested primarily in U.S. Treasury securities. However, as of September 30, 2023, in order to mitigate the risk that the Company could be deemed to be operating as an unregistered investment company under the Investment Company Act of 1940, as amended, the Company instructed Continental to liquidate the Company’s investments in money market funds invested primarily in U.S. Treasury securities and thereafter to hold all funds in the Trust Account in cash or in U.S. Treasury securities until the earlier of the consummation of the initial business combination or the Company’s liquidation. The Company’s investments held in the Trust Account are classified as marketable securities. Marketable securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in income earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares featuring redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

In connection with the extraordinary general meeting in lieu of the 2022 Annual Meeting of Shareholders held by the Company on October 4, 2022, shareholders holding 9,515,920 public shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. In connection with the extraordinary general meeting held on April 2, 2023, shareholders holding 132,664 public shares, valued at approximately $1,442,729 (or approximately $10.87 per share), exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account.

Accordingly, at September 30, 2023 and December 31, 2022, 1,851,416 and 1,984,080 ordinary shares subject to possible redemption are presented at $11.41 and $10.63 redemption value, respectively, as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2023, and December 31, 2022, the ordinary shares subject to redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:

Ordinary shares subject to possible redemption, January 1, 2022	$116,157,607
Less:
Redemption of Ordinary shares	(98,596,479)
Plus:
Remeasurement of carrying value to redemption value	3,539,254
Ordinary shares subject to possible redemption, December 31, 2022	$21,100,382
Plus:
Remeasurement of carrying value to redemption value	476,660
Ordinary shares subject to possible redemption, March 31, 2023	$21,577,042
Less:
Redemption	(1,442,729)
Plus:
Remeasurement of carrying value to redemption value	582,206
Ordinary shares subject to possible redemption, June 30, 2023	$20,716,519
Plus:
Remeasurement of carrying value to redemption value	399,065
Ordinary shares subject to possible redemption, September 30, 2023	$21,115,584

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires the establishment of a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, it must be more likely than not that a tax position will not be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The remeasurement associated with the redeemable ordinary shares is excluded from loss per ordinary share as the redemption amount approximates fair value.

The calculation of diluted loss per ordinary share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering and (ii) the Private Placement, which rights may convert into 1,196,500 ordinary shares, because the conversion of the rights into ordinary shares is contingent upon the occurrence of future events. As of September 30, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the losses of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Ordinary Shares subject to possible redemption	Ordinary Shares not subject to possible redemption	Ordinary Shares subject to possible redemption	Ordinary Shares not subject to possible redemption	Ordinary Shares subject to possible redemption	Ordinary Shares not subject to possible redemption	Ordinary Shares subject to possible redemption	Ordinary Shares not subject to possible redemption
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(202,896)	$(366,030)	$(383,423)	$(111,359)	$(358,408)	$(629,878)	$(532,555)	$(154,672)
Denominator:
Basic and diluted weighted average shares outstanding	1,851,416	3,340,000	11,500,000	3,340,000	1,900,497	3,340,000	11,500,000	3,340,000
Basic and diluted net (loss) income per ordinary share	$(0.11)	$(0.11)	$(0.03)	$(0.03)	$(0.19)	$(0.19)	$(0.05)	$(0.05)

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The Company also follows ASC 820 for non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or that the Company would have paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Standards

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its condensed consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, inclusive of 1,500,000 Units sold to underwriters on April 14, 2021, upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one right (“Public Right”). Each Public Right entitles the holder to receive one-tenth (1/10) of one ordinary share at the closing of a Business Combination (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closings of the Initial Public Offering and the sale over the Over-Allotment Units, the Sponsor purchased an aggregate of 465,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $4,650,000. Each Private Placement Unit consists of one ordinary share (“Private Placement Unit”) and one right (“Private Placement Right”). Each Private Placement Right entitles the holder to receive one-tenth (1/10) of one ordinary share at the closing of a Business Combination. A portion of the proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placements Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 of the Company’s ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option on April 14, 2021, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of nine months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, nine months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 30, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. The accrued balance of these fees totaled $300,000 and $210,000 as of September 30, 2023 and December 31, 2022, respectively.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

On November 16, 2020, the Company issued to the Sponsor an unsecured promissory note (the “Promissory Note”) pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid in its entirety at the closing of the Initial Public Offering. Borrowings are no longer available under the Promissory Note.

On April 5, 2022, the Company issued a $1,150,000 promissory note (the “First Extension Note”) to Mindfulness Capital Management Limited, a Cayman Islands exempted company (“Mindfulness”) and affiliate of the Sponsor, in consideration for $1,150,000 being deposited in the Trust Account (the “First Extension Payment”) for the purpose of extending the Combination Period to July 5, 2022 (the “First Extension”). The First Extension was the first of the two three-month extensions permitted under the Company’s governing documents before they were amended to allow for additional extensions. The First Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

On July 5, 2022, an aggregate of $1,150,000 (the “Second Extension Payment”) was deposited by Mindfulness into the Trust Account for the public shareholders, representing $0.10 per Public Share, to enable the Company to extend the period of time it has to consummate its initial Business Combination by three months, from July 5, 2022 to October 5, 2022 (the “Second Extension”). The Second Extension is the second of the two three-month extensions permitted under the Company’s governing documents before they were amended to allow for additional extensions. In connection with the Second Extension Payment and Second Extension, on July 5, 2022, the Company issued to Mindfulness an unsecured promissory note (the “Second Extension Note”) having a principal amount equal to the amount of the Second Extension Payment. The Second Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

On July 6, 2022, the Company issued a $280,000 promissory note (the “Third Note” and, together with the Promissory Note, the First Extension Note, and the Second Extension Note, the “Promissory Notes”) to Mindfulness. The Third Note is non-interest bearing and due upon the earlier of the consummation of the Business Combination or the date of Company’s liquidation.

As of September 30, 2023 and December 31, 2022, the Company had an outstanding balance of $2,579,979 under the Promissory Notes. It is expected that the Company may issue additional instruments similar to the Promissory Notes in connection with any potential additional extensions of the De-SPAC Deadline, as further described in the March Proxy Statement and the Company’s other filings with the SEC.

Advances from Related Party

The Sponsor advanced the Company $2,754,750 and $1,040,050 as of September 30, 2023 and December 31, 2022, respectively, for working capital purposes. The advance is non-interest bearing and is due on demand.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Working Capital Loans; but, no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the combined company at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of September 30, 2023, and December 31, 2022, there were no amounts outstanding under the Working Capital Loans.

On October 27, 2021, the Sponsor committed to provide us with an aggregate of $150,000 in loans through April 5, 2023, the which was the then-current De-SPAC Deadline. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the Trust Account to repay such loans. As of September 30, 2023, and December 31, 2022, there were no loans issued under this commitment.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on March 30, 2021, the holders of the Founder Shares, Private Placement Units (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination, as well as rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotment at the Initial Public Offering price, less the underwriter discounts and commissions. On April 14, 2021, the underwriters elected to fully exercise the over-allotment option to purchase an additional 1,500,000 Units at a price of $10.00 per Unit.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help identify potential target businesses, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination with Cognos or with another target business.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Right of First Refusal

Subject to certain conditions, the Company will grant Chardan Capital Markets (“Chardan”), for a period of 12 months after the date of the consummation of a Business Combination, a right of first refusal to act as book running manager, with at least 30% of the economics, for any and all future public and private equity and debt offerings. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the Registration Statement.

Merger Agreement

On December 30, 2022, the Company entered into a Merger Agreement with Merger Sub, and Cognos, with respect to a proposed initial business combination which would involve a domestication of the Company as a Delaware corporation, in connection with which the Company would also change its name to “Cognos Therapeutics Holdings, Inc.”, followed by the Merger with Cognos continuing as the surviving entity and a wholly-owned subsidiary of the Company.

In consideration for and in connection with the Merger, the current holders of shares of Cognos’ common stock, par value $0.0001 per share, will have their shares canceled and converted into the right to receive a certain number of shares of common stock of Nocturne (which will at the relevant time be a Delaware corporation) as provided for in the Merger Agreement. The Company intends to call an extraordinary general meeting of the holders of its ordinary shares, par value $0.0001 per share, to seek shareholder approval of the Company Shareholder Voting Matters (as defined in the Merger Agreement), including the Merger.

Pursuant to the Merger Agreement, (i) the Domestication and (ii) Merger Sub will merge with and into Cognos with Cognos continuing as the surviving entity and a wholly-owned subsidiary of Nocturne (the “Merger” and together with the Domestication and the other transactions contemplated by the Merger Agreement. In connection with the Domestication, the Company will change its name to “Cognos Therapeutics Holdings, Inc.” We refer to the Company following the Business Combination as “Cognos Therapeutics.”

As a result of the Domestication, each issued and outstanding ordinary share of the Company will be converted into an equal number of shares of common stock of Cognos Therapeutics, par value $0.0001 per share (“Cognos Therapeutics Common Stock”), and each right to receive ordinary shares of the Company (each, a “Right”) will convert into the right to receive one-tenth (1/10) of one share of Cognos Therapeutics Common Stock. At the closing of the Business Combination, each Right will receive one-tenth (1/10) of one share of Cognos Therapeutics Common Stock.

In connection with the Business Combination, the Company’s Sponsor, Nocturne Sponsor, LLC, agreed to forfeit certain equity securities of the Company owned by it under certain circumstances pursuant to the Sponsor Forfeiture Agreement. The Sponsor Forefeiture agreements defines that cash on hand shall not be less than the Minimum Cash Amount and to proceed with the Closing, then at (and contingent upon) the Closing, the Sponsor shall irrevocably forfeit and surrender to the Company certain of its Sponsor Shares, as calculated based on the following scenarios: the Sponsor shall (a) keep 2,963,000 shares (eighty-seven and one-half percent (87.5%) of Sponsor Shares) and forfeit the rest if the Company’s cash on hand is less than the Minimum Cash Amount but equals or exceeds $7,500,000, (b) keep 2,539,000 shares (seventy-five percent (75%) of Sponsor Shares) and forfeit the rest if the Company’s cash on hand is less than $7,500,000 but equals or exceeds $5,000,000 and (c) keep 1,693,000 shares (fifty percent (50%) of Sponsor Shares) and forfeit the rest if the Company has no cash on hand at Closing. The number of Sponsor Shares kept and forfeited shall be pro-rated to the extent Nocturne’s cash on hand falls between any of the amounts in clauses (a) through (c) above.

On September 29, 2023, Nocturne, Cognos and Merger Sub entered into the First Amendment to the Merger Agreement (the “Amendment”), to change the date after which either Nocturne or Cognos may terminate the Merger Agreement if the closing of the transactions contemplated thereby has not occurred from September 30, 2023 to March 31, 2024.

NOCTURNE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023, and December 31, 2022, there were no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 500,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. At September 30, 2023 and December 31, 2022, there were 3,340,000 ordinary shares issued and outstanding, excluding 1,851,416 and 1,984,080 ordinary shares subject to possible redemption, which are presented as temporary equity, respectively.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all ordinary shares held by it in connection with a Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto was included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination under which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration that the holders of ordinary shares will receive in the transaction on an as-converted into ordinary share basis, and each holder of a Public Right will be required to affirmatively convert its Public Rights in order to receive the one-tenth (1/10) share underlying each Public Right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the Public Right holder will be required to indicate its election to convert the Public Rights into underlying shares, as well as to return the original rights certificates to the Company.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2023, and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs that the Company utilized to determine such fair value:

		September 30, 2023	December 31, 2022
Description	Level
Assets:
Marketable securities held in Trust Account	1	$21,115,584	$21,100,382

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued and, other than described below, there were no other subsequent events identified that would have required adjustment or disclosure in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Cognos Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cognos Therapeutics, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as Cognos Therapeutics, Inc.’s auditor since 2021.

Santa Monica, California
August 14, 2023

Cognos Therapeutics, Inc.
Balance Sheets as of December 31, 2022 and 2021

	As of December 31,
	2022	2021
Assets:
Current assets:
Cash	$7,806	$3,281
Total current assets	7,806	3,281
Property and equipment, net	344,923	480,048
Right to use assets, net	222,176	197,562
Other assets – non current	8,500	—
Total assets	$583,405	$680,891

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,179,576	$1,347,881
Lease liability – current	108,925	85,106
Notes payable – current	133,071	94,082
Convertible notes payable – current	322,712	150,797
Notes payable – related parties – current	1,754,232	1,519,310
Due to related parties – current	2,626,035	2,265,248
Total current liabilities	8,124,551	5,462,424
Lease liability – non-current	99,689	112,741
Notes payable – non-current	15,154	102,353
Other liabilities	2,500,000	2,500,000
Total liabilities	10,739,394	8,177,518

Commitments and contingencies (Note 2 and 12)

Stockholders’ deficit:
Preferred stock, $0.0001 par value, authorized 5,000,000 shares, none issued and outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 authorized shares, 25,655,945 and 25,228,592 issued and outstanding as of December 31, 2022 and 2021, respectively	2,566	2,523
Additional paid-in-capital	27,899,144	22,513,996
Accumulated deficit	(38,057,699)	(30,013,147)
Total stockholders’ deficit	(10,155,989)	(7,496,628)
Total liabilities and stockholders’ deficit	$583,405	$680,891

The accompanying notes are an integral part of these financial statements.

Cognos Therapeutics, Inc.
Statements of Operations for the Years ended December 31, 2022 and 2021

	For the Year Ended December 31,
	2022	2021
Revenue	$—	$—
Operating expenses
Research and development expense	3,385,165	3,445,210
General and administrative expense	4,525,766	2,516,287
Loss from operations	(7,910,931)	(5,961,497)
Other non-operating expense
Interest expense	133,621	110,552
Net loss	$(8,044,552)	$(6,072,049)

Net loss per common share, basic and diluted	$(0.32)	$(0.24)
Weighted average number of common shares outstanding, basic and diluted	25,402,083	24,797,532

The accompanying notes are an integral part of these financial statements.

Cognos Therapeutics, Inc.
Statements of Stockholders’ Deficit for the Years ended December 31, 2022 and 2021

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2021	24,420,321	$2,442	$18,288,144	$(23,941,098)	$(5,650,512)
Sale of common stock at $4.25 per share	765,271	77	3,252,310	—	3,252,387
Sale of common stock at $5 per share	43,000	4	214,996	—	215,000
Stock based compensation	—	—	758,546	—	758,546
Net loss	—	—	—	(6,072,049)	(6,072,049)
Balance as of December 31, 2021	25,228,592	$2,523	$22,513,996	$(30,013,147)	$(7,496,628)
Sale of common stock at $5 per share	558,153	56	2,790,709	—	2,790,765
PKC cancellation of common stock	(130,800)	(13)	13	—	—
Stock based compensation	—	—	2,594,426	—	2,594,426
Net loss	—	—	—	(8,044,552)	(8,044,552)
Balance as of December 31, 2022	25,655,945	$2,566	$27,899,144	$(38,057,699)	$(10,155,989)

The accompanying notes are an integral part of these financial statements.

Cognos Therapeutics, Inc.
Statements of Cash Flows for the Years ended December 31, 2022 and 2021

	For the years ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,044,552)	$(6,072,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	155,010	136,344
Right-of-use asset amortization	117,373	77,183
Stock based compensation	2,594,426	758,546
Changes in operating assets and liabilities
Prepaid expenses and other assets	—	16,007
Accounts payable and accrued expenses	1,831,695	933,611
Operating lease liabilities	(131,220)	(73,030)
Due to related parties, net	360,787	179,521
Other assets – non current	(8,500)	—
Net cash used in operating activities	(3,124,981)	(4,043,867)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(146,632)
Net cash used in investing activities	—	(146,632)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and attached warrants	2,790,765	3,467,386
Payment of notes payable	(68,096)	(77,113)
Proceeds from convertible notes payable	171,915	—
Proceeds from notes payable – related parties	294,922	337,854
Payments on notes payable – related parties	(60,000)	—
Net cash provided by financing activities	3,129,506	3,728,127
Net change in cash	4,525	(462,372)
Cash, beginning of the year	3,281	465,653
Cash, end of the year	$7,806	$3,281

Supplemental disclosures for cash flow information:
Cash paid during the year for interest	$25,741	$13,232

Noncash financing activities:
Equipment purchased under notes payable	$19,885	$173,712
Lease modification to right-of-use assets and lease liability	$141,987	$—

The accompanying notes are an integral part of these financial statements.

Cognos Therapeutics, Inc.
Notes to Financial Statements

1. Description of Business

Cognos Therapeutics, Inc. (“Cognos” or the “Company”) is a medical device company focused on advanced implantable pump devices for neurological and oncological indications. The Company was spun off from Pharmaco-Kinesis Corporation (“PKC”) in 2015, incorporated in Nevada in 2017, reincorporated in Delaware in 2020, and is headquartered in California, USA.

On December 30, 2022, the Company signed an Agreement and Plan of Merger and Reorganization (“SPAC Merger Agreement”) with a publicly held special purpose acquisition company (“SPAC”). Upon the closing of the Merger Agreement, the Company will sell 100% of its outstanding equity to the SPAC and will continue its operations as the surviving company of the merger under a different name to be determined. SPAC Merger agreement requires raising a minimum cash amount of $10,000,000 and has a termination date of September 30, 2023.

2. Liquidity and Going Concern

The Company is in the development stage with no generated revenues to date. As of December 31, 2022, the Company had $7,806 of cash in its operating bank account and negative working capital of $8,116,745.

The Company has an accumulated deficit of $38,057,699 as of December 31, 2022 and expects to incur additional significant costs in future periods, to finalize the development and licensing of its medical technology in United States of America and European markets. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” management has determined that the limited amounts of cash and negative working capital raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. In response to the recurring losses and negative operating cash flows, the Company will be seeking additional equity financing to fund its operations. For this purpose, on December 30, 2022, the Company signed an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with a publicly held special purpose acquisition company (“SPAC”), raising a minimum cash amount of $10,000,000. Upon the closing of the Merger Agreement, the Company will sell 100% of its outstanding equity to the SPAC and will continue its operations as the surviving company of the merger under a different name to be determined.

There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means, such as the issuance of debt or equity. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used when accounting for items such as depreciation, income taxes, commitments and stock-based compensation valuation. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. These investments are carried at cost, which approximates fair value. There were no investments as of December 31, 2022 and 2021.

Cognos Therapeutics, Inc.
Notes to Financial Statements

3. Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization using the useful lives of the assets and the straight-line method. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of property and equipment asset groupings may not be recoverable.

Property and equipment estimated useful lives are as follows:

Asset Category	Useful Lives
Machinery and equipment	5 years
Computers, furniture and equipment	5 years
Leasehold improvements	Over the shorter of economic useful life and lease term

Fair Value Measurements of Financial Instruments

The Company follows the authoritative guidance of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) for fair value measurements and disclosures with respect to assets and liabilities that are measured at fair value on both a recurring and nonrecurring basis. ASC 825-10 defines Fair value as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels defined as follows:

•        Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•        Level 3 — Inputs are unobservable for the asset or liability.

The Company’s financial instruments’ fair value, including cash, accounts payable and accrued expenses and other current assets and liabilities approximates their carrying value due to their short-term maturities.

As of December 31, 2022, and 2021, the Company had embedded derivatives related to convertible notes and other long-term liabilities that were not material since their value would be contingent on a public offering or change in control.

Cognos Therapeutics, Inc.
Notes to Financial Statements

3. Summary of Significant Accounting Policies (cont.)

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Research and development costs include costs of research, engineering, and technical activities to develop a new product. Research and development costs also include pre-approval regulatory and clinical trial expenses. The Company incurred research and development expenses of $3,385,165 and $3,445,210 for the years ended December 31, 2022 and 2021, respectively.

Patents

Patents are expensed as incurred. Patents expenses were $103,179 and $71,316 for the years ended December 31, 2022 and 2021, respectively.

Contingencies

The Company records a liability in the financial statements for loss contingencies when a loss is known or considered probable, and the amount may be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and may be reasonably estimated, the estimated loss or range of loss is disclosed. The Company had no contingencies recorded as of December 31, 2022 and 2021.

Income Taxes

The Company has deferred taxes that arise as a result of the different treatment of transactions for U.S. GAAP and income tax accounting, known as temporary differences. The Company records the tax effect of these temporary differences as deferred tax assets and deferred tax liabilities. Deferred tax assets generally represent items that may be used as a tax deduction or credit in a tax return in future years for which the Company has already recognized the tax benefit in the statements of operations. The Company establishes valuation allowances for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. Deferred tax liabilities generally represent tax expense for which payment has been deferred or expense has already been taken as a deduction on the Company’s tax return but has not yet been recognized as an expense in the statements of operations.

Stock-Based Compensation

The Company measures stock-based compensation expense at the grant date based on the fair value of the award and recognizes the compensation expense over the requisite service period, which is generally the vesting period. The amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are expected to vest. The Company elected the policy to account for forfeitures as they occur when an employee leaves the Company.

Net Loss per Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share includes the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

Cognos Therapeutics, Inc.
Notes to Financial Statements

3. Summary of Significant Accounting Policies (cont.)

The computation of diluted net loss per share as of December 31, 2022 and 2021 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the fair value of the common stock at the ending reporting period. Warrants of 561,330 and 80,002 as of December 31, 2022 and 2021, respectively, and stock options of 5,733,284 and 3,781,284 as of December 31, 2022 and 2021, respectively, were considered anti-dilutive and excluded, as the Company incurred net loss for the years ended December 31, 2022 and 2021.

Additionally, the Company has not considered both effects of the conversion of Virginia Tse Trust and Bridge convertible notes payable to common shares, in the calculation of diluted net (loss) income per share, since the exercise of the conversion option is contingent upon the occurrence of future events and the inclusion of such conversion option and warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net loss per common share:

	As of December 31,
	2022	2021
Numerator
Net loss	$(8,044,552)	$(6,072,049)
Denominator
Basic and diluted weighted average shares outstanding	25,402,083	24,797,532

Basic and diluted net loss per share	$(0.32)	$(0.24)

Leases

The Company is a lessee in all its lease arrangements, which are primarily a corporate office and research and development premise classified as operating leases.

At inception of an arrangement, the Company determines if a lease exists. Typically, a contract is or contains a lease if it conveys the right to control the use of an identified property, or equipment (an identified asset) for a period of time in exchange for consideration. To determine whether a contract conveys the right to control the use of an identified asset for a period of time, an entity shall assess whether, throughout the period of use, the customer has both (a) the right to obtain substantially all of the economic benefits from use of the identified asset and (b) the right to direct the use of the identified asset. If the customer has the right to control the use of an identified asset for only a portion of the term of the contract, the contract contains a lease for that portion of the term.

Right-of-use (ROU) assets and lease liabilities measured at the present value of lease payments over the lease term are recognized on the lease commencement date. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Since the leases do not provide an implicit rate, we utilize the best available information to determine our incremental borrowing rate, which is used to calculate the present value of lease payments. The incremental borrowing rate is based on internal and external information available at the lease commencement date. This rate is the theoretical rate the Company would pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The right-of-use asset also includes any prepaid fixed lease payments and excludes lease incentives. Options to extend or terminate a lease may be included in our lease arrangements. The Company reflects the renewal or termination option in the right-of-use asset and lease liability when it is reasonably certain that the Company will exercise those options. Leases with an initial term of 12 months or less are not recorded in the balance sheets. The Company uses quoted interest rates obtained from financial institutions as an input, adjusted for Company specific factors, to derive the incremental borrowing rate as the discount rate for the leases. As new leases are added each period, the Company evaluates whether the incremental borrowing rate has changed. If the incremental borrowing rate has changed, the Company will apply the rate to new leases and if not doing so would result in a material difference to the ROU asset and lease liability presented on the balance sheet.

Cognos Therapeutics, Inc.
Notes to Financial Statements

3. Summary of Significant Accounting Policies (cont.)

The Company’s operating leases are reflected in the right to use assets, net, and lease liability — current and lease liability — non-current in our balance sheets.

Operating lease costs for lease payments are recognized on a straight-line basis over the lease term in the statements of operations.

The Company had no finance leases.

In addition to rent, the Company pays for premises common area maintenance, which are separated, at its standalone selling price, as non-lease components and expensed as service expenses in statements of operations in the period incurred.

Operating lease ROU assets are regularly reviewed for impairment under the long-lived asset impairment guidance in ASC Subtopic 360-10, Property, Plant and Equipment.

Recently Issued Accounting Pronouncements — Adopted

There are no recently issued accounting pronouncements that have been adopted.

Recently Issued Accounting Pronouncements — Not Yet Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas.

The new standard will become effective for the Company beginning January 1, 2024, using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4. Property and Equipment

Property and equipment are recorded at historical cost, net of accumulated depreciation and amortization. Components of property and equipment, net is summarized as follows:

	2022	2021
Machinery and equipment	$494,314	$496,714
Computers, furniture and equipment	69,230	86,267
Leasehold improvements	224,235	253,511
Total	787,779	836,492
Less accumulated depreciation and amortization	(442,856)	(356,444)
Property and equipment, net	$344,923	$480,048

Depreciation and amortization expenses totaled $155,010 and $136,344 for the years ended December 31, 2022 and 2021, respectively.

Cognos Therapeutics, Inc.
Notes to Financial Statements

5. Accounts Payable and Accrued Expenses

Accounts Payable and accrued expenses as of December 31, 2022 and 2021 are comprised of the following:

	2022	2021
Accounts payable	$2,068,774	$1,041,419
Credit cards	90,906	70,437
Payroll and fringe benefits payable	1,019,896	236,025
Accounts payable and accrued expenses	$3,179,576	$1,347,881

6. Leases

The Company leases its corporate office and its research and development premises which are classified as operating leases. In 2022 the lease was modified to add space which resulted in an increase in the right of use assets and lease liability of $141,987.

The following table provides a summary of operating leases by balance sheet category as of December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Right-of-use assets, net	$222,176	$197,562
Lease liability – current	108,925	85,106
Lease liability – non-current	99,689	112,741

The components of operating lease expense for the years ended December 31, 2022 and 2021:

	For the years ended December 31,
	2022	2021
Operating lease expense	$128,589	$87,087
Total lease expense	$128,589	$87,087

The following tables provide a summary of other information related to operating leases for the years ended December 31, 2022 and 2021 as follows:

	For the years ended December 31,
	2022	2021
Cash paid for operating leases	$142,084	$73,030
Weighted-average remaining lease term	1.9 years	2.6 years
Weighted-average discount rate	4.25%	4.25%

Maturity of lease liabilities under our non-cancellable operating leases as of December 31, 2022 are as follows:

Payment due by year end
2023	$117,754
2024	102,684
Total lease payments	220,438
Less interest	(11,824)
Present value of lease liabilities	$208,614

Cognos Therapeutics, Inc.
Notes to Financial Statements

7. Notes payable — related parties and Due to related parties

Notes payable — related parties and Due to related parties as of December 31, 2022 and 2021 are comprised of the following:

	As of December 31,
	2022	2021
Notes payable – Engineered Magnetics Inc.	$337,098	$295,283
Notes payable – Neuro Kinesis Corporation	53,415	6,864
Notes payable – Board of Directors members	170,796	—
Pharmaco-Kinesis Corporation (PKC) Loan	1,192,923	1,217,164
Due to related parties – Autonomous Medical Device Incorporated (AMDI Labs)	274,475	274,475
Due to related parties – Executives and Board of Directors members	2,351,560	1,990,772
Total notes payable and due to related parties – current	$4,380,267	$3,784,558

Engineered Magnetics, Inc. is owned by a member of the Board of Directors. Notes payable is comprised of a series of unsecured promissory notes issued during 2021 and 2022, bearing 5.5% and 10% annual interest rates with maturity dates of less than three months. The notes payable defaulted at maturity dates and were amended extending their maturity dates to October 31, 2023. Notes’ principal amounted to $304,000 and $282,000 as of December 31, 2022 and 2021, respectively. Accrued interest and origination fees amounted to $33,098 and $13,283 as of December 31, 2022 and 2021.

Neuro Kinesis Corporation is under common control, as it is owned by a member of the Board of Directors. Notes payable are comprised of two unsecured promissory notes issued during 2022, bearing 2.5% annual interest rate with maturity dates of less than three months. The notes payable defaulted at maturity dates and were fully paid in June 2023. Notes’ principal amounted to $45,000 and $0 as of December 31, 2022 and 2021, respectively. Accrued interest amounted to $867 and $0 as of December 31, 2022 and 2021.

Additionally, the balance due is comprised of remaining unpaid accrued interest balance after repaying the principal and the majority of accrued interest on the maturity date of a series of unsecured promissory notes payable issued in 2021 and bearing 10% annual interest rate. The unpaid accrued interest balance amounted to $7,548 and $6,864 as of December 31, 2022 and 2021.

Notes payable — Board of Directors is comprised of a series of unsecured promissory notes issued during 2022 to three members of the Board of Directors, bearing 0% – 10% annual interest rates with maturity dates of six months or less. The notes payable defaulted at maturity dates and were amended extending their maturity dates to December 31, 2023. Notes’ principal amounted to $156,000 and $0 as of December 31, 2022 and 2021, respectively. Accrued interest and origination fees amounted to $14,796 and $0 as of December 31, 2022 and 2021.

Pharmaco-Kinesis Corporation (PKC) is under common control, as it is owned by members of the Board of Directors. The Company was spun off from PKC in 2015 and the outstanding balance represents expenses paid by PKC on behalf of the Company to support its daily operations and working capital needs. The loan bears 5% annual interest and has no maturity date. Loan principal amounted to $963,704 and $1,037,266 as of December 31, 2022 and 2021, respectively. Accrued interest amounted to $229,219 and $179,898 as of December 31, 2022 and 2021, respectively.

Autonomous Medical Device Incorporated (AMDI Labs) AMDI Labs was spun off from PKC in 2015 and under common control. The outstanding balance represents charges for office sub-lease and other shared services. It is non-interest bearing and has no maturity date. The total amount due to AMDI Labs was $274,475 as of December 31, 2022 and 2021, respectively.

Due to related parties — Executives and members of Board of Directors deferred compensation represents members of the Board of Directors unpaid annual compensation. The total amount due was $2,351,560 and $1,990,772 as of December 31, 2022 and 2021.

Cognos Therapeutics, Inc.
Notes to Financial Statements

8. Convertible Notes Payable and Secured Equipment Loans

Convertible notes payable and secured equipment Loans as of December 31, 2022 and 2021 are comprised of the following:

	As of December 31,
	2022	2021
Convertible line of credit – Virginia Tse Trust	$161,970	$150,797
Bridge convertible notes payable	160,742	—
Secured equipment loans	36,175	47,767
Secured equipment loan – Related Party – PKC	96,896	46,315
Total convertible notes payable and secured equipment loans – current	$455,783	$244,879
	As of December 31,
	2022	2021
Secured equipment loans	$15,154	$26,651
Secured equipment loan – Related Party – PKC	—	75,702
Total secured equipment loans – non-current	$15,154	$102,353

Virginia Tse Recoverable Trust (“Lender”) unsecured convertible line of credit was issued on May 31, 2017, bearing 10% annual interest rate and maturing on November 30, 2017. The unsecured credit line agreement is automatically renewed for successive terms of the same duration, unless either party provides thirty days written notice to the other party prior to the termination of the applicable term. Neither party submitted a written notice to terminate the agreement.

At any time prior to the maturity date, the Lender has the right to convert all or part of the unpaid principal and accrued interest into shares of the Company’s common stock at a conversion price of $3.20 per share.

The unpaid principal and accrued interest automatically converts into shares of the Company’s common stock at $3.20 per share, if (i) there is an extraordinary corporate transaction or series of transactions that results directly or indirectly in the transfer of 100% of the Company’s assets or equity in a sale of stock, sale of assets, merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer and negotiated purchase or leveraged buyout, and (ii) the per share price of the Company’s common stock in such transaction equals or exceeds the conversion price of $3.20 per share.

As of December 31, 2022 and 2021, the Company determined that the conversion option doesn’t meet the definition of a derivative liability under ASC 815, Derivatives and Hedging, guidance, as the net settlement criterion is not met.

As of December 31, 2022 and 2021, the Company determined that the intrinsic value of the beneficial conversion feature (“BCF”) is $0.60 and $0.62, respectively, with reduction in fair value year over year of $0.02. The Company did not record BCF as it was a de-minimis amount as of December 31, 2022 and 2021.

Line of credit is recorded at amortized cost. Line of credit principal was $100,000 as of December 31, 2022 and 2021, respectively. Accrued interest was $61,970 and $50,797 as of December 31, 2022 and 2021, respectively.

Bridge convertible notes payable

In November 2022, the Company approved a new Bridge loan up to $2.5 million by issuing unsecured convertible promissory notes with one year maturity, at 5% bearing interest rate. The notes automatically convert at 20% discount upon a Qualified Public Offering or SPAC Share Redemption. Additionally, the notes voluntarily convert at any time prior to the automatic conversion or payment in full, at the option of the majority of the noteholders at a conversion price equal to the Valuation Cap divided by the fully diluted capitalization of the Company. Upon Change of Control, the notes automatically convert into common stock at a conversion price equal to the Valuation Cap divided by the fully

Cognos Therapeutics, Inc.
Notes to Financial Statements

8. Convertible Notes Payable and Secured Equipment Loans (cont.)

diluted capitalization of the Company or noteholder may elect to receive full repayment in cash. During November and December 2022, notes of principal amounted to $160,000 were issued. Accrued interest amounted to $742 as of December 31, 2022.

The Company recorded the notes using the amortized cost and determined the embedded features related to the automatic and voluntary conversion meet the definition of a derivative under ASC 815 guidance, Derivatives and Hedging, which is bifurcated and recognized as a current liability in the balance sheet. The bifurcated features are assessed at the end of each reporting period to conclude whether additional liability should be recorded. Changes to fair value of the instrument in subsequent periods are recognized in the statement of operations. As of December 31, 2022, the fair value of the derivative was immaterial to be recognized in the balance sheet.

Secured Equipment loans — current and non-current represent five loans obtained from financial institutions and a related party, PKC, to finance equipment acquisitions, over 3 – 5 years. The loans are secured by the financed equipment.

For the four secured equipment loans totaling $51,330, excluding PKC loan, the total monthly payment is $4,428, with a range of loan terms of 4-5 years, maturing on March 30, 2023, May 2, 2023, December 16, 2023 and June 30, 2027.

The Company defaulted on paying the monthly payments related to PKC loan, resulting in the acceleration of the remaining balance due of $96,896.

Future Commitments — As of December 31, 2022 bridge convertible notes payable and secured equipment loans payable amounted to $470,938 and mature as follows: $455,783 (2023); $3,686 (2024); $4,167 (2025); $4,719 (2026) and $2,582 (2027).

9. Other Long-term Liabilities

On November 13, 2019, the Company signed an agreement with an investor, Tako Ventures LLC (“Tako”), to receive $2,500,000, in return of 25% share of the potential net revenue generated by the Sinnais Product and a cash payment of 25% from the net proceeds from selling all or substantially all of the Sinnais Assets (including sale to the Company’s affiliates) or upon change in control resulting from selling 50% of the Company’s voting common stock. The proceeds were used solely for the purposes of developing, manufacturing, marketing, promoting, selling, leasing, licensing, and otherwise commercializing and distributing Sinnais Product.

On December 30, 2022, the Company signed an Agreement and Plan of Merger and Reorganization (“SPAC Merger Agreement”) with a publicly held special purpose acquisition company (“SPAC”). Upon the closing of the Merger Agreement, the Company will sell 100% of its outstanding equity to the SPAC and will continue its operations as the surviving company of the merger under a different name to be determined.

On December 22, 2022, in relation to the Merger Agreement above, the Company signed an Investment and Termination Agreement with Tako (“Tako Termination Agreement”). Upon the closing of Tako Termination Agreement the $2,500,000 liability agreement terminates and immediately prior to the closing of the SPAC Merger Agreement, the Company will issue to Tako common shares in the Company equivalent to 25% of the issued and outstanding the issued and outstanding Company’s common stock on a fully-diluted basis after assuming and giving effect to the exercise or conversion of any options, warrants, other stock purchase rights, or any other securities of the Company then outstanding (without regard to any limitations on exercise or conversion thereof), and rounded down to the nearest whole number of shares of Company’s common stock. The Closing of Tako Termination Agreement is contingent upon the substantially concurrent closing of the SPAC Merger Agreement; provided, however, that the closing of Tako Termination Agreement will be deemed to have occurred first in time prior to the closing of the SPAC Merger Agreement which terminates by September 30, 2023.

Cognos Therapeutics, Inc.
Notes to Financial Statements

9. Other Long-term Liabilities (cont.)

The Company assessed the probability of closing the business combination and its IPO by September 30, 2023, to be remote as of December 31, 2022. Also, the Company determined that the probability of each transaction related to generating revenue from Sinnais Product or selling all Sinnais Assets is remote as of December 31, 2022. Thus, the $2,500,000 is recorded as Other Liability as of December 31, 2022 and 2021.

10. Equity

Preferred and Common Stock

The Company is authorized to issue 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, at $0.0001 per value per share.

The Board of Directors is authorized to issue one or more series of preferred stock. Preferred stock may rank prior to common stock as to dividend rights, liquidation preference or both. No shares of preferred stock were issued and outstanding as of December 31, 2022 and 2021. There were 25,655,945 and 25,228,592 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively.

During the year ended December 31, 2022, the Company agreed with PKC, a related party, to cancel 130,800 shares of common stock, at par value of $0.0001 or $13.

Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock of the Company as of December 31, 2022:

Exercise Price	Number Outstanding	Expiration Date
$4.25	21,177	June 25, 2023
$3.51	432,000	(1)
$3.74	108,153	(1)
	561,330

____________

(1)      The contractual term for these warrants are based on a liquidity event as discussed below.

Warrants for 21,177 shares were issued on June 30, 2021, at an exercise price of $4.25, in connection with the sale of Company’s common stock.

Warrants for 432,000 and 108,153 shares were issued during 2022, at a discounted exercise price of 25% and 20% of Liquidity event (defined as Initial Public Offering or SPAC Merger) common stock price, respectively. They were issued in connection with the sale of Company’s common stock.

The contractual term of both types of warrants issued with discounted exercise prices was one year from the initial exercise date, defined as the date the Liquidity event takes place.

Based on the Company’s estimate of the Liquidity event exercise price of $4.68, calculated using the Company’s 2022 independent evaluation and total outstanding common stock, the exercise price of these warrants are estimated to be $3.51 and $3.74 respectively as of December 31, 2022.

Cognos Therapeutics, Inc.
Notes to Financial Statements

10. Equity (cont.)

A summary of the warrant activity for the years ended December 31, 2022 and 2021 is as follows:

	No. of warrants	Weighed- Average Exercise Price	Weighed- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2021	58,825	$4.25	2.00	$—
Issued	21,177	$4.25	2.00	$—
Exercised	—	$—	—	$—
Expired	—	$—	—	$—
Outstanding and Exercisable as of December 31, 2021	80,002	$4.25	1.13	$—
Issued(1)	540,153	$—	—	$—
Exercised	—	$—	—	$—
Expired	(58,825)	$(4.25)	—	$—
Outstanding as of December 31, 2022	561,330	$4.25	0.50	$—
Exercisable as of December 31, 2022	21,177	4.25	0.50	—

____________

(1)      These warrants are only exercisable upon a Liquidity event as discussed above.

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on warrants with an exercise price less than the Company’s stock price of $3.80 of December 31, 2022, which would have been received by the option holders had those warrant holders exercised their warrants as of that date.

11. Stock Based Compensation

On February 8, 2018, the Board of Directors of the Company, approved the 2018 Equity Incentive Plan (“2018 Plan”) which provides for the issuance of options, stock appreciation rights, restricted stock units or other stock awards. The reserved shares were 2,200,000 shares of the Company’s common stock to issue options to employees, directors and consultants. On July 6, 2020, the Board of Directors approved the reserve of an additional 1,616,284 shares, so that total reserved shares of common stock are 3,816,284 shares.

In 2021, after the Company was reincorporated in Delaware, the Board of Directors of the Company approved the 2021 Equity Incentive Plan (“2021 Plan”) and authorized the reservation of 2,500,000 shares of common stock to issue options to employees, directors and consultants, in addition to the existing 3,816,284 common shares authorized under the 2018 Plan.

On September 17, 2022 the Board of Directors approved the increase of the authorized shares of common stock under the 2021 Equity Incentive Plan by 2.1 million shares.

The Board of Directors of the Company or a committee thereof administers the Plan and determines the exercise price, vesting and expiration period of the grants under the Plan.

Stock Based Compensation Expense

The following table summarizes share-based compensation expense included in our statements of operations for the years ended December 31, 2022 and 2021:

	For the years ended December 31,
	2022	2021
Research and development	$1,131,557	$292,667
General and administrative	1,462,869	465,879
	$2,594,426	$758,546

Cognos Therapeutics, Inc.
Notes to Financial Statements

11. Stock Based Compensation (cont.)

Stock Options

Options granted from the Company’s inception through December 31, 2022 were granted to directors, employees and consultants, with a 10-year term and vest over a period of between immediately and four years, or upon achievement of a performance target, provided the individual continues to provide services to the Company through the vesting dates. Options are granted at an exercise price equal to or above the fair value of the Company’s common stock on the grant dates. The fair value of stock-based payment awards was estimated using the Black-Scholes which require the input of highly subjective assumptions. The option model with volatility was derived from historical stock prices of the higher end of the range of comparable public companies.

For 2021, the Company accounted for the expected life of options using the 10-year contractual life of options for consultants (non-employees). For 2022, the Company accounted for the expected life of options using the simplified method, with expected term of 0.4 – 0.7 year for terminated and resigned employees, 5 – 6.5 years for employees and non-employees and estimates for terminated employees.

The following table summarizes the Black-Scholes assumptions used in determining the fair value of options during the years ended December 31, 2022 and 2021:

	For the years ended December 31,
	2022	2021
Risk-free interest rate	3.62 – 3.95%	1.62 – 1.69%
Dividend yield	0.00%	0.00%
Stock price volatility	60%	60%
Expected life	0.38 – 6.5 years	10 years
Weighted average grant date fair value	$1.94	$3.11

The following table presents information related to stock options as of December 31, 2022:

Options Outstanding as of 12/31/2022		Options Exercisable as of 12/31/2022
Exercise Price	Number of Options	Weighted Average Remaining Life in Years	Exercisable Number of Options
$3.20	87,284	5.1	87,284
$4.25	3,694,000	7.4	3,682,194
$3.80	1,952,000	9.7	1,183,875
Options vested and expected to vest	5,733,284		4,953,353

A summary of the stock option activity and related information for the years ended December 31, 2022 and 2021:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Life (in years)
Outstanding as of January 1, 2021	3,616,284	$4.22	9.3
Grants	165,000	$4.25	—
Exercised	—	—	—
Forfeited/expired	—	—	—
Outstanding as of December 31, 2021	3,781,284	$4.23	8.4
Grants	1,952,000	$3.80	—
Exercised	—	—	—
Forfeited/expired	—	—	—
Outstanding as of December 31, 2022	5,733,284	$4.08	8.2
Exercisable as of December 31, 2022	4,953,353	$4.11	7.9

Cognos Therapeutics, Inc.
Notes to Financial Statements

11. Stock Based Compensation (cont.)

The aggregate intrinsic value of stock options exercisable, based on exercisable options with an exercise price less than the stock price of the Company of $3.80, was $52,370 as of December 31, 2022.

As of December 31, 2022, unrecognized compensation cost related to unvested share-based compensation was approximately $1,206,589. We expect to recognize the cost of these unvested awards over a weighted-average period of 1.8 years.

12. Commitments and contingencies

Contractual Obligations and Commitments

The Company is committed to pay one of its R&D suppliers a royalty fee of 2% and 1% of its net selling price of each licensed product exploited in certain territories, whether sold by the Company or a sub-licensee of the Company, with a minimum license fee of EURO 35,000 per annum, starting in 2017. No revenues were earned during the years ended December 31, 2022, and 2021. Accordingly, the Company has accrued and expensed these amounts during the years ended December 31, 2022 and 2021.

Litigation

The Company from time to time has been a party to various litigation related to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with counsel, management believes that resolution of any matters currently open will not have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

13. Defined Contribution Benefit Plan

The Company sponsors a qualified defined contribution retirement plan (the “401(k) Plan”) pursuant to Section 401(k) of the Code, whereby all eligible employees may participate. Participants may elect to defer a percentage of their annual pretax compensation to the 401(k) plan, subject to defined limitations. The Company is not required to make matching contributions to the 401(k). For the years ended December 31, 2022 and 2021, the Company charged operations $55,029 and $46,230, respectively, for contributions under the 401(k) Plan.

14. Income Taxes

As of December 31, 2022 and 2021, the Company had approximately $24,000,000 and $19,000,000 net operating loss carryforwards for both federal and California, respectively. The federal net operating loss carryforward for years prior to 2018 expire from 2035 through 2037. Federal net operating loss carryforwards for year 2018 and thereafter do not expire. The state net operating loss carryforwards will expire at various dates from 2041 through 2042.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change. The Company may have had one or more changes in control under these Sections. However, the Company does not anticipate performing a complete analysis of the limitation on the annual use of the net operating loss and tax credit carryforwards until the time that it projects it will be able to utilize these tax attributes.

Management has concluded that it is more likely than not that the Company will not have sufficient foreseeable taxable income within the carryforward period as applicable and permitted by current law to allow for the utilization of certain of the deductible amounts generating the deferred tax assets; therefore, a full valuation allowance has been established to reduce the net deferred tax assets to zero as of December 31, 2022 and 2021.

Cognos Therapeutics, Inc.
Notes to Financial Statements

14. Income Taxes (cont.)

The following is a summary of the significant components of the Company’s net deferred income tax assets and liabilities as of December 31, 2022 and 2021:

	2022	2021
Deferred Tax Assets:
Net Operating loss carry-forwards	$6,783,991	$5,413,172
Due to related parties – non – current	652,521	553,040
Stock compensation expense	1,909,869	1,183,855
Accrued payroll	226,268	—
Depreciation	9,437	—
Accrued interest on notes payable	97,450	68,274
Accrued vacation	22,512	20,020
Accrued bonus	11,193	5,597
Other long term liabilities	699,590	699,590
Total deferred tax assets	10,412,831	7,943,548
Deferred tax liabilities:
Depreciation	—	(43,480)
Total deferred tax liabilities	—	(43,480)
Net deferred tax assets before valuation allowance	10,412,831	7,900,068
Valuation allowance	(10,412,831)	(7,900,068)
	$—	$—

Our effective tax rate is different from the federal statutory rate of 21% as of December 31, 2022 and 2021 due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

15. Subsequent Events

On January 12 and April 28, 2023, the Company issued three unsecured promissory notes to three of its Board Director members, of which two notes amounted to $20,944 each and a note amounted to $20,000, bearing 10% annual interest and maturing June 12 and July 28, 2023 and extended to December 31, 2023.

During January 2023, the Company issued series of unsecured convertible promissory notes of $100,000 with one year maturity, at 5% bearing interest rate. The notes automatically convert at 20% discount upon a Qualified Public Offering. Additionally, the notes voluntarily convert at any time prior to the automatic conversion or payment in full, at the option of the majority of the noteholders at a conversion price equal to the Valuation Cap divided by the fully diluted capitalization of the Company.

During March 2023, the Company issued unsecured promissory note of $300,000 to one of the SPAC founders and officer. The note bears a 15% annual interest rate and has a maturity of 1 year. Attached to the notes are 30,000 warrants to purchase common stock at $1.00.

During March 2023, one of the consultants exercised 25,000 options at $3.80 amounting to $95,000.

During February through May 2023, the Company issued a series of unsecured convertible promissory notes of $580,000 with one year maturity, at 5% bearing interest rate. The notes automatically convert at 30% discount upon a Qualified Public Offering. Additionally, the notes voluntarily convert at any time prior to the automatic conversion or payment in full, at the option of the majority of the noteholders at a conversion price equal to the Valuation Cap divided by the fully diluted capitalization of the Company.

Cognos Therapeutics, Inc.
Notes to Financial Statements

15. Subsequent Events (cont.)

During May 2023, certain stockholders, including all members of the Board of Directors, forfeited 2,500,000 shares in favor of the Company. The shares were originally issued as Founders Shares. No consideration was paid or payable by the Company to any stockholder in respect of any of the forfeited shares. During May and July 2023, the Company sold 2,238,531 common shares for $2,238,531.

On June 1, 2023, the Company issued a secured subordinated convertible promissory note of $750,000 and 304,612 shares of common stock at no charge. The note bears 15% annual interest rate and matures on June 1, 2025. The noteholder has a first priority security interest and lien in all the Company’s assets. The note is convertible to shares of common stock at any time at the option of the noteholder upon: (i) next Equity Financing, (ii) an Acquisition Transaction, (iii) a Capital Markets Transaction or (iv) maturity date. The agreement explicitly defines the conversion price for each of the four conversion transactions.

Management has evaluated the impact of subsequent events through August 14, 2023, the date the audited financial statements were available to be issued. The Company did not identify any other subsequent events that would have required adjustment or disclosure in the audited financial statements, other than the above disclosures.

Cognos Therapeutics, Inc.
Condensed Balance Sheets as of September 30, 2023 and December 31, 2022
(Unaudited)

	2023	2022
Assets:
Current assets:
Cash	$762,505	$7,806
Total current assets	762,505	7,806
Property and equipment, net	242,205	344,923
Right to use assets, net	133,373	222,176
Other assets – non current	94,762	8,500
Total assets	$1,232,845	$583,405
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$2,574,446	$3,179,576
Lease liability	108,925	108,925
Notes payable	77,135	133,071
Convertible notes payable	1,443,124	322,712
Notes payable – related parties	1,983,057	1,754,232
Due to related parties	2,769,352	2,626,035
Total current liabilities	8,956,039	8,124,551
Lease liability – net of current	15,034	99,689
Notes payable – net of current	13,368	15,154
Other liabilities	2,500,000	2,500,000
Total liabilities	11,484,441	10,739,394
Commitments and Contingencies (Note 13)
Stockholders’ deficit:
Preferred stock, $0.0001 par value, authorized 5,000,000 shares, none issued and outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 authorized shares, 25,985,557 and 25,655,945 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	2,598	2,566
Additional paid-in-capital	31,617,648	27,899,144
Accumulated deficit	(41,871,842)	(38,057,699)
Total stockholders’ deficit	(10,251,596)	(10,155,989)
Total liabilities and stockholders’ deficit	$1,232,845	$583,405

The accompanying notes are an integral part of these condensed financial statements.

Cognos Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$—	$—	$—	$—
Operating expenses
Research and development expense	298,188	1,465,785	1,377,718	2,680,039
General and administrative expense	713,436	2,084,318	2,298,209	3,325,523
Loss from operations	(1,011,624)	(3,550,103)	(3,675,927)	(6,005,562)
Other non-operating income	—	—	179,488	—
Interest expense	(157,863)	(42,529)	(317,704)	(104,327)
Net loss	$(1,169,487)	$(3,592,632)	$(3,814,143)	$(6,109,889)
Net loss per common share, basic and diluted	$(0.05)	$(0.14)	$(0.15)	$(0.24)
Weighted average number of common shares outstanding, basic and diluted	25,575,122	25,633,767	25,348,595	25,441,318

The accompanying notes are an integral part of these condensed financial statements.

Cognos Therapeutics, Inc.
Condensed Statements of Stockholders’ Deficit
for each of the three month periods during the nine months ended September 30, 2023 and 2022
(Unaudited)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2022	25,228,592	$2,523	$22,513,996	$(30,013,147)	$(7,496,628)
Sale of common stock at $5 per share	122,153	12	610,753	—	610,765
Stock based compensation	—	—	40,460	—	40,460
Net loss	—	—	—	(1,434,127)	(1,434,127)
Balance as of March 31, 2022	25,350,745	2,535	23,165,209	(31,447,274)	(8,279,530)
Sale of common stock at $5 per share	228,000	24	1,139,976	—	1,140,000
Stock based compensation	—	—	40,460	—	40,460
Net loss	—	—	—	(1,083,130)	(1,083,130)
Balance as of June 30, 2022	25,578,745	2,559	24,345,645	(32,530,404)	(8,182,200)
Sale of common stock at $5 per share	192,000	20	959,980	—	960,000
Treasury Stock (PKC cancellation of common stock)	(86,000)	(8)	8	—	—
Stock based compensation	—	—	2,260,293	—	2,260,293
Net loss	—	—	—	(3,592,632)	(3,592,632)
Balance as of September 30, 2022	25,684,745	$2,571	$27,565,926	$(36,123,036)	$(8,554,539)

Balance as of January 1, 2023	25,655,945	$2,566	$27,899,144	$(38,057,699)	$(10,155,989)
Exercise of stock options	25,000	2	94,998	—	95,000
Stock based compensation	—	—	317,741	—	317,741
Warrants issued in connection with notes payable	—	—	67,794	—	67,794
Net loss	—	—	—	(1,558,862)	(1,558,862)
Balance as of March 31, 2023	25,680,945	2,568	28,379,677	(39,616,561)	(11,234,316)
Share forfeiture – Founders	(2,500,000)	(250)	250	—	—
Sale of common stock at $1 per share	900,000	90	899,910	—	900,000
Stock based compensation	—	—	176,775	—	176,775
Shares issued in connection with notes payable	304,612	30	454,970	—	455,000
Net loss	—	—	—	(1,085,794)	(1,085,794)
Balance as of June 30, 2023	24,385,557	2,438	29,911,582	(40,702,355)	(10,788,335)
Sale of common stock at $1 per share	1,600,000	160	1,599,840	—	1,600,000
Stock based compensation	—	—	106,226	—	106,226
Net loss	—	—	—	(1,169,487)	(1,169,487)
Balance as of September 30, 2023	25,985,557	$2,598	$31,617,648	$(41,871,842)	$(10,251,596)

The accompanying notes are an integral part of these condensed financial statements.

Cognos Therapeutics, Inc.
Condensed Statements of Cash Flows
for the nine months ended September 30, 2023 and 2022
(Unaudited)

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,814,143)	$(6,109,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	102,718	116,481
Right-of-use asset amortization	88,803	88,803
Amortization of debt discount	115,380	—
Stock based compensation	600,742	2,341,213
Changes in operating assets and liabilities
Other assets – non current	(86,261)	11,786
Accounts payable and accrued expenses	(605,130)	716,687
Operating lease liabilities	(84,655)	(101,743)
Due to related parties, net	143,317	(1,057,173)
Net cash used in operating activities	(3,539,229)	(3,993,835)

CASH FLOWS FROM INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and attached warrants	2,500,000	2,710,765
Proceeds from exercise of options	95,000	—
Payment of notes payable	(79,821)	(40,367)
Payments on notes payable – related parties	(183,211)	—
Proceeds from notes payable	22,099	8,352
Proceeds from convertible notes payable	1,499,578	—
Proceeds from notes payable and attached warrants – related parties	440,283	1,476,210
Net cash provided by financing activities	4,293,928	4,154,960
Net change in cash	754,699	141,241
Cash, beginning of period	7,806	3,281
Cash, end of period	$762,505	$144,522

Supplemental disclosures for cash flow information:
Cash paid during the period for interest	$29,434	$17,225

Noncash financing activities:
Lease modification to right-of-use assets and lease liability	$—	$141,987
Equipment purchased under notes payable	$—	$19,884
Common stock issued with secured convertible note recorded as debt discount	$455,000	$—
Warrants issued with promissory note recorded as a debt discount	$67,794	$—

The accompanying notes are an integral part of these condensed financial statements.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

1. Description of Business

Cognos Therapeutics, Inc. (“Cognos” or the “Company”) is a medical device company focused on advanced implantable pump devices for neurological and oncological indications. The Company was spun off from Pharmaco-Kinesis Corporation (“PKC”) in 2015, incorporated in Nevada in 2017, reincorporated in Delaware in 2020, and is headquartered in California, USA.

On December 30, 2022, the Company signed an Agreement and Plan of Merger and Reorganization (“SPAC Merger Agreement”) with a publicly held special purpose acquisition company (“SPAC”). Upon the closing of the Merger Agreement, the Company will sell 100% of its outstanding equity to the SPAC and will continue its operations as the surviving company of the merger under a different name to be determined. SPAC Merger agreement requires raising a minimum cash amount of $10,000,000 and has a revised termination date of March 31, 2024.

2. Liquidity and Going Concern

The Company is in the development stage with no generated revenues to date. As of September 30, 2023, the Company had $762,505 of cash in its operating bank account and negative working capital of $8,193,534.

The Company has an accumulated deficit of $41,871,842 as of September 30, 2023 and expects to incur additional significant costs in future periods, to finalize the development and licensing of its medical technology in United States of America (“U.S.”) and European markets. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” management has determined that the limited amounts of cash and negative working capital raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. In response to the recurring losses and negative operating cash flows, the Company will be seeking additional equity and debt financing to fund its operations. For this purpose, on December 30, 2022, the Company signed an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with a publicly held special purpose acquisition company (“SPAC”), and in conjunction raising a minimum cash amount of $10,000,000 for the merger to be completed. Upon the closing of the Merger Agreement, the Company will sell 100% of its outstanding equity to the SPAC and will continue its operations as the surviving company of the merger under a different name to be determined.

There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means, such as the issuance of debt or equity. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used when accounting for items such as depreciation, income taxes, commitments and stock-based compensation valuation. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. These investments are carried at cost, which approximates fair value. There were no investments as of September 30, 2023 and December 31, 2022.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

3. Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit.

Basis of Presentation

These unaudited interim financial statements have been prepared in accordance with U.S. GAAP and following the requirements of the United States Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our financial position and our results of operations and cash flows for periods presented. These statements do not include all disclosures required by U.S. GAAP and should be read in conjunction with our financial statements and accompanying notes for the fiscal year ended December 31, 2022. The condensed balance sheet as of December 31, 2022 was derived from the audited financial statements as of that date. The results of the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period or any future year or period.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization using the useful lives of the assets and the straight-line method. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of property and equipment asset groupings may not be recoverable. Property and equipment estimated useful lives are as follows:

Asset Category	Useful Lives
Machinery and equipment	5 years
Computers, furniture and equipment	5 years
Leasehold improvements	Over the shorter of economic useful life and lease term

Fair Value Measurements of Financial Instruments

The Company follows the authoritative guidance of Accounting Standards Codification (“ASC”) subtopic 825-10, Financial Instruments (“ASC 825-10”) for fair value measurements and disclosures with respect to assets and liabilities that are measured at fair value on both a recurring and nonrecurring basis. ASC 825-10 defines Fair value as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, based on market data obtained from sources independent of the Company.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

3. Summary of Significant Accounting Policies (cont.)

Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels defined as follows:

•        Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•        Level 3 — Inputs are unobservable for the asset or liability.

The Company’s financial instruments’ fair value, including cash, accounts payable and accrued expenses, bridge convertible notes payable and other current assets and liabilities approximates their carrying value due to their short-term maturities. As of September 30, 2023 and December 31, 2022, the Company had embedded derivatives related to convertible notes and other long-term liabilities that were not material since their value would be contingent on a public offering or change in control which are not considered probable as of the balance sheet dates.

Research and Development

The Company accounts for research and development costs in accordance with ASC subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Research and development (“R&D”) costs include costs of research, engineering, and technical activities to develop a new product. Research and development costs also include pre-approval regulatory and clinical trial expenses. The Company incurred research and development expenses of $298,188 and $1,465,785 for the three months ended September 30, 2023 and 2022, respectively, and $1,377,718 and $2,680,039 for the nine months ended September 30, 2023 and 2022, respectively.

Patents

Patents are expensed as incurred. Patents expenses were $630 and $23,653 for the three months ended September 30, 2023 and 2022, respectively, and $75,932 and $55,152 for the nine months ended September 30, 2023 and 2022, respectively.

Contingencies

The Company records a liability in the financial statements for loss contingencies when a loss is known or considered probable, and the amount may be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and may be reasonably estimated, the estimated loss or range of loss is disclosed. The Company had no contingencies recorded as of September 30, 2023 and December 31, 2022.

Income Taxes

The Company has deferred taxes that arise as a result of the different treatment of transactions for U.S. GAAP and income tax accounting, known as temporary differences. The Company records the tax effect of these temporary differences as deferred tax assets and deferred tax liabilities. Deferred tax assets generally represent items that may be used as a tax deduction or credit in a tax return in future years for which the Company has already recognized the tax benefit in the statements of operations. The Company establishes valuation allowances for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. Deferred tax liabilities generally represent tax expense for which payment has been deferred or expense has already been taken as a deduction on the Company’s tax return but has not yet been recognized as an expense in the statements of operations.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

3. Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company measures stock-based compensation expense at the grant date based on the fair value of the award and recognizes the compensation expense over the requisite service period, which is generally the vesting period. The amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are expected to vest. The Company elected the policy to account for forfeitures as they occur when an employee leaves the Company.

Net Loss per Share

The Company computes net loss per share under ASC 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share includes the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

The computation of diluted net loss per share for the periods ended September 30, 2023 and 2022 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the fair value of the common stock at the ending reporting period. Warrants of 570,153 and 608,155 as of September 30, 2023 and 2022, respectively, and stock options of 4,066,784 and 5,733,284 as of September 30, 2023 and 2022, respectively, were considered anti-dilutive and excluded, as the Company incurred net losses for the three month and nine month periods ended September 30, 2023 and 2022.

Additionally, the Company has not considered the effects of the conversion of all convertible notes payable to common shares of 489,595 as of September 30, 2023 and 49,734 as of September 30, 2022 in the calculation of diluted net loss per share, since the exercise of the conversion option is contingent upon the occurrence of future events and the inclusion of such conversions would be anti-dilutive.

The following table reflects the calculation of basic and diluted net loss per common share:

	For the three months ended		For the nine months ended
	2023	2022	2023	2022
Numerator
Net loss	$(1,169,487)	$(3,592,632)	$(3,814,143)	$(6,109,889)
Denominator
Basic and diluted weighted average shares outstanding	25,575,122	25,633,767	25,348,595	25,441,318
Basic and diluted net loss per share	$(0.05)	$(0.14)	$(0.15)	$(0.24)

Leases

The Company is a lessee in all its lease arrangements, which are primarily a corporate office and research and development premise classified as operating leases.

At inception of an arrangement, the Company determines if a lease exists. Typically, a contract is or contains a lease if it conveys the right to control the use of an identified property, or equipment (an identified asset) for a period of time in exchange for consideration. To determine whether a contract conveys the right to control the use of an identified asset for a period of time, an entity shall assess whether, throughout the period of use, the customer has both (a) the right to obtain substantially all of the economic benefits from use of the identified asset and (b) the right to direct the use of the identified asset. If the customer has the right to control the use of an identified asset for only a portion of the term of the contract, the contract contains a lease for that portion of the term.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

3. Summary of Significant Accounting Policies (cont.)

Right-of-use (ROU) assets and lease liabilities measured at the present value of lease payments over the lease term are recognized on the lease commencement date. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Since the leases do not provide an implicit rate, we utilize the best available information to determine our incremental borrowing rate, which is used to calculate the present value of lease payments. The incremental borrowing rate is based on internal and external information available at the lease commencement date. This rate is the theoretical rate the Company would pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The right-of-use asset also includes any prepaid fixed lease payments and excludes lease incentives. Options to extend or terminate a lease may be included in our lease arrangements. The Company reflects the renewal or termination option in the right-of-use asset and lease liability when it is reasonably certain that the Company will exercise those options. Leases with an initial term of 12 months or less are not recorded in the balance sheets. The Company uses quoted interest rates obtained from financial institutions as an input, adjusted for Company specific factors, to derive the incremental borrowing rate as the discount rate for the leases. As new leases are added each period, the Company evaluates whether the incremental borrowing rate has changed. If the incremental borrowing rate has changed, the Company will apply the rate to new leases and if not doing so would result in a material difference to the ROU asset and lease liability presented on the balance sheet.

Our operating leases are reflected in the right to use assets, net, and lease liability — current and lease liability — non-current in our balance sheets.

Operating lease costs for lease payments are recognized on a straight-line basis over the lease term in the statements of operations.

The Company had no finance leases.

In addition to rent, the Company pays for premises common area maintenance, which are separated, at its standalone selling price, as non-lease components and expensed as service expenses in statements of operations in the period incurred.

Operating lease ROU assets are regularly reviewed for impairment under the long-lived asset impairment guidance in ASC Subtopic 360-10, Property, Plant and Equipment. There was no impairment as of September 30, 2023 and December 31, 2022.

Recently Issued Accounting Pronouncements — Adopted

There are no recently issued accounting pronouncements that had a material impact on adoption in the nine month period ended September 30, 2023.

Recently Issued Accounting Pronouncements — Not Yet Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas.

The new standard will become effective for the Company beginning January 1, 2024, using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

4. Property and Equipment

Property and equipment are recorded at historical cost, net of accumulated depreciation. Components of property and equipment, net is summarized as follows:

	As of September 30, 2023	As of December 31, 2022
Machinery and equipment	$494,314	$494,314
Computers, furniture and equipment	69,230	69,230
Leasehold improvements	224,235	224,235
Total	787,779	787,779
Less accumulated depreciation and amortization	(545,574)	(442,856)
Property and equipment, net	$242,205	$344,923

Depreciation and amortization expenses totaled $32,145 and $38,729 for the three months ended September 30, 2023 and 2022, respectively and $102,718 and $116,481 for the nine months ended September 30, 2023 and 2022, respectively.

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of September 30, 2023 and December 31, 2022, are comprised of the following:

	2023	2022
Accounts payable	$1,997,747	$2,068,774
Credit cards	71,642	90,906
Payroll and fringe benefits payable	505,057	1,019,896
Accounts payable and accrued expenses	$2,574,446	$3,179,576

6. Leases

The Company leases its corporate office and its research and development premises which are classified as operating leases. In January 2022, the lease was modified to add space which resulted in an increase in the right of use assets and lease liability of $141,987.

The following table provides a summary of operating leases by balance sheet category as of September 30, 2023 and December 31, 2022:

	As of September 30, 2023	As of December 31, 2022
Right-of-use assets, net	$133,373	$222,176
Lease liability – current	108,925	108,925
Lease liability – non-current	15,034	99,689

The components of operating lease expense are as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Operating lease expense	$25,671	$35,059	$92,084	$93,875
Total lease expense	$25,671	$35,059	$92,084	$93,875

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

6. Leases (cont.)

The following tables provide a summary of other information related to operating leases for the three months and nine months ended September 30, 2023 and 2022 as follows:

	2023	2022	2023	2022
Cash paid for operating leases	$25,500	$35,966	$86,142	$101,197

Maturity of lease liabilities under our non-cancellable operating leases as of September 30, 2023 are as follows:

Payment due by year end
2023 (remaining three months)	$25,500
2024	102,000
Total lease payments	127,500
Less interest	(3,541)
Present value of lease liabilities	$123,959

7. Notes payable — related parties and due to related parties

Notes payable — related parties and Due to related parties as of September 30, 2023 and December 31, 2022 are comprised of the following:

	2023	2022
Notes payable – Engineered Magnetics Inc.	$254,106	$337,098
Notes payable – Neuro Kinesis Corporation	8,095	53,415
Notes payable – Board of Directors members	206,802	170,796
Notes Payable – Thomas Ao	330,082	—
Pharmaco-Kinesis Corporation (“PKC”) Loan	1,212,218	1,192,922
Due to related parties – Autonomous Medical Device Incorporated (“AMDI Labs”)	274,476	274,476
Due to related parties – Executives and Board of Directors deferred compensation	2,494,877	2,351,560
Less debt discount – Thomas Ao note	(28,247)	—
Total notes payable and due to related parties – current	$4,752,409	$4,380,267

Engineered Magnetics, Inc. is owned by a member of the Board of Directors. Notes payable is comprised of a series of unsecured promissory notes issued during 2021 and 2022, bearing 5.5% and 10% annual interest rates with maturity dates of less than three months. The notes payable defaulted at maturity dates and were amended extending their maturity dates to January 31, 2024. Notes’ principal amounted to $204,000 and $304,000 as of September 30, 2023 and December 31, 2022, respectively. Accrued interest and origination fees amounted to $50,106 and $33,098 as of September 30, 2023 and December 31, 2022. These notes are subordinate to the $750,000 secured convertible note (Note 8).

Neuro Kinesis Corporation was spun off from PKC in 2005 and under common control. Notes payable are comprised of two unsecured promissory notes issued during 2022, bearing 2.5% annual interest rate with maturity dates of less than three months. The notes payable defaulted at maturity dates and the principal was fully paid in June 2023. Notes’ principal amounted to $0 and $45,000 as of September 30, 2023 and December 31, 2022, respectively. Additionally, the balance due is comprised of remaining unpaid accrued interest balance after repaying the principal and the majority of accrued interest on the maturity date of a series of unsecured promissory notes payable issued in 2021 and bearing 10% annual interest rate. The unpaid accrued interest balance amounted to $8,095 and $8,415 as of September 30, 2023 and December 31, 2022. These notes are subordinate to the $750,000 secured convertible note (Note 8).

Notes payable — Board of Directors members is comprised of a series of unsecured promissory notes issued during 2022 to three members of the Board of Directors, bearing 0% - 10% annual interest rates with maturity dates of six months or less. The notes payable defaulted at maturity dates and were amended extending their maturity

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

7. Notes payable — related parties and due to related parties (cont.)

dates to December 31, 2023. The notes’ principal amounted to $176,887 and $156,000 as of September 30, 2023 and December 31, 2022, respectively. Accrued interest and origination fees amounted to $29,915 and $14,796 as of September 30, 2023 and December 31, 2022. These notes are subordinate to the $750,000 secured convertible note (Note 8).

Note Payable — Thomas Ao is comprised of an unsecured promissory note of $300,000 to one of the SPAC founders and officers. The note bears a 15% annual interest rate and has a maturity of one year. Attached to the notes are 30,000 warrants to purchase common stock at $1.00. Accrued interest as of September 30, 2023 was $30,082. The Company recorded a debt discount related to the issuance of the warrants of $67,794 and amortized $39,547 during the nine months ended September 30, 2023.

Pharmaco-Kinesis Corporation is under common control, as it is owned by members of the Board of Directors. The Company was spun off from PKC in 2015 and the outstanding balance represents expenses paid by PKC on behalf of the Company to support its daily operations and working capital needs. The loan bears 5% annual interest and has no maturity date. Loan principal amounted to $947,360 and $963,704 as of September 30, 2023 and December 31, 2022, respectively. Accrued interest amounted to $264,858 and $229,218 as of September 30, 2023 and December 31, 2022, respectively. The Board of Directors of PKC have verbally agreed to convert these principal balances to Cognos common stock prior to the SPAC Merger Transaction.

Autonomous Medical Device Incorporated was spun off from PKC in 2015 and under common control. The outstanding balance represents charges for office sub-lease and other shared services. It is non-interest bearing and has no maturity date. The total amount due to AMDI Labs was $274,476 as of September 30, 2023 and December 31, 2022.

Due to related parties — Executives and members of Board of Directors deferred compensation represents executives and members of the Board of Directors unpaid annual compensation. The total amount due was $2,494,877 and $2,351,560 as of September 30, 2023 and December 31, 2022.

8. Convertible Notes Payable

Convertible notes payable as of September 30, 2023 and December 31, 2022 are comprised of the following:

	2023	2022
Convertible line of credit – Virginia Tse Trust	$170,049	$161,970
Bridge convertible notes payable	866,616	160,742
Secured convertible note	785,625	—
Less debt discount – secured convertible note	(379,167)	—
Total convertible notes payable – current	$1,443,124	$322,712

Virginia Tse Recoverable Trust (“Lender”) unsecured convertible line of credit was issued on May 31, 2017, bearing 10% annual interest rate and maturing on November 30, 2017. The unsecured credit line agreement is automatically renewed for successive terms of the same duration, unless either party provides thirty days written notice to the other party prior to the termination of the applicable term. Neither party submitted a written notice to terminate the agreement.

At any time prior to the maturity date, the Lender has the right to convert all or part of the unpaid principal and accrued interest into shares of the Company’s common stock at a conversion price of $3.20 per share.

The unpaid principal and accrued interest automatically converts into shares of the Company’s common stock at $3.20 per share, if (i) there is an extraordinary corporate transaction or series of transactions that results directly or indirectly in the transfer of 100% of the Company’s assets or equity in a sale of stock, sale of assets, merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer and negotiated purchase or leveraged buyout, and (ii) the per share price of the Company’s common stock in such transaction equals or exceeds the conversion price of $3.20 per share.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

8. Convertible Notes Payable (cont.)

As of September 30, 2023 and December 31, 2022, the Company determined that the conversion option doesn’t meet the definition of a derivative liability under ASC 815, Derivatives and Hedging, guidance, as the net settlement criterion is not met.

As of September 30, 2023 and 2022, the Company determined that the intrinsic value of the beneficial conversion feature (“BCF”) is $0.60 and $0.62 per share, respectively, with reduction in fair value year over year of $0.02. The Company did not record BCF as it was a de-minimis amount as of September 30, 2023 and December 31, 2022.

The convertible line of credit is recorded at amortized cost. Line of credit principal was $100,000 as of September 30, 2023 and December 31, 2022, respectively. Accrued interest was $70,049 and $61,970 as of September 30, 2023 and December 31, 2022, respectively.

Bridge convertible notes payable

In November 2022, the Company approved a new Bridge loan up to $2.5 million by issuing unsecured convertible promissory notes with one year maturity, at 5% bearing interest rate. The notes automatically convert at discount upon a Qualified Public Offering or SPAC Share Redemption. Notes of $260,000 were issued with a 20% discount and notes of $580,000 were issued at a 30% discount. Additionally, the notes voluntarily convert at any time prior to the automatic conversion or payment in full, at the option of the majority of the noteholders at a conversion price equal to the Valuation Cap divided by the fully diluted capitalization of the Company. Upon Change of Control, the notes automatically convert into common stock at a conversion price equal to the Valuation Cap divided by the fully diluted capitalization of the Company or noteholder may elect to receive full repayment in cash. As of September 30, 2023 and December 31, 2022, the convertible notes had a principal balance of $840,000 and $160,000, and accrued interest of $26,616 and $742 respectively.

The Company recorded the notes using the amortized cost and determined the embedded features related to the automatic and voluntary conversion meet the definition of a derivative under ASC 815 guidance, Derivatives and Hedging, which is bifurcated and recognized as a current liability in the balance sheet. The bifurcated features are assessed at the end of each reporting period to determine whether an additional liability should be recorded. Changes to fair value of the instrument in subsequent periods are recognized in the statement of operations.

Secured convertible note

On June 1, 2023, the Company issued a secured convertible promissory note of $750,000 and 304,612 shares of common stock at no charge. The note bears 15% annual interest rate and matures on June 1, 2025. The noteholder has a first priority security interest and lien in all the Company’s assets. The note is convertible into shares of common stock at any time at the option of the noteholder upon: (i) next Equity Financing, (ii) an Acquisition Transaction, (iii) a Capital Markets Transaction or (iv) maturity date. The agreement explicitly defines the conversion price for each of the four conversion transactions. The Company recorded a debt discount related to the issuance of the common stock of $455,000 and amortized $75,833 during the nine months ended September 30, 2023. Loan principal amounted to $750,000 and accrued interest amounted to $35,625 as of September 30, 2023.

9. Notes payable

Notes payable as of September 30, 2023 and December 31, 2022, are comprised of the following:

Notes Payable – current	2023	2022
Secured equipment loans	$7,977	$36,175
Note payable – PFD management	22,099	—
Secured equipment loan – Related Party – PKC	47,059	96,896
Total notes payable and secured equipment loans – current	$77,135	$133,071

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

9. Notes payable (cont.)

	2023	2022
Notes Payable – non-current
Secured equipment loans – non-current	$13,368	$15,154

Secured Equipment loans — current and non-current represent two loans obtained from financial institutions and a related party, PKC, to finance equipment acquisitions, over 3 — 5 years. The loans are secured by the financed equipment.

The Company defaulted on paying the monthly payments related to PKC loan, resulting in the acceleration of the remaining balance due of $47,059.

Notes payable — PFD Management

On April 28, 2023, the Company issued a promissory note for $20,000. The note bears interest at 10%, included a loan origination fee of $1,250 and had accrued interest of $849. The note was due on July 28, 2023. The note is currently in default.

Future Commitments — As of September 30, 2023, notes and loans payable amounted to $90,503 and mature as follows: $75,352 (2023 — remaining three months); $3,680 (2024); $4,167 (2025); $4,719 (2026) and $2,585 (2027).

10. Other Long-term Liabilities

On November 13, 2019, the Company signed an agreement with an investor, Tako Ventures LLC (“Tako”), to receive $2,500,000, in return of 25% share of the potential net revenue generated by the Sinnais Product and a cash payment of 25% from the net proceeds from selling all or substantially all of the Sinnais Assets (including sale to the Company’s affiliates) or upon change in control resulting from selling 50% of the Company’s voting common stock. The proceeds were used solely for the purposes of developing, manufacturing, marketing, promoting, selling, leasing, licensing, and otherwise commercializing and distributing Sinnais Product.

On December 30, 2022, the Company signed an Agreement and Plan of Merger and Reorganization (“SPAC Merger Agreement”) with a publicly held special purpose acquisition company (“SPAC”). Upon the closing of the Merger Agreement, the Company will sell 100% of its outstanding equity to the SPAC and will continue its operations as the surviving company of the merger under a different name to be determined.

On December 22, 2022, in relation to the Merger Agreement above, the Company signed an Investment and Termination Agreement with Tako (“Tako Termination Agreement”). Upon the closing of Tako Termination Agreement the $2,500,000 liability agreement terminates and immediately prior to the closing of the SPAC Merger Agreement, the Company will issue to Tako common shares in the Company equivalent to 25% of the issued and outstanding Company’s common stock on a fully-diluted basis after assuming and giving effect to the exercise or conversion of any options, warrants, other stock purchase rights, or any other securities of the Company then outstanding (without regard to any limitations on exercise or conversion thereof), and rounded down to the nearest whole number of shares of Company’s common stock. The Closing of Tako Termination Agreement is contingent upon the substantially concurrent closing of the SPAC Merger Agreement; provided, however, that the closing of Tako Termination Agreement will be deemed to have occurred first in time prior to the closing of the SPAC Merger Agreement which terminates by March 31, 2024.

The Company determined that the other long-term liability meets the definition of a variable share settled debt in accordance with ASC 480-10-25-14 guidance which will be recorded at fair value at the initial issuance date and subsequent changes in fair value will be recognized in the statement of operation. Also, the Company determined that no evaluation of embedded derivatives related to the automatic conversion feature is required. As of September 30, 2023, and 2022, the Company determined that the probability of each transaction related to generating revenue from Sinnais Product and selling all Sinnais Assets or change in control is not probable. Hence, no amount was recorded as change in fair value of the liability in the statements of operations for the three and nine months ended September 30, 2023 and 2022.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

11. Equity

Preferred and Common Stock

The Company is authorized to issue 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, at $0.0001 per value per share.

The Board of Directors is authorized to issue one or more series of preferred stock. Preferred stock may rank prior to common stock as to dividend rights, liquidation preference or both. No shares of preferred stock were issued and outstanding as of September 30, 2023 and December 31, 2022. There were 25,985,557 and 25,655,945 shares of common stock issued and outstanding as of September 30, 2023 and December 31, 2022, respectively.

During May 2023, certain stockholders, including all members of the Board of Directors, forfeited 2,500,000 shares in favor of the Company. The shares were originally issued as Founders Shares. No consideration was paid or payable by the Company to any stockholder in respect of any of the forfeited shares.

During May and August 2023, the Company sold 2,500,000 common shares for $2,500,000. During the nine months ended September 30, 2022, the Company sold 542,153 common shares for $2,710,765.

On June 1, 2023, the Company issued a secured convertible promissory note of $750,000 and 304,612 shares of common stock. The relative fair values of the note payable and stock issued were used to allocate the proceeds between debt and equity. This resulted in a value of $455,000 being allocated to common stock and additional paid in capital. The $455,000 was recorded as a debt discount and will be amortized over the term of the debt as non-cash interest expense. (See Note 8)

Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock of the Company as of September 30, 2023:

Exercise Price	Number Outstanding	Expiration Date
$3.51	432,000	(1)
$3.74	108,153	(1)
$1.00	30,000	March 1, 2024
	570,153

____________

(1)      Warrants for 432,000 and 108,153 shares were outstanding as of December 31, 2022, and September 30, 2023, having a discounted exercise price of 25% and 20% of a Liquidity event, and contractual term of one year from the initial exercise date, defined as the date the Liquidity event takes place. Based on the Company’s estimate of the Liquidity event exercise price of $4.68, calculated using the Company’s 2022 independent evaluation and total outstanding common stock, the exercise price of these warrants are estimated to be $3.51 and $3.74, respectively as of September 30, 2023.

In conjunction with the Thomas Ao note payable, 30,000 warrants were issued at an exercise price of $1.00 during the nine months ended September 30, 2023. The value of these warrants using the Black-Scholes model amounted to $67,794 and were recorded as a debt discount to the note payable. The Black Scholes assumptions in determining fair value of warrants is as follows: risk-free interest rate of 4.81%, dividend yield of 0%, stock price volatility of 60%, and expected life of one year.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

11. Equity (cont.)

A summary of the warrant activity for the nine months ended September 30, 2023 is as follows:

	No. of warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding and Exercisable as of December 31, 2022	561,330	$4.25	$0.25	$—
Issued	30,000	$1.00	$0.75	$84,000
Exercised	—	$—	$—	$—
Expired	(21,177)	$4.25	$—	$—
Outstanding as of September 30, 2023(1)	570,153	$1.00	$0.75	$84,000
Exercisable as of September 30, 2023	30,000	$1.00	$0.75	$84,000

____________

(1)      Warrants for 432,000 and 108,153 shares totaling 540,153 were outstanding as of September 30, 2023 that are only exercisable upon a Liquidity event as discussed above. These are excluded from the weighted average exercise price and weighted average remaining contractual term (in years) computations.

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on warrants with an exercise price less than the Company’s stock price of $3.80 at September 30, 2023.

12. Stock Based Compensation

On February 8, 2018, the Board of Directors of the Company, approved the 2018 Equity Incentive Plan (“2018 Plan”) which provides for the issuance of options, stock appreciation rights, restricted stock units or other stock awards. The reserved shares were 2,200,000 shares of the Company’s common stock to issue options to employees, directors and consultants. On July 6, 2020, the Board of Directors approved the reserve of an additional 1,616,284 shares, so that total reserved shares of common stock are 3,816,284 shares.

In 2021, after the Company was reincorporated in Delaware, the Board of Directors of the Company approved the 2021 Equity Incentive Plan (“2021 Plan”) replacing 2018 Plan and authorizing the reservation of 2,500,000 shares of common stock to issue options to employees, directors and consultants, in addition to the existing 3,816,284 common shares authorized under the 2018 Plan.

On September 17, 2022, the Board of Directors approved the increase of the authorized shares of common stock under the 2021 Equity Incentive Plan by 2.1 million shares.

The Board of Directors of the Company or a committee thereof administers the Plan and determines the exercise price, vesting and expiration period of the grants under the Plan.

Stock Based Compensation Expense

The following table summarizes share-based compensation expense included in our statements of operations for the three months and nine months ended September 30, 2023 and 2022:

	2023	2022	2023	2022
Research and development	$111,517	$928,395	$427,166	$979,569
General and administrative	(5,291)	1,331,898	173,576	1,361,644
	$106,226	$2,260,293	$600,742	$2,341,213

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

12. Stock Based Compensation (cont.)

Stock Options

Options granted from the Company’s inception through September 30, 2023 were granted to directors, employees and consultants, with a 10-year term and vest over a period of between immediately and four years, provided the individual continues to provide services to the Company through the vesting dates. Options are granted at an exercise price equal to or above the fair value of the Company’s common stock on the grant dates. The fair value of stock-based payment awards was estimated using the Black-Scholes which require the input of highly subjective assumptions. The option model with volatility was derived from historical stock prices of the higher end of the range of comparable public companies.

The Company accounted for the expected life of options using the simplified method.

The following table summarizes the Black-Scholes assumptions used in determining the fair value of options during the nine months ended September 30, 2023, and 2022:

	2023	2022
Risk-free interest rate	3.61%	3.62 – 3.95%
Dividend yield	0.00%	0.00%
Stock price volatility	60%	60%
Expected life	5.5 years	0.38 – 6.5 years
Weighted average grant date fair value	$2.15	$1.94

The following table presents information related to stock options as of September 30, 2023:

Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life in Years	Exercisable Number of Options
$3.20	57,284	4.4	57,284
$4.25	2,660,000	6.7	2,660,000
$3.80	1,349,500	9.0	1,102,278
Options vested and expected to vest	4,066,784		3,819,562

A summary of the stock option activity and related information for the nine months ended September 30, 2023:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Life in Years
Outstanding as of January 1, 2023	5,733,284	$4.08	8.0
Grants	50,000	3.80
Exercised	(25,000)	3.80
Forfeited/expired	(1,691,500)	—
Outstanding as of September 30, 2023	4,066,784	$4.09	7.7
Exercisable as of September 30, 2023	3,819,562	$4.24	6.7

The aggregate intrinsic value of stock options exercisable, based on exercisable options with an exercise price less than the stock price of the Company of $3.80, was $34,370 as of September 30, 2023.

As of September 30, 2023, unrecognized compensation cost related to unvested share-based compensation was approximately $557,596. We expect to recognize the cost of these unvested awards over a weighted-average period of 0.8 years.

Cognos Therapeutics, Inc.
Notes to Condensed Financial Statements (Unaudited)

13. Commitments and contingencies

Contractual Obligations and Commitments

The Company is committed to pay one of its R&D suppliers a royalty fee of 2% and 1% of its net selling price of each licensed product exploited in certain territories, whether sold by the Company or a sub-licensee of the Company, with a minimum license fee of EURO 35,000 per annum, starting in 2017. No revenues were earned during the three and nine months and ended September 30, 2023 and 2022.

Litigation

The Company from time to time has been a party to various litigation related to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with counsel, management believes that resolution of any matters currently open will not have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

14. Defined Contribution Plan

The Company sponsors a qualified defined contribution retirement plan (the “401(k) Plan”) pursuant to Section 401(k) of the Code, whereby all eligible employees may participate. Participants may elect to defer a percentage of their annual pretax compensation to the 401(k) plan, subject to defined limitations. The Company is not required to make matching contributions to the 401(k). For the three months ended September 30, 2023 and 2022, the Company expensed $0 and $13,436 respectively, and for the nine months ended September 30, 2023 and 2022, the Company expensed $950 and $42,169, respectively, for contributions under the 401(k) Plan.

15. Income Taxes

In accordance with U.S. GAAP, a valuation allowance should be provided if it is more likely than not that some or all of the Company’s deferred tax assets will not be realized. The Company’s ability to realize the benefit of its deferred tax assets will depend on the generation of future taxable income. Due to the uncertainty of future profitable operations and taxable income, the Company has recorded a full valuation allowance against its net deferred tax assets. The Company believes its tax filing position and deductions related to tax periods subject to examination will be sustained under audit and, therefore, has no reserve for uncertain tax positions.

16. Other non-operating income

Other non-operating income $179,488 was recorded for the nine months ended September 30, 2023 related to rebates received from government payroll relief programs related to COVID-19. There was no such income for the three months ended September 30, 2023.

17. Subsequent Events

Management has evaluated the impact of subsequent events through December 19, 2023, the date the financial statements were available to be issued. The Company did not identify any other subsequent events that would have required adjustment or disclosure in the audited financial statements, other than the above disclosures.

Annex A-1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

NOCTURNE ACQUISITION CORPORATION,

COGNOS THERAPEUTICS, INC.,

and

NOCTURNE MERGER SUB, INC.

DATED AS OF DECEMBER 30, 2022

Annex A-1 Page
ARTICLE I CERTAIN DEFINITIONS		A-1-2
1.1	Certain Definitions	A-1-2

ARTICLE II MERGER AND CLOSING TRANSACTIONS		A-1-18
2.1	Closing Transactions	A-1-18
2.2	Transaction Statement; Third Party Invoices	A-1-21
2.3	Closing	A-1-22
2.4	Conditions to the Obligations of the Parties	A-1-22
2.5	Company Closing Deliveries	A-1-25
2.6	Nocturne Closing Deliveries	A-1-25
2.7	Withholding	A-1-25

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		A-1-25
3.1	Organization; Authority; Enforceability	A-1-25
3.2	Noncontravention	A-1-26
3.3	Capitalization	A-1-26
3.4	Corporate Books and Registers	A-1-27
3.5	Financial Statements; Internal Controls; No Undisclosed Liabilities	A-1-27
3.6	No Material Adverse Effect	A-1-28
3.7	Absence of Certain Developments	A-1-28
3.8	Real Property	A-1-28
3.9	Tax Matters	A-1-29
3.10	Contracts	A-1-30
3.11	Intellectual Property	A-1-32
3.12	Data Security; Data Privacy	A-1-35
3.13	Information Supplied	A-1-35
3.14	Litigation	A-1-36
3.15	No Brokers	A-1-36
3.16	Labor Matters	A-1-36
3.17	Employee Benefit Plans	A-1-37
3.18	Insurance	A-1-39
3.19	Compliance with Laws; Permits	A-1-39
3.20	Title to and Assets; No Bankruptcy; Sufficiency of Assets	A-1-39
3.21	Anti-Corruption Compliance	A-1-39
3.22	Anti-Money Laundering Compliance	A-1-40
3.23	Affiliate Transactions	A-1-40
3.24	Compliance with Applicable Sanctions and Embargo Laws	A-1-40
3.25	Environmental Matters	A-1-41
3.26	Compliance with Healthcare Laws	A-1-41
3.27	Inspections; Nocturne’s Representations	A-1-42
3.28	Related Party Transactions	A-1-42

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NOCTURNE AND MERGER SUB		A-1-43
4.1	Organization; Authority; Enforceability	A-1-43
4.2	Capitalization	A-1-43
4.3	No Brokers	A-1-44
4.4	Trust Account	A-1-44
4.5	Nocturne SEC Documents; Controls	A-1-45
4.6	Information Supplied	A-1-46
Annex A-1-i

Annex A-1 Page
4.7	Litigation	A-1-46
4.8	Listing	A-1-46
4.9	Investment Company	A-1-47
4.10	Noncontravention	A-1-47
4.11	Business Activities	A-1-47
4.12	Tax Matters	A-1-48
4.13	Affiliate Transactions	A-1-49
4.14	Compliance with Laws	A-1-49
4.15	Employees	A-1-49
4.16	PIPE Investment	A-1-49
4.17	Note Investment	A-1-50
4.18	Inspections; Company Representations	A-1-50

ARTICLE V INTERIM OPERATING COVENANTS		A-1-50
5.1	Interim Operating Covenants of the Company	A-1-50
5.2	Interim Operating Covenants of Nocturne	A-1-53

ARTICLE VI PRE-CLOSING AGREEMENTS		A-1-54
6.1	Commercially Reasonable Efforts; Further Assurances	A-1-54
6.2	Trust & Closing Funding	A-1-54
6.3	Listing; Public Filings	A-1-55
6.4	Confidential Information	A-1-55
6.5	Access to Information	A-1-55
6.6	Notification of Certain Matters	A-1-55
6.7	Regulatory Approvals; Efforts	A-1-56
6.8	Communications; Press Releases	A-1-57
6.9	Registration Statement	A-1-57
6.10	Nocturne Shareholder Meeting; Board Recommendation	A-1-58
6.11	Expenses	A-1-59
6.12	Directors and Officers	A-1-59
6.13	Equity Financing; Cooperation	A-1-60
6.14	Stock Transactions	A-1-61
6.15	Exclusivity	A-1-61
6.16	Tax Matters	A-1-62
6.17	Additional Support Agreements	A-1-62
6.18	Company Stockholder Approval	A-1-62
6.19	LTIP	A-1-63
6.20	Delivery of Financial Statements	A-1-63
6.21	Domestication	A-1-63
6.22	Name Change	A-1-63
6.23	Section 280G	A-1-63
6.24	Post-Closing Board of Directors and Executive Officers.	A-1-64

ARTICLE VII TERMINATION		A-1-64
7.1	Termination	A-1-64
7.2	Effect of Termination	A-1-65

ARTICLE VIII MISCELLANEOUS		A-1-65
8.1	Amendment and Waiver	A-1-65
8.2	Waiver of Remedies; Survival of Representations and Warranties	A-1-66
8.3	Notices	A-1-66

Annex A-1-ii

Annex A-1 Page
8.4	Assignment	A-1-67
8.5	Severability	A-1-67
8.6	Interpretation	A-1-67
8.7	Entire Agreement	A-1-68
8.8	Counterparts; Electronic Delivery	A-1-68
8.9	Governing Law; Waiver of Jury Trial; Jurisdiction	A-1-68
8.10	Trust Account Waiver	A-1-68
8.11	Specific Performance	A-1-69
8.12	No Third-Party Beneficiaries	A-1-69
8.13	Disclosure Letters and Exhibits	A-1-69
8.14	No Recourse	A-1-70
8.15	Legal Representation	A-1-71
8.16	Acknowledgements	A-1-71
8.17	Equitable Adjustments	A-1-72

EXHIBIT A FORM OF LOCK-UP AGREEMENT

EXHIBIT B FORM OF SPONSOR FORFEITURE AGREEMENT

EXHIBIT C FORM OF COMPANY TRANSACTION SUPPORT AGREEMENT

Annex A-1-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of December 30, 2022, by and among (i) Nocturne Acquisition Corporation, a Cayman Islands exempted company listed on the Nasdaq Stock Market (which shall transfer by way of continuation to and domesticate as a Delaware corporation prior to the Closing (as defined below), “Nocturne”), (ii) Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware (the “Company”), and (iii) Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nocturne (“Merger Sub”). Each of Nocturne, the Company, and Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (a) Nocturne is a special purpose acquisition company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly owned, direct subsidiary of Nocturne that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, prior to the Closing and subject to the conditions of this Agreement, Nocturne shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Sections 256 and 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and de-register as a Cayman Islands exempted company in accordance with the Cayman Islands Companies Act (the “Domestication”), and, in connection therewith, shall adopt (a) the Nocturne Certificate of Incorporation in a form to be mutually agreed between Nocturne and the Company and (b) the Nocturne Bylaws in a form to be mutually agreed between Nocturne and the Company;

WHEREAS, at the Closing, (1) Merger Sub will merge with and into the Company and Nocturne will acquire the business of the Company and 100% of the outstanding equity and equity equivalents of the Company, including options, warrants or other securities which grant holders the right to acquire, or convert other securities into, equity securities of the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Company”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of Nocturne, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and (2) in consideration for the Merger, the current holders of Company Common Stock (including, for the avoidance of doubt, the holders of the Tako Shares) will have their shares of Company Common Stock canceled and converted into the right to receive a certain number of shares of Nocturne Common Stock as provided for herein, such that, following the consummation of the Merger and the transactions contemplated herein, the current holders of the Nocturne Ordinary Shares and Company Common Stock will constitute, collectively, the holders of the Nocturne Common Stock;

WHEREAS, subsequent to the execution of this Agreement, Nocturne may enter into one or more Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors will agree to subscribe for and purchase, and Nocturne will agree to issue and sell to the PIPE Investors, an aggregate number of Nocturne Common Stock as set forth in the Subscription Agreements, at a per share to be established in the respective Subscription Agreements, in exchange for an aggregate purchase price to be determined by Nocturne in consultation with the Company (the “PIPE Investment Amount”) in a private placement or placements to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”);

WHEREAS, subsequent to the execution of this Agreement, Nocturne may enter into one or more Note Purchase Agreements with the Note Investors pursuant to which, among other things, the Note Investors will agree to purchase, and Nocturne will agree to issue and sell to the Note Investors, an aggregate number of convertible notes (the “Notes”) to be determined by Nocturne in consultation with the Company, in exchange for an aggregate purchase price to be determined by Nocturne in consultation with the Company (the “Note Investment Amount”) in an issuance to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in such Note Purchase Agreements (such issuance and sale, the “Note Investment”);

WHEREAS, for U.S. federal and applicable state income tax purposes, the Parties intend that (a) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F); (b) the Merger will qualify as a “reorganization” under Section 368(a) of the Code (clauses (a) and (b) collectively, the “Intended Tax Treatment”) and (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

Annex A-1-1

WHEREAS, the Company, Nocturne, the Sponsor and certain existing stockholders of the Company have agreed to enter into, and agree to enter into and deliver as promptly as possible following the execution and delivery of this Agreement, a Lock-Up Agreement, substantially in the form attached hereto as Exhibit A, to be effective upon the Closing (the “Lock-Up Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Nocturne have entered into an agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Forfeiture Agreement”);

WHEREAS, immediately prior to the Effective Time, each Nocturne Ordinary Share that is issued and outstanding as of such time shall automatically convert into one share of Nocturne Common Stock in accordance with the terms of the Nocturne Governing Documents;

WHEREAS, simultaneously with the Closing, the Company, Nocturne, the Sponsor and certain existing stockholders of the Company will enter into an Investor Rights Agreement, in a form to be mutually agreed upon by the parties prior to the Effective Time (the “Investor Rights Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, Nocturne and certain existing stockholders of the Company holding voting securities of the Company sufficient to approve the adoption of this Agreement, which provides for the Domestication, the Merger and the other transactions contemplated hereby (the “Transactions”), have entered into transaction support agreements in the form attached hereto as Exhibit C (the “Company Transaction Support Agreements”), which provide that, as promptly as practicable following the time at which the Registration Statement shall have been declared effective and made available to the stockholders of the Company, the Company stockholders party thereto will approve and adopt this Agreement and the Transactions in accordance with all applicable Laws, the Company Governing Documents and Contracts by which the Company is bound, in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) through a written consent pursuant to Section 228 of the DGCL or a meeting pursuant to Section 211 of the DGCL;

WHEREAS, the respective boards of directors or similar governing bodies of each of the Company and Merger Sub have each approved and declared advisable the Transactions and resolved to recommend to their respective shareholders the Transactions upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL;

WHEREAS, the board of directors of Nocturne has approved and declared that the Transactions are in the best interests of Nocturne and resolved to recommend to its shareholders the Transactions upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Islands Companies Act;

WHEREAS, in furtherance of the Transactions, Nocturne shall provide an opportunity for the Nocturne Shareholders to have their Nocturne Ordinary Shares redeemed for consideration on the terms and subject to the conditions set forth in the Nocturne Governing Documents and the Trust Agreement in conjunction with obtaining the Required Nocturne Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“280G Approval” has the meaning set forth in Section 6.23.

“280G Waiver” has the meaning set forth in Section 6.23.

“Additional Support Agreements” has the meaning set forth in Section 6.17.

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“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Aggregate Stock Consideration” means 11,650,485 shares of Nocturne Common Stock less the Closing Adjustment Shares.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.15(b).

“Ancillary Agreements” means the Investor Rights Agreement, the Lock-Up Agreement, the Subscription Agreements (if any), the Note Purchase Agreements (if any), the Company Transaction Support Agreements, any Additional Support Agreements, the Sponsor Forfeiture Agreement and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering in any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.7(c).

“Asset” has the meaning set forth in Section 3.20(a).

“Assumed Option” has the meaning set forth in Section 2.1(e)(iv)(A).

“Assumed Warrant” has the meaning set forth in Section 2.1(e)(iii)(A).

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Blue Sky Laws” has the meaning set forth in Section 3.2(b).

“Business Combination” has the meaning ascribed to such term in the Nocturne A&R Memorandum and Articles.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to the COVID-19 pandemic and the associated economic downturn as a result thereof.

“Cash” means, as of any date of determination, with respect to the Company (without duplication), (a) all cash, cash equivalents and marketable securities, plus (b) all checks, deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, minus (c) any outstanding checks or other negotiable instruments used like checks of the Company.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as revised from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).

“CFC” has the meaning set forth in Section 3.9(g).

“Closing” has the meaning set forth in Section 2.3.

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“Closing Adjustment Shares” means a number of shares of Nocturne Common Stock, rounded to the nearest whole number, equal to (i) the sum of the Closing Net Indebtedness Adjustment and the Closing Transaction Expense Adjustment, divided by (ii) $10.30.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Net Indebtedness Adjustment” means the excess, if any, of the Net Indebtedness over $6 million (or over such other amount as Nocturne and the Company may mutually agree in writing).

“Closing Transaction Expense Adjustment” means the excess, if any, of the Company Transaction Expenses over $6 million (or over such other amount as Nocturne and the Company may mutually agree in writing).

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Exchange Ratio” means an amount equal to (a) the Aggregate Stock Consideration, divided by (b) the Company Fully Diluted Share Amount.

“Company” has the meaning set forth in the Preamble.

“Company Affiliated Transactions” has the meaning set forth in Section 3.23.

“Company Bylaws” means the amended and restated bylaws of the Company.

“Company Charter” means the Certificate of Incorporation of the Company, dated September 30, 2020, as may be amended from time to time in accordance with Section 5.1.

“Company Closing Report” has the meaning set forth in Section 2.2(b).

“Company Common Stock” or “Common Stock” means a share of the Company’s common stock, par value $0.0001 per share (including, for the avoidance of doubt, the Tako Shares).

“Company Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Nocturne concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, material fringe or other material compensatory or benefit plan, program, policy, practice, arrangement or Contract (each of the foregoing, an “Employee Benefit Plan”), whether written or unwritten, funded or unfunded, in each case, that is maintained, sponsored or contributed to (or required to be maintained, sponsored or contributed to) by the Company, or under or with respect to which the Company has or may reasonably have any material Liability.

“Company Financial Statements” has the meaning set forth in Section 6.20(a).

“Company Fully Diluted Share Amount” means an amount equal to, without duplication, the sum of (a) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Common Stock issuable upon exercise of in-the-money Company Options outstanding immediately prior to the Effective Time, calculated using the treasury method of accounting, plus (c) the aggregate number of shares of Common Stock that are issuable upon exercise in full of each Company Warrant outstanding immediately prior to the Effective Time, calculated using the treasury method of accounting.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Noncontravention), Section 3.3 (Capitalization), and Section 3.15 (No Brokers).

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“Company Governing Documents” means, at any time prior to the Closing, the Company Charter and the Company Bylaws, in each case as may be amended from time to time in accordance with Section 5.1.

“Company Group” has the meaning set forth in Section 8.15(a).

“Company Indemnified Person” has the meaning set forth in Section 6.12(a).

“Company Intellectual Property” means any and all Intellectual Property and Technology that is owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.

“Company Option” means each option to purchase Company Common Stock issued and outstanding under the Equity Incentive Plans.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), filed by, assigned to or held in the name of, the Company.

“Company Parties” has the meaning set forth in Section 8.2(a).

“Company Preferred Stock” or “Preferred Stock” means the shares of the Company’s preferred stock, par value of $0.0001 per share.

“Company Products and Processes” means all products, materials, processes and services developed (including products, materials, processes and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, sold, offered for sale, imported or exported for resale or licensed out by or on behalf of the Company (in each case, whether solely or in collaboration with third parties) since its inception, or with respect to which the Company intends to do the same within twelve (12) months after the date hereof.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered or applied-for and pending with a Governmental Entity or domain name registrar, whether pending or registered in the United States or internationally.

“Company Share” means each share of Company Common Stock.

“Company Stockholders” means the holders of Company Common Stock immediately prior to the Closing.

“Company Stockholder Approval” has the meaning set forth in the Recitals.

“Company Software” means all Software the rights to which are included in the Company Intellectual Property.

“Company Technology” means all Technology the rights to which are included in the Company Intellectual Property.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Company as set forth herein, but only to the extent the Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein; provided, however, that to the extent the Company incurs any such Transaction Expense at the direction or request of Nocturne for matters that occur after the Closing, any such amounts shall not be deemed Company Transaction Expenses.

“Company Transaction Support Agreements” has the meaning set forth in the Recitals.

“Company Warrant” means a Warrant issued and outstanding immediately prior to the Effective Time and as referred to in Section 2.1(e)(iii).

“Competing Buyer” has the meaning set forth in Section 6.15(a).

“Competing Transaction” means potential investment in, financing of, license or sale of any assets (other than a sale of assets in the Ordinary Course of Business, and which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions) or equity or debt securities of the Company, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing, in each case that could result in a change of control of the Company or a public offering of the Company’s securities other than with

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Nocturne, the Sponsor and their respective Affiliates and Representatives, the PIPE Investors with respect to the PIPE Investment (if applicable) or the Note Investors with respect to the Note Investment (if applicable); provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Company Common Stock pursuant to the exercise of equity securities which are outstanding as of the date of this Agreement and described in Section 3.3(a) or set forth on Section 3.3(b) of the Company Disclosure Letter; provided, further, that the foregoing clause shall not restrict any Pre-Closing Holder, any entity (except for the Company) or any of their respective Related Parties from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving (x) the Company or (y) any assets or equity or debt securities of the Company.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 23, 2022, by and between Nocturne and the Company, as amended from time to time.

“Contaminant” means any back door, time bomb, Trojan horse, worm, drop dead device, virus or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Contract” means any written or oral contract, agreement, license or Lease, including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.11(k).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 8.6.

“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company, or any other act or omission that compromises the security, integrity or confidentiality of information, including Personal Information.

“Dechert” has the meaning set forth in Section 8.15(b).

“Designs” has the meaning set forth in the definition of “Intellectual Property.”

“DGCL” has the meaning set forth in the Recitals.

“Disclosing Party” has the meaning set forth in Section 6.5(a).

“Disclosure Letters” means Nocturne’s Disclosure Letter and the Company Disclosure Letter.

“Domestication” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“EGS” has the meaning set forth in Section 8.15(a).

“Employee Benefit Plan” has the meaning set forth in the definition of “Company Employee Benefit Plan.”

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, occupational safety and health, or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release of or exposure to Hazardous Substances, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

Annex A-1-6

“Equity Incentive Plans” means the incentive plans the Company may have implemented from time to time.

“Equity Interests” means, with respect to any Person, (a) all of the shares, or shares of capital stock, or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, options or other rights to purchase or acquire from such Person shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for (i) shares of capital stock or equity of (or other ownership or profit interests in) such Person or (ii) warrants, rights or options to purchase or acquire from such Person such shares or equity (or such other interests), and (d) restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation rights and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executives” means Frank Adell and Medi Abbas.

“Export Control Laws” means any applicable export, import, deemed export, transfer and retransfer control Laws.

“FDA” means the United States Food and Drug Administration.

“FDCA” has the meaning set forth in Section 3.26(a).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Founder Shares” means the Ordinary Shares of Nocturne originally purchased by the Sponsor in a private placement prior to the Nocturne IPO.

“Fully-Diluted Nocturne Common Stock” has the meaning set forth in Section 6.19.

“Fraud” means, with respect to any Party, fraud under Delaware law by such Party with respect to the making of its representations and warranties expressly set forth in this Agreement, with the knowledge that such representation or warranty was inaccurate when made and with the intent to deceive the other Party, provided that such other Party reasonably relied on such inaccuracy in entering into this Agreement. For the avoidance of doubt, “Fraud” shall not include the doctrines of constructive fraud or equitable fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of the Company, the Company Governing Documents; (b) in the case of Nocturne, the Nocturne Governing Documents; (c) in the case of any other corporation, its certificate of incorporation (or analogous document) and bylaws; (d) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (e) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations, or any stock exchange, and including, for the avoidance of doubt, the SEC, the IRS, the FDA, and Nasdaq.

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“Hazardous Substances” means any pollutant, contaminant, chemical, or toxic or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Healthcare Law” or “Healthcare Laws” has the meaning set forth in Section 3.26(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or with reference to, net income or gross receipts, or a franchise or any similar Tax or Tax imposed in lieu of such a Tax.

“Indebtedness” means, with respect to the Company, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including obligations under notes intended to be offset against purchase price obligations under offtake agreements, but excluding any purchase commitments for capital expenditures and any trade account payables incurred in the Ordinary Course of Business); (e) reimbursement obligations under any letters of credit (solely to the extent drawn); (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (g) aged payables and other one-time payables; (h) the amount of any underfunded obligation under any defined benefit pension, deferred compensation or retiree medical, dental, vision or life insurance plan, (i) the amount of severance due to any current or former employee or service provider of such Party or any of its Subsidiaries whose employment or other service was terminated or who received or provided a notice of termination, in any case, at any time prior to the Closing, (j) all accrued but unused paid time off, (k) any bonus, commissions, retention or other cash incentive compensation, in each case under this clause (k), relating to any period ending prior to, or including, the Closing (and with respect to bonuses and other cash incentive compensation for any period in which the Closing occurs, pro-rated at target performance based on the portion of the period that has elapsed as of the Closing), (l) with respect to the preceding clauses (h) – (k), the employer’s portion of any payroll, social security, unemployment and similar Taxes related thereto; (m) any unpaid Income Taxes of the Company with respect to any Pre-Closing Tax Period (whether or not such Taxes are due and payable as of the Closing Date) which shall (A) not be an amount less than zero with respect to any particular jurisdiction, and (B) be calculated in accordance with the past practices of the Company; (n) any unpaid payroll, social security or similar Taxes of the Company deferred pursuant to Section 2302 of the CARES Act, Notice 2020-65, or other applicable Law; and (o) accrued interest in respect of the foregoing.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents, utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, including all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all published and unpublished works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and

Annex A-1-8

other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intercompany Agreements” has the meaning set forth in Section 3.28.

“Interim Nocturne Certificate of Incorporation” means the certificate of incorporation of Nocturne following the Domestication and prior to the Effective Time.

“Intervening Event” means any change, effect, event, occurrence or fact that materially affects Nocturne and its Subsidiaries, taken as a whole, that does not relate to a Nocturne Competing Transaction and was not known or reasonably foreseeable to the Nocturne Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Nocturne Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by Nocturne.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its respective properties or assets is bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Company Intellectual Property, (iii) grants or licenses rights to any Intellectual Property that is or has been developed by or for the Company, assigned to the Company by any other Person, or assigned by the Company to any other Person, or (iv) has agreed not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) Shrink-Wrap Code, Publicly Available Software or hosted services, (B) customer, distributor or channel partner Contracts entered into in the Ordinary Course of Business granting non-exclusive licenses to the Company Intellectual Property on the Company’s standard forms without material change, (C) Contracts with the Company’s employees or contractors on the Company’s standard forms, and (D) customary non-disclosure agreements entered into in the Ordinary Course of Business.

“IRS” has the meaning set forth in Section 3.17(a)

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, databases, data communications lines, routers, hubs, switches and other network and telecommunications equipment and all other information technology equipment, and all associated documentation, in each case, owned by the Company or outsourced, used, or held for use in the operation of the business of the Company.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives after reasonable due inquiry of relevant employees under their supervision; and (b) as used in the phrase “to the Knowledge of Nocturne” or phrases of similar import means the actual knowledge of the Nocturne Executives after reasonable due inquiry of relevant employees under their supervision.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

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“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, rights of first offer or refusal, easements, covenants, restrictions and security interests thereon.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means December 31, 2019.

“LTIP” has the meaning set forth in Section 6.19.

“Material Adverse Effect” means, with respect to any specified Person, any event, occurrence, development, condition, change, circumstance or state of facts that, individually or in the aggregate, is material and adverse upon the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or by which it is bound or to perform its obligations hereunder or thereunder; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which such Person operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure by such Person to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that is not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protest, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which such Person conducts business; or (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other comparable entities operating in the industries and markets in which such Person operates.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” means the top ten (10) customers of the Company, taken as a whole, based on total revenues for the fiscal year ended December 31, 2021, as well as any additional customers of the Company which would be among the top ten (10) customers of the Company, taken as a whole, if total revenues to date for the current fiscal year which are attributable to any such customer would have placed such customer within the top ten (10) customers of the Company, taken as a whole, based on total revenues for the fiscal year ended December 31, 2021, had such revenues been earned during the fiscal year ended December 31, 2021.

“Material Suppliers” means the top ten (10) suppliers of the Company, taken as a whole, based on total spend for the fiscal year ended December 31, 2021, as well as any additional suppliers of the Company which would be among the top ten (10) suppliers of the Company, taken as a whole, if total spend to date for the current fiscal year which is attributable to any such supplier would have placed such supplier within the top ten (10) suppliers of the Company, taken as a whole, based on total spend for the fiscal year ended December 31, 2021, had such spend been accrued during the fiscal year ended December 31, 2021.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Cash Amount” means $10,000,000.

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“Nasdaq” means the Nasdaq Stock Market.

“Net Indebtedness” means Indebtedness less Cash; provided that Net Indebtedness shall exclude Indebtedness arising from the settlement of any Company Transaction Expenses.

“Nocturne” has the meaning set forth in the Preamble.

“Nocturne A&R Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of Nocturne, dated March 30, 2021.

“Nocturne Affiliated Transactions” has the meaning set forth in Section 4.13.

“Nocturne Balance Sheet” has the meaning set forth in Section 4.11(c).

“Nocturne Board” means the board of directors of Nocturne.

“Nocturne Board Recommendation” has the meaning set forth in Section 6.10(b).

“Nocturne Bylaws” means the bylaws of Nocturne following the Domestication, in a form to be mutually agreed upon by the parties prior to the Effective Time.

“Nocturne Capital Stock” means (a) prior to the Domestication, the Nocturne Ordinary Shares and (b) following the Domestication, the Nocturne Common Stock.

“Nocturne Cash on Hand” means, as of immediately prior to the Closing (and for the avoidance of doubt, after giving effect to any PIPE Investment, any Note Investment and the Nocturne Share Redemptions), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for the Nocturne Share Redemptions, plus (b) the aggregate proceeds received by Nocturne from any PIPE Investment and any Note Investment. For the avoidance of doubt, Nocturne Cash on Hand shall be net of Nocturne Transaction Expenses, and shall not include any cash contributions to Nocturne from the Company.

“Nocturne Certificate of Incorporation” means the certificate of incorporation of Nocturne following the Effective Time, in a form to be mutually agreed upon by the parties prior to the Effective Time.

“Nocturne Change in Recommendation” has the meaning set forth in Section 6.10(b).

“Nocturne Common Stock” means, following the Domestication, the common stock of Nocturne, par value of one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Nocturne Certificate of Incorporation (or, following the Effective Time, the Nocturne Certificate of Incorporation).

“Nocturne Ordinary Shares” means, prior to the Domestication, the ordinary shares of Nocturne, par value one ten-thousandth of one dollar ($0.0001) per share.

“Nocturne Preference Shares” means, prior to the Domestication, the preference shares of Nocturne, par value one ten-thousandth of one dollar ($0.0001) per share.

“Nocturne Closing Report” has the meaning set forth in Section 2.2(a).

“Nocturne Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving Nocturne and any Person, other than the Company; provided that, notwithstanding anything herein to the contrary, “Nocturne Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than Nocturne) that is an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding (i) does not involve Nocturne or any assets (including, for this purpose, the Trust Account, the PIPE Investment and the Note Investment) or Equity Interests or debt securities of Nocturne, (ii) does not impede, interfere with or prevent the Transactions, or (iii) is not reasonably expected to materially delay the Transactions.

“Nocturne Executives” means Henry Monzon and Ka Seng (Thomas) Ao.

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“Nocturne Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (No Brokers) and Section 4.10 (Noncontravention).

“Nocturne Governing Documents” means, prior to the Domestication, the Nocturne A&R Memorandum and Articles, and following the Domestication, the Interim Nocturne Certificate of Incorporation, the Nocturne Certificate of Incorporation and the Nocturne Bylaws, as applicable.

“Nocturne Group” has the meaning set forth in Section 8.15(b).

“Nocturne IPO” has the meaning set forth in Section 8.10.

“Nocturne Parties” has the meaning set forth in Section 8.2(a).

“Nocturne Public Securities” has the meaning set forth in Section 4.8.

“Nocturne Rights” means the rights included within the private placement units purchased by the Sponsor in the private placement to receive one-tenth of one Nocturne Ordinary Share, and rights sold as part of the public units in the initial public offering (whether they are purchased in the offering or thereafter in the open market).

“Nocturne SEC Documents” has the meaning set forth in Section 4.5(a).

“Nocturne Share Redemption” means the election of an eligible holder of Nocturne Ordinary Shares (as determined in accordance with the applicable Nocturne Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Nocturne Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Nocturne Governing Documents and the Trust Agreement), by tendering such holder’s Nocturne Ordinary Shares for redemption not later than 5:00 p.m. eastern time on the date that is two (2) Business Days prior to the date of the Nocturne Shareholder Meeting.

“Nocturne Shareholder Meeting” has the meaning set forth in Section 6.10(a).

“Nocturne Shareholder Voting Matters” means, collectively, (1) adoption and approval of the Domestication (including approval of changing Nocturne’s name to “Cognos Therapeutics Holdings, Inc.”), (2) approval of this Agreement and the Transactions, (3) approval of the issuance of more than twenty percent (20%) of the issued and outstanding shares of Nocturne Common Stock in connection with the Merger and the transactions contemplated by this Agreement, pursuant to Nasdaq requirements, (4) approval of the Nocturne Certificate of Incorporation and Nocturne Bylaws on an interim basis following the Domestication, (5) approval of the certificate of incorporation of the Surviving Company to become effective at the Effective Time, (6) approval, on a non-binding advisory basis, of certain amendments to be made to the organizational documents of the Surviving Company on a post-Closing basis, (7) approval of the LTIP, (8) election of the Post-Closing Nocturne Board, (9) approval of any adjournment or postponement of the Nocturne Shareholder Meeting in the event Nocturne does not receive the requisite vote to approve the matters set forth in clauses (1)-(8) above and (10) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Nocturne Shareholders in the Registration Statement and agreed to by Nocturne and the Company.

“Nocturne Shareholders” means, prior to the Domestication, the holders of Nocturne Ordinary Shares and Nocturne Preference Shares, and following the Domestication, the holders of Nocturne Common Stock.

“Nocturne Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Sponsor or Nocturne, in each case, as set forth herein; provided, however, that all fees, costs, expenses and amounts that Nocturne is obligated to pay in respect of the Promissory Note, the First Extension Note, the Second Extension Note or the Third Note (each as defined Nocturne’s Definitive Proxy Statement on Schedule 14A filed with the SEC on September 2, 2022), or in respect of any note, undertaking or obligation of Nocturne issued or given in replacement of, in exchange for or in lieu of any of them, in whole or in part, shall be excluded from Nocturne Transaction Expenses.

“Nocturne’s Disclosure Letter” means the Disclosure Letter delivered by Nocturne to the Company concurrently with the execution and delivery of this Agreement.

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“Note Investment Amount” has the meaning set forth in the Recitals.

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“Note Investors” means Persons that have entered into Note Purchase Agreements to purchase Notes for cash.

“Note Purchase Agreement” means a Contract executed by a Note Investor in connection with the Note Investment.

“Notes” has the meaning set forth in the Recitals.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person.”

“Offer Documents” has the meaning set forth in Section 6.9(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business of such Person consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.19(b).

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of the Company as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that (i) with respect to the Company, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Company or (ii) with respect to Nocturne, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of Nocturne); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Company’s current use of its real property; and (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which, or the building in which, the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company; (i) Securities Liens; and (j) those Liens set forth on Section  1.1 of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

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“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws.

“PFIC” has the meaning set forth in Section 3.9(g).

“PHSA” has the meaning set forth in Section 3.26(a).

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals.

“PIPE Investors” means Persons that have entered into Subscription Agreements to purchase shares of Nocturne Common Stock for cash.

“Potential 280G Benefit” has the meaning set forth in Section 6.23.

“Pre-Closing Holder” means a holder of shares of Company Common Stock (including, for the avoidance of doubt, the holders of the Tako Shares) immediately prior to the Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 6.12(b).

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to third parties, including individuals, customers, vendors, partners, joint ventures, marketing affiliates, advertisers and advertising networks, third party analytics and advertising providers and other business partners, governing privacy and/or the Processing of Personal Information, into which the Company has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws with which the Company is required to comply relating to privacy, data protection, data transfer, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification, marketing, phone calls, social media or text messaging.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, (d) rules of any applicable self-regulatory organizations in which the Company is or has been a member or with which the Company has been contractually obligated to comply or with which the Company represents that it will comply, and (e) any applicable published industry best practice or other standard by which the Company operates that pertains to privacy and/or the Processing of Personal Information.

“Privacy Policy” means each statement made by the Company related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Proceeding” means any action, suit, charge, litigation, arbitration, investigations, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement.”

“Publicly Available Software” means any Software (or portion thereof) (i) that is licensed, distributed or conveyed (A) as “free software,” “open source software” (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License, BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License,

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Netscape Public License, Sun Community Source License, Sun Industry Standards License and any license listed at www.opensource.org), or (B) pursuant to “open source,” “copyleft” or similar licensing and distribution models, or (ii) under a Contract that requires as a condition of use, modification, conveyance or distribution of such Software that such Software or other Software that is derived from or linked to such Software, or into which such Software is incorporated or with which such Software is combined (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be delivered at no or minimal charge or (D) be licensed, distributed or conveyed under the same terms as such Contract.

“Recipient Party” has the meaning set forth in Section 6.5(a).

“Registration Statement” means the Registration Statement on Form S-4, which shall include a proxy statement on Schedule 14A for the purposes of soliciting the votes of the Nocturne Shareholders to adopt and approve the Nocturne Shareholder Voting Matters (the “Proxy Statement”), to be filed with the SEC by Nocturne.

“Regulatory Authorizations” means all FDA or other Governmental Entity or regulatory authority registrations, product listings, approved marketing authorizations including New Drug Applications (“NDAs”), in-effect Investigational New Drug Applications (“INDs”) or similar authorizations to conduct human clinical trials, approvals by an Institutional Review Board or similar entity to conduct human clinical studies, Drug Enforcement Agency (“DEA”) registrations, state and municipal drug distribution licenses, and any other permit, license or other form of authorization required under the Healthcare Laws.

“Related Parties” has the meaning set forth in Section 6.15(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata) or into, within or through buildings, structures or equipment.

“Remedies Exception” has the meaning set forth in Section 3.1(c).

“Required Nocturne Vote” means the approval of the Nocturne Shareholder Voting Matters, at the Nocturne Shareholder Meeting where a quorum is present, either by (i) an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the votes cast by Nocturne Shareholders present in person, or virtually, or represented by proxy at the Special Meeting, or (ii) a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

“Sanctioned Country” means any country or region that is, or in the five (5) years prior to the date of this Agreement has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, or restrictions on transfer, hypothecation or similar actions under or in connection with, (a) applicable federal, state and local securities Laws and (b) any Governing Documents.

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“Shrink-Wrap Code” means any generally commercially available, non-customized Software in executable code form (other than development tools and development environments) that is available for a cost of not more than Five Thousand Dollars ($5,000) for a perpetual license for a single user or workstation (or Fifty Thousand Dollars ($50,000) in the aggregate for all users and work stations).

“Software” means all software, firmware and computer applications and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, computer files or records, scripts, manuals, design notes, programmers’ notes, architecture, schematics, software models and methodologies, plugins, libraries, subroutines, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and specifications and documentation related thereto or associated therewith and all media on which any of the foregoing is stored, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means Nocturne Sponsor, LLC, a Delaware limited liability company and Nocturne’s sponsor.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Shares” means the total amount of Nocturne Capital Stock held by the Sponsor.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by a PIPE Investor in connection with the PIPE Investment.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” means the post-Closing entity named Cognos Therapeutics, Inc. and as set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 7.2.

“Tail Policy” has the meaning set forth in Section 6.12(b).

“Tako Shares” means that number of fully-paid and nonassessable shares of Company Common Stock to be issued immediately prior to the Effective Time to Tako Ventures, LLC or its designee pursuant to that certain Investment and Termination Agreement dated December 22, 2022 between Tako Ventures, LLC and the Company.

“Tax” or “Taxes” means (i) all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including any abandoned and unclaimed property Liabilities, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, affiliated, combined, unitary or other group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local, non U.S. or other applicable Tax Law, or being or having been included or required to be included in any Tax Return related thereto, and (iii) any and all taxes imposed as a transferee or successor, by contract or otherwise, in each of clauses (i) — (iii), including all interest, penalties and additions imposed with respect to the foregoing.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

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“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the Company or Nocturne is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements, (c) Trade Secrets, (d) Designs, (e) databases, data compilations and collections and technical data, (f) data centers, (g) methods and processes, (h) devices, prototypes, beta versions, designs and schematics, and (i) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Trade Control Laws” has the meaning set forth in Section 3.24(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means:

(a)  all fees, costs and expenses designated as Nocturne Transaction Expenses or Company Transaction Expenses in this Agreement;

(b)  only to the extent Nocturne is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by Nocturne or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication), in connection with Nocturne’s initial public offering (including the Deferred Discount and any other deferred underwriting commissions or fees), in connection with the Trust Agreement, or in connection with Nocturne’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Nocturne Transaction Expenses hereunder);

(c)  only to the extent the Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses, to the extent not deemed Nocturne Transaction Expenses, shall be deemed Company Transaction Expenses hereunder); provided that, in no event shall any costs or expenses of any Company Stockholder be deemed Company Transaction Expenses; and provided further that any fees, costs, and expenses incurred or payable by the Company (or its equityholders) through the Closing in connection with the preparation of the Registration Statement (other than legal and accounting fees) shall be deemed Nocturne Transaction Expenses hereunder.

(d)  to the extent applicable, any fees, costs and expenses incurred or payable by Nocturne, the Company or the Sponsor, in connection with entry into (1) the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, if any, and (2) the Note Purchase Agreements and the issuance of the Notes pursuant thereto and in connection with the negotiation, preparation and execution of the Note Investment, if any, in each case, including any commitment or other fees or other inducements related thereto (which fees, costs, expenses and inducements shall be deemed Nocturne Transaction Expenses hereunder);

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(e)  any Liability of the Company in the nature of compensation under any sale, change-of-control, “stay around,” retention, discretionary sale, transaction bonus, severance or similar bonus or payments or similar arrangements paid or payable to current or former directors, officers, employees or other individual service providers of the Company as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other Taxes with respect thereto (which fees, costs, expenses and Taxes shall be deemed Company Transaction Expenses hereunder);

(f)  all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Nocturne Transaction Expenses hereunder);

(g)  all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required, of which, regardless of whether the Closing occurs, one hundred percent (100%) will be deemed Nocturne Transaction Expenses hereunder; and

(h)  all Transfer Taxes (one hundred percent (100%) of such Transfer Taxes shall be deemed Nocturne Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, goods, services, real or personal property transfer, custom, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means the trust account established by Nocturne pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated March 30, 2021, by and between Nocturne and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Willful Breach” means a material breach of any representations, warranties, covenants or agreements contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE II
MERGER AND CLOSING TRANSACTIONS

2.1  Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur prior to, on or following the Closing Date in the order set forth in this Section 2.1:

(a)  Domestication. Immediately prior to the Effective Time, the Domestication shall occur.

(b)  PIPE Closing & Note Closing. Immediately prior to or substantially concurrently with the Effective Time, (1) the PIPE Investment (if applicable) shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements, and (2) the Note Investment (if applicable) shall be consummated pursuant to, and in the amounts set forth in, the Note Purchase Agreements.

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(c) Nocturne Share Redemption. Immediately prior to or substantially concurrently with the Effective Time, Nocturne shall cause the Trustee to make any payments out of the Trust Account that are required to be made by Nocturne in connection with the Nocturne Share Redemption.

(d)  Merger.

(i)  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, following the Domestication, Merger Sub will merge with and into the Company, with the Company as the Surviving Company continuing as a wholly owned Subsidiary of Nocturne following the Merger, and the separate existence of Merger Sub shall cease.

(ii)  At the Closing and on the Closing Date, the Company and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed to by Nocturne and the Company (the “Certificate of Merger”) to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective immediately upon the filing of, and acceptance by the Secretary of the State of Delaware of, the Certificate of Merger or such other time as agreed to by Nocturne and the Company in writing and specified in such filed Certificate of Merger (the “Effective Time”). For the avoidance of doubt, the Effective Time shall not occur prior to the completion of the Domestication.

(iii)  The Merger shall have the effects as provided in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)  At the Effective Time, the Governing Documents of Merger Sub immediately prior to the Effective Time shall become the Governing Documents of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company in such Governing Documents shall be amended to be “Cognos Therapeutics, Inc.”

(v)  At the Effective Time, the board of directors and executive officers of the Surviving Company shall be the board of directors and executive officers of Nocturne, after giving effect to Section 6.24, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(e)  Effects of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Nocturne, Merger Sub, the Company or the holders of any of the following securities:

(i)  Company Shares.

(A)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, each of the Tako Shares) shall be canceled and converted into the right to receive a number of shares of Nocturne Common Stock equal to the Common Exchange Ratio; and

(B)  any shares of Company Common Stock held in the treasury of the Company or owned by Nocturne, Merger Sub or the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ii)  Fractional Shares. No certificate or book entry representing fractional shares of Nocturne Common Stock shall be issued upon the surrender for exchange of Company Shares, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Nocturne Common Stock. In lieu of the issuance of any such fractional share, Nocturne shall aggregate the total number of shares of Nocturne Common Stock issuable to each Person upon the surrender for exchange of Company Shares, and then round down to the nearest whole number of shares of Nocturne Common Stock for each such Person.

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(iii)  Company Warrants.

(A)  Each Company Warrant or portion thereof that is outstanding immediately prior to the Effective Time shall be assumed by Nocturne and converted into a warrant for shares of Nocturne Common Stock (on the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time), equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (2) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (y) the Common Exchange Ratio (each, an “Assumed Warrant”).

(B)  Prior to the Effective Time, the Company shall deliver to each holder of a Company Warrant a notice setting forth the effect of the Merger on such holder’s Company Warrants and describing the treatment of each Company Warrant in accordance with this Section 2.1(e)(iii).

(iv)  Company Options.

(A)  Each Company Option or portion thereof that is outstanding immediately prior to the Effective Time shall be assumed by Nocturne and converted into an option to purchase shares of Nocturne Common Stock (on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, including applicable vesting conditions, exercisability and termination-related provisions), equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (2) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (y) the Common Exchange Ratio (each, an “Assumed Option”); provided, however, that the exercise price and the number of shares of Nocturne Common Stock purchasable pursuant to each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.424-1, as applicable, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(B)  The Company shall take all reasonably necessary actions to ensure that no Assumed Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Nocturne. The board of directors of the Company shall take all reasonably necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options will be granted under the Equity Incentive Plans following the Closing. Prior to the Effective Time, the Company shall deliver to each holder of a Company Option a notice setting forth the effect of the Merger on such holder’s Company Options and describing the treatment of each Company Option in accordance with this Section 2.1(e)(iv).

(C)  As promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), Nocturne shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Nocturne Common Stock underlying the Assumed Options assumed pursuant to this Section 2.1(e)(iv).

(v)  Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time;

(f)  Directors and Officers of Nocturne. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq, Nocturne shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of Nocturne to consist of seven (7) members, comprised of seven (7) individuals designated by the Company (at least four (4) of whom shall qualify as independent directors under Nasdaq requirements), subject to the terms of the Investor Rights Agreement and the Nocturne Governing Documents, and subject to such independent director designees satisfying the criteria to be independent for purposes of Nasdaq listing requirements.

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(g)  Tako Shares. Immediately prior to the Effective Time, the Company will issue the Tako Shares, which will be included in the calculation of the shares of Company Common Stock outstanding immediately prior to the Effective Time for purposes of Section 2.1(e).

2.2  Transaction Statement; Third Party Invoices.

(a)  Nocturne Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, Nocturne shall prepare and deliver to the Company a report signed by either of Nocturne’s Chief Executive Officer or Chief Financial Officer (the “Nocturne Closing Report”) setting forth Nocturne’s good faith calculation of the Nocturne Cash on Hand and Nocturne Transaction Expenses as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Nocturne Transaction Expenses) and any additional information reasonably requested by the Company in connection with its review of the Nocturne Closing Report. Nocturne shall, and shall cause its Subsidiaries to, cooperate with the Company in connection with the Company’s review of the Nocturne Closing Report and its components, including providing the Company and its accountants and other representatives reasonable access during business hours to books, records and other materials of Nocturne and its Subsidiaries used in the preparation of all such materials (including the work papers of Nocturne’s auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to Nocturne and its auditors), as well as the relevant employees of Nocturne and its Subsidiaries, and considering in good faith any reasonable comments from Nocturne with respect to the amounts and calculations contained in the Nocturne Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Nocturne Closing Report. The Nocturne Closing Report shall be prepared in accordance with GAAP and the terms of this Agreement, including the definitions of Nocturne Cash on Hand and Transaction Expenses (as applicable). The Nocturne Cash on Hand and Nocturne Transaction Expenses set forth in the Nocturne Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(b)  Company Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, the Company shall deliver to Nocturne a report signed by either of the Company’s Chief Executive Officer or Chief Financial Officer (the “Company Closing Report”) setting forth the Company’s good faith calculation of (i) the Company’s Transaction Expenses as of the Closing Date and (ii) the Company’s Net Indebtedness as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Company Transaction Expenses) and any additional information reasonably requested by Nocturne in connection with its review of the Company Closing Report. The Company shall cooperate with Nocturne in connection with Nocturne’s review of the Company Closing Report and its components, including providing Nocturne and its accountants and other representatives reasonable access during business hours to books, records and other materials of the Company used in the preparation of all such materials (including the work papers of the Company’s auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to the Company and its auditors), as well as the relevant employees of the Company, and considering in good faith any reasonable comments from Nocturne with respect to the amounts and calculations contained in the Company Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Company Closing Report. The Company Closing Report shall be prepared in accordance with GAAP and the terms of this Agreement, including the definitions of Cash, Indebtedness, Net Indebtedness and Transaction Expenses (as applicable). The Company Transaction Expenses and Net Indebtedness set forth in the Company Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(c)  Payment of Expenses.

(i)  On the Closing Date at the Closing, Nocturne shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Expenses for which invoices have been delivered in accordance with Section 2.2(b).

(ii)  On the Closing Date at the Closing, Nocturne shall pay or cause to be paid by wire transfer of immediately available funds all Nocturne Transaction Expenses for which invoices have been delivered in accordance with Section 2.2(a).

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2.3  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by remote exchange of signature pages by email or other electronic transmission as promptly as practicable, and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Section 2.4 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

2.4  Conditions to the Obligations of the Parties.

(a)  Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i)  Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(ii)  No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(iii)  Required Nocturne Vote. The Required Nocturne Vote shall have been obtained.

(iv)  Net Tangible Assets. After giving effect to the Transactions, including any PIPE Investment and any Note Investment, Nocturne shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Nocturne Share Redemption.

(v)  Minimum Cash Amount. Sponsor shall use its reasonable best efforts to raise the Nocturne Cash on Hand which shall in no event be less than the Minimum Cash Amount. Notwithstanding the foregoing, if the Nocturne Cash on Hand is less than the Minimum Cash Amount, and the Company, in its sole discretion, elects to waive compliance with the Closing condition that the Nocturne Cash on Hand shall not be less than the Minimum Cash Amount, and to proceed with the Closing, then at the Closing Sponsor shall irrevocably forfeit and surrender to Nocturne the Founder Shares and private placement units in the form and substance set forth in this section: Sponsor shall (i) keep 2,963,000 shares (eighty seven and a half percent (87.5%) of Sponsor Shares) and forfeit the rest if Nocturne Cash on Hand is less than the Minimum Cash Amount but equals or exceeds $7,500,000, (ii) keep 2,539,000 shares (seventy five percent (75%) of Sponsor Shares) and forfeit the rest if Nocturne Cash on Hand is less than $7,500,000 but equals or exceeds $5,000,000 and (iii) keep 1,693,000 shares (fifty percent (50%) of Sponsor Shares) and forfeit the rest if there is no Nocturne Cash on Hand. The number of shares kept and forfeited shall be pro-rated to the extent that the Nocturne Cash on Hand falls between any of the amounts in subsections (i) through (iii).

(vi)  PIPE & Notes. To the extent applicable, the PIPE Investment and the Note Investment shall have each been consummated prior to or substantially concurrently with the Closing.

(vii)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(viii)  Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order issued by the SEC shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order initiated by the SEC shall remain pending.

(ix)  Ancillary Agreements. All Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the Parties thereto.

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(b)  Conditions to Obligations of Nocturne. The obligations of Nocturne to consummate the transactions in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)  Representations and Warranties.

(A)  Each of the representations and warranties of the Company set forth in ARTICLE III of this Agreement (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.13), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B)  each of the Company Fundamental Representations (other than the representations and warranties of the Company set forth in Section 3.3(a)), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C)  the representations and warranties of the Company set forth in Section 3.3(a) and Section 3.12(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii)  Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii)  Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(iv)  Officers Certificate. The Company shall deliver to Nocturne, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(b)(i), Section 2.4(b)(ii) and Section 2.4(b)(iii) have been satisfied.

(v) FIRPTA Certificate. The Company shall have delivered to Nocturne, a certificate duly executed by an authorized officer of the Company, in the form and substance required under Treasury Regulations Section 1.1445-2(c) and Section 1.897-2(h) stating that no interest in the Company is a “United States real property interest” (as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder), along with a duly executed notice to the IRS that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, dated as of the Closing Date (the “FIRPTA Certificate”).

(vi) Conversion. All convertible securities and Liabilities of the Company (except for the Company Options and the Company Warrants), shall have been converted into equity of the Company or cancelled prior to the Merger, and any rights to acquire equity of the Company shall have been extinguished as of the Closing.

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(c) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of Nocturne set forth in ARTICLE IV of this Agreement (other than the Nocturne Fundamental Representations and the representations and warranties of Nocturne set forth in Section 4.6), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B) each of the Nocturne Fundamental Representations (other than the representations and warranties of Nocturne set forth in Section 4.2) in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C) each of the representations and warranties of Nocturne set forth in Section 4.2 and Section 4.6(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of Nocturne. Nocturne shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Nocturne on or prior to the Closing Date.

(iii) Nocturne Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Nocturne.

(iv) Officers Certificate. Nocturne shall deliver to the Company a duly executed certificate from an authorized officer of Nocturne, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(c)(i), Section 2.4(c)(ii) and Section 2.4(c)(iii) have been satisfied.

(v) Nasdaq Listing. Nocturne’s initial listing application with Nasdaq in connection with the Merger shall have been conditionally approved, immediately following the Effective Time Nocturne shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Nocturne shall not have received any notice of non-compliance therewith, and the Nocturne Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq.

(vi) Resignations. The directors and officers of Nocturne listed on Section 2.4(c)(vi) of the Company Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(d) Frustration of Closing Conditions. Neither the Company nor Nocturne may rely on the failure of any condition set forth in this Section 2.4 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.4 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

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2.5 Company Closing Deliveries. At the Closing, the Company (on behalf of itself and applicable stockholders of the Company, as applicable) shall deliver to Nocturne (i) the Investor Rights Agreement, duly executed by the Company and the other parties thereto (except Nocturne and the Sponsor) and (ii) an executed certificate from the Company, in form and substance compliant with Treasury Regulation Section 1.1445-2(b)(2), certifying that, as of the Closing Date, such Person is not a “foreign person” within the meaning of Section 1445 of the Code.

2.6 Nocturne Closing Deliveries. At the Closing, Nocturne (on behalf of itself and the Sponsor, as applicable) shall deliver to the Company (a) the Investor Rights Agreement, duly executed by Nocturne and the Sponsor; (b) resignations from each of the directors and officers of Nocturne listed on Section 2.4(c)(vi) of the Company Disclosure Letter, duly executed by each such director and officer and (c) a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication.

2.7 Withholding. Nocturne and the Company (and any of their respective representatives, Subsidiaries and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will promptly notify and reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to (i) determine whether any such deductions or withholding payments (in each case, other than with respect to compensatory payments, if any, and other than due to a failure of the Company to provide a FIRPTA Certificate) are required under applicable Law and (ii) obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deductions and withholding payments. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deductions and withholding payments were made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter (subject to Section 8.13), the Company hereby represents and warrants to Nocturne and Merger Sub as follows:

3.1 Organization; Authority; Enforceability.

(a) The Company (i) is duly organized or formed, validly existing, and in good standing under the Laws of the State of Delaware, (ii) is qualified to do business and is in good standing (or has equivalent status where such concept of good standing is applicable) as a foreign entity in the jurisdictions in which the conduct of its business or locations of its assets or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified or to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect, and (iii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite action of the board of directors of the Company. Subject to the Company Stockholder Approval, no other corporate proceedings on the part of the Company (including any action by the board of directors of the Company or holders of Equity Interests of the Company) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company Stockholder Approval shall be obtained in accordance with all applicable Laws and the Governing Documents of the Company and all applicable Contracts by which the Company is bound.

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(c) This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties to this Agreement, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”). Correct and complete copies of the Governing Documents of the Company as in effect on the date hereof have been made available to Nocturne.

3.2 Noncontravention.

(a) Except as set forth on Section 3.2 of the Company Disclosure Letter and for the filings pursuant to Section 6.7, the receipt of the Company Stockholder Approval, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.7 and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon the Company Shares or any other Equity Interests of the Company under, in the case of each of clauses (i) through (v), any (A) Material Contract, (B) Governing Document, or (C) Law or Order to which the Company is bound or subject, with respect to the foregoing clause (A), Clause (B) or clause (C), except as (x) would not have a Material Adverse Effect.

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.7, the filing and recordation of the Certificate of Merger as required by the DGCL and for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and the pre-merger notification requirements of the HSR Act, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) require any approval from, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which Company is bound or subject in each case, except as would not (A) be material to the Company or (B) prevent, materially impair or materially delay the consummation of the Transactions.

(c) The Company is not in material violation of any of its Governing Documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 55,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 25,652,925 shares of Company Common Stock are issued and outstanding, none of which are currently subject to a forfeiture or repurchase right except as set forth in Section 3.3(a) of the Company Disclosure Letter, (ii) zero shares of Company Preferred Stock are outstanding or reserved for issuance, (iii) 5,886,284 shares of Company Common Stock are underlying outstanding Company Options, to the extent such Company Common Stock is not issued and outstanding, (iv) zero shares of Company Common Stock are held by the Company as treasury stock, and (v) 561,330 shares of Company Common Stock are subject to be issued upon exercise of Company Warrants. All issued and outstanding Company Shares are, and all such shares that may be issued upon the settlement of outstanding awards under the Equity Incentive Plans or Company Warrants will be, when issued, duly authorized, validly issued, fully paid and, except as set forth in the DGCL, nonassessable and owned by the record holders set forth on Section 3.3(a) of the Company Disclosure Letter. With respect to each Company Option and Company Warrant, Section 3.3(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of (i) the name of the holder of each Company Option or Company Warrant, (ii) the number of Company Options and Company Warrants held by each holder and (iii) the grant date and exercise price with respect to each Company Option or Company Warrant. Except as set forth in this Section 3.3(a), there are no shares of capital stock or other equity interests of any kind of the Company authorized or outstanding.

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(b) Except as set forth on Section 3.3(a) or Section 3.3(b) of the Company Disclosure Letter, or set forth in the Company Governing Documents or contemplated by the Transactions, as applicable:

(i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights contained in Contracts to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of the Company’s Equity Interests;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, sale or transfer of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company;

(v) there are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company;

(vi) the Company has not violated any applicable securities Laws or any preemptive or similar rights created by Law, Company Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vii) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company.

(c) The Company has no Subsidiaries and the Company does not directly or indirectly own any capital stock of, or any equity, security, voting, ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Person.

3.4 Corporate Books and Registers. The corporate books, registers, accounts, ledgers, records and supporting documents of the Company are up to date and contain complete and accurate records of all matters since the Lookback Date which were required to be dealt with in such documents.

3.5 Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Company has prepared and made available to Nocturne (i) the unaudited consolidated statement of financial position of the Company as of June 30, 2022 and related consolidated statements of comprehensive income and changes in equity for the twelve-month period ended December 31, 2021 (the “Unaudited Financial Statements”) and (ii) audited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company for the years ended December 31, 2021 and December 31, 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP and accompanied by the reports thereon of the Company’s independent auditors conducted in accordance with the auditing standards of the PCAOB (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been, and the Financial Statements will be, when delivered to Nocturne pursuant to Section 6.20, derived from the books and records of the Company. The (i) Audited Financial Statements have been, and the Financial Statements will be, when delivered to Nocturne pursuant to Section 6.20, in each case prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) Financial Statements fairly present, and the Financial Statements will, when delivered to Nocturne pursuant to Section 6.20, fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Company for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein and (B) that the Unaudited Financial Statements will not include all year-end adjustments required by GAAP.

(c) Each of the independent auditors for the Company, with respect to their reports as will be included in the Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

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(d) The Company has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Financial Statements or the notes thereto, (ii) Liabilities that have arisen after December 31, 2021 in the Ordinary Course of Business, (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses, and (iv) Liabilities set forth in Section 3.5(d) of the Company Disclosure Letter.

(e) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there are no deficiencies within such systems that would reasonably be expected to be material to Nocturne or its Subsidiaries (including, after the Closing, the Company), taken as a whole, after the Closing.

(f) Except as set forth on Section 3.5(f) of the Company Disclosure Letter, as of the date of this Agreement, the Company not have any outstanding (i) Indebtedness for borrowed money; (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which the Company has guaranteed payment, and there are no outstanding guarantees, indemnities, suretyships or securities given by the Company or for the benefit of the Company. The Company is in material compliance with all such facilities or other documents governing any Indebtedness of the Company in accordance with their terms and there are no circumstances whereby continuation of such Indebtedness might be prejudiced or affected as a result of the Merger or the other transactions contemplated by this Agreement. The Company has not received any notice to repay under any agreement relating to any Indebtedness. The Company has not been in payment default or technical default under any agreement relating to any Indebtedness.

(g) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

3.6 No Material Adverse Effect. Since December 31, 2021 and prior to the date of this Agreement, there has been no Material Adverse Effect with respect to the Company.

3.7 Absence of Certain Developments. Except (i) as set forth on Section 3.7 of the Company Disclosure Letter, (ii) as otherwise reflected in the Financial Statements or (iii) as expressly contemplated by this Agreement, since December 31, 2021 and prior to the date of this Agreement, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business and (b) the Company has not taken (or had taken on its behalf) any action that would, if taken after the date of this Agreement, require Nocturne’s consent under Section 5.1.

3.8 Real Property.

(a) Set forth on Section 3.8(a) of the Company Disclosure Letter is a correct and complete list (including the address) of each Owned Real Property as of the date of this Agreement. With respect to each Owned Real Property, except as set forth on Section 3.8(a) of the Company Disclosure Letter: (i) the Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) the Company is not a party to any agreement or option to purchase any real property or interest therein relating to the business of the Company.

(b) Set forth on Section 3.8(b) of the Company Disclosure Letter is a correct and complete list, as of the date of this Agreement, of all Leases and the address of the Leased Real Property related to each such Lease. With respect to each of the Leases: (i) the Company does not sublease, license or otherwise grant to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the Company’s possession and quiet enjoyment

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of the Leased Real Property under such Lease, to the extent applicable, is not being disturbed, (iii) the Company has made available to Nocturne a correct and complete copy of all Leases; and (iv) the Company is not in material default under any such Lease nor, to the Company’s Knowledge, has an event occurred which would, whether with or without the giving of notice, the passage of time or both, result in such material default by them or by any other party to such Lease.

(c) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Company.

(d) Since the Lookback Date, no portion of the Owned Real Property or Leased Real Property has suffered material damage by fire or other casualty loss, other than such damage that would not have a Material Adverse Effect.

3.9 Tax Matters. Except as set forth on Section 3.9 of the Company Disclosure Letter:

(a) The Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Company are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by the Company have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) The Company has timely and properly withheld or collected and paid to the applicable Taxing Authority (i) all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and (ii) all sales, use, ad valorem, value added, and similar Taxes, and the Company has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where the Company does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company is or may be subject to taxation of that type by, or may be required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Tax Returns of the Company made available to Nocturne reflect all of the jurisdictions in which the Company is required to file Tax Returns or remit any Income Tax.

(d) The Company is not currently and has not within the past five (5) years been the subject of any Tax Proceeding with respect to any Income Tax or other material Taxes or Tax Returns of or with respect to the Company, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against the Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Company is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is currently pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company.

(f) The Company has not participated in, or been a party to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing

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or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method of accounting used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date. The Company has never been a, or ever owned any, (i) “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”), or (ii) “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code and the Company does not expect to be classified as a CFC or as a PFIC in the year of the Closing Date. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There is no Lien for Taxes on any of the assets of the Company, other than Permitted Liens.

(i) The Company does not have any Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). The Company is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, and has not ever been party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(j) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) The Company is not, and in the five-year period ending on the date hereof has not, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) The Company is not eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax). To the extent the Company is eligible for such benefits, this Agreement and the consummation of the Transactions will not end or otherwise affect such eligibility.

(n) The Company has not within the two (2) years prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(o) The Company has complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any analogous provision of any Law relating to Taxes), including, but not limited to, the contemporaneous documentation and disclosure requirements thereunder.

3.10 Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of the following Contracts in effect as of the date of this Agreement to which the Company is party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract pursuant to which the Company may be entitled to receive or obligated to pay more than $100,000 in any calendar year;

(ii) any Contract that requires the Company to purchase its total requirements of any product or service from any other Person that requires the Company to pay more than $100,000 in any calendar year;

(iii) any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment other than in favor of the Company;

(iv) any Contract that limits or purports to limit the ability of the Company to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person, or (B) solicit any customers;

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(v) any Contract requiring any capital expenditures by the Company in an amount in excess of $100,000 in the aggregate over the term of the Contract;

(vi) any Contract (A) relating to the creation, incurrence, assumption or guarantee of any Indebtedness or (B) relating to the lease of material personal property;

(vii) any IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(viii) any Contract not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in a monetary penalty to the Company in excess of $100,000 per the terms of such Contract;

(ix) any Contract that relates to the future acquisition or disposition of any business, material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $100,000, in any single instance or $500,000, in the aggregate, except for (A) any agreement related to the transactions contemplated by this Agreement, (B) any non-disclosure, indications of interest, term sheets, letters of intent or similar arrangements entered into in the Ordinary Course of Business and (C) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(x) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, outsourcing, strategic alliance or similar arrangement involving the sharing of revenues, expenses, profits, production outputs or losses;

(xi) any broker, distributor, dealer, manufacturer’s representative, original equipment manufacturer, manufacturing, value-added, remarketer, reseller or independent software vendor, franchise, agency, sales promotion, sales representative, market research, marketing consulting or advertising Contract, including for use or distribution of the Company Products and Processes, Company Technology or services of the Company, other than non-disclosure agreements and materials transfer agreements entered into in the Ordinary Course of Business;

(xii) any Contract relating to the development of the Company Products and Processes or Company Technology (other than Contracts between the Company and a Contributor);

(xiii) any Contract to which a Governmental Entity is a party;

(xiv) any Contract involving any resolution or settlement of any actual or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $100,000 in any single instance or $500,000 in the aggregate or (B) that provides for any restriction on exploitation of Company Intellectual Property or for any injunctive or other non-monetary relief;

(xv) any hedging, swap, derivative or similar Contract;

(xvi) any insurance policies required to be set forth in Section 3.18 of the Company Disclosure Letter;

(xvii) any collective bargaining agreement;

(xviii) any Contract with any (A) Material Supplier or (B) Material Customer;

(xix) any (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of $150,000 and (B) not terminable upon one hundred and twenty (120) calendar days’ notice or less without any material liability to the Company in excess of that required under applicable law, or (y) Contract requiring the payment of any compensation by the Company that is triggered solely as a result of the consummation of the Transactions;

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(xx) any Contract (other than non-disclosure agreements) (A) under which a third party licenses or provides to the Company any Intellectual Property or Technology (including through covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property or Technology) other than Contracts for Shrink-Wrap Code, Publicly Available Software or commercially available, non-customized Intellectual Property (other than Patents) that is licensed on a non-exclusive basis solely pursuant to non-negotiated website or mobile application terms and conditions or terms of use and Contracts between the Company and its employees; or (B) pursuant to which Company has granted, licensed, disclosed or provided any Company Intellectual Property to any Person (or granted an option to do any of the foregoing), including any Contracts containing covenants not to sue, non-assertion provisions, releases or immunities from suit or options for any of the foregoing that relate to Company Intellectual Property, other than non-exclusive licenses granted to customers in the Ordinary Course of Business;

(xxi) any Contract pursuant to which any Person has guaranteed the Liabilities of the Company; and

(xxii) any Contract involving the payment of any earnout or similar contingent payment that has not been fully paid as of the date of this Agreement; and

(b) The Company has made available to Nocturne correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company, subject to the Remedies Exceptions, and, to the Company’s Knowledge, any other party thereto in accordance with its terms, subject to the Remedies Exceptions. Neither the Company, nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of or default under, or, to the Company’s Knowledge, has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, as of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would be reasonably likely to (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract.

(c) Set forth on Section 3.10(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Customers. Since the Lookback Date through the date hereof, no such Material Supplier or Material Customer has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with the Company or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Company. Since the Lookback Date through the date hereof, there have been no material disputes between the Company and any Material Supplier or Material Customer.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property and all material unregistered Trademarks included in the Company Intellectual Property, and (ii) all other Company Intellectual Property that is material to the Company’s business as currently conducted, including invention disclosures and Software, and specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, each Company Registered Intellectual Property required to be identified in Section 3.11(a) of the Company Disclosure Letter: (i) is registered and/or has ownership recorded in the name of the Company; (ii) all necessary filing, registration, maintenance and renewal fees have been paid, and all necessary responses, documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Intellectual Property; (iii) is subsisting and has not been held invalid or unenforceable by a Governmental Entity; (iv) is not subject to any unpaid maintenance fees or Taxes that are due and payable as of the date hereof; and (v) has not been and is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding.

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(c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, the Company Owned Intellectual Property is fully transferable, alienable and licensable by Company without restriction and without payment of any kind to any Person.

(d) To the Knowledge of the Company, the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, performance, provision, publication, display, making available, distribution and licensing out of any Company Product and Process and the operation of the business of the Company as currently conducted by the Company has not in the past six (6) years infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There are no Proceedings pending or, to the Knowledge of the Company, threatened, or outstanding Orders or settlement agreements that restrict in any manner the use, provision, transfer, assignment or licensing of any Company Product and Process or Company Intellectual Property by Company or that may affect the validity, registrability, use or enforceability of such Company Product and Process or Company Intellectual Property. The Company has not received any written charge, complaint, claim, demand, or notice from any Person alleging that such operation or any act, any Company Product and Process or any Intellectual Property or Technology used by the Company infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person (nor does the Company have Knowledge of any basis therefor or threat thereof), including by means of an invitation to license, request for indemnification or other request that Company refrain from using any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property. In the past six (6) years, the Company has not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company Intellectual Property nor has the Company acquiesced in any such potential action or claim.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, the Company is the sole legal and beneficial exclusive owner of all right, title, and interest in and to all Company Owned Intellectual Property (including all items listed in Section 3.11(a) of the Company Disclosure Letter) and of each Company Product and Process, free and clear of all Liens (other than Permitted Liens), adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party and the Company is the record owner of each item of Company Registered Intellectual Property and has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation or other violation of the Company Owned Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any other Person.

(f) No IP Contracts are or have been the subject of any Proceedings that bars or limits the use of such rights (excluding rejections, orders or rulings issued in the context of the application for registration of Company Intellectual Property or exclusively licensed Intellectual Property). For the sake of clarity, the representation in the foregoing sentence (i) only applies with respect to the IP Contracts themselves and the rights granted thereunder and (ii) does not apply to the validity, enforceability, or good standing status of the Intellectual Property of any third Person to which the Company is granted rights under any IP Contract. Except for the Permitted Liens, the IP Contracts listed in Section 3.10(a) of the Company Disclosure Letter and non-exclusive licenses granted by the Company (expressly or implicitly) in the Ordinary Course of Business in connection with the sale, lease or transfer of finished products or services to customers, the Company has not granted any options with respect to, or have otherwise encumbered or placed limitations on any Company Intellectual Property or the Company’s use thereof.

(g) To the Knowledge of the Company, other than Intellectual Property or Technology licensed to the Company under (i) licenses for Shrink-Wrap Code and (ii) licenses listed in Section 3,10(a)(vii) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property and Technology that is used in or necessary for the conduct of the business of the Company as currently conducted, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of (and offers to sell) all Company Products and Processes.

(h) No third party that has licensed or provided Intellectual Property or Technology to the Company has retained ownership of or license rights under any Intellectual Property or Technology in any modifications, improvements or derivative works made solely or jointly by the Company.

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(i) No Person other than the Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any Company Software and neither the Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or authorized the disclosure or delivery to any escrow agent or other Person of any such source code, all of which is in the sole possession of the Company and has been maintained as strictly confidential (in each case, other than disclosures to employees, contractors, and consultants of the Company under binding written agreements that have customary confidentiality obligations to the Company prohibiting use or disclosure of such source code except solely to the extent necessary to perform services for the Company).

(j) No Publicly Available Software has been incorporated into, combined with or linked to any Company Product or Company Software in any way, or from which any Company Product or Company Software was derived. The Company has not used any Publicly Available Software in any manner that would or could, with respect to any Company Product or Company Software, (i) require its disclosure in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any of its Affiliates (including, after the Closing, Nocturne or any of its Affiliates) with respect to any Intellectual Property or Technology owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property or Technology, or (v) otherwise impose any limitation, restriction or condition on the right or ability of Company with respect to its use or distribution in any manner.

(k) Each (a) current or former employee of Company, (b) current or former consultant or contractor of Company, and (c) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property or Company Products and Processes during the course of such Person’s employment or engagement with the Company) (each Person described in (a), (b) or (c), a “Contributor”), has executed and delivered and is in compliance with a written contract with the Company that validly assigns to the Company all of its right, title and interest in and to such Intellectual Property. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration with respect to any material Company Product and Process or material Company Owned Intellectual Property, and there are no past, pending or, to the Knowledge of the Company, threatened claims or assertions against Company from any such Contributors with respect to any alleged ownership or any such right, claim, interest or option (and the Company has not received any written complaint, claim, demand, or notice in relation thereto).

(l) The Company has taken all reasonable measures to protect the confidentiality of all Trade Secrets of Company and any third party that has provided any Trade Secrets to Company (including, in each case, any information that would have been a Trade Secret but for any failure of Company to act in a manner consistent with this Section 3.11(l)), including by requiring each Person with access to such Trade Secrets to execute a confidentiality agreement. To the Knowledge of the Company, no such Trade Secret has been disclosed by Company to any Person, other than to Persons who have executed such binding confidentiality agreements. To the Knowledge of the Company, no Person is in violation of any such binding confidentiality agreements.

(m) The IT Assets are sufficient in all material respects for the operation of the business of the Company as currently conducted. The Company has taken all reasonable steps consistent with industry standards (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the IT Assets and to ensure that all data (including Personal information and Trade Secrets) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or infection by Contaminants. The Company has the disaster recovery and security plans, procedures and facilities specified in Section 3.11(m) of the Company Disclosure Letter.

(n) To the Knowledge of the Company, since the Lookback Date, no person has gained unauthorized access to any IT Asset in the possession or under the control of the Company (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

(o) Except as set forth in Section 3.11(o) of the Company Disclosure Letter, no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company Products and Processes or Intellectual Property or Technology used by or necessary for Company. No such entity has any claim or right (including license rights) to any Company Products and Processes or Intellectual Property or Technology used by Company.

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(p) The Company is not, nor has Company ever been, a member or a contributor to any industry standards body or similar organization that requires Company to grant or agree to grant any other Person any license or right to any Company Intellectual Property.

3.12 Data Security; Data Privacy.

(a) The Company is in compliance with and has at all times since the Lookback Date complied with all Privacy Commitments, including all notification and registration obligations under applicable Privacy and Data Security Laws. The Company has in place appropriate written policies, as required by the Privacy Commitments, and has at all times publicly posted and maintained applicable Privacy Policies in a manner that complies and has complied with the Privacy Commitments. The Company has obtained all consents as required by the Privacy Commitments and no disclosure contained in any Privacy Policy is or has been inaccurate, misleading, deceptive or in violation of the Privacy Commitments.

(b) The Company has established and maintains commercially reasonable technical, physical and organizational measures and security systems and technologies designed to protect Company Data to which the Company has access or otherwise Processes. Such measures are designed to protect Company Data against loss, theft, unauthorized accidental or unlawful access, sharing, modification, disclosure or other misuse (including by the Company’s employees and contractors) and against any Data Security Breaches.

(c) The Company (i) has obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement and neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated thereby will violate any of the Privacy Commitments; and (ii) will, immediately following the Closing Date, continue to be permitted to Process Personal Information on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred.

(d) To the Knowledge of the Company, there has been no Data Security Breach involving any Company Data. The Company (i) has not received any order, request, warning, reprimand, inquiry, notification, allegation, claims or complaints alleging that it is in violation of or has not complied in any respect with any Privacy Commitment, (ii) is not currently and has not previously been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Entity, (b) state, federal or foreign self-regulating body, or (c) Person, regarding or alleging that the Processing of Personal Information by Company is in violation of any Privacy Commitment. No Person has claimed or, to the Knowledge of the Company, threatened to claim any material amount of compensation (or an offer for compensation) from the Company under or in relation to any Privacy and Data Security Law or in connection with any actual or alleged violation of any other Privacy Commitment.

3.13 Information Supplied. None of the information supplied or to be supplied by the Company at the request of Nocturne for inclusion or incorporation by reference: (a) in any current report of Nocturne on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Nocturne’s shareholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to (i) statements made or incorporated by reference in such filings with the SEC based on information supplied by Nocturne or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of the Company for use therein.

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3.14 Litigation. There are no material Proceedings or, material investigations pending or threatened against the Company or any director, officer or employee of the Company (in their capacity as such), or, affecting the Company or its property, assets or business, including but not limited to any existing or potential equity-related claims against Company. Neither the Company nor any property, asset or business of the Company is subject to or bound by any material Order. As of the date of this Agreement, there are no Proceedings pending or threatened by the Company against any other Person.

3.15 No Brokers. Except as set forth on Section 3.15 of the Company Disclosure Letter, the Company does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or Nocturne to pay any finder’s fee, brokerage or agent’s commissions or other like payments. No engagement letter between the Company and any financial advisor provides for any continuing obligation following the Closing other than customary indemnification provisions.

3.16 Labor Matters.

(a) Section 3.16(a) of the Company Disclosure Letter, sets forth a complete and accurate list of all employees of the Company as of the date hereof that shows with respect to each employee, as applicable, (i) the employee’s title or job description, job location, status as exempt or non-exempt for purposes of the Fair Labor Standards Act (“FLSA”), base salary or hourly wage rate, as applicable, any bonuses paid with respect to the fiscal year ended December 31, 2021, (ii) date of hire and (iii) leave status (including type of leave, and expected return date, if known). As of the date hereof, to the Company’s Knowledge, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities. The Company has properly completed and maintained a Form I-9 for each employee of the Company.

(b) The Company is not a party to or negotiating any collective bargaining agreement or similar labor agreement with respect to employees of the Company, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company. There are no strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company, and no such strikes, work stoppages, slowdowns, lockouts or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of the Company, has made a written demand for recognition or certification with respect to any employees of the Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of the Company, and (iii) there have been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges against the Company.

(c) Except as would not reasonably be expected to result in material Liabilities to the Company, to the Company’s Knowledge, the Company is, and since the Lookback Date, has been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including laws relating to employment practices, terms and conditions of employment, wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, wrongful discharge, affirmative action, collective bargaining, workplace health and safety, immigration, whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. There are, and since the Lookback Date have been, no Proceedings pending, or to the Knowledge of the Company, threatened, against the Company by any current or former employee, job applicant or independent contractor of the Company. Since the Lookback Date, the Company has not implemented any plant closing or mass layoff of its employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by the Company.

(d) Except as shown on Section 3.16(d) of the Company Disclosure Letter, or as would not reasonably be expected to result in material Liabilities to the Company, since the Lookback Date, (i) the Company has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries, bonuses and other payments that have become due and payable to employees; (ii) the Company has not been liable for

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any material arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Company has paid in full to all employees, consultants, independent contractors and directors of the Company all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees, consultants, independent contractors and directors of the Company; and (iv) except as set forth on Section 3.16(d) of the Company Disclosure Letter, each employee of the Company is and since the Lookback Date has been properly classified as exempt or non-exempt, as appropriate, for purposes of the FLSA and similar state and local Laws, and each individual who since the Lookback Date has provided or is providing services to the Company as an independent contractor, consultant, leased employee, or other non-employee service provider has been properly classified, in all material respects, as such under all applicable Laws relating to wages and hours and Taxes.

(e) Section 3.16(e) of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) all current independent contractors and Persons that have a consulting or advisory relationship with the Company, (ii) the location (state and city) at which independent contractors, consultants and advisors are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors, and (iv) the start and termination date of any Contract binding any Person that has a current consulting or advisory relationship with the Company. Except as set forth on Section 3.16(e) of the Company Disclosure Letter, all agreements with independent contractors, consultants and advisors to the Company can be terminated with no more than thirty (30) days’ advance notice and without cost or Liability (other than fees or payments due for services performed prior to such termination in accordance with the applicable written contract with such Person).

(f) To the Knowledge of the Company, no employee, consultant or independent contractor of the Company is, with respect to his or her employment by or relationship with the Company, in breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Company. No senior executive has provided written, or to the Company’s Knowledge, oral notice of any present intention to terminate his or her relationship with the Company within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, (i) no written, or to the Company’s Knowledge, oral, allegations, claims or reports of sexual harassment or retaliation in connection therewith have been made to the Company against or in respect of any employee of the Company and (ii) the Company has not entered into settlement agreements related to allegations, claims or reports of sexual harassment or retaliation in connection therewith by any employee of the Company.

(h) Since the Lookback Date, the Company has not, for any reason relating to COVID-19, materially reduced the compensation or benefits of any of its employees, reduced the working schedule of any of its employees, or experienced any terminations, layoffs, furloughs or shutdowns (whether voluntary or by Law). The Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of each Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, the Company has made available to Nocturne correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), or with respect to any Company Employee Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description (with all summaries of material modifications thereto); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”); (iv) the three most recently filed Form 5500 annual reports with all schedules and attachments as filed; (v) all current related material insurance Contracts, trust agreements or other funding arrangements and (vi) any non-routine correspondence with any Governmental Entity regarding any Company Employee Benefit Plan during the past six years.

(b) No Company Employee Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, other than as may be required under Section 4980B of the Code or any similar state Law, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, other than as may be required under Section 4980B of the Code or any similar state Law.

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(c) Within the six (6) years immediately preceding the date hereof, no Company Employee Benefit Plan is, or has been, and neither the Company nor any ERISA Affiliate has maintained, sponsored or contributed to, or is or has been required to maintain, sponsor or contribute to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) any other plan that is subject to Title IV of ERISA.

(d) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the Company in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Neither the Company nor, to the Knowledge of the Company, any other Person has engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and, to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Company. No Company Employee Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened. The Company has not incurred (whether or not assessed), nor is it reasonably expected to incur, any material penalty or Tax under the Patient Protection and Affordable Care Act of 2010 (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of the Company in each Company Employee Benefit Plan, all contributions and premium payments that are required to be made or paid by the Company have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by the Company for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

(f) The consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor who is a natural person under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor who is a natural person under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation to any current or former officer, employee, director or individual independent contractor who is a natural person under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness, in whole or in part, of any outstanding loans made by the Company to any current or former officer, employee, director or individual independent contractor who is a natural person.

(g) Neither the execution nor delivery of this Agreement nor the consummation of the Transactions could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(h) The Company has not agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor who is a natural person of the Company for any Tax imposed under Section 409A or Section 4999 of the Code.

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3.18 Insurance. Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company has in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Company) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Company operates (the “Insurance Policies”). Section 3.18 of the Company Disclosure Letter sets forth a list of all Insurance Policies maintained with respect to the business of the Company, together with the policy period for each such Insurance Policy. Except as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement: (a) all of the Insurance Policies held by, or for the benefit of, the Company as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company has not received a written notice of cancellation or non-renewal of any of the Insurance Policies. Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company is not in material breach of or default under, nor has the Company taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach of or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, or non-renewal with respect to any Insurance Policy. Since the Lookback Date, there have been no claims by or with respect to the Company under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

3.19 Compliance with Laws; Permits.

(a) The Company is, and since the Lookback Date has been, in compliance with all Laws applicable to the Company or conduct of the business of the Company in all material respects. The Company has not received any uncured written notices from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) The Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of their assets and properties or the conduct of their business (including for the occupation and use of the Owned Real Property and Leased Real Property) as currently conducted (collectively, “Permits”) and all such Permits are valid and in full force and effect, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. The Company is not in material default under any such Permit and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that would reasonably be expected to have a Material Adverse Effect.

(c) The Company does not produce, design, test, manufacture, fabricate, or develop any critical technologies (as defined in 31 C.F.R. § 800.215).

3.20 Title to and Assets; No Bankruptcy; Sufficiency of Assets.

(a) The Company has legal and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of their tangible assets (collectively, the “Assets”), in each case free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Assets comprise all the material assets used or held by the Company for the purposes of its respective business operations. Aside from ordinary wear and tear, the Assets that are material to the operation of the business of Company are in reasonably good condition and in a state of reasonably good maintenance and repair.

(c) The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding. No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company and no events have occurred which would justify any such measures to be taken.

3.21 Anti-Corruption Compliance.

(a) In connection with or relating to the business of the Company, neither the Company nor any director, officer, manager or employee, nor, to the Knowledge of the Company, any agent or third-party representative of the Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback,

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(ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another person at their request or acquiescence) or other Person, in each case, in violation of applicable Anti-Corruption Laws.

(b) There are no (and there have been no) pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

3.22 Anti-Money Laundering Compliance.

(a) The Company maintains procedures reasonably designed to prevent money laundering and otherwise to ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Company to correct.

(b) Neither the Company nor any of its directors, officers or employees nor, to the Knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its directors, officers, managers, or employees.

3.23 Affiliate Transactions. Except as set forth on Section 3.23 of the Company Disclosure Letter, (x) except for, in the case of any employee, officer or director, any employment, compensation, benefit, indemnification or expense reimbursement Contract, advance made in the ordinary course of business or Contract with respect to the issuance of equity in the Company and agreements which terminate as of the Effective Time pursuant to the Company Transaction Support Agreements, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company, (iii) Affiliate of any of the foregoing or (iv) “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of the individuals described in clause (i) of this paragraph and (y) no such Person (i) owes any amount to the Company or (ii) owns any material assets, tangible or intangible, of the business of the Company as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Company Affiliated Transactions”).

3.24 Compliance with Applicable Sanctions and Embargo Laws.

(a) Neither the Company, any of its directors, officers, managers, employees, nor, to the Knowledge of the Company, agents or third-party representatives, is or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Company; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of the Company.

(b) There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by the Company of the Trade Control Laws and the Company has not violated in any material respect the Trade Control Laws since the Lookback Date.

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3.25 Environmental Matters.

(a) The Company has been and is in compliance with all applicable Environmental Laws, except any noncompliance that would not reasonably be expected to result in material liability.

(b) The Company possesses, and has been and is in compliance (except any noncompliance that would not reasonably be expected to result in material liability) with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed, and such Permits contain no terms or conditions that will require material changes or limitations on the activities and operations of Company.

(c) The Company has not received any notice alleging noncompliance by or Liability of the Company with respect to any Environmental Law or Permit required by applicable Environmental Laws, except as would not reasonably be expected to result in material liability.

(d) There is no material Proceeding or information request pending or, to the Knowledge of the Company, threatened against the Company either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances.

(e) The Company (i) is not a party to or subject to the provisions of any material Order pursuant to Environmental Law and (ii) has not assumed by Contract any material liabilities or obligations pursuant to Environmental Laws.

(f) There has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or, to the Knowledge of the Company, formerly owned or operated by the Company that would reasonably be expected to result in material liability or a requirement for notification, investigation or remediation by the Company under any Environmental Laws.

(g) No Liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company, and to the Knowledge of the Company, no such Liens have been threatened.

(h) The Company has delivered to, or has otherwise made available for inspection by Nocturne, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company related to environmental, health or safety matters or Hazardous Substances.

3.26 Compliance with Healthcare Laws.

(a) The Company is in compliance in all material respects with all applicable Healthcare Laws, including: (i) the Federal Food, Drug and Cosmetic Act (“FDCA”); (ii) the Public Health Service Act (“PHSA”); (iii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA (42 U.S.C. §§1320d et seq.), and any comparable Laws); and (iv) licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). The Company has not received written notification of any pending Proceeding from the FDA or any other regulatory authority, agency or Governmental Entity alleging that any operation or activity of the Company is in violation of any applicable Healthcare Law.

(b) All preclinical investigations conducted or sponsored by the Company, or in which the Company participated, and intended to be submitted to a regulatory authority to support a regulatory approval, were, and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Entity.

(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority, agency or Governmental Entity by the Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, permits and notices were materially complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor any officer, employee or agent of the Company has (i) made an untrue statement of a

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material fact or any fraudulent statement to the FDA or any other regulatory authority, agency or Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority, agency or Governmental Entity or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority, agency or Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. §335a or any similar Healthcare Law. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. No Proceedings that would reasonably be expected to result in material debarment or exclusion are pending or threatened in writing against the Company or, to the Knowledge of the Company, any of its officers, employees, contractors, suppliers (in their capacities as such), agents or other entities or individuals performing research or work on behalf of Company. The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(d) No Company Product and Process or data generated by the Company with respect to its products is the subject of any written regulatory Proceeding, either pending or, to the Company’s Knowledge, threatened, by any Governmental Entity relating to the truthfulness or scientific integrity of such data.

(e) Neither the Company nor any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company has committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any Healthcare Law.

3.27 Inspections; Nocturne’s Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the Transactions based upon its own inspection and examination of Nocturne and on the accuracy of the representations and warranties set forth in ARTICLE IV and any Ancillary Agreement or certificate delivered by Nocturne pursuant to this Agreement (the “Definitive Nocturne Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Nocturne or its Affiliates or Representatives, except for the Definitive Nocturne Representations. The Company specifically acknowledges and agrees to Nocturne’s disclaimer of any representations or warranties other than the Definitive Nocturne Representations, whether made by either Nocturne or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or any of its Affiliates or any of their respective representatives by Nocturne or any of its Affiliates or representatives), other than the Definitive Nocturne Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.27, neither Nocturne nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Nocturne Representations, Nocturne has not made any other express or implied representation or warranty with respect to Nocturne, its assets or Liabilities, the businesses of Nocturne or the transactions contemplated by this Agreement or the Ancillary Agreements.

3.28 Related Party Transactions. Except as set forth in Section 3.28 of the Company Disclosure Letter, (a) there are no Contracts or transactions between the Company, on the one hand, and any Related Party, on the other hand that are material to the business and will survive the Closing (“Intercompany Agreements”); (b) all Intercompany Agreements are conducted at arm’s length; (c) no Related Party is indebted to the Company, and (d) the Company is not indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NOCTURNE AND MERGER SUB

Except as disclosed in (a) Nocturne’s Disclosure Letter (subject to Section 8.13) and (b) the Nocturne SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Nocturne SEC Documents and excluding any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections that do not constitute statements of fact and disclosures in any forward-looking statements disclaimer (it being acknowledged that nothing disclosed in such a Nocturne SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability))), Nocturne and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Authority; Enforceability.

(a) Nocturne has been duly incorporated as an exempted company with limited liability in the Cayman Islands and, until the occurrence of the Domestication, is and will be validly existing and in good standing under the laws of the Cayman Islands. Upon the occurrence of the Domestication, Nocturne will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Nocturne and Merger Sub is (i) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in each jurisdiction in which the conduct of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Material Adverse Effect and (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of Nocturne and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Nocturne or Merger Sub is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Nocturne or Merger Sub board of directors action on the part of Nocturne or Merger Sub, as applicable. Subject to the receipt of the Required Nocturne Vote, no other corporate proceedings on the part of Nocturne or Merger Sub (including any action by Nocturne Board or holders of Equity Interests of Nocturne or Merger Sub), are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Nocturne or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Nocturne and Merger Sub at Closing will be, duly executed and delivered by Nocturne and Merger Sub and constitute valid and binding agreement of Nocturne and Merger Sub, enforceable against Nocturne and Merger Sub in accordance with their respective terms, subject to the Remedies Exceptions.

4.2 Capitalization.

(a) As of the date hereof, the authorized share capital of Nocturne consists of (i) 500,000,000 Nocturne Ordinary Shares, par value $0.0001 per share and (ii) 5,000,000 Nocturne Preference Shares, par value $0.0001 per share. As of the date hereof and as of immediately prior to the Closing (without giving effect to the Nocturne Share Redemptions, any PIPE Investment, any Note Investment or the Domestication), (A) 5,324,080 Nocturne Ordinary Shares are issued and outstanding and (B) zero Nocturne Preference Shares are issued and outstanding. As of the date hereof, the authorized share capital of Merger Sub consists of one hundred (100) shares of common stock, par value $0.01 per share. There are no public or private placement warrants of Nocturne or Merger Sub. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of Nocturne and Merger Sub that are issued and outstanding (without giving effect to the Nocturne Share Redemptions, any PIPE Investment, any Note Investment or the Domestication).

(b) Except as (x) set forth on Section 4.2(b) of Nocturne’s Disclosure Letter, or (y) set forth in this Agreement, the Ancillary Agreements or the Governing Documents of Nocturne or Merger Sub, there are no outstanding options, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, rights of first refusal, conversion rights or other similar rights (contingent or otherwise) to which Nocturne or Merger Sub is a party or which are binding upon Nocturne or Merger Sub providing for the offer, issuance, redemption, repurchase, exchange, conversion, voting, transfer, disposition, registration, acquisition or retirement of any of its Equity Interests;

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(c) All of the issued and outstanding Equity Interests of Nocturne and Merger Sub, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Other than with respect to Merger Sub, Nocturne does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person. Nocturne owns all of the outstanding Equity Interests of Merger Sub, free and clear of any Liens.

(e) There are no securities or instruments issued by or to which Nocturne or the Sponsor is a party containing anti-dilution or similar provisions with respect to the equity interests of Nocturne that will be triggered by the consummation of the Transactions, the PIPE Investment or the Note Investment, in each case, that have not been or will be waived on or prior to the Closing Date.

(f) The Aggregate Stock Consideration, when issued following the effectiveness of the Registration Statement and in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Nocturne Governing Documents, or any Contract to which Nocturne is a party or otherwise bound, other than Liens arising under applicable securities Laws or Liens arising under this Agreement or any Ancillary Agreement.

4.3 No Brokers. Except as set forth on Section 4.3 of Nocturne’s Disclosure Letter, neither Nocturne nor Merger Sub have incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or Nocturne to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

4.4 Trust Account. As of December 29, 2022, Nocturne has at least twenty-one million, one hundred fifty-nine thousand, nine hundred seventy-one dollars and ninety-eight cents ($21,159,971.98) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Nocturne, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Nocturne or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Nocturne. Nocturne has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by Nocturne or the Trustee. There are no any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Nocturne SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Nocturne Shareholders who shall have exercised their rights to participate in the Nocturne Share Redemptions pursuant to the Nocturne Governing Documents, (ii) the underwriters of Nocturne’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) Nocturne with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Nocturne, investigations) pending or, to the Knowledge of Nocturne, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the conditions to the use of funds in the Trust Account will be satisfied and funds available in the Trust Account will be available to Nocturne at the Effective Time.

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4.5 Nocturne SEC Documents; Controls.

(a) Nocturne has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since April 5, 2021 (the closing date of the Nocturne IPO), together with any amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Nocturne SEC Documents”). Each director and executive officer of Nocturne has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Nocturne has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Nocturne has made available to the Company true and correct copies of all amendments and modifications that have not been filed by Nocturne with the SEC to all agreements, documents and other instruments that previously had been filed by Nocturne with the SEC and are currently in effect. As of their respective dates, each of the Nocturne SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Nocturne SEC Documents. None of the Nocturne SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of a Nocturne SEC Document that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of any other Nocturne SEC Document. As of the date hereof, (i) there are no outstanding comments from the SEC with respect to the Nocturne SEC Documents and (ii) to the Knowledge of Nocturne, none of the Nocturne SEC Documents filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. Nocturne is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) Each of the financial statements of Nocturne included in the Nocturne SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, which have not been and would not reasonably be expected to individually or in the aggregate, be material) the financial position of Nocturne, as of their respective dates and the financial position, changes in shareholders equity, results of operations and the cash flows of Nocturne, for the periods presented therein. Each of the financial statements of Nocturne included in the Nocturne SEC Documents were derived from the books and records of Nocturne, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Nocturne has no off-balance sheet arrangements that are not disclosed in the Nocturne SEC Documents. No financial statements other than those of Nocturne are required by GAAP to be included in the consolidated financial statements of Nocturne.

(d) Nocturne has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Nocturne SEC Document. Each such certification is correct and complete. Nocturne maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Nocturne is made known on a timely basis (as specified in the rules and forms of the SEC) to the individuals responsible for the preparation of the Nocturne SEC Documents to allow Nocturne’s principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to sections 302 and 906 of the Sarbanes-Oxley Act.

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(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Nocturne’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Nocturne has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s or the board of director’s general or specific authorizations; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that Nocturne maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. If applicable, Nocturne has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Nocturne to Nocturne’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Nocturne to record, process, summarize and report financial data. Nocturne has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Nocturne. There are no outstanding loans or other extensions of credit made by Nocturne to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Nocturne.

(f) Since December 31, 2021, there have been no material changes in Nocturne’s internal control over financial reporting. Neither Nocturne (including any employee thereof) nor Nocturne’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Nocturne, (ii) any fraud, whether or not material, that involves Nocturne’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Nocturne or (iii) any claim or allegation regarding any of the foregoing.

(g) Nocturne constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.6 Information Supplied. None of the information supplied or to be supplied by Nocturne for inclusion or incorporation by reference: (a) in any current report of Nocturne on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Nocturne’s shareholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by Nocturne with respect (i) to statements made or incorporated by reference in such filings with the SEC based on information supplied by the Company or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of Nocturne for use therein.

4.7 Litigation. There are no Proceedings or, to the Knowledge of Nocturne, investigations pending or, to the Knowledge of Nocturne, threatened against Nocturne or Merger Sub or, to the Knowledge of Nocturne, any director, officer or employee of Nocturne or Merger Sub (in their capacity as such), in each case that would reasonably be expected to prevent or materially impair the ability of Nocturne and Merger Sub to consummate the Transactions. Nocturne is not subject to or bound by any material Order. There are no material Proceedings pending or threatened by Nocturne or Merger Sub against any other Person.

4.8 Listing. Immediately prior to the Domestication, the issued and outstanding Nocturne Ordinary Shares and the Nocturne Rights (the foregoing, collectively, the “Nocturne Public Securities”) will be registered pursuant to Section 12(b) of the Securities Exchange Act and will be listed for trading on Nasdaq. There is no Proceeding or investigation pending or, to the Knowledge of Nocturne, threatened against Nocturne by Nasdaq or the SEC with respect to any intention by such entity to deregister the Nocturne Public Securities or prohibit or terminate the listing of the Nocturne Public Securities on Nasdaq. Nocturne has taken no action that is designed to terminate the registration of the Nocturne Public Securities under the Securities Exchange Act. Nocturne has not received any written or, to the Knowledge of Nocturne, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Nocturne Public Securities.

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4.9 Investment Company. Neither Nocturne nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

4.10 Noncontravention.

(a) Except for the filings pursuant to Section 6.7, the receipt of the Required Nocturne Vote, the filing and recordation of the Certificate of Merger as required by the DGCL, any required filings with the SEC and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.10(b) and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by Nocturne and Merger Sub and the consummation by Nocturne and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon its Equity Interests under, in the case of each of clauses (i) through (v), (A) any material Contract or lease to which Nocturne or Merger Sub is a party, (B) any Governing Document of Nocturne or Merger Sub or (C) any Law or Order to which Nocturne or Merger Sub is bound or subject, with respect to the foregoing clause (A), clause (B) or clause (C), except as (1) would not have a Material Adverse Effect or (2) prevent, materially impair or materially delay the consummation of the Transactions.

(b) Except for the filings pursuant to Section 6.7 and the applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL and any required filings with the SEC, the consummation by Nocturne and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) require any approval under, from or pursuant to, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which Nocturne or Merger Sub is bound or subject, except as would reasonably be expected to be material to Nocturne or Merger Sub, as applicable.

(c) Nocturne and Merger Sub are not in violation of any of their respective Governing Documents except as would not have a Material Adverse Effect.

4.11 Business Activities.

(a) Since its formation, other than as described in the Nocturne SEC Documents, Nocturne has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Nocturne Governing Documents, there is no Contract, commitment, or Order binding upon Nocturne or to which Nocturne is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Nocturne or any acquisition of property by Nocturne or the conduct of business by Nocturne after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Nocturne.

(b) Except for this Agreement and the transactions contemplated by this Agreement, Nocturne has no interests, rights, obligations or Liabilities with respect to, and Nocturne is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Nocturne has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of Nocturne as of December 31, 2021 (the “Nocturne Balance Sheet”); (ii) Liabilities which have arisen after the date of the Nocturne Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by Nocturne of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of Nocturne or the Sponsor, including with respect to legal, accounting or other advisors incurred by Nocturne in connection with the transactions contemplated by this Agreement.

(d) Neither Nocturne nor Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

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4.12 Tax Matters. Except as set forth on Section 4.12 of Nocturne’s Disclosure Letter:

(a) Nocturne has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by Nocturne are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by Nocturne have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) Nocturne has timely and properly withheld or collected and paid to the applicable Taxing Authority all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where Nocturne does not file a particular type of Tax Return, or pay a particular type of Tax, that Nocturne is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction which claim has not been settled or resolved. The Tax Returns of Nocturne made available to the Company, if any, reflect all of the jurisdictions in which Nocturne is required to file Tax Returns or remit any Income Tax.

(d) Nocturne is not currently nor has it been the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to Nocturne, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against Nocturne have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of Nocturne, no such deficiency has been threatened or proposed against Nocturne.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to Nocturne or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Nocturne, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Nocturne is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is currently pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Nocturne.

(f) Nocturne has not participated in, or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Nocturne will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. Nocturne will not be required to make any payment after the Closing as a result of an election under Section 965(h) of the Code.

(h) There is no Lien for Taxes on any of the assets of Nocturne, other than Permitted Liens.

(i) Nocturne has no Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Nocturne is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

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(j) Nocturne is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) Nocturne has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) Nocturne is not and has never been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) Nocturne is not eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent Nocturne is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(n) Nocturne has not prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

4.13 Affiliate Transactions. Except as set forth on Section 4.13 of Nocturne’s Disclosure Letter, (x) Nocturne is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of Nocturne, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Nocturne or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing and (y) no Person described in the foregoing clause (x) (i) owes any amount to Nocturne or (ii) owns any material assets, tangible or intangible, of the business of Nocturne as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Nocturne Affiliated Transactions”).

4.14 Compliance with Laws. Nocturne is, and has been since its formation, in compliance in all material respects with all Laws applicable Nocturne or to the conduct of the business of Nocturne, holds all required Permits, except where such failure would not reasonably be expected to have a Material Adverse Effect, and no uncured written notices have been received by Nocturne from any Governmental Entity or any other Person alleging a material violation of any such Laws. This Section 4.14 shall not apply to Tax matters, with respect to which shall be as set forth in Section 4.12.

4.15 Employees. Other than any Nocturne Executives, Nocturne and Merger Sub do not and have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Nocturne Executives and directors in connection with activities on Nocturne’s behalf in an aggregate amount not in excess of the amount of cash held by Nocturne outside of the Trust Account, Nocturne has no unsatisfied material liability with respect to any employee, officer or director. Nocturne and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

4.16 PIPE Investment. Nocturne will deliver to the Company true, correct and complete copies of each of the Subscription Agreements. Each Subscription Agreement will be a legal, valid and binding obligation of Nocturne, enforceable against Nocturne in accordance with its terms subject to the Remedies Exceptions and, to the Knowledge of Nocturne, will be a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Nocturne and any PIPE Investor relating to any Subscription Agreement or the PIPE Investment that could affect the obligation of such PIPE Investors to purchase the shares of Nocturne Common Stock in the PIPE Investment equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to result in or constitute a default or breach on the part of Nocturne under any material term or condition of any Subscription Agreement or to impede Nocturne from entering into any Subscription Agreement and, as of the date hereof, Nocturne has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements will contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Nocturne Common Stock in the PIPE Investment in the commitment amount set forth in the Subscription Agreements on the terms therein.

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4.17 Note Investment. Nocturne will deliver to the Company true, correct and complete copies of each of the Note Purchase Agreements. Each Note Purchase Agreement will be a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms subject to the Remedies Exceptions and, to the Knowledge of Nocturne, will be a legal, valid and binding obligation of each Note Investor, enforceable against each Note Investor in accordance with its terms subject to the Remedies Exceptions. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to result in or constitute a default or breach on the part of the Sponsor under any material term or condition of any Note Purchase Agreement and, as of the date hereof, Nocturne has no reason to believe that the Sponsor will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Note Purchase Agreement. The Note Purchase Agreements will contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the Note Investors to purchase the Notes in the Note Investment in the commitment amount set forth in the Note Purchase Agreements on the terms therein.

4.18 Inspections; Company Representations. Nocturne is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Company. Nocturne has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Nocturne agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Company and on the accuracy of the representations and warranties set forth in ARTICLE III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement (the “Definitive Company Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for the Definitive Company Representations. Nocturne specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by either the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nocturne or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nocturne or any of its Affiliates or any of their respective representatives by Nocturne or any of its Affiliates or representatives), other than the Definitive Company Representations. Nocturne specifically acknowledges and agrees that, without limiting the generality of this Section 4.18, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Nocturne specifically acknowledges and agrees that except for the Definitive Company Representations, the Company has not made any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the businesses of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V
INTERIM OPERATING COVENANTS

5.1 Interim Operating Covenants of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the date this Agreement is terminated pursuant to and in accordance with Section 7.1 (such period, the “Pre-Closing Period”), unless Nocturne shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (i) as specifically required by this Agreement or the Ancillary Agreements, or (ii) as set forth on Section 5.1(a) of the Company Disclosure Letter; provided, however, that, the Company shall notify Nocturne prior to taking any action pursuant to this clause (iii) or, if such prior notice is not reasonably practicable, as promptly as practicable after taking such action, the Company shall conduct and operate its business in the Ordinary Course of Business and use commercially reasonable efforts to (A) maintain and preserve substantially intact its present business organization and relationships with customers, suppliers and others having material business dealings with the Company and (B) keep available the services of its officers and employees.

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(b) In furtherance of and without limiting the covenants set forth in Section 5.1(a), during the Pre-Closing Period, except (i) as specifically contemplated by this Agreement or the Ancillary Agreements or (ii) as set forth on Section 5.1(b) of the Company Disclosure Letter, unless Nocturne shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Company shall not:

(i) amend or otherwise modify any of the Company Governing Documents or Governing Documents of the Company;

(ii) make any material changes to their accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of the Company (for the avoidance of doubt, excluding the Tako Shares) or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Interests of the Company, in each case, other than upon the exercise or settlement of awards outstanding under any Company Employee Benefit Plan in effect on the date of this Agreement in accordance with their present terms;

(iv) redeem, purchase or otherwise acquire any Equity Interests or other securities of the Company, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company;

(vi) adjust, split, combine or reclassify any of the Company’s Equity Interests or effect any other change in the Company’s capitalization;

(vii) (A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, (B) make any advances or capital contributions to, or investments in, any Person, or (C) amend or modify in any material respect any Indebtedness for borrowed money;

(viii) make, issue or forgive any loan to any Person, other than advances to the Company’s directors, officers or employees in the Ordinary Course of Business;

(ix) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures consistent with the Company’s business plan made available to Nocturne or capital expenditures made in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate and the capitalized portion of any labor;

(x) enter into any amendment or termination (other than an expiration in accordance with the terms thereof or any automatic renewals in accordance with the terms thereof) of, or waive compliance with, any Material Contract or Lease or enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract or Lease;

(xi) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including Equity Interests, of another Person;

(xii) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, the Company, except for (x) Permitted Liens and (y) as required or contemplated by this Agreement;

(xiii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by the Company not covered by insurance in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against the Company, (y) which imposes any material restrictions on the operations of businesses of the Company or (z) by the Company’s stockholders or any other Person which relates to the transactions contemplated by this Agreement;

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(xiv) except as required under applicable Law or by the terms of any Company Employee Benefit Plan as in existence as of the date hereof, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the Company, other than increases (including as part of the Company’s year-end salary, merit and/or cost-of-living review process) applicable to current employees of the Company other than executive officers and that do not exceed, in the aggregate, three percent (3%) of existing aggregate levels as of the date hereof for all current employees of the Company other than executive officers of the Company or five percent (5%) of existing base salary compensation as of the date hereof for any such individual, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any Company Employee Benefit Plan, or any other plan, agreement or arrangement that would be a Company Employee Benefit Plan if in effect as of the date hereof, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, including under the Equity Incentive Plans, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, including under the Equity Incentive Plans, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Company, or (G) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $150,000;

(xv) sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens) in or on, any rights or assets (other than Intellectual Property or Technology or, in each case, any rights therein) owned by, or leased or licensed to, the Company other than inventory or products in the Ordinary Course of Business;

(xvi) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any Lien (except for Permitted Liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, assign, transfer or otherwise dispose of any Company Intellectual Property, except for abandonment of such Company Intellectual Property that the Company determines in its reasonable judgment, in the Ordinary Course of Business, is immaterial to the Company;

(xvii) disclose any Trade Secrets or any other confidential information of Company to any Person other than to Persons who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information;

(xviii) fail to maintain any insurance policies of the Company (other (A) than substitution of an insurance policy by an insurance policy on terms, including coverage, no less favorable to the Company than the insurance policy so replaced and from a carrier of the same creditworthiness or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or applicable);

(xix) enter into any new line of business outside of the business currently conducted by the Company as of the date of this Agreement.

(xx) enter into, renew or modify any Company Affiliated Transaction;

(xxi) except to the extent required by applicable Law or to effectuate the Domestication, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.1 of the Company Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxii) agree or commit to do any of the foregoing.

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(c) Nothing contained in this Agreement shall be deemed to give Nocturne, directly or indirectly, the right to control or direct the Company or any operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations, and Nocturne’s consent shall not be required prior to the Company taking action otherwise prohibited by Section 5.1(b) if the Company reasonably believes that obtaining such consent would violate the HSR Act, provided that the Company promptly notifies Nocturne thereof.

5.2 Interim Operating Covenants of Nocturne.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements, including pursuant to the Domestication, Nocturne Share Redemptions, the PIPE Investment or the Note Investment or as set forth on Section 5.2(a) of Nocturne’s Disclosure Letter, except as required by the rules and regulations of the SEC or Nasdaq or under the Cayman Islands Companies Act, Nocturne shall not:

(i) other than in connection with the Domestication, amend or otherwise modify the Trust Agreement, the Nocturne Governing Documents, or the Governing Documents of Merger Sub, in each case in any manner that is adverse to the Company or Nocturne in any material respect;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Nocturne Governing Documents or the Trust Agreement;

(iii) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iv) except to the extent required by applicable Law or to effectuate the Domestication, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of Nocturne’s Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(v) other than in connection with a Nocturne Share Redemption, any PIPE Investment or any Note Investment, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Nocturne or Sponsor to issue, deliver or sell any Equity Interests of Nocturne;

(vi) other than the Nocturne Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Nocturne;

(vii) other than in connection with the Domestication, adjust, split, combine or reclassify any of its Equity Interests;

(viii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Nocturne not covered by insurance in excess of $500,000 individually or $1,500,000 in the aggregate, (x) granting material injunctive or other equitable remedy against Nocturne or (y) which imposes any material restrictions on the operations of businesses of Nocturne;

(ix) enter into, renew or modify any Nocturne Affiliated Transaction, except as otherwise expressly permitted by this Section 5.2(a);

(x) form any subsidiary of Nocturne other than Merger Sub;

(xi) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

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(xii) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Nocturne or Merger Sub;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any of the financial advisors identified on Section 4.3 of Nocturne’s Disclosure Letter in a manner adverse to Nocturne or that would increase, add or supplement any Nocturne Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Nocturne Transaction Expenses other than any services providers engaged by Nocturne for printing and filing services with respect to the PIPE Investment (if applicable) or the Note Investment (if applicable) or printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement;

(xiv) amend or otherwise modify the material terms of the Subscription Agreements (including amount, conditionality, subscriber identity, and registration rights);

(xv) acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including Equity Interests, of another Person; or

(xvi) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Nocturne prior to the Closing. Prior to the Closing, Nocturne shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI
PRE-CLOSING AGREEMENTS

6.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable, as determined by each Party in its reasonable discretion (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts, and Nocturne shall cooperate in all reasonable respects with the Company, to send the requisite notice to or to solicit and obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including to obtain the consents of the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent), and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Nocturne shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Nocturne Governing Documents, at the Closing, Nocturne shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to (x) pay as and when due all amounts payable to Nocturne Shareholders who shall have validly elected to redeem their Nocturne Ordinary Shares pursuant to the Nocturne A&R Memorandum and Articles and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, (y) pay all amounts payable pursuant to Section 2.2 and (z) deposit the remaining monies in the Trust Account to Nocturne.

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6.3 Listing; Public Filings.

(a) During the Pre-Closing Period prior to the Domestication, Nocturne shall use reasonable best efforts to ensure Nocturne remains listed as a public company on, and for the Nocturne Ordinary Shares and Nocturne Rights to be listed on, Nasdaq. Prior to the Effective Time, Nocturne shall, to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the Nocturne Common Stock, and to cause such shares to be conditionally approved for listing (subject only to official notice of issuance).

(b) During the Pre-Closing Period, Nocturne shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

6.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Nocturne, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.5 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Company and Nocturne, as applicable (the “Disclosing Party”) shall afford the other Party and the officers, directors, employees, accountants, consultants, legal counsel, agents and other afford the representatives (collectively, “Representatives”) of such other Party (the “Recipient Party”) reasonable access, during normal business hours, to the properties, books and records, and senior management of the Disclosing Party, as applicable, and furnish to the Representatives of the Recipient Party such additional financial and operating data and other information regarding the business of the Disclosing Party as the Recipient Party or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, neither the Company nor Nocturne shall be obligated to disclose any information that, in the reasonable judgment of such Party on advice of outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by such Party; provided, that the Disclosing Party shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 6.5 and the Disclosing Party shall use its commercially reasonable efforts to describe the types of information being withheld. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder).

(b) Nocturne shall coordinate its access rights pursuant to Section 6.5(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company.

6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly disclose to Nocturne in writing any development, fact or circumstance of which the Company has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(c) to be satisfied.

(b) During the Pre-Closing Period, Nocturne shall promptly disclose to the Company in writing any development, fact or circumstance of which Nocturne has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(b) to be satisfied.

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(c) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of Nocturne, threatened in writing, against Nocturne or the Nocturne Board by any Nocturne Shareholder at any time during the Pre-Closing Period, Nocturne shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Nocturne shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to the Company’s advice with respect to such Proceeding.

(d) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of the Company, threatened in writing, against the Company or the board of Directors of the Company by any Company Stockholder at any time during the Pre-Closing Period, the Company shall promptly notify Nocturne of any such Proceeding and keep Nocturne reasonably informed with respect to the status thereof. The Company shall provide Nocturne the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to Nocturne’s advice with respect to such Proceeding.

6.7 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, waivers, permits, orders, actions or non-actions of any Governmental Entity that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the Transactions. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be deemed to be Transaction Expenses hereunder, and allocated in the manner described in the definition thereof.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and Representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone or video conference, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7, each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.4, nothing in this Section 6.7 shall require the Company, Nocturne or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Nocturne or their respective Affiliates, or any interests therein, including selling, divesting or otherwise

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disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, Nocturne or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Nocturne or their respective Affiliates, or any interests therein.

6.8 Communications; Press Releases.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing shall not be issued without the prior written consent of Nocturne and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any Governmental Entity (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Nocturne SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.8, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

6.9 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (x) Nocturne and the Company shall prepare mutually acceptable materials which shall include a preliminary Registration Statement (in which the Proxy Statement shall be included as a prospectus for purposes of obtaining approval of the Nocturne Shareholder Voting Matters at the Nocturne Shareholder Meeting) and (y) Nocturne shall use its reasonable best efforts to cause its audited financial statements as of and for the year ended December 31, 2021 to be prepared by Marcum LLP and to file such Registration Statement no later than ten (10) Business Days after the delivery of the Financial Statements in accordance with Section 6.20.

(b) Each of Nocturne and the Company agrees to use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Nocturne further agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions.

(c) Each of Nocturne and the Company agrees to furnish to the other party all information concerning itself, its officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Nocturne or the Company to any Governmental Entity in connection with the Transactions, including the Merger (the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually agreed by Nocturne and the Company.

(d) Prior to filing the Registration Statement, or any amendment thereof or supplement thereto, with the SEC, Nocturne will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts. No filing of, or amendment or supplement to, the Registration Statement, other than in the case of any amendment made pursuant to Section 6.9(g) and Section 6.9(e), will be made by Nocturne without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Nocturne will advise the Company, promptly after Nocturne receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of shares of Nocturne Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Nocturne shall cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the

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Nocturne Board, as promptly as practicable following the Registration Statement becoming declared effective under the Securities Act. Nocturne will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC and Nasdaq requirements and (ii) otherwise comply in all material respects with all applicable Law.

(e) Nocturne will notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or Offer Documents and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Registration Statements, the Proxy Statement or Offer Documents, and will supply the Company with copies of all correspondence between Nocturne or any of its representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Registration Statements or Offer Documents. Nocturne shall permit the Company and its outside counsel to participate in all material discussions and meetings with the SEC and its staff relating to the Registration Statement, the Proxy Statement, this Agreement or the Transactions. Nocturne and the Company shall cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withhold or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Nocturne shall inform the Company whenever any material event occurs that requires the filing of an amendment or supplement to the Registration Statements, Proxy Statement or Offer Documents and the Company shall promptly inform Nocturne whenever the Company discovers any event relating to Nocturne, the Company or any of their respective Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or Offer Documents.

(f) In connection with any filing Nocturne makes with the SEC that requires information about the Company or the Transactions to be included, the Company will, and will use commercially reasonable efforts to cause its representatives, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use commercially reasonable efforts to (i) cooperate with Nocturne, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information reasonably necessary or advisable or otherwise reasonably requested by Nocturne or Nocturne’s representatives in connection with any filing with the SEC.

(g) If, at any time prior to the Nocturne Shareholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Nocturne shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its businesses or any of the Company’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Nocturne of such information, event or circumstance.

6.10 Nocturne Shareholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Nocturne shall, in accordance with applicable Law, Nasdaq rules and the Nocturne Governing Documents, establish a record date for, duly call, give notice of, convene and hold a general meeting of Nocturne (including any adjournment or postponement thereof, the “Nocturne Shareholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining the Required Nocturne Vote. Nocturne will use its reasonable best efforts to solicit from the Nocturne Shareholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies with respect to the Required Nocturne Vote and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law and the Nocturne Governing Documents, subject to the right of the Nocturne Board to make a Nocturne Change in Recommendation in accordance with Section 6.10(b) in response to an Intervening Event (it being further understood that such Nocturne Change in Recommendation shall not affect Nocturne’s obligations under this Section 6.10(a) to call, give notice of, convene and hold the Nocturne Shareholder Meeting and submit for the approval of the Nocturne Shareholders the Nocturne

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Shareholder Voting Matters thereat). Nocturne shall not adjourn or postpone the Nocturne Shareholder Meeting without the prior written consent of Company; provided that Nocturne, subject to the Nocturne A&R Memorandum and Articles, may adjourn or postpone the Nocturne Shareholder Meeting on one or more occasions for up to thirty (30) Business Days in the aggregate (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Nocturne reasonably determines is necessary to comply with applicable Laws, is provided to the Nocturne Shareholders in advance of a vote on the adoption of this Agreement, (ii) to convene a quorum if, as of the time that the Nocturne Shareholder Meeting is originally scheduled, there are insufficient Nocturne Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Nocturne Shareholder Meeting, (iii) if, as of the time that the Nocturne Shareholder Meeting is originally scheduled, adjournment or postponement of the Nocturne Shareholder Meeting is necessary to enable Nocturne to solicit additional proxies required to obtain the Required Nocturne Vote or (iv) to seek withdrawals of redemption requests from Nocturne Shareholders, in each case of the foregoing clauses (i)-(iv), as determined by the Nocturne Board in good faith.

(b) The Registration Statement shall include a statement to the effect that the Nocturne Board has recommended that the Nocturne Shareholders vote in favor of the Nocturne Shareholder Voting Matters at the Nocturne Shareholder Meeting (“Nocturne Board Recommendation”) unless the Nocturne Board shall have changed such recommendation in accordance with this Section 6.10(b). Neither the Nocturne Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, change, or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify, the Nocturne Board Recommendation (a “Nocturne Change in Recommendation”); provided that if, at any time prior to obtaining the Required Nocturne Vote, the Nocturne Board determines in good faith, after consultation with its outside legal counsel, that failure to make a Nocturne Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to Nocturne’s shareholders under applicable Law, then the Nocturne Board may make a Nocturne Change in Recommendation in response to an Intervening Event; provided, further, that Nocturne (to the extent lawful and reasonably practicable) first provides the Company with at least forty-eight (48) hours advance written notice of such Nocturne Change in Recommendation describing in reasonable detail the reasons for such Nocturne Change in Recommendation and the material facts and circumstances relating to such Intervening Event.

6.11 Expenses. Except as otherwise provided in this Agreement (including in Section 2.2(c) with respect to the payment of Transaction Expenses by Nocturne effective upon the Closing), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

6.12 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Surviving Company (i) shall, to the extent permitted by applicable Law, maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Company Governing Documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of the Company (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”), and (ii) shall not amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Company Indemnified Person without the written consent of such affected Company Indemnified Person (it being agreed that each Company Indemnified Person shall be a third party beneficiary of this Section 6.12) or as otherwise required by applicable Law. From and after the Effective Time, Nocturne shall cause the Surviving Company to indemnify and hold harmless each Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Governing Documents as in effect as of the date of this Agreement or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). In the event that Nocturne or the Surviving Company or any of their respective successors

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or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, Nocturne or the Surviving Company, as the case may be, shall cause proper provisions to be made so that the successors and assigns of Nocturne or the Surviving Company assume the obligations set forth in this Section 6.12.

(b) Tail Policy. At or prior to the Effective Time, the Surviving Company shall purchase and maintain in effect for a period of six (6) years thereafter, policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Company, the Surviving Company and Nocturne with respect to claims arising from facts or events that occurred on or before the Closing and of the type and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy of the Company (the “Tail Policy”); provided that in no event shall the Surviving Company be required to expend on the premium thereof in excess of two hundred percent (200%) of the aggregate annual premiums currently payable by the Company and Nocturne with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap.

6.13 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, Nocturne shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with Nocturne in such efforts.

(b) Nocturne acknowledges and agrees that the Company shall be entitled to specifically enforce the obligations of the (1) PIPE Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such PIPE Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, on the terms and subject to the conditions set forth in each such Subscription Agreement, and (2) Note Investors to fund the purchase amounts set forth in the Note Purchase Agreements executed by such Note Investors and the provisions of each such Note Purchase Agreement of which the Company is an express third party beneficiary, on the terms and subject to the conditions set forth in each such Note Purchase Agreement. Nocturne shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), modify the subscription amount under any Subscription Agreement or purchase amount under any Note Purchase Agreement or reduce or impair the rights of Nocturne under any Subscription Agreement or Note Purchase Agreement, permit or consent to any material amendment, supplement or modification to any Subscription Agreement or Note Purchase Agreement, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements or Note Purchase Agreements, or any replacements of, any of the Subscription Agreements or Note Purchase Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement or Note Purchase Agreement, as applicable, remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Nocturne Common Stock or Notes, as applicable, contemplated thereby.

(c) Subject to Section 6.13(b) and in the event that all conditions in the Subscription Agreements and the Note Purchase Agreements have been satisfied, Nocturne shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Note Purchase Agreements on or prior to the Closing on the terms described therein, including (i) to enforce the rights of Nocturne under the Subscription Agreements to cause the (1) PIPE Investors to pay to (or as directed by) Nocturne the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and (2) the Note Investors to pay to (or as directed by) Nocturne the applicable purchase price under each Note Investor’s applicable Note Purchase Agreement in accordance with its terms; (ii) confer with the Company regarding timing of the expected Closing Date

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(as defined in the Subscription Agreements); and (iii) deliver notices to counterparties to the Subscription Agreements and the Note Purchase Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements and the Note Purchase Agreements, as applicable.

(d) Without limiting the generality of the foregoing, Nocturne shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Nocturne that Nocturne was permitted to make without the prior written consent of the Company in accordance with Section 6.13(b) or (iv) to the extent applicable, if any portion of the (1) PIPE Investment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement or (2) Note Investment pursuant the Note Purchase Agreements will not be funded in accordance with the terms of the applicable Note Purchase Agreement. To the extent applicable, Nocturne shall deliver all notices it is required to deliver under the (A) Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing, and (B) Note Purchase Agreements on a timely basis in order to cause the Note Investors to consummate the transactions contemplated by the Note Purchase Agreements at or prior to the Closing.

6.14 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, the Company shall not, directly or indirectly, engage in any transactions involving or relating to the securities of Nocturne without the prior written consent of Nocturne.

6.15 Exclusivity.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates, Subsidiaries and its and their representatives, officers, agents, Affiliates, equityholders and any other person acting on its behalf (the “Related Parties”), not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Nocturne and the Sponsor, (with respect to the PIPE Investment) the PIPE Investors and (with respect to the Note Investment) the Note Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to the Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. The Company shall, and shall cause its Related Parties, and its and their representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b) During the Pre-Closing Period, subject to the right to withdraw or modify the Nocturne Board Recommendation in accordance with Section 6.10(b), Nocturne shall not, and shall cause its Related Parties not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Nocturne Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Nocturne Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to Nocturne or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Nocturne to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Nocturne Competing Transaction; (iv) approve, endorse or recommend any Nocturne Competing Transaction; or (v) enter into

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a Nocturne Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Nocturne Competing Transaction or publicly announce an intention to do so. Nocturne shall, and shall cause its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Nocturne Competing Transaction.

6.16 Tax Matters.

(a) Nocturne and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Parties intend that, following the Merger, Nocturne shall cause the Surviving Company, directly or indirectly, to continue the Company’s historic business or use a significant portion of its historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(b) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication and Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) Nocturne and the Company shall prepare and file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(d) Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger’s qualifying for the Intended Tax Treatment). In the event either Nocturne or the Company seeks a tax opinion from its respective tax advisor or the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each Party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor (and in the case of an opinion requested or required by the SEC, both Nocturne and the Company shall use commercially reasonable efforts to cause their respective tax advisors to deliver such an opinion).

(e) Nocturne shall cause all Transfer Taxes to be paid. Nocturne or the Company, as required by Law shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

6.17 Additional Support Agreements. As soon as reasonably practicable following the date hereof the Company shall use its commercially reasonable efforts to cause each Pre-Closing Holder not otherwise party to a Company Transaction Support Agreement to enter into and deliver an executed counterpart of the Company Transaction Support Agreement (“Additional Support Agreements”), provided, that Nocturne acknowledges and agrees that failure to obtain such Additional Support Agreements is not, and shall not be, a condition to Closing. The Company shall deliver true, correct and complete copies of each such fully executed Additional Support Agreements to Nocturne prior to the Closing.

6.18 Company Stockholder Approval. Unless this Agreement has been terminated in accordance with ARTICLE VII, upon the terms set forth in this Agreement and the Company Transaction Support Agreements, the Company shall obtain the Company Stockholder Approval promptly after the Registration Statement has been declared effective by the SEC and shall promptly deliver evidence of the same to Nocturne.

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6.19 LTIP. Prior to the effectiveness of the Registration Statement, Nocturne shall approve, and subject to receipt of the Required Nocturne Vote, adopt, an equity incentive plan in a form mutually agreed by Nocturne and the Company (such agreement not to be unreasonably withheld) (the “LTIP”) that provides for the ability to grant cash and equity incentive awards to officers, directors, employees and other service providers of the Surviving Company and its Subsidiaries, with a total pool of awards of Nocturne Common Stock not exceeding twelve percent (12%) of the Fully-Diluted Nocturne Common Stock immediately following the Closing. “Fully-Diluted Nocturne Common Stock” means, following the Closing, the aggregate number of (i) shares of Nocturne Common Stock and (ii) securities convertible into or exercisable for shares of Nocturne Common Stock (whether vested or unvested). Notwithstanding the foregoing, the initial number of shares under the LTIP will be agreed to between the parties and based upon benchmarking against peer companies (taking into account the nature and geography of the business of the Company as well as the fact that the Surviving Company will be a wholly-owned subsidiary of a publicly listed company).

6.20 Delivery of Financial Statements.

(a) The Company shall use its commercially reasonable efforts to provide Nocturne with the following items by the date that is forty-five (45) days following the date of this Agreement: unaudited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company for the nine-month period ended September 30, 2022, together with all related notes and schedules thereto, prepared in accordance with GAAP and Regulation S-X (except for the omission of notes and audit adjustments for unaudited financial statements to the extent permitted by Regulation S-X) (the “Company Financial Statements”).

(b) The Company shall also use its commercially reasonable efforts to: (i) provide Nocturne with the following items within forty-five (45) calendar days from the execution of this Agreement: (A) a draft of management’s discussion and analysis of financial condition and results of operations with respect to the periods set forth in Section 6.20(a), as necessary for inclusion in the Registration Statement, (B) all selected financial data of the Company required by applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and (C) all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including pro forma financial information); and (ii) provide Nocturne any necessary consents of the Company’s independent auditors to the inclusion of data and information in the Registration Statement.

6.21 Domestication. Subject to receipt of the Required Nocturne Vote, prior to the Closing, Nocturne shall cause the Domestication to become effective in any appropriate manner at the discretion of Nocturne, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Nocturne and the Company, together with the Interim Nocturne Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (d) completing and making all filings required to be made with the SEC and Nasdaq to list Nocturne Common Stock on Nasdaq. Immediately prior to the Closing, Nocturne shall adopt the Nocturne Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Interim Nocturne Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Nocturne Shareholder, (i) each Nocturne Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Nocturne Common Stock. The Company shall reasonably cooperate with Nocturne with respect to the Domestication.

6.22 Name Change. In connection with the Domestication, Nocturne shall change its name to “Cognos Therapeutics Holdings, Inc.”

6.23 Section 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person, if any, who could reasonably be expected to receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the transactions contemplated by this Agreement (without regard to Treasury Regulations Section 1.280G-1, Q&A 9), whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated

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thereunder (each, a “280G Waiver”), and (b) submit to the Company Stockholders for approval in a manner that complies with Section 280G(b)(5)(B) of the Code the Potential 280G Benefits, such that, if approved by the Company Stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and, if applicable, the Company shall deliver to Nocturne evidence reasonably satisfactory to Nocturne that (i) approval of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval of the Company Stockholders was obtained with respect to any payments and/or benefits that were subject to the approval of the Company Stockholders (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. At least five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company Stockholders, the Company shall provide to Nocturne a draft of all documents and calculations of the parachute payments contemplated in this Section 6.23. The Company will consider in good faith all reasonable comments that are made by Nocturne or its Representatives.

6.24 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Nocturne to resign, so that effective as of the Closing, Nocturne’s board of directors (the “Post-Closing Nocturne Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and elect to the Post-Closing Nocturne Board the seven (7) persons that are designated by the Company prior to the Closing, at least four (4) of whom shall qualify as an independent director under Nasdaq rules.

(b) The Parties shall take all action necessary, including causing the executive officers of Nocturne to resign, so that the individuals serving as executive officers of Nocturne immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

ARTICLE VII
TERMINATION

7.1 Termination. This Agreement may only be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by the mutual written consent of the Company and Nocturne;

(b) by the Company or Nocturne by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or Nocturne by written notice to the other Party or Parties if the consummation of the Transactions shall not have occurred on or before September 30, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has resulted in the failure of the Merger and the other Transactions to be consummated on or before such date;

(d) by the Company, if Nocturne breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Nocturne by the Company, cannot be cured by the Outside Date or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and the Company has not waived in writing
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such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in breach of any Company representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would render the conditions precedent to Nocturne’s obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of this Agreement not capable of being satisfied;

(e) by Nocturne, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Nocturne’s obligations to consummate the transactions set forth in Sections 2.4(b) and 2.4(b)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to the Company, as applicable, by Nocturne, cannot be cured by the Outside Date or has not been cured by the date that is thirty (30) days after the receipt of such written notice and Nocturne has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Nocturne if Nocturne is then in breach of any Nocturne representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform would render the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied;

(f) by Nocturne, if the Company fails to deliver the Company Stockholder Approval in accordance with Section 6.18 within five (5) Business Days following the date the Registration Statement has been declared effective by the SEC;

(g) by written notice from either the Company or Nocturne to the other if the Required Nocturne Vote is not obtained at the Nocturne Shareholder Meeting (subject to any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Nocturne if Nocturne has materially breached its covenant or agreement set forth in Section 6.10(b) or in Section 6.15(b) and such material breach is the primary cause of or has resulted in the failure of the Required Nocturne Vote to be obtained; or

(h) by the Company, if the Nocturne Board shall have made an Nocturne Change in Recommendation in accordance with Section 6.10(b) that is adverse to the Company.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.4, Section 6.8(a), Section 6.11, this Section 7.2 and ARTICLE VIII of this Agreement (the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach occurring prior to the termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Nocturne and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Nocturne Shareholder Voting Matters at the Nocturne Shareholder Meeting so long as such amendment or waiver would not require the further approval of the Nocturne Shareholders under applicable Law without such approval having first been obtained.

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8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud or Willful Breach, (ii) as set forth in Section 7.2 or (iii) for claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Company shall have no liability to Nocturne, the Sponsor or their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Nocturne Parties”) for any and all losses that are sustained or incurred by any of the Nocturne Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) in the event of Willful Breach, (iii) as set forth in Section 7.2 or (iv) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Nocturne Parties shall have no liability to the Company and its Subsidiaries, successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any and all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Nocturne’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) None of the representations, warranties or covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties or covenants shall survive the Closing and all such representations, warranties and covenants shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this ARTICLE VIII and any corresponding definitions set forth in ARTICLE I.

8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.2(b), notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company:	with copies to (which shall not constitute notice):
Cognos Therapeutics, Inc. 10604 S La Cienega Blvd Inglewood, CA 90304 United States Attention: Frank Adell E-mail: frank.adell@cognosthx.com

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

United States

Telephone No.: (212) 370-1300

Attention: Barry I. Grossman, Esq.

E-mail: bigrossman@egsllp.com

Notices to Nocturne or Merger Sub at or prior to the Closing:	with a copy to (which shall not constitute notice):
Nocturne Acquisition Corporation 7244 Carrizo Drive, La Jolla, CA 92037, United States of America Attention: Ka Seng (Thomas) Ao E-mail: thomas@nocturnecorp.com	Dechert LLP 1095 Avenue of the Americas, New York NY10036 Attention: Yang Wang E-mail: yang.wang@dechert.com

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Notices to Nocturne or the Surviving Company after the Closing:	with copies to (which shall not constitute notice):
Cognos Therapeutics Holdings, Inc. 10604 S La Cienega Blvd Inglewood, CA 90304 United States Attention: Frank Adell E-mail: frank.adell@cognosthx.com

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

United States

Telephone No.: (212) 370-1300

Attention: Barry I. Grossman, Esq.

E-mail: bigrossman@egsllp.com

and

Dechert LLP

1095 Avenue of the Americas, New York

NY10036

Attention: Yang Wang

E-mail: yang.wang@dechert.com

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company (including by operation of Law) without the prior written consent of Nocturne. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists

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another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain letter of intent among Nocturne and the Company, dated as of January 14, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of any court of the State of New York sitting in New York County or, if it has or can obtain jurisdiction, the Federal District Court for the Southern District of New York, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

8.10 Trust Account Waiver. The Company acknowledges that Nocturne has established the Trust Account for the benefit of its public Nocturne Shareholders and certain other parties (including the underwriters of its initial public offering (the “Nocturne IPO”)), which holds proceeds of its initial public offering and certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon). For and in consideration of Nocturne entering into this Agreement and for other good and valuable consideration, the

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receipt and sufficiency of which is hereby acknowledged, the Company, for itself and its Subsidiaries and Affiliates it has the authority to bind, hereby agrees that, notwithstanding anything in this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Nocturne Shareholders upon the redemption of their shares and (ii) the underwriters of Nocturne’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) (regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) between Nocturne, on the one hand, and the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided, however, that the foregoing waiver shall not limit or prohibit the Company or such Affiliates from pursuing a claim for specific performance or other equitable relief in connection with the Transactions or the Ancillary Agreements (including any claim for Nocturne to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Nocturne to induce Nocturne to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates that it has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against Nocturne or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Nocturne, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against Nocturne, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s such Affiliates’ sole remedy shall be against assets of Nocturne or such Affiliate or representatives not in the Trust Account at such time and that such claim shall not permit the Company or such Affiliates (or any Person claiming on behalf of any of them) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, monetary damages, even if available, would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove actual damages or irreparable harm) to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder (other than in respect of the rights of the Company Indemnified Persons pursuant to Section 6.12 and Non-Party Affiliates pursuant to Section 8.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters

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or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Except to the extent expressly provided in this Agreement, the Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreement or any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, in each case, acting in such capacities, but in no case including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any Ancillary Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any Ancillary Agreement or any other documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such Ancillary Agreement or document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

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8.15 Legal Representation.

(a) Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Ellenoff Grossman & Schole LLP (“EGS”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and EGS, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company.

(b) Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Nocturne or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Company) (collectively, the “Nocturne Group”), on the one hand, and (ii) the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Dechert, Dechert LLP and its respective affiliates (“Dechert”), that represented Nocturne or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Nocturne Group, in such dispute even though the interests of such persons may be directly adverse to Nocturne, the Surviving Company, and even though such counsel may have represented Nocturne in a matter substantially related to such dispute, or may be handling ongoing matters for Nocturne, the Surviving Company or the Sponsor. Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among Nocturne, the Sponsor or any other member of the Nocturne Group, on the one hand, and Dechert, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Nocturne Group after the Closing, and shall not pass to or be claimed or controlled by Nocturne or, following the Closing, the Surviving Company.

8.16 Acknowledgements.

(a) Company. The Company specifically acknowledges and agrees to Nocturne’s disclaimer of any representations or warranties other than the Definitive Nocturne Representations, whether made by Nocturne or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or its Affiliates or representatives by either Nocturne or the Sponsor or any of their respective Affiliates or representatives), other than the Definitive Nocturne Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither Nocturne nor the Sponsor nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Nocturne Representations, neither Nocturne nor Merger Sub makes, nor has Nocturne or Merger Sub made, any other express or implied representation or warranty with respect to Nocturne or Merger Sub, their assets or Liabilities, the businesses of Nocturne or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements. The Company specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the Definitive Nocturne Representations.

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(b) Nocturne and Merger Sub. Each of Nocturne and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nocturne, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nocturne, the Sponsor, their Affiliates or representatives by the Company or any of its Affiliates or representatives), other than the Definitive Company Representations. Each of Nocturne and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of Nocturne and Merger Sub specifically acknowledges and agrees that except for the Definitive Company Representations, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the business of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of Nocturne and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in the Definitive Company Representations.

8.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Nocturne Capital Stock shall have been changed into a different number of shares or a different share type (with the prior written consent of the Company, to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained in this Agreement which is based upon the number of shares of Nocturne Capital Stock will be appropriately adjusted to provide to the Pre-Closing Holders and Nocturne Shareholders the same economic effect as contemplated by this Agreement prior to such event. If, during the Pre-Closing Period the outstanding shares of the Company shall have been changed into a different number of shares or a different class (with the prior written consent of Nocturne to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and Nocturne Shareholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

Annex A-1-72

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

NOCTURNE ACQUISITION CORPORATION
By:	/s/ Henry Monzon
	Name:	Henry Monzon
	Title:	Chief Executive Officer
NOCTURNE MERGER SUB, INC.
By:	/s/ Henry Monzon
	Name:	Henry Monzon
	Title:	Authorized Representative

[Signature Page to Agreement and Plan of Merger and Reorganization]

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COGNOS THERAPEUTICS, INC.
By:	/s/ Frank Adell
	Name:	Frank Adell
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

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EXHIBIT A
FORM OF LOCK-UP AGREEMENT

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EXHIBIT B
FORM OF SPONSOR FORFEITURE AGREEMENT

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EXHIBIT C
FORM OF COMPANY TRANSACTION SUPPORT AGREEMENT

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Annex A-2

Execution Version

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This First Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”) is made and entered into as of September 29, 2023, by and among (i) Nocturne Acquisition Corporation, a Cayman Islands exempted company (“Nocturne”), (ii) Cognos Therapeutics, Inc., a Delaware corporation (the “Company”), and (iii) Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nocturne (“Merger Sub”). Each of Nocturne, the Company, and Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger and Reorganization made and entered into as of December 30, 2022 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement (as amended from time to time, including by this Amendment, the “Merger Agreement”) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and subject to the terms and conditions set forth in this Amendment, the Parties, intending to be legally bound, hereby agree as follows:

1.        Amendment to the Merger Agreement. Section 7.1(c) of the Original Agreement is hereby amended by deleting the words “September 30, 2023” and substituting therefor the words “March 31, 2024”.

2.        Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereafter mean the Original Agreement as amended by this Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, together with the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Sections 8.3 through 8.12, inclusive, of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Signature Pages Follow]

Annex A-2-1

IN WITNESS WHEREOF, each of the undersigned has caused this First Amendment to Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

NOCTURNE ACQUISITION CORPORATION
By:	/s/ Henry Monzon
	Name:	Henry Monzon
	Title:	Chief Executive Officer
NOCTURNE MERGER SUB, INC.
By:	/s/ Henry Monzon
	Name:	Henry Monzon
	Title:	Authorized Representative

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COGNOS THERAPEUTICS, INC.
By:	/s/ Frank Adell
	Name:	Frank Adell
	Title:	Chief Executive Officer

Annex A-2-3

Annex A-3

FORM OF SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Second Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”) is made and entered into as of February [•], 2024, by and among (i) Nocturne Acquisition Corporation, a Cayman Islands exempted company (“Nocturne”), (ii) Cognos Therapeutics, Inc., a Delaware corporation (the “Company”), and (iii) Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nocturne (“Merger Sub”). Each of Nocturne, the Company, and Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger and Reorganization made and entered into as of December 30, 2022, which was amended by the First Amendment to Agreement and Plan of Merger and Reorganization made and entered into as of September 29, 2023 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement (as amended from time to time, including by this Amendment, the “Merger Agreement”) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and subject to the terms and conditions set forth in this Amendment, the Parties, intending to be legally bound, hereby agree as follows:

1.      Amendment to the Merger Agreement.

(a)     Section 1.1 of the Original Agreement is hereby amended as follows:

(i)      by amending and restating in its entirety the definition therein of “Sponsor Letter Agreement” as follows:

“Sponsor Forfeiture Agreement” has the meaning given in the Recitals.

(ii)     by inserting, in the appropriate alphabetical order, the following definition:

“2025 Note” means that certain Secured Convertible Note due on or after June 1, 2025, in an original principal amount of $750,000, issued by the Company on June 1, 2023.

(b)    Section 2.4(a)(iv) of the Original Agreement is hereby amended and restated in its entirety as follows:

[Reserved.]

(c)     Section 2.4(a)(v) of the Original Agreement is hereby amended by deleting the second and third sentences thereof in their entirety.

(d)    Section 2.4(b)(vi) of the Original Agreement is hereby amended and restated in its entirety as follows:

Conversion. Except for the Company Options, the Company Warrants and the 2025 Note, all convertible securities and Liabilities of the Company shall have been converted into equity of the Company or cancelled prior to the Merger, and any rights to acquire equity of the Company shall have been extinguished as of the Closing.

2.      Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereafter mean the Original Agreement as amended by this Amendment (or as the Merger Agreement may be further amended or modified after

Annex A-3-1

the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, together with the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Sections 8.3 through 8.12, inclusive, of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Signature Pages Follow]

Annex A-3-2

IN WITNESS WHEREOF, each of the undersigned has caused this Second Amendment to Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

NOCTURNE ACQUISITION CORPORATION
By:
	Name:	Henry Monzon
	Title:	Chief Executive Officer
NOCTURNE MERGER SUB, INC.
By:
	Name:	Henry Monzon
	Title:	Authorized Representative

[Signature Page to the Amendment]

Annex A-3-3

COGNOS THERAPEUTICS, INC.
By:
	Name:	Frank Adell
	Title:	Chief Executive Officer

[Signature Page to the Amendment]

Annex A-3-4

Annex B

CERTIFICATE OF INCORPORATION
OF
COGNOS THERAPEUTICS HOLDINGS, INC.

Article I.

NAME OF CORPORATION

Section 1.01.      The name of the corporation is Cognos Therapeutics Holdings, Inc. (the “Corporation”).

Article II.

PURPOSE

Section 2.01.      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination (as defined in Article XIII).

Article III.

REGISTERED AGENT

Section 3.01.      The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Section 3.02.      The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the Corporation (the “Board,” and each director, the “Director”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the corporation may require.

Article IV.

CAPITALIZATION

Section 4.01.      Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 500,000,000 shares of shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02.      Preferred Stock. Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

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Section 4.03.      Common Stock.

(a)          The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02 hereof), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Subject to Section 5.04 hereof and except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

(b)          Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)          Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d)          Ordinary Shares issued and outstanding prior to Domestication shall automatically convert into Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) upon effectiveness of this Certificate of Incorporation (“Effective Time”).

(e)          At the Effective Time, each Right shall automatically convert into the right to receive one-tenth (1/10) of one share of Common Stock, and at the closing of the Business Combination, each Right shall receive one-tenth (1/10) of one share of Common Stock even if the holder of such Right redeemed all Ordinary Shares held by it in connection with the Business Combination.

Section 4.04.      Rights and Options. The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05.      Variation of Rights.

(a)          If at any time the capital stock of the Corporation is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Corporation is being wound up, be varied only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. To any such meeting, the necessary quorum shall be at least one third of the issued shares of the class, and any holder of shares of the class present in person or by proxy may demand a poll.

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(b)          The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Section 4.06.      Fractional Shares. The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

Article V.

BOARD OF DIRECTORS

Section 5.01.      Powers of the Board. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders.

Section 5.02.      Number, Election and Term.

(a)          The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolutions of the stockholders or of the Board.

(b)          Directors shall stand elected for a term expiring at the Corporation’s third annual stockholder meeting following their election. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as the DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.

(c)          Subject to Section 5.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)          Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03.      Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04.      Appointment and Removal of Directors.

The holders of Common Stock may appoint any person to be a director of the Corporation or remove any or all of the directors of the Corporation with the prior vote or written consent of the holders of a majority of the shares of Common Stock then outstanding.

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Article VI.

BYLAWS

Section 6.01.      Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XI below.

Article VII.

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01.      Meetings. The annual meeting of stockholders of the Corporation shall be held at such date and time as shall be designated from time to time by the Board of Directors. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairman of the Board of Directors, chief executive officer of the Corporation, or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

Section 7.02.      Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03.      Action by Written Consent. The stockholders of the Corporation may not act by written consent.

Article VIII.

LIMITED LIABILITY; INDEMNIFICATION

Section 8.01.      Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Section 8.02.      Indemnification and Advancement of Expenses.

(a)          To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Annex B-4

(b)          The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)          This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article IX.

BUSINESS COMBINATION

Section 9.01.      General.

(a)          The provisions of this Article IX shall apply during the period commencing on the Effective Time and terminating upon the first to occur of the consummation of the Corporation’s initial Business Combination and the distribution of the Trust Fund pursuant to this Article IX.

(b)          Unless a stockholder vote is required by law or the rules of the Nasdaq Capital Market, or, at the sole discretion of the Board of Directors, the Board of Directors determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.

(c)          Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate such Business Combination unless the Corporation has net tangible assets of at least $5,000,001immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

Section 9.02.      Redemption Rights.

(a)          Prior to the consummation of a Business Combination, the Corporation shall either:

(i)         submit such Business Combination to its stockholders for approval; or

(ii)        provide stockholders with the opportunity to have their shares repurchased by means of a tender offer for a per-share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Corporation shall not repurchase Public Shares in an amount that would cause the Corporation’s net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

(b)If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination (the “Tender Redemption Offer”), it shall file tender offer documents with the SEC prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Corporation holds a general meeting to approve a proposed Business Combination, the Corporation will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the SEC.

Annex B-5

(c)          Any stockholder holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two (2) business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “Proxy Redemption Offer”), provided that no such stockholder acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Corporation’s shares may exercise this redemption right with respect to more than fifteen per cent (15%) of the Public Shares in the aggregate without the prior consent of the Corporation and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Corporation shall pay any such redeeming stockholder, regardless of whether he is voting for or against such proposed Business Combination, a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Corporation to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Corporation shall not redeem Public Shares that would cause the Corporation’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation”).

(d)          A stockholder may not withdraw a Redemption Notice once submitted to the Corporation unless the Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

(e)          In the event that the Corporation does not consummate a Business Combination by April 5, 2023, or such later time as the stockholders may approve in accordance with this Certificate of Incorporation (the “Termination Redemption Event”), the Corporation shall (subject in each case to its obligations under DGCL law to provide for claims of creditors and other requirements of applicable law):

(i)         cease all operations except for the purpose of winding up; or

(ii)        as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of such Public Shares as stockholders (including the right to receive further liquidation distributions, if any); and

(iii)       as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the Board, liquidate and dissolve.

(f)           In the event that any amendment is made to this Certificate of Incorporation (i) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with a Business Combination or redeem one hundred per cent (100%) of the Public Shares if the Corporation does not consummate a Business Combination by April 5, 2023, or such later time as the stockholders may approve in accordance with this Certificate of Incorporation or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity (each such amendment, the “Amendment Redemption Event”), each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem its Public Shares upon the approval or effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Corporation’s ability to provide such redemption in this Section 9.02 is subject to the Redemption Limitation.

(g)          A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of shares by means of a tender offer pursuant to this Section 9.02, or a distribution of the Trust Account pursuant to this Section 9.02. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

Annex B-6

Section 9.03.      Distributions from the Trust Account.

(a)          A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of a Termination Redemption Event, an Amendment Redemption Event or in the event he/she accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 9.02. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.

(b)          Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) a Termination Redemption Event or in payment of the acquisition price for any shares which the Corporation elects to purchase, redeem or otherwise acquire in accordance with this Article IX, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation to pay the Corporation’s tax obligations and up to US$100,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of the Corporation if applicable.

(c)          Provided that in the event that the Corporation enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event that any surplus assets (the “Residual Assets”) of the Corporation remain following the Corporation’s having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions, Residual Assets shall be distributed (on a pro rata basis) among the holders of shares of Common Stock.

Section 9.04.      Issuance of Shares or Other Securities. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any other securities that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with Public Shares on any Business Combination proposal.

Section 9.05.      Transactions with Affiliates. The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with any of the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions that such a Business Combination is fair to the Corporation from a financial point of view.

Section 9.06.      No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

Article X.

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Annex B-7

Article XI.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Certificate of Incorporation may be amended only as provided therein.

Article XII.

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 12.01.    Forum. Subject to the last sentence in this Section 12.01, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.01 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 12.02.    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.01 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.01 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.03.     Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.04.    Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

Annex B-8

Article XIII.

DEFINITIONS AND INTERPRETATION

Affiliate means in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more Target Businesses at Fair Value.

Domestication means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of DGCL, and Section 206 of the Cayman Islands Companies Law and shall no longer be considered a company incorporated in the Cayman Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.

Fair Value means a value that is equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting commissions and any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.

Founder means all stockholders of the Corporation immediately prior to the consummation of the IPO.

Initial Stockholder means the directors and officers of the Corporation or their respective affiliates who hold shares prior to the IPO.

IPO means the initial public offering of securities of the Corporation, which offering closed on April 5, 2021.

Officer means a person appointed to hold an office in the Corporation.

Ordinary Shares means ordinary shares of a par value of $0.0001 in the share capital of the Corporation prior to Domestication.

Per-Share Redemption Price means:

(a)          with respect to a Termination Redemption Event or an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account (including interest but net of taxes payable) divided by the number of then outstanding Public Shares; and

(b)          with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two (2) business days prior to the consummation of the Business Combination (including interest but net of taxes payable and excluding up to US$100,000 of any interest earned to pay liquidation expenses), divided by the number of then outstanding Public Shares.

Public Shares means the ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Common Stock of the Corporation upon the effectiveness of Domestication.

Redemption Notice means a notice in a form approved by the Corporation by which a holder of Public Shares is entitled to require the Corporation to redeem its Public Shares, subject to any conditions contained therein.

Registration Statement means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on March 29, 2021.

Annex B-9

Right means the right included in each unit offered in the IPO to receive one-tenth of an ordinary share upon consummation of a Business Combination. SEC means the United States Securities and Exchange Commission.

Sponsor means Nocturne Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.

Target Business means any business or entity with whom the Corporation wishes to undertake a Business Combination.

Target Business Acquisition Period means the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the IPO up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.

Trust Account means mean the trust account established by the Corporation prior to the IPO and into which a certain amount of the IPO net proceeds and the net proceeds from a simultaneous private placement of warrants simultaneously with the closing of the IPO, are deposited.

Annex B-10

IN WITNESS WHEREOF, Cognos Therapeutics Holdings, Inc. has caused this Certificate of Incorporation to be duly executed in its name and on its behalf as of the [    ] day of [          ], 2024.

COGNOS THERAPEUTICS HOLDINGS, INC.
By:
Name:
Title:

Annex B-11

Annex C

BYLAWS OF
COGNOS THERAPEUTICS HOLDINGS, INC.

Annex C-i

Annex C-ii

ARTICLE I.
Offices

Section 1.01. Registered Office. The registered office of Cognos Therapeutics Holdings, Inc. (the “Corporation”) will be fixed in the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”).

Section 1.02. Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II.
Meetings of the Stockholders

Section 2.01. Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02. Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these bylaws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03. Special Meetings.

(a) Purpose. Special meetings of stockholders for any purpose or purposes shall be called only in accordance with the Corporation’s Certificate of Incorporation, as may be amended from time to time.

(b) Business. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(c) Time and Date. A special meeting of stockholders shall be held at such date and time as may be fixed by the Board of Directors.

Section 2.04. Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05. Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting,

Annex C-1

at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06. List of Stockholders. The Corporation will make available for examination, no later than the tenth (10th) day before each meeting of stockholders, a list of the stockholders entitled to vote at that meeting, in accordance with the requirements of Section 219 of the Delaware General Corporation Law (“DGCL”). Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date, in accordance with the requirements of Section 219 of the DGCL.

Section 2.07. Quorum. Unless otherwise required by law, the Certificate of Incorporation or these bylaws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04 hereof, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08. Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer (as defined in Section 4.01 hereof), or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

(a) the establishment of an agenda or order of business for the meeting;

(b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c) rules and procedures for maintaining order at the meeting and the safety of those present;

(d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f) limitations on the time allotted to questions or comments by participants.

Section 2.09. Voting; Proxies.

(a) General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b) Election of Directors. The election of directors shall be by written ballot. Such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Certificate of Incorporation, or these bylaws, the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election.

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(c) Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these bylaws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d) Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Such authorization may be a document executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction (including any electronic transmission) of the proxy authorized by this Section 2.09(d) may be substituted for or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original document. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.10. Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11. Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

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(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12. Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13 hereof, to be properly brought before an annual meeting, nominations or such other business must be:

(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii) hereof, the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d) hereof, a Proposing Stockholder’s notice to the Secretary shall set forth or include:

(i) the name, age, business address, and residence address of each nominee proposed in such notice;

(ii) the principal occupation or employment of each such nominee;

(iii) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

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(iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

(v) a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written statement and agreement executed by each such nominee acknowledging that such person:

(A) consents to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected,

(B) intends to serve as a director for the full term for which such person is standing for election, and

(C) makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s Code of Ethics, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi) as to the Proposing Stockholder:

(A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,

(B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting,

(C) a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(D) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

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(E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and

(F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Any such update or supplement shall be delivered to the Secretary at the Corporation’s principal executive offices no later than five (5) business days after the request by the Corporation for subsequent information has been delivered to the Proposing Stockholder.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting;

(ii) the reasons for conducting such business at the annual meeting;

(iii) the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment);

(iv) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi) a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and

(vii) the information required by Section 2.12(b)(vi) above.

(d) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i) by or at the direction of the Board of Directors or any committee thereof; or

(ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such

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stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e) Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12 or Section 2.13, as applicable. If any proposed nomination was not made or proposed in compliance with this Section 2.12 or Section 2.13, as applicable, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five (5) business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(f) Rule 14a-8. This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13. Proxy Access.

(a) Inclusion of Proxy Access Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:

(i) timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by or on behalf of a stockholder or stockholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.13 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);

(ii) the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and

(iii) the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.

(b) Timely Notice. To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders/of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of

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such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.

(c) Information to be Included in Proxy Statement. In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i) the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.

(d) Proxy Access Stockholder Nominee Limits. The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) one (1); or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 and that are standing for election at the meeting (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

(i) in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced and standing for election at the meeting; and

(ii) any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two (2) annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and

(iii) any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the two (2) preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.

In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one (1) Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one (1) Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

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(e) Eligibility of Nominating Stockholder; Stockholder Groups. An Eligible Stockholder must have owned (as defined below) continuously for at least three (3) years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting and must deliver a statement regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one (1) year following the annual meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that:

(i) the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20); and

(ii) each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three (3) years.

Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.13.

(f) Funds. A group of two (2) or more funds shall be treated as one (1) stockholder or person for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:

(i) under common management and investment control;

(ii) under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii) (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(g) Ownership. For purposes of this Section 2.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both:

(i) the full voting and investment rights pertaining to the shares; and

(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A) sold by such person or any of its affiliates in any transaction that has not been settled or closed,

(B) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or

(C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.

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An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares not more than three (3) business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h) Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:

(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Stockholder’s agreement to provide:

(A) within five (5) business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and

(B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii) the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.13):

(A) intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting, including a statement regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one (1) year following the annual meeting,

(B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,

(D) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee,

(E) will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

(F) has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

(G) agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation,

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(H) agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,

(I) will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J) will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii) the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;

(iv) a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:

(A) documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and

(B) the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi) if desired, a Statement.

(i) Stockholder Nominee Agreement. Each Proxy Access Stockholder Nominee must:

(i) provide within five (5) business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:

(A) the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s Code of Ethics, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, and

(B) the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and

(C) the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;

(ii) complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five (5) business days of receipt of each such questionnaire from the Corporation; and

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(iii) provide within five (5) business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

(A) such Proxy Access Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B) such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s applicable corporate policies, and

(C) such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j) Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.

(k) Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i) if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee;

(ii) if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these bylaws;

(iii) who is not independent under the Independence Standards;

(iv) whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these bylaws, the Corporation’s Code of Ethics, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v) if the Proxy Access Stockholder Nominee is or becomes a party to any Voting Commitment;

(vi) if the Proxy Access Stockholder Nominee is or becomes a party to any Compensation Arrangement;

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(vii) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x) if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.

(l) Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

(i) the Proxy Access Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or

(ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.

(m) Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts, or circumstances, including the power to determine whether:

(i) a person or group of persons qualifies as an Eligible Stockholder;

(ii) outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.13;

(iii) a notice complies with the requirements of this Section 2.13;

(iv) a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;

(v) inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and

(vi) any and all requirements of this Section 2.13 have been satisfied.

Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

Section 2.14. No Action by Stockholder Consent in Lieu of a Meeting. Subject to the terms of any series of Preferred Stock, and provided that the Corporation has registered its Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or is required to file reports with the Securities and Exchange Commission under Section 15(d) of the Exchange Act, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.

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ARTICLE III.
Board of Directors

Section 3.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02. Number. The number of directors of the Corporation shall be fixed from time to time solely by resolution of the shareholders or majority of the Whole Board. For purposes of these bylaws, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3.03. Classes of Directors. From the effective date of these Bylaws (the “Effective Date”) until the completion of the fourth annual meeting of stockholders to occur after the Effective Date, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders to occur after the Effective Date; the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders to occur after the Effective Date; and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders to occur after the Effective Date, or, in each case, upon such director’s earlier death, resignation or removal. Each Class I director elected at the first annual meeting of stockholders to occur after the Effective Date shall hold office until the fourth annual meeting of stockholders to occur after the Effective Date and each Class I director elected at the fourth annual meeting of stockholders to occur after the Effective Date shall hold office until the fifth annual meeting of stockholders to occur after the Effective Date and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Each Class II director elected at the second annual meeting of stockholders to occur after the Effective Date and each Class III director elected at the third annual meeting of stockholders to occur after the Effective Date shall hold office until the fifth annual meeting of stockholders to occur after the Effective Date and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the fifth annual meeting of stockholders to occur after the Effective Date, each director shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Pursuant to such procedures, effective as of the conclusion of the fourth annual meeting of stockholders to occur after the Effective Date, the Board of Directors will no longer be classified under Section 141(d) of the DGCL and directors shall no longer be divided into three classes.

Section 3.04. Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

Section 3.05. Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.06. Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A

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resignation that is conditioned on a director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.07. Fees and Expenses. Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Section 3.08. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.

Section 3.09. Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.12 hereof other than by mail or on at least three (3) days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two (2) or more directors. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.10. Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.

Section 3.11. Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.12 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.12. Notices. Subject to Section 3.09, Section 3.11, and Section 3.13 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail, or by other means of electronic transmission.

Section 3.13. Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these bylaws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.14. Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in his or her absence another director or officer selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.15. Quorum of Directors. Except as otherwise provided by these bylaws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.16. Action by Majority Vote. Except as otherwise provided by these bylaws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

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Section 3.17. Directors’ Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission.

Section 3.18. Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these bylaws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.19. Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

ARTICLE IV.
Officers

Section 4.01. Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more senior vice presidents, executive vice president, vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these bylaws. Any two or more offices may be held by the same person.

Section 4.02. Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03. Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these bylaws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04. President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

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Section 4.05. Senior Vice Presidents, Executive Vice Presidents, or Vice Presidents. Each senior vice president, executive vice president, or vice president of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.

Section 4.06. Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07. Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.08. Treasurer. The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.09. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10. Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V.
INDEMNIFICATION

Section 5.01. Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee, or agent of the Corporation or, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Section 5.02. Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer, employee, or agent of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.02 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.

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Section 5.03. Non-Exclusivity of Rights. The rights conferred on any person by this Article V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5.04. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5.05. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 5.06. Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI.
Stock Certificates and Their Transfer

Section 6.01. Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.02. Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Corporation or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

Section 6.03. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.04. Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII.
General Provisions

Section 7.01. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

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Section 7.02. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 7.03. Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04. Conflict with Applicable Law or Certificate of Incorporation. These bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 7.05. Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 7.06. Forum for Adjudication of Disputes.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:

(i) any derivative action or proceeding brought on behalf of the Corporation;

(ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders;

(iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these bylaws; or

(iv) any action asserting a claim governed by the internal affairs doctrine;

in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(a). This Section 7.06(a) shall not apply to any complaint asserting a cause of action arising under the Securities Exchange Act of 1934, as amended, or any other cause of action where the federal district courts of the United States have exclusive jurisdiction.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(b).

ARTICLE VIII.
Amendments

The Board of Directors has the power to adopt, amend and repeal from time to time these bylaws, subject to the right of stockholders entitled to vote with respect thereto to amend or repeal any bylaws as adopted or amended by the Board of Directors.

Annex C-19

Annex D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COGNOS THERAPEUTICS HOLDINGS, INC.

COGNOS THERAPEUTICS HOLDINGS, INC., a corporation organized and existing under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

First:    The name of the corporation is Cognos Therapeutics Holdings, Inc. (hereinafter called the “Corporation”).

Second:    The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Third:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

Fourth:    The total number of shares of capital stock that the Corporation is authorized to issue is 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The number of authorized shares of any of the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

A.     Ranking. All shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

B.      Voting. Except as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

C.     Dividends. As, if and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

D.     Liquidation. The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

E.      Stock Ownership. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance

Annex D-1

with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.”

Fifth:    This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.      Number of Directors; Election of Directors. From the effective date of this Amended and Restated Certificate of Incorporation (the “Effective Date”) until the completion of the fourth annual meeting of stockholders to occur after the Effective Date, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders to occur after the Effective Date; the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders to occur after the Effective Date; and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders to occur after the Effective Date, or, in each case, upon such director’s earlier death, resignation or removal. Each Class I director elected at the first annual meeting of stockholders to occur after the Effective Date shall hold office until the fourth annual meeting of stockholders to occur after the Effective Date and each Class I director elected at the fourth annual meeting of stockholders to occur after the Effective Date shall hold office until the fifth annual meeting of stockholders to occur after the Effective Date and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Each Class II director elected at the second annual meeting of stockholders to occur after the Effective Date and each Class III director elected at the third annual meeting of stockholders to occur after the Effective Date shall hold office until the fifth annual meeting of stockholders to occur after the Effective Date and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the fifth annual meeting of stockholders to occur after the Effective Date, each director shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Pursuant to such procedures, effective as of the conclusion of the fourth annual meeting of stockholders to occur after the Effective Date, the Board of Directors will no longer be classified under Section 141(d) of the DGCL and directors shall no longer be divided into three classes. At any time that applicable law prohibits a classified board as described in Section B of this Article FIFTH, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

C.     Terms of Office. Each director shall serve until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

D.     Vacancies. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

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E.      Removal. Any director or the entire Board may be removed from office at any time, but only for cause.

F.      Committees. Pursuant to the Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

G.     Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Sixth:    Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Seventh:    To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article SEVEN shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article SEVEN shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Eighth:    The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Ninth:    Provided that the Corporation has registered its Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is required to file reports with the Securities and Exchange Commission under Section 15(d) of the Exchange Act, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

Tenth:    Special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Eleventh:    If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVEN. Notwithstanding any other provision of this Certificate of Incorporation or any provision of

Annex D-3

law that might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation. Any amendment, repeal or modification of any of Article SEVEN, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

Twelfth:    In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board.

Thirteenth:

A.     Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. This Section A shall not apply to any complaint asserting a cause of action arising under the Securities Exchange Act of 1934, as amended, or any other cause of action where the federal district courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

B.      Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Annex D-4

I, THE UNDERSIGNED, being the Incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this _____ day of _____, 2024.

Authorized Officer
By:

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Annex E

Cognos Therapeutics Holdings, Inc.

2024 STOCK INCENTIVE PLAN

1. Purpose

The purpose of this 2024 Stock Incentive Plan (the “Plan”) of Cognos Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). Unless the entire Board constitutes the Committee, to the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (b) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the Delegated Persons referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or such Delegated Persons.

(c) Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 152(b) and 157(c) of the General Corporation Law of the State of Delaware), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to eligible service providers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of Awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) for which such Awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof;

Annex E-1

and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to such number of shares of Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(A) a number of shares of Common Stock equal to twelve percent (12%) of the outstanding shares of all classes of Company common stock, $0.0001 par value per share (“Company Common Stock”), determined immediately following the closing of the transactions contemplated by the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 30, 2022, by and among Nocturne Acquisition Corporation, Nocturne Merger Sub Inc., and the Company (the “Closing”); plus

(B) an annual increase to be added on the first day of each fiscal year, commencing on January 1, 2025 and continuing for each fiscal year until, and including, January 1, 2034, equal to the lesser of (i) 1% of the outstanding shares of all classes of Company Common Stock on such date and (ii) the number of shares of Common Stock determined by the Board.

Subject to adjustment under Section 9, up to 3,000,000 of the shares of Common Stock available for issuance under the Plan may be issued as Incentive Stock Options (as defined in Section 5(b)) under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) to the extent a Restricted Stock Unit award may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR or Restricted Stock Unit that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(D) shares of Common Stock delivered (by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards.

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(b) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

(c) Limit on Awards to Non-Employee Directors. The maximum aggregate amount of cash and value (calculated based on grant date fair value for financial reporting purposes) of Awards granted in any calendar year to any individual non-employee director in his or her capacity as a non-employee director shall not exceed $750,000; provided, however, that such maximum aggregate amount shall not exceed $950,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of service; and provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limit. The Board may make additional exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, this limitation shall not apply to cash or Awards granted to the non-employee director in his or her capacity as an advisor or consultant to the Company.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Cognos Therapeutics Holdings, Inc., any of Cognos Therapeutics Holdings, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable option agreement. The exercise price shall be not less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder (as defined below), 110%) of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Ten Percent Shareholder” shall mean a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

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(3) if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.

The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic, and which may be provided to a third- party equity plan administrator) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment, to the extent approved by the Board.

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(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board) or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of Nasdaq or any other exchange or marketplace on which the Company stock is listed or traded (the “Exchange”).

(h) Incentive Stock Option Limitations. To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under the Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. In addition, if an employee does not remain employed by the Company, any subsidiary or any parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Nonstatutory Stock Option. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(i) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(j) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6. Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board) or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

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(f) No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7. Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered as soon as practicable after the time such Award vests or on a deferred basis (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2) Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary (as defined below).

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof. The Board may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of Common Stock, as provided in the Award agreement, and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid. No interest will be paid on Dividend Equivalents.

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8. Other Stock-Based Awards

(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents will be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock as set forth in the Award agreement and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.

9. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, and the number and class of securities available for issuance under the Plan that may be issued as Incentive Stock Options under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Stock Unit award and each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant):

(i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof),

(ii) upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice,

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(iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event,

(iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor,

(v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings), and

(vi) any combination of the foregoing.

In taking any of the actions permitted under this Section 9(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(D) The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.

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(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights or receive any benefits under the Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable

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withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings and Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder; Clawback Policy. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy of the Company (whenever adopted), whether or not such policy is intended to satisfy the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an affiliate thereof.

(c) Effective Date and Term of Plan. The Plan shall become effective, subject to stockholder approval, upon the Closing (the date on which the Closing occurs, “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require stockholder approval under the rules of the Exchange may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or

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amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

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Annex F

October 26th, 2022

PRIVATE & CONFIDENTIAL

For the Board of Directors of Nocturne Acquisition Corporation (NASDASQ:MBTC)
3 Germay Drive, Suite 1066, Unit 4, Wilmington, DE 19804 | United States

We understand that Nocturne Acquisition Corporation (NASDASQ:MBTC), a publicly traded special purpose acquisition company that is a Cayman Islands exempted company (“Nocturne” or “MBTC”) has agreed to a business combination with Cognos Therapeutics, Inc., a privately-held Delaware corporation (the “Company” or “Cognos”, and together with Nocturne, collectively, the “Parties”).

•        Pursuant to the terms of that certain business combination agreement, by and among Cognos, Nocturne and the other parties thereto, the Parties intend to effect a business combination transaction (the “Merger”) whereby (a) Cognos will merge with and into a wholly-owned subsidiary of a newly formed Delaware corporation (“Pubco”), which shall be the successor by domestication to Nocturne and the publicly listed company after the closing of the Merger, with Cognos continuing as the surviving entity, as a result of which, (i) Cognos shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Cognos immediately prior to the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall (i) acquire all of the issued and outstanding shares of common stock of the Company from the stockholders of the Company in exchange for shares of common stock of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transaction”).

•        In full payment for the purchased shares, the stockholders of Cognos shall collectively be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco common stock with an aggregate value equal to One Hundred and Twenty Million U.S. Dollars ($120,000,000) (the “Consideration”).

The Board of Directors of Nocturne have retained Newbridge Securities Corporation (“Newbridge”) to render an Opinion as to whether, on the date of such Opinion, the Consideration is fair, from a financial point of view to Nocturne’s common stockholders.

We have not been requested to opine to, and our Opinion does not in any manner address the underlying business decision of Nocturne to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for Nocturne.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. No portion of our fee is contingent upon consummation of the Transaction. In addition, Nocturne has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Annex F-1

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Nocturne, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed drafts of the Business Combination Agreement related to the Transaction;

•        Reviewed Nocturne’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Nocturne since its IPO in March 2021;

•        Reviewed publicly available financial information of Nocturne filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between March 31st, 2022, through October 25th, 2022;

•        Reviewed a financial model of Cognos with historical and future financial projections (including potential timing of U.S. FDA approval of its lead product, a commercialization and sales schedule, clinical development budget, and certain capital raise assumptions) provided by the Company’s management team;

•        Performed a Discounted Cash Flow analysis layered onto the Company’s financial model;

•        Performed a Public Company Comparable analysis of similar companies to Cognos that traded on a major U.S. or European stock exchange, operated in the Healthcare sector, specifically in the medical device and/or biotech sub-sectors, with lead products that were classified as a “Functional Implant”, that were not dental, orthopedic or heart stents products, that were still in a “pre-commercialization” phase with less than $15M in sales and were not yet profitable in order to derive equity values;

•        Performed Comparable Precedent M&A Transaction analysis of similar companies to Cognos in the Healthcare sector, specifically in the medical device and/or biotech sub-sectors, with lead products that were classified as a “Functional Implant”, that were not dental, orthopedic or heart stents products, that were still in a “pre-commercialization” phase with less than $15M in sales and were not yet profitable in order to derive equity values;

•        Conducted discussions with certain of Cognos’ other independent financial advisors to better understand Cognos’s recent business history, and future project sale history and schedule; and

•        Performed such other analyses and examinations, as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from the management team of Nocturne and Cognos to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

Annex F-2

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of Nocturne and Cognos provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of both Nocturne and Cognos as to the future financial performance of the combined parties without and subsequent to a potential business combination.

This Opinion is solely for the use of the Board of Directors of Nocturne Acquisition Corporation (NASDASQ:MBTC), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be (i) reproduced in full in, and references to this Opinion and to Newbridge and its relationship with Nocturne or Pubco may be included in, filings made by Nocturne with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to stockholders of Nocturne, and (ii) shared with Nocturne’s other professional advisors who are subject to obligations of confidentiality with respect to the same.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view to Nocturne’s common stockholders.

Sincerely,

Newbridge Securities Corporation

Chad D. Champion Senior Managing Director, Head of Equity Capital Markets

Annex F-3

Annex G

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2024, is made and entered into by and among Cognos Therapeutics Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as Nocturne Acquisition Corporation, a Cayman Islands exempted company prior to its domestication as a Delaware corporation), Nocturne Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement dated March 30, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 30, 2022, by and among the Company, Cognos Therapeutics, Inc., a Delaware corporation, and Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nocturne;

WHEREAS, on the date hereof, pursuant to the transactions contemplated by the Merger Agreement, the New Holders received shares of the Company’s Common Stock upon the closing of such transactions (the “Closing”);

WHEREAS, the Sponsor holds 2,875,000 shares of Common Stock as of the date hereof (the “Founder Shares”);

WHEREAS, on March 31, 2021, the Company and the Sponsor entered into that certain Unit Subscription Agreement, pursuant to which the Sponsor purchased 450,000 private placement units (“Private Placement Units”), each Private Placement Unit consisting of one ordinary share (“Private Placement Share”) and one right to receive one-tenth of one ordinary share at the closing of a business combination (“Private Placement Right”) in connection with the Company’s initial public offering, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, on April 14, 2021, the Sponsor purchased 15,000 Private Placement Units in connection with the full exercise of the over-allotment option by the underwriters and the waiver of the underwriters’ commission;

WHEREAS, the Company and the Sponsor have entered into that certain Sponsor Forfeiture Agreement (the “Sponsor Agreement”), dated as of December 30, 2022, wherein the Company and the Sponsor agreed, in connection with the Closing, to subject the Founder Shares held by the Sponsor to certain vesting requirements and to surrender to the Company certain Founder Shares under certain circumstances, in accordance with the terms of the Sponsor Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question;

WHEREAS, the Company and the Sponsor desire to terminate the Existing Registration Rights Agreement and all other registration rights that might exist with respect to the equity securities of the Company and to enter into this Agreement in order to provide the Sponsor and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Annex G-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of any Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Bylaws” means the amended and restated bylaws of the Company, as the same may be amended or amended and restated from time to time.

“Charter” means the amended and restated certificate of incorporation of the Company, as the same may be amended or amended and restated from time to time.

“Common Stock” shall mean (i) following the Domestication, the Common Stock of Nocturne, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Nocturne Certificate of Incorporation and (ii) following the Effective Time, the Common Stock of Nocturne, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Nocturne Certificate of Incorporation.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto.

Annex G-2

“Holders” shall mean the Sponsor and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of [            ], by and among the Company, the Sponsor and certain stockholders signatory thereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Organizational Documents” means the Charter and Bylaws.

“Permitted Transferees” shall mean (i) a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period (as such term is defined in the Lock-Up Agreement) and (ii) after expiration of the Lock-Up Period (as such term is defined in the Lock-Up Agreement), a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities under this Agreement, the Sponsor Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Rights” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares, (b) the Private Placement Shares, (c) the Private Placement Rights (including any Common Stock issued or issuable upon the exercise of any such Private Placement Rights), (d) any other issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security, units comprising Common Stock and warrants, and warrants) of the Company held by the Sponsor as of the date of this Agreement, (e) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to [$1,500,000] made to the Company by a Holder, (f) any shares of Common Stock issued or issuable upon conversion of Nocturne’s related party promissory notes and advances, (g) any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security, units comprising Common Stock and warrants, and warrants) and (h) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (g) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration and without limitations, including restrictions on volume, manner of sale or other limitations or restrictions

Annex G-3

pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Security.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Annex G-4

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II.
REGISTRATIONS

2.1. Shelf Registration.

2.1.1. Initial Registration. The Company shall, as soon as practicable, but in no event later than fifteen (15) Business Days after the Closing Date, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) Business Day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2. Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3, or any similar short-form registration.

2.1.3. Requests for Underwritten Shelf Takedowns. At any time and from time to time following the effectiveness of the shelf registration statement required by subsections 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) reasonably expect aggregate gross proceeds in excess of [$75,000,000] from such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be

Annex G-5

sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) Business Days after receipt of any Shelf Takedown Notice (or twenty-four (24) hours thereafter in connection with an underwritten Block Trade), the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company, subject to the prior approval of the initiating Holders (such approval not to be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 2.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. No Holder may demand more than two (2) Shelf Underwritten Offerings in any twelve (12) month period.

2.1.4. Holder Information Required for Participation in Shelf Registration. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2. Demand Registration.

2.2.1. Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering Registrable Securities, (a) the Sponsor or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within three (3) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, which to be deemed timely hereunder shall include all information reasonably requested by the Company from such Requesting Holder(s) with respect to such Registration, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its reasonable best efforts to effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Sponsor under this subsection 2.2.1 with respect to any or all Registrable Securities held by the Sponsor and its Permitted Transferees and (y) more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the New Holders with respect to any or all Registrable Securities held by such New Holders and its Permitted Transferees; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Form S-1 or any similar long form Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Form S-1 Registration Statement have been sold or have ceased to be Registrable Securities, in accordance with Section 3.1 of this Agreement.

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2.2.2. Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement in all material respects with respect thereto; provided, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other Governmental Entity, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3. Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4. Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.5. Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any) pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the Commission with

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respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) Business Days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form S-3 Shelf, that is then available for such offering, (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5 and (iii) any such withdrawn Demand Registration shall constitute a completed Demand Registration for purposes of determining the number of Demand Registrations that may be requested by the Holders pursuant to subsection 2.2.1.

2.3. Piggyback Registration.

2.3.1. Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), other than a Registration Statement (i) filed pursuant to Section 2.2, (ii) filed in connection with any employee stock option or other benefit plan, (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company (v) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than three (3) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”); provided, that each Holder of Registrable Securities agrees that the fact that such a notice has been delivered shall constitute confidential information; provided further, that the exercise of any piggy-back rights with respect to any block trade should be done no later than twenty four (24) hours following receipt of any written notice regarding such Block Trade. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2. Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)     If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities and (C) third, to the extent that the Maximum Number of Securities has not been reached

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under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)    If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least two (2) Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4. Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement, then the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period (the “Aggregate Blocking Period”).

2.5. Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6. Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II, is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the

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Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least three (3) Business Days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall be allocated between the Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder.

ARTICLE III.
COMPANY PROCEDURES

3.1. General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1. prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

3.1.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4. prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement

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(in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5. cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6. provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7. advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8. at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9. notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10. permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11. obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

3.1.12. on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13. in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

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3.1.15. in the event of an Underwritten offering in which the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of [$50,000,000], use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2. Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Registrations. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in a Registration Statement, the Company may exclude such Holder’s Registrable Securities from such Registration Statement or related Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting, sales, placement or distribution arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements.

3.4. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s reasonable control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12) month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall notify the Holders within one (1) Business Day of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares

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of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV.
INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1. The Company agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by Law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from or based upon any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
Annex G-13

4.1.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made (or not made by, in the case of an omission) by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V.
MISCELLANEOUS

5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Cognos Therapeutics Holdings, Inc., [        ], Attention: General Counsel, Email: [        ], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2. Assignment; No Third-Party Beneficiaries.

5.2.1. This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

Annex G-14

5.2.2. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4. Governing Law; Venue; Waiver of Trial by Jury. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6. Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. The parties hereby terminate the Existing Registration Rights Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Annex G-15

5.7. Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder no longer holds any Registrable Securities. The provisions of Section 2.5 and Article V shall survive any termination.

5.8. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[SIGNATURE PAGES FOLLOW]

Annex G-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
COGNOS THERAPEUTICS HOLDINGS, INC.,
a Delaware corporation
By:	/s/ [ ]
	Name:	[ ]
	Title:	[ ]
THE SPONSOR:
NOCTURNE SPONSOR, LLC,
a Delaware limited liability company
By:	/s/ [ ]
	Name:	[ ]
	Title:	[ ]

[Signature Page to Investor Rights Agreement]

Annex G-17

NEW HOLDERS:
Yehoshua Josh Shachar & Dorit Lombroso Shachar as Co-Trustees of the Shachar Living Trust DTD 08/18/2017
By:	/s/ Yehoshua Josh Shachar
	Name:	Yehoshua Josh Shachar
	Title:	Trustee
By:	/s/ Dorit Lombroso Shachar
	Name:	Dorit Lombroso Shachar
	Title:	Trustee
Frank Adell
By:	/s/ Frank Adell
	Name:	Frank Adell
Pharmaco-Kinesis Corporation
By:	/s/ [ ]
	Name:	[ ]
Thomas C. Chen
By:	/s/ Thomas C. Chen
	Name:	Thomas C. Chen
The Kornberg-Lorch Living Trust
By:	/s/ [ ]
	Name:	[ ]
	Title:	Trustee
Eli Gang
By:	/s/ Eli Gang
	Name:	Eli Gang
Nicola G. Lerner as Trustee of the Lerner Family Trust
By:	/s/ Nicola G. Lerner
	Name:	Nicola G. Lerner
	Title:	Trustee

[Signature Page to Investor Rights Agreement]

Annex G-18

Annex H

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Nocturne Acquisition Corporation (ROC #367466) (the “Company”)

TAKE NOTICE that by minutes of an extraordinary general meeting of the Company held 3 April 2023, the following special resolutions were passed:

4            Extension Amendment Proposal

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 48.7 and Article 48.8 in their entirety and the insertion of the following language in their place:

“48.7     Notwithstanding anything to the contrary in the Articles or in the prospectus relating to the IPO, in the event that the Company does not consummate a Business Combination by October 5, 2023; provided that, in the event that the Company has not consummated a Business Combination by October 5, 2023, the Directors may, without approval of the Members, extend the term of the Company up to three (3) times (with each such extension being upon five (5) days’ advance notice in writing), each by one additional month (for a total of up to three additional months) until January 5, 2024 (the “Outside Date”), the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

www.verify.gov.ky File#: 367466	Filed: 11-Apr-2023 11:04 EST Auth Code: J53583000908

Annex H-1

48.8       Notwithstanding anything to the contrary in the Articles or in the prospectus relating to the IPO, in the event that any amendment is made to the Articles subsequent to April 3, 2023:

(a)         to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination by the Outside Date; or

(b)         with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

Alec Pultr
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited
Dated this 11th day of April 2023.

www.verify.gov.ky File#: 367466	Filed: 11-Apr-2023 11:04 EST Auth Code: J53583000908

Annex H-2

Registrar of Companies
Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Nocturne Acquisition Corporation (ROC # 367466) (the “Company”)

TAKE NOTICE that by minutes of the extraordinary general meeting of the Company dated 4 October 2022, the following special resolution was passed:

Extension Amendment Proposal

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 48.7 and Article 48.8 in their entirety and the insertion of the following language in their place:

“48.7   Notwithstanding anything to the contrary in the Articles or in the prospectus relating to the IPO, in the event that the Company does not consummate a Business Combination by the latest of (1) April 5, 2023, and (2) such later time as the Members may approve in accordance with the Articles (such latest date, the “Outside Date”), the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

48.8       Notwithstanding anything to the contrary in the Articles or in the prospectus relating to the IPO, in the event that any amendment is made to the Articles subsequent to October 5, 2022:

(a)         to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination by the Outside Date; or

www.verify.gov.ky File#: 367466	Filed: 05-Oct-2022 14:04 EST Auth Code: A18952920983

Annex H-3

(b)         with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

Mysti Bush
Senior Corporate Administrator
for and on behalf of
Maples Corporate Services Limited
Dated this 5th day of October 2022

www.verify.gov.ky File#: 367466	Filed: 05-Oct-2022 14:04 EST Auth Code: A18952920983

Annex H-4

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Nocturne Acquisition Corporation (ROC #367466) (the “Company”)

TAKE NOTICE that by written resolution of the sole shareholder of the Company dated 30 March 2021 and effective on 30 March 2021, the following special resolution was passed:

1    Adoption of Amended and Restated Memorandum and Articles of Association

It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Ella Ebanks
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited
Dated this 31st day of March 2021

www.verify.gov.ky File#: 367466	Filed: 31-Mar-2021 12:17 EST Auth Code: C89574831177

Annex H-5

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

NOCTURNE ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 30 MARCH 2021 AND
EFFECTIVE ON 30 MARCH 2021)

www.verify.gov.ky File#: 367466	Filed: 31-Mar-2021 12:17 EST Auth Code: C89574831177

Annex H-6

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
NOCTURNE ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 30 MARCH 2021 AND
EFFECTIVE ON 30 MARCH 2021)

1            The name of the Company is Nocturne Acquisition Corporation

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$50,500 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

www.verify.gov.ky File#: 367466	Filed: 31-Mar-2021 12:17 EST Auth Code: C89574831177

Annex H-7

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
NOCTURNE ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 30 MARCH 2021 AND
EFFECTIVE ON 30 MARCH 2021)

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

www.verify.gov.ky File#: 367466	Filed: 31-Mar-2021 12:17 EST Auth Code: C89574831177

Annex H-8

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.

www.verify.gov.ky File#: 367466	Filed: 31-Mar-2021 12:17 EST Auth Code: C89574831177

Annex H-9

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	Means an Ordinary Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Nocturne Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

www.verify.gov.ky File#: 367466	Filed: 31-Mar-2021 12:17 EST Auth Code: C89574831177

Annex H-10

“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

www.verify.gov.ky File#: 367466	Filed: 31-Mar-2021 12:17 EST Auth Code: C89574831177

Annex H-11

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 90th day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by

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advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

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7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)         Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)         Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and1

(c)         Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

____________

1        Onshore counsel to confirm.

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8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid- up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

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14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

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15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

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(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3       Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

18          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19          General Meetings

19.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3       The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

19.4       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been

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changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

20          Notice of General Meetings

20.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

20.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21          Proceedings at General Meetings

21.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

21.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

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21.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11     A resolution put to the vote of the meeting shall be decided on a poll.

21.12     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

22          Votes of Members

22.1       Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

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22.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23          Proxies

23.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

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23.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24          Corporate Members

24.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

25          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26          Directors

26.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26.2       thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

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27          Powers of Directors

27.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28          Appointment and Removal of Directors

28.1       The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)         the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

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30          Proceedings of Directors

30.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

30.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

30.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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31          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32          Directors’ Interests

32.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

32.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

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34          Delegation of Directors’ Powers

34.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3       The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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34.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36          Remuneration of Directors

36.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37          Seal

37.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38          Dividends, Distributions and Reserve

38.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors

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resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

38.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8       No Dividend or other distribution shall bear interest against the Company.

38.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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39          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40          Books of Account

40.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41          Audit

41.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

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41.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

41.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

41.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

41.8       Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

41.9       The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

41.10     At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

42          Notices

42.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

42.2       Where a notice is sent by:

(a)         courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

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(b)         post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)         cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)         e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)         placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

42.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43          Winding Up

43.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

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43.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44          Indemnity and Insurance

44.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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47          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

48          Business Combination

48.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

48.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)         submit such Business Combination to its Members for approval; or

(b)         provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 either immediately prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

48.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

48.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

48.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the

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purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

48.6       A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

48.7       In the event that the Company does not consummate a Business Combination within 12 months from the consummation of the IPO (or up to 18 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

48.8       In the event that any amendment is made to the Articles:

(a)         to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 12 months from the consummation of the IPO (or up to 18 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or

(b)         with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including

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interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

48.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

48.10     After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)         receive funds from the Trust Account; or

(b)         vote as a class with Public Shares on a Business Combination.

48.11     The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)         any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)         any Director or Officer and any Affiliate of such Director or Officer.

48.12     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

48.13     As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

48.14     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that commonly renders fairness opinions on the type of target business the Company is seeking to acquire or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

49          Business Opportunities

49.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the

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Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

49.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

49.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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